As filed with the Securities and Exchange Commission on December 22, 2023
Registration No. 333-274701

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-4
AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pegasus TopCo B.V.
(Exact name of registrant as specified in its charter)
The Netherlands (State or other jurisdiction of incorporation or organization)	3590 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)
Robert-Bosch-Str. 32-36,
72250
Freudenstadt, Germany
Tel: +49 7441 538 0
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: 1 (800) 221-0102
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
George Hacket Clifford Chance PmbB Junghofstraße 14 60311 Frankfurt am Main Germany Tel: +49 69 7199 3103	Axel Wittmann Clifford Chance PmbB Junghofstraße 14 60311 Frankfurt am Main Germany Tel: +49 69 7199 1528	Stephan Aubel Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater Taunusanlage 11 60329 Frankfurt am Main Germany Tel: +49 69 95514 352	Per Chilstrom Fenwick & West LLP 902 Broadway 18th Floor New York NY 10010-6035 United States Tel: +1 212 430 2669
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 22, 2023
LETTER TO SHAREHOLDERS OF
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
660 Steamboat Road, Greenwich, CT 06830
Dear Shareholders of Pegasus Digital Mobility Acquisition Corp.:
You are cordially invited to attend an Extraordinary General Meeting (“Extraordinary General Meeting”) of PEGASUS DIGITAL MOBILITY ACQUISITION CORP., a Cayman Islands exempted company (“Pegasus”), which will be held on   , 2024 at 9:00 a.m. Eastern time at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany, and virtually over the internet via live audio webcast at https://                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You will be permitted to attend the Extraordinary General Meeting in person at the offices of Clifford Chance PmbB only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting as further instructed in the accompanying proxy statement/prospectus.
Your vote is very important. Whether you plan to attend the Extraordinary General Meeting or not, please grant your proxy as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented and voted at the Extraordinary General Meeting. If you are a shareholder of record, please complete, sign, date and return your proxy card as soon as possible and to be received by our proxy agent, Morrow Sodali LLC (the “Proxy Agent”) by no later than 48 hours before the time appointed for the Extraordinary General Meeting to commence, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. Submitting a proxy now will not prevent you from being able to attend and cast your vote at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend the Extraordinary General Meeting you must timely obtain a legal proxy from your brokerage firm, bank or other nominee and follow the instructions detailed in the accompanying proxy statement/prospectus.
The accompanying proxy statement describes the business Pegasus will conduct at the Extraordinary General Meeting and provides information about Pegasus, TopCo and Schmid and the Business Combination (each as defined below) that you should consider when you vote your shares.
On May 31, 2023, Pegasus, Gebr. Schmid GmbH, a German limited liability company (“Schmid”), Pegasus TopCo B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SCHMID Group N.V. prior to closing of the Business Combination) (“TopCo”), and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”) entered into a Business Combination Agreement (as amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 and as it may be further amended from time to time, the “Business Combination Agreement”), pursuant to which certain transactions will occur, and in connection therewith, TopCo will become the ultimate parent company of Schmid and Pegasus, the surviving entity in a merger with Merger Sub, and the securityholders of Pegasus and Schmid will become securityholders of TopCo.
As set forth in the accompanying proxy statement/prospectus, at the Extraordinary General Meeting, Pegasus shareholders will be asked to consider and vote upon the following proposals (together, the “Transaction Proposals”):

1.
Proposal No. 1 — The Business Combination Proposal — A proposal, by an ordinary resolution to adopt and approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement) and the transactions contemplated thereby, including the Business Combination;

2.
Proposal No. 2 — Merger Proposal — A proposal, by a special resolution, to authorize and approve the Plan of Merger made in accordance with Part XVI of the Companies Act (As Revised)

of the Cayman Islands (the “Plan of Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, pursuant to which Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Merger”); and
3.
Proposal No. 3 — The Adjournment Proposal — A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Class A ordinary shares, par value US$0.0001 each, of Pegasus (the “Pegasus Class A Ordinary Shares”) have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding public warrant of Pegasus to purchase a Pegasus Class A Ordinary Share (“Pegasus Public Warrants”) and each outstanding private warrant of Pegasus to purchase a Pegasus Class A Ordinary Share (“Pegasus Private Placement Warrants”) will, by its terms, convert into a warrant of TopCo (“TopCo Public Warrants” and “TopCo Private Placement Warrants”, respectively) to purchase one ordinary share A, nominal value EUR 0.01 per share of TopCo (“TopCo Ordinary Share”), on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pegasus and TopCo entered into a letter agreement (the “Sponsor Agreement”) with Pegasus Digital Mobility Sponsor LLC (the “Sponsor”) and Schmid, pursuant to which the Sponsor has agreed (a) to vote all of its Pegasus Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 each (“Pegasus Class B Ordinary Shares” and collectively with the Pegasus Class A Ordinary Shares, the “Pegasus Ordinary Shares”) in favor of all of the Transaction Proposals and to take all actions reasonably necessary to cause the closing of the Business Combination, including execution of the shareholder approval, (b) be bound by certain transfer restrictions with respect to their Pegasus Ordinary Shares prior to Closing, and (c) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to the Business Combination Agreement, in each case on the terms and subject to the conditions set forth therein.
The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on three scenarios, (i) no additional redemptions by holders of Pegasus Class A Ordinary Shares (“Pegasus Public Shareholders”) (subsequent to the redemptions on April 19, 2023 and July 26, 2023 and December 7, 2023), (ii) assuming redemptions of not more than is required to reach the minimum cash condition in the Business Combination Agreement of $35,000,000 (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately $35,000,000 in the Trust Account as of June 30, 2023, under the assumption that no PIPE agreements are concluded which would lower the requirement of proceeds from the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement) and (iii) assuming the minimum cash condition is waived by the parties to the Business Combination Agreement, a further 1,705,691 Pegasus Class A Ordinary Shares are redeemed so that TopCo shall have at least $5,000,001 of net tangible assets. The tables further assumes the following: (i) 2,812,500 Pegasus Class B Ordinary Shares are not used for incentives to PIPE investors and/or non-redemption agreements and are cancelled, (ii) there are no Dissenting Pegasus Shareholders, (iii) no PIPE investments or other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Ordinary Shares, and (iv) that none of the Pegasus Private Placement Warrants or the Pegasus Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination.
The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemption		Assuming Interim Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus Public Shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Founder	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
thereof Directors & Officers	462,500	0.7%	462,500	0.7%	462,500	0.7%
thereof Sponsor	975,000	1.5%	975,000	1.5%	975,000	1.6%
thereof IPO anchor investors	1,375,000	2.1%	1,375,000	2.1%	1,375,000	2.2%
Shares(1) Outstanding Excluding Warrants	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios if all public and private warrants were exercised:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	67.3%	58,172,970	68.2%	58,172,970	69.6%
Pegasus Public Shareholders	4,500,017	5.2%	3,274,014	3.8%	1,568,053	1.9%
Founder	2,812,500	3.3%	2,812,500	3.3%	2,812,500	3.3%
Public Warrants	11,250,000	13.0%	11,250,000	13.2%	11,250,000	13.5%
Private Warrants	9,750,000	11.3%	9,750,000	11.4%	9,750,000	11.7%
Total Shares(1)	86,485,487	100%	85,259,484	100%	83,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result. Assumes all warrants are exercised.

The following table shows the dilutive effect and the effect on the per share value of Pegasus Class A Ordinary Shares held by non-redeeming Pegasus Public Shareholders under a range of redemption scenarios and based on the exercise of the warrants:

	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share	Total shares	Value per share
All shares (no warrants exercised)	65,485,487	$11.10(1)	64,259,484	$11.10(2)	62,553,523	$11.10(3)
Assuming all Public Warrants exercised	75,235,487	$9.66	74,009,484	$9.64	72,303,523	$9.60
Assuming all Public and Private Warrants exercised	86,485,487	$8.40	85,259,484	$8.37	83,553,523	$8.31

(1)
Based on an implied post-transaction equity value of $726.8 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(2)
Based on an implied post-transaction equity value of $713.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(3)
Based on an implied post-transaction equity value of $694.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

In addition to the Business Combination Proposal and the Merger Proposal Pegasus shareholders are being asked to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. The Adjournment Proposal will only be presented to Pegasus shareholders (i) in order to solicit additional proxies from Pegasus shareholders in favor of the Business Combination Proposal or the Merger Proposal, (ii) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Pegasus has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Pegasus shareholders prior to the Extraordinary General Meeting, or (iii) if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. Each of these proposals is more fully described in this proxy statement/ prospectus, which each shareholder is encouraged to read carefully.
The Pegasus Class A Ordinary Shares, Pegasus Public Units and Pegasus Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “PGSS,” “PGSS.U” and “PGSS.WS,” respectively. Upon the closing of the Business Combination, the Pegasus securities will be delisted from NYSE. TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Public Warrants on NYSE upon the closing of the Business Combination. We cannot assure you that the TopCo Ordinary Shares or TopCo Public Warrants will be approved for listing on NYSE.
TopCo is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in TopCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 46 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in TopCo’s securities.
TopCo is a “foreign private issuer” and a “controlled company” within the meaning of the rules of the NYSE on which we intend to list our common shares and, as a result, expect to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
Following the consummation of this offering, Anette Schmid and Christian Schmid will continue to control a majority of the voting power of our outstanding common shares. As a result, TopCo will be a “controlled company” within the meaning of the corporate governance standards of the stock exchange on which we intend to list our common shares. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For more information, please see the section entitled “Risk Factors — Being a Public Company listed on a U.S. Stock Exchange.”
With respect to Pegasus and the holders of the Pegasus Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

•
proxy statement for the Extraordinary General Meeting of Pegasus shareholders being held on           , 2024, where Pegasus shareholders will vote on, among other things, proposals to adopt, approve and authorize each of the Business Combination Agreement and the Plan of Merger, and the transactions contemplated thereby; and

•
prospectus for the TopCo Ordinary Shares and TopCo Public Warrants that Pegasus shareholders, Schmid shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the Pegasus second amended and restated memorandum and articles of association adopted by special resolution passed on April 19, 2023 and effective on April 19, 2023 (as further amended and/or restated from time to time) (the “Pegasus Memorandum and Articles of Association”), Pegasus is providing Pegasus Public Shareholders with the opportunity to redeem, upon the closing of the Business Combination, Pegasus Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount then on deposit (as of two business days prior to the closing of the Business Combination) in the trust account established by Pegasus containing the proceeds of Pegasus’s initial public offering (the “Pegasus IPO”) and from certain private placements occurring simultaneously with the Pegasus IPO for the benefit of Pegasus Public Shareholders (the “Trust Account”) (the “Pegasus Shareholder Redemption”). The per-share amount Pegasus will distribute to Pegasus Public Shareholders who properly redeem their Pegasus Class A Ordinary Shares will not be reduced by the aggregate deferred underwriting commission that Pegasus will pay to the underwriters of the Pegasus IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $      as of   , 2024, the estimated per Pegasus Class A Ordinary Share redemption price would have been approximately $      . The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Pegasus Public Shareholders may elect to redeem their Pegasus Class A Ordinary Shares even if they vote for the Business Combination Proposal. Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Schmid’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Pegasus Shareholder Redemption) including any cash proceeds from any PIPE investments being at least $35,000,000 (the “Aggregate TopCo Transaction Proceeds Condition”). Note that the consummation of the Business Combination is not subject to the negotiation and conclusion of any PIPE investments, but that the $35,000,000 minimum cash condition can also be satisfied by sufficient cash remaining in the Trust Account (after giving effect to the Pegasus Shareholder Redemption). The combined effects of any proceeds of concluded PIPE investments counting toward the $35,000,000 minimum cash condition, as well as the potential for non-redemption agreements to be achieved with shareholders decreases the risk of the closing condition not being achieved. Regardless, the Business Combination may still not be consummated if the closing conditions are not met, which include TopCo having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the transaction, TopCo having received at least $35 million in cash proceeds from the Trust Account and any PIPE investors (unless this minimum cash condition is waived by the parties to the Business Combination Agreement), and TopCo’s initial listing application with the New York Stock Exchange being approved. For more information, please see the section entitled “Risk Factors — Risks Relating to the Redemption and Closing Conditions.”
The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the Business Combination) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding Pegasus Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of the Pegasus Public Shareholders exercise their redemption rights with respect to their Pegasus Class A Ordinary Shares, (ii) none of Pegasus’s shareholders exercise dissenters rights with respect to the Merger and (iii) Schmid shareholders represent 100% of the issued and outstanding shares of Schmid. For more information about the factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.”
The Sponsor and the directors and officers of Pegasus have agreed, for no additional consideration, to waive their redemption rights with respect to any Pegasus Class B Ordinary Shares held by them in connection with the consummation of the Business Combination (the “Founder Shares”), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and the directors and officers of Pegasus have agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. The Founder Shares are subject to transfer restrictions. The Pegasus Memorandum and Articles of Association includes a conversion adjustment which provides that the Pegasus Class B Ordinary Shares will automatically convert at the time of the Business Combination into a number of Pegasus Class A Ordinary Shares, at a conversion rate that entitles the holders of such Pegasus Class B Ordinary Shares to continue to own, in the aggregate, 20% of the issued and outstanding Pegasus Ordinary Shares. However, the Sponsor and the directors and officers of Pegasus have agreed to waive such conversion adjustment pursuant to the Sponsor Agreement. Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the accompanying proxy statement/prospectus for assumptions relating to this calculation.
Pegasus is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination, the Merger and other related business to be considered by the Pegasus shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all Pegasus shareholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of TopCo, Pegasus and Schmid carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 46 of the accompanying proxy statement/prospectus.
After careful consideration, the Pegasus Board has approved the Business Combination Agreement, the Business Combination and the Merger, and recommends that Pegasus shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” all other proposals presented to Pegasus shareholders in the accompanying proxy statement/ prospectus. When you consider the Pegasus Board’s recommendation of these proposals, you should keep in mind that certain Pegasus directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.
Approval of the Merger Proposal requires a special resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Approval of the Business Combination Proposal, and the Adjournment Proposal each require an ordinary resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present.
The transactions contemplated by the Business Combination Agreement, including the Merger, will be consummated only if both the Business Combination Proposal and the Merger Proposal are approved at the Extraordinary General Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be voted at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
IF YOU ARE A PEGASUS PUBLIC SHAREHOLDER AND WISH TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PEGASUS REDEEM YOUR SHARES

FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF YOU HOLD THROUGH A NOMINEE, YOU WILL BE REQUIRED TO IDENTIFY YOURSELF.
On behalf of the Pegasus Board, I would like to thank you for your support of Pegasus and look forward to a successful completion of the Business Combination.
Sincerely,
, 2024	Prof. Dr. Sir Ralf Speth Chief Executive Officer and Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated        , 2024, and is expected to be first mailed or otherwise delivered to Pegasus shareholders on or about        , 2024.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by TopCo, Pegasus or Schmid. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of TopCo, Pegasus or Schmid since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
TO BE HELD                  , 2024
Dear Shareholders of Pegasus Digital Mobility Acquisition Corp.:
NOTICE IS HEREBY GIVEN of an extraordinary general meeting (the “Extraordinary General Meeting”) of PEGASUS DIGITAL MOBILITY ACQUISITION CORP., a Cayman Islands exempted company (“Pegasus”), which will be held on                  , 2024 at           , Eastern time at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at https://                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting https://             and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. Such virtual attendance will be treated as presence in person at the Extraordinary General Meeting.
At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

1.
Proposal No. 1 — The Business Combination Proposal — A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement dated as of May 31, 2023 (as amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 (the “First Amendment to Business Combination Agreement”) and as it may be further amended from time to time, the “Business Combination Agreement,”), by and among Pegasus, Gebr. Schmid GmbH, a German limited liability company (“Schmid”), Pegasus Topco B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SCHMID Group N.V. prior to closing of the Business Combination) (“TopCo”), and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”) pursuant to which several transactions will occur, and in connection therewith, TopCo will become the ultimate parent company of Schmid and Pegasus, and the securityholders of Pegasus and Schmid will become securityholders of TopCo, and the consummation of the transactions contemplated thereby (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement). The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement dated as of May 31, 2023 (as amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023, and as it may be further amended from time to time, the “Business Combination Agreement”) by and among Pegasus Digital Mobility Acquisition Corp. (“Pegasus”), Gebr. Schmid GmbH, a German limited liability company (“Schmid”), Pegasus Topco B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SCHMID Group N.V. prior to closing of the Business Combination) (“TopCo”), and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”) pursuant to which several transactions will occur, and in connection therewith, TopCo will become the ultimate parent company of Schmid and Pegasus (the “Business Combination”), and the consummation of the transactions contemplated thereby each be confirmed, ratified, authorized and approved in all respects.”
2.
Proposal No. 2 — Merger Proposal — A proposal, by a special resolution, to authorize and approve the Plan of Merger made in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”), a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Merger”). The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:
“RESOLVED, as a special resolution, that:
(a)
the Plan of Merger, by and among, Pegasus, Merger Sub and TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of Merger”) pursuant to which Pegasus will merge with Merger Sub (the “Merger”) so that Pegasus will be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in Pegasus by virtue of such Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)
Pegasus be authorized to enter into the Plan of Merger;

(c)
the Plan of Merger be executed by any one director on behalf of Pegasus and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands;

(d)
as at the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of Pegasus as the surviving company will be in the form of the memorandum and articles of association of Pegasus in effect immediately before the Effective Time.”

3.
Proposal No. 3 — The Adjournment Proposal — A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Class A ordinary shares, par value US$0.0001 each, of Pegasus (the “Pegasus Class A Ordinary Shares”) have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets . In either such a case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting. The full text of the resolution to be voted on at the Extraordinary General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Class A ordinary shares, par value US$0.0001 each, of Pegasus (the “Pegasus Class A Ordinary Shares”) have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets, be approved.”
Only holders of record of Pegasus Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share, of Pegasus (“Pegasus Class B Ordinary Shares” and collectively with the Pegasus Class A Ordinary Shares, the “Pegasus Ordinary Shares”) at the close of business on            , 2024 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments thereof.
As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding warrant of Pegasus to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant of TopCo to purchase one ordinary share A, nominal value EUR 0.01 per share of TopCo (“TopCo Ordinary Share”), on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

In connection with their entry into the Business Combination Agreement, Pegasus and TopCo entered into a letter agreement (the “Sponsor Agreement”) with Pegasus Digital Mobility Sponsor LLC (the “Sponsor”), the directors and officers of Pegasus and Schmid, pursuant to which the Sponsor and the directors and officers of Pegasus have each agreed (a) to vote all of its Pegasus Ordinary Shares in favor of all of the Transaction Proposals, (b) be bound by certain transfer restrictions with respect to their Pegasus Ordinary Shares prior to Closing, and (c) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to the Business Combination agreement, on the terms and subject to the conditions set forth therein.
The above matters are more fully described elsewhere in this proxy statement/prospectus, which also includes a copy of the Business Combination Agreement as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement), and a copy of the Plan of Merger as Annex B. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of Topco, Pegasus and Schmid.
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of Pegasus Ordinary Shares registered in each shareholder’s name which are voted, with each Pegasus Ordinary Share carrying one vote. Approval of the Merger Proposal requires a special resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. The Pegasus Board recommends that you vote “FOR” each of these proposals.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the pre-addressed postage paid envelope provided and, in any event, so as to be received by our proxy agent, Morrow Sodali LLC (the “Proxy Agent”) no later than         Eastern Time, on            , 2024, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting), or authorize the individuals named on your proxy card to vote your shares by using the internet as described in the instructions included with your proxy card. Submitting a proxy now will NOT prevent you from being able to attend and vote at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend and cast your vote at the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their broker or bank for instructions regarding obtaining a legal proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Prof. Dr. Sir Ralf Speth
Chief Executive Officer and Chairman of the Board of Directors
                 , 2024
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
HOLDERS OF PEGASUS CLASS A ORDINARY SHARES (“PEGASUS PUBLIC SHAREHOLDERS”) HAVE THE RIGHT TO HAVE THEIR PEGASUS CLASS A ORDINARY SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PEGASUS PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST ANY PROPOSAL DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, OR TO VOTE ON ANY PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PEGASUS CLASS A ORDINARY SHARES REDEEMED FOR CASH.
THIS MEANS THAT ANY PEGASUS PUBLIC SHAREHOLDER HOLDING PEGASUS CLASS A ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.
TO EXERCISE REDEMPTION RIGHTS, PEGASUS PUBLIC SHAREHOLDERS MUST TENDER THEIR PEGASUS CLASS A ORDINARY SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PEGASUS’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. PEGASUS PUBLIC SHAREHOLDERS MAY TENDER THEIR SHARES BY EITHER DELIVERING THEIR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING THEIR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE PEGASUS PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF YOU HOLD THROUGH A NOMINEE, YOU WILL BE REQUIRED TO IDENTIFY YOURSELF. SEE “EXTRAORDINARY GENERAL MEETING OF PEGASUS SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by TopCo (File No. 333-274701), constitutes a prospectus of TopCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the TopCo securities to be issued to Pegasus shareholders and warrant holders and Schmid shareholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of Pegasus shareholders at which Pegasus shareholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and to adopt and approve the Plan of Merger and the Merger, , by the approval and adoption of the Business Combination Proposal and the Merger Proposal, respectively, and to adjourn the Extraordinary General Meeting, if necessary or appropriate, by approval of the Adjournment Proposal.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
•
“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•
“€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.
IMPORTANT INFORMATION ABOUT U.S. GAAP, IFRS AND NON-IFRS FINANCIAL MEASURES
Pegasus’s financial statements included in this proxy statement/ prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Schmid’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). This proxy statement/prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBITDA. Schmid presents non-IFRS measures because they are used by Schmid’s management in monitoring Schmid’s business and because Schmid believes that they and similar measures are frequently used by securities analysts, investors and others in evaluating companies in its industry. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Schmid’s combined financial results prepared in accordance with IFRS.
For additional information, see the section entitled “General Information — Presentation of Financial Information.”
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
The Schmid name, logos and other trademarks and service marks of Schmid appearing in this prospectus are the property of Schmid. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/ prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated May 31, 2023, by and among TopCo, Merger Sub, Pegasus and Schmid, as amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023, and as it may be further amended from time to time.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“CCPA” means the California Consumer Privacy Act of 2018.
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.
“Closing Commencement Date” means the date on which the first Closing step occurs, being no later than the 3rd business day following the satisfaction or waiver of the conditions to the Business Combination, in each case pursuant to and in accordance with the terms of the Business Combination Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“DCGC” means the Dutch Corporate Governance Code.
“Dissenting Pegasus Shareholders” means holders of Dissenting Pegasus Shares.
“Dissenting Pegasus Shares” means Pegasus Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by a Pegasus shareholder who has validly exercised their dissenters’ rights for such Pegasus Ordinary Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).
“Eligible Pegasus Share” means each Pegasus Ordinary Share (other than the Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) issued and outstanding as of immediately prior to the Merger Effective Time.
“Exchange” means the exchange of Schmid shares for TopCo Ordinary Shares.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Pegasus Share” means each Pegasus Ordinary Share that is issued and outstanding and held immediately prior to the Merger Effective Time by Pegasus as treasury shares.
“Extraordinary General Meeting” means the Extraordinary General Meeting of Pegasus which will be held on           , 2024 at 9:00am, Eastern time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
“FCPA” means the U.S. Foreign Corrupt Practices Act.
“Founder Shares” means the Pegasus Class B Ordinary Shares held by the Sponsor and the directors and officers of Pegasus.
“GDPR” means the European General Data Protection Regulation.
“IAS” means the International Accounting Standard.

“IASB” means the International Accounting Standards Board.
“IBR” means the incremental borrowing rate.
“IFRS” means the International Financial Reporting Standards as issued by the IASB.
“IPO” means initial public offering.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Merger” means the merger of Pegasus with Merger Sub, with Pegasus surviving such merger.
“Merger Documents” means all documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Islands Acts.
“Merger Effective Time” means the time the Merger becomes effective.
“Merger Sub” means Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo.
“NYSE” means the New York Stock Exchange.
“OEMs” means original equipment manufacturers.
“Participating Shareholders” means Anette Schmid, Christian Schmid as well as a community of heirs for which Anette Schmid and Christian Schmid are the sole beneficiaries.
“Pegasus” means Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company.
“Pegasus Board” means the board of directors of Pegasus.
“Pegasus Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pegasus.
“Pegasus Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Pegasus.
“Pegasus Initial Shareholders” means the Sponsor, Pegasus’s directors and officers and certain anchor investors in the Pegasus IPO.
“Pegasus IPO” means Pegasus’s initial public offering on the New York Stock Exchange.
“Pegasus Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Pegasus adopted by special resolution passed on April 19, 2023 and effective on April 19, 2023 and a further special resolution passed on December 7, 2023 and effective on December 7, 2023 (as further amended and/or restated from time to time).
“Pegasus Ordinary Shares” means, collectively, the Pegasus Class A Ordinary Shares and Pegasus Class B Ordinary Shares.
“Pegasus Private Placement Warrants” means the 9,750,000 warrants held by the Sponsor and certain directors and officers of Pegasus shareholders, purchased by such holders in the private placement that occurred concurrently with the closing of Pegasus’s IPO, including any Pegasus Ordinary Shares issued or issuable upon conversion or exchange of such warrants.
“Pegasus Public Shareholders” means the holders of Pegasus Class A Ordinary Shares issued as part of the Pegasus Public Units.
“Pegasus Public Units” means the units issued in the Pegasus IPO consisting of Pegasus Class A Ordinary Shares and Pegasus Public Warrants.
“Pegasus Public Warrants” means the 11,250,000 public warrants, each of which is a warrant to purchase one Pegasus Class A Ordinary Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Pegasus Shareholder Redemption Right” means the right of the holders of Pegasus Class A Ordinary Shares to redeem all or a portion of their Pegasus Class A Ordinary Shares under the Pegasus Memorandum and Articles of Association.
“Pegasus Warrants” means collectively the Pegasus Public Warrants and the Pegasus Private Placement Warrants.
“Plan of Merger” means the Plan of Merger by and among, Pegasus, Merger Sub and TopCo, a copy of which is attached to this proxy statement/prospectus as Annex B.
“Record Date” means       , 2024.
“Redeeming Pegasus Share” means each Pegasus Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised its Pegasus Shareholder Redemption Right in connection with the transactions contemplated by the Business Combination Agreement (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the Pegasus Memorandum and Articles of Association and applicable law).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Schmid” means Gebr. Schmid GmbH, together with its subsidiaries as the context may require.
“Sponsor” means Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated May 31, 2023, by and between the Sponsor, Pegasus, Schmid, TopCo and certain individual insiders named therein.
“TopCo” means Pegasus TopCo B.V., Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SCHMID Group N.V. upon consummation of the Business Combination).
“TopCo Board” means the board of directors of TopCo.
“TopCo Ordinary Shares” means the ordinary shares A, nominal value EUR 0.01 per share of TopCo.
“TopCo Private Placement Warrants” means the warrants issued to the holders of the Pegasus Private Placement Warrants.
“TopCo Public Warrants” means the warrants issued to the holders of the Pegasus Public Warrants.
“TopCo Warrants” means collectively the TopCo Public Warrants and the TopCo Private Placement Warrants.
“Trust Account” means the trust account established by Pegasus containing the proceeds of the Pegasus IPO and from certain private placements occurring simultaneously with the Pegasus IPO for the benefit of Pegasus Public Shareholders.
“Trustee” means Continental Stock Transfer & Trust Company.
“Warrant Agreement” means the Warrant Agreement, dated October 21, 2021, by and between Pegasus and Continental Stock Transfer & Trust Company, as warrant agent.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pegasus shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on                 , 2024 at 9:00am Eastern Time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at https://                 . The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting                 and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Pegasus shareholders are being asked to consider and vote upon: (i) a proposal to adopt the Business Combination Agreement and approve the transaction contemplated thereby, including the Business Combination and (ii) a proposal to adopt and approve the Plan of Merger and the Merger, among other proposals. Pegasus is holding the Extraordinary General Meeting to allow shareholders to consider and vote upon these proposals. Pegasus has entered into the Business Combination Agreement, providing for, among other things:

1.
the Merger; and

2.
the Exchange.

These transactions are collectively referred to as the Business Combination. You are being asked to vote on the Business Combination Proposal and the Merger Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement), and a copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.
This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.
Q:
When and where is the Extraordinary General Meeting?

A:
The Extraordinary General Meeting will be held on                 , 2024 at 9:00 am Eastern Time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at https://                 . The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting https://                 and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.

Q:
What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting?

A:
Pegasus shareholders are being asked to approve the following proposals:

1.
Proposal No. 1 — The Business Combination Proposal — A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and

Annex A-2 (First Amendment to Business Combination Agreement) and the transactions contemplated thereby, including the Business Combination;
2.
Proposal No. 2 — Merger Proposal — A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which Pegasus will merge with Merger Sub, with Pegasus as the surviving company in accordance with the relevant provisions of the Cayman Companies Act; and

3.
Proposal No. 3 — The Adjournment Proposal — A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Pegasus Class A Ordinary Shares have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

Q:
Are the proposals conditioned on one another?

A:
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal and the Merger Proposal do not receive the requisite vote for approval, then Pegasus will not consummate the Business Combination. Absent a further amendment to the Pegasus Memorandum and Articles of Association, if Pegasus does not consummate the Business Combination and fails to complete an initial business combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association), Pegasus will be required to dissolve and liquidate the Trust Account by returning the then remaining available funds in such Trust Account to its public shareholders.
Q:
Why is Pegasus proposing the Business Combination?

A:
Pegasus is a blank check company incorporated as a Cayman Islands exempted company on March 30, 2021, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Although Pegasus may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, Pegasus has focused on industrial technology section.

Based on its due diligence investigations of Schmid and the industry in which it operates, including the financial and other information provided by Schmid in the course of negotiations, Pegasus believes that Schmid has an attractive business model and growth potential and a business combination with Schmid would offer the chance for a partnership approach with management to further facilitate expansion and promote shareholder value. Please see the section entitled “The Business Combination —  The Pegasus Board’s Reasons for the Business Combination” for additional information.
Q:
Why is Pegasus providing shareholders with the opportunity to vote on the Business Combination?

A:
The approval of the Business Combination is required under the Pegasus Memorandum and Articles of Association, and the Merger requires the approval of Pegasus shareholders under Cayman Islands law. In addition, such approvals are also conditions to the closing of the Business Combination under the Business Combination Agreement. Additionally, under the Pegasus Memorandum and Articles of Association, Pegasus must provide all Pegasus Public Shareholders with the opportunity to have their Pegasus Class A Ordinary Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Pegasus has elected to provide Pegasus Public Shareholders with the opportunity to have their Pegasus Class A Ordinary Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Pegasus is seeking to obtain the approval of its shareholders of the Business Combination and the Merger and also allow Pegasus Public Shareholders to effectuate redemptions of their Pegasus Class A Ordinary Shares in connection with the closing of the Business Combination in accordance with the Pegasus Memorandum and Articles of Association.
Q:
What revenues and profits/losses has Schmid generated in the last two years?

A:
For the fiscal year ended December 31, 2022, Schmid had revenues of €95.1 million and a net income of €3.6 million, while for the fiscal year ended December 31, 2021, Schmid had revenues of €39.5 million and a net loss of €27.3 million. In the fiscal year ended December 31, 2022, Schmid generated Adjusted EBITDA of €19.9 million. At the end of fiscal year 2022, Schmid’s total assets were €180.2 million. For additional information, please see Schmid’s audited combined financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus.

Q:
What will happen in the Business Combination?

A:
Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, Pegasus and Schmid will effect a transaction that would replicate the economics of a merger of Pegasus and Schmid through a series of mergers and equity contributions and exchanges, which is collectively referred to as the Business Combination. To effect the Business Combination, among other things, the Merger will be effected and the Exchange will be effected. As a result of the Business Combination, TopCo will be the ultimate parent company of Schmid (following the Exchange) and Schmid’s direct and indirect subsidiaries, and the securityholders of Pegasus and Schmid will become securityholders of TopCo. Please see the section entitled “The Business Combination” for additional information.

TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Public Warrants on the NYSE upon the closing of the Business Combination. We cannot assure you that the TopCo Ordinary Shares or TopCo Public Warrants will be approved for listing on NYSE. In addition, TopCo will be a “foreign private issuer” and as a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the TopCo Ordinary Shares and TopCo Public Warrants. See “Risk Factors — As a foreign private issuer, we will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to our shareholders.”
Q:
How has the announcement of the Business Combination affected the trading price of Pegasus’s Class A Ordinary Shares?

A:
On May 30, 2023, the last trading date before the public announcement of the proposed Business Combination, the Pegasus Public Units, Pegasus Class A Ordinary Shares and Pegasus Public Warrants closed at $10.59, $10.60 and $0.07, respectively. On                 , 2024, the trading date immediately prior to the date of this proxy statement/prospectus, the Pegasus Public Units, Pegasus Class A Ordinary Shares and Pegasus Public Warrants closed at $      , $      and $      , respectively.

Q:
Following the Business Combination, will Pegasus’s securities continue to trade on a stock exchange?

A:
No. Pegasus anticipates that, following consummation of the Business Combination, the Pegasus Class A Ordinary Shares, Pegasus Public Units, and Pegasus Public Warrants will be delisted from NYSE and Pegasus will be deregistered under the Exchange Act. However, TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Public Warrants on NYSE upon the closing of the Business Combination.

Q:
Is the Business Combination the first step in a “going private” transaction?

A:
No. Pegasus does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Schmid to access the U.S. public markets.

Q:
Will the management of Schmid change in the Business Combination?

A:
Christian Schmid and Julia Natterer intend to continue to serve as TopCo’s executive officers upon consummation of the Business Combination.

Pursuant to the Business Combination Agreement, effective immediately upon closing, the TopCo Board will be comprised of seven directors, of which four members shall be independent directors, with each director serving an initial two-year term.
Upon the closing of the Business Combination, the TopCo Board is intended to comprise of at seven directors, consisting of the following:
•
(1) Christian Schmid; (2) Anette Schmid; (3) Sir Dr. Ralph Speth; (4) Dr. Stefan Berger; and up to three additional directors who will be designated jointly by Pegasus and Schmid prior to the closing of the Business Combination; and

•
The management team will consist solely of Schmid’s current management team immediately prior to the Closing, including individuals selected by Schmid that join its management team between the date hereof and the closing.

For an explanation of the roles and responsibilities of the TopCo Board, please see the section entitled “Management of TopCo After the Business Combination”.
Q:
What will Pegasus shareholders receive in the Business Combination?

A:
Upon consummation of the Merger, each issued and outstanding Pegasus Ordinary Share will be subject to the terms and conditions of the Business Combination Agreement and the Plan of Merger and will be ultimately converted into a TopCo Ordinary Share.

Q:
What will Pegasus warrant holders receive in the Business Combination?

A:
Without any action of any party or any other person (but without limiting the obligations of TopCo pursuant to the Business Combination Agreement), each Pegasus Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically cease to represent a right to acquire Pegasus Class A Ordinary Shares and shall automatically represent, immediately following the Merger Effective Time, a right to acquire TopCo Ordinary Shares on the same contractual terms and conditions as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement; provided, that each converted warrant: (a) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Pegasus Class A Ordinary Shares subject to each such Pegasus Public Warrant immediately prior to the Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Ordinary Share; and (c) shall expire on the five (5) year anniversary of the Closing Date.

Q:
What will Pegasus unit holders receive in the Business Combination?

A:
In connection with the consummation of the Business Combination, the Pegasus Public Units will automatically separate into their component parts and be treated accordingly.

Q:
What will Schmid shareholders receive in the Business Combination?

A:
Upon consummation of the Exchange, holders of Schmid ordinary shares will receive TopCo Ordinary Shares. See “Summary — Consideration to Schmid Shareholders in the Business Combination” for information on the consideration to be received by Schmid shareholders, including the assumptions on which this calculation is based.

Q:
What equity stake will the current shareholders of Pegasus and the current shareholders of Schmid hold in TopCo after the closing of the Business Combination?

The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on three scenarios, (i) no additional redemptions by Pegasus Public Shareholders (subsequent to the redemptions on April 19, 2023 and July 26, 2023 and December 7, 2023), (ii) assuming redemptions of not more than is required to reach the minimum cash condition in the Business Combination Agreement of $35,000,000 (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately $35,000,000 in the Trust Account as of June 30, 2023, under the assumption that no PIPE agreements are concluded which would lower the requirement of proceeds from the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement) and (iii) assuming the minimum cash condition is waived by the parties to the Business Combination Agreement, a further 1,705,961 Pegasus Class A Ordinary Shares are redeemed, so that TopCo shall have at least $5,000,001 of net tangible assets. The tables further assumes the following: (i) 2,812,500 Pegasus Class B Ordinary Shares are not used for incentives to PIPE investors and/or non-redemption agreements and are cancelled, (ii) there are no Dissenting Pegasus Shareholders, (iii) no PIPE investments or other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Ordinary Shares, and (iv) that none of the Pegasus Private Placement Warrants or the Pegasus Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination.
The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemption		Assuming Interim Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus Public Shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Founder	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
thereof Directors & Officers	462,500	0.7%	462,500	0.7%	462,500	0.7%
thereof Sponsor	975,000	1.5%	975,000	1.5%	975,000	1.6%
thereof IPO anchor investors	1,375,000	2.1%	1,375,000	2.1%	1,375,000	2.2%
Shares(1) Outstanding Excluding Warrants	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios if all public and private warrants were exercised:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	67.3%	58,172,970	68.2%	58,172,970	69.6%
Pegasus Public Shareholders	4,500,017	5.2%	3,274,014	3.8%	1,568,053	1.9%
Founder	2,812,500	3.3%	2,812,500	3.3%	2,812,500	3.3%
Public Warrants	11,250,000	13.0%	11,250,000	13.2%	11,250,000	13.5%
Private Warrants	9,750,000	11.3%	9,750,000	11.4%	9,750,000	11.7%
Total Shares(1)	86,485,487	100%	85,259,484	100%	83,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result. Assumes all warrants are exercised.

The following table shows the dilutive effect and the effect on the per share value of Pegasus Class A Ordinary Shares held by non-redeeming Pegasus Public Shareholders under a range of redemption scenarios and based on the exercise of the warrants:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share	Total shares	Value per share
All shares (no warrants exercised)	65,485,487	$11.10(1)	64,259,484	$11.10(2)	62,553,523	$11.10(3)
Assuming all Public Warrants exercised	75,235,487	$9.66	74,009,484	$9.64	72,303,523	$9.60
Assuming all Public and Private Warrants exercised	86,485,487	$8.40	85,259,484	$8.37	83,553,523	$8.31

(1)
Based on an implied post-transaction equity value of $726.8 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(2)
Based on an implied post-transaction equity value of $713.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(3)
Based on an implied post-transaction equity value of $694.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro forma Condensed Combined Financial Information.”
Q:
Are there any arrangements to help ensure that Pegasus will have sufficient funds to consummate the Business Combination?

A:
Pegasus has sufficient funds to consummate the Business Combination regardless of the levels of redemptions by Pegasus Public Shareholders. After the Business Combination, there are sufficient funds for TopCo to pay all transaction expenses. Any proceeds from the Business Combination not used to pay transaction expenses will be used for growth projects and general corporate purposes. Regardless, the Business Combination may still not be consummated if the closing conditions are not met, which include TopCo having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the transaction, TopCo having received at least $35 million in cash proceeds from the Trust Account and any PIPE investors (unless this minimum cash condition is waived by the parties to the Business Combination Agreement), and TopCo’s initial listing application with the New York Stock Exchange being approved.

Q:
Why is Pegasus proposing the Adjournment Proposal?

A:
Pegasus is proposing the Adjournment Proposal to allow the Pegasus Board to adjourn the Extraordinary General Meeting to a later date or dates, (A) in order to solicit additional proxies from Pegasus shareholders in favor of the Business Combination Proposal or the Merger Proposal, (B) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Pegasus has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Pegasus shareholders prior to the Extraordinary General Meeting, or (C) if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that

Pegasus would have less than $5,000,001 of net tangible assets. In either such case the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting. Please see the section entitled “Proposal No. 3 — The Adjournment Proposal” for additional information.
Q:
What happens if I sell my Pegasus Ordinary Shares before the Extraordinary General Meeting?

A:
The Record Date for the Extraordinary General Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your Pegasus Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your Pegasus Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. Further, you will not be entitled to receive any Merger Consideration following the Closing because only Pegasus shareholders on the Closing Date will be entitled to receive the Merger Consideration.

Q:
What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least a majority of Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. The approval of the Merger Proposal requires a special resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Accordingly, assuming a quorum is established, a Pegasus shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any Pegasus Class A Ordinary Shares purchased by them during or after the Pegasus IPO in favor of the Business Combination Proposal and the Merger Proposal.

Q:
What happens if the Business Combination Proposal or the Merger Proposal are not approved?

A:
Approval of the Business Combination Proposal and the Merger Proposal are a condition to the consummation of the Business Combination. If the Business Combination Proposal or the Merger Proposal are not approved, Pegasus will not be able to consummate the Business Combination. If Pegasus does not consummate a business combination by April 30, 2024, Pegasus will be required to dissolve and liquidate the Trust Account.

Q:
How many votes do I have at the Extraordinary General Meeting?

A:
Pegasus shareholders are entitled to one vote on each of the proposals at the Extraordinary General Meeting for each Pegasus Ordinary Share held of record as of the Record Date.

Q:
Who can vote at the Extraordinary General Meeting?

A:
Only holders of record of Pegasus Ordinary Shares at the close of business on           , 2024, being the Record Date, are entitled to have their vote counted at the Extraordinary General Meeting and any adjournment thereof. On the Record Date,           Pegasus Ordinary Shares were outstanding and entitled to vote.

Q:
What constitutes a quorum at the Extraordinary General Meeting?

A:
A quorum of Pegasus shareholders is necessary to hold a valid Extraordinary General Meeting. A quorum will be present at the Extraordinary General Meeting if one or more Pegasus shareholders holding a majority of the issued and outstanding Pegasus Ordinary Shares entitled to vote at the

Extraordinary General Meeting are represented in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the Record Date, the holders of           Pegasus Ordinary Shares would be required to achieve a quorum.
Q:
How will the Sponsor and Pegasus’s directors and officers vote?

A:
Pegasus has entered into agreements with the Sponsor and the directors and officers, pursuant to which the Sponsor and the directors and officers have agreed to vote any Pegasus Ordinary Shares owned by them in favor of a proposed initial Business Combination. As of the record date, the Sponsor owned           Pegasus Ordinary Shares that are entitled to vote at the Extraordinary General Meeting. As of the record date, the Pegasus’ directors and officers beneficially owned an aggregate of                 Pegasus Ordinary Shares that are entitled to vote at the Extraordinary General Meeting.

Q:
What interests do the Pegasus Initial Shareholders have in the Business Combination?

A:
The Pegasus Initial Shareholders have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal. These interests include:

•
the fact that the Sponsor and the directors and officers of Pegasus have agreed not to redeem any Pegasus Ordinary Shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor and Pegasus’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Pegasus Class B Ordinary Shares held by them if Pegasus fails to complete an initial business combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association);

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor paid an aggregate of $9,750,000 for its 9,750,000 Pegasus Private Placement Warrants to purchase Pegasus Class A Ordinary Shares and that such Pegasus Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024;

•
the fact that Pegasus has issued several promissory notes to the Sponsor which become repayable at the consummation of the Business Combination;

•
the right of the Sponsor to receive TopCo Ordinary Shares, subject to certain lock-up periods;

•
the expected cash retention payment to certain members of the Pegasus management team in connection with their agreement to remain available following the Closing for purpose of ensuring a smooth transition;

•
the anticipated designation by the Pegasus Initial Shareholders of Sir Dr. Ralph Speth and Stefan Berger as a non-executive director of TopCo following the Business Combination;

•
the continued indemnification of Pegasus’s existing directors and officers and the continuation of Pegasus’s directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Pegasus shareholders experience a negative rate of return in the post-Business Combination company;

•
the fact that Sponsor and Pegasus’s officers and directors will lose their entire investment in Pegasus and will not be reimbursed for any out-of-pocket expenses if an initial Business Combination is not consummated by April 30, 2024; and

•
the fact that if the Trust Account is liquidated, including in the event Pegasus is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pegasus to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pegasus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pegasus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Q:
Did the Pegasus Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. The Pegasus Board did obtain a third-party valuation or fairness opinion on May 30, 2023 in connection with its determination to approve the Business Combination Agreement from Marshall & Stevens attached as Annex J to this proxy statement/prospectus.

Accordingly, investors will not only be relying solely on the judgment of the Pegasus Board in valuing Schmid’s business and assuming the risk that the Pegasus Board may not have properly valued such business.
Q:
What happens if I vote against the Business Combination Proposal or the Merger Proposal?

A:
If you vote against the Business Combination Proposal or the Merger Proposal but the Business Combination Proposal and the Merger Proposal still obtain the affirmative vote of holders of at least the majority of Pegasus Ordinary Shares with respect to the Business Combination Proposal or two-thirds of Pegasus Ordinary Shares with respect to the Merger Proposal, that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present, then the Business Combination Proposal and the Merger Proposal will be approved, respectively, and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal or the Merger Proposal and the Business Combination Proposal or the Merger Proposal do not obtain the affirmative vote of holders of the majority of Pegasus Ordinary Shares with respect to the Business Combination Proposal or two-thirds of Pegasus Ordinary Shares with respect to the Merger Proposal, that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal and the Merger Proposal, respectively, will fail and Pegasus will not consummate the Business Combination. If Pegasus does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until April 30, 2024. If Pegasus fails to complete an initial business combination by April 30, 2024, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Pegasus Public Shareholders.
Q:
How do the Pegasus Public Warrants differ from the Pegasus Private Placement Warrants and what are the related risks for any holders of Pegasus Public Warrants following the Business Combination?

A:
The Pegasus Private Placement Warrants are identical to the Pegasus Public Warrants in all material respects, except that so long as the Pegasus Private Placement Warrants are held by the Sponsor or its permitted transferees and subject to certain limited exceptions, they will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Pegasus (except as described in the notes to Pegasus’s financial statements included elsewhere in this proxy statement/prospectus) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Pegasus Private Placement Warrants on a cashless basis. If the Pegasus Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Pegasus Private Placement Warrants will be redeemable by Pegasus in all redemption scenarios and exercisable by the holders on the same basis as the Pegasus Public Warrants.

As a result, following the Business Combination, TopCo may redeem your TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. TopCo will have the ability to redeem outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. TopCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the TopCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those TopCo Ordinary Shares is available throughout the 30-day redemption period. If and when the TopCo Public Warrants become redeemable by TopCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding TopCo Public Warrants could force you (i) to exercise your TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your TopCo Public Warrants at the then-current market price when you might otherwise wish to hold your TopCo Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your TopCo Public Warrants.
In addition, TopCo will have the ability to redeem the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. Recent trading prices for the Pegasus Class A Ordinary Shares have not exceeded the $18.00 per share threshold at which the Pegasus Public Warrants would become redeemable. In such a case, the holders will be able to exercise their TopCo Public Warrants prior to redemption for a number of TopCo Ordinary Shares determined based on the redemption date and the fair market value of the TopCo Ordinary Shares. Please see the notes to Pegasus’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the TopCo Public Warrants (1) may be less than the value the holders would have received if they had exercised their TopCo Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the TopCo Public Warrants.
In each case, TopCo may only call the TopCo Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their TopCo Public Warrants prior to the time of redemption and, at TopCo’s election, any such exercise may be required to be on a cashless basis.
Q:
Do I have redemption rights?

A:
Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus Public Shareholders may elect to have their Pegasus Class A Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Pegasus Memorandum and Articles of Association. As of                 , 2024, this would have amounted to approximately $      per share. If a Pegasus Public Shareholder exercises its redemption rights, then such holder will be exchanging its Pegasus Class A Ordinary Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for its Pegasus Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $      as of                 , 2024. The Business Combination Agreement provides that Schmid’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the redemption of Pegasus Class A Ordinary Shares) which together with any cash raised from PIPE investors for issuance of TopCo shares being at least $35,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Pegasus Public Shareholders who wish to redeem their Pegasus Class A Ordinary Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pegasus Shareholders — Redemption Rights” in order to properly redeem their Pegasus Class A Ordinary Shares.
Holders of Pegasus Public Warrants will not have redemption rights with respect to such warrants.
Q:
Can the Sponsor redeem its Founder Shares in connection with consummation of the Business Combination?

A:
No. The Sponsor has agreed, for no additional consideration, to waive its redemption rights with respect to its Founder Shares and any Pegasus Class A Ordinary Shares it may hold in connection with the consummation of the Business Combination.

Q:
What happens if a substantial number of the Pegasus Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Pegasus Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders of TopCo following closing of the Business Combination are reduced as a result of redemptions by Pegasus Public Shareholders.

If a Pegasus Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Pegasus Public Warrants that it may hold. Even if a substantial part of all of the Pegasus Class A Ordinary Shares held by Pegasus Public Shareholders were redeemed, the 11,250,000 outstanding Pegasus Public Warrants would remain outstanding despite such redemptions. If a substantial number of, but not all, Pegasus Public Shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional TopCo Ordinary Shares are issued.
In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.
Additionally, as a result of redemptions, the trading market for the TopCo Ordinary Shares may be less liquid than the market for the Pegasus Class A Ordinary Shares was prior to consummation of the Business Combination and TopCo may not be able to meet the listing standards for NYSE or another national securities exchange.
Q:
Is there a limit on the number of shares I may redeem?

A:
Pegasus has no specified maximum redemption threshold under the Pegasus Memorandum and Articles of Association, except that (i) a Pegasus Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Pegasus shares, will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Pegasus IPO, without the prior consent of Pegasus and (ii) in no event will Pegasus redeem Pegasus Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that Pegasus is not subject to the SEC’s “penny stock” rules, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination.

Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $      as of                 , 2024. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of any amounts redeemed) and the cash received from any PIPE investors against the issuance of TopCo shares being at least $35,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In addition, in no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.
Q:
Is there a limit on the total number of Pegasus public shares that may be redeemed?

A:
Yes. The Pegasus Memorandum and Articles of Association provide that Pegasus may not redeem its Pegasus Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Pegasus is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination. In this respect, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of any amounts redeemed) and the cash received from any PIPE investors against the issuance of TopCo shares being at least $35,000,000. The combined effects of any proceeds of concluded PIPE investments counting toward the $35,000,000 minimum cash condition, as well as the potential for non-redemption agreements to be achieved with shareholders decreases the risk of the closing condition not being achieved. Should it not be achieved and should the parties choose not to waive the condition however, the Business Combination would not be consummated. In addition, the Business Combination Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, TopCo may not have net tangible assets less than $5,000,001 at the Closing Commencement Date (after giving effect to the transactions contemplated by the Business Combination Agreement). The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If the Business Combination is not consummated, Pegasus will not redeem any Pegasus Class A Ordinary Shares and all Pegasus Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Pegasus instead may search for an alternate business combination.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Pegasus Class A Ordinary Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Merger Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement and the Plan of Merger can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NYSE.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) hold Pegasus Class A Ordinary Shares or, if you hold Pegasus Public Units, elect to separate the underlying Pegasus Class A Ordinary Shares and Pegasus Public Warrants prior to exercising your redemption rights with respect to the Pegasus Class A Ordinary Shares, and (ii) prior to 5:00 p.m. Eastern Time on                 , 2024 (two business days before the initial date of the Extraordinary General Meeting), (a) submit a request in writing that Pegasus redeem all or a portion of your Pegasus Class A Ordinary Shares for cash and identify yourself as a beneficial holder and provide your legal name, phone number and address to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following email address: spacredemptions@continentialstock.com and (b) deliver your Pegasus Class A Ordinary Shares to the

Transfer Agent, physically or electronically, through The Depository Trust Company. If you have questions regarding the certification of your position or delivery of your Pegasus Class A Ordinary Shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
You do not have to be a record date holder in order to exercise your redemption rights. Pegasus Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pegasus’s understanding that Pegasus shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Pegasus does not have any control over this process and it may take longer than two weeks. If you hold your Pegasus Class A Ordinary Shares in “street name”, you will have to coordinate with your bank, broker or other nominee to have the shares certificated or delivered electronically.
Holders of Pegasus Class A Ordinary Shares seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option, prior to 5:00 p.m. Eastern Time on                 , 2024 (two business days before the initial date of the Extraordinary General Meeting). The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.
Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination at the Extraordinary General Meeting. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.
If you hold Pegasus Public Units registered in your own name, you must deliver the certificate for such Pegasus Public Units to the Transfer Agent with written instructions to separate such Pegasus Public Units into Pegasus Class A Ordinary Shares and Pegasus Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights with respect to the Pegasus Class A Ordinary Shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your Pegasus Public Units, you must instruct such nominee to separate your Pegasus Public Units into Pegasus Class A Ordinary Shares and Pegasus Public Warrants. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Pegasus Public Units to be split and the nominee holding such Pegasus Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Pegasus Public Units and a deposit of an equal number of Pegasus Class A Ordinary Shares and Pegasus Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Pegasus Class A Ordinary Shares from the Pegasus Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Pegasus Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
If the Business Combination is not approved or completed for any reason, then holders of the Pegasus Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account and these shares will be returned to such holder or their account.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
Subject to the discussion below under “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the PFIC Rules to the Business Combination — Redemption of Pegasus Ordinary Shares,” the receipt of cash by a U.S. holder (as defined below under the caption “Certain Material U.S. Federal Income Tax Considerations”) of Pegasus Ordinary Shares in redemption of such shares will generally be a taxable transaction for U.S. federal income tax purposes. It is also possible that a redemption may be treated as a corporate distribution for U.S. federal income tax purposes depending on the number of Pegasus Ordinary Shares that the U.S. holder owns or is deemed to own. For a detailed discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the PFIC Rules to the Business Combination — Redemption of Pegasus Ordinary Shares.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
What are the material U.S. federal income tax consequences of the Business Combination to me?

A:
Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
If I hold Pegasus Warrants, what are the U.S. federal income tax consequences of my Pegasus Warrants converting into TopCo Warrants?

A:
Subject to the discussion below under “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the PFIC Rules to the Business Combination,” a U.S. holder (as defined below under the caption “Certain Material U.S. Federal Income Tax Considerations”) that owns only Pegasus Warrants but not Pegasus Ordinary Shares and whose Pegasus Warrants convert into TopCo Warrants generally should be treated as exchanging such Pegasus Warrants for “new” warrants. If so treated, that U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the TopCo Warrants held by it immediately following the Merger and the adjusted tax basis of the Pegasus Warrants held by it immediately prior to the Merger. A U.S. holder’s tax basis in TopCo Warrants received in the Merger generally will equal the fair market value of such TopCo Warrants immediately following the Merger. A U.S. holder’s holding period in such U.S. holder’s TopCo Warrants generally should begin on the day after the Merger.
If the deemed transfer of Pegasus Warrants also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of Pegasus Warrants generally should not recognize any gain or loss on any such deemed transfer of Pegasus Warrants, and such U.S. holder’s adjusted tax basis in the TopCo Warrants deemed received generally should be equal to the U.S. holder’s adjusted tax basis in its Pegasus Warrants deemed transferred. It is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code.
U.S. holders of Pegasus Warrants are urged to consult with their tax advisors regarding the treatment of their Pegasus Warrants in connection with the Merger.
For an additional discussion of the U.S. federal income tax treatment of Pegasus Warrants in connection with the Merger, including the treatment of a U.S. holder that owns Pegasus Ordinary Shares in addition to Pegasus Warrants, see the section entitled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders,” which qualifies the summary above in its entirety.
Q:
If I am a Pegasus warrant holder, can I exercise redemption rights with respect to my Pegasus Public Warrants?

A:
No. The holders of Pegasus Public Warrants have no redemption rights with respect to such warrants.

Q:
Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Pegasus Public Shareholders are still entitled to exercise the rights of redemption in respect to their Pegasus Class A Ordinary Shares as set out herein, and Pegasus’s Board of Directors has determined that the redemption proceeds payable to Pegasus Public Shareholders who exercise such redemption rights represent the fair value of those shares. See the section entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights Under the Cayman Companies Act” for additional information. Holders of Pegasus Public Units or Pegasus Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

Appraisal rights are not available to holders of Schmid shares in connection with the Business Combination.
Q:
Can I exercise redemption rights and dissenter rights under the Cayman Companies Act?

A:
No. Any holder of Pegasus Class A Ordinary Shares who elects to exercise appraisal rights under Section 238 of the Cayman Companies Act will lose their right to have their Pegasus Class A Ordinary Shares redeemed in accordance with the Pegasus Memorandum and Articles of Association. The certainty provided by the redemption process may be preferable for Pegasus Public Shareholders wishing to exchange their Pegasus Class A Ordinary Shares for cash. This is because such appraisal rights are likely to be lost and extinguished, including where Pegasus and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act, in which case any holder of Pegasus Class A Ordinary Shares who had sought to exercise appraisal rights would only be entitled to receive the Merger Consideration. See the section entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights Under the Cayman Companies Act” for additional information.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay Pegasus Public Shareholders who properly exercise their redemption rights; (ii) pay $2,441,250 in deferred underwriting commissions to certain of the underwriters of the Pegasus IPO (noting that Barclays Capital Inc. has waived its deferred underwriting commission); and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Pegasus and other parties to the Business Combination Agreement in connection with the Business Combination pursuant to the terms of the Business Combination Agreement. In total, we estimate fees and costs overall to be approximately $22 million, including the deferred underwriting fees. Any remaining funds as well as any cash generated from potential PIPE investors will be used by TopCo for growth investment and for general corporate purposes.

Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Business Combination Agreement, including the approval by Pegasus shareholders of the Business Combination Proposal and the Merger Proposal and the Aggregate TopCo Transaction Proceeds Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” Note that the Business Combination may not be consummated if the closing conditions are not met, which include TopCo having at least $5,000,001 of net tangible assets immediately after Closing, TopCo having received at least $35 million in cash proceeds from the Trust Account and any PIPE investors (unless this minimum cash condition is waived by the parties to the Business Combination Agreement), and TopCo’s initial listing application with the New York Stock Exchange being approved.

Q:
What happens if the Business Combination Agreement is terminated, or the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If Pegasus does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until April 30, 2024. If Pegasus fails to complete an initial business combination by April 30, 2024, then Pegasus will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Pegasus Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Pegasus Class A Ordinary Shares, which redemption will completely extinguish Pegasus Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pegasus’s remaining shareholders and the Pegasus Board, dissolve and liquidate, subject in each case to Pegasus’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Pegasus IPO. Please see the section entitled “Risk Factors — Risks Related to Pegasus” for additional information.
Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Pegasus Public Warrants and Pegasus Private Placement Warrants, which will expire worthless if Pegasus fails to complete an initial business combination by April 30, 2024.
Q:
When is the Business Combination expected to be completed?

A:
The closing of the Business Combination is expected to commence on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The

Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” The Business Combination Agreement may be terminated by Pegasus or Schmid if the closing of the Business Combination has not occurred on or prior to the later of December 31, 2023 (the “Termination Date”).
For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/ prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you are a shareholder of record of Pegasus Ordinary Shares on the close of business on the Record Date, there are three ways to vote:

Voting Online at the Meeting.   You may vote online by virtually attending the Extraordinary General Meeting at https://www.cstproxy.com/pegasusdigitalmobility/bc2023 and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. You can pre-register to attend the Extraordinary General Meeting online webcast starting on      , 2024, at 9.00 am, Eastern Time (five business days prior to the meeting date) by entering the following URL address into your browser       and entering your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box during the Extraordinary General Meeting. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. If you do not have your control number, contact the Transfer Agent at spacredemptions@continentalstock.com.
Voting in Person at the Meeting.   You may attend the Extraordinary General Meeting and vote in person at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Shareholders will be provided with a ballot upon entering the meeting. You will need to present valid ID and proof of ownership.
Voting by Proxy.   You can vote by proxy by having one or more individuals who will be at the Extraordinary General Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Extraordinary General Meeting is called voting “by proxy.” If you wish to vote by proxy you must complete, sign and date the enclosed form, called a “proxy card,” and mail it in the envelope provided in accordance with the instructions on the enclosed proxy card, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign, date and return all proxy cards to ensure that all of your shares are voted. Proxies submitted by mail must be received by                 , Eastern Time, on     , 2024, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, if presented at the Extraordinary General Meeting. You may still attend the Extraordinary General Meeting and vote even if you have already voted by proxy, with such vote superseding your proxy vote.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that the shares you beneficially own are represented and voted at the Extraordinary General Meeting. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own, or if you wish to attend and cast your vote at the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their broker or bank for instructions regarding obtaining a legal proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting.
For additional information, please see the section entitled “Extraordinary General Meeting of Pegasus Shareholders.”
Q:
What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:
At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal, the Merger Proposal, or the Adjournment Proposal.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by Pegasus without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal, if presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:
If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided by no later than 48 hours before the time appointed for the Extraordinary General Meeting to commence, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Pegasus believes that all of the proposals presented to the shareholders at this Extraordinary General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Extraordinary General Meeting. If you do not provide voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the Extraordinary General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. If you are a shareholder of record of Pegasus Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the Extraordinary General Meeting in one of the following ways:

•
submit a new proxy card bearing a later date so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or in case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

•
give written notice of your revocation to Pegasus, which notice must be received by Pegasus prior to the start of the Extraordinary General Meeting; or

•
attend the Extraordinary General Meeting in person and vote. Please note that your attendance at the Meeting will not alone serve to revoke your proxy. However, should you virtually attend the Extraordinary General Meeting and vote online, such vote will supersede your proxy vote.

If your shares are held in “street name” by your broker, bank or another nominee, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:
Pegasus will pay the cost of soliciting proxies for the Extraordinary General Meeting. Pegasus has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Extraordinary General Meeting. Pegasus has agreed to pay Morrow its customary fee, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Pegasus will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Pegasus Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Pegasus Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of Pegasus may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Pegasus Digital Mobility Acquisition Corp.
660 Steamboat Road,
Greenwich, CT 06830
United States
Attention: Investor Relations
Email: investor-relations@pegasusdm.com
You may also contact the proxy solicitor for Pegasus at:
Individuals, please call toll-free: +1 (800) 662-5200
Banks and brokerage, please call: +1 (203) 658-9400
Email: PGSS.info@investor.morrowsodali.com

To obtain timely delivery, Pegasus shareholders must request the materials no later
than,            2024, or five business days prior to the Extraordinary General Meeting.
You may also obtain additional information about Pegasus from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you have questions regarding the redemption of your Pegasus Class A Ordinary Shares, including with respect to the certification of your position or delivery of your shares, please contact the Transfer Agent:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of TopCo, Pegasus and Schmid, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
Schmid
Schmid is a German private limited liability company (Gesellschaft mit beschränkter Haftung) that was founded in 1864. The mailing address of Schmid’s principal executive office is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany, its phone number is +49 7441 538 0, and its website is https://schmid-group.com/.
TopCo
TopCo is a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) that was incorporated on February 7, 2023. To date, TopCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus. Prior to consummation of the Business Combination, TopCo’s corporate form will be converted to a Dutch public limited liability company (naamloze vennootschap) and its name will be changed to SCHMID Group N.V., TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Public Warrants under the Exchange Act and on NYSE upon the closing of the Business Combination.
The mailing address of TopCo’s principal executive office prior to the closing of the Business Combination is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will continue to be identical to the current Schmid office, Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany, its phone number is +49 7441 538 0.
Pegasus
Pegasus Digital Mobility Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company on March 30, 2021, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Pegasus consummated its initial public offering on October 26, 2021, generating net proceeds of approximately $227 million, which includes proceeds from the issuance of the Private Placement Warrants to Sponsor.
The Pegasus Class A Ordinary Shares, Pegasus Public Units and Pegasus Public Warrants are traded on NYSE under the ticker symbols “PGSS,” “PGSS.U” and “PGSS.W,” respectively. Upon the closing of the Business Combination, Pegasus’s securities will be delisted from NYSE.
The mailing address of Pegasus’s registered office is 71 Fort Street, PO Box 500, George Town, Grand Cayman KY1-1106, Cayman Islands.
Merger Sub
Pegasus MergerSub Corp. is a Cayman Islands exempted company and wholly-owned subsidiary of TopCo that was incorporated on February 15, 2023 to facilitate the consummation of the Business Combination. As part of the Business Combination, Pegasus will merge with Merger Sub, with Pegasus continuing as the surviving entity.
The mailing address of Merger Sub’s registered office is 71 Fort Street, PO Box 500, George Town, Grand Cayman KY1-1106, Cayman Islands.

The Business Combination
General
On May 31, 2023, Pegasus, Schmid, TopCo, and Merger Sub entered into a Business Combination Agreement which was amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 and which provides for, among other things, the following transactions:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding warrant to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant to purchase one TopCo Ordinary Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement), and Annex A-2 (First Amendment to Business Combination Agreement).
Organizational Structure
Before the Business Combination, (i) Gebr. Schmid GmbH is the parent company of Schmid which has a number of subsidiaries globally and (ii) Pegasus is the parent company of TopCo which is the parent company of Merger Sub. On or shortly before the consummation of the Business Combination, Pegasus intends to transfer all shares in TopCo to the shareholders of Schmid.
In conjunction with the consummation of the Business Combination, TopCo will be renamed SCHMID Group N.V. and will become the new parent company of Schmid. TopCo will hold 100% of the shares in Schmid, will retain all cash which remains in the Trust Account and will hold Pegasus as the surviving company. TopCo will be the NYSE listed company.

Organizational chart of entities before Business Combination
The following graphic shows the structure of Pegasus and the Sponsor before the Business Combination:
The following graphic shows the structure of the Schmid Group before the Business Combination (simplified, not indicative of shareholdings and for illustrative purposes):

Organizational chart of entities after Business Combination
The following graphic shows the structure after the Business Combination (Simplified, not indicative of shareholdings and for illustrative purposes; Investors includes the Class A shareholders that do not redeem; the directors and officers of Pegasus will also hold shares in SCHMID Group N.V.):
Effect of the Business Combination on Existing Pegasus Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•
each Pegasus Class A Ordinary Share issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable TopCo Ordinary Share;

•
each Pegasus Class B Ordinary Share, including each Founder Share, issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable TopCo Ordinary Share;

•
each Pegasus Public Warrant issued and outstanding immediately prior to the Effective Time will be converted into a TopCo Public Warrant, on the same terms and conditions as those applicable to the Pegasus Public Warrants; and

•
Sponsor and certain other holders of Founder Shares will forfeit 2,812,500 Pegasus Class B Ordinary Shares that would otherwise have converted into TopCo Ordinary Shares in connection with the Merger for no consideration (these 2,812,5000 Pegasus Class B Ordinary Shares shall be transferred to PIPE investors or Pegasus Class A Ordinary Shareholders as incentives to invest in TopCo, respectively, not redeem their Pegasus Class A Ordinary Shares, and if not used in this way, they will be cancelled).

Consideration to Schmid Shareholders in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Schmid equity holders in connection with the Business Combination will be an aggregate number of TopCo Ordinary Shares equal to (a) $587,547,000 (subject to any adjustments set forth in any amendments to the Business Combination Agreement), divided by (b) $10.10. Such calculation for the aggregate number of TopCo Ordinary Shares to be received by Schmid equity holders is based upon assumptions described below in the section entitled “Ownership of TopCo.”
Ownership of TopCo
The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on three scenarios, (i) no additional redemptions by Pegasus Public Shareholders (subsequent to the redemptions on April 19, 2023 and July 26, 2023 and December 7, 2023), (ii) assuming redemptions of not more than is required to reach the minimum cash condition in the Business Combination Agreement of $35,000,000 (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately $35,000,000 in the Trust Account as of June 30, 2023, under the assumption that no PIPE agreements are concluded which would lower the requirement of proceeds from the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement) and (iii) assuming the minimum cash condition is waived by the parties to the Business Combination Agreement, a further Pegasus Class A Ordinary Shares are redeemed. The tables further assumes the following: (i) 2,812,500 Pegasus Class B Ordinary Shares are not used for incentives to PIPE investors and/or non-redemption agreements and are cancelled, (ii) there are no Dissenting Pegasus Shareholders, (iii) no PIPE investments or other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Ordinary Shares, and (iv) that none of the Pegasus Private Placement Warrants or the Pegasus Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination.
The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemption		Assuming Interim Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus Public Shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Founder	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
thereof Directors & Officers	462,500	0.7%	462,500	0.7%	462,500	0.7%
thereof Sponsor	975,000	1.5%	975,000	1.5%	975,000	1.6%
thereof IPO anchor investors	1,375,000	2.1%	1,375,000	2.1%	1,375,000	2.2%
Shares(1) Outstanding Excluding Warrants	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios if all public and private warrants were exercised:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	67.3%	58,172,970	68.2%	58,172,970	69.6%
Pegasus Public Shareholders	4,500,017	5.2%	3,274,014	3.8%	1,568,053	1.9%
Founder	2,812,500	3.3%	2,812,500	3.3%	2,812,500	3.3%
Public Warrants	11,250,000	13.0%	11,250,000	13.2%	11,250,000	13.5%
Private Warrants	9,750,000	11.3%	9,750,000	11.4%	9,750,000	11.7%
Total Shares(1)	86,485,487	100%	85,259,484	100%	83,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result. Assumes all warrants are exercised.

The following table shows the dilutive effect and the effect on the per share value of Pegasus Class A Ordinary Shares held by non-redeeming Pegasus Public Shareholders under a range of redemption scenarios and based on the exercise of the warrants:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share	Total shares	Value per share
All shares (no warrants exercised)	65,485,487	$11.10(1)	64,259,484	$11.10(2)	62,553,523	$11.10(3)
Assuming all Public Warrants exercised	75,235,487	$9.66	74,009,484	$9.64	72,303,523	$9.60
Assuming all Public and Private Warrants exercised	86,485,487	$8.40	85,259,484	$8.37	83,553,523	$8.31

(1)
Based on an implied post-transaction equity value of $726.8 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(2)
Based on an implied post-transaction equity value of $713.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(3)
Based on an implied post-transaction equity value of $694.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

For further information related to the determination of the number of TopCo Ordinary Shares to be issued to the Schmid equity holders upon completion of the Business Combination, please see the section entitled “The Business Combination — Consideration to Schmid Shareholders in the Business Combination”.
Conditions to Closing of the Business Combination
The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:
•
no order or law issued by any court of competent jurisdiction or other governmental entity, or other legal restraint or prohibition preventing the consummation of shall be in effect or pending (as applicable);

•
the registration statement / proxy statement — of which this proxy statement/prospectus forms a part — must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•
the approval, at the Extraordinary General Meeting, of the Business Combination Proposal by an ordinary resolution in accordance with Pegasus’s governing documents;

•
the authorization, at the Extraordinary General Meeting, of the Plan of Merger by a special resolution in accordance with Pegasus’s governing documents;

•
accuracy of the representations and warranties made by the other party in the Business Combination Agreement, subject to a “material adverse effect” (to be defined by the parties in the Business Combination Agreement) standard and compliance by the other party with its covenants in all material respects;

•
there shall have not been a material adverse effect of the other party following the date of signing the Business Combination Agreement;

•
after the consummation of the Business Combination, TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51- 1(g)(1) of the Exchange Act) immediately prior to or upon consummation of the transaction;

•
after the consummation of the Business Combination, TopCo shall have received at least $35,000,000 in cash proceeds from the Trust Account and any PIPE investors that purchase TopCo shares;

•
TopCo’s initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of NYSE and TopCo shall not have received any notice of non-compliance therewith, and the TopCo Ordinary Shares shall have been approved for listing on NYSE; and

•
the Aggregate TopCo Transaction Proceeds Condition.

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” Note that the Business Combination may not be consummated if the closing conditions are not met, which include TopCo having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the transaction, TopCo having received at least $35 million in cash proceeds from the Trust Account and any PIPE investors (unless this minimum cash condition is waived by the parties to the Business Combination Agreement), and TopCo’s initial listing application with the New York Stock Exchange being approved.
Ancillary Documents
Shareholders’ Undertaking
In connection with the Business Combination Agreement, Pegasus and the existing shareholders of Schmid entered into a Shareholders’ Undertaking (in the form attached to the Business Combination Agreement as Exhibit A thereto) pursuant to which, among other things, each such existing shareholder of Schmid (a) granted or will grant, as applicable, Schmid and TopCo with a power of attorney permitting and directing Schmid and/or TopCo to execute the necessary transfer documents (on behalf of such existing shareholder of Schmid), required pursuant to Dutch and German law, to effect the Company Share Exchange, (b) undertook, vis-à-vis the Company, TopCo, Pegasus and each other existing shareholder of Schmid to take all necessary or desirable actions in connection with the transactions set forth in the Business Combination Agreement and (c) agreed, to certain customary covenants to support the Business Combination.
Lock-Up Letter
In connection with the Business Combination Agreement, TopCo, the Sponsor and the existing shareholders of Schmid entered into a Lock-Up Letter (in the form attached to the Business Combination Agreement as Exhibit B thereto) imposing certain restrictions on such shareholders ability to offer, sell, pledge or otherwise transfer or dispose of the shares they will receive in TopCo unless and until certain conditions outlined therein are met.
Sponsor Support Agreement
In connection with their entry into the Business Combination Agreement, the Sponsor, Pegasus, TopCo and Schmid and certain individuals entered into the Sponsor Support Agreement (in the form attached to the Business Combination Agreement as Exhibit C thereto), pursuant to which the Sponsor and other holders of founder shares have agreed (a) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and take all actions reasonably necessary to cause the closing of the Business Combination, including execution of the TopCo Ordinary Shareholder approval and (b) forfeit 2,812,500 Pegasus Class B Ordinary Shares that would otherwise have converted into TopCo Ordinary

Shares in connection with the Merger for no consideration which may be used for incentives for non-redemption agreements or for PIPE investors (and if not used for such purposes, will be cancelled).
Registration Rights Agreement
At the closing of the Business Combination, TopCo will enter into a Registration Rights Agreement with Pegasus, Sponsor and Schmid shareholders (the “Registration Rights Agreement”), in the form attached to the Business Combination Agreement as Exhibit E thereto, providing for, among other things, subject to the terms thereof, customary registration rights. TopCo has agreed to file a shelf registration statement to register the TopCo Ordinary Shares covered by the Registration Rights Agreement no later than thirty days following consummation of the Business Combination.
Warrant Assumption Agreement
In connection with the Business Combination Agreement, TopCo, Pegasus and Continental Stock and Transfer & Trust Company will, prior to Closing, enter into a Warrant Assignment, Assumption and Amendment Agreement in the form attached to the Business Combination Agreement as Exhibit 10.6 thereto, pursuant to which the parties will agree that, as part of the Merger, each Pegasus Public Warrant and Private Placement Warrant that is outstanding immediately prior to the effective time of the Merger shall cease to represent a right to acquire Pegasus Class A Ordinary Shares and shall automatically represent, immediately following the Merger, a right to acquire TopCo Ordinary Shares on the same contractual terms and conditions as were in effect immediately prior to Merger under the original Warrant Agreement, including that the warrant holders are deemed to have consented to an exclusive forum provision requiring all claims to be brought before the courts of the State of New York or the United States District Court for the Southern District of New York other than suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Pegasus Board’s Reasons for Approval of the Business Combination
The Pegasus Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
Please see the section entitled “The Business Combination — The Pegasus Board’s Reasons for the Business Combination” for additional information.
The Extraordinary General Meeting of Pegasus Shareholders
Date, Time and Place of Extraordinary General Meeting
The Extraordinary General Meeting of Pegasus shareholders will be held on   , 2024, at 9.00 am Eastern Time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at https://            .
Proposals
At the Extraordinary General Meeting, Pegasus shareholders will be asked to consider and vote on:

1.
Proposal No. 1 — The Business Combination Proposal — A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement), and Annex A-2 (First Amendment to Business Combination Agreement), and the transactions contemplated thereby, including the Business Combination;

2.
Proposal No. 2 — Merger Proposal — A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which Pegasus will merge with Merger Sub, with Pegasus as the surviving company in accordance with the relevant provisions of the Cayman Companies Act; and

3.
Proposal No. 3 — The Adjournment Proposal — A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Pegasus Class A Ordinary Shares have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal”, “Proposal No. 2 — The Merger Proposal”, “Proposal No. 3 — The Adjournment Proposal.”
Voting Power; Record Date
Only holders of record of Pegasus Ordinary Shares at the close of business on                  , 2024, being the Record Date, are entitled to have their vote counted at the Extraordinary General Meeting and any adjournment thereof. Pegasus shareholders are entitled to one vote on each of the proposals at the Extraordinary General Meeting for each Pegasus Ordinary Share held of record as of the Record Date. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were              Pegasus Ordinary Shares outstanding and entitled to vote, of which              were Pegasus Class A Ordinary Shares and              were Pegasus Class B Ordinary Shares.
Vote of the Pegasus Initial Shareholders and Pegasus’s Other Directors and Officers
Prior to the Pegasus IPO, Pegasus entered into agreements with the Pegasus Initial Shareholders and the other current directors and officers of Pegasus, pursuant to which each agreed to vote any Pegasus Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Pegasus Initial Shareholders, including Sponsor, as it relates to the Pegasus Ordinary Shares, including the Founder Shares, and the requirement to vote all of the Pegasus Class B Ordinary Shares, including the Founder Shares, in favor of the Business Combination Proposal, the Merger Proposal and for all other proposals presented to Pegasus shareholders in this proxy statement/prospectus. As of the record date, the Pegasus Initial Shareholders, the Sponsor and the other current directors and officers own             Pegasus Ordinary Shares, representing    % of the Pegasus Ordinary Shares then outstanding and entitled to vote at the Extraordinary General Meeting.
The Sponsor has, for no additional consideration, waived any redemption rights, including with respect to Pegasus Class A Ordinary Shares purchased in the Pegasus IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares have no redemption rights upon the liquidation of Pegasus and will be worthless if no business combination is effected by Pegasus by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association). However, the Sponsor and the current directors and officers are entitled to redemption rights upon the liquidation of Pegasus with respect to any Pegasus Class A Ordinary Shares they may own.
Quorum and Required Vote for Proposals at the Extraordinary General Meeting
A quorum of Pegasus shareholders is necessary to hold a valid Extraordinary General Meeting. A quorum will be present at the Extraordinary General Meeting if one or more Pegasus shareholders holding a majority of the issued and outstanding Pegasus Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the Record Date, the holders of   Pegasus Ordinary Shares would be required to achieve a quorum.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least a majority of Pegasus Ordinary Shares that are entitled to vote and are voted at the

Extraordinary General Meeting at which a quorum is present. The approval of the Merger Proposal requires a special resolution under the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Accordingly, assuming a quorum is established, a Pegasus shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any Pegasus Class A Ordinary Shares purchased by them during or after the Pegasus IPO in favor of the Business Combination Proposal and the Merger Proposal.
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, Pegasus will not consummate the Business Combination. If Pegasus does not consummate the Business Combination and fails to complete an initial business combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association), Pegasus will be required to dissolve and liquidate the Trust Account by returning the then remaining available funds in such account to the Pegasus Public Shareholders.
Recommendation to Pegasus Shareholders
The Pegasus Board believes that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pegasus and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Pegasus Board to vote in favor of the Business Combination, Pegasus shareholders should be aware that aside from their interests as shareholders, the Sponsor and Pegasus’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Pegasus shareholders generally. The Pegasus Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Pegasus shareholders that they approve the Business Combination Proposal and the Merger Proposal. Pegasus shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal.
The Sponsor and the directors and officers of Pegasus together hold 4,250,000 Pegasus Class B Ordinary Shares (2,812,500 of these Founder Shares are subject to forfeiture at Closing if they have not been used in connection with non-redemption or other PIPE investor agreements). In addition, the Sponsor and the directors and officers together hold 9,750,000 of the Pegasus Private Placement Warrants (thereof 7,000,000 Pegasus Private Placement Warrants held by the Sponsor and 2,750,000 Pegasus Private Placement Warrants held by the directors and officers of Pegasus).
These interests include:
•
the fact that the Sponsor and directors and officers of Pegasus have agreed not to redeem any Pegasus Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the holders of Founder Shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pegasus fails to complete an initial business combination by April 30, 2024;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that Sponsor paid an aggregate of $9,750,000 for its 9,750,000 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024;

•
the fact that Pegasus has issued several promissory notes to the Sponsor which become repayable at the consummation of the Business Combination;

•
the right of the Sponsor to receive TopCo Ordinary Shares, subject to certain lock-up periods;

•
the expected cash retention payment to certain members of the Pegasus management team in connection with their agreement to remain available following the Closing for purpose of ensuring a smooth transition;

•
the anticipated designation by the Pegasus Initial Shareholders of Sir Dr. Ralph Speth and Stefan Berger as a non-executive director of TopCo following the Business Combination;

•
the right of the Sponsor to receive TopCo Ordinary Shares, subject to certain lock-up periods;

•
the continued indemnification of Pegasus’s existing directors and officers and the continuation of Pegasus’s directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Pegasus shareholders experience a negative rate of return in the post-business combination company;

•
the fact that Sponsor and Pegasus’s officers and directors will lose their entire investment in Pegasus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by April 30, 2024; and

•
the fact that if the Trust Account is liquidated, including in the event Pegasus is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pegasus to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pegasus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pegasus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Redemption Rights
Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus Public Shareholders may elect to have their Pegasus Class A Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Pegasus Memorandum and Articles of Association. As of                 , 2024, this would have amounted to approximately $      per share. If a Pegasus Public Shareholder exercises its redemption rights, then such holder will be exchanging its Pegasus Class A Ordinary Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for its Pegasus Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.
Notwithstanding the foregoing, a Pegasus Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Pegasus Class A Ordinary Shares. Accordingly, all Pegasus Class A Ordinary Shares in excess of 15% held by a Pegasus Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $      as of                 , 2024. The Business Combination Agreement provides that Schmid’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the redemption of Pegasus Class A Ordinary Shares) which together with any cash raised from PIPE investors for issuance of TopCo shares being at least $35,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Pegasus Public Shareholders who wish to redeem their Pegasus Class A Ordinary Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pegasus Shareholders — Redemption Rights” in order to properly redeem their Pegasus Class A Ordinary Shares.
Holders of Pegasus Public Warrants will not have redemption rights with respect to such warrants.
Certain Information Relating to TopCo
Listing of TopCo Ordinary Shares and TopCo Public Warrants on NYSE
TopCo Ordinary Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Public Warrants on NYSE upon the closing of the Business Combination. We cannot assure you that the TopCo Ordinary Shares or TopCo Public Warrants will be approved for listing on NYSE.
Delisting of Pegasus Ordinary Shares and Deregistration of Pegasus
Pegasus and Schmid anticipate that, following consummation of the Business Combination, the Pegasus Class A Ordinary Shares, Pegasus Public Units and Pegasus Public Warrants will be delisted from NYSE, and Pegasus will be deregistered under the Exchange Act.
Emerging Growth Company; Foreign Private Issuer
TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.235 billion or (c) in which TopCo is deemed to be a large accelerated filer, as defined in Rule 12b-2 under the Exchange Act, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three- year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights
Until consummation of the Merger, Cayman Islands law and the Pegasus Memorandum and Articles of Association will continue to govern the rights of Pegasus shareholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo Ordinary Shareholders.
There are certain differences in the rights of Pegasus shareholders prior to the Business Combination and the rights of TopCo Ordinary Shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”
Material Tax Considerations
For a detailed discussion of certain U.S. federal income tax consequences and Cayman Islands, Dutch and German tax consequences of the Business Combination, see the sections titled “Certain Material U.S. Federal Income Tax Considerations,” “Certain Material Cayman Islands Tax Considerations,” “Certain Material Dutch Tax Considerations — TopCo Ordinary Shares and TopCo Warrants,” and “Certain Material German Tax Considerations — TopCo Ordinary Shares and TopCo Warrants,” respectively, in this proxy statement/prospectus.
Holders of Pegasus Ordinary Shares and Pegasus Public Warrants should read carefully the information included under “Material Tax Considerations” for a detailed discussion of material U.S. federal income tax consequences of the Merger and the Cayman Islands, German and Dutch tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights with respect to the Pegasus Class A Ordinary Shares, and the material U.S. federal and Cayman Islands, German and Dutch tax consequences of the ownership and disposition of TopCo Ordinary Shares and TopCo Public Warrants after the Business Combination. Holders of Pegasus Ordinary Shares and Pegasus Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, including the U.S. federal income tax consequences and the Cayman Islands, German and Dutch tax consequences of the acquisition holding, redemption and disposal of TopCo Ordinary Shares or acquisition, holding, exercise or disposal of TopCo Public Warrants.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Pegasus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Schmid issuing shares at the closing of the Business Combination for the net assets of Pegasus as of the closing date, accompanied by a recapitalization. The net assets of Pegasus will be stated at historical cost, with no goodwill or other intangible assets recorded.
Schmid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Schmid’s shareholders will have the largest voting interest in TopCo under both the minimum redemption and maximum redemption scenarios;

•
The board of directors of the post-combination company has at least five and up to a total of nine members, and Schmid has the ability to nominate the majority of the members of the board of directors;

•
Schmid’s senior management is the senior management of the post-combination company;

•
The business of Schmid will comprise the ongoing operations of TopCo; and

•
Schmid is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 — Business Combinations (“IFRS 3”) since Pegasus does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based payment (“IFRS 2”). Any excess of fair value of TopCo’s

Shares issued over the fair value of Pegasus’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Appraisal Rights
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Pegasus Public Shareholders are still entitled to exercise the rights of redemption in respect to their Pegasus Class A Ordinary Shares as set out herein, and Pegasus’s Board of Directors has determined that the redemption proceeds payable to Pegasus Public Shareholders who exercise such redemption rights represent the fair value of those shares. See the section titled “Proposal No. 2 — The Merger Proposal — Appraisal Rights Under the Cayman Companies Act” for additional information.
Holders of Pegasus Public Warrants and Pegasus Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Proxy Solicitation
Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Pegasus has engaged to assist in the solicitation of proxies.
If a Pegasus shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A Pegasus shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of Pegasus Shareholders — Revoking Your Proxy.”
Risk Factor Summary
In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set forth under “Risk Factors”, a summary of which is set forth below:
Risks Related to Schmid’s Business
•
Schmid faces intense competition in the markets and industries in which it operates, and Schmid’s competitiveness depends on being successful in new product development and to market its embedded traces technology.

•
The reputation of Schmid’s brand is an important company asset and is key to Schmid’s ability to remain a trusted supplier of specialty products, equipment and services.

•
Schmid’s profitability could suffer if its cost management strategies are unsuccessful, or Schmid’s competitors develop an advantageous cost structure that Schmid cannot match.

•
Schmid’s direct customers and their direct and indirect customers face numerous competitive challenges, which may materially adversely affect their business and as a result Schmid’s business.

•
Schmid’s revenue, earnings, and other operating results have fluctuated in the past and may fluctuate in the future due to the nature of its business.

•
Any disruptions to Schmid’s supply chain, significant increases in material costs, or shortages of critical components, could adversely affect Schmid’s business and result in increased costs.

•
Most of Schmid’s revenue is derived from the electronics business which subjects its revenues and profitability to fluctuations and developments in one global area of business.

•
Economic, financial, geopolitical, epidemiological, or other conditions could result in business disruptions which could seriously harm Schmid’s future revenue and financial condition and increase Schmid’s costs and expenses.

•
Schmid’s operations and assets in foreign jurisdictions may be subject to significant political and economic uncertainties.

•
Schmid’s management has limited experience in operating a public company.

•
Changes in the Chinese government’s policy on foreign investment in China may adversely affect Schmid’s business and results of operations.

•
Schmid’s ability to obtain additional capital on commercially reasonable terms may be limited.

•
Schmid is generally subject to substantial regulation and laws and unfavorable changes to, or its failure to comply with, these regulations and/or laws could substantially harm its business and operating results.

•
Failure of information security and privacy concerns could subject Schmid to penalties, damage Schmid’s reputation and brand, and harm Schmid’s business and results of operations.

•
Schmid may be unable to successfully execute its growth initiatives, business strategies, or operating plans.

•
Schmid’s know-how and innovations, which it relies on for its current and future business, may not be adequately protected.

•
Schmid’s patent applications may not be successful, which may have a material adverse effect on Schmid’s ability to prevent others from commercially exploiting products similar to Schmid’s products.

Other Risks
•
The Pegasus Initial Shareholders and Pegasus’s other current officers and directors have interests in the Business Combination that may be different from or are in addition to other Pegasus shareholders in recommending that Pegasus shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•
Pegasus shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•
Pegasus cannot assure that its diligence review has identified all material risks associated with the Business Combination.

•
The Pegasus Initial Shareholders, including Sponsor and Pegasus independent directors, hold a significant number of Pegasus shares and Pegasus warrants which is a conflict of interest.

•
Shareholders of Pegasus who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Pegasus Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

•
If a public shareholder fails to receive notice of Pegasus’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•
If Pegasus is unable to consummate a business combination by April 30, 2024 the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF SCHMID
The following table shows summary historical combined financial information of Schmid as of and for the six-month periods ended June 30, 2023 and ended June 30, 2022 and the fiscal years ended December 31, 2022 and 2021. Schmid derived the selected combined statements of profit or loss data, the selected combined statements of financial position data and the selected statement of cash flows data for the fiscal years ended December 31, 2022 and 2021 from Schmid’s audited combined financial statements for the fiscal year ended December 31, 2022 prepared based on IFRS included elsewhere in this proxy statement/prospectus. Schmid derived the selected combined statements of profit or loss data, the selected combined statements of financial position data and the selected statement of cash flows data for the six-month period ended June 30, 2023 and 2022 from Schmid’s unaudited interim condensed combined financial statements as of and for the six-month period ended June 30, 2023, prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the combined financial statements and accompanying notes and “Schmid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The financial summary historical financial information in this section is not intended to replace Schmid’s combined financial statements and the related notes. Schmid’s historical results are not necessarily indicative of Schmid’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Schmid, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the sections entitled, “Summary — Parties to the Business Combination — Schmid” and “Unaudited Pro forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	(unaudited)		(audited)
	(in € thousands)		(in € thousands)
Statement of Profit or Loss Data
Revenue	40,461	46,075	95,058	39,481
Cost of sales	(27,880)	(30,556)	(61,721)	(30,506)
Gross profit	12,581	15,520	33,337	8,975
Selling	(5,829)	(5,042)	(11,369)	(7,851)
General administration	(3,972)	(3,244)	(6,973)	(6,298)
Research and development	(3,881)	(2,702)	(4,818)	(2,733)
Other income	11,111	2,144	3,375	1,924
Other expenses	(3,121)	(2,880)	(2,988)	(4,779)
Reversal on Impairment losses on financial assets	22,599	1,655	3,091	3,333
Operating Profit / (Loss)	29,488	5,451	13,654	(7,427)
Financial result	10,765	(2,366)	(11,988)	(14,654)
Income (loss) before income tax	40,254	3,085	1,667	(22,082)
Income tax benefit (expense)	(4,022)	3,561	1,924	(5,195)
Net income (loss) for the period	36,233	6,646	3,591	(27,277)

	As of June 30, 2023	As of December 31, 2022	As of December 31, 2021
	(unaudited)	(audited)
	(in € thousands)	(in € thousands)
Statement of Financial Position Data
Total assets	138,218	180,247	160,692
Total equity	(18,931)	(54,315)	(59,015)
Total non-current liabilities	29,927	38,968	51,027
Total current liabilities	127,225	195,594	168,679
	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(unaudited)	(audited)
	(in € thousands)
Statement of Cash Flows Data
Cash provided by (used in) operating activities	11,589	280	(10,285)
Cash provided by (used in) investing activities	67,278	(7,168)	(7,537)
Cash (used in) provided by financing activities	(79,491)	(3,165)	35,674

SUMMARY HISTORICAL FINANCIAL DATA OF PEGASUS
The following tables contain summary historical financial data for Pegasus. The data as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from March 30, 2021 (inception) through December 31, 2021 has been derived from the audited financial statements of Pegasus included elsewhere in this proxy statement/prospectus. The data as of June 30, 2023 and June 30, 2022 and the period from January 1, 2022 through June 30, 2022 and the period from January 1, 2023 through June 30, 2023 has been derived from the unaudited interim financial statements of Pegasus included elsewhere in this proxy statement/prospectus.
The information below is only a summary and should be read in conjunction with the sections entitled “Pegasus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Pegasus’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
Statement of Operations Data:	For the six months ended June 30, 2023	For the six months ended June 30, 2022
	(unaudited)	(unaudited)
Listing fee amortization expenses	48,852	42,500
Administrative expenses – related party	84,000	84,000
Administrative expenses – other	453,552	64,280
Legal and accounting expenses	2,835,952	312,431
Insurance expenses	49,531	356,467
Operating expenses	3,471,887	859,678
Loss from operations	(3,471,887)	(859,678)
Change in fair value of warrant liability	(2,264,555)	2,637,750
Interest and dividend income on marketable securities held in Trust Account	3,732,003	279,836
Loss on foreign exchange conversion	(29,652)	—
Total other income, net	1,437,796	2,917,586
Net (loss) income	(2,034,091)	2,057,908
Weighted average shares outstanding, Class A Ordinary Shares subject to possible redemption	16,497,979	22,500,000
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.01	$0.08
Weighted average shares outstanding, Class B Ordinary Shares	5,625,000	5,625,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.39)	$0.06
	As of June 30, 2023	December 31, 2022
	(unaudited)	(unaudited)
Condensed Balance Sheet Data (At Period End):
Working capital(1)	$(6,949,116)	$(477,670)
Total assets	$77,452,737	$231,085,639
Total liabilities	$(17,689,526)	$(9,341,641)
Class A Ordinary Shares subject to possible redemption	$76,959,827	$230,595,291
Total shareholders’ deficit	$(17,196,616)	$(8,851,293)

(1)
Working capital calculated as current assets less current liabilities.

Statement of Operations Data:	For the fiscal year ended December 31, 2022	Period from March 30, 2021 (inception) to December 31, 2021
Formation and operating costs	—	36,530
Listing fee amortization expense	85,000	16,495
Legal and accounting expenses	997,828	483,900
Insurance expense	712,934	128,702
Administrative expenses – other	80,537	10,951
Administrative expenses – related party	168,000	32,139
Loss from operations	(2,044,299)	(708,717)
Change in fair value of warrant liability	10,549,627	3,570,000
Offering costs allocated to warrants	—	(520,432)
Realized gain on marketable securities held in Trust Account	964,584	12,051
Unrealized gain on marketable securities held in Trust Account	738,465	—
Interest and dividend income on marketable securities held in Trust Account	1,630,191	—
Net income (loss)	$11,838,568	$2,352,902
Weighted average shares outstanding, Class A Ordinary Shares subject to possible redemption	22,500,000	5,324,910
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.45	$1.59
Weighted average shares outstanding, Class B Ordinary Shares	5,625,000	5,279,783
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.30	$(1.16)
	As of December 31, 2022	December 31, 2021
Condensed Balance Sheet Data (At Period End):
Working capital(1)	$(477,670)	$1,515,928
Total assets	$231,085,639	$229,066,875
Total liabilities	$(9,341,641)	$(19,161,445)
Class A Ordinary Shares subject to possible redemption(2)	$230,595,291	$227,262,051
Total shareholders’ equity	$(8,851,293)	$(17,356,621)

(1)
Working capital calculated as current assets less current liabilities.

(2)
22,500,000 shares subject to possible redemption at $10.25 and $10.10 per share as of December 31, 2022 and 2021, respectively.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary of unaudited pro forma condensed combined financial information gives effect to the Business Combination and related transactions contemplated in the Business Combination Agreement. The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Pegasus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Schmid issuing shares at the closing of the Business Combination for the net assets of Pegasus as of the closing date, accompanied by a recapitalization. The net assets of Pegasus will be stated at historical cost, with no goodwill or other intangible assets recorded.
The summary unaudited pro forma condensed combined statement of financial position data as of June 30, 2023 gives pro forma effect to the Business Combination and related transactions as if they had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statement of profit or loss data for the six month period ended June 30, 2023 give pro forma effect to the Business Combination and related transactions as if they had been consummated on June 30, 2023.
The summary pro forma information have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Pegasus and related notes and the historical combined financial statements of Schmid and related notes included in this proxy statement/prospectus.
The summary pro forma information have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information do not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Pegasus Public Shareholders of Pegasus Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

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Assuming Minimum Redemptions:   This presentation assumes that no Pegasus Public Shareholders exercise redemption rights with respect to their Pegasus Class A Ordinary Shares after the redemptions that occurred on July 26, 2023 and December 7, 2023, for a pro rata share of cash in the Trust Account and that there are no Dissenting Pegasus Shareholders.

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Assuming Interim Redemptions:   This presentation assumes that Pegasus Class A Ordinary Shares are redeemed (the number of shares that can be redeemed to meet the Trust Account condition described below) for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions. This scenario gives effect to Pegasus Share Redemptions of 1,226,003 shares for aggregate redemption payments of $13.1 million (€12.1 million) at a redemption price of approximately $10.69 (€9.84) per share based on the amounts held in the Trust Account as of June 30, 2023. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, TopCo will receive aggregate transaction proceeds of $35.0 million comprising the cash held in the Trust Account or from PIPE investors after giving effect to the Pegasus Shareholder Redemption. However, this scenario could be waived if agreed to by both Schmid and Pegasus. This scenario additionally assumes no PIPE investment agreements are concluded and that there are no Dissenting Pegasus Shareholders.

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Assuming Maximum Redemptions:   This presentation assumes that both Schmid and Pegasus have waived the closing condition of $35.0 million cash held in the Trust Account or from PIPE investors and that Pegasus Class A Ordinary Shares are redeemed (the maximum number of shares that can be redeemed to meet the Net Tangible Assets condition described below) for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions. This scenario gives effect to Pegasus Share Redemptions of 1,705,961 shares (incremental to the redemptions in the

Interim Redemptions scenario) for aggregate redemption payments of $18.2 million (€16.8 million) at a redemption price of approximately $10.69 (€9.84) per share based on the amounts held in the Trust Account as of June 30, 2023. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, TopCo shall have at least $5,000,001 of net tangible assets. This scenario additionally assumes no PIPE investment agreements are concluded and that there are no Dissenting Pegasus Shareholders.
The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Pegasus Public Shareholders is unknowable prior to the Pegasus shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.
The following summarizes the number of TopCo Ordinary Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemptions		Assuming Interim Redemptions		Assuming Maximum Redemptions
Shareholders	Ownership in shares	Equity and voting %	Ownership in shares	Equity and voting %	Ownership in shares	Equity and voting %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus public shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Sponsor, directors and management of Pegasus and certain IPO anchor investors(1)	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “General Information,” in evaluating the Business Combination and the proposals to be voted on at the Extraordinary General Meeting. For purposes of this section, “Schmid”, “we”, “our” refer to Gebr. Schmid GmbH, together with its subsidiaries prior to the consummation of the Business Combination; and “TopCo” refers to Schmid B.V. together with Schmid after completion of the Business Combination, in each case unless the context otherwise requires. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete the Business Combination or realize anticipated benefits thereof, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of TopCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions which later may prove to be incorrect or incomplete. TopCo, Schmid and Pegasus may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.
Risks Related to Our Business, Technology, and Industry
In the markets and industries in which we operate, we face intense competition and our failure to compete successfully in product development may have an adverse effect on our business, financial condition, and results of operations.
The electronic and photovoltaic industries in which we operate are highly competitive. We encounter competition from numerous and varied competitors in all areas of our business, especially in photovoltaics. For example, the photovoltaic industry includes large Chinese players who often dominate equipment manufacturing as the market is highly commoditized, price driven and under the focus of the Chinese government, which seeks to implement favorable industry policy for local producers. Further, we face competition not only from competitors who manufacture similar products, but also those who may offer a variety of other alternative products. Additionally, industry consolidation may result in larger, more homogeneous, and potentially stronger competitors in the markets in which we compete in the future.
We compete primarily on the basis of product quality, innovation, technology, brand reputation as well as through the services and support we offer. Our competitors may continue to develop their existing portfolios of products, introduce new products and enhance their existing products, which could cause a decline in market acceptance of our products. Our competitors may also improve their manufacturing processes or expand their manufacturing capacity, which could make it more difficult or expensive for us to compete successfully. In addition, our competitors could enter into exclusive arrangements with our existing or potential customers or suppliers, which could limit our ability, or make it significantly more expensive, to acquire necessary raw materials or to generate sales.
Some of our competitors may have or may obtain greater financial, technical, and marketing resources than we do. This would allow them to devote greater resources to promoting and selling certain products. Unlike many of our competitors who specialize in a single or limited number of product lines, we have a portfolio of businesses and must allocate resources across those businesses. As a result, we may invest less in certain areas of our business than our competitors invest which may lead to a competitive disadvantage. Further, because some of our competitors are small divisions of large, international businesses, these competitors may have access to greater resources than we do and may therefore be better able to withstand a change in conditions within our industry or the economy as a whole.
Some of our competitors may also incur fewer expenses than we do in creating, marketing, and selling certain products and may face fewer risks in introducing new products to the market. This circumstance results from the nature of our business model, which is based on providing innovative and high-quality products, and therefore may require us to spend a proportionately greater amount on R&D than some of our competitors. If our pricing, marketing resources or other factors are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our business, financial condition, and results of operations.

Additionally, competitors could benefit from favorable tax regimes or additional governmental grants and subsidies. Certain of our competitors in various countries in which we do business, including China, may be owned by or affiliated with members of local governments and political entities. These competitors may receive special treatment with respect to regulatory compliance and product registration, while certain of our products, including those based on new technologies, may be delayed or even prevented from entering into the local market.
Escalating trade tensions, for example between the United States and China, can also lead to restrictions on the import and export of certain goods and technologies to or from certain countries. Further, additional trade import taxes can create disruption in competitiveness. Disruption in the global supply chain due to an escalation of trade tensions, the outbreak of war, a disease epidemic or other unexpected situation can cause certain services, goods and materials to be unavailable or in limited supply and can further limit production capability and result in an inability to produce equipment for customers within an acceptable timeframe and at the needed volume. Such disruptions can have a material impact on our business, results of operations and financial condition. in time and in the needed volume.
We are currently in the process of patenting the technology for embedded traces (“ET”) which we believe is the next level technology for high-end PCBs & substrates. We believe we are the only acter in the market that is currently able to supply equipment for ET production and our best estimate, based on third-party data from a leading international consultancy firm, assumes that the ET market for high-end PCB equipment will grow substantially starting in 2024. If competitors concentrate on the ET as well and develop either better or more cost competitive processes and machinery, we could fail to capture the growth we expect in the ET market, which could have a material adverse effect on our business, financial condition, and results of operations.
The reputation of our brand is an important company asset and is key to our ability to remain a trusted supplier of specialty products, equipment and services.
We have maintained a strong reputation in the electronics and photovoltaics industries for more than 155 years. Our products, equipment and services are associated with long-lasting and reliable high quality.
The reputation of our brand is an important company asset and is key to our ability to remain a trusted supplier of specialty products, equipment and services and to attract and retain customers. Negative publicity regarding our company or actual, alleged, or perceived issues regarding one of our products or services, particularly given the high cost-of-failure nature of our products and services, could harm our relationships with customers and may adversely affect our credibility and our business.
Our business is dependent on the continued acceptance by our customers of our existing products and services and the value placed on them. If these products and services do not maintain market acceptance, our revenues may decrease. A portion of our sales originate from our worldwide customer-oriented services, which is an important element of our business. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively with the products sold to them, we could adversely affect our ability to retain existing customers and could discourage prospective customers from adopting our services. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We may also be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect our business, results of operations and financial condition.
We are also continually investing in new product development to expand our offerings beyond our traditional products and services. Market acceptance of any new products or services may be affected by customer confusion surrounding our introduction of new products and services. Our expansion into new offerings may present increased risks and efforts to expand beyond our traditional products and services may not succeed. However, if we do not continue to innovate and provide innovative machinery and technological solutions that are competitive within our industry, we may lose customers, and our revenues and results of operations could suffer.
Through our products, we have established ourselves as one of the leaders in quality and innovation in the markets in which we operate. For that reason, our customers are willing to pay above market prices for our machinery and technological solutions. If we do not continue to innovate and provide innovative machinery and technological solutions that are competitive within our industry, our customers may no longer be willing to pay above market price for our machinery and technological solutions or may move to our competitors. Our customers moving to our competitors could have a material adverse effect on our business, financial condition, and results of operations.
In addition, our business is subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, and raw material price fluctuations. The industry is currently affected by localization and a shift in customers’ businesses. In particular, there is currently a reorganization of the global supply chain underway, with a focus on decreasing dependency on China. The trends and characteristics in these industries may cause significant fluctuations in our results of operations and cash flows and have a material adverse effect on our financial condition. Our growth and success depend upon our ability to enhance our existing products and services and to develop and introduce new products and services to keep pace with such changes and developments and to meet changing customer needs and preferences. However, newer products or services may not achieve market acceptance if current or potential customers do not value the benefits of using our products, do not achieve favorable results using our products, use their budgets for different products, experience difficulties in using our products, or believe that our products are not cutting edge or do not add as much value as our competition’s products. If these newer products and services do not achieve market acceptance, there could be a material adverse effect on our business, financial condition, and results of operations and our profitability could decline. Additionally, changes, including technological changes, in our customers’ products or processes may make our specialty machines unnecessary or reduce the quantity of our specialty machines needed for a given product or process, which would reduce the demand for such. We have had, and may continue to have, customers who find alternative materials or processes and therefore no longer require our products, which could have a material adverse effect on our business, financial condition, and results of operations. Further, our plans for operating our business and leading further growth include adding new products and services. These investments could contribute to losses, and we cannot guarantee whether or when any of these plans will be successful with customers or result in an improvement in profits for our business.
In addition, we may fail to anticipate the impact of new and emerging technology or changes in trends, fail to accurately determine market demand for new products and services, experience cost overruns, delays in delivery or performance problems, or create market confusion by making changes to our existing products and services. If we are not successful in obtaining acceptance for new products or services, demand for our products and services may decline and/or we may not be able to grow our business or growth may occur more slowly than we anticipate. Some of our current or future products or services could also be rendered obsolete as a result of competitive offerings or market shifts. Furthermore, if our customers deviate from the envisaged timeline for the introduction of new technology, the sales of our newer products could be adversely affected. Failure to anticipate or quickly adapt to changes in our customers’ product introduction timelines could have a material adverse effect on our business, financial condition, and results of operations.
Our profitability could suffer if our cost management strategies are unsuccessful, or our competitors develop an advantageous cost structure that we cannot match.
Our ability to improve or maintain our profitability is dependent on our ability to successfully manage our costs. Our cost management strategies include maintaining appropriate alignment between the price of raw materials, the demand for our offerings and our resource capacity and maintaining or improving our sales and marketing and general and administrative costs as a percentage of revenues. If our cost management efforts are not successful, our efficiency may suffer, and we may not achieve desired levels of profitability. In addition, we may not be able to implement our cost management efforts in a manner that permits us to realize the cost savings we anticipate in the time, manner, or amount we currently expect, or at all due to a variety of risks, including, but not limited to, difficulties in integrating shared services within our business, higher than expected employee severance or retention costs, higher than expected overhead expenses, delays in the anticipated timing of activities related to our cost savings plans, and other unexpected costs associated with operating our business. If we are not effective in managing our operating costs in response to changes in demand or pricing, or if we are unable to absorb or pass on increases in the compensation of our employees or costs of raw materials, we may not be able to invest in our business in an amount necessary to achieve our planned rates of growth, and our business, financial condition, and results of operations could be materially adversely affected.
It may be possible for our current or future competitors to gain an advantage in product technology, manufacturing technology, or process technology, which may allow them to offer products or services that have a significant advantage over our offerings. Advantages could be in price, capacity, performance, reliability, serviceability, industry standards or formats, brand and marketing, or other attributes. If we do not compete successfully by developing and deploying new cost-effective products, processes, and technologies on a timely basis and by adapting to changes in our industry and the global economy, there could be a material adverse effect on our business, financial condition, and results of operations. Similarly, our products are used by manufacturers of component parts for a variety of industries. To the extent these industries become more sensitive to input costs, we may face price pressure. Our ability to respond to such pressures depends on the strength and viability of our internal cost management and pricing programs. Any failure of these programs could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to continuously develop new, improved and more cost-effective technologies and products, this could have a material adverse effect on our business, financial condition and results of operations.
We depend on our continued ability to develop new, improved and more cost-effective technologies and products, to produce the same in a cost-effective manner and to commercialize and distribute new products successfully. The trend towards commoditization and standardization in some of our markets is further increasing the importance of research and development as we need to offer specialized products that are offering higher value to customers in order to achieve satisfactory margins.
We may not be able to successfully and constantly adapt, expand and improve our research and development activities, product portfolio and our marketing strategy in a timely manner and to the necessary extent, or may lack the capacity to invest the required level of human or financial resources in the development of new products required to respond to the existing trends and future changes. Competitors, in particular those with greater financial resources, might be able to outperform us by developing new technologies or products with favorable characteristics. In addition, the market for a newly developed technology or product may unexpectedly decline or could even disappear. In such case, all or part of our investments in the development of the relevant technology or product, which might be substantial, may be lost.
If we fail to continuously develop new, improved and more cost-effective technologies and products and to constantly adapt our research and development activities, product portfolio and marketing strategy to new trends and technological changes, this could have a material adverse effect on our business, financial condition and results of operations.
Our direct customers and their direct and indirect customers face numerous competitive challenges, which may materially adversely affect their business and ours.
Factors adversely affecting our direct customers and their direct and indirect customers may also adversely affect us. These factors include recessionary periods in their markets, their inability to adapt to rapidly changing technology and evolving industry standards, their inability to develop, market, or gain commercial acceptance of their products, some of which are new and untested and their products becoming commoditized or obsolete. Our customers are also subject to a highly competitive consumer products industry, which may have shorter product lifecycles, shifting end-user preferences, and higher revenue volatility.
If our customers or our customers’ direct and indirect customers in the ultimate end-markets are unsuccessful in addressing these competitive challenges, their businesses may be materially adversely affected, reducing the demand for our offerings, decreasing our revenues, or altering our production cycles and inventory management, each of which could have a material adverse effect on our business, financial condition, and results of operations.

Our revenue, earnings, and other operating results have fluctuated in the past and may fluctuate in the future.
If demand for our products fluctuates as a result of economic conditions or for other reasons, our revenue and profitability could be impacted. Our future operating results will depend on many factors, including the following:
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business, political, and macroeconomic changes, and the overall global economy;

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wars or epidemic events;

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changes in consumer confidence caused by many factors, including changes in interest rates, credit markets, expectations for inflation, unemployment levels, and energy or other commodity prices;

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fluctuations in demand for our customers’ and their customers’ products;

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our ability to forecast our customers’ demand for our products accurately;

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our ability to anticipate secular trends that affect demand for our products and the degree to which those trends materialize;

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our customers’ ability to manage the inventory that they hold and to forecast accurately their demand for our products;

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our ability to achieve cost savings and improve yields and margins on our new and existing products; and

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our ability to utilize our capacity efficiently or acquire additional capacity in response to customer demand.

It is likely that our future operating results could be adversely affected by one or more of the factors set forth above or other similar factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.
Any disruptions to our supply chain, significant increase in material costs, or shortages of critical components, could adversely affect our business and result in increased costs.
Any disruptions to our supply chain, significant increases in the cost of materials or shortages of critical components, could adversely affect our business and result in increased costs. Such a disruption could occur as a result of any number of events, including, but not limited to: market shortages due to surge in demand for any particular part or component, increases in prices or impact of inflation, the imposition of regulations, quotas or embargoes on components, labor stoppages, transportation delays or failures affecting the supply chain and shipment of materials and finished goods, supply bottlenecks resulting from plant closures and production adjustments due to public health crises, such as pandemics and epidemics, third-party interference in the integrity of the parts and components sourced through the supply chain, the unavailability of raw materials, severe weather conditions, adverse effects of climate change, natural disasters, geopolitical developments, war or terrorism, and disruptions in utilities and other services. In addition, any future updates or modifications to the anticipated design of Schmid products may increase the number of parts and components we would be required to source and increase the complexity of our supply chain management. Failure to effectively manage the supply of parts and components could materially and adversely affect our results of operations, financial condition and prospects.
Any continued decline or disruption in the photovoltaics, and electronics markets or any economic downturn or uncertainty, in particular in Europe and Asia, could materially adversely affect our business, results of operations, and financial condition.
In recent years, we have generated a large percentage of our revenue in China and Europe. Any continued decline or disruptions in those markets, especially in respect to the photovoltaics and electronics market, could have a direct impact on our business. Trends in nearshoring global semiconductor supply chains could also directly impact our business as customers may choose to move to competitors whose production facilities are closer to their factories. We have also historically been impacted by economic declines or disruptions in those markets, for example the outbreak of the COVID-19 pandemic which led to severe interruptions to business operations generally and within China in particular. Any similar decline or disruption in the future could materially adversely affect our business, results of operations, and financial condition.
Our performance also depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines or uncertainties in Europe, the United States, China and other global economies may lead customers to delay or reduce purchases of our products and services as they take measures to reduce their operating costs, including by delaying the development or launch of new products and brands and/or reducing R&D spending generally.
We are also sensitive to general trends and changes in the key markets we serve. Some of these markets, including the market for substrate manufacturing, exhibit a degree of cyclicality. Decisions to purchase our products and equipment are largely the result of the performance of these and other end-markets. If demand for output in these end-markets decreases, demand for our offerings will decrease as well. Demand for the products produced by customers in our end-markets is impacted by numerous factors, including macroeconomic conditions, prices of commodities, rates of infrastructure spending, consumer confidence and spending, labor conditions, and fuel costs, among others. For example, public skepticism of autonomous driving may negatively impact the demand for high-frequency sensors, which could result in decreased demand for our products. Increases or decreases in these variables globally may significantly impact the demand for our offerings and could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to accurately predict demand in our end-markets or of the customers we serve, we may be unable to meet our customers’ needs, resulting in the loss of potential sales. Alternatively, we may manufacture excess products, resulting in increased inventories and overcapacity in our manufacturing facilities, increasing our incremental production costs and decreasing our operating margins.
In addition, mergers or consolidations among our customers could reduce the number of our customers and potential customers. Consolidation in certain industries that we serve might also adversely affect or otherwise impact our revenues even if these events do not reduce the activities of the consolidated entities. When entities consolidate, overlapping services previously purchased separately are usually purchased only once by the consolidated entity, leading to loss of revenues. In addition, consolidated entities can better negotiate pricing terms while reducing spending on other services that were previously purchased by one of the merged or consolidated entities which may be deemed unnecessary or cancelled. Any such developments among our customers could have material adverse effect on our business, financial condition, and results of operations.
Most of our revenue is derived from our electronics business and while we believe that the business we operate in will grow significantly in the future, this may not materialize.
While we focus on several sectors such as electronics and photovoltaics, the majority of our revenue is achieved from our business with electronics customers. If one or more of the products and services we offer in this business area does not continue to remain profitable or we fail to maintain the quality of the products we offer for any reason, our business, financial condition, and results of operations may be materially adversely affected.
In particular, in our best estimate, based on third-party data from a leading international consultancy firm, the ET market for high-end PCB equipment will grow substantially starting in 2024. If the high-end PCB equipment market develops differently, for instance if traditional process technologies or other new technologies continue to capture most or all of the high-end PCB equipment market, we would not be able to grow our own revenues through our ET process technology, which could have a material adverse effect on our business, financial condition, and results of operations.
Our future business plans are formulated on the expectation of positive long-term trends and drivers in the market in which we operate. Key drivers of this growth are technology such as mobile devices and wearables as well as automotive and mobility innovations. If our expectations and estimates are not correct or do not materialize in the manner in which we anticipate, this could have a negative impact on our future business plans and results of operations.

Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
Difficult global economic conditions, including concerns about sovereign debt and significant volatility in the capital, credit, and commodities markets, could have a material adverse effect on our business, financial condition, results of operations, and cash flows. These global economic factors, combined with low levels of business and consumer confidence and high levels of unemployment, precipitated a slow recovery from the global recession and from time to time create a concern about a return to recessionary conditions. These difficult conditions and the overall economy can affect our business in several ways. For example:
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as a result of the volatility in commodity prices, we may encounter difficulty in achieving sustained market acceptance of past or future price increases, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows;

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under difficult market conditions, there can be no assurance that borrowings under our revolving credit facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

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in order to respond to market conditions, we may need to seek waivers from certain provisions in financing agreements, and in such case, there can be no assurance that we can obtain such waivers at a reasonable cost, if at all;

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market conditions could cause the counterparties to the derivative financial instruments we may use to hedge our exposure to interest rate, commodity, or currency fluctuations to experience financial difficulties and, as a result, our efforts to hedge these exposures could prove unsuccessful and, furthermore, our ability to engage in additional hedging activities may decrease or become more costly; and

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market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending, which in turn could result in decreased sales and earnings for us.

In general, downturns in economic conditions can cause fluctuations in demand for our and our customers’ products, product prices, volumes, and margins. Future economic conditions may not be favorable to our industry and future growth in demand for our products, if any, may not be sufficient to alleviate any existing or future conditions of excess industry capacity. A decline in the demand for our products or a shift to lower margin products due to deteriorating economic conditions could have a material adverse effect on our business, financial condition, and results of operations and could also result in impairments of certain of our assets. We do not know if market conditions or the state of the overall economy will maintain its current course, improve, or decline in the near future. We cannot provide assurance that any decline in economic conditions or economic downturn in one or more of the geographic regions in which we sell our products would not have a material adverse effect on our business, financial condition, and results of operations.
Foreign currency exchange rate fluctuations and volatility in global currency markets could have a material adverse effect on our business, financial condition, and results of operations.
Our combined financial statements are presented in Euros. Our international sales and operations expose us to fluctuations in foreign currency exchange rates. These movements in exchange rates may cause our revenues and expenses to fluctuate, impacting our profitability and cash flows and our results generally.
A significant part of our costs and revenues is denominated in currencies other than the Euro, with the significant majority of our non-Euro denominated revenues being in RMB and a significant majority of our costs being denominated in Euro. Because a majority of our revenues and costs are denominated in currencies other than the Euro, changes in foreign currency exchange rates, in particular a depreciation of the Euro against the RMB, could reduce our ability to service our debt.
These risks related to exchange rate fluctuations and currency volatility may increase in future periods as our operations outside of Europe continue to expand. Consequently, our business, financial condition, and results of operations may be materially adversely affected by fluctuations in currency exchange rates.

Natural disasters, catastrophes, fire, or other unexpected events could have a material adverse effect on our business, financial condition, and results of operations.
Many of our business activities involve substantial investments in manufacturing facilities. These facilities could be materially damaged by natural disasters, such as floods, tornadoes, hurricanes, and earthquakes, or by catastrophes, fire or other unexpected events such as adverse weather conditions or other disruptions to our facilities, supply chain, or our customers’ facilities. We could incur uninsured losses and liabilities arising from any such events, including damage to our reputation, and/or suffer severe impairments to our operational capacity, which could have a material adverse impact on our business, financial condition, and results of operations.
Any natural disaster, catastrophe, fire, or other unexpected event could result in personal injury and loss of life, damage to property, and contamination of the environment, which may result in a shutdown of our facilities, suspension of operations, and the imposition of civil or criminal fines, penalties and other sanctions, cleanup costs, and claims by governmental entities or third parties. We are dependent on the continued operation of our production facilities, and the loss or shutdown of operations over an extended period at any of our other major operating facilities could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to retain existing key customers, or if our key customers fail to grow their own sales in the future, our business, results of operations, and financial condition could be materially adversely affected.
We have a concentrated customer base and are dependent on a small number of significant customers in the technology sector for a large percentage of our sales and revenue. For fiscal year 2022, the two largest customers measured in terms of sales volume represented approximately 39% of our revenues and the ten largest customers represented approximately 76% of our revenues. For the fiscal year 2021, we had more than 60 customers and in 2022 we had more than 70 customers with an approximately similar number of customers in 2023. If we fail to retain these key customers or if we fail to replace orders in one period from key customers with orders from other customers in subsequent periods our own results could be materially adversely impacted.
After introducing our products into their operations, our customers often become highly dependent on our continued provision of products and services. This means that a part of our revenue is derived from subsequent business following the original customer purchase. If such customers were to switch to other providers, we would lose revenue from both initial business as well as subsequent business from follow-on sales and services.
Further, our key customers may fail to grow their own sales in the future which may result in withdrawing from business with us. Loss of any such customer or any disruption in our relationship with such customers could result in decreased revenues. If we are unable to replace revenue generated by one or more of our major customers, our revenue may significantly decrease, which would have a material adverse effect on our business, financial condition, and results of operations.
Our business, financial condition, and results of operations could be adversely affected by decreases in the average selling prices of products.
Decreases in the average selling prices of our products may have a material adverse effect on our business, financial condition, and results of operations. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin products. In the past, we have elected to discontinue selling certain products as a result of sustained material decreases in the selling price of such products and our inability to effectively offset such decrease through shifts in operations. If we are unable to respond effectively to decreases in the average selling prices of our products in the future, our business, financial condition, and results of operations could be materially adversely affected. Further, while we may elect to discontinue products that are significantly affected by such price decreases, we can provide no assurance that any such discontinuation will mitigate the related declines in our financial condition.

We may be required to record an impairment charge on our accounts receivable if we are unable to collect the outstanding balances from our customers.
We typically pre-finance a large portion of development services and resources for manufacturing customer-specific products and frequently sell products and services to customers on credit. While we carry out credit checks for our customers and generally require down payments for orders, there is a risk of delay for payments of the remaining amounts or that customers do not fulfil their payment obligations in full. We estimate the collectability of our accounts receivable based on our analysis of the accounts receivable, historical bad debts, customer creditworthiness, and current economic trends. We continuously monitor collections from our customers and maintain adequate impairment allowance for doubtful accounts. However, if the bad debts significantly exceed our impairment allowance, we may be required to record an impairment charge and our business, financial condition, and results of operations could be materially adversely affected.
Economic, financial, geopolitical, epidemiological, or other conditions could result in business disruptions which could seriously harm our future revenue and financial condition and increase our costs and expenses.
Concerns over inflation, geopolitical issues, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions, the COVID-19 pandemic, supply chain disruptions and economic issues have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased unemployment rates. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive. In addition, there is a risk that one or more of our current or future service providers, manufacturers, suppliers and other partners could be negatively affected by difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.
Our operations, and those of third-party contractors and consultants upon which we rely, could be subject to wildfires, earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war (including trade wars), political instability or other conflicts, and other natural or man-made disasters or other events outside of our control that could disrupt our business. In February 2022, armed conflict escalated between Russia and Ukraine. The sanctions announced by the United States and other countries, following Russia’s invasion of Ukraine, against Russia to date include restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia. It is not possible to predict further actions by the United States and other countries and the broader consequences of this war, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.
The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain supplies and materials for the production of our products could be disrupted if the operations of our suppliers are affected by a man-made or natural disaster or other business interruption. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay the marketing or development of some or all of our products and services. Although we maintain property damage and business interruption insurance coverage, our business, financial condition, and results of operations may be seriously harmed should the losses we suffer as a result of such property damage and/or business interruption substantially exceed our insurance coverage and we are required to make up for this shortfall.
Risks Related to our Operations
Our global operations subject us to increased risks.
We have global operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social, and economic conditions, and unforeseeable developments in a variety of jurisdictions. We have a significant presence in several major regions, including certain emerging markets such China, and we plan to continue and diversify global expansion. Our global operations are subject to the following risks, among others:
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political instability, including regime changes, and corruption;

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acts of terrorism and military actions in response to such acts;

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unexpected changes in regulatory environments and government interference in the economy;

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changes to economic sanctions laws and regulations, including regulatory exemptions that currently authorize certain of our limited dealings involving sanctioned countries;

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increasingly stringent laws related to privacy and consumer and data protection, including the EU General Data Protection Regulation and US State privacy and security breach notification laws;

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international trade disputes that could result in tariffs or other protectionist measures;

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social unrest, crime, strikes, riots and civil disturbances;

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varying tax regimes, including with respect to the imposition of confiscatory taxes, other unexpected taxes, or withholding taxes on remittances and other payments by our partnerships or subsidiaries;

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differing labor regulations, particularly in Germany and China where we have a significant number of employees;

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rising wages and rates of inflation;

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fluctuations in foreign currency exchange rates and foreign exchange controls and restrictions on repatriation of funds;

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the outbreak of disease pandemics and responsive governmental measures;

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inability to collect payments, or seek recourse under, or comply with ambiguous or vague commercial or other laws;

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difficulty in obtaining, or denial of, export licenses or delay or interruption of the transportation of our products;

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differing protections for intellectual property rights;

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increased risk of cybersecurity incidents and cyberattacks from third-party and state actors and privacy violations;

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difficulties in attracting and retaining qualified management and employees;

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increased credit risk and different financial conditions of customers and distributors may necessitate longer payment cycles of accounts receivable or result in increased bad debt write-offs (including due to bankruptcy) or additions to reserves;

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differing business practices, which may require us to enter into agreements that include non-standard terms; and

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difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brand, and lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, but there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition, and results of operations may be materially adversely affected.
Our business in various markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in different legal, regulatory, economic, social, and political conditions. We may not succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Furthermore, any of the foregoing factors or any combination thereof could have a material adverse effect on our business, financial condition, and results of operations.

We may also face difficulties managing and administering an internationally dispersed business. In particular, the management of our personnel across several countries can present logistical and managerial challenges. Additionally, international operations present challenges related to operating under different business cultures and languages. We may have to comply with unexpected changes in foreign laws and regulatory requirements, which could negatively impact our operations and ability to manage our global financial resources. Export controls or other regulatory restrictions could prevent us from shipping our products into and from some markets. Moreover, we may not be able to adequately protect our trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in several countries relating to the protection and enforcement of intellectual property rights.
Changes in tax regulations in Germany or the United States and other jurisdictions, including under and with respect to bilateral and multilateral tax treaties, or the interpretation thereof, could significantly reduce the financial performance of our foreign operations or the magnitude of their contributions to our overall financial performance. In addition, the interpretation and application of consumer and data protection laws in the United States, Europe, and elsewhere are often uncertain, contradictory, and in flux. It is possible that any such newly introduced or amended laws are interpreted and applied in a manner that is inconsistent with our data practices. If so, this could result in government-imposed fines or orders requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
We are not insured against all potential risks.
To the extent available, we maintain insurance coverage that we believe is customary in our industry, covering our respective properties, operations, personnel, and businesses. Such insurance does not, however, provide coverage for all liabilities, including certain hazards incidental to our business, and we can provide no assurance that our insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable. For example, the occurrence of a significant business interruption in the operation of one or more of our key facilities, countries, business partners, or systems could result in liability to us that is not insured and therefore could have a material adverse effect on our business, financial condition, and results of operations. In addition, our products are used in or integrated with many high-risk end-products and therefore if such products were involved in a disaster or catastrophic accident, we could be involved in litigation arising out of such incidents and susceptible to significant expenses or losses.
In the event of a total or partial loss affecting any of our property, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to obtain replacement units or inventory may cause significant delays, which may have a material adverse effect on our business, financial condition, and results of operations. In addition, certain zoning laws and regulations may prevent rebuilding substantially the same facilities in the event of a casualty, which may have a material adverse effect on our business, financial condition, and results of operations.
As a result, we cannot assure you that we are insured against all potential risks or for those risks that are covered by insurance that the insurance proceeds will compensate us fully for our losses, which could result in a material adverse effect on our business, financial condition, and results of operations.
Our ability to use and operate certain portions of our facilities may be limited by the validity of, or a default or termination under, our real property leases.
Certain portions of our facilities are leased from third-party landlords, and we expect to lease facilities in the future. The invalidity of, or default or termination under, any of our leases may interfere with our ability to use and operate all or a portion of certain of our facilities, which may have a material adverse effect on our business, financial condition, and results of operations.
Our operations and assets in foreign jurisdictions may be subject to significant political and economic uncertainties.
We operate and have subsidiaries and partners in various jurisdictions such as China, Taiwan, South Korea, Malaysia and the United States. Changes in laws and regulations, or their interpretation, or the imposition of unexpected or confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, financial condition, and results of operations of our subsidiaries. For example, under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.
If we repatriate funds from our operations in foreign jurisdictions, in order to fund our working capital requirements in other jurisdictions, to pay dividends, or otherwise, we may be required to comply with the procedures and regulations of applicable law, which may significantly limit our ability to extract cash from such operations. For instance, under the Chinese Enterprise Income Tax Law and the regulation on the implementation of the Enterprise Income Tax Law, absent application of a relevant treaty, withholding tax at 10% will normally apply to dividends payable to non-Chinese investors which are derived from sources within China. Any changes to these procedures and regulations, implementation of such legislation in other jurisdictions or our failure or inability to comply with these or other aspects of these or other procedures and regulations, could prevent us from repatriating funds from our operations or subject us to other forms of taxation and/or penalties, which could have a material adverse effect on our business, financial condition, and results of operations. Failure to comply with applicable laws, regulations and/or rules in relation to foreign exchange control, including but not limited to the Administrative Regulations on Foreign Exchange of China, could subject us to administrative penalties (such as warnings and/or fines), as well as potential criminal liabilities in severe situations.
The foreign economies may differ from the economies of Germany or U.S. in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While such economies may have experienced significant growth in the past 30 years, growth may have been uneven, both geographically and among various sectors of the economy. Such economies may not continue to grow and if there is growth, such growth may not be steady and uniform. If there is a slowdown, such slowdown may have a negative effect on our business and operations in such economies as well as on our business in general. We can provide no assurance that the various macroeconomic measures and monetary policies adopted by the foreign governments to guide economic growth and the allocation of resources will be effective in sustaining the growth rate of the respective foreign economies. If growth of such economies stagnates or there is an economic downturn in such economies, our business, financial condition, and results of operations may be materially adversely affected.
In foreign jurisdictions, government may control the currency conversion and expatriation of funds which may affect our liquidity and increase our regulatory compliance burden.
We operate and have subsidiaries in various jurisdictions such as China, Taiwan, Korea and Malaysia. Any government-imposed control of currency conversion and expatriation of funds may affect our liquidity and increase our regulatory compliance burden. For example, the Chinese government has imposed controls on the convertibility of the currency of China (the “RMB”) into foreign currencies and, in certain cases, the remittance of currency out of China. Substantially all revenues of our subsidiaries organized under the laws of China are denominated in RMB. Shortages in the availability of foreign currency in China may restrict the ability of our Chinese subsidiaries to remit sufficient foreign currency to pay dividends or to make other payments to us, or otherwise to satisfy their foreign currency-denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade-related payments, can be made in foreign currencies without prior approval from China’s State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements, including, among others, submission of relevant documentary evidence of such transactions to designated foreign exchange banks in China for processing of relevant payments. We are required to present relevant documentary evidence of such transactions and conduct such transactions at designated foreign exchange banks in China. However, for any Chinese company, dividends can be declared and paid only out of the retained earnings of that company under Chinese law and may be subject to taxation. In accordance with relevant Chinese laws and provisions in their articles of association, each of our Chinese subsidiaries is required to set aside 10% of its after tax profits based on Chinese accounting standards as statutory reserve until such reserve reaches 50% of its registered capital. As a result, our Chinese subsidiaries may be restricted in their ability to transfer cash outside of China whether in the form of dividends, loans or advances. These restrictions and requirements could reduce the amount of distributions that we receive from our subsidiaries, which would restrict our ability to fund our operations, generate income, pay dividends, and service our indebtedness.
Furthermore, approval from SAFE or its local branch is required where RMB are to be converted into foreign currencies and remitted out of China for payments of capital account items, such as the repayment of loans denominated in foreign currencies. Without a prior approval from SAFE or its local branch, cash generated from the operations of our Chinese subsidiaries may not be used to repay debt in a currency other than the RMB owed by such subsidiaries to entities outside China, or make other payments of capital account items outside China in a currency other than the RMB. The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. In the current regime of stringent regulation of outflow of capital, RMB outflow may face the same level of scrutiny by the Chinese government as the outflow of foreign currencies.
Additionally, because repatriation of funds of our Chinese subsidiaries requires the prior approval of SAFE and/or its authorized bank and/or compliance with certain procedural requirements, such repatriation could be delayed, restricted, or limited. There can be no assurance that the rules and regulations pursuant to which SAFE grants or denies such approval or stipulates the procedural requirements will not change in a way that adversely affects the ability of our Chinese subsidiaries to expatriate funds out of China. Future measures, including any additional requirements to repatriate profits earned in China, may increase our regulatory compliance burden.
Such legislation may be imposed in other jurisdictions where we operate which may affect our liquidity and increase our regulatory compliance burden which may materially adversely affect our business, financial condition, and results of our operations.
Uncertainties presented by the foreign legal systems could limit the legal protections available to us and subject us to legal risks, which could have a material adverse effect on our business, financial condition, and results of operations.
We operate and have subsidiaries and partners in various jurisdictions such as China, Taiwan, Korea, Malaysia and the United States. Our operations in foreign jurisdictions are subject to foreign applicable laws, rules and regulations. In such jurisdictions, a fully integrated legal system may not yet be developed, or imposed laws may not sufficiently cover all aspects of economic activities and prior court decisions may have limited value as precedents. Additionally, foreign statutes may often be principle-oriented and require detailed interpretations by the enforcement bodies to further apply and enforce such laws. In particular, some of these laws and regulations may be relatively new, and there may be limited volume of published decisions. For that reason interpretation and enforcement of these laws and regulations involve uncertainties.
In addition, a legal system may be based in part on government policies and internal rules, some of which may not be published on a timely basis or at all, and some of which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Any administrative and court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention. Further, as administrative and court authorities may have significant discretion in interpreting and implementing statutory, regulatory, and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into in foreign jurisdictions. As a result, these uncertainties could have a material adverse effect on our business, financial condition, and results of operations.
Our management has limited experience in operating a public company.
Our management has limited experience in the management of a publicly listed company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company listed in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods. See “Being a Public Company” below for further descriptions of related risks.
Material increases in labor costs in China could have an adverse impact on our business and operating results.
We operate a number of manufacturing facilities in China. In past years, we and other manufacturers have experienced increases in labor costs in our Chinese facilities due to rising inflation. Increases in the cost of labor in manufacturing facilities in China, including those of Schmid, are expected to continue to occur in the future.
To the extent we are unable to pass on increases in labor costs to our customers by increasing the prices for our products and services, minimum wage increases, or increases in other labor costs, or to move our operations into a jurisdiction where labor cost is lower, this could have a material adverse effect on our business, financial condition, and results of operations.
Changes in the Chinese government’s policy on foreign investment in China may adversely affect our business and results of operations.
The Foreign Investment Access Special Management Measures (Negative List) (2019 Version) (“Negative List”), which became effective on July 30, 2019, has identified the industrial areas that are restricted or prohibited for foreign investors. The business of our Chinese subsidiaries does not fall within any of such restricted or prohibited areas and their business scope was duly approved by the Chinese foreign investment regulatory authority upon their establishment.
The Negative List may, however, be updated from time to time, and there can be no assurance that the Chinese government will not change its policies in a manner that would render part or all of our business to fall within the restricted or prohibited categories. If we cannot obtain approval from the relevant approval authorities to engage in a business that becomes prohibited or restricted for foreign investors pursuant to any applicable updates under the Negative List, we may be forced to sell or restructure our business in China. If we are forced to adjust our corporate structure or business as a result of changes in government policy on foreign investment, this could adversely affect our reputation, business, financial condition, and results of operations.
The Chinese government may enact further restrictive measures in the future which could adversely affect our reputation, business, financial condition, and results of operations.
Our ability to obtain additional capital on commercially reasonable terms may be limited.
Although we believe our cash and cash equivalents, together with cash we expect to generate from operations and unused capacity available under our revolving credit facility, provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively.
If we are unable to obtain capital on commercially reasonable terms, it could:
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reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions, and other general corporate purposes;

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restrict our ability to introduce new products or exploit business opportunities;

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increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

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place us at a competitive disadvantage.

We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on reasonable terms or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.
Risks Related to Regulation and Litigation
Our financial results may be affected by tariffs, border adjustment taxes or other adverse trade restrictions.
We have global operations, including a significant presence in several major regions, including markets such as Malaysia, Taiwan, South Korea, United States, and China. We cannot predict whether the countries in which we operate, or may operate in the future, could become subject to new or additional trade restrictions imposed by the United States or other governments, including the likelihood, type or effect of any such restrictions. The U.S. government imposed various actions regarding trade with China, including levying various tariffs on imports from China, and is contemplating imposing additional actions in the future. Imposing additional tariffs, border adjustment taxes or other adverse trade restrictions on countries where we have operations could have a material adverse effect on our business, financial condition, and results of operations.
The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences.
We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements, or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration, or interpretation of these laws or regulations in any applicable jurisdiction, or our inability to comply with all applicable requirements of these laws or regulations could have a material adverse effect on our business, financial condition, and results of operations.
In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our activities or transactions, including the tax treatment or characterization of our tax residency, indebtedness, or the transactions contemplated in connection with the Business Combination. If any competent tax authorities were to successfully challenge the tax treatment or characterization of any of these, it could result in the disallowance of deductions, the imposition of additional or new taxation in certain jurisdictions, the imposition of withholding taxes on internal deemed transfers or in general, capital gains taxes, including on transfers that have been made and/or deemed to have been made in connection with the Transactions or otherwise, the reallocation of income, penalties, or other consequences that could have a material adverse effect on our business, financial condition, and results of operations.
Our failure to comply with trade restrictions such as economic sanctions and export controls could negatively impact our reputation and results of operations.
We are subject to trade restrictions, including economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations, which prohibit or restrict transactions involving certain designated persons and certain designated countries or territories, including Russia, Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine. Our failure to successfully comply with any such laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive. We maintain policies and procedures designed to comply with these laws and regulations. As part of our business, we may, from time to time, engage in limited sales and transactions involving certain countries that are targets of economic sanctions, provided that such sales and transactions are authorized pursuant to applicable economic sanctions laws and regulations. However, we cannot predict the nature, scope, or effect of future regulatory requirements, including changes that may affect existing regulatory authorizations, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted. Any changes in economic sanctions laws in the future could adversely impact our business.
In addition, any perceived or actual breach of compliance by us with respect to applicable laws, rules, and regulations could have a significant impact on our reputation and could cause us to lose existing customers; prevent us from obtaining new customers; negatively impact investor sentiment about our company; require us to expend significant funds to remedy problems caused by violations and to avert further violations; and expose us to legal risk and potential liability — all of which may have a material adverse effect on our reputation, business, financial condition, and results of operations.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), European anti- bribery and corruption laws, and other anti-corruption laws and regulations. The FCPA and European anti- bribery and corruption laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation.
We may be adversely affected by changes in legislation and regulation, which may impact how we provide products and services.
We are subject to extensive laws, regulations, and industry standards in the various jurisdictions where we operate, market, and distribute our products, including, inter alia, environmental, occupational health and safety, product regulatory and liability, patent and trademark, competition, financial, accounting, and tax laws and regulations, which vary from jurisdiction to jurisdiction. Legislative and regulatory changes that impact us and our customers’ industries may impact how we provide products and services to our customers. It is difficult to predict in what form laws and regulations will be adopted or how they will be construed by the relevant courts, or the extent to which any changes might adversely affect us. Delays in adapting our products and services to legislative and regulatory changes could harm our reputation. Also, we may not be as well-equipped to respond to changes in legislation or regulation as some of our competitors or we may become subject to new legislation or regulation with regard to the products and services we offer which could cause us to be prohibited from providing certain services or make provision of affected services more expensive.
Although we have implemented policies and procedures that are designed to ensure compliance with applicable laws, rules, and regulations, there is no guarantee that we will remain in compliance. Any noncompliance could result in civil, criminal and administrative fees, fines, penalties, taxes, interruptions in our operations, and reputational harm for the company, which may have a material adverse effect on our business, financial condition, and results of operations.
We operate in a litigious environment, which may adversely affect our business, financial condition, and results of operations.
We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract, and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and/or substantial payment obligations or costs to be borne by us, which could have a material adverse effect on our business, financial condition, and results of operations.
We may be liable for damages based on product liability claims brought against our customers in our end-markets or from our customers and their employees, and any successful claim for damages could have a material adverse effect on our business, financial condition, and results of operations.
In addition, many of our products provide critical performance attributes to our customers’ products that are sold to consumers who could potentially bring product liability suits related to such products. Our sale of these products therefore involves the risk of product liability claims, including class action lawsuits that claim liability for death, injury, or property damage caused by products that we manufacture or that contain our components. If a person were to bring a product liability suit against one of our customers, this customer may attempt to seek contribution from us. A person may also bring a product liability claim directly against us. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments, for which we are not otherwise indemnified, could have a material adverse effect on our business, financial condition, and results of operations. While we endeavor to protect ourselves from such claims and exposures in our contractual negotiations, we can provide no assurance that our efforts in this regard will ultimately protect us from any such claims.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We and any contract manufacturers and suppliers we engage are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and waste; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.
Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or waste. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not currently maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with storage or disposal of hazardous and flammable materials, including chemicals and biological materials. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on business, financial condition, results of operations and growth prospects.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions that could have a material adverse effect on our business, reputation and growth prospects.
Global climate change legislation could negatively impact our results of operations or limit our ability to operate our business.
We operate production facilities in several countries. In many of the countries in which we operate, legislation has been passed or proposed, or legislation is being considered, to limit greenhouse gases through various means, including the capping and trading of emissions credits. Greenhouse gas regulation in the jurisdictions in which we operate could negatively impact our future results from operations through increased costs of production. We may be unable to pass such increased costs on to our customers, which may decrease our revenues and net income and have a material adverse effect on our business, financial condition, and results of operations. In addition, the potential impact of climate change regulation on our customers is highly uncertain and may also materially adversely affect our business, financial condition, and results of operations.
Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
We must comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the United States, Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in 2018, and the State of California adopted the California Consumer Privacy Act of 2018 (“CCPA”); additional U.S. states are likely to adopt measures similar to the CCPA in the near term. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under the GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Compliance with any additional laws and regulations could be expensive and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and damage to our reputation and credibility, and could have a negative impact on revenues and profits.
Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders we receive.

Risks Related to Employee Matters, Managing Growth, and Relationships with Suppliers and Other Third Parties
If we do not continue to attract, motivate, and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our transition to a public company or our current and future operations. The loss or incapacity of existing members of our senior management team or key scientists and engineers could adversely affect our operations, particularly if we experience difficulties hiring qualified successors.
In addition, our business depends on our ability to continue to attract, motivate, and retain many skilled employees across all of our operations. There is a limited pool of employees who have the requisite skills, training, and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in technology and the sciences and technical fields. Competition for professionals across our entire business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent and employees can intensify globally, requiring us to increase our focus on attracting and developing highly skilled employees. We also face additional challenges in terms of recruiting a requisite number of skilled and qualified workers due to regional or global trends such as labor supply issues in connection with an aging workforce. As competition for experienced talent grows, we may be forced to increase spending on employee salaries which could have a material adverse effect on our business, financial condition, and results of operations.
Future organizational changes and the implementation of our cost savings initiatives could also cause our employee attrition rate to increase and may result in significant costs to us in connection with implementing such initiatives. If we are unable to continue to identify or be successful in attracting, motivating, and retaining appropriately qualified personnel, there could be a material adverse effect on our business, financial condition, and results of operations.
We may acquire other businesses which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our results of operations.
As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies. The identification of suitable acquisition candidates is difficult, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and business strategy; we may be subject to claims or liabilities assumed from an acquired company, product, or technology; and any acquisitions we complete could be viewed negatively by our customers, investors, and securities analysts. In addition, if we are unsuccessful at integrating future acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and results of operations of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt our ongoing business and divert management’s attention, and we may not be able to manage the integration process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges. We may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of our common shares. The issuance of equity or equity-linked debt to finance any future acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased liabilities and could also include covenants or other restrictions that would impede our ability to manage our operations. The occurrence of any of these risks could harm our business, results of operations, and financial condition.
We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.
We are continually executing on several growth initiatives, strategies, and operating plans designed to enhance our business. In addition to these growth strategies, our business plan incorporates certain transformational initiatives, including our enhanced senior leadership team, globalized management structure, renewed focus on customers, optimized R&D, cost management initiatives, and a new incentive structure and may include potential acquisitions.
The anticipated benefits from these strategies and initiatives are based on several assumptions that may prove to be inaccurate, including assumptions as to the key trends that will drive growth in our business. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans without making additional expenditures or at all. If we are unable to complete these initiatives, strategies, and operating plans, we may not realize all the benefits we currently anticipate, including the growth targets and cost savings we expect to achieve. The anticipated cost savings disclosed elsewhere in this prospectus are presented on a gross basis and do not reflect any expenses that may be required to achieve such cost savings.
A variety of risks could cause us not to realize some or all the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans; the secular trends on which many of our strategies and initiatives are based not materializing or not materializing to the degree expected; increased difficulty and cost in implementing our growth efforts; and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. Similarly, we may not realize the benefits we currently expect from our comprehensive systems and solutions approach.
If any of the assumptions underlying our growth initiatives prove to be inaccurate or any of the foregoing risks materialize, we may not realize the expected benefits of our initiatives and we may be adversely affected, including as the result of the costs associated with these initiatives. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affects our operations or cost more or take longer to effectuate than we expect, or if our assumptions, including our assumptions with respect to growth of our end-markets, prove inaccurate, our business, financial condition, and results of operations may be materially adversely affected.
Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, internal codes of conduct, and insider trading prohibition.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with applicable regulations, to provide accurate information to the German, Chinese, United States or other regulators, to comply with manufacturing standards we have established, to comply with federal and state fraud and abuse laws and regulations in Germany, the United States and other countries or jurisdictions, to report financial information or data accurately, or to disclose unauthorized activities to us.
It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations, including applicable environmental laws and regulations. If any such misconduct occurs or any related actions are instituted against us (and we are not successful in defending ourselves or asserting our rights) such misconduct or actions could have a material adverse effect on our business, financial condition, and results of operations.
If any of our suppliers become economically distressed or declare bankruptcy, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions.
We procure various types of materials and components from our suppliers. We have historically obtained a significant proportion of the materials we require to manufacture our products from a limited number of suppliers, for example in connection with sensor and control technology and pumps and filters. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect our ability to deliver orders to our clients and could increase our costs and negatively affect our liquidity and financial performance.

Increases in costs or reductions in the supplies of our specialty and commodity raw materials required for our manufacturing, testing, and operations processes could materially and adversely affect our business, financial condition, and results of operations.
We use a variety of specialty and commodity raw materials, including precious metals and specialty plastic materials, in our manufacturing processes, and our most significant raw material input by value is plastics. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase our major raw materials on a contract or as-needed basis from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the financial stability of our suppliers, suppliers’ allocations to other purchasers, interruptions in production by suppliers, new laws or regulations, changes in foreign currency exchange rates, and worldwide price levels. In addition, many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers, which makes it more difficult to replace suppliers in the event of any supply disruption. Further, in some cases, we are limited in our ability to purchase certain raw materials from other suppliers by supply agreements that contain certain minimum purchase requirements. Additionally, we can provide no assurance that, as our supply contracts expire, we will be able to renew them or, if they are terminated, that we will be able to obtain replacement supply agreements on terms favorable to us.
In particular, we may face difficulties or delays in finding a new supplier should a critical supplier stop supplying us with components or software. In particular, while we may find a new supplier quickly, we will need to make sure that this new supplier meets our performance standards and that the component, materials and software can be integrated into our machinery without an impact on delivery timelines or the quality of our products. Our business, financial condition, and results of operations could be materially adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increase significantly.
From time to time, suppliers may extend lead times, limit supplies, or increase prices due to capacity constraints, environmental limitations, or other factors. We may not always be able to pass on these price increases, and price increases by our other suppliers, to our customers due to competitive pricing pressure, and, even when we are able to do so, there may be a time delay between increased raw material prices and our ability to increase the prices of our products. Any limitation on, or delay in, our ability to pass on any price increases could have a material adverse effect on our business, financial condition, and results of operations.
We depend upon our information technology systems, which are subject to interruption and failure.
Our business operations could be disrupted if our information technology systems fail to perform adequately. The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures and security breaches. Further, our information technology systems, including those managed by third-party service providers, may be subject to computer viruses, malicious software, attacks by hackers, and other forms of cyber intrusions or unauthorized access, any of which can create system disruptions, shutdowns, or unauthorized disclosure of sensitive data. Any such damage or interruption could have a material adverse effect on our business, financial condition, and results of operations.
In addition, a security breach that leads to disclosure of information protected by privacy laws could compel us to comply with breach notification requirements under state, national, and federal laws and regulations, potentially resulting in litigation or regulatory action, or otherwise subjecting us to liability under laws that protect personal data.
Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our machines, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
We attempt to mitigate the above risks by employing several measures, including monitoring and testing of our security controls, employee training, maintenance of protective systems and contingency plans, and contracting with service providers to address third-party cybersecurity risks. Nonetheless, it is impossible to eliminate all cybersecurity risk and thus we remain potentially vulnerable to known or unknown threats. Information security risks have generally increased in recent years because of the increased proliferation, sophistication, and availability of complex malware and hacking tools to carry out cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to mitigate new and emerging threats while continuing to enhance our information security capabilities or to investigate and remediate security vulnerabilities.
Risks Related to Schmid’s Intellectual Property
Our know-how and innovations may not be adequately protected.
We believe that our product development, brand recognition and reputation, and the technological and innovative skills of our personnel are essential to establishing and maintaining our leadership position. We rely on a combination of patent, copyright, trademark, trade secrets, confidentiality procedures, technical measures, and contractual agreements with our customers, suppliers, and employees to establish and protect our know-how and innovations according to our products and services. If we fail to protect our know-how and innovations, our competitive position could suffer, which could adversely affect our business, financial condition, and results of operations.
We may be forced to initiate litigation or other enforcement actions against third parties to protect our know-how and innovations as well as defend and enforce our intellectual property rights. Litigating claims related to the enforcement of intellectual property rights is very expensive and can be burdensome in terms of management time and resources, which could adversely affect our business, financial condition, and results of operations. Moreover, the scope of our intellectual property rights may not prevent competitors from designing around such rights.
In some cases, we rely upon unpatented proprietary manufacturing expertise, continuing technological innovation, and other trade secrets to develop and maintain our competitive position. While we generally will enter into confidentiality agreements with our employees and third parties to protect our intellectual property, our confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. In addition, adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets or manufacturing expertise. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline as a result of increased competition.
In addition, we rely on both registered and unregistered trademarks to protect our name and brands. We can provide no assurance that our pending trademark applications will be approved. Failure by us to adequately maintain the quality of our products and services associated with our trademarks or any loss to the distinctiveness of our trademarks may cause us to lose certain trademark protection, which could result in the loss of goodwill and brand recognition in relation to our name and products. In addition, successful third-party challenges to the use of any of our trademarks may require us to rebrand our business or certain products or services associated therewith.
The failure of our patents, applicable intellectual property law, or our confidentiality agreements to protect our intellectual property and other proprietary information, including our know-how and innovations relating to processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods, and compounds, or if we are unsuccessful in our judicial enforcement proceedings, could have a material adverse effect on our competitive advantages, business, financial condition, and results of operations, and could require us to devote resources to advertising and marketing these new brands. Further, we can provide no assurance that competitors will not infringe our trademarks or patents, or that we will have adequate resources to enforce our trademarks or patents.
From time to time, competitors challenge the validity of our patents and trademarks, and we challenge the validity of their patents and trademarks. Further, our competitors may circumvent our patents or our patents may not be of sufficient scope or strength to provide us with meaningful protection or commercial advantage. We cannot be certain either of successfully defending the validity of our patents and trademarks or of invalidating patents and trademarks of our competitors. Additionally, our patents will all eventually expire, after which we will not be able to prevent our competitors from using our previously patented technologies, which could materially adversely affect any competitive advantage we have stemming from those products and technologies. We also cannot assure that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.
Our efforts to protect our intellectual property may be less effective in some countries where intellectual property rights are not as well protected as in Germany or the United States and changes in patent laws or their interpretations could diminish the value of patents in general, thereby impairing our ability to protect our products.
The laws of some countries regarding trademark, patent, copyright, and other intellectual property rights also do not protect proprietary rights to the same degree as the laws of Germany or the United States and there is a risk that our ability to protect our proprietary rights may not be adequate in these countries. Many companies have encountered significant problems in protecting their proprietary rights against copying or infringement in such countries, some of which are countries in which we intend to operate or to sell our products. In particular, the application of laws governing intellectual property rights in China, where we operate, has historically been less effective than those in other jurisdictions, mainly due to the lack of procedural rules for discovery of evidence, low damage awards, and low rates of criminal penalties against intellectual rights infringements. Accordingly, protection of intellectual property rights in China may not be as effective as other countries. Furthermore, the policing of unauthorized use of proprietary technology is difficult and expensive, and we may need to commence and become involved in expensive and lengthy proceedings to enforce or defend patents issued to us or determine the enforceability, scope, and validity of our proprietary rights or those of others. The experience and capabilities of different courts in handling intellectual property related matters vary, and outcomes are unpredictable. Therefore, it could involve substantial risks to us. If we are unable to adequately protect our intellectual property rights in China or elsewhere, our business, financial condition, and results of operations could be materially adversely affected.
In addition, our competitors in China and these other countries may independently develop similar technology or duplicate our products, even if unauthorized, which could potentially reduce our sales in these countries and have a material adverse effect on our business, financial condition, and results of operations. While we generally consider applying for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately assess all the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, our pending patent applications may be challenged by third parties and may not be issued by the applicable patent offices as patents. We also cannot assure you that the patents issued as a result of our foreign patent applications will have the same scope of coverage as our German, European or U.S. patents. It is possible that only a limited number of the pending patent applications will result in issued patents, which may have a material adverse effect on our business, financial condition, and results of operations.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights or those rights are not enforceable. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take are aimed to prevent misappropriation. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, including significant amounts of time from our key executives and management, and may not have the desired outcome.
Filing, prosecuting, and defending patents covering our products throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent or other intellectual property protection to develop their own products and, further, may export otherwise infringing products to territories where we may have or obtain patent or other intellectual property protection, but where patent or other intellectual property enforcement is not as strong as that in Germany or the United States. These unauthorized products may compete with our products in such jurisdictions and take away our market share where we do not have any issued or licensed patents or other intellectual property protection and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Our ability to protect and enforce our intellectual property rights may be further adversely affected by unforeseen changes in intellectual property laws. In general, changes in patent laws or their interpretations, including in the United States, Germany or other countries where available protections are generally stronger, could diminish the value of our patents, thereby impairing our ability to protect our products. This could have a material adverse impact on our business, financial condition and results of operations.
We may be subject to claims that our employees, consultants or independent contractors have infringed, misappropriated or otherwise violated the intellectual property of a third party, including trade secrets or know-how of their former employers or other third parties.
We may be subject to claims that our employees or consultants have wrongfully used for our benefit or disclosed to us confidential information of third parties. We employ individuals who were previously employed at other companies, or at research institutions. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees and consultants do not use the intellectual property rights, proprietary information, know-how or trade secrets of others in their work for us and seek to protect our ownership of intellectual property rights by ensuring that our agreements with employees, collaborators, and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. To the extent that our employees, consultants or contractors use intellectual property rights or proprietary information owned by others in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents or other intellectual property or proprietary rights. Litigation may be necessary to defend against any of these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. In addition, we may lose personnel as a result of such claims and any such litigation, or the threat thereof, may adversely affect our ability to hire employees or contract with independent contractors. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.
If we fail to validly execute invention assignment agreements with our employees and contractors involved in the development of intellectual property, the value of our products, business and competitive position may be harmed. Our patent rights and other intellectual property may also be subject to priority, ownership or inventorship disputes, interferences, and similar proceedings.
To maintain the confidentiality of our trade secrets, proprietary information and other intellectual property rights, we have certain confidentiality and invention assignment provisions in place with our employees, consultants, suppliers, contract manufacturers, collaborators and others. However, we may not enter into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes or who conceives or develops intellectual property rights that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. There can be no assurance that such agreements and provisions are in place in all instances that may be needed or that where they are in place they will be upheld in the face of a potential challenge, that other parties will not breach their agreements with us or that we will have adequate remedies to address any breach.
We may also be subject to claims that former employees, collaborators, or other third parties have an interest in our current or future patents and patent applications or other intellectual property rights, including as an inventor or co-inventor. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents and patent applications, such co-owners rights may be subject, or in the future subject, to assignment or license to other third parties, including competitors. In addition, we may need the cooperation of any such co-owners to enforce any such patents and any patents issuing from such patent applications against third parties, and such cooperation may not be provided. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property rights to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity, despite the inclusion of valid, present-tense intellectual property assignment obligations. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim.
If we or our licensors are unsuccessful in any priority, validity (including any patent oppositions), ownership or inventorship disputes to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more of our patents, or such patent claims may be narrowed, invalidated, or held unenforceable, or through loss of exclusive ownership of or the exclusive right to use our owned or in-licensed patents. In the event of loss of patent rights as a result of any of these disputes, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the products we may develop. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Even if we are successful in priority, inventorship or ownership disputes, such disputes could result in substantial costs and be a distraction to management and other employees. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations or prospects.
Our patent applications may not be successful, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We are currently in the process of patenting the technology for embedded traces which is the next level technology for high-end PCBs & Substrates. While some parts of the patents have gone through, the official process for all the technology is not yet completed. We believe we are the only acter in the market that is currently able to supply equipment for ET production.
For this technology or for any other technology for which we have filed, or in the future may file, a particular patent application, we cannot be certain that we are the first inventor of the subject matter. Moreover, we cannot be certain if we are the first party to file such a patent application or that our application will ultimately be successful. If another party has filed a patent application for the same subject matter as we have, or similar subject matter is otherwise publicly disclosed, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that a patent, for which an application was filed, will actually be issued, or that our issued patents will afford protection against competitors with similar technology or will cover certain aspects of our products. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies.
We cannot assure you that we will be granted patents pursuant to our pending applications or those we plan to file in the future. Even if our patent applications succeed and we are issued patents in accordance with them, these patents could be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could result in refusal or invalidation of our patent applications. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.
Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, leasing or market our products, which could make it more difficult for us to operate our business. As the number of products and services in our markets increases and the functionality of these products and services further overlaps, we may become increasingly subject to claims by a third party that our products and services infringe such party’s intellectual property rights.
From time to time, we may receive communications from holders of patents (including non-practicing entities or other patent licensing organizations), trademarks or other intellectual property regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, there is a growing occurrence of patent suits being brought by organizations that use patents to generate revenues without manufacturing, promoting or marketing products, or investing in R&D in bringing products to markets. These organizations continue to be active and target whole industries as defendants. We may not prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation.
In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention. Further, we may be required to compensate the third-party bringing the suit either by paying a lump sum or ongoing license fees to be able to continue selling a particular product or service. This type of compensation could be significant. We might also be prevented or enjoined by a court from continuing to provide the affected product or service and may be forced to significantly increase our development efforts and resources to redesign such product or service. We may also be required to defend or indemnify any customers who have been sued for allegedly infringing a third-party’s patent in connection with using one of our products or services. Responding to intellectual property claims, regardless of the validity, can be time-consuming for our personnel and management, result in costly litigation, cause product shipment delays, and harm our reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Being a Public Company listed on a U.S. Stock Exchange
We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.
To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. The increased costs will increase our net loss. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.
We are a “foreign private issuer” and a “controlled company” within the meaning of the rules of the stock exchange on which we intend to list our common shares and, as a result, expect to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
The corporate governance rules of the stock exchange on which we intend to list our common shares require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. While we expect to abide by the rules applicable to independent directors, by having a board of directors consisting of a majority of independent directors, as a foreign private issuer, we are permitted to, and we may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as we would rely on the foreign private issuer exemption for certain of these corporate governance standards, a majority of our Board are not required to be independent directors and our Compensation Committee and Nominating and Corporate Governance Committee are not required to be composed entirely of independent directors. In that case, management oversight may be more limited than if we were subject to all the corporate governance standards of the stock exchange on which we intend to list our common shares.
Following the consummation of this offering, Anette Schmid and Christian Schmid will continue to control a majority of the voting power of our outstanding common shares. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the stock exchange on which we intend to list our common shares. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of the Board consist of independent directors;

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

In the event we no longer qualify as a foreign private issuer, we may utilize these exemptions if we continue to qualify as a “controlled company.” If we were to utilize the controlled company exemption, we will not have a majority of independent directors and our Nominating and Corporate Governance and

Compensation Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of the stock exchange on which we list our common shares.
We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.
We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. We will be subject to rules outlined by the SEC, the New York Stock Exchange and requirements under Dutch corporate law, which will require changes in our corporate governance practices. We expect that compliance with these laws, rules and regulations and the move from a private to a public company will substantially increase our expenses, including our legal, accounting and information technology costs and expenses, and make some activities more time consuming and costly, and these new obligations will require attention from our executive officers and senior management and could divert their attention away from the day-to-day management of our business. We also expect these laws, rules and regulations and the move from a private to a public company to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Due to increased risks and exposure it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our shares, fines, sanctions and other regulatory action and potentially civil litigation, which could adversely impact our business, results of operation, financial condition and the price of our shares.
A liquid market for our shares may not develop and/or persist.
Prior to the Business Combination, there has been no public market for the shares of Schmid. An active trading market for the shares may never develop or, if developed, it may not be sustained. You may be unable to sell your shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of the Pegasus shares in connection with the closing of the Business Combination. Following the Business Combination, fluctuations in the price of the shares could contribute to the loss of all or part of your investment. The valuation ascribed to Schmid in the Business Combination may not be indicative of the price that will prevail in the trading market. The trading price of the shares following the closing of the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pegasus’s and Schmid’s control. Any of the factors listed could have a material and adverse effect on the trading price of shares, which may trade at prices significantly below the price you paid for the shares of Pegasus stock that are converted into Schmid stock in accordance with the terms of the Business Combination. In such circumstances, the trading price of shares may not recover and may experience a further decline.
Our failure to meet NYSE’s continued listing requirements could result in a delisting of our shares.
The NYSE requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our common shares are delisted from the NYSE at some later date, our shareholders could find it difficult to sell our common shares. In addition, if our common shares are delisted from the NYSE at some later date, we may have our common shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NYSE. In addition, if our common shares are not so listed or are delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are delisted from the NYSE at some later date or become subject to the penny stock regulations, it is likely that the price of our common shares would decline and that our shareholders would find it difficult to sell their shares.
If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our shares may depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. If one or more of the analysts who will cover Schmid downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of Schmid or fail to regularly publish reports on Schmid we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
We will be an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.
We will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Schmid shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our shares and the market price and trading volume of our shares may be more volatile and decline significantly.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources and shareholders may have fewer advantages until TopCo ceases to be an emerging growth company.
As indicated above, prior to the Business Combination, Schmid is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”) and TopCo´s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting obligations that will be applicable to TopCo after the Business Combination, including the requirement to document and test TopCo’s internal control over financial reporting so that TopCo’s management can certify as to the effectiveness of its internal control over financial reporting. These regulatory compliance and reporting obligations as a public company are likely to place a considerable strain on TopCo’s financial and management systems, processes and controls, as well as on its personnel. If TopCo is not able to implement the requirements of Section 404, including any additional requirements once TopCo is no longer an emerging growth company, in a timely manner or with adequate compliance, TopCo may not be able to assess whether its internal control over financial reporting is effective, which may subject TopCo to adverse regulatory consequences and could harm investor confidence and the market price of TopCo Ordinary Shares. Additionally, once TopCo is no longer an emerging growth company, TopCo will be required to comply with the independent registered public accounting firm attestation requirement on TopCo’s internal control over financial reporting. Until TopCo ceases to be an emerging growth company, shareholders will not have the benefit of an independent assessment of the effectiveness of TopCo’s internal control environment.

As a foreign private issuer, we will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to our shareholders.
We will be a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, we will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as we are a foreign private issuer, we will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, we will not be required to provide detailed executive compensation disclosure in our periodic reports, and we will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, our officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of its securities.
As a foreign private issuer we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.
Also, as a foreign private issuer, we will be permitted to follow home country practice in lieu of certain NYSE corporate governance rules, including those that require listed companies to have a majority of independent directors (although all of the members of the audit committee must be independent under the Exchange Act) and independent director oversight of executive compensation, nomination of directors and corporate governance matters; have regularly scheduled executive sessions with only independent directors; and adopt and disclose a code of ethics for directors, officers and employee. Accordingly, our shareholders may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.
We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act, however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2024.
In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

Schmid will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees, suppliers and customers may have an adverse effect on Schmid. These uncertainties may impair Schmid’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with Schmid to seek to change existing business relationships with Schmid. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, TopCo’s business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts Schmid from making certain expenditures and taking other specified actions without the consent of Pegasus until the Business Combination occurs. These restrictions may prevent Schmid from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.
Risks Related to TopCo Being a Newly Incorporated Dutch Company
TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.
TopCo has been recently incorporated and has no operating history and no revenues. TopCo’s unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus combines Pegasus’s historical audited results of operations for the 6 month periods ended June 30, 2023 and June 30, 2022 as well as the 12 month periods ended December 31, 2021 and December 31, 2022 with Schmid’s historical audited results of operations for the 6 month periods ended June 30, 2023 and June 30, 2022 as well as the 12 month periods ended December 31, 2021 and December 31, 2022, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or TopCo’s future consolidated results of operations or financial position. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.
The rights of shareholders in companies subject to Dutch corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.
At Closing, we will be a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our articles of association, our internal rules and policies and by the laws governing companies incorporated in the Netherlands. The rights of shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. The role of the management board in a Dutch company is also materially different, and cannot be compared to, the role of a board of directors in a corporation incorporated in the United States. In the performance of their duties, our management board is required by Dutch law to consider the interests of our company and the sustainable success of its business, with an aim to creating sustainable long-term value, taking into account the interests of its shareholders, its employees and other stakeholders of the company, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.
We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.
We will be subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the management board and the general meeting of the shareholder of TopCo General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports (which are filed in the Netherlands) whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting NYSE requirement), the company is required to give the reasons for such noncompliance. The DCGC applies to Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including NYSE.
We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of NYSE and U.S. securities laws, or because we believe such provisions do not reflect customary practices of global companies listed on NYSE. Any such non-compliance may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.
Shareholders may not be able to exercise pre-emptive rights and, as a result, may experience substantial dilution upon future issuances of shares.
After the completion of the Business Combination, shareholders may be restricted or excluded by a resolution proposed by the management and adopted by the Extraordinary General Meeting of shareholders to exercise preemptive rights in case of further issuances of shares.
After the completion of the Business Combination, shareholders may be restricted or excluded by a resolution proposed by the management and adopted by the General Meeting to exercise pre-emptive rights in case of further issuances of shares.
Dividend Policy
Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the issued share capital plus the reserves which must be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Subject to such restrictions, any future determination to pay dividends will be at the discretion of the TopCo Board and will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the TopCo Board.
The TopCo Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of the TopCo Board, subject to the applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting. Unless the TopCo Board sets another date for payment, dividends and other distributions will be made payable pursuant to a resolution of the TopCo Board within four (4) weeks after adoption. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became due for payment will lapse, and any such amounts will be considered to have been forfeited to TopCo (verjaring).
Investors may have difficulty enforcing civil liabilities against us or the members of our management and our board.
TopCo is incorporated in the Netherlands, and we expect to conduct most of our operations in Germany or outside of the United States through our subsidiaries. A majority of our management and our directors are not United States residents and do not have significant assets in the United States, and the majority of our assets are located outside the United States. As a result, it may not be possible, or may be very difficult, to serve process on company representatives or the company in the United States, or to enforce judgments obtained in U.S. courts against TopCo’s representatives or TopCo based on civil liability provisions of the securities laws of the United States. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is re-litigated before a Dutch court of competent jurisdiction. U.S. investors will be unable to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws, against us, members of our management and our directors. In addition, there is doubt as to whether a Dutch court would impose civil liability on us or the members of our management or our directors in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or our management or directors.
Dutch, German and European insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.
As a Dutch public limited liability company and as a company with its ‘center of main interest’ in Germany, we are subject to Dutch and German insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Germany, the Netherlands or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for our shareholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.
Shareholders may be subject to limitations on transfer of their shares.
Our shares are transferable on the transfer agent’s books. However, the transfer agent may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the transfer agent may refuse to deliver, transfer or register transfers of shares generally when our books or the transfer agent’s books are closed, or at any time if we or the transfer agent deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
The TopCo Articles of Association include sole and exclusive forum provisions.
The sole and exclusive forum for any action, proceeding or claim against TopCo under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum, relating to the TopCo Articles of Association, shall be the federal district courts of the United States of America. This forum selection provision in the TopCo Articles of Association may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our Articles of Association, a court could rule that such a provision is inapplicable or unenforceable. We further note that investors cannot waive compliance with US federal securities laws and rules or regulations thereunder.
Risks Related to Pegasus
The Pegasus Initial Shareholders and Pegasus’s other current officers and directors have interests in the Business Combination that may be different from or are in addition to other Pegasus shareholders in recommending that Pegasus shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering the Pegasus Board’s recommendation that Pegasus shareholders vote in favor of the approval of the Business Combination Proposal and the Merger Proposal, Pegasus shareholders should be aware that aside from their interests as shareholders, certain Pegasus Initial Shareholders and Pegasus’s other current officers and directors have interests in the Business Combination that may be different from, or in addition to, those of other Pegasus shareholders generally. These interests include:
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the Sponsor and directors and officers of Pegasus have agreed not to redeem any Pegasus Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for Pegasus Class B Ordinary Shares and such securities will have a significantly higher value at the time of the Business Combination;

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the Sponsor and directors and officers of Pegasus have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pegasus fails to complete an initial business combination by April 30, 2024;

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the Registration Rights Agreement will be entered into by the Sponsor;

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the fact that the Sponsor paid an aggregate of $9,750,000 for its 9,750,000 private placement warrants originally purchased by the Sponsor (the “Private Placement Warrants”) to purchase Pegasus Class A Ordinary Shares and that such Pegasus Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024;

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Pegasus has issued several promissory notes to the Sponsor which become repayable at the consummation of the Business Combination;

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the right of the Sponsor to receive TopCo Ordinary Shares, subject to certain lock-up periods;

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the expected cash retention payment to certain members of the Pegasus management team in connection with their agreement to remain available following the Closing for purpose of ensuring a smooth transition;

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the anticipated designation by the Pegasus Initial Shareholders of Sir Dr. Ralph Speth and Stefan Berger as a non-executive director of TopCo following the Business Combination;

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the continued indemnification of Pegasus’s existing directors and officers and the continuation of Pegasus’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Pegasus shareholders experience a negative rate of return in the post-business combination company;

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the Sponsor and Pegasus’s officers and directors will lose their entire investment in Pegasus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by April 30, 2024. If an initial business combination is consummated by April 30, 2024, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Sponsor and its affiliates and Pegasus officers and directors in connection with activities on Pegasus behalf; and

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if the Trust Account is liquidated, including in the event Pegasus is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pegasus to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pegasus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pegasus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Pegasus shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the Topco Ordinary Shares to Pegasus shareholders, current Pegasus shareholders’ percentage ownership will be diluted. Assuming no Pegasus Public Shareholders exercise their redemption rights, that there are no Dissenting Pegasus Shareholders and that no warrants are exercised, current Pegasus shareholders’ percentage ownership in TopCo following the issuance of TopCo Ordinary Shares to Pegasus shareholders would be approximately 11.2% (7,312,517 TopCo Ordinary Shares) under the further assumption of 58,172,970 TopCo Ordinary Shares to be issued to the Schmid shareholders, 4,500,017 TopCo Ordinary Shares exchanged for all Pegasus Class A Ordinary Shares and assuming 2,812,500 Pegasus Class B Ordinary Shares have not been used for incentives to PIPE investors or for non-redemption agreements and are cancelled, thus 2,812,500 TopCo Ordinary Shares are exchanged for the remained of the 2,812,500 Pegasus Class B Ordinary Shares. Additionally, of the expected members of the Topco Board after the completion of the Business Combination, only two are expected to be a current director of Pegasus. The percentage of Topco Ordinary Shares that will be owned by current Pegasus shareholders as a group will vary based on the number of Pegasus Class A Ordinary Shares for which the holders thereof request redemption in connection with the Business Combination. Because of this, current Pegasus shareholders, as a group, will have less influence on the board of directors, management and policies of Topco than they now have on the board of directors, management and policies of Pegasus.
Pegasus cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Schmid’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.
Before entering into the Business Combination Agreement, Pegasus performed a due diligence review of Schmid and its business and operations; however, Pegasus cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Additionally, the scope of due diligence Pegasus has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Schmid pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the TopCo Ordinary Shares that will be issued pursuant to this registration statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write offs or other charges that could have a significant negative effect on Schmid’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
The Pegasus Initial Shareholders, including Sponsor and Pegasus independent directors, hold a significant number of Pegasus shares. They will lose their entire investment in Pegasus if a business combination is not completed.
The Sponsor, the Pegasus directors and officers and certain IPO anchor investors hold 5,625,000 Pegasus Class B Ordinary Shares currently representing 55.6% of the total outstanding Pegasus Ordinary Shares. These Pegasus Class B Ordinary Shares will be worthless if Pegasus does not complete a business combination by April 30, 2024. The Sponsor and the directors and officers of Pegasus currently hold 4,250,000 Pegasus Class B Ordinary Shares and will receive an aggregate of 1,437,500 TopCo Ordinary Shares upon Closing of the Business Combination (while 2,812,500 Pegasus Class B Ordinary Shares are subject to cancellation unless being used for incentives for PIPE investors or non-redemption agreements). 1,375,000 Pegasus Class B Ordinary Shares are held by certain IPO anchor investors which will be exchanged 1:1 by TopCo Ordinary Shares.
The personal and financial interests of Pegasus officers and directors may have influenced their motivation in identifying and selecting Schmid and completing a business combination with Schmid and may influence their operation of TopCo following the Business Combination.
Pegasus and the Sponsor are both incorporated in the Cayman Islands and Pegasus’s ability to complete an initial business combination may be impacted if such initial business combination is subject to U.S. foreign investment or other regulations and review by a governmental entity, such as the Committee on Foreign Investment in the United States (“CFIUS”).
Pegasus is a Cayman Islands exempted company and the Sponsor is a Cayman Islands limited liability company, meaning both are non-U.S. persons. Pegasus and the Sponsor do not believe the transaction will be subject to a review by CFIUS, or otherwise subject to enhanced scrutiny by a governmental entity. However, should an unanticipated governmental review be required or should Pegasus or the Sponsor or others involved in the proposed Business Combination determine they are required to make a voluntary or mandatory filing that is subject to further review by a governmental entity such review could have a significant impact on the overall timing of the transaction. If Pegasus cannot complete its initial business combination by April 30, 2024 because a governmental review process extends beyond such timeframe or because the initial business combination is ultimately prohibited by a governmental entity, Pegasus may be required to liquidate. If Pegasus liquidates, the warrants of Pegasus will expire as worthless, and shareholders will lose the potential investment opportunity associated with the Business Combination and the chance of realizing future gains on their investment through any price appreciation of shares in the combined company.
Since the Sponsor and Pegasus officers and directors will in most circumstances not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.
At the Closing of the Business Combination, the Sponsor and Pegasus officers and directors, and any of their respective affiliates, should be reimbursed for out-of-pocket expenses incurred in connection with activities on Pegasus behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Pegasus’s behalf. These financial interests of Sponsor and Pegasus officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.
The Sponsor will control the election of the Pegasus Board until consummation of a business combination and hold a substantial interest in Pegasus. As a result, prior to the consummation of a business combination, they may elect all of Pegasus’s directors and may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
The Sponsor currently holds 3,406,250 Pegasus Class B Ordinary Shares which presents a significant amount of the issued and outstanding Pegasus Ordinary Shares. In addition, the Pegasus Class B Ordinary Shares, entitle the holders thereof to elect all of Pegasus’s directors prior to the initial business combination. Holders of Pegasus Class B Ordinary Shares have the exclusive right prior to Pegasus’s initial business combination to elect Pegasus’s directors. Accordingly, as holders of the Pegasus Class A Ordinary Shares, Pegasus Public Shareholders will not have the right to vote on the election of directors prior to consummation of the Business Combination. These provisions of the Pegasus Memorandum and Articles of Association may only be amended by a special resolution passed by the affirmative vote of a 90 per cent majority at a general meeting of Pegasus. As a result, Pegasus Public Shareholders will not have any influence over the election of directors of Pegasus prior to an initial business combination.
In addition, as a result of their substantial interest in Pegasus, the Sponsor (and other Pegasus Initial Shareholders) may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that Pegasus shareholders do not support, including amendments to the Pegasus Memorandum and Articles of Association and approval of major corporate transactions, including the Business Combination. If the holders of Pegasus Class B Ordinary Shares purchase any Pegasus Class A Ordinary Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the holders of Pegasus Class B Ordinary Shares will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.
The Sponsor and Pegasus’s other directors, officers, advisors and their affiliates may elect to purchase shares from Pegasus Public Shareholders, which may influence a vote on the Business Combination.
The Sponsor or Pegasus’s other directors, executive officers, advisors or their affiliates may purchase Pegasus Class A Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Pegasus Class A Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Pegasus’s other directors, executive officers, advisors or their affiliates purchase Pegasus Class A Ordinary Shares in privately negotiated transactions from Pegasus Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to repurchase shares from shareholders who would not vote in favor of the Business Combination Proposal and the Merger Proposal and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, where it appears that such approval would otherwise not be met. Additionally such a purchase would reduce the number of shares submitted for redemption. This may result in the completion of the Business Combination that may not otherwise have been possible. Any voting rights attached to shares purchased by Sponsor or Pegasus’s other directors, executive officers, advisors or their affiliates prior to the completion of the Business Combination would not be exercised to vote in favor of approving the Business Combination. Any share purchases by the Sponsor and Pegasus’s other directors, officers, advisors and their affiliates would be made in compliance with the SEC guidance on Rule 14e-5 under the Exchange Act.
If the Business Combination is not completed, new potential target businesses may have leverage over Pegasus in negotiating a business combination and Pegasus’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine Pegasus’s ability to complete a business combination on terms that would produce value for Pegasus’s shareholders.
If Pegasus is unable to complete this Business Combination, any new potential target business with which Pegasus enters into negotiations concerning a business combination will be aware that Pegasus must complete an initial business combination by April 30, 2024. Consequently, a potential target may obtain leverage over Pegasus in negotiating a business combination, knowing that Pegasus may be unable to complete a business combination with another target business by April 30, 2024. This risk will increase as Pegasus gets closer to the timeframe described above. In addition, Pegasus may have limited time to conduct due diligence and may enter into a business combination on terms that Pegasus would have rejected upon a more comprehensive investigation.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Pegasus Public Units, Pegasus Class A Ordinary Shares or Pegasus Public Warrants, potentially at a loss.
Pegasus Public Shareholders will be entitled to receive funds from the Trust Account only in the following circumstances: (i) the redemption of any Pegasus Class A Ordinary Shares properly tendered in connection with a shareholder vote on the completion of an initial business combination; (ii) the redemption of any Pegasus Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend certain aspects of the Pegasus Memorandum and Articles of Association; and (iii) the redemption of all of the Pegasus Class A Ordinary Shares if Pegasus is unable to complete a business combination by April 30, 2024 or a resolution is passed for Pegasus’s voluntary liquidation, subject to applicable law. In no other circumstances will a Pegasus Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Pegasus Public Units, Pegasus Class A Ordinary Shares or Pegasus Public Warrants, potentially at a loss.
If Pegasus is unable to complete a business combination by April 30, 2024, Pegasus will cease all operations except for the purpose of winding up and Pegasus will redeem the Pegasus Class A Ordinary Shares and liquidate.
The Pegasus Memorandum and Articles of Association provide that Pegasus must complete a business combination by April 30, 2024. If Pegasus has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Pegasus Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Pegasus Class A Ordinary Shares, which redemption will completely extinguish Pegasus Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pegasus’s remaining shareholders and the Pegasus Board, dissolve and liquidate, subject in each case to Pegasus’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Pegasus IPO. In addition, if Pegasus fails to complete an initial business combination by April 30, 2024, there will be no redemption rights on liquidating distributions with respect to Pegasus Public Warrants or the Private Placement Warrants, which will expire worthless.
Because of Pegasus’s limited resources and the significant competition for business combination opportunities, if this Business Combination is not completed, it may be more difficult for Pegasus to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Pegasus is unable to complete an initial business combination by April 30, 2024, Pegasus Public Shareholders will receive a pro-rata portion of the Trust Account on the liquidation of the Trust Account and the Pegasus Public Warrants will expire as worthless.
If Pegasus is unable to complete this Business Combination, Pegasus would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Pegasus could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Pegasus does and Pegasus’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Pegasus believes there are numerous target businesses Pegasus could potentially acquire with the net proceeds of the Pegasus IPO and the sale of the Private Placement Warrants, Pegasus’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Pegasus’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Pegasus is obligated to pay cash for the Pegasus Class A Ordinary Shares redeemed and, in the event Pegasus seeks shareholder approval of a business combination, Pegasus makes purchases of its Pegasus Class A Ordinary Shares, potentially reducing the resources available to Pegasus for a business combination. Any of these obligations may place Pegasus at a competitive disadvantage in successfully negotiating a business combination.
Pegasus anticipates that, if Pegasus is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Pegasus decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Pegasus reaches an agreement relating to a specific target business, Pegasus may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond Pegasus’s control. Any such event will result in a loss to Pegasus of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.
If Pegasus is unable to complete an initial business combination by April 30, 2024, Pegasus Public Shareholders will receive a pro-rata portion of the Trust Account on the liquidation of the Trust Account and the Pegasus Public Warrants will expire as worthless.
The exercise of discretion by Pegasus’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of Pegasus.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Pegasus to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Pegasus is entitled to under those agreements. Such events could arise because of changes in the course of Schmid’s business, a request by the Schmid shareholders or Schmid to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Schmid’ business and would entitle Pegasus to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of Pegasus, acting through the Pegasus Board, to grant its consent or waive its rights. The existence of the financial and personal interests of Pegasus’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what such individuals may believe is best for Pegasus and the Pegasus Public Shareholders and what such individuals may believe is best for themselves and/or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pegasus does not believe there will be any changes or waivers that Pegasus’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Pegasus will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the Pegasus shareholders with respect to the Business Combination Proposal.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Topco’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Pegasus and Schmid currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
If Pegasus is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Pegasus and materially and adversely affect its business and operating results.
Pegasus’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Exchange Act Rule 13a-15(f). Pegasus’s internal control over financial reporting is designed to provide reasonable assurance to its management and board of directors regarding the preparation and fair presentation of published financial statements. Pegasus has previously reported the identification of material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Pegasus’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. As previously disclosed in Pegasus’ annual report for the year ended December 31, 2022, as of December 31, 2022, a material weakness related to the fact that Pegasus had not yet designed and maintained effective controls relating to the presentation of the statements of cash flows was identified. This material weakness continued to exist as of June 30, 2023. In addition, as of June 30, 2023, Pegasus identified a material weakness related to the fact that Pegasus had not yet designed and maintained effective controls relating to the presentation of net income (loss) per ordinary share within the financial statements. There can be no guarantee that any future possible weaknesses will be identified and addressed through current internal controls and procedures. In such case, Pegasus may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements or investors may lose confidence in Pegasus’s financial reporting and its stock price may decline as a result.

Neither Pegasus nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by Schmid in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.
The representations and warranties made by Schmid and Pegasus to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Pegasus and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by Schmid in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Pegasus would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
The future exercise of registration rights may adversely affect the market price of Topco’s ordinary shares.
Certain Topco ordinary shareholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, Topco will enter into the Registration Rights Agreement with the Sponsor and certain other shareholders of Topco, which will provide for customary registration rights for certain shareholders. Sales of a substantial number of shares of Topco Ordinary Shares pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Topco Ordinary Shares.
Pegasus will incur significant transaction and transition costs in connection with the Business Combination.
Pegasus has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs; provided that, Pegasus’s fees, expenses and costs will be reimbursed by Topco in the event that the Business Combination completes.
The total transaction expenses as a result of the Business Combination (Pegasus’ expenses and Schmid’s expenses) are currently estimated at approximately $22 million, including approximately $2,441,250 in deferred underwriting commissions to the underwriters of the Pegasus IPO.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Schmid has identified all material issues or risks associated with Schmid, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Schmid’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Schmid. Additionally, we have no indemnification rights against Schmid under the Business Combination Agreement.
Accordingly, any shareholders or warrant holders of Pegasus who choose to become Topco Ordinary Shareholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
You may not have the same benefits as an investor in an underwritten public offering.
Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.
Because the underwriters have a defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a “due diligence” investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence.
In connection with this proxy statement/prospectus, no parties other than Pegasus and Schmid and their advisors have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Pegasus or Schmid beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.
The ability of Pegasus Public Shareholders to exercise redemption rights with respect to a large number of Pegasus Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that Pegasus Public Shareholders would have to wait for liquidation to redeem their shares.
At the time that Pegasus entered into the Business Combination Agreement and related transaction documents for the Business Combination, it did not know how many of its public shareholders would exercise their redemption rights, and therefore it structured the Business Combination based on its expectations as to the number of Pegasus Class A Ordinary Shares that will be submitted for redemption. If a larger number of Pegasus Class A Ordinary Shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on NYSE, which could impair its ability to fund its operations and adversely affect its business, financial condition and results of operations.
If third parties bring claims against Pegasus, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.10 per share.
Pegasus’s placing of funds in the Trust Account may not protect those funds from third-party claims against Pegasus. Although Pegasus will seek to have all vendors, service providers (other than Pegasus’s independent auditors), prospective target businesses or other entities with which Pegasus does business execute agreements with Pegasus waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Pegasus Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Pegasus’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Pegasus’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pegasus than any alternative.
Examples of possible instances where Pegasus may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Pegasus management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Pegasus management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pegasus and will not seek recourse against the Trust Account for any reason. Upon redemption of Pegasus Class A Ordinary Shares, including if Pegasus is unable to complete the Business Combination within the prescribed timeframe, Pegasus will be required to provide for payment of claims of creditors that were not waived that may be brought against Pegasus within the ten years following redemption. Accordingly, the per-share redemption amount received by Pegasus Public Shareholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Pegasus if and to the extent any claims by a vendor for services rendered or products sold to Pegasus, or a prospective target business with which Pegasus has discussed entering into a business combination, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pegasus’s indemnity of the underwriters of the Pegasus IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Pegasus has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Pegasus. The Sponsor may not have sufficient funds available to satisfy those obligations. Pegasus has not asked the Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.10 per public share. In such event, Pegasus may not be able to complete a business combination, and Pegasus shareholders would receive such lesser amount per share in connection with any redemption of Pegasus Class A Ordinary Shares.
Barclays Capital Inc., the lead underwriter for the IPO of Pegasus, has waived its deferred fee and has disclaimed any responsibility for the information in this registration statement.
In August 2023, Barclays by letter addressed to Pegasus informed Pegasus that Barclays agrees to forfeit (and irrevocably waive any right to) the deferred fee due to Barclays as agreed in the underwriting agreement for the IPO in 2021. Such deferred fee would become due upon the consummation of a Business Combination and Barclays already in 2021 performed all required actions to receive such deferred fee, even if Barclays did not take an advisory role for the Business Combination. Barclays was approached by Pegasus in 2022 following the initial discussions between Schmid and Pegasus. Barclays and Pegasus concluded an engagement letter in relation to advisory services to Pegasus in connection with the Business Combination on January 6, 2023. Barclays had not been engaged to identify Schmid as a potential business combination target. On April 6, 2023, Pegasus terminated the engagement letter with Barclays following discussions between Pegasus and Barclays and principally as a result or Barclays-internal policies in relation to de-SPAC processes. Based on discussions with Barclays subsequently to the termination of the engagement letter, Barclays informed Pegasus that it has decided to waive the deferred fee it was entitled to due to its role as an underwriter in the IPO. Barclays signed a written waiver letter in August 2023 in relation to the waiver of the deferred fee. As a result, Barclays, as the lead underwriter of the IPO of Pegasus, also has disclaimed any responsibility for this registration statement. You therefore do not benefit of the same level of review as if Barclays had continued as an advisor in relation to the Business Combination or in connection with an underwritten public offering, most principally in relation to any due diligence investigation of the issuer that Barclays would have performed.

Pegasus’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pegasus Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Pegasus’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Pegasus currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Pegasus, it is possible that Pegasus’s independent directors in exercising their business judgment may choose not to do so in any particular instance, subject to their fiduciary duties. If Pegasus’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pegasus Public Shareholders may be reduced below $10.10 per share.
If, before distributing the proceeds in the Trust Account to Pegasus Public Shareholders, Pegasus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pegasus that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Pegasus’s shareholders and the per-share amount that would otherwise be received by Pegasus’s shareholders in connection with Pegasus’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Pegasus Public Shareholders, Pegasus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pegasus that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pegasus’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pegasus’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pegasus’s shareholders in connection with its liquidation may be reduced.
Pegasus Public Shareholders may be held liable for claims by third parties against Pegasus to the extent of distributions received by them upon redemption of their Pegasus Class A Ordinary Shares.
If Pegasus is forced to enter into an insolvent liquidation, any distributions received by Pegasus Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Pegasus was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Pegasus’s shareholders. Furthermore, Pegasus’s directors may be viewed as having breached their fiduciary duties to Pegasus or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Pegasus to claims, by paying Pegasus Public Shareholders from the Trust Account prior to addressing the claims of creditors. Pegasus cannot assure you that claims will not be brought against it for these reasons. Pegasus and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Pegasus’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine or imprisonment in the Cayman Islands.
If, after Pegasus distributes the proceeds in the Trust Account to Pegasus Public Shareholders, Pegasus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pegasus that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Pegasus Board may be viewed as having breached their fiduciary duties to Pegasus’s creditors, thereby exposing the members of the Pegasus Board and Pegasus to claims of punitive damages.
If, after Pegasus distributes the proceeds in the Trust Account to Pegasus Public Shareholders, Pegasus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pegasus that is not dismissed, any distributions received by Pegasus shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pegasus’s shareholders. In addition, the Pegasus Board may be viewed as having breached its fiduciary duty to Pegasus’s creditors and/or having acted in bad faith, thereby exposing itself and Pegasus to claims of punitive damages, by paying Pegasus Public Shareholders from the Trust Account prior to addressing the claims of creditors.
Because Pegasus is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Pegasus is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Pegasus shareholders to effect service of process within the United States upon Pegasus’s directors or officers, or enforce judgments obtained in the United States courts against Pegasus’s directors or officers.
Pegasus’s corporate affairs are governed by the Pegasus Memorandum and Articles of Association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pegasus’s directors to Pegasus under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pegasus’s shareholders and the fiduciary responsibilities of Pegasus’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like Pegasus have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Pegasus directors have discretion under the Pegasus Memorandum and Articles of Association to determine whether or not, and under what conditions, corporate records may be inspected by shareholders, but are not obliged to make them available to shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pegasus judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pegasus predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Whilst there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, Pegasus shareholders may have more difficulty in protecting their interests in the face of actions taken by Pegasus management, members of the Pegasus Board or controlling shareholders of Pegasus than they would as public shareholders of a United States company.
Pegasus shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.
Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by Pegasus’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.
Risks for any holders of Pegasus Public Warrants following the Business Combination.
Following the Business Combination, Topco may redeem your Topco Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. Topco will have the ability to redeem outstanding Topco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Topco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Topco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Topco Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Topco Ordinary Shares is available throughout the 30-day redemption period. If and when the Topco Public Warrants become redeemable by Topco, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Topco Public Warrants could force you (i) to exercise your Topco Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Topco Public Warrants at the then-current market price when you might otherwise wish to hold your Topco Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Topco Public Warrants are called for redemption, is likely to be substantially less than the market value of your Topco Public Warrants.
In addition, Topco will have the ability to redeem the outstanding Topco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Topco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. Recent trading prices for the Pegasus Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the Pegasus Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Topco Public Warrants prior to redemption for a number of Topco Ordinary Shares determined based on the redemption date and the fair market value of the Topco Ordinary Shares. Please see the notes to Pegasus’s financial statements included elsewhere in this proxy statement/prospectus.
The value received upon exercise of the Topco Public Warrants (1) may be less than the value the holders would have received if they had exercised their Topco Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Topco Public Warrants.
Exclusive Forum of Warrant Agreement
Subject to applicable laws, any action, proceeding or claim against TopCo arising out of or relating in any way to TopCo Warrants as amended by the Warrant Assumption Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and TopCo will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision may result in increased costs for investors bringing claim in the State of New York. This contractual provision does not apply to claims under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Pegasus is likely a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income and/or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are treated as held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
If Pegasus was or is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined in the section of this prospectus captioned “Certain Material U.S. Federal Income Tax Considerations”) of Pegasus Ordinary Shares or Pegasus Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.
Based on the current and historic income, assets, and operations of Pegasus, it is anticipated that Pegasus was (and remains) a PFIC for each taxable year during which it was in existence, and it is likely that the “start-up” exception does not apply to Pegasus. As a result of this, it is anticipated that U.S. holders of Pegasus Ordinary Shares will be required to treat those shares as shares in a PFIC, and that, although not free from doubt, U.S. holders of Pegasus Warrants may be required to treat those warrants as shares in a PFIC (for purposes of the PFIC rules).
Although not free from doubt, if Pegasus was treated as a PFIC in any taxable year during which a U.S. holder owned Pegasus Ordinary Shares or Pegasus Warrants (and such U.S. holder continues to own those shares or warrants), that U.S. holder may be required to recognize gain (if any) on its Pegasus Ordinary Shares and Pegasus Warrants in connection with the Merger, notwithstanding any nonrecognition treatment that may generally be provided by any generally-applicable provisions of the Code, though if any such provisions did apply, it is anticipated that such U.S. holder may not be permitted to recognize loss (if any) on its Pegasus Ordinary Shares and Pegasus Warrants in connection with the Merger.
There may be tax consequences of the Business Combination that may adversely affect holders of Pegasus Ordinary Shares or Pegasus Warrants.
Although it is intended for the Merger to qualify as part of a tax-free exchange for U.S. federal income tax purposes as described in Section 351(a) of the Code, the requirements for such treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond TopCo’s control (including, with respect to any gain on a U.S. holder’s Pegasus Ordinary Shares and Pegasus Warrants, Pegasus’s potential status as a PFIC, which is described in the above risk factor). There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not disagree with or challenge the intended characterization of the transaction for U.S. federal income tax purposes. To the extent the Merger is not treated as a tax-free exchange for U.S. federal income tax purposes, it could result in the imposition of substantial additional taxes on U.S. holders of Pegasus Ordinary Shares and Pegasus Warrants.
As a result of the uncertainties described above, as well as the discussion under “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the PFIC Rules to the Business Combination” below, the U.S. federal income tax treatment of the Business Combination for U.S. holders is subject to significant uncertainty and is therefore not capable of being the subject of a representation regarding its tax-free treatment.
It is unclear whether the Merger, in addition to potentially qualifying as an exchange described in Section 351(a) of the Code, will qualify as a “reorganization” under Section 368 of the Code. Despite the intention of the parties to the Business Combination Agreement that the Merger may also independently qualify as a “reorganization,” such treatment is highly uncertain. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization,” some of which are based upon factual determinations. Under the applicable provisions of the Code and U.S. Treasury regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Pegasus. Moreover, the qualification of the Merger as a “reorganization” is dependent on facts that will not be known until or following the

Closing. Specifically, this qualification could depend on whether a sufficient number of Pegasus Ordinary Shares are exchanged for TopCo Ordinary Shares in the Merger rather than redeemed for cash. If a significant number of Pegasus Ordinary Shares were to be redeemed, there is a risk that the aforementioned “continuity of business enterprise” requirement may not be satisfied. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code. U.S. holders should consult their tax advisors regarding the potential qualification of the Merger as a reorganization for U.S. federal income tax purposes.
Consequently, it is possible that a U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of Pegasus Ordinary Shares and Pegasus Warrants could be treated as transferring its Pegasus Ordinary Shares and Pegasus Warrants, if any, to TopCo in an exchange governed only by Section 351(a) of the Code (and not by Section 368 of the Code), in which case (to the extent such U.S. holder is not required to recognize all of its gain on the transfer under Section 367(a) of the Code or the PFIC rules) such U.S. holder generally should (i) recognize gain (but not loss) with respect to the exchange of their Pegasus Ordinary Shares equal to the lesser of (A) the excess (if any) of the fair market value of the TopCo Ordinary Shares and TopCo Warrants allocable to such Pegasus Ordinary Shares over its adjusted tax basis in such Pegasus Ordinary Shares and (B) the fair market value of such TopCo Warrants, and (ii) recognize gain (but not loss) with respect to the exchange of their Pegasus Warrants equal to the lesser of (A) the excess (if any) of the fair market value of the TopCo Ordinary Shares and TopCo Warrants allocable to such Pegasus Warrants over its adjusted tax basis in such Pegasus Warrants and (B) the fair market value of such TopCo Warrants. For purposes of the preceding sentence, each of the TopCo Warrants and the TopCo Ordinary Shares will be allocated proportionally to the exchanged Pegasus Ordinary Shares, on the one hand, and Pegasus Warrants, on the other hand, according to the relative fair market values of such exchanged Pegasus Ordinary Shares and Pegasus Warrants. The above treatment is not free from doubt, and U.S. holders should consult their tax advisors regarding the treatment of the exchange of Pegasus Warrants and Pegasus Ordinary Shares under Section 351 of the Code.
Alternatively, it is also possible that, if the deemed transfer of Pegasus Ordinary Shares and Pegasus Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, subject to Section 367(a) of the Code as well as the discussion regarding the “passive foreign investment company” rules, a U.S. holder of Pegasus Ordinary Shares and Pegasus Warrants generally should not recognize any gain or loss on any such deemed transfer of Pegasus Warrants, and such U.S. holder’s basis in the TopCo Warrants deemed received generally should be equal to the U.S. holder’s basis in its Pegasus Warrants deemed transferred.
Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. holder exchanges certain property in a transaction that would qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. holder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. If the Merger is described in Section 351(a) or Section 368 of the Code but it is determined that Section 367(a) of the Code applies to the transfer of Pegasus Ordinary Shares (or that the U.S. holder is required to recognize gain on the transfer under the PFIC rules), then a U.S. holder would generally recognize gain (but not loss) to the extent that gain would have been recognized if such transfer did not qualify for non-recognition under Section 351(a) or Section 368 of the Code.
In addition, a U.S. holder of Pegasus Ordinary Shares or Pegasus Warrants could be subject to additional adverse U.S. federal income tax consequences as a result of the Business Combination if Pegasus is a passive foreign investment company within the meaning of Section 1297 of the Code at any time during a U.S. holder’s holding period of Pegasus Ordinary Shares or Pegasus Warrants.
The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for tax-free treatment, and none of Pegasus, Schmid or TopCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the tax-free treatment of the Business Combination or that a court will not sustain a challenge by the IRS.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Certain Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences to you of the Business Combination.

If TopCo is characterized as a PFIC, U.S. holders may suffer adverse tax consequences.
Based on the current and anticipated composition of the income, assets and operations of TopCo and its subsidiaries, TopCo does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that TopCo will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and TopCo cannot assure you that the IRS will not take a contrary position as to TopCo not being treated as a PFIC or that a court will not sustain such a challenge by the IRS.
Whether TopCo is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of TopCo’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of TopCo’s subsidiaries and the market value of their assets in that year. Whether a TopCo subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause TopCo and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether TopCo or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.
If TopCo is a PFIC for any taxable year, a U.S. holder of TopCo Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations (including with respect to any subsidiaries of TopCo that are treated as PFICs with respect to those U.S. holders). For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the PFIC Rules to the Business Combination.” U.S. holders of TopCo Ordinary Shares and TopCo Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to TopCo and the ownership of TopCo Ordinary Shares and/or TopCo Warrants.
If a United States person is treated as owning at least 10% of TopCo’s shares, such person may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of TopCo’s shares, such person may be treated as a “United States shareholder” (a “10% U.S. Shareholder”) with respect to TopCo. If 10% U.S. Shareholders collectively own more than 50% of the value or voting power of TopCo’s shares, then TopCo will be considered a controlled foreign corporation (a “CFC”). Additionally, as a result of complex attribution rules, a direct or indirect subsidiary of TopCo may be considered a CFC and a 10% U.S. Shareholder of TopCo may be subject to the CFC rules with respect to such TopCo subsidiary even if TopCo itself is not a CFC.
A 10% U.S. Shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of the CFC’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the CFC regardless of whether such CFC makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such 10% U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such 10% U.S. Shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a 10% U.S. Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a 10% U.S. Shareholder that is a U.S. corporation.
TopCo cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a CFC or whether any holder is treated as a 10% U.S. Shareholder with respect to any of such CFC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.
Risks Related to the Redemption and Closing Conditions
Contractual risk of the closing conditions set out in the Business Combination Agreement not being fulfilled or waived and Closing not occurring.
Should the closing conditions, including the $35,000,000 minimum cash condition or the listing of TopCo on the New York Stock Exchange, as stipulated under the Business Combination Agreement not be fulfilled by the date contractually required or waived by the parties to the Business Combination Agreement, the Closing may not occur. This would result in the transfer of TopCo shares stipulated in the Business Combination Agreement not taking effect, ultimately Schmid not becoming publicly listed and Pegasus being required to dissolve and liquidate the Trust Account by returning the then remaining available funds in such account to the Pegasus Public Shareholders.
Pegasus does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pegasus to complete a business combination with which a substantial majority of its shareholders do not agree.
The Pegasus Memorandum and Articles of Association does not provide a specified maximum redemption threshold, except that (i) a Pegasus Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Pegasus shares, will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Pegasus IPO, without the prior consent of Pegasus and (ii) in no event will Pegasus redeem Pegasus Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that Pegasus is not subject to the SEC’s “penny stock” rules, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. In this respect, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of any redeemed amounts) together with any amounts received from PIPE investors or other investors in aggregate being at least $35,000,000. As a result, Pegasus may be able to complete the Business Combination even though a substantial portion of Pegasus Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or Pegasus’s officers, directors, advisors or their affiliates.
If the Business Combination is not consummated, Pegasus will not redeem any shares, all Pegasus Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Pegasus instead may search for an alternate business combination or be forced to liquidate.
Pegasus Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Pegasus Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.
This proxy statement/prospectus describes the various procedures that must be complied with by Pegasus Public Shareholders in order to validly redeem their Pegasus Class A Ordinary Shares. For example, Pegasus Public Shareholders seeking to exercise their redemption rights are required to either tender their certificates to the transfer agent, or to deliver their shares to the transfer agent electronically, in either case at least two business days prior to the vote on the proposal to approve the Business Combination. In the event that a Pegasus Public Shareholder fails to comply with these or any other procedures, its shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Pegasus Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If a Pegasus Public Shareholder fails to receive notice of Pegasus’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
Pegasus will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Pegasus’s compliance with these rules, if a Pegasus Public Shareholder fails to receive Pegasus’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that Pegasus will furnish to holders of Pegasus Class A Ordinary Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem such shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

If Pegasus is unable to consummate a business combination by April 30, 2024 the Pegasus Public Shareholders may be forced to wait beyond such date before redemption from the Trust Account.
If Pegasus is unable to consummate a business combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association), Pegasus will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), pro rata to the Pegasus Public Shareholders by way of redemption and cease all operations, except for the purposes of winding up Pegasus’s affairs. Any redemption of Pegasus Class A Ordinary Shares shall be effected automatically by function of the Pegasus Memorandum and Articles of Association prior to any voluntary winding up. If Pegasus is required to wind up, liquidate the Trust Account and distribute such amount therein, to the Pegasus Public Shareholders pro rata, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, Pegasus shareholders may be forced to wait beyond April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association) before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. Pegasus has no obligation to return funds to shareholders prior to the date of the redemption or liquidation, unless it consummates a business combination prior thereto and only then in cases where shareholders have properly sought to redeem their Pegasus Class A Ordinary Shares. Only upon the redemption or any liquidation will Pegasus Public Shareholders be entitled to distributions if Pegasus is unable to complete a business combination.
There is no guarantee that a Pegasus Public Shareholder’s decision whether to redeem its Pegasus Class A Ordinary Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a Pegasus Public Shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a Pegasus Public Shareholder might realize in the future had the shareholder not redeemed its Pegasus Class A Ordinary Shares. Similarly, if a Pegasus Public Shareholder does not redeem its Pegasus Class A Ordinary Shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Risks Related to Taxes
TopCo’s tax residency might change if Germany ratifies the MLI (as defined below) and changes its provisional election on the corporate residence tie-breaker.
TopCo’s sole tax residency in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”) is subject to the application of the provisions on tax residency as stipulated in the German-Dutch tax treaty as effective as of the date of this proxy statement/prospectus. However, among others, Germany and the Netherlands entered into a Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”). The MLI operates to amend bilateral tax treaties between participating states, provided there is a match between certain options made by the relevant states. The MLI provides, amongst others, for an amendment of relevant treaty rules regarding tax residency for purposes of relevant tax treaties. According to its elections, the Netherlands applies such deviating rules on tax residency, i.e., it did not opt out. However, currently, the MLI is not applicable between the Netherlands and Germany, because, inter alia, Germany has not included the German-Dutch tax treaty in the list of reservations and notifications attached to the Implementation Act of the MLI which entered into force on April 1, 2021.

Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations, including losses as a result of the Business Combination.
We have incurred and are likely to continue incurring significant tax losses, which may be limited in their usability under German and other tax laws, in particular following significant shareholder changes. Although we do neither expect the Business Combination nor any of the ownership changes in the course of past financing rounds to result in a forfeiture of our German tax loss attributes, the realization of future tax savings from such tax loss attributes depends on the tax authorities’ acceptance of their continued willingness and our ability to generate future taxable income in Germany against which such losses can be offset.
Future changes to tax laws could materially and adversely affect TopCo and reduce net returns to TopCo’s shareholders.
TopCo’s tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which TopCo operates. The income and other tax rules in the jurisdictions in which TopCo operates are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect TopCo or its shareholders. TopCo is unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on TopCo’s business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect TopCo’s financial position and overall or effective tax rates in the future in countries where TopCo has operations and where TopCo is organized or resident for tax purposes, and increase the complexity, burden and cost of tax compliance. TopCo urges investors to consult with their legal and tax advisors regarding the implication of potential changes in tax laws on an investment in TopCo Ordinary Shares.

GENERAL INFORMATION
Presentation of Financial Information
This proxy statement/prospectus contains:
•
the audited combined financial statements of Schmid as of and for the years ended December 31, 2022 and 2021, prepared in accordance with IFRS as issued by the IASB in its presentation and reporting currency of the Euro (€);

•
the audited financial statements of Pegasus as of and for the years ended December 31, 2022 and 2021, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($); and

•
the unaudited pro forma condensed combined financial statements of TopCo as of and for the year ended December 31, 2022, prepared in accordance with the measurement principles of IFRS and in accordance with Article 11 of Regulation S-X.

The financial statements of Pegasus have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:
•
at the period end exchange rate as of December 31, 2022 of $1.00 to €0.9376 for the statement of financial position; and

•
the average exchange rate for the year ended December 31, 2022 of $1.00 to €0.9497 for the statement of profit or loss for the period ending on that date.

TopCo was incorporated on February 7, 2023 for the purpose of effectuating the Business Combination described herein. TopCo has no material assets and does not operate any businesses. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide TopCo’s current expectations or forecasts of future events. Forward-looking statements include statements about TopCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding TopCo’s disclosure concerning Schmid’s operations, cash flows, financial position and dividend policy.
Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Schmid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pegasus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Pegasus” and “Business of Schmid and Certain Information About Schmid.” The risks and uncertainties include, but are not limited to:
•
The Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Pegasus’s securities;

•
The Business Combination may not be completed by Pegasus’s business combination deadline and Pegasus may be unable to obtain an extension of the business combination deadline;

•
The parties to the Business Combination Agreement may fail to satisfy the conditions to the consummation of the Business Combination, such as Pegasus’s shareholders or Schmid’s shareholders failing to adopt the Business Combination Agreement;

•
The lack of a third-party valuation in Pegasus’s determination to pursue the Business Combination;

•
The occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•
The Business Combination disrupts Schmid’s current business plans and operations or potential difficulties in Schmid employee retention as a result of the Business Combination;

•
The outcome of any legal proceedings that may be instituted against Pegasus, TopCo or Schmid related to the Business Combination;

•
TopCo’s ability to obtain or maintain TopCo’s securities listing on the NYSE;

•
Difficulties in protecting investor interests because of Pegasus’s incorporation in the Cayman Islands;

•
The market price of Pegasus’s and (post-closing) TopCo’s securities may be volatile due to a variety of factors, such as changes in the competitive environment in which TopCo will operate, the regulatory framework of the industry in which TopCo will operate, developments in TopCo’s business and operations, and changes in the capital structure;

•
The failure to retain existing key customers, or the failure of our key customers to grow their own sales in the future.

•
The post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•
Any disruptions to our supply, chain significant increase in material cost, or shortages of critical components;

•
Schmid’s inability to secure or protect its intellectual property;

•
Negative publicity about Schmid, its employees, directors, management, shareholders, affiliated parties or Schmid’s founders; and

•
Significant political and economic uncertainties in the foreign jurisdictions in which we have operations.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. TopCo undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks TopCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.
In addition, statements that “TopCo believes” and similar statements reflect TopCo’s beliefs and opinions on the relevant subject. These statements are based on information available to TopCo as of the date of this proxy statement/prospectus. And while TopCo believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. TopCo’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.
Although TopCo believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither TopCo nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by TopCo or persons acting on its behalf.

EXTRAORDINARY GENERAL MEETING OF PEGASUS SHAREHOLDERS
This proxy statement/prospectus is being provided to Pegasus shareholders as part of a solicitation of proxies by the Pegasus Board for use at the Extraordinary General Meeting of Pegasus Shareholders to be held on          , 2024, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Extraordinary General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about          , 2024 to all shareholders of record of Pegasus as of          , 2024, the record date for the Extraordinary General Meeting.
Date, Time and Place of Extraordinary General Meeting
The Extraordinary General Meeting will be held on                 , 2024 at                 , Eastern Time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at https://                 , or at such other time, on such other date and at such other place to which such meeting may be adjourned.
You will be permitted to attend the Extraordinary General Meeting in person at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. The virtual meeting format allows attendance from any location in the world. You will be able to attend the Extraordinary General Meeting virtually online, vote and submit your questions during the Extraordinary General Meeting by visiting                 and entering the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting.
Proposals at the Extraordinary General Meeting
At the Extraordinary General Meeting, Pegasus shareholders will vote on the following proposals:

•
Proposal No. 1 — Business Combination Proposal — A proposal, by an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement), and the transactions contemplated thereby, including the Business Combination;

•
Proposal No. 2 — Merger Proposal — A proposal, by a special resolution, to authorize and approve the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, pursuant to which Pegasus will merge with Merger Sub, with Pegasus as the surviving company in accordance with the relevant provisions of the Cayman Companies Act; and

•
Proposal No. 3 — Adjournment Proposal — A proposal, by an ordinary resolution, to approve the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. In either such case, the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.

THE PEGASUS BOARD RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
Only shareholders of record of Pegasus as of the close of business on          , being the Record Date, are entitled to notice of, and to vote at, the Extraordinary General Meeting or any adjournment thereof. Voting at the Extraordinary General Meeting will take place by poll voting in accordance with the Pegasus Memorandum and Articles of Association. Accordingly, each Pegasus Ordinary Share will entitle the holder thereof (as of the Record Date) to one vote per share at the Extraordinary General Meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.
On the Record Date, there were           Pegasus Ordinary Shares issued and outstanding, including           Pegasus Class A Ordinary Shares and           Pegasus Class B Ordinary Shares. The Pegasus Warrants do not have voting rights in connection with the proposals.
Vote of the Pegasus Initial Shareholders and Pegasus’s Other Directors and Officers
Concurrently with entry into the Business Combination Agreement, Pegasus entered into an agreement with, among others, the Sponsor and the current directors and officers of Pegasus, pursuant to which each agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Business Combination Proposal and the Merger Proposal. As of the Record Date, the Sponsor owns            Pegasus Class B Ordinary Shares and the officers and directors of Pegasus own            Pegasus Class B Ordinary Shares.
The Pegasus Class B Ordinary Shares have no redemption rights upon the liquidation of Pegasus and will be worthless if no business combination is effected by Pegasus by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association). However, the Pegasus Initial Shareholders and the other current directors and officers of Pegasus are entitled to redemption rights upon the liquidation of Pegasus with respect to any Pegasus Class A Ordinary Shares they may own.
Quorum and Vote of Shareholders
A quorum is the minimum number of shares of Pegasus Ordinary Shares required to be present at the Extraordinary General Meeting for the Extraordinary General Meeting to be properly held under the Pegasus Memorandum and Articles of Association. A quorum will be present at the Extraordinary General Meeting if one or more Pegasus shareholders holding a majority of the issued and outstanding Pegasus Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the Record Date, the holders of          Pegasus Ordinary Shares would be required to achieve a quorum.
The Sponsor, who currently owns           Pegasus Ordinary Shares, will count towards this quorum.
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” (so-called “broker non-votes”) will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a holder does not give its broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-discretionary” matters. We believe each of the proposals constitutes a “non-discretionary” matter.
Required Vote for Proposals for the Extraordinary General Meeting
The proposals to be presented at the Extraordinary General Meeting will require the following votes:
•
Proposal No. 1 — Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law and the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at a quorate Extraordinary General Meeting.
•
Proposal No. 2 — Merger Proposal — The approval of the Merger Proposal requires a special resolution under Cayman Islands law and the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least two-thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at a quorate Extraordinary General Meeting.

•
Proposal No. 3 — Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Pegasus Memorandum and Articles of Association, being the affirmative vote of holders of at least a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at a quorate Extraordinary General Meeting.

Accordingly, assuming a quorum is established, a Pegasus shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal or Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any Pegasus Class A Ordinary Shares purchased by them during or after the Pegasus IPO in favor of the Business Combination Proposal and the Merger Proposal.
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, Pegasus will not consummate the Business Combination. If Pegasus does not consummate the Business Combination and fails to complete an initial business combination by April 30, 2024, Pegasus will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Pegasus Public Shareholders.
Recommendation to Pegasus Shareholders
The Pegasus Board believes that each of the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pegasus and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.
When you consider the recommendation of the Pegasus Board in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that the Sponsor and certain members of the Pegasus Board and officers of Pegasus have interests in the Business Combination and the Merger that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things:
•
the fact that the Sponsor and directors and officers of Pegasus have agreed not to redeem any Pegasus Ordinary Shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor and Pegasus’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Pegasus Class B Ordinary Shares held by them if Pegasus fails to complete an initial business combination by April 30, 2024;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor paid an aggregate of $9,750,000 for its 9,750,000 Pegasus Private Placement Warrants to purchase Pegasus Class A Ordinary Shares and that such Pegasus Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024;

•
the right of the Sponsor to hold TopCo Ordinary Shares, subject to certain lock-up periods;

•
the continued indemnification of Pegasus’s existing directors and officers and the continuation of Pegasus’s directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Pegasus shareholders experience a negative rate of return in the post-business combination company;

•
the fact that the Sponsor and Pegasus’s officers and directors will lose their entire investment in Pegasus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by April 30, 2024. If an initial business combination is consummated by April 30, 2024, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by Sponsor and its affiliates and Pegasus officers and directors in connection with activities on Pegasus behalf. The aggregate value of all out-of-pocket expenses for which Sponsor and Pegasus officers and directors are entitled to reimbursement as of           , 2024, the record date for the Extraordinary General Meeting is $        ; and

•
the fact that if the Trust Account is liquidated, including in the event Pegasus is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pegasus to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pegasus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pegasus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Broker Non-Votes and Abstentions
Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will not count as votes cast at the Extraordinary General Meeting and otherwise have no effect on the Business Combination Proposal, the Merger Proposal, or the Adjournment Proposal.
In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non- routine matters.
None of the proposals at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Extraordinary General Meeting.
Voting
Voting at the Extraordinary General Meeting will take place by poll voting in accordance with the Pegasus Memorandum and Articles of Association. Accordingly, each Pegasus Ordinary Share will entitle the holder thereof (as of the close of business on the Record Date) to one vote at the Extraordinary General Meeting.
If your Pegasus Ordinary Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record on the Record Date, you have the right to attend and vote in person (including online) at the Extraordinary General Meeting. If your Pegasus Ordinary Shares are held in a share brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “beneficial owner.”
Voting Your Shares — Shareholders of Record
If you are a shareholder of record of Pegasus Ordinary Shares on the close of business on the Record Date, there are three ways to vote:
Voting Online at the Meeting.   You may vote online by virtually attending the Extraordinary General Meeting at https://www.cstproxy.com/pegasusdigitalmobility/bc2023 and using the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. You can pre-register to attend the Extraordinary General Meeting online webcast starting on         , 2024, at 9.00am, Eastern Time (five business days prior to the meeting date) by entering the following URL address into your browser https://               and entering your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box during the Extraordinary General Meeting. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. If you do not have your control number, contact the Transfer Agent at           , or email            .
Voting in Person at the Meeting.   You may attend the Extraordinary General Meeting and vote in person at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Shareholders will be provided with a ballot upon entering the meeting. You will need to present valid ID and proof of ownership.
Voting by Proxy.   You can vote by proxy by having one or more individuals who will be at the Extraordinary General Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Extraordinary General Meeting is called voting “by proxy.” If you wish to vote by proxy you must complete, sign and date the enclosed form, called a “proxy card,” and mail it in the envelope provided in accordance with the instructions on the enclosed proxy card, or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign, date and return all proxy cards to ensure that all of your shares are voted. Proxies submitted by mail must be received by           , Eastern Time, on            , 2024, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, if presented at the Extraordinary General Meeting. You may still attend the Extraordinary General Meeting and vote even if you have already voted by proxy, with such vote superseding your proxy vote.
Voting Your Shares — Beneficial Owners
If your Pegasus Ordinary Shares are held in “street name” in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.
If you wish to attend and vote your shares at the Extraordinary General Meeting (including online), you must first obtain a legal proxy from your broker, bank or other nominee that holds your shares and e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental at proxy@continentalshare.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. Beneficial owners who wish to attend the Extraordinary General Meeting should contact

Continental no later than 72 hours prior to the Extraordinary General Meeting to obtain this information. Beneficial owners should contact their bank, broker or nominee for instructions regarding obtaining a legal proxy.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary and you do not obtain a legal proxy in accordance with the procedure described above and vote your shares at the Extraordinary General Meeting, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.
Proxies
The board of directors of Pegasus is asking for your proxy. Giving the board your proxy means that you authorize the one or more individuals named on the proxy card who will be at the Extraordinary General Meeting to vote your shares for you at the Extraordinary General Meeting in the manner you direct. You may vote for, against or withhold your vote for each proposal or you may abstain from voting. All valid proxies received by the specified deadline prior to the Extraordinary General Meeting will be voted. All shares represented by a valid proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the Business Combination Proposal, the Merger Proposal and, if presented, the Adjournment Proposal and as the proxyholders may determine in their discretion with respect to any other matters that may properly come before the Extraordinary General Meeting.
Shareholders who have questions or need assistance in completing or submitting their proxy cards should contact our Proxy Agent, Morrow Sodali LLC, at +1 (800) 662-5200 or by sending an email to PGSS.info@investor.morrowsodali.com. Banks and brokerages may call collect at +1 (203) 658-9400.
Beneficial owners who hold their shares in “street name,” meaning the name of a broker, bank or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a legal proxy from the record holder to vote their shares at the Extraordinary General Meeting and follow the instructions detailed above on how to vote their shares at the Extraordinary General Meeting.
Revoking Your Proxy
If you are a shareholder of record of Pegasus Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the Extraordinary General Meeting in one of the following ways:
•
submit a new proxy card bearing a later date so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or in case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

•
give written notice of your revocation to Pegasus, which notice must be received by Pegasus prior to the start of the Extraordinary General Meeting; or

•
attend the Extraordinary General Meeting in person and vote. Please note that your attendance at the Meeting will not alone serve to revoke your proxy. However, should you virtually attend the Extraordinary General Meeting and vote online, such vote will supersede your proxy vote.

If your shares are held in “street name” by your broker, bank or another nominee, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Attending the Extraordinary General Meeting
Only registered holders of Pegasus Ordinary Shares at the close of business on the Record Date, their proxy holders and guests we may invite may attend the Extraordinary General Meeting.
The Extraordinary General Meeting will be held on         , 2024 at         , Eastern Time, at the offices of Clifford Chance PmbB at Junghofstrasse 14, 60313 Frankfurt am Main, Germany and virtually over the internet via live audio webcast at         . You will be able to attend the Extraordinary General

Meeting virtually online by logging into the meeting website and entering the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. In order to vote or submit a question online during the Extraordinary General Meeting, you will also need the 12-digit control number found on your proxy card or notice of the Extraordinary General Meeting. If you do not have the control number, you will be able to listen to the Extraordinary General Meeting live audio webcast by registering as a guest, however you will not be able to vote or submit your questions during the Extraordinary General Meeting.
If you wish to attend and cast your vote at the Extraordinary General Meeting but you hold your shares in “street name” through a broker, bank or other nominee, you must follow the instructions detailed above on how to obtain a legal proxy and control number for the Extraordinary General Meeting.
No Additional Matters
The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal. Under the Pegasus Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.
Who Can Answer Your Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your Pegasus Ordinary Shares, you may call         , Pegasus’s proxy solicitor, at          (toll free), or banks and brokerage firms, please call collect at          .
Redemption Rights
Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus Public Shareholders may demand that their Pegasus Class A Ordinary Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $         as of          , 2024, the estimated per share redemption price would have been approximately $      .
In order to exercise your redemption rights, you must:
•
hold Pegasus Class A Ordinary Shares or, if you hold Pegasus Public Units, elect to separate the underlying Pegasus Class A Ordinary Shares and Pegasus Public Warrants prior to exercising your redemption rights with respect to the Pegasus Class A Ordinary Shares;

•
prior to 5:00 p.m., Eastern Time on          , 2024 (two business days before the initially scheduled Extraordinary General Meeting), (a) submit a request in writing that Pegasus redeem all or a portion of your Pegasus Class A Ordinary Shares for cash and identify yourself as a beneficial holder and provide your legal name, phone number and address to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following email address: spacredemptions@continentialstock.com and (b) deliver your Pegasus Class A Ordinary Shares to the Transfer Agent, physically or electronically, through The Depository Trust Company. If you have questions regarding the certification of your position or delivery of your Pegasus Class A Ordinary Shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
You do not have to be a record date holder in order to exercise your redemption rights. Pegasus Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pegasus’s understanding that Pegasus shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Pegasus does not have any control over this process and it may take longer than two weeks. If you hold your Pegasus Class A Ordinary Shares in “street name”, you will have to coordinate with your bank, broker or other nominee to have the shares certificated or delivered electronically.
Holders of Pegasus Class A Ordinary Shares seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option, prior to 5:00 p.m. Eastern Time on         , 2024 (two business days before the initial date of the Extraordinary General Meeting). The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.
Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination at the Extraordinary General Meeting. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.
If you hold Pegasus Public Units registered in your own name, you must deliver the certificate for such Pegasus Public Units to the Transfer Agent with written instructions to separate such Pegasus Public Units into Pegasus Class A Ordinary Shares and Pegasus Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights with respect to the Pegasus Class A Ordinary Shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your Pegasus Public Units, you must instruct such nominee to separate your Pegasus Public Units into Pegasus Class A Ordinary Shares and Pegasus Public Warrants. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Pegasus Public Units to be split and the nominee holding such Pegasus Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Pegasus Public Units and a deposit of an equal number of Pegasus Class A Ordinary Shares and Pegasus Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Pegasus Class A Ordinary Shares from the Pegasus Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Pegasus Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
If the Business Combination is not approved or completed for any reason, then holders of the Pegasus Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account and these shares will be returned to such holder or their account.
Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $       as of          , 2024. The Business Combination Agreement provides that Schmid’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the redemption of Pegasus Class A Ordinary Shares) and including any funds raised by PIPE investors for the sale of shares being at least $35,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.
Prior to exercising redemption rights, Pegasus Public Shareholders should verify the market price of the Pegasus Class A Ordinary Shares, as shareholders may receive higher proceeds from the sale of their Pegasus Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Pegasus Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Pegasus Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights, your Pegasus Class A Ordinary Shares will cease to be outstanding and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any TopCo Ordinary Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of TopCo, if any. You will be entitled to receive cash for your Pegasus Class A Ordinary Shares only if you properly and timely demand redemption.
If the Business Combination is not approved and Pegasus does not consummate an initial business combination by April 30, 2024, Pegasus will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Pegasus Public Shareholders and all of Pegasus’s warrants will expire worthless.
Appraisal Rights
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Pegasus Public Shareholders are still entitled to exercise the rights of redemption in respect to their Pegasus Class A Ordinary Shares as set out herein, and Pegasus’s Board of Directors has determined that the redemption proceeds payable to Pegasus Public Shareholders who exercise such redemption rights represent the fair value of those shares. See the section titled “Proposal No. 2 — The Merger Proposal — Appraisal Rights Under the Cayman Companies Act” for additional information.
Holders of Pegasus Public Warrants and Pegasus Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Proxy Solicitation Costs
Pegasus is soliciting proxies on behalf of the Pegasus Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Pegasus has engaged Morrow Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. Pegasus and its directors, officers and employees may also solicit proxies in person. Pegasus will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Pegasus will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Pegasus will pay Morrow Sodali its customary fee, plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Pegasus’s proxy solicitor. Pegasus will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Pegasus shareholders. Directors, officers and employees of Pegasus who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION
General
On May 31, 2023, Pegasus, Schmid, TopCo, and Merger Sub entered into the Business Combination Agreement which was amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 and which provides for, among other things, the following transactions:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding warrant of Pegasus to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant of TopCo to purchase one ordinary share A, nominal value EUR 0.01 per share of TopCo (“TopCo Ordinary Share”), on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” The Business Combination Agreement is incorporated by reference into this proxy statement/prospectus, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement).
Effect of the Business Combination on Existing Pegasus Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
•
each Eligible Pegasus Share will be converted into one fully paid and non-assessable TopCo Ordinary Share;

•
each Pegasus Warrant will be converted into a warrant, on the same terms and conditions as those applicable to the Pegasus Warrants, exercisable for an equivalent number of TopCo Ordinary Shares; and

•
of the Pegasus Class B Ordinary Shares held by Sponsor, the directors and management of Pegasus and certain IPO anchor investors, 2,812,500 will be converted into an equal number of TopCo Ordinary Shares while the other 2,812,500 Pegasus Class B Ordinary Shares currently held by the Sponsor and the directors and management of Pegasus are subject to cancellation unless used to incentivize PIPE investments and/or for non-redemption agreements.

Consideration to Schmid Shareholders in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Schmid shareholders in connection with the Business Combination will be an aggregate number of TopCo Shares equal to (a) $587,547,000 divided by (b) $10.10.
Aggregate TopCo Proceeds
The aggregate proceeds received by TopCo through the Merger and Exchange will be used for general corporate purposes after the Business Combination.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following key conditions:
•
no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

•
the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•
the Transaction Proposals shall have been submitted to the vote of Pegasus Shareholders at the Extraordinary General Meeting in accordance with the Registration Statement/Proxy Statement and each of the Transaction Proposals (other than the Adjournment Proposal) shall have been approved and adopted by the requisite vote of Pegasus Shareholders at the Extraordinary General Meeting in accordance with the Pegasus Memorandum and Articles of Association and the applicable provisions of the Cayman Companies Act (the “Required Pegasus Shareholder Approval”);

•
the Required Company Shareholders’ Consent shall continue to be in full force and effect;

•
the aggregate amount of cash (i) held in the Trust Account (after giving effect to redemptions after the final redemption option before Closing) and (ii) received from PIPE investors or other investors in connection with the consummation of the Business Combination for investments in TopCo Ordinary Shares (i.e. cash received from entering into convertible loans or other loans shall not count towards the aggregate amount of cash) shall be no less than an amount equal to $35,000,000; and

•
after giving effect to the transactions contemplated hereby (including the exercise of Pegasus Shareholder Redemption Rights), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Other Conditions to the Obligations of Pegasus, TopCo, and Merger Sub
The obligations of Schmid, TopCo, and Merger Sub to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable Law, waiver by Schmid of the following conditions at or prior to the Closing:
•
(i) the Pegasus Fundamental Representations shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 6.12(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of Pegasus in Clause 6 (other than the Pegasus Fundamental Representations and the representations and warranties set forth in Clause 6.12(a)) contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Pegasus to consummate the Business Combination;
•
the covenants and agreements of Pegasus contained in the Business Combination Agreement to be performed prior to the Closing shall have been performed in all material respects; and

•
TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

Other Conditions to the Obligations of Pegasus
The respective obligations of Pegasus to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable Law, waiver by Pegasus of the following further conditions at or prior to the Closing:
•
(i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 4.6 and Clause 5.3 of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Clause 4.20(a) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Clause 4 and Clause 5 of the Business Combination Agreement (other than the Company Fundamental Representations and the representations and warranties set forth in Clause 4.6, Clause 4.20(a) and Clause 5.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•
Schmid, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of Schmid, TopCo and Merger Sub under the Agreement or the Shareholder Undertaking at or prior to the Closing;

•
since the date of the Agreement, no Company Material Adverse Effect shall have occurred;

•
the TopCo Ordinary Shares issuable in connection with the transactions contemplated by the Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents; and

•
the Schmid shareholders have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated.

Ownership of TopCo
The following tables illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on three scenarios, (i) no additional redemptions by

Pegasus Public Shareholders (subsequent to the redemptions on April 19, 2023 and July 26, 2023 and December 7, 2023), (ii) assuming redemptions of not more than is required to reach the minimum cash condition in the Business Combination Agreement of $35,000,000 (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately $35,000,000 in the Trust Account as of June 30, 2023, under the assumption that no PIPE agreements are concluded which would lower the requirement of proceeds from the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement) and (iii) assuming the minimum cash condition is waived by the parties to the Business Combination Agreement, a further 1,705,961 Pegasus Class A Ordinary Shares are redeemed so that TopCo shall have at least $5,000,001 of net tangible assets. The tables further assumes the following: (i) 2,812,500 Pegasus Class B Ordinary Shares are not used for incentives to PIPE investors and/or non-redemption agreements and are cancelled, (ii) there are no Dissenting Pegasus Shareholders, (iii) no PIPE investments or other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Ordinary Shares, and (iv) that none of the Pegasus Private Placement Warrants or the Pegasus Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination.
The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemption		Assuming Interim Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus Public Shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Founder	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
thereof Directors & Officers	462,500	0.7%	462,500	0.7%	462,500	0.7%
thereof Sponsor	975,000	1.5%	975,000	1.5%	975,000	1.6%
thereof IPO anchor investors	1,375,000	2.1%	1,375,000	2.1%	1,375,000	2.2%
Shares(1) Outstanding Excluding Warrants	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

The following summarizes the number of TopCo Shares outstanding under the three redemption scenarios if all public and private warrants were exercised:
	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Schmid shareholders	58,172,970	67.3%	58,172,970	68.2%	58,172,970	69.6%
Pegasus Public Shareholders	4,500,017	5.2%	3,274,014	3.8%	1,568,053	1.9%
Founder	2,812,500	3.3%	2,812,500	3.3%	2,812,500	3.3%
Public Warrants	11,250,000	13.0%	11,250,000	13.2%	11,250,000	13.5%
Private Warrants	9,750,000	11.3%	9,750,000	11.4%	9,750,000	11.7%
Total Shares(1)	86,485,487	100%	85,259,484	100%	83,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result. Assumes all warrants are exercised.

The following table shows the dilutive effect and the effect on the per share value of Pegasus Class A Ordinary Shares held by non-redeeming Pegasus Public Shareholders under a range of redemption scenarios and based on the exercise of the warrants:

	Assuming Minimum Redemption		Assuming Interim Levels of Redemption		Assuming Maximum Redemption
Shareholders	Total Shares	Value per share	Total Shares	Value per share	Total shares	Value per share
All shares (no warrants exercised)	65,485,487	$11.10(1)	64,259,484	$11.10(2)	62,553,523	$11.10(3)
Assuming all Public Warrants exercised	75,235,487	$9.66	74,009,484	$9.64	72,303,523	$9.60
Assuming all Public and Private Warrants exercised	86,485,487	$8.40	85,259,484	$8.37	83,553,523	$8.31

(1)
Based on an implied post-transaction equity value of $726.8 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(2)
Based on an implied post-transaction equity value of $713.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

(3)
Based on an implied post-transaction equity value of $694.3 million (the number of shares multiplied by the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023 which was $11.10).

See the section “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value.
Background of the Business Combination
Pegasus is a blank check company incorporated on March 30, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The potential Business Combination was the result of an extensive search for potential transactions utilizing the global network of Pegasus’s management team and board of directors. The terms of the Business Combination Agreement were the result of arm’s length negotiations among the representatives of Pegasus and Schmid.
On October 26, 2021, Pegasus completed the Pegasus IPO of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consists of one Pegasus Class A Ordinary Share and one-half of one Pegasus Public Warrant. Each whole warrant entitles the holder thereof to purchase one Pegasus Class A Ordinary Share for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the Pegasus IPO, Pegasus completed the private sale of 9,000,000 Private Placement Warrants at a price of $1.00 per warrant to the Sponsor. In connection with the Pegasus IPO, Barclays Capital Inc. (“Barclays”) acted as the sole book-running manager and EarlyBirdCapital, Inc., Ladenburg Thalmann & Co. Inc., and Northland Capital Markets, Inc. acted as co-managers (the “Co-Managers” and, together with Barclays, the “Underwriters”), Morrison & Foerster LLP acted as U.S. legal advisor to Pegasus and Appleby acted as Cayman Islands legal advisor to Pegasus. Barclays served as the representative of the Underwriters in the Pegasus IPO.
Since the completion of the Pegasus IPO, Pegasus considered a number of potential target businesses with the objective of consummating a business combination. Representatives of Pegasus contacted, and were contacted by investment banks, business brokers and directly by management teams of companies in the next-generation transportation sector with exposure to energy transformation and digital mobility tailwinds. Pegasus primarily considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team and the Pegasus Board, and that Pegasus determined had the potential to be attractive public companies.
Pegasus’s management team looked to identify targets that (a) operate in large addressable markets in the next-generation transportation and adjacent sectors; (b) demonstrate differentiation in the market through business model, intellectual property, brand value or technological innovation; (c) have demonstrated or have the potential to develop fundamentally sound financial performance with a diversity of revenue drivers; (d) would benefit from a partnership with Pegasus to access Pegasus’s expertise, operational skillsets, network of relationships and insights into accelerating technology trends in the transportation sector; and (e) would likely be well received by public investors so that the company would be expected to have continued access to the public capital markets in the future. Companies with unique and disruptive platforms and offerings, including technology innovators, were at the forefront of Pegasus’s evaluation process. The Pegasus team believes that this combination of attributes in a target company can offer attractive risk-adjusted equity returns for Pegasus’s shareholders.
In the process that led to identifying Schmid as an attractive business combination opportunity, Pegasus’s management team evaluated, conducted preliminary due diligence on, and engaged in various levels of discussions with various potential business combination targets across its target sectors. These targets operated in sectors such as original equipment manufacturers of zero emission vehicles, suppliers to the next-generation mobility sector, infrastructure providers and operators for the next-generation mobility sector (e.g. charging network operators) and operators of digital platforms in the next-generation mobility space. Discussions with these targets spanned the time period from mid-2021, following the closing of Pegasus’s IPO, through the point in time when Pegasus entered exclusive discussions with Schmid at the end of 2022. In connection with these evaluations, preliminary due diligence and discussions, Pegasus entered into non-disclosure agreements with over 20 potential business combination targets with a broad range of equity values (based on preliminary diligence and valuation analysis conducted by Pegasus and its advisors), none of which agreements had standstill provisions. Some of these preliminary discussions overlapped with Pegasus’s review and analysis of the Schmid opportunity. In most of these instances, following management meetings and preliminary diligence, the target company’s advisors communicated with Pegasus orally regarding expectations around transaction terms and deal structure. Pegasus used this information, with its preliminary diligence findings, to prioritize opportunities; these conversations also provided Pegasus with a sense of current market conditions around valuation and deal structure for transactions in the targeted sectors. Pegasus management and the Pegasus Board focused primarily on preliminary diligence to assess each company’s technology, management team, business plan and valuation to allow them to make a determination as to whether more substantive discussions might be pursued. In negotiations with one potential target, a letter of intent was drafted but not executed. With the exception of discussions with Schmid, these discussions with potential business combination partners did not otherwise proceed beyond the initial diligence stages.
In August 2022, Pegasus identified Schmid as a potential target and began the outreach to the owners of Schmid.
On September 2, 2022, the officers of Pegasus, Sir Ralf Speth and Stefan Berger, met with Schmid CEO Christian Schmid for the first time in Freudenstadt, which included a product and market presentation and factory visit. Shortly thereafter, Pegasus and Schmid executed a non-disclosure agreement on September 9, 2022. Pegasus then made an initial assessment of the indicative valuation of Schmid based on materials provided by Schmid as well as discussions with Schmid management, in particular its CEO, that continued through the end of October 2022. Pegasus tasked Clifford Chance with summarizing key considerations for a potential de-SPAC of Pegasus Digital Mobility with Schmid Group. At the same time Schmid instructed PwC to provide a feasibility report on the proposed transaction, laying particular focus on tax and timing considerations.
Throughout October 2022 the parties agreed to continue planning the transaction, the first sets of financial information were shared by Schmid and the Letter of Intent was jointly agreed. On October 31, 2022, Pegasus and Schmid signed a letter of intent to enter into a business combination that included an exclusivity provision. The letter of intent stipulated amongst other things that the transaction would require conducting investor meetings, to an indicative range for the enterprise valuation (i.e. that the enterprise valuation would be based on a multiple of EBITDA), an indication of the potential expected proceeds from investors, an indicative timeline for the transaction, approvals and the requirement of IFRS financial statements.
On November 3, 2022 a factory visit was conducted at Schmid Group and later in November calls were held, in particular Anette Schmid and Julia Natterer, for a discussion and walk-through of the Schmid financials. On November 22, 2022 a call was scheduled to discuss the Schmid Group’s budget.

On December 6, 2022 the Clifford Chance team, along with Jeremy Mistry and Stefan Berger discussed the initial draft of the Business Combination Agreement with the Gleiss Lutz team, Christian Schmid, Anette Schmid, and Julia Natterer from Schmid. Throughout the next two weeks there were multiple conversations between the Pegasus and Schmid teams regarding the company valuation and in relation to the Business Combination Agreement between the legal advisors. On December 15, the Pegasus Board met for a meeting and an update on the due diligence and discussions with the Schmid group.
In January 2023, further due diligence meetings and calls were conducted and the key terms of the Business Combination negotiated and agreed. On January 23, 2023, Pegasus and Schmid agreed on an extension of the letter of intent including the exclusivity period and agreed on key terms of a Business Combination, subject to further adjustments based on the work of Schmid on its financial statements for the fiscal year 2022. A draft of the Business Combination Agreement, which already set out the proposed structure of the transaction, was attached to the extension letter. The extension letter also set out that the discussed indicative enterprise valuation and equity value of the Schmid Group would be adjusted, based on good faith discussions between the parties, in light of stable 2022 financial information, once available.
On April 19, 2023 an Extraordinary General Meeting was held, which resulted in an amendment to the Pegasus Memorandum and Articles of Association and allowed a further extension option of the life of Pegasus to December 31, 2023 to be exercised before July 26, 2023. In connection therewith, 15,300,927 Class A ordinary shareholders elected to redeem their shares.
In finalizing the Business Combination Agreement it was agreed that Schmid shareholders will receive shares that correspond to an equity value of the Company was determined to be $587,547,000 by considering the multiples of comparable companies and transactions and comparing them to the Company’s 2022 EBITDA and 2023 EBITDA forecasts. The appropriateness of the consideration and the valuation were confirmed by the fairness opinion by Marshall & Stevens. On May 30, 2023, a meeting of the Pegasus Board was held, at which the Pegasus Board again discussed with management and its advisors the Business Combination. The Pegasus Board was also provided with due diligence reports from its legal and financial advisors and received the fairness opinion by Marshall & Stevens. Following discussion, based on the factors cited in “— The Pegasus Board’s Reasons for the Business Combination,” and in light of the fact that the fair market value of the equity of Schmid to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the Pegasus Board then adopted, among other resolutions, resolutions (i) determining that it is in the best interests of Pegasus and its shareholders to approve the execution and delivery of the Business Combination Agreement and the ancillary agreements (including the Plan of Merger) and the transactions contemplated by each of the foregoing (including the Merger) and (ii) adopting the Business Combination Agreement and ancillary agreements (including the Plan of Merger) and approving Pegasus’s execution, delivery and performance of the same and the consummation of the transactions contemplated thereby, including the Merger. Officers of Pegasus, the members of the Pegasus Board and the other representatives of Pegasus had substantial experience in evaluating the operating and financial merits of companies similar to Schmid and concluded that the experience and background of the officers of Pegasus, the members of the Pegasus Board and the other representatives of Pegasus enabled the Pegasus Board to make the necessary analyses and determinations regarding the Business Combination. The Pegasus Board also received a fairness opinion from Marshall & Stevens Transaction Advisory Services LLC on May 30, 2023 as to the fairness, from a financial point of view, to Pegasus of the valuation terms outlined in the Business Combination Agreement in connection with the proposed Business Combination. The fairness opinion was obtained to provide Pegasus and Pegasus Board with the additional comfort of an independent assessment of the valuation of Schmid as a basis for the consideration stipulated under the Business Combination Agreement.
Prior to the entry into the Business Combination Agreement and certain ancillary agreements on May 31, 2023, the shareholders of Schmid approved the execution and delivery of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby (including the Exchange).
On May 31, 2023, the parties entered into the Business Combination Agreement and certain ancillary agreements and Pegasus and Schmid issued a joint press release announcing the execution of the Business Combination Agreement. Pegasus filed a Current Report on Form 8-K, with the Business Combination Agreement, related ancillary agreements and the press release included as exhibits.

On July 14, 2023, Pegasus filed a further Current Report on Form 8-K and announced that it would exercise its final extension option under the Articles and Memorandum of Association and reminded investors of their right to redeem in connection therewith. An investor presentation providing information on Schmid was also filed pursuant to Rule 425 under the Securities Act. On July 27, 2023, Pegasus announced that 2,195,855 Class A Ordinary Shares had been validly redeemed.
In August 2023, Barclays by letter addressed to Pegasus informed Pegasus that Barclays agrees to forfeit (and irrevocably waive any right to) the deferred fee due to Barclays as agreed in the underwriting agreement for the IPO in 2021. Such deferred fee would become due upon the consummation of a Business Combination and Barclays already in 2021 performed all required actions to receive such deferred fee, even if Barclays did not take an advisory role for the Business Combination. Barclays was approached by Pegasus in 2022 following the initial discussions between Schmid and Pegasus. Barclays and Pegasus concluded an engagement letter in relation to advisory services to Pegasus in connection with the Business Combination on January 6, 2023. Barclays had not been engaged to identify Schmid as a potential business combination target. On April 6, 2023, Pegasus terminated the engagement letter with Barclays following discussions between Pegasus and Barclays and principally as a result of Barclays-internal policies in relation to de-SPAC processes. Based on discussions with Barclays subsequently to the termination of the engagement letter, Barclays informed Pegasus that it has decided to waive the deferred fee it was entitled to due to its role as an underwriter in the IPO. Barclays signed a written waiver letter in August 2023 in relation to the waiver of the deferred fee. No compensation was paid to Barclays for such waiver. Barclays did not and currently does not hold any advisory or other role in connection with the Business Combination following the termination of the engagement letter on April 6, 2023.
On December 7, 2023 an Extraordinary General Meeting was held, which resulted in an amendment to the Pegasus Memorandum and Articles of Association and allowed a further extension of the life of Pegasus to April 30, 2024. In connection therewith, 503,201 Class A ordinary shareholders elected to redeem their shares.
The Pegasus Board’s Reasons for the Business Combination
The Pegasus Board, in evaluating the transaction with Schmid, consulted with its various advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Merger, are advisable, fair to and in the best interests of Pegasus and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Merger and the Plan of Merger, the Pegasus Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The Pegasus Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Pegasus’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information — Cautionary Note Regarding Forward-Looking Statements.”
The members of the Pegasus Board are well qualified to evaluate the transaction with Schmid. They have extensive transactional experience, particularly in the next generation mobility and transportation industries, including with both high growth private companies and publicly traded companies.
The Pegasus Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
Compelling Business Model:   Schmid is a global supplier of proprietary, industry-leading capital equipment, software and services to high end printed circuit board (PCB) and organic substrate manufacturers, as well as offerings in photovoltaics (PV) and energy storage.
Extensive Operating History:   Schmid is a fifth-generation family owned and managed company, with a 160-year history of innovation. It has supported the electronics industry since the 1960s.
Reputation for Customer Service and High-Quality Products:   Schmid has maintained a strong reputation in electronics and photovoltaics industries for more than 160 years.

Extensive IP Portfolio:   Pegasus believes that Schmid possesses unique patents and trademarks that are ahead of the competition. Schmid has regularly registered new patents and as of December 31, 2022 had more than 100 patents and industrial property rights. Combined with Schmid’s 150 scientists, researchers, and engineers, Schmid is able to quickly transfer their research to industrial applications.
Attractive Global Market Opportunity:   Schmid has multiple locations worldwide, including in Europe, North America and Asia. Schmid believes it is well-positioned to meaningfully outpace industry growth given its deployment of next generation technology and close cooperation with industry leading OEMs.
In addition, the Pegasus Board believes the following aspects of due diligence, relative comparison to other opportunities available to Pegasus, and transaction attributes were all key factors in securing their support for the Business Combination.
Continued Ownership By Schmid Shareholders.   The Pegasus Board considered that Schmid shareholders would exchange 100% of their Schmid shares for TopCo Ordinary Shares and would remain, collectively, the largest stakeholders of TopCo. In addition, the aggregate proceeds received by TopCo through the Merger and Exchange will be used for general corporate purposes after the Business Combination. The Pegasus Board considered the foregoing as a strong sign of confidence in Schmid following the Business Combination and the benefits to be realized as a result of the Business Combination.
Long-Term Alignment.   The Pegasus Board considered that the structure of the Business Combination provides for significant long-term alignment between Pegasus and Schmid senior management. Both the Sponsor and major shareholders of Schmid have agreed to certain lock-up provisions. As such, the parties to the Business Combination are expected to be aligned on the goal of driving long-term value for the shareholders of Schmid.
Compelling Opportunity.   The Pegasus Board determined, after an extensive review of other business combination opportunities reasonably available to Pegasus, that the proposed Business Combination represents a compelling business combination for Pegasus based upon the process utilized to evaluate and assess other potential targets and the criteria that Pegasus adopted in its search for a business combination target as detailed above and in other sections of this prospectus/proxy statement.
The Role of the Independent Directors.   In connection with the Business Combination, Pegasus’s independent directors evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Terms of the Business Combination Agreement.   The Pegasus Board reviewed and considered the terms of the Business Combination Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “— The Business Combination Agreement” and “— Ancillary Agreements” for detailed discussions of the terms and conditions of these agreements.
Consideration to be paid for the Target.   The Business Combination Agreement stipulates that the shareholders of Schmid receive a number of TopCo shares calculated as the equity value of the Company as set out in the Business Combination Agreement, which equals $587,547,000, divided by $10.10. This equity value and the number of shares determined were the result of negotiations between the shareholders of Schmid and Pegasus and was based on a calculation that considered the multiples of comparable companies and transactions comparing them to the Company’s 2022 EBITDA and 2023 EBITDA forecasts. The fairness of the consideration and valuation were confirmed by the fairness opinion by Marshall & Stevens. The consideration to Schmid in TopCo shares also means that current Schmid shareholders and management Christian and Annette Schmid will remain major shareholders of TopCo, ensuring continuity and stability for the Company after the Closing.
Results of Due Diligence.   The Pegasus Board considered the scope of the due diligence investigation conducted by Pegasus and its outside advisors and evaluated the results thereof and information available to it related to Schmid, including:

•
diligence on market;

•
extensive meetings and calls with Schmid’s management team regarding its operations and projections and the proposed transaction;

•
the due diligence findings of Pegasus’s advisors; and

•
review of materials related to Schmid made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental and other regulatory matters and other legal and business diligence matters.

The Pegasus Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Business Risks.   The risk that the future financial performance of Schmid may not meet the Pegasus Board’s expectations due to factors in Schmid’s control or out of its control, including industry risks.

•
Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of Pegasus.   The risks and costs to Pegasus if the Business Combination is not completed, including the risk of diverting management focus and resources to other businesses combination opportunities, which could result in Pegasus being unable to effect a business combination by April 30, 2024 and force Pegasus to liquidate.

•
Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Pegasus from soliciting other business combination proposals, so long as the Business Combination Agreement is in effect.

•
Shareholder Vote.   The risk that Pegasus’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Post-Business Combination Corporate Governance; Terms of the Registration Rights Agreement.   The Pegasus Board considered the corporate governance provisions of the Business Combination Agreement, the Form of Registration Rights Agreement and the proposed material provisions of the TopCo Articles of Association and the effect of those provisions on the governance of TopCo. In particular, they considered the nomination rights that certain shareholders would have in TopCo and that these rights are not generally available to public shareholders, including shareholders that may hold a large number of shares. See “The Business Combination Agreement and Ancillary Documents”, “Management of TopCo after the Business Combination” and “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement” for detailed discussions of the terms and conditions of these documents.

•
Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pegasus’s control.

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could delay or indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

•
Other Risks.   Various other risks associated with the Business Combination, the business of Pegasus and the business of Schmid described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Pegasus Board also considered that certain of the officers and directors of Pegasus may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pegasus’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). Pegasus’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Pegasus Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
The Pegasus Board concluded that the potential benefits that it expected Pegasus and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pegasus Board determined that the Business Combination Agreement, the Business Combination and the Plan of Merger, were advisable, fair to, and in the best interests of, Pegasus and its shareholders.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Pegasus Board to vote in favor of the Business Combination, Pegasus shareholders should be aware that aside from their interests as shareholders, the Sponsor and Pegasus’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Pegasus shareholders generally. The Pegasus Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Pegasus shareholders that they approve the Business Combination Proposal. Pegasus shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.
These interests include:
•
the fact that the Sponsor and directors and officers of Pegasus have agreed not to redeem any Pegasus Ordinary Shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor and Pegasus’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Pegasus Class B Ordinary Shares held by them if Pegasus fails to complete an initial business combination by April 30, 2024;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor paid an aggregate of $9,750,000 for its 9,750,000 Pegasus Private Placement Warrants to purchase Pegasus Class A Ordinary Shares and that such Pegasus Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024;

•
the fact that Pegasus has issued several promissory notes to the Sponsor which become repayable at the consummation of the Business Combination;

•
the right of the Sponsor to receive TopCo Ordinary Shares, subject to certain lock-up periods;

•
the expected cash retention payment to certain members of the Pegasus management team in connection with their agreement to remain available following the Closing for purpose of ensuring a smooth transition;

•
the anticipated designation by the Pegasus Initial Shareholders of Sir Dr. Ralph Speth and Stefan Berger as a non-executive director of TopCo following the Business Combination;

•
the continued indemnification of Pegasus’s existing directors and officers and the continuation of Pegasus’s directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Pegasus shareholders experience a negative rate of return in the post-Business Combination company;

•
the fact that Sponsor and Pegasus’s officers and directors will lose their entire investment in Pegasus and will not be reimbursed for any out-of-pocket expenses if an initial Business Combination is not consummated by April 30, 2024; and

•
the fact that if the Trust Account is liquidated, including in the event Pegasus is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Pegasus to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pegasus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pegasus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Interests of Schmid’s Directors and Executive Officers in the Business Combination
In addition to the interests of the Sponsor and Pegasus’s other officers and directors, Pegasus shareholders should take the following interests of Schmid’s directors and executive officers into account in deciding whether to approve the Business Combination Proposal. Their interests in the Business Combination are different from, or in addition to, those of Pegasus’s shareholders generally.
Schmid Directors and Executive Officers Intended to be Named as TopCo’s Directors and Executive Officers
The following individuals are Schmid’s directors and executive officers, respectively Anette Schmid is a shareholder of Schmid, who are expected to become TopCo’s directors and executive officers upon the closing of the Business Combination:
Name	Position
Executive Officers
Christian Schmid	Chief Executive Officer
Julia Natterer	Chief Financial Officer
Schmid Board
Christian Schmid	Executive Directors
Anette Schmid	Non-executive Directors
Redemption Rights
Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus Public Shareholders may elect to have their Pegasus Class A Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Pegasus Memorandum and Articles of Association. As of        , 2024 this would have amounted to approximately $        per share. If a Pegasus Public Shareholder exercises his, her or its redemption rights, then such holder will be exchanging his, her or its Pegasus Class A Ordinary Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for his, her or its Pegasus Class A Ordinary Shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein.
Notwithstanding the foregoing, a Pegasus Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Pegasus Class A Ordinary Shares. Accordingly, all Pegasus Class A Ordinary Shares in excess of 15% held by a Pegasus Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
Each redemption of Pegasus Class A Ordinary Shares by Pegasus Public Shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $      as of           ,2024. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Pegasus redeem its Pegasus Class A Ordinary Shares in an amount that would cause its (or TopCo’s after giving effect to the Business Combination) net tangible assets to be less than $5,000,001, as provided in the Pegasus Memorandum and Articles of Association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Pegasus Public Shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pegasus Shareholders — Redemption Rights” in order to properly redeem their public shares.
Holders of Pegasus Public Warrants will not have redemption rights with respect to such warrants.
Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination. The three scenarios assume redemption levels are (i) at 0 (no redemptions), (ii) are not exceeding the minimum cash condition which has not been waived and (iii) the maximum level of redemptions, that is redemptions at a level so that TopCo still has at least $5,000,001 of net tangible assets. In case the minimum cash condition is waived, substantially less cash from the Pegasus Trust Account could remain after redemption, meaning that additional cash on balance sheet could be substantially less as in the minimum redemption scenario or the interim redemption scenario laid out below, or, if the remaining funds in the Pegasus Trust Account are higher than the transaction expenses, cash will be required to be used from the Schmid Group.
Sources & Uses
(Minimum Redemption Scenario — Assuming No Additional Redemptions of the Outstanding
Class A Shares by Pegasus Shareholders)
Sources		Uses
	(in $ million)		(in $ million)
Pegasus Trust Account(1)	$50.0	Transaction Expenses settled in cash(4)	$22.0
Schmid Equity Rollover(2)	$645.7	Additional Cash on Balance Sheet	$28.0
Pegasus Founder Shares(3)	$31.2	Schmid Equity Rollover(2)	$645.7
		Pegasus Founder Shares(3)	$31.2
Total Sources	$726.9	Total Uses	$726.9

(1)
As of December 11, 2023 (approximate figure). Redemption events have happened on April 19, 2023 and July 26, 2023 and December 7, 2023.

(2)
Calculated as 58,172,970 TopCo Ordinary Shares to be issued to the Schmid shareholders at the consummation of the Business Combination as agreed in the Business Combination Agreement, multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(3)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares. Calculated as 2,812,500 TopCo Ordinary Shares multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(4)
Estimated fees and expenses on Closing, as the currently best estimate of Pegasus and Schmid of total transaction expenses including expenses for D&O insurance payable after Closing and including deferred underwriting fees.

Sources & Uses
(Interim Level Redemption Scenario — Assuming Redemptions of the Outstanding Class A
Shares by Pegasus Shareholders so that the minimum cash condition of $35,000,000 in the
Business Combination is fulfilled(1))
Sources		Uses
Pegasus Trust Account(1)	$35.0	Transaction Expenses(4)	$22.0
Schmid Equity Rollover(2)	$645.7	Additional Cash on Balance Sheet	$13.0
Pegasus Founder Shares(3)	$31.2	Schmid Equity Rollover(2)	$645.7
		Pegasus Founder Shares(3)	$31.2
Total Sources	$711.9	Total Uses	$711.9

(1)
Assumes (i) the maximum number of redemptions by the public shareholders and (ii) that the amount in the Trust Account is at a minimum $35,000,000 million (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately €35,000,000 in the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement).

(2)
Calculated as 58,172,970 TopCo Ordinary Shares to be issued to the Schmid shareholders at the consummation of the Business Combination as agreed in the Business Combination Agreement, multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(3)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares. Calculated as 2,812,500 TopCo Ordinary Shares multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(4)
Estimated fees and expenses on Closing, as the currently best estimate of Pegasus and Schmid of total transaction expenses including expenses for D&O insurance payable after Closing and including deferred underwriting fees.

Sources & Uses
(Maximum Redemption Scenario — Assuming Maximum Redeemable Number of Shares Class A Shares by Pegasus Shareholders Are Redeemed)
Sources	(in $ million)	Uses	(in $ million)
Pegasus Trust Account(1)	$17.3	Transaction Expenses settled in cash(4)	$22.0
Schmid Equity Rollover(2)	$645.7	Cash used from Balance Sheet	$(4.7)
Pegasus Founder Shares(3)	$31.2	Schmid Equity Rollover(2)	$645.7
		Pegasus Founder Shares(3)	$31.2
Total Sources	$694.2	Total Uses	$694.2

(1)
Assumes 1,568,053 of Pegasus Class A Ordinary Shares remain after redemptions so that TopCo shall have at least $5,000,001 of net tangible assets.

(2)
Calculated as 58,172,970 TopCo Ordinary Shares to be issued to the Schmid shareholders at the consummation of the Business Combination as agreed in the Business Combination Agreement, multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(3)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares. Calculated as 2,812,500 TopCo Ordinary Shares multiplied by $11.10 (the implied price of the TopCo Ordinary Shares based on the price of the Pegasus Class A Ordinary Shares as reported on NYSE on December 15, 2023).

(4)
Estimated fees and expenses on Closing, as the currently best estimate of Pegasus and Schmid of total transaction expenses including expenses for D&O insurance payable after Closing and including deferred underwriting fees.

The estimated fees include the deferred underwriting commission which are conditional upon the completion of the Business Combination amount to $2,441,250 (thereof $1,811,250 to EarlyBirdCapital, Inc., $315,000 to Ladenburg Thalmann & Co. Inc. and $315,000 to Northland Securities, Inc). Barclays Capital Inc. has waived its right to its deferred underwriting commission.
Certain Information Relating to TopCo
Listing of TopCo Ordinary Shares and TopCo Public Warrants on NYSE
TopCo Ordinary Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Ordinary Shares and the TopCo Public Warrants on NYSE upon the closing of the Business Combination.
Restrictions on Resales
All TopCo Ordinary Shares and TopCo Public Warrants received by Pegasus Public Shareholders in the Business Combination are expected to be freely tradable, except that TopCo Ordinary Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders.
Delisting of Pegasus Ordinary Shares and Deregistration of Pegasus
Pegasus and Schmid anticipate that, following consummation of the Business Combination, the Pegasus Class A Ordinary Shares, Pegasus Public Units and Pegasus Public Warrants will be delisted from NYSE, and Pegasus will be deregistered under the Exchange Act.
Emerging Growth Company; Foreign Private Issuer
TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.235 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three- year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights
Until consummation of the Merger, Cayman Islands law and the Pegasus Memorandum and Articles of Association will continue to govern the rights of Pegasus shareholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo Ordinary Shareholders.
There are certain differences in the rights of Pegasus shareholders prior to the Business Combination and the rights of TopCo Ordinary Shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”
Certain Tax Consequences of the Business Combination
Please see the section entitled “Material Tax Considerations.”
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Pegasus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Schmid issuing shares at the closing of the Business Combination for the net assets of Pegasus as of the closing date, accompanied by a recapitalization. The net assets of Pegasus will be stated at historical cost, with no goodwill or other intangible assets recorded.
Schmid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•
Schmid’s shareholders will have the largest voting interest in TopCo under the minimum redemption, the interim redemption (at the minimum cash condition level) and the maximum redemption scenarios;

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The board of directors of the post-combination company has a total of seven directors, and Schmid has the ability to nominate the majority of the members of the board of directors;

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Schmid’s senior management is the senior management of the post-combination company;

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The business of Schmid will comprise the ongoing operations of TopCo; and

•
Schmid is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Pegasus does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of TopCo’s Shares issued over the fair value of Pegasus’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Appraisal Rights
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Pegasus Public Shareholders are still entitled to exercise the rights of redemption in respect to their Pegasus Class A Ordinary Shares as set out herein, and Pegasus’s Board of Directors has determined that the redemption proceeds payable to Pegasus Public Shareholders who exercise such redemption rights represent the fair value of those shares. See the section titled “Proposal No. 2 — The Merger Proposal — Appraisal Rights Under the Cayman Companies Act” for additional information.
Holders of Pegasus Public Warrants and Pegasus Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

MATERIAL TAX CONSIDERATIONS
Certain Material U.S. Federal Income Tax Considerations
This section describes certain material U.S. federal income tax consequences to a U.S. holder and Non-U.S. holder (each as defined below) of Pegasus Ordinary Shares and Pegasus Warrants (collectively, the “Pegasus securities”) (i) electing to have their Pegasus Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of participating in the Business Combination, and (iii) of the ownership and disposition of TopCo Ordinary Shares and TopCo Warrants (collectively, the “TopCo securities”) acquired pursuant to the Business Combination. This discussion is intended to be general in nature, and it deals only with investors that hold their Pegasus securities and will hold the TopCo securities as capital assets and does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, investors participating in the Business Combination (including reporting requirements, consequences under any alternative minimum tax or the Medicare contribution tax on net investment income), and does not address state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to investors that own (directly, indirectly or by attribution) 5% or more of the Pegasus Ordinary Shares or TopCo Ordinary Shares by vote or value (except as specifically addressed herein), nor does this section discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as Pegasus’s sponsor and its affiliates, founders, officers, employees or directors; financial institutions; insurance companies; individual retirement accounts and other tax-deferred accounts; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark their securities to market for U.S. federal income tax purposes; investors that hold Pegasus securities or will hold TopCo securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes; persons that received Pegasus securities or TopCo securities as compensation for services including Pegasus’s sponsor and its affiliates, founders, officers, employees or directors and other persons treated as related to them; Non-U.S. holders that hold their Pegasus securities or will hold TopCo securities in connection with a trade or business conducted within the United States; nonresident alien individuals present in the United States for 183 days or more during any taxable year; persons that have ceased to be U.S. citizens or lawful permanent residents of the United States; investors holding the Pegasus securities or TopCo securities in connection with a trade or business conducted outside of the United States; S corporations; partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes and investors therein; U.S. citizens or lawful permanent residents living abroad; passive foreign investment companies; controlled foreign corporations; investors that are required to include amounts in their taxable income in advance of receipt under rules regarding applicable financial statements; or U.S. holders whose functional currency is not the U.S. dollar).
As used herein, the term “U.S. holder” means a beneficial owner of Pegasus securities or TopCo securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
As used herein, the term “Non-U.S. holder” means a beneficial owner of Pegasus securities or TopCo securities that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) an estate or trust whose worldwide income is not subject to U.S. federal income tax on a net income basis without regard to its source.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Pegasus securities or TopCo securities will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of participating in the Business Combination and the ownership and disposition of TopCo securities.

Any Pegasus Public Unit, consisting of one Pegasus Class A Ordinary Share and one-half of one Pegasus Public Warrant, will automatically separate into their component parts in connection with the consummation of the Business Combination (the “Unit Separation”). Any disposition of a Pegasus Public Unit should be treated for U.S. federal income tax purposes as a disposition of the Pegasus Class A Ordinary Share and one-half of one Pegasus Public Warrant comprising the Pegasus Public Unit, and the amount realized on the disposition should be allocated between the Pegasus Class A Ordinary Share and one-half of one Pegasus Public Warrant in accordance with their relative fair market values. Neither the separation of the Pegasus Class A Ordinary Share and the one-half of one Pegasus Public Warrant constituting a Pegasus Public Unit nor the combination of thirds of Pegasus Public Warrants into a single Pegasus Public Warrant should be a taxable event for U.S. federal income tax purposes. By purchasing a Pegasus Public Unit, you have agreed to adopt such treatment for applicable tax purposes.
The foregoing treatment of the Pegasus Public Units, the Pegasus Class A Ordinary Shares and the Pegasus Public Warrants are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Pegasus Public Units, no assurance can be given that the IRS or the courts will agree with the characterization described above.
Accordingly, each investor in Pegasus Public Units is urged to consult its tax advisor regarding the tax consequences of the Business Combination to any Pegasus Public Units that it owns (including alternative characterizations of Pegasus Public Units). The balance of this discussion assumes that the characterization of the Pegasus Public Units described above is respected for U.S. federal income tax purposes.
This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings of the IRS and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS regarding any matter discussed below.
ALL HOLDERS OF PEGASUS SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF TOPCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Holders
The Business Combination
This discussion is subject to the discussions in “— Application of the PFIC Rules to the Business Combination” and “— Section 367(a)” below.
In General
It is intended that, for U.S. federal income tax purposes, the Merger qualifies as part of a transaction described in Section 351(a) of the Code. However, no opinion of counsel has been obtained, and neither Pegasus nor TopCo intends to seek a ruling from the IRS regarding the characterization of the transaction for U.S. federal income tax purposes. There can be no assurance that the IRS will not disagree with or challenge the intended characterization of the transaction for U.S. federal income tax purposes.
The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond Pegasus’s control. For example, if 20% or more of the TopCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment generally would not be satisfied. Neither Pegasus nor TopCo expects that any of the TopCo Ordinary Shares issued in the Business

Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.
It is unclear whether the Merger, in addition to potentially qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code (for example, under Section 368(a)(1)(B) of the Code). Despite the intention of the parties to the Business Combination Agreement that the Merger may also independently qualify as a “reorganization,” such treatment is highly uncertain. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization,” some of which are based upon factual determinations. For example, under the applicable provisions of the Code and U.S. Treasury regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Pegasus. Moreover, the qualification of the Merger as a “reorganization” is dependent on facts that will not be known until or following the Closing. Specifically, this qualification could depend on whether a sufficient number of Pegasus Ordinary Shares are exchanged for TopCo Ordinary Shares in the Merger rather than redeemed for cash. If a significant number of Pegasus Ordinary Shares were to be redeemed, the aforementioned “continuity of business enterprise” requirement may not be satisfied. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code. U.S. holders should consult their tax advisors regarding the potential qualification of the Merger as a reorganization for U.S. federal income tax purposes.
As a result of the uncertainties described above, as well as the discussion under “— Passive Foreign Investment Company Rules” below, the U.S. federal income tax treatment of the Business Combination is subject to significant uncertainty and is therefore not capable of being the subject of a representation regarding its tax-free treatment. If any requirement for Section 368(a) treatment is not met, and the Business Combination does not qualify under Section 351(a) of the Code, a U.S. holder of Pegasus securities may recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of the TopCo securities received by such U.S. holder in the Business Combination over such U.S. holder’s tax basis in the Pegasus securities surrendered by such U.S. holder in the Business Combination. Even if the Business Combination were to qualify under Section 351(a) of the Code and/or if the requirements for Section 368(a) treatment were met, a U.S. holder may nevertheless be required to recognize the amount of gain (if any) described in the preceding sentence, but would not be permitted to recognize loss (if any), under certain other U.S. federal income tax rules, such as the rules under Section 367(a) of the Code or the PFIC rules. Any gain or loss recognized in connection with the Business Combination generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder had held the Pegasus securities for more than one year (or short-term capital gain or loss otherwise). However, to the extent Pegasus is treated as a PFIC, as described in more detail below, any gain recognized generally would be treated as ordinary income unless the U.S. holder had in effect a valid QEF election, as described below. It is unclear, however, whether certain redemption rights may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in the TopCo securities received in the Business Combination, if any, would not include the holding period for the Pegasus securities surrendered in exchange therefor if the exchange was taxable.
The remainder of this discussion assumes that the Merger qualifies as a transaction described in Section 351(a) of the Code. U.S. holders should consult their tax advisors regarding the characterization of the Merger, including whether it will qualify as a reorganization, for U.S. federal income tax purposes.
U.S. holders whose only Pegasus securities are Pegasus Ordinary Shares, which are exchanged for TopCo Ordinary Shares
A U.S. holder whose only Pegasus securities are Pegasus Ordinary Shares, which are exchanged in the Merger for TopCo Ordinary Shares, generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the TopCo Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Pegasus Ordinary Shares surrendered in the Merger in exchange therefor. The holding period of the TopCo Ordinary Shares should include the holding period of the Pegasus Ordinary Shares surrendered in the Merger in exchange therefor.
U.S. holders whose only Pegasus securities are Pegasus Warrants, which are converted into TopCo Warrants
Subject to the following paragraph, a U.S. holder that owns only Pegasus Warrants but not Pegasus Ordinary Shares and whose Pegasus Warrants convert into TopCo Warrants generally should be treated as exchanging such Pegasus Warrants for “new” warrants. If so treated, a U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the TopCo Warrants held by it immediately following the Merger and the adjusted tax basis of the Pegasus Warrants held by it immediately prior to the Merger. A U.S. holder’s tax basis in TopCo Warrants received in the Merger generally will equal the fair market value of such TopCo Warrants immediately following the Merger. A U.S. holder’s holding period in such U.S. holder’s TopCo Warrants generally should begin on the day after the Merger.
Notwithstanding the above, if the Merger independently qualifies as a “reorganization” under Section 368 of the Code and the deemed transfer of Pegasus Warrants therefore qualifies as part of such reorganization, a U.S. holder of Pegasus Warrants generally should not recognize any gain or loss on any such deemed transfer of Pegasus Warrants, and such U.S. holder’s basis in the TopCo Warrants deemed received generally should be equal to the U.S. holder’s basis in its Pegasus Warrants deemed transferred.
U.S. holders of Pegasus Warrants are urged to consult with their tax advisors regarding the treatment of their Pegasus Warrants in connection with the Merger.
U.S. holders exchanging Pegasus Ordinary Shares for TopCo Ordinary Shares and whose Pegasus Warrants are converted into TopCo Warrants
Subject to the below discussion regarding treatment of the Merger as a reorganization, a U.S. holder that receives TopCo Ordinary Shares in exchange for such U.S. holder’s Pegasus Ordinary Shares and whose Pegasus Warrants convert to TopCo Warrants in the Merger generally should (i) recognize gain (but not loss) with respect to the exchange of their Pegasus Ordinary Shares equal to the lesser of (A) the excess (if any) of the fair market value of the TopCo Ordinary Shares and TopCo Warrants allocable to such Pegasus Ordinary Shares over its adjusted tax basis in such Pegasus Ordinary Shares and (B) the fair market value of such TopCo Warrants, and (ii) recognize gain (but not loss) with respect to the exchange of their Pegasus Warrants equal to the lesser of (A) the excess (if any) of the fair market value of the TopCo Ordinary Shares and TopCo Warrants allocable to such Pegasus Warrants over its adjusted tax basis in such Pegasus Warrants and (B) the fair market value of such TopCo Warrants. For purposes of the preceding sentence, each of the TopCo Ordinary Shares and the TopCo Warrants will be allocated proportionally to the exchanged Pegasus Ordinary Shares, on the one hand, and Pegasus Warrants, on the other hand, according to the relative fair market values of such exchanged Pegasus Ordinary Shares and Pegasus Warrants. The above treatment is not free from doubt, and U.S. holders should consult their tax advisors regarding the treatment of the exchange of Pegasus Ordinary Shares and Pegasus Warrants under Section 351 of the Code. Gain, if any, described in the previous paragraph that is recognized by a U.S. holder generally will be long-term capital gain to the extent it is allocated to exchanged Pegasus Ordinary Shares or Pegasus Warrants converted pursuant to their terms into TopCo Warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder’s tax basis in the TopCo Ordinary Shares received in the Merger generally will equal the adjusted tax basis of the Pegasus Ordinary Shares surrendered in the Merger in exchange therefor, less the fair market value of the TopCo Warrants received, plus the gain recognized by the U.S. holder in the exchange. A U.S. holder’s tax basis in TopCo Warrants received in the Merger generally will equal the fair market value of such TopCo Warrants. A U.S. holder generally should be able to “tack on” the U.S. holder’s holding period in the exchanged Pegasus Ordinary Shares to such U.S. holder’s holding period in its TopCo Ordinary Shares received in exchange therefor. A U.S. holder’s holding period in the TopCo Warrants received pursuant to the conversion of the Pegasus Warrants generally should begin on the day after the Merger.

Notwithstanding the above, if the Merger independently qualifies as a “reorganization” under Section 368 of the Code and the transfer of Pegasus Ordinary Shares and Pegasus Warrants therefore qualifies as part of such reorganization, a U.S. holder of Pegasus Warrants generally should not recognize any gain or loss on any such deemed transfer of Pegasus Warrants, and such U.S. holder’s adjusted tax basis in the TopCo Warrants deemed received generally should be equal to the U.S. holder’s adjusted tax basis in its Pegasus Warrants deemed transferred.
U.S. holders of Pegasus Ordinary Shares and Pegasus Warrants are urged to consult with their tax advisors regarding the treatment of their Pegasus Warrants in connection with the Merger.
Section 367(a) of the Code
Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities of a non-U.S. corporation in exchange for stock or securities of a non-U.S. corporation. U.S. holders of Pegasus Ordinary Shares will be deemed to transfer shares of such stock to TopCo in exchange for TopCo Ordinary Shares, so that these requirements will apply.
Under applicable Treasury regulations under Section 367(a) of the Code, a U.S. holder that owns (directly, indirectly or by attribution) 5% or more of the total voting power or total value of the shares of TopCo immediately after the completion of the Merger generally will be required to recognize gain (but not loss) as a result of the Merger unless the U.S. holder enters into a “gain recognition agreement” (as defined in the Treasury regulations) with the IRS. All U.S. holders are urged to consult their own tax advisors regarding the decision to file a gain recognition agreement and the procedures to be followed in connection with such a filing.
Redemption of Pegasus Ordinary Shares
In the event that a U.S. holder of Pegasus Ordinary Shares exercises its right to have its Pegasus Ordinary Shares redeemed pursuant to the redemption provisions described in the section entitled “Extraordinary General Meeting of Shareholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption is treated as a distribution in part or full payment in exchange for such shares pursuant to Section 302(a) of the Code (a sale) or whether the U.S. holder will be treated as receiving a distribution of property that is described in Section 302(d) of the Code (a corporate distribution).
Whether that redemption qualifies for sale treatment will depend largely on the total number of Pegasus Ordinary Shares treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of, among other things, owning Pegasus Warrants) relative to all of Pegasus Ordinary Shares both before and after the redemption. The redemption of shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Pegasus or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also Pegasus Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the Pegasus Warrants. In order to meet the substantially disproportionate test, the percentage of Pegasus’s outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of Pegasus Ordinary Shares must, among other requirements, be less than 80% of the percentage of Pegasus’s outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Pegasus Ordinary Shares and the TopCo Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either all Pegasus Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all Pegasus Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Pegasus Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Pegasus. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Pegasus will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302(a) of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the Pegasus Ordinary Shares redeemed. A U.S. holder’s adjusted tax basis in its Pegasus Ordinary Shares generally will equal the cost of such shares. A U.S. holder that simultaneously purchased Pegasus Ordinary Shares and Pegasus Warrants would have been required to allocate the cost between the Pegasus Ordinary Shares and the Pegasus Warrants based on their relative fair market values at the time of the purchase. If the redemption does not qualify as a sale of stock under Section 302(a) of the Code, then the U.S. holder will be treated as receiving a corporate distribution in an amount equal to the amount of cash received in the redemption on its remaining Pegasus Ordinary Shares. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Pegasus’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Pegasus’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Pegasus Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pegasus Ordinary Shares. However, Pegasus does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pegasus with respect to Pegasus Ordinary Shares will be reported as ordinary dividend income. Dividends paid to a U.S. holder that is a taxable corporation generally will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Dividends paid to a non-corporate U.S. holder generally will not constitute “qualified dividends” subject to tax at the maximum tax rate accorded to long-term capital gains if Pegasus is a PFIC (though they may qualify for those preferential rates if Pegasus is not a PFIC and was not a PFIC in the prior taxable year or for any taxable year during which such U.S. holder held such Pegasus Ordinary Shares). The U.S. holder’s (remaining) adjusted tax basis in any Pegasus Ordinary Shares redeemed generally will be allocated among the U.S. holder’s remaining Pegasus Ordinary Shares. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pegasus.
Application of the PFIC Rules to the Business Combination
In General
A non-U.S. corporation, such as Pegasus, will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, (i) 75% or more of the corporation’s gross income is passive income, and/or (ii) 50% or more of the value of the corporation’s assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.
Because Pegasus is a blank check company, with no current active business, Pegasus expects that it is likely to meet the PFIC asset or income test for its current taxable year and believes that it was treated as a PFIC for 2021 and 2022. Additionally, Pegasus expects that the PFIC start-up exception (which can apply in limited circumstances to cause an entity that would be a PFIC in a start-up year, but which is not a PFIC for the following two taxable years, to not be treated as a PFIC) will not apply to either of those years.
If Pegasus was a PFIC in any year during which a U.S. holder owns Pegasus Ordinary Shares, subject to the discussion below regarding the mark-to-market (“MTM”) or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether Pegasus continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Pegasus Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Pegasus Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Pegasus Ordinary Shares. Under these rules, (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pegasus is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. Pegasus has not previously made any distributions to its shareholders.
The impact of the PFIC rules (including the “excess distribution” rules, as discussed above) on a U.S. holder of Pegasus Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of Pegasus Ordinary Shares during which Pegasus was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) an MTM election under Section 1296 of the Code, pursuant to which it would be required to mark its Pegasus Ordinary Shares to market on an annual basis (using the fair market value of such stock as of the close of its taxable year, but limited to the difference between its adjusted basis as of the beginning of the taxable year and the unreversed inclusions under the election with respect to the stock as of such time). If a U.S. holder has made a QEF (and, if applicable, a deemed sale) election or an MTM election, in each case as described in the preceding sentence, it generally will not be subject to the excess distribution regime discussed above and the tax consequences should be as set forth above under the caption headings “The Business Combination — In General” and “— Redemption of Pegasus Ordinary Shares,” with the caveat that if the election the U.S. holder has in effect is an MTM election, any gain on the disposition of such stock generally will be treated as ordinary income, and any loss on the disposition of such stock to the extent that it does not exceed the unreversed inclusions with respect to such stock generally will be treated as ordinary loss.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is also required to file an IRS Form 8621 (whether or not a QEF or MTM election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years during which it owns such stock being open to audit by the IRS until such Form is properly filed.
Application of the PFIC Rules to Pegasus Warrants
The application of the PFIC rules to U.S. holders of Pegasus Warrants is unclear. Section 1298(a)(4) of the Code provides that “[t]o the extent provided in regulations, if any person has an option to acquire stock, such stock shall be considered as owned by such person,” and proposed Treasury regulations issued under the PFIC rules generally treat an “option” (which would include a Pegasus Warrant) to acquire the stock of a PFIC as stock of the PFIC. Therefore, it is possible that (i) if Section 1298(a)(4) of the Code was viewed as self-executing, (ii) if the proposed Treasury regulations were viewed as sufficient to implement Section 1298(a)(4) of the Code or could otherwise be relied on by the IRS or (iii) if those proposed Treasury regulations were to be finalized in their current form, those rules would apply to cause the Pegasus Warrants to be treated as stock for purposes of the PFIC rules, gain recognized on the exchange of Pegasus Warrants for TopCo Warrants to be subject to the excess distribution regime discussed above in “— Application of the PFIC Rules to the Business Combination — In General.” Additionally, final Treasury regulations issued under the PFIC rules provide that the QEF election does not apply to options and it is not certain whether the MTM election is currently available with respect to options.

Application of Section 1291(f) of the Code
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations are currently in effect under Section 1291(f). However, proposed Treasury regulations under Section 1291(f) were published in 1992 with a retroactive effective date. If Section 1291(f) of the Code was viewed as self-executing, if the proposed Treasury Regulations were viewed as sufficient to implement Section 1291(f) of the Code or could otherwise be relied on by the IRS or if those proposed Treasury Regulations were to be finalized in their current form, those rules would generally require taxable gain recognition to a U.S. holder of Pegasus Ordinary Shares as a result of the Merger if (i) Pegasus is classified as a PFIC at any time during such U.S. holder’s holding period for such ordinary shares, (ii) the U.S. holder has not made a timely and effective QEF election for (A) the taxable year that is the first year in the U.S. holder’s holding period of Pegasus Ordinary Shares during which Pegasus was classified as a PFIC or, (B) a later taxable year and the U.S. holder made the QEF election together with a deemed sale election, and (iii) TopCo is not classified as a PFIC for the taxable year during which the Merger is effected.
Because the proposed Treasury regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury regulations to be reasonable interpretations of those Code provisions. Even if the proposed Treasury regulations are not adopted in the form proposed with an effective date before the date of the Merger, the IRS may treat gain realized in connection with the Merger as subject to recognition, and U.S. holders should consult their own tax advisors to determine whether to treat any gain realized in connection with the Merger as subject to non-recognition as set forth above under “— The Business Combination.”
Redemption of Pegasus Ordinary Shares
The impact of the PFIC rules on a U.S. holder of Pegasus Ordinary Shares that elects to redeem its Pegasus Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of Pegasus Ordinary Shares during which Pegasus was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) a timely and valid MTM election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Pegasus Ordinary Shares and for which Pegasus is classified as a PFIC. If such a QEF or MTM election has been made, the electing U.S. holder generally will not be subject to the excess distribution regime discussed above in “— Application of the PFIC Rules to the Business Combination — In General” and the tax consequences should be as set forth above under “— Redemption of Pegasus Ordinary Shares.”
The rules regarding PFICs and the QEF, deemed sale, and MTM elections, as well as the applicability of Sections 1291(f) and 1298(a)(4) of the Code are very complex and are affected by various factors. Accordingly, U.S. holders of Pegasus Ordinary Shares and Pegasus Warrants should consult their own tax advisors concerning the application of the PFIC rules to their Pegasus Ordinary Shares and Pegasus Warrants under their particular circumstances.
Ownership of TopCo Ordinary Shares and TopCo Warrants
This discussion is subject to the discussion in “— Application of the PFIC Rules to TopCo Ordinary Shares and TopCo Warrants” below.
Distributions on TopCo Ordinary Shares
The gross amount of any distribution on TopCo Ordinary Shares that is made out of TopCo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds TopCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in its TopCo Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.
Dividends paid by TopCo generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that TopCo is considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of the income tax treaty between Germany and the United States (the “Treaty”). A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NYSE, as the TopCo Ordinary Shares are intended to be, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that TopCo Ordinary Shares will be considered readily tradable on an established securities market in later years or that that TopCo will be eligible for the benefits of the Treaty. A U.S. holder will not be able to claim the reduced rate on dividends received from TopCo if TopCo is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year (or if any shares of TopCo that they own are treated as stock in a PFIC). See “— Application of the PFIC Rules to TopCo Ordinary Shares and TopCo Warrants” below.
Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by TopCo may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on TopCo Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Ordinary Shares and TopCo Warrants
A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of TopCo Ordinary Shares or TopCo Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of TopCo Ordinary Shares or TopCo Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of TopCo Ordinary Shares or TopCo Warrants generally will be treated as U.S.-source gain or loss. Therefore, a U.S. holder may have insufficient foreign-source income to utilize foreign tax credits attributable to any non-U.S. withholding tax (if any) imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to non-U.S. withholding taxes (if any such taxes are imposed).
Exercise or Lapse of a TopCo Warrant
Except as discussed below with respect to the cashless exercise of a TopCo Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a TopCo Ordinary Share on the exercise of a TopCo Warrant for cash. A U.S. holder’s tax basis in a TopCo Ordinary Shares received upon exercise of the TopCo Warrant generally should be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the Pegasus Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a TopCo Ordinary Share received upon exercise of the TopCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrant and will not include the period during which the U.S. holder held the TopCo Warrant. If a TopCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the TopCo Warrant.
The tax consequences of a cashless exercise of a TopCo Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the TopCo Ordinary Shares received would equal the holder’s basis in the TopCo Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the TopCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TopCo Ordinary Shares generally would include the holding period of the TopCo Warrants exercised therefor.
It is also possible that a cashless exercise of a TopCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised TopCo Warrants treated as surrendered to pay the exercise price of the TopCo Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the TopCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the TopCo Warrants and (ii) the sum of the U.S. holder’s adjusted tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the TopCo Ordinary Shares received would equal the U.S. holder’s tax basis in the TopCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the TopCo Ordinary Shares generally would commence on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of TopCo Warrants.
Possible Constructive Distributions
The terms of each TopCo Warrant provide for an adjustment to the number of TopCo Ordinary Shares for which the TopCo Warrant may be exercised or to the exercise price of the TopCo Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, a U.S. holder of a TopCo Warrant generally would be treated as receiving a constructive distribution from TopCo if, for example, the adjustment increases the holder’s proportionate interest in TopCo’s assets or earnings and profits (e.g., through an increase in the number of TopCo Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the TopCo Ordinary Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on TopCo Ordinary Shares” above. Such constructive distribution generally would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from TopCo equal to the fair market value of such increased interest.
Application of the PFIC Rules to TopCo Ordinary Shares and TopCo Warrants
The discussion above under “— Application of the PFIC Rules to the Business Combination — In General” regarding the determination of whether Pegasus is a PFIC, and the effect on the treatment of distributions on, and dispositions of, Pegasus Ordinary Shares and Pegasus Warrants applies, mutatis mutandis, to TopCo and to the TopCo Ordinary Shares and TopCo Warrants, respectively. Based on the expected composition of TopCo’s gross assets and income and the manner in which TopCo expects to operate its business in future years, TopCo does not expect to be classified as a PFIC for U.S. federal income tax purposes for TopCo’s current taxable year or in the foreseeable future. Whether TopCo is a PFIC is a factual determination made annually, and TopCo’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets.
A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described under “— Application of the PFIC Rules to the Business Combination — In General” by making an MTM election with respect to its TopCo Ordinary Shares. The election is available only if the TopCo Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the MTM election, any gain from marking the TopCo Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the TopCo Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the TopCo Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of unreversed inclusions with respect to such stock. It is expected that TopCo Ordinary Shares, which are expected to be listed on NYSE, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the TopCo Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid MTM election cannot be revoked without the consent of the IRS unless the TopCo Ordinary Shares cease to be marketable stock. In addition, it is anticipated that U.S. holders of TopCo Warrants will not be able to make an MTM election with respect to such warrants.
A U.S. holder would not be able to avoid the tax consequences described above by electing to treat TopCo as a QEF because TopCo does not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the TopCo Ordinary Shares. In any event, U.S. holders of TopCo Warrants will not be able to make a QEF election with respect to their warrants.
U.S. holders should consult their own tax advisors concerning the TopCo’s possible PFIC status and the consequences to them, including potential reporting requirements, if TopCo were classified as a PFIC for any taxable year.
Non-U.S. holders
The Business Combination
A Non-U.S. holder generally will not be subject to U.S. federal income tax on the exchange of such Non-U.S. holder’s Pegasus Ordinary Shares or Pegasus Warrants.
Ownership of TopCo Ordinary Shares and TopCo Warrants
A Non-U.S. holder of TopCo Ordinary Shares generally will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding on any dividends received on TopCo Ordinary Shares or any gain recognized on a sale or other disposition of TopCo Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. holder’s TopCo Ordinary Shares) or sale or other disposition of TopCo Warrants.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Pegasus Ordinary Shares, dividends received by U.S. holders of TopCo Ordinary Shares, and the proceeds received on the disposition of TopCo Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations) that establish their exempt status if required to do so. Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding.
Any redemptions treated as dividend payments with respect to Pegasus Ordinary Shares and TopCo Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of TopCo Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of TopCo Ordinary Shares or TopCo Warrants, including reporting obligations related to the holding of certain foreign financial assets and reporting obligations related to transactions described in Section 351(a) of the Code.
Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on amounts received in respect of their Pegasus securities or their TopCo Ordinary Shares, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to TopCo Ordinary Shares and proceeds from the sale of other disposition of TopCo Ordinary Shares received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Certain Material Cayman Islands Tax Considerations
Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Pegasus Ordinary Shares under the laws of their country of citizenship, residence or domicile.
Cayman Islands Taxation
The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands exempted company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Pegasus Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable with respect to the issue of shares or on an instrument of transfer in respect of a share of an exempted company (other than those of a company that holds interest in real estate in the Cayman Islands). However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.
Pegasus has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Law the following undertaking is hereby given to:
Pegasus Digital Mobility Acquisition Corp. “the Company”
(a)
That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of THIRTY years from the 6th day of April 2021.

Certain Material Dutch Tax Considerations — TopCo Ordinary Shares and TopCo Public Warrants
Taxation in the Netherlands
The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this proxy statement/prospectus and is subject to any changes in law and the interpretation and application thereof, which changes could have retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of TopCo Ordinary Shares and/or TopCo Public Warrants, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. An investor holding TopCo Ordinary Shares is being referred to as a shareholder (“Shareholder”) and an investor holding TopCo Public Warrants is being referred to as a warrant holder (“Warrant Holder”).
For the purpose of the paragraph “Taxes on Income and Capital Gains” below it is assumed that an individual holding TopCo Ordinary Shares and/or TopCo Public Warrants who is taxed as a resident of the Netherlands for income tax purposes does not and will not have a substantial interest (aanmerkelijk belang) or a deemed substantial interest in TopCo.
Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner, directly or indirectly has or is deemed to have, or (b) certain relatives of such individual or his partner directly or indirectly have or are deemed to have (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Also, an individual has a substantial interest in a company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in such company. Generally, an individual or his partner or relevant relative has a deemed substantial interest in a company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in such company, on a non-recognition basis.
Where this summary refers to a Shareholder, Warrant Holder, holder of TopCo Ordinary Shares and TopCo Public Warrants, an individual holding TopCo Ordinary Shares and TopCo Public Warrants or an entity holding TopCo Ordinary Shares and TopCo Public Warrants, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such TopCo Ordinary Shares and TopCo Public Warrants or otherwise being regarded as owning TopCo Ordinary Shares and TopCo Public Warrants for Dutch tax purposes. It is noted that for purposes of Dutch income, corporate and gift and inheritance tax, assets legally owned by a third party such as a trustee, foundation or similar entity, may be treated as assets owned by the (deemed) settlor, grantor or similar originator or the beneficiaries in proportion to their interest in such arrangement.
Where the summary refers to “the Netherlands” or “Dutch” it refers only to the European part of the Kingdom of the Netherlands.
This overview assumes that TopCo shall have its place of effective management in Germany.
Investors should consult their professional advisers as to the tax consequences of acquiring, holding and disposing of TopCo Ordinary Shares.
Withholding Tax
TopCo Ordinary Shares
In general, TopCo must withhold Dutch dividend tax from dividends distributed on the TopCo Ordinary Shares at the rate of 15%.
Dividends include, without limitation:
(i)
distributions of profits (including paid-in capital not recognised for Dutch dividend tax purposes) in cash or in kind, including deemed and constructive dividends;

(ii)
liquidation distributions and, generally, proceeds realised upon a repurchase of TopCo Offer Shares by TopCo or upon the transfer of TopCo Offer Shares to a direct or indirect subsidiary of TopCo, in excess of the average paid-in capital recognised for Dutch dividend tax purposes;

(iii)
the par value of TopCo Offer Shares issued to a shareholder or any increase in the par value of TopCo Offer Shares, except to the extent such (increase in the) par value is contributed to or funded out of the TopCo’s paid-in capital recognised for Dutch dividend tax purposes;

(iv)
repayments of paid-in capital recognised for Dutch dividend tax purposes up to the amount of TopCo’s profits (zuivere winst) unless TopCo’s general meeting of shareholders has resolved in advance that TopCo shall make such repayments and the par value of the TopCo Offer Shares concerned has been reduced by a corresponding amount through an amendment of the TopCo’s articles of association.

However, TopCo is not required to withhold Dutch dividend tax from dividends distributed on the TopCo Ordinary Shares if, and for as long as, TopCo is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:
(i)
the Shareholder is an individual who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or an entity or enterprise that is subject to the Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and is resident or deemed to be resident in the Netherlands for corporate income tax purposes; or

(ii)
the Shareholder is an individual not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes or an entity not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purpose and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the TopCo Ordinary Shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. As set out above, for the purposes of this overview we assume that TopCo shall have its place of effective management in Germany.
If the Shareholder is a resident or deemed to be a resident of the Netherlands for Dutch corporate or personal income tax purposes, Dutch dividend withholding tax which is withheld with respect to proceeds from the TopCo Ordinary Shares will generally be creditable for Dutch corporate income tax or Dutch personal income tax purposes. For Shareholders that are subject to Dutch corporate income tax, the credit of Dutch dividend withholding tax per annum is limited to the amount of Dutch corporate income tax due in that year. Any uncredited Dutch dividend withholding can be carried forward without time restrictions.
Under the terms of Dutch domestic anti-dividend stripping rules, a recipient of dividends distributed on TopCo Offer Shares will not be entitled to an exemption from, reduction, refund, or credit of dividend tax if the recipient is not the beneficial owner of such dividends as meant in those rules.
It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a Shareholder or a holder of Warrant Holder.
TopCo Public Warrants
The exercise of a TopCo Public Warrant does in the view of TopCo not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued TopCo Ordinary Share is below the nominal value of a TopCo Ordinary Share and (ii) such difference is not charged against TopCo’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant Warrant Holder, Dutch dividend withholding tax shall be due by TopCo on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.
Taxes on Income and Capital Gains
Residents
Resident entities
An entity holding the TopCo Ordinary Shares and TopCo Public Warrants which is or is deemed to be resident in the Netherlands for Dutch corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in the Netherlands in respect of income or a capital gain derived from such TopCo Ordinary Shares and TopCo Public Warrants at rates up to 25.8%, unless the entity has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such TopCo Ordinary Shares. Generally speaking, the entity holding TopCo Ordinary Shares will have the benefit of the participation exemption if the entity owns at least 5% of the nominal paid-up share capital of TopCo.
Resident individuals
A Shareholder or Warrant Holder who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to income tax in the Netherlands in respect of income or a capital gain derived from such TopCo Ordinary Shares and TopCo Public Warrants at rates up to 49.5% if:
(i)
the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(ii)
the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i) nor (ii) applies, such Shareholder or Warrant Holder will be subject to Dutch income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from TopCo Ordinary Shares and TopCo Public Warrants. For the fiscal year 2023, separate deemed return percentages for savings, debts and investments apply. A deemed return for the category “investments” (including the TopCo Ordinary Shares and TopCo Public Warrants.) of 6.17% is applicable, as at the beginning of the relevant fiscal year. The applicable percentages will be updated annually on the basis of historic market yields. Subject to certain anti-abuse provisions, the product of an amount equal to (a) the total deemed return divided by the sum of savings, debts and investments and (b) the sum of savings, debts and investments minus a tax-free allowance, forms the individual’s taxable income from savings and investments (including the TopCo Ordinary Shares and TopCo Public Warrants.) for 2023 and will be taxed at the prevailing statutory rate (32% in 2023).
Non-residents
A Shareholder or Warrant Holder which is not and is not deemed to be resident in the Netherlands for the relevant tax purposes will not be subject to taxation in the Netherlands on income or a capital gain derived from TopCo Ordinary Shares and TopCo Public Warrants unless:
(i)
the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) taxable in the Netherlands and the Shareholder or Warrant Holder derives profits from such enterprise (other than by way of the holding of securities); or

(ii)
the Shareholder or Warrant Holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes
Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of a Shareholder or Warrant Holder by way of gift by, or on the death of, a holder, unless:
(i)
such holder is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions; or

(ii)
the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions.

Value Added Tax
There is no Dutch value added tax payable by a Shareholder or Warrant Holder in respect of payments in consideration for the acquisition of TopCo Ordinary Shares and TopCo Public Warrants, payments of dividend on the TopCo Ordinary Shares and TopCo Public Warrants, or payments in consideration for the disposal of TopCo Ordinary Shares and TopCo Public Warrants.
Other Taxes and Duties
There is no Dutch registration tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of TopCo Ordinary Shares and TopCo Public Warrants.
Residence
A Shareholder or Warrant Holder will not be and will not be deemed to be resident in the Netherlands for Dutch tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of TopCo Ordinary Shares and TopCo Public Warrants.
Certain Material German Tax Considerations — TopCo Ordinary Shares and TopCo Public Warrants
The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the TopCo Ordinary Shares and TopCo Public Warrants. With the exception of the subsections “— German Taxation of Holders of TopCo Ordinary Shares — Taxation of Holders of TopCo Ordinary Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of TopCo Ordinary Shares and TopCo Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire TopCo Ordinary Shares or TopCo Public Warrants in the offering.
This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this proxy statement/prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the TopCo Ordinary Shares or TopCo Public Warrants.
The tax information presented in this section is not a substitute for tax advice. Prospective holders of TopCo Ordinary Shares or TopCo Public Warrants should consult their own tax advisors regarding the German tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of TopCo Ordinary Shares or TopCo Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of TopCo
The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that TopCo shall have its place of effective management in Germany.
As TopCo is therefore tax resident in Germany, TopCo’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus a solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.
Dividends (Gewinnanteile) and other distributions received by TopCo from domestic or foreign corporations are exempt from corporate income tax, inter alia, if TopCo held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which TopCo holds through a partnership, including co- entrepreneurships (Mitunternehmerschaften), are attributable to TopCo only on a pro rata basis at its entitlement to the profits of the relevant partnership. Subject to the above-mentioned requirements, 95% of the amount of dividends and other distributions that TopCo receives from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of the shareholding, to profits earned by TopCo from the sale of shares in another domestic or foreign corporation. Losses incurred from the sale of such shares are not deductible for tax purposes.
In addition, TopCo is subject to trade tax (Gewerbesteuer) with respect to its taxable trade profit (Gewerbeertrag) from its permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.
The trade tax rate depends on the local municipalities in which TopCo maintains its permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated, in principle, in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if TopCo held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period. If a double tax treaty applies, a lower threshold may appl and the decisive point in time is the time of the distribution.
Expenditures for external financing, amongst other items, are subject to the “interest barrier” (Zinsschranke) rules. When TopCo calculates its taxable income, the interest barrier rules generally prevent TopCo from deducting certain net interest expense, i.e., the excess of interest expense over interest income for a given fiscal year, exceeding 30% of its taxable EBITDA (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if its net interest expense is, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Special rules apply in the event of external financing undertaken by shareholders or related parties. Interest expense that is not deductible in a given year may be carried forward to subsequent fiscal years of TopCo (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years, it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. By the decision dated October 14, 2015, the German Federal Fiscal Court (Bundesfinanzhof) submitted to the German Federal Constitutional Court (Bundesverfassungsgericht) the question as to whether or not the interest barrier rules are unconstitutional. The final decision on whether the interest barrier rules violate the constitution lies with the German Federal Constitutional Court. While a decision has not been issued as of the date of this filing, it may take a few more years until this Court will decide. For the time being, the interest barrier rules remain applicable, and tax assessments may be kept open. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of certain trade taxable add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the trade tax base; consequently, in these cases the deductibility is limited to 75% of the interest expenses. Please note that the “interest barrier” rules are subject to potential changes based on the draft of the “Growth Opportunities Act” (Wachstumschancengesetz). The draft legislation contains, among other changes, limitations regarding the limit of €3 million (Freigrenze) and an “interest rate limit” (Zinshöhenschranke) which excludes the deduction of interest payments with rates exceeding the base interest rate pursuant to section 247 of the German Civil Code (Bürgerliches Gesetzbuch) by more than two percentage points in certain cases. It cannot be predicted if and when these changes will be implemented, so developments in this regard should be closely monitored.
Expenditures for intercompany financing may be disallowed under the hybrid mismatch rules. Under the hybrid mismatch rules, the taxable income of TopCo may be increased and may result in a higher tax burden for corporate income tax and trade tax purposes if there are differences in the tax treatment of an entity or instrument under the laws of two or more tax jurisdictions (e.g., hybrid financial instruments, hybrid entities or dual tax residency).
Tax-loss carryforwards can be used to fully offset taxable income for corporate income tax and trade tax purposes up to an amount of €1 million. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset by tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation (Mindestbesteuerung)). The rules also provide for a tax-loss carryback to the previous year with regard to corporate income tax up to an amount of €1 million (€10 million for the tax years 2021 and 2022). Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to offset future taxable income in accordance with this rule, in particular subject to the minimum taxation.
If more than 50% of the subscribed capital or voting rights of TopCo are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation) occur, all tax loss carryforwards and interest carryforwards are forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. This does not apply to share transfers if (i) the purchaser directly or indirectly holds a participation of 100% in the transferring entity, (ii) the seller indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same natural or legal person or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity. Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in hidden reserves taxable in Germany at the time of such acquisition. With effect as of January 1, 2016 a new rule was introduced into the German Corporate Income Tax Act pursuant to which any share transfer that would otherwise be subject to the rules above does not result upon application in forfeiture of tax loss carryforwards and interest carryforwards resulting from current business operations (Geschäftsbetrieb) of TopCo, if the current business operations of TopCo remained the same (i) from the time of its establishment; or (ii) during the last three business years prior to the share transfer and such business operations are maintained after the transfer (“Going Concern Tax Loss Carryforward”). The determination of whether the business operations have been maintained is assessed on the basis of qualitative factors, such as the produced goods and services, target markets, client and supplier bases, etc. However, the tax loss carryforwards and interest carryforwards will be forfeited in any circumstance if, after the share transfer, the business operations of TopCo become dormant, are amended, TopCo becomes a partner in an operating partnership, TopCo becomes a fiscal unity parent, or assets are transferred from TopCo and recognized at a value lower than the fair market value. This requirement is monitored until the retained tax loss carryforwards and interest carryforwards have been fully utilized.
Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. Inter alia, in light of such pending case, the impact of loss forfeiture rules on unutilized losses and interest carryforwards (possibly also EBITDA carryforwards) currently remains unclear.

German Taxation of Holders of TopCo Ordinary Shares
General
Shareholders are taxed, in particular, in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent TopCo pays dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends are not subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be (subject to appropriate documentation). However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares.
Taxation of Holders of TopCo Ordinary Shares Not Tax Resident in Germany
The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the TopCo Ordinary Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008) (the “Treaty”), who is fully eligible for benefits under the Treaty.
A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the TopCo Ordinary Shares if it is, inter alia:
•
the beneficial owner of the TopCo Ordinary Shares (and the dividends paid with respect thereto);

•
a U.S. holder;

•
not also a resident of Germany for German tax purposes; and

•
not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.
This discussion does not address the treatment of TopCo Ordinary Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.
General Rules for the Taxation of Holders of TopCo Ordinary Shares Not Tax Resident in Germany
The full amount of a dividend distributed by TopCo (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is subject to (final) German withholding tax (including solidarity surcharge) at an aggregate rate of 26.375% if and to the extent such dividend is not sourced out of a tax recognized contribution account (steuerliches Einlagekonto). German withholding tax is withheld and remitted to the German tax authorities by the disbursing agent (i.e., the German credit institution, financial services institution (each as defined in the German Banking Act (Kreditwesengesetz) and in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise) or securities institution (as defined in the German Securities Institution Act (Wertpapierinstitutsgesetz) and including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise)) that holds or administers the underlying shares in custody and disburses or credits the dividend income from the underlying shares or disburses or credits the dividend income from the underlying shares on delivery of the dividend coupons or disburses such dividend income to a foreign agent or the central securities depository

(Wertpapiersammelbank) in terms of the German Depositary Act (Depotgesetz) holding the underlying shares in a collective deposit, if such central securities depository disburses the dividend income from the underlying shares to a foreign agent, regardless of whether a holder must report the dividend for tax purposes and regardless of whether or not a holder is a resident of Germany.
Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries or 5% if the beneficial owner is a company which directly owns at least 10% of the voting rights/shares of the company paying the dividends. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty is refunded to U.S. treaty beneficiaries upon application. For example, for a declared dividend of 100, a U.S. treaty beneficiary initially receives 73.625 (100 minus the 26.375% withholding tax including solidarity surcharge). The U.S. treaty beneficiary is entitled to a partial refund from the German tax authorities in the amount of 11.375% of the gross dividend (of 100). As a result, the U.S. treaty beneficiary ultimately receives a total of 85 (85% of the declared dividend) following the refund of the excess withholding. Further, such refund is subject to the German anti-avoidance treaty shopping rule (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).
German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the TopCo Ordinary Shares
The capital gains from the disposition of the TopCo Ordinary Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of TopCo’s share capital. If such holder had acquired the TopCo Ordinary Shares without consideration, the previous owner’s holding period and quota would be taken into account.
Pursuant to the Treaty, U.S. treaty beneficiaries are not subject to German tax even under the circumstances described in the preceding paragraph and, therefore, should not be taxed on capital gains from the disposition of the TopCo Ordinary Shares.
However, German statutory law requires the disbursing agent to levy withholding tax on capital gains from the sale of TopCo Ordinary Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, disbursing agent means a German credit institution, a financial services institution (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise) or a securities institution (as defined in the German Securities Institution Act (Wertpapierinstitutsgesetz) and, including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise (“German Disbursing Agent”) that holds the TopCo Ordinary Shares in custody or administers the TopCo Ordinary Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the TopCo Ordinary Shares to the holder of the TopCo Ordinary Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains.
However, a circular issued by the German Federal Ministry of Finance, dated January 18, 2016 (as amended), reference number IV C 1-S2252/08/10004 :017, provides that taxes need not be withheld if the holder of the custody account is not a resident of Germany for tax purposes and the income is not subject to German taxation. The circular further states that there is no obligation to withhold such tax even if the non- resident holder owns 1% or more of the share capital of a German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a disbursing agent would likely only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of TopCo Ordinary Shares held in a custodial account in Germany in the event that the disbursing agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries
U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of TopCo Ordinary Shares — Taxation of Holders of TopCo Ordinary Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries are in general entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund is only possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Ordinary Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends (record date), (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Ordinary Shares during the minimum holding period as described under (i) of this sentence and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more in the shares of TopCo and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (BMF, Schreiben vom 17.7.2017 — IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended from time to time, the withholding tax credit may also be denied as an anti-abuse measure.
Further, such refund is subject to the German anti-avoidance treaty shopping rule. Based on these rules, an U.S. treaty beneficiary is generally not entitled to a withholding tax refund if (i) persons have an interest in it or are beneficiaries under its articles of association, foundation or other constitution who or which would not be entitled to such relief if they received the income directly, (ii) and the source of income has no substantial connection with an economic activity of the U.S. treaty beneficiary; please consider that the sole earning of the income, the forwarding of it to participating or beneficiary persons as well as an activity, insofar as it is carried out with a business operation which is not appropriately set up for the business purpose, shall not be deemed to be an economic activity in this regard. Whether or not and to which extent the anti- avoidance treaty shopping rule applies, has to be analyzed on a case-by-case basis taking into account all relevant tests.
Taxation of Holders of TopCo Ordinary Shares Tax Resident in Germany
This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to TopCo’s holders that are tax resident in Germany. A holder is a German tax resident if, in the case of an individual, the individual maintains a domicile (Wohnsitz) or a usual residence (gewöhnlicher Aufenthalt) in Germany or if, in the case of a corporation, it has its place of management (Geschäftsleitung) or registered office (Sitz) in Germany.
The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between TopCo Ordinary Shares held as private assets (Privatvermögen) and TopCo Ordinary Shares held as business assets (Betriebsvermögen).
TopCo Ordinary Shares as Private Assets (Privatvermögen)
If the TopCo Ordinary Shares are held as private assets by a German tax resident, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) and capital gains are taxed as investment income and are principally subject to 25% German flat income tax on investment income (Kapitalertragsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the shareholder’s income tax liability.

However, shareholders may apply to have their investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. The holder would be taxed on gross personal investment income (including dividends or gains with respect to TopCo Ordinary Shares), less the saver’s lump sum allowance of €1,000 for an individual or €2,000 for a married couple or a registered civil union (eingetragene Lebenspartnerschaft) assessed together. The deduction of expenses related to the investment income (including dividends or gains with respect to TopCo Ordinary Shares) is generally not possible for private investors.
Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in TopCo and for shareholders who have a shareholding of at least 1% in TopCo and can take significant entrepreneurial influence on TopCo’s economic activity through a professional activity for TopCo. In this case, 60% of the dividend income is taxed at the individual progressive income tax rate and 60% of the expenses in relation to the shareholding are deductible.
A further exception from the flat tax with regard to capital gains applies if a holder directly or indirectly held at least 1% of the share capital of TopCo at any time during the five years preceding the sale, 60% of any capital gains resulting from the sale are taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, 60% of any capital losses are recognized for tax purposes.
In general, losses resulting from the disposal of TopCo Ordinary Shares can only be offset by capital gains from the sale of any TopCo Ordinary Shares and other shares.
Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is determined by means of income tax assessment.
TopCo Ordinary Shares as Business Assets (Betriebsvermögen)
In case the TopCo Ordinary Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation or an individual). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate of 26.375%. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Ordinary Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends (record date), (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Ordinary Shares during the minimum holding period as described under (i) of this sentence and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to TopCo Ordinary Shares, which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to notify the competent local tax office accordingly and has to make a payment in the amount of the omitted withholding tax deduction. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the TopCo Ordinary Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (BMF, Schreiben vom 17.7.2017 — IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied as an anti-abuse measure.

To the extent the amount withheld exceeds the income tax liability, the withholding tax will be refunded upon application, provided that certain requirements are met (including the aforementioned requirements).
Special rules apply to certain credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), securities institutions (Wertpapierinstitute), life insurance and health insurance companies, and pension funds.
With regard to holders in the legal form of a corporation, dividends and capital gains are in general 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). Inter alia, with regard to dividends, this is subject to the shareholder holding at least 10% of the registered share capital of TopCo at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of TopCo being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.
With regard to German trade tax on capital gains, the preceding paragraph applies accordingly. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income also applies for trade tax purposes.
Losses from the sale of TopCo Ordinary Shares are generally not tax deductible for corporate income tax and trade tax purposes.
With regard to individuals holding TopCo Ordinary Shares as business assets, 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus a 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of TopCo Ordinary Shares are principally deductible for income tax purposes.
If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual.
In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of the shares in TopCo are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participations (Sreubesitzbeteiligung) are attributable) should not be subject to trade tax.

German Taxation of Holders of TopCo Public Warrants
General
Holders of TopCo Public Warrants are taxed in particular upon the exercise, sale or disposal of public warrants (taxation of capital gains) and the gratuitous transfer of public warrants (inheritance and gift tax).
Taxation of Holders of TopCo Public Warrants Not Tax Resident in Germany
The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of the TopCo Public Warrants should not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the TopCo Public Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below applies.
Non-German resident holders of the TopCo Public Warrants are, in general, exempt from German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the TopCo Public Warrants are paid out or credited to the holder of the TopCo Public Warrants by a German Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refunded based on an assessment to tax or under an applicable tax treaty.
Taxation of Holders of TopCo Public Warrants Tax Resident in Germany
Withholding Tax on Capital Gains
The capital gains from the disposition of the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident holder of TopCo Public Warrants holding the TopCo Public Warrants as private assets will be subject to German withholding tax if the TopCo Public Warrants have been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition. The tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%) For individual Holders who are subject to church tax, the church tax generally has to be withheld by the German Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.
If the TopCo Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs) are subject to withholding tax. In the event of delivery of TopCo Ordinary Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the TopCo Ordinary Shares received.
To the extent the TopCo Public Warrants have not been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on 30% of the disposal proceeds, unless the current German Disbursing Agent has been notified of the actual acquisition costs of the TopCo Public Warrants by the previous German Disbursing Agent or by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).

In computing any German tax to be withheld, the German Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non- business holder of the TopCo Public Warrants via the German Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). The German Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non- business holder of TopCo Public Warrants via the German Disbursing Agent. In addition, subject to certain requirements and restrictions the German Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of TopCo Public Warrants in the custodial account with the German Disbursing Agent.
Non-business holders of the TopCo Public Warrants are entitled to an annual saver’s allowance of €1,000 for an individual or €2,000 for a married couple and a registered civil union being assessed jointly for all investment income received in a given year. Upon the non-business holder of the TopCo Public Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the Holder of the Warrants has submitted to the Disbursing Agent a certificate of non- assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the TopCo Public Warrants) is generally not possible for private investors.
German withholding tax should not apply to gains from the disposal, redemption, repayment or assignment of TopCo Public Warrants held by a corporation. The same may apply where the TopCo Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.
Taxation of Capital Gains
The personal income tax liability of a holder of the TopCo Public Warrants holding the TopCo Public Warrants as private assets deriving income from capital investments under the TopCo Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of TopCo Public Warrants kept in custody abroad or if no German Disbursing Agent is involved in the payment process, the non-business holder of TopCo Public Warrants must report the relevant income and capital gains derived from the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) in the relevant tax return and then will also be taxed at a rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of TopCo Ordinary Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from 30% of the disposal proceeds (rather than from the actual gain), a non-business holder of the TopCo Public Warrants may and, in the case that the actual gain is higher than 30% of the disposal proceeds, must also apply for an assessment on the basis of the actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at the taxpayer’s lower individual tax rate based upon an assessment to tax with any amounts over withheld being refunded. In each case, the deduction of expenses (other than transaction costs) on an itemized basis is not permitted.
Where TopCo Public Warrants form part of a trade or business or the income from the Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder TopCo Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, will be credited against the personal or corporate income tax of the holder. Where TopCo Public Warrants form part of a German trade or business, gains from the disposal, redemption, repayment or assignment of the TopCo Public Warrants may also be subject to German trade tax.
Generally the deductibility of capital losses from TopCo Public Warrants is limited.

With regard to non-business holders of TopCo Public Warrants, such losses may only be applied against income from other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year. Please note that the provisions on the restriction of loss offsetting for forward/future or option transactions are currently under review by the German Federal Constitutional Court (Bundesverfassungsgericht), so that the situation should be closely monitored.
In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules should apply if the TopCo Public Warrants expire worthless or lapse. With regard to business holders of TopCo Public Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise, these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to certain credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute) and financial enterprises (Finanzunternehmen) within the meaning of the German Banking Act as well es securities institutions within the meaning of the German Securities Institution Act (Wertpapierinstitutsgesetz)
In the case of physical settlement of the TopCo Public Warrants, special limitations may apply to losses from the disposal of an underlying TopCo Ordinary Share (see “— Taxation of Holders of TopCo Ordinary Shares Tax Resident in Germany” above).
Abolishment of Solidarity Surcharge
As of the assessment period 2021, the solidarity surcharge has been partially abolished for certain individual holders of TopCo Ordinary Shares and TopCo Public Warrants. However, for investment income subject to withholding taxes (such as dividends or interest) the solidarity surcharge still applies.
German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)
The transfer of TopCo Ordinary Shares and TopCo Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:
(i)
the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

(ii)
at the time of the transfer, the TopCo Ordinary Shares and TopCo Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

(iii)
the TopCo Ordinary Shares and TopCo Public Warrants subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of TopCo and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

Please note that details apply in accordance with the agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass—, Erbschaft— und Schenkungssteuern in der Fassung vom 21. Dezember 2000).

Other Taxes
No German transfer tax, value-added tax, stamp duty or similar taxes should be assessed on the purchase, sale or other transfer of TopCo Ordinary Shares and TopCo Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of TopCo Ordinary Shares and TopCo Public Warrants.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-1 (Original Business Combination Agreement), and Annex A-2 (First Amendment to Business Combination Agreement) hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TopCo, Pegasus, and Schmid do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TopCo, Pegasus, or Schmid or any other matter.
General Description of the Business Combination Agreement
General
On May 31, 2023, Pegasus, Schmid, TopCo and Merger Sub entered into the Business Combination Agreement which was amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023, and which provides for, among other things, the following transactions:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding warrant to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant to purchase one TopCo Ordinary Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

Effect of the Transactions on Existing Pegasus Equity in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
•
each Eligible Pegasus Share will be converted into one fully paid and non-assessable TopCo Ordinary Share;

•
each Pegasus Public Warrant will be converted into a TopCo Public Warrant, on the same terms and conditions as those applicable to the Pegasus Public Warrants; and

•
each Pegasus Class B Ordinary Share held by Sponsor and other holders of Pegasus Class B Ordinary Shares will entitle such holders to one claim for a corresponding Equity Security in Merger Sub, which will be provided to TopCo as a contribution in kind and in consideration for which TopCo shall issue an equal number of TopCo Ordinary Shares.

Consideration to Schmid Shareholders in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Schmid shareholders in connection with the Business Combination will be an aggregate number of TopCo Shares equal to (a) the Equity Value of Schmid divided by (b) $10.10. The Equity Value of Schmid has been agreed to amount to $587,547,000 in the Business Combination Agreement.
Aggregate TopCo Proceeds
The aggregate proceeds received by TopCo through the Merger and Exchange be used for costs in relation to the Business Combination, for funding TopCo’s working capital and growth after the Business Combination as well as for general corporate purposes. The current business plan of Schmid does not require that proceeds are provided to TopCo through the Merger and Exchange.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Pegasus, TopCo, and Schmid are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Pegasus, TopCo, and Schmid are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Company Material Adverse Event” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by the Business Combination Agreement and the other Transaction Documents; provided, however, that, in the case of paragraph (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of the Business Combination Agreement, (v) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement (provided that the exception in this paragraph (v) shall not apply to the representations and warranties set forth in Clause 4.4(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Clause 10.3 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, Pegasus; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing paragraphs (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.
Closing and Effective Time of the Business Combination
The closing of the transactions contemplated by the Business Combination Agreement will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)), commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing; or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Clause 2.1 of the Business Combination Agreement.
Conditions to Closing of the Business Combination
Note that the Business Combination may not be consummated if the closing conditions are not met, which include TopCo having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the transaction, TopCo having received at least $35 million in cash proceeds from the Trust Account and any PIPE investors (unless this minimum cash condition is waived by the parties to the Business Combination Agreement), and TopCo’s initial listing application with the New York Stock Exchange being approved.
For information on the conditions to Closing, see “The Business of Pegasus — Conditions to Closing of the Business Combination.”
Representations and Warranties
Under the Business Combination Agreement, Schmid made customary representations and warranties to Pegasus relating to, among other things: organization; authorization; consents and approvals; capitalization; subsidiaries and the capitalization thereof; financial statements; absence of undisclosed liabilities; regulatory compliance and compliance with laws; material contracts; employee benefits; labor and employment matters; tax matters; insurance policies; licenses and permits; real estate and personal property; intellectual property; environmental matters; absence of certain changes; broker fees; affiliate transactions; information supplied; and the Shareholder Undertaking.
Under the Business Combination Agreement, TopCo and Merger Sub made customary representations and warranties to Schmid relating to, among other things: organization; authorization; capitalization; consents and approvals; business activities; broker fees; and the Investment Company Act.
Under the Business Combination Agreement, Pegasus made customary representations and warranties to Schmid, TopCo, and Merger Sub relating to, among other things: organization; authorization; litigation; compliance with laws; consents and approvals; the Trust Account; broker fees; SEC filings; internal controls; financial statements; absence of undisclosed liabilities; tax matters; capitalization; information supplied; absence of certain changes; business activities, employee benefits; the Investment Company Act; and affiliate transactions.
Covenants of the Parties
Covenants of Schmid
Schmid made certain covenants under the Business Combination Agreement, including, among other things, the following:
•
From and after the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement, Schmid will and will cause its subsidiaries to, subject to certain exceptions, (i) operate the business of Schmid and its subsidiaries in the ordinary course in all material respects in line with its current business plan and (ii) shall use commercially reasonable best efforts to maintain and preserve intact the business organization, material assets and properties of Schmid and its subsidiaries.

•
Without limiting the generality of the foregoing, from and after the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement, Schmid will and will cause its subsidiaries to, subject to certain exceptions, refrain from the following without Pegasus’s written consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed):

•
declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

•
merge, consolidate, combine or amalgamate Schmid with any other person or (ii) purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

•
adopt any amendments, supplements, restatements or modifications to Schmid’s Governing Documents;

•
sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of Schmid, other than inventory or obsolete equipment in the ordinary course of business or (ii) create subject or incur any Lien on any material assets or properties of Schmid (other than a Permitted Lien)

•
transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (i) any Equity Securities of Schmid or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Schmid to issue, deliver or sell any Equity Securities of Schmid;

•
incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) any additional Indebtedness provided that an additional amount of €20,000,000 may be incurred between the date of the Business Combination Agreement and Closing;

•
make a cash bonus or equivalent pay-out to employees of Schmid in an amount, in aggregate, as a special bonus relating to the Transaction;

•
make, change or revoke any material tax election, amend any material tax return, adopt or change any material method of accounting with respect to taxes, enter into any closing agreement with respect to any material taxes, settle or compromise any material tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, enter into any material tax sharing or material tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to taxes);

•
enter into any settlement or similar contract the performance of which would involve the payment by Schmid in excess of €1,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Schmid, provided that Schmid can enter in any settlement or similar contract the performance of which would involve the payment in excess of the above stated amount, if such settlement or similar contract relates to its existing third-party Indebtedness (other than Indebtedness that is outstanding against the shareholders of the Company);

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Schmid;

•
change Schmid’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to Schmid and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•
fail to maintain the leased real property in all material respects in the same condition as of the date of the Business Combination Agreement, ordinary wear and tear, casualty and condemnation excepted;

•
enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of Schmid;

•
make any change of control payment; or

•
enter into any contract to take, or cause to be taken, or resolve to take, any of the actions set forth here and in Clause 7.1(b) of the Business Combination Agreement; for purposes of the above, references to Schmid include Schmid and each of its Subsidiaries.

•
Subject to the terms and conditions of the Business Combination Agreement, Schmid shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company, as applicable, in the Shareholder Undertaking. Schmid shall give Pegasus prompt written notice (i) of any breach or default by Schmid or the Schmid shareholders, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Schmid shareholders. Schmid and the parties to the Shareholder Undertaking may not amend, modify, waiver or terminate the Shareholder Undertaking without the prior written consent of Pegasus.

•
Subject to the terms and conditions of the Business Combination Agreement, the Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (except for certain shareholder loans which may remain outstanding) without any further obligations or liabilities to Schmid or any of its affiliates. On or prior to the Closing, each of the Schmid shareholders and Schmid shall, and shall cause their respective affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all indebtedness, receivables, payables and other similar arrangements between Schmid and any Schmid Shareholder or any of its affiliates.

•
Subject to the terms and conditions of the Business Combination Agreement, prior to the Closing Date, the board of directors of TopCo and Pegasus, as the sole shareholder of TopCo, may approve and adopt a management equity incentive plan which is agreed with Schmid. Such management equity incentive plan, if approved and adopted, shall specify which members of the future TopCo management shall be beneficiaries of the plan. The details of this management equity incentive plan shall be further discussed and agreed between Schmid and Pegasus before the Closing Date.

•
Subject to the terms and conditions of the Business Combination Agreement, prior to the Closing, Schmid and its subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, labor agreements or other contracts, in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

Covenants of Pegasus
Pegasus made certain covenants under the Business Combination Agreement concerning its conduct during the Interim Period, including, among other things, the following:
•
During the Interim Period, Pegasus shall not, except (i) as expressly contemplated by the Business Combination Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth in Section 8.01 of the Pegasus Disclosure Schedules or (iv) as consented to in writing by Schmid, do any of the following:

•
adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Pegasus Memorandum and Articles of Association, other than, for the avoidance of doubt, as contemplated by Clause 8.4 of the Business Combination Agreement;

•
declare, set aside, make or pay any dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pegasus or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pegasus or any of its Affiliates, other than, of the avoidance of doubt, in connection with the Pegasus Shareholder Redemption Right;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

•
incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $7,500,000 individually or in the aggregate (“Permitted Pegasus Indebtedness”), which does not include any promissory notes issued to the Sponsor by Pegasus for cash;

•
make any loans or advances to, or capital contributions in, any other Person;

•
issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Pegasus;

•
enter into any Contract (other than Contracts contemplated by the Business Combination Agreement) which (i) requires or will reasonably be expected to require payments by Pegasus in excess of $500,000 in the aggregate, (ii) provide for material obligations of Pegasus that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Pegasus will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to Pegasus other than, for the avoidance of doubt, in each case of (i)  — (iii), any Contract relating to Pegasus Transaction Expenses and any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness;

•
engage in any activities or business, other than activities or business (i) currently conducted by Pegasus as of the date of the Business Combination Agreement (ii) in connection with or incident or related to Pegasus’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Pegasus’s SEC Reports, (iii) contemplated by, or incident or related to, the Business Combination Agreement or the Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are administrative or ministerial and immaterial in nature;

•
(i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of the Business Combination Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

•
enter into, or modify or amend in any material respect any Contract between Pegasus and any Pegasus Related Party other than any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness; or

•
enter into any Contract to take, or cause to be taken, any of the actions set forth here and in Clause 8.1 of the Business Combination Agreement.

•
Upon satisfaction or waiver of the conditions set forth in the section entitled “— Conditions to Closing of the Business Combination”, (a) on or prior to the Closing Commencement Date, Pegasus shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the public shareholders of Pegasus pursuant to the Pegasus Shareholder Redemption, (B) pay the amounts due to the underwriters of Pegasus’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TopCo in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

•
Subject to certain exceptions, promptly as practicable after the registration statement / proxy statement is declared effective under the Securities Act, Pegasus shall duly give notice of, and within thirty (30) days of the effectiveness of the registration statement / proxy statement, Pegasus shall duly convene and hold, an Extraordinary General Meeting in accordance with the Governing Documents of Pegasus, for the purposes of obtaining the Pegasus Shareholder Approval and Pegasus shall, through the Pegasus Board, recommend to its shareholders the adoption and approval of the Business Combination Agreement and the transactions and proposals contemplated thereby (in each case as such terms are defined in the Business Combination Agreement).

•
Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Pegasus will not, and will cause its representatives not to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any purchase of Pegasus or its subsidiaries.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among other things, the following:
•
using reasonable best efforts to consummate the Business Combination;

•
making relevant public announcements;

•
keeping certain information confidential; and

•
in the case of Pegasus and TopCo, reasonably cooperate in connection with the listing of TopCo Ordinary Shares issuable in connection with the Business Combination Agreement on NYSE.

In addition, Pegasus, TopCo and Schmid agreed that Pegasus, TopCo and Schmid will prepare and mutually agree upon and TopCo will file with the SEC, the registration statement/ proxy statement.
Pegasus, TopCo and Schmid agreed to use their reasonable best efforts to: (i) cause the registration statement/proxy statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the registration statement/proxy statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep the registration statement/proxy statement effective through the Closing of the Business Combination Agreement in order to permit the consummation of the Business Combination.
The parties made certain tax covenants under the Business Combination Agreement, including, among other things, the following:
•
The parties intend that the Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code, and each party shall, and shall cause its affiliates to, use reasonable best efforts to so qualify and file all tax returns consistent with, and take no position inconsistent with (whether in audits, tax returns or otherwise), such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

•
The parties agreed to cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant tax returns.

•
The parties agreed not to take any action that would reasonably be expected to prevent or impede the intended tax treatment.

Each of the parties agreed to use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any consents of any governmental entities or other persons that Pegasus and Schmid determine are necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents and for any Consent required under the HSR Act, and agree to make all filings as required no later than fifteen (15) Business Days after the date hereof.
Non survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the same, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Clause 12 of the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Closing:
•
by mutual written consent of Pegasus, TopCo and Schmid;

•
by written notice to Schmid from Pegasus and TopCo, if any of the representations or warranties set forth in Clause 4 of the Business Combination Agreement shall not be true and correct or if Schmid has failed to perform any covenant or agreement on the part of Schmid set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Clause 10.3(a) or Clause 10.3(b) of the Business

Combination Agreement would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Schmid by Pegasus, and (ii) the Termination Date; provided, however, that Pegasus is not then in material breach of the Business Combination Agreement;
•
by written notice to Pegasus and TopCo from Schmid, if any of the representations or warranties set forth in Clause 5 or Clause 6 of the Business Combination Agreement shall not be true and correct or if Pegasus, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of Pegasus, TopCo or Merger Sub set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either in Clause 10.2(a) or Clause 10.2(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Pegasus and (ii) the Termination Date; provided, however, that the Company, TopCo or Merger Sub is not then in material breach of the Business Combination Agreement;

•
by written notice from either Pegasus or Schmid to the other Parties, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the earlier of (i) the date by which Pegasus must have consummated a business combination in accordance with the Pegasus Memorandum and Articles of Association, which at the time of the Business Combination Agreement was July 26, 2023, or (ii) December 31, 2023 (the “Termination Date”); provided that (i) the right to terminate the Business Combination Agreement pursuant to Clause 11.1(d) shall not be available to Pegasus if Pegasus’s breach of any of its covenants or obligations under the Business Combination Agreement have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date and (ii) the right to terminate the Business Combination Agreement pursuant to Clause 11.1(d) shall not be available to Schmid if Schmid’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

•
by written notice from either Pegasus or Schmid to the other Parties, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and non-appealable;

•
by written notice from either Pegasus or Schmid to the other Parties, if the Extraordinary General Meeting has been held (including any adjournment or postponement thereof), has concluded and the Required Pegasus Shareholder Approval was not obtained;

•
by written notice to Pegasus and TopCo from Schmid, if (i) the Pegasus Board does not make the Pegasus Board Recommendation or (ii) makes any other Transaction Proposal that is not in favour of, or does not support, the Transactions;

•
by written notice to Pegasus and TopCo from Schmid, if Pegasus and/or TopCo do not take all such action as may be necessary or reasonably appropriate such that, effective as of the Change of Legal Form, Anette Schmid, Christian Schmid, Prof. Dr. Sir Ralf Speth and another person proposed by Schmid will become members of the TopCo Board of Directors, which is a “one-tier” board of directors and consists of not more than seven members; or

•
by written notice to Schmid and TopCo from Pegasus, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Expenses
Except as otherwise set forth in the Business Combination Agreement, including as specified in Clause 11.3 therein, all fees and expenses incurred in connection with the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Schmid shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Pegasus shall pay, or cause to be paid, all unpaid Pegasus Transaction Expenses, except in case of a termination in accordance with Clause 11.3, in which case Schmid shall also pay Pegasus Transaction Expenses as set out in Clause 11.3 and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Pegasus Transaction Expenses (including all promissory notes issued to Sponsor by Pegasus, which in accordance with their terms will become due at Closing).
Governing Law
The Business Combination Agreement and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided, however, that the Cayman Companies Act shall apply to the Merger and German law shall apply for the transfer of shares in Schmid to TopCo and the definitions of (i) Affiliates, and (ii) Subsidiary.
Waiver of Jury Trial
The Business Combination Agreement contains a binding provision whereby Pegasus, Schmid, TopCo, and Merger Sub irrevocably agree that any claim, demand, action or cause of action arising out of the Business Combination shall be decided by court trial without a jury in accordance with Clause 12.13.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by Pegasus and Schmid; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third-party beneficiary pursuant to the Business Combination Agreement shall also be required to be executed and delivered by the Sponsor. The Business Combination Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with the language here and in Clause 12.10 of the Business Combination Agreement shall be void, ab initio.
Ancillary Documents
This section describes the material provisions of certain additional agreements that were entered into concurrently with or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.
Shareholders’ Undertaking
In connection with the Business Combination Agreement, Pegasus and the existing shareholders of Schmid entered into a Shareholders’ Undertaking (in the form attached to the Business Combination Agreement as Exhibit A thereto) pursuant to which, among other things, each such existing shareholder of Schmid (a) granted or will grant, as applicable, Schmid and TopCo with a power of attorney permitting and directing Schmid and/or TopCo to execute the necessary transfer documents (on behalf of such existing shareholder of Schmid), required pursuant to Dutch and German law, to effect the Company Share Exchange, (b) undertook, vis-à-vis the Company, TopCo, Pegasus and each other existing shareholder of Schmid to take all necessary or desirable actions in connection with the transactions set forth in the Business Combination Agreement and (c) agreed, to certain customary covenants to support the Business Combination.

Lock-Up Letter
In connection with the Business Combination Agreement, TopCo, the Sponsor and the existing shareholders of Schmid entered into a Lock-Up Letter (in the form attached to the Business Combination Agreement as Exhibit B thereto) imposing certain restrictions on such shareholders ability to offer, sell, pledge or otherwise transfer or dispose of the shares they will receive in TopCo unless and until certain conditions outlined therein are met.
Sponsor Support Agreement
In connection with their entry into the Business Combination Agreement, the Sponsor, Pegasus, TopCo and Schmid and certain individuals entered into the Sponsor Support Agreement (in the form attached to the Business Combination Agreement as Exhibit C thereto), pursuant to which the Sponsor and other holders of founder shares have agreed (a) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and take all actions reasonably necessary to cause the closing of the Business Combination, including execution of the TopCo Ordinary Shareholder approval and (b) forfeit 2,812,500 Pegasus Class B Ordinary Shares that would otherwise have converted into TopCo Ordinary Shares in connection with the Merger for no consideration which may be used for incentives for non-redemption agreements or for PIPE investors (and if not used for such purposes, will be cancelled).
Registration Rights Agreement
At the closing of the Business Combination, TopCo will enter into a Registration Rights Agreement with Pegasus, Sponsor and Schmid shareholders (the “Registration Rights Agreement”), in the form attached to the Business Combination Agreement as Exhibit E thereto, providing for, among other things, subject to the terms thereof, customary registration rights. TopCo has agreed to file a shelf registration statement to register the TopCo Ordinary Shares covered by the Registration Rights Agreement no later than thirty days following consummation of the Business Combination.
Warrant Assumption Agreement
In connection with the Business Combination Agreement, TopCo, Pegasus and Continental Stock and Transfer & Trust Company will, prior to Closing, enter into a Warrant Assignment, Assumption and Amendment Agreement in the form attached to the Business Combination Agreement as Exhibit 10.6 thereto, pursuant to which the parties will agree that, as part of the Merger, each Pegasus Public Warrant and Private Placement Warrant that is outstanding immediately prior to the effective time of the Merger shall cease to represent a right to acquire Pegasus Class A Ordinary Shares and shall automatically represent, immediately following the Merger, a right to acquire TopCo Ordinary Shares on the same contractual terms and conditions as were in effect immediately prior to Merger under the original Warrant Agreement, including that the warrant holders are deemed to have consented to an exclusive forum provision requiring all claims to be brought before the courts of the State of New York or the United States District Court for the Southern District of New York other than suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 combines the historical statement of financial position of Schmid and the historical balance sheet of Pegasus on a pro forma basis as if the Business Combination and related transactions had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 and for the six-month period ended June 30, 2023 combines the historical statement of profit or loss of Schmid and the historical statements of operations of Pegasus for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of profit or loss that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of profit or loss of the post-combination company. The actual financial position and results of profit or loss may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Schmid’s and Pegasus’s audited and unaudited financial statements and related notes, as applicable, and the sections titled “Schmid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Pegasus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On May 31, 2023, Pegasus, Schmid, TopCo, and Merger Sub entered into the Business Combination Agreement, which was amended by the First Amendment to Business Combination Agreement entered into on September 26, 2023 and which provides for, among other things, the following transactions:

•
Prior to the Merger Effective Time, the shareholders of Schmid shall purchase the sole share in the capital of TopCo from Pegasus against payment of the nominal value of the sole share, being an amount of EUR 0.01 (the “Purchase”);

•
Immediately after giving effect to the Purchase, the shareholders of Schmid shall contribute their shares of Company Common Stock to TopCo in return for a number of TopCo Ordinary Shares equal to the Equity Value of Schmid divided by $10.10 (the “Exchange”);

•
Immediately after giving effect to the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and the TopCo articles of association will be amended and restated in the form of the TopCo’s Articles of Association (a copy of which is attached to the accompanying proxy statement/prospectus as Annex C);

•
Following the completion of the transactions referred to above, Merger Sub will merge with and into Pegasus, with Pegasus as the surviving company (the “Merger”);

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) converted into a claim for a corresponding equity security in Merger Sub, and such claim shall then be contributed to TopCo in exchange for one TopCo Ordinary Share (together with the Merger, the “Business Combination”); and

•
Each outstanding warrant to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant to purchase one TopCo Ordinary Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger.

For more information about the Business Combination, please see the section entitled “The Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Pegasus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Schmid issuing shares at the closing of the Business Combination for the net assets of Pegasus as of the closing date, accompanied by a recapitalization. The net assets of Pegasus will be stated at historical cost, with no goodwill or other intangible assets recorded.
Schmid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•
Schmid’s shareholders will have the largest voting interest in TopCo under the minimum, interim, and maximum redemption scenarios;

•
The board of directors of the post-combination company is intended to have seven members, and Schmid has the ability to nominate the majority of the members of the board of directors;

•
Schmid’s senior management is the senior management of the post-combination company;

•
The business of Schmid will comprise the ongoing operations of TopCo; and

•
Schmid is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Pegasus does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of TopCo Shares issued over the fair value of Pegasus’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Pegasus Public Shareholders of Pegasus Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•
Assuming Minimum Redemptions:   This presentation assumes that no Pegasus Public Shareholders exercise redemption rights with respect to their Pegasus Class A Ordinary Shares after the redemptions that occurred on July 26, 2023 and December 7, 2023, for a pro rata share of cash in the Trust Account and that there are no Dissenting Pegasus Shareholders.

•
Assuming Interim Redemptions:   This presentation assumes that Pegasus Class A Ordinary Shares are redeemed (the number of shares that can be redeemed to meet the Trust Account condition described below) for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions. This scenario gives effect to Pegasus Share Redemptions of 1,226,003 shares for aggregate redemption payments of $13.1 million (€12.1 million) at a redemption price of approximately $10.69 (€9.84) per share based on the amounts held in the Trust Account as of June 30, 2023. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, TopCo will receive aggregate transaction proceeds of $35.0 million comprising the cash held in the Trust Account or from PIPE investors after giving effect to the Pegasus Shareholder Redemption. However, this scenario could be waived if agreed to by both Schmid and Pegasus. This scenario additionally assumes no PIPE investment agreements are concluded and that there are no Dissenting Pegasus Shareholders.

•
Assuming Maximum Redemptions:   This presentation assumes that both Schmid and Pegasus have waived the closing condition of $35.0 million cash held in the Trust Account or from PIPE investors and that Pegasus Class A Ordinary Shares are redeemed (the maximum number of shares that can be redeemed to meet the Net Tangible Assets condition described below) for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions. This scenario gives effect to Pegasus Share Redemptions of 1,705,961 shares (incremental to the redemptions in the Interim Redemptions scenario) for aggregate redemption payments of $18.2 million (€16.8 million) at a redemption price of approximately $10.69 (€9.84) per share based on the amounts held in the Trust Account as of June 30, 2023. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, TopCo shall have at least $5,000,001 of net tangible assets. This scenario additionally assumes no PIPE investment agreements are concluded and that there are no Dissenting Pegasus Shareholders.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Pegasus Public Shareholders is unknowable prior to the Pegasus shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.
The following summarizes the number of TopCo Ordinary Shares outstanding under the three redemption scenarios:
	Assuming Minimum Redemptions		Assuming Interim Redemptions		Assuming Maximum Redemptions
Shareholders	Ownership in shares	Equity and voting %	Ownership in shares	Equity and voting %	Ownership in shares	Equity and voting %
Schmid shareholders	58,172,970	88.8%	58,172,970	90.5%	58,172,970	93.0%
Pegasus public shareholders	4,500,017	6.9%	3,274,014	5.1%	1,568,053	2.5%
Sponsor, directors and management of Pegasus and certain IPO anchor investors(1)	2,812,500	4.3%	2,812,500	4.4%	2,812,500	4.5%
	65,485,487	100%	64,259,484	100%	62,553,523	100%

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL
POSITION AS OF JUNE 30, 2023
(IN EURO THOUSANDS)
	As of June 30, 2023		IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		As of June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Interim Redemptions)		As of June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		As of June 30, 2023
	Schmid (IFRS, Historical)	Pegasus (US GAAP, As Converted)				Pro Forma Combined (Assuming Minimum Redemptions)			Pro Forma Combined (Assuming Interim Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS:
NON-CURRENT ASSETS
Intangible assets	15,180	—	—	—		15,180	—		15,180	—		15,180
Property, plant and equipment, net	15,223	—	—	—		15,223	—		15,223	—		15,223
Financial assets	111	—	—	—		111	—		111	—		111
Deferred tax assets	2,594	—	—	—		2,594	—		2,594	—		2,594
Marketable securities held in trust account	—	70,826	—	(70,826)	A	—	—		—	—		—
Total non-current assets	33,108	70,826	—	(70,826)		33,108	—		33,108	—		33,108
CURRENT ASSETS
Inventories	23,275	—	—			23,275	—		23,275	—		23,275
Trade receivables and other receivables	51,448	—	—	—		51,448	—		51,448	—		51,448
Other current assets	22,229	45	—	—		22,274	—		22,274	—		22,274
Cash and cash equivalents	7,707	409	—	70,826	A	29,144	(12,062)	L	17,083	(16,784)	L	299
				(26,554)	B
				(2,247)	C
				(262)	D
				(1,380)	E
				(14,321)	F
				(5,034)	K
Total current assets	104,659	454	—	21,028		126,141	(12,062)		114,080	(16,784)		97,296
TOTAL ASSETS	€137,767	€71,280	—	€(49,798)		€159,249	€(12,062)		€147,188	(16,784)		130,404
EQUITY
Owner’s net investment	70,660	—	—	(70,660)	H	—	—		—	—		—
Subscribed capital	—	—	—	655	H	655	(12)	L	643	(17)	L	626
Capital reserves	—	—	—	(306)	F	139,059	(12,049)	L	126,593	(16,767)	L	109,251
				6,752	G		46	F		68	F
				114,278	H		(462)	J		(643)	J
				(32,417)	I
				50,752	J
Class B ordinary shares	—	1	—	(1)	H	—	—		—	—		—
Other reserves	(96,725)	(15,827)	—	5,001	C	(147,029)	(46)	F	(146,613)	(68)	F	(146,037)
				(1,380)	E		462	J		643	J
				(12,671)	F
				(7,092)	G
				32,417	I
				(50,752)	J
Non-controlling interest	7,073	—	—	—		7,073	—		7,073	—		7,073
Total equity	(18,992)	(15,826)	—	34,576		(242)	(12,062)		(12,304)	(16,784)		(29,087)
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to redemption	—	70,826	(70,826)	—		—	—		—	—		—
LIABILITIES:
NON-CURRENT LIABILITIES
Non-current borrowings	22,066	—	—	—		22,066	—		22,066	—		22,066
Provisions for pensions	887	—	—	—		887	—		887	—		887
Non-current provisions	150	—	—	—		150	—		150	—		150
Deferred tax liabilities	5,779	—	—	—		5,779	—		5,779	—		5,779
Non-current lease liability	653	—	—	—		653	—		653	—		653
Warrant liabilities	—	2,184	—	340	G	2,524	—		2,524	—		2,524
Deferred underwriting commissions	—	7,247	—	(7,247)	C	—	—		—	—		—
See accompanying notes to the unaudited pro forma condensed combined financial information

	As of June 30, 2023		IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		As of June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Interim Redemptions)	As of June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	As of June 30, 2023
	Schmid (IFRS, Historical)	Pegasus (US GAAP, As Converted)				Pro Forma Combined (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Interim Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Common stock subject to possible redemption	—	—	70,826	(26,554)	B	—	—	—	—	—
				(44,272)	H
Total non-current liabilities	29,534	9,431	70,826	(77,733)		32,059	—	32,059	—	32,059
CURRENT LIABILITIES
Current borrowings	59,937	—	—	—		59,937	—	59,937	—	59,937
Current contract liabilities	26,523	—	—	—		26,523	—	26,523	—	26,523
Trade payables and other financial liabilities	23,624	598	—	(241)	F	23,981	—	23,981	—	23,981
Other current liabilities	13,897	955	—	(1,103)	F	13,749	—	13,749	—	13,749
Current lease liability	485	—	—	—		485	—	485	—	485
Current provisions	295	—	—	—		295	—	295	—	295
Income tax liabilities	2,464	—	—	—		2,464	—	2,464	—	2,464
Due to related party	—	262		(262)	D	—	—	—	—	—
Promissory note-related party	—	5,034	—	(5,034)	K	—	—	—	—	—
Total current liabilities	127,225	6,849	—	(6,640)		127,434	—	127,434	—	127,434
TOTAL EQUITY AND LIABILITIES	€137,767	€71,280	—	€(49,797)		€159,249	€(12,062)	€147,188	€(16,784)	€130,404

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR YEAR ENDED DECEMBER 31, 2022
(IN EURO THOUSANDS, EXCEPT PER SHARE DATA)
	Year Ended December 31, 2022	Year Ended December 31, 2022	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Year Ended December 31, 2022	Additional Transaction Accounting Adjustments (Assuming Interim Redemptions)		Year Ended December 31, 2022	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Year Ended December 31, 2022
	Schmid (IFRS, Historical)	Pegasus (US GAAP, As Converted)				Pro Forma Combined (Assuming Minimum Redemptions)			Pro Forma Combined (Assuming Interim Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	€95,058	€—	€—	€—		€95,058	€—		€95,058	€—		€95,058
Cost of sales	(61,721)	—				(61,721)	—		(61,721)	—		(61,721)
Gross Profit	33,337	—	—	—		33,337	—		33,337	—		33,337
Selling	(11,369)	—	—	—		(11,369)	—		(11,369)	—		(11,369)
General administration	(6,973)	(236)	—	(160)	BB	(62,797)	(28)	CC	(62,363)	(40)	CC	(61,760)
				(3,296)	CC		462	DD		643	DD
				(50,752)	DD
				(1,380)	EE
Research and development	(4,818)	—	—	—		(4,818)	—		(4,818)	—		(4,818)
Other income	3,375	—	—	—		3,375	—		3,375	—		3,375
Other expenses	(2,988)	—	—	—		(2,988)	—		(2,988)	—		(2,988)
Listing fee amortization expense	—	(81)	—	—		(81)	—		(81)	—		(81)
Legal and accounting expense	—	(948)	—	—		(948)	—		(948)	—		(948)
Insurance expense	—	(677)	—	—		(677)	—		(677)	—		(677)
(Impairment) / Reversal on impairment on financials assets	3,091	—	—	—		3,091	—		3,091	—		3,091
Operating profit (loss)	13,654	(1,942)	—	(55,588)		(43,876)	435		(43,442)	603		(42,839)
Finance income	5,758	—		—		5,758	—		5,758	—		5,758
Realized gain on marketable securities held in Trust Account	—	916	—	(916)	AA	—	—		—	—		—
Interest and dividend income on marketable securities held in Trust Account	—	1,548	—	(1,548)	AA	—	—		—	—		—
Unrealized gain on marketable securities held in Trust Account	—	701	—	(701)	AA	—	—		—	—		—
Change in fair value of warrant liabilities	—	10,019	—	—		10,019	—		10,019	—		10,019
Finance expense	(17,746)	—	—	—		(17,746)	—		(17,746)	—		(17,746)
Financial result	(11,988)	13,184	—	(3,165)		(1,969)	—		(1,969)	—		(1,969)
Income (loss) before income tax	1,667	11,242	—	(58,753)		(45,845)	435		(45,411)	603		(44,808)
Income tax expense / benefit	1,924	—	—	—		1,924	—		1,924	—		1,924
Net income (loss) for the period	3,591	11,242	—	(58,753)		(43,921)	435		(43,487)	603		(42,884)
Other comprehensive income (loss)	(290)	—	—	—		(290)	—		(290)	—		(290)
Total comprehensive income	3,301	11,242	—	(58,753)		(44,211)	435		(43,777)	603		(43,174)
Total Comprehensive income (loss) attributable to
Owners of Schmid Group	1,456	—	—	(1,456)		—	—		—	—		—
Owners of TopCo	—	—	—	(46,056)		(46,056)	435		(45,622)	603		(45,019)
Non-controlling interest	1,845	—	—	—		1,845	—		1,845	—		1,845
Pro forma weighted average ordinary shares outstanding – basic and diluted						65,485,487	(1,226,003)		64,259,484	(1,705,961)		62,553,523
Pro forma net loss per share – basic and diluted						€(0.671)			€(0.677)			€(0.686)
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(IN EURO THOUSANDS, EXCEPT PER SHARE DATA)
	Six Months Ended June 30, 2023	Six Months Ended June 30, 2023	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Six Months Ended June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Interim Redemptions)	Six Months Ended June 30, 2023	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Six Months Ended June 30, 2023
	Schmid (IFRS, Historical)	Pegasus (US GAAP, As Converted)				Pro Forma Combined (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Interim Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	€40,461	€—	€—	€—		€40,461	€—	€40,461	€—	€40,461
Cost of sales	(27,880)	—				(27,880)	—	(27,880)	—	(27,880)
Gross Profit	12,581	—	—	—		12,581	—	12,581	—	12,581
Selling	(5,829)					(5,829)		(5,829)	—	(5,829)
General administration	(6,472)	(497)	—	(78)	GG	(4,547)	—	(4,547)	—	(4,547)
				—			—
				—
Research and development	(3,881)	—	—	—		(3,881)	—	(3,881)	—	(3,881)
Other income	11,111	—	—	—		11,111	—	11,111	—	11,111
Other expenses	(621)	—	—	—		(3,121)	—	(3,121)	—	(3,121)
Listing fee amortization expense	—	(45)	—	—		(45)	—	(45)	—	(45)
Legal and accounting expense	—	(2,623)	—	—		(2,623)	—	(2,623)	—	(2,623)
Insurance expense	—	(46)	—	—		(46)	—	(46)	—	(46)
Reversal of impairments of financial assets, net	22,599	—	—	—		22,599	—	22,599	—	22,599
Operating profit (loss)	29,488	(3,211)	—	(78)		26,199	—	26,199	—	26,199
Finance income	19,637	—	—	—		19,637	—	19,637	—	19,637
Finance expense	(7,815)	—	—	—		(7,815)	—	(7,815)	—	(7,815)
Share of profit (loss) in joint ventures	(1,057)	—	—	—		(1,057)	—	(1,057)	—	(1,057)
Change in fair value of warrant liabilities	—	(2,095)	—	2,095	FF	—	—	—	—	—
Interest and dividend income on marketable securities held in Trust Account	—	3,452	—	(3,452)	FF	—	—	—	—	—
Loss on foreign exchange conversion	—	(27)	—	—		(27)	—	(27)	—	(27)
Financial result	10,766	1,330	—	(1,357)		10,739	—	10,739	—	10,739
Income (loss) before income tax	40,254	(1,882)	—	(1,435)		36,937	—	36,937	—	36,937
Income tax expense / benefit	(4,082)	—	—	—		(4,082)	—	(4,082)	—	(4,082)
Net income (loss) for the period	36,172	(1,882)	—	(1,435)		32,855	—	32,855	—	32,855
Other comprehensive income (loss)	(1,032)	—	—	—		(1,032)	—	(1,032)	—	(1,032)
Total comprehensive income	35,140	(1,882)	—	(1,435)		31,823	—	31,823	—	31,823
Total Comprehensive income (loss) attributable to
Owners of Schmid Group	34,748	—	—	(34,748)		—	—	—	—	—
Owners of TopCo	—	—	—	31,431		31,431	—	31,431	—	31,431
Non-controlling interest	392	—	—	—		392	—	392	—	392
Pro forma weighted average ordinary shares outstanding – basic and diluted						65,485,487	(1,226,003)	64,259,484	(1,705,961)	62,553,523
Pro forma net loss per share – basic and diluted						€0.502		€0.511		€0.525
See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Basis of Presentation
The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2022 and for the six-month period ended June 30, 2023 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022. This information should be read in conjunction with Schmid and Pegasus’s audited and unaudited financial statements and related notes, “Business of Schmid and Certain Information about Schmid,” “Schmid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Pegasus,” “Pegasus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Business Combination,” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Schmid’s unaudited condensed combined statement of financial position as of June 30, 2023 included elsewhere in this proxy statement/ prospectus; and

•
Pegasus’s unaudited balance sheet as of June 30, 2023 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•
Schmid’s audited combined statement of profit or loss and other comprehensive income (loss) for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus; and

•
Pegasus’s audited statement of operations for the twelve months ended December 31, 2022 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the six-month period ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Schmid’s unaudited combined statement of profit or loss and other comprehensive income (loss) for the six-month period ended June 30, 2023 included elsewhere in this proxy statement/prospectus; and

•
Pegasus’s unaudited statement of operations for the six months ended June 30, 2023 included elsewhere in this proxy statement/prospectus

The historical financial statements of Schmid have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Euro (€). The historical financial statements of Pegasus have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) in its presentation and reporting currency of United States dollars ($). The financial statements of Pegasus have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using the following exchange rates:

•
at the period end exchange rate as of June 30, 2023 of $1.00 to €0.9203 for the statement of financial position as of that date;

•
the average exchange rate for the year ended December 31, 2022 of $1.00 to €0.9497 for the statement of profit or loss for the period ending on that date; and

•
the average exchange rate for the six-month period ended June 30, 2023 of $1.00 to €0.9250 for the statement of profit or loss for the period ending on that date.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Schmid management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Schmid believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Schmid management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Schmid management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical period presented.
IFRS Policy and Presentation Alignment
The historical financial information of Pegasus has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB (“IFRS”) for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Pegasus’s financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Pegasus’s common stock subject to redemption from mezzanine equity to non-current financial liabilities in accordance with IFRS.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Pegasus’s historical financial information in accordance with the presentation of Schmid’s historical financial information.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2023 are as follows:

(A)
Reflects the liquidation and reclassification of €70,826 thousand of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(B)
Reflects the redemption of 2,195,855 and 503,201 Pegasus Class A Ordinary Shares on July 26, 2023 and December 7, 2023, respectively, for a total redemption amount of €26,554 thousand based on the June 30, 2023 redemption value per share of $10.69 (€9.84).

(C)
Reflects the cash settlement of €2,247 thousand of the deferred underwriting commissions following forgiveness of the remaining €5,001 thousand deferred underwriting commissions by Barclays Capital Inc.

(D)
Represents the payment of Pegasus’ accrued administrative fee of €262 thousand in accordance with an administrative and support agreement.

(E)
Reflects the expected payment of a cash retention fee of €1,380 thousand to three (3) Pegasus employees in connection with their agreement to remain available to the combined company for a period of six months following the Closing.

(F)
Represents preliminary estimated transaction costs expected to be incurred by Pegasus and Schmid of approximately €12,833 thousand and €4,979 thousand, respectively, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination.

For the Pegasus estimated transaction costs, €602 thousand and €2,732 thousand have been incurred and recognized in the statement of operation for the year ended December 31, 2022 and the six months ended June 30, 2023, respectively. As of June 30, 2023, €721 thousand remained unpaid and included as trade payables and other liabilities and other current liabilities in the balance sheet. The €9,499 thousand of estimated transaction costs to be incurred after June 30, 2023 have not been included in the unaudited pro forma condensed combined statement of profit or loss, but rather recorded in other reserves. This amount also impacts the calculation of the IFRS 2 charge described in (J) below by reducing the Total Assets Acquired for the amount of cash needed to pay the estimated transaction costs. The Pegasus total estimated transaction costs of €12,833 thousand are not eligible for capitalization. These estimates exclude the deferred underwriting commissions as described in (C) above.
For the Schmid estimated transaction costs, €218 thousand and €1,283 thousand have been incurred and recognized in the combined statement of profit or loss for the year ended December 31, 2022 and the six months ended June 30, 2023, respectively. As of June 30, 2023, €623 thousand remained unpaid and included as other current liabilities in the combined statement of financial position. €306 thousand, €259 thousand, and €192 thousand represent equity issuance costs capitalized in capital reserves on a pro rata basis for the portion of new shares issued in exchange for cash, assuming minimum, interim, and maximum redemptions, respectively. The remaining amount of €3,172 thousand, €3,219 thousand, and €3,286 thousand assuming minimum, interim, and maximum redemptions, respectively, is included as an expense through other reserves and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 as discussed in (CC) below.
The following table summarize the above mentioned Schmid estimated transaction costs and the related treatment within the unaudited pro forma condensed combined financial information.
Estimated Schmid transaction costs	Pro forma adjustments	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
		(in thousands)
Capitalized equity issuance costs(1)(2)	(F)	€306	€259	€192
Historical transaction costs not eligible for capitalization	—	1,377	1,396	1,424
Estimated transaction costs not eligible for capitalization(2)	(F), (CC)	3,296	3,324	3,364
Total Schmid estimated transaction costs		€4,979	€4,979	€4,979

(1)
Direct and incremental transaction costs related to the Business Combination were allocated on a pro rata basis between the TopCo Ordinary Shares issued to former shareholders of Pegasus, which were charged directly to equity, and former shareholders of Schmid, which were charged to expense.

(2)
€124 thousand, €105 thousand, and €78 thousand of the total transaction costs recognized in fiscal 2022 and the six months ended June 30, 2023, assuming minimum, interim, and maximum redemptions, respectively, are capitalizable. These amounts, together with the estimated transaction costs not eligible for capitalization, reflect the impact to other reserves in pro forma adjustment (F). In total, the amount adjusted to capital reserves due to capitalization of transaction fees is €306 thousand, €259 thousand, and €192 thousand assuming minimum, interim, and maximum redemptions, respectively.

(G)
Represents the recognition of the compensation expense of €7,092 thousand paid through the transfer of 843,750 Pegasus Class B Ordinary Shares and 2,750,000 Private Placement Warrants

by the sponsor to the directors and officers of Pegasus. Compensation expense would only be recognized when the performance condition of the Business Combination became probable of closing. This compensation expense is not a cost of the combined company and therefore an adjustment has not been made to the unaudited pro forma condensed combined statements of profit or loss. Further represents the addition to the warrant liability of the combined company of €340 thousand, equal to the June 30, 2023 fair value of the 2,750,000 Private Placement Warrants transferred, given that each of these warrants will be exchanged for TopCo Warrants subject to the Warrant Assignment, Assumption and Amendment Agreement.

(H)
Represents the exchange of 21,604,900 Schmid shares, 4,500,017 Pegasus Class A Ordinary Shares subject to redemption for $48.1 million (€44.3 million), and 2,812,500 Pegasus Class B Ordinary Shares, into 65,485,487 TopCo Ordinary Shares, at a nominal value of €0.01. This assumes that the other 2,812,500 Pegasus Class B Ordinary Shares are cancelled in accordance with the Business Combination Agreement. Further, 21,000,000 Pegasus warrants will be assumed and replaced with 21,000,000 TopCo Warrants and will remain classified as a liability as the terms will not substantially change. Therefore, this is not shown as an adjustment to the unaudited pro forma condensed combined statement of financial position.

(I)
Represents the elimination of Pegasus’ accumulated deficit after the impact of transaction costs to be incurred by Pegasus as described in note (F) and the impact of compensation expense as described in note (G).

(J)
Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the TopCo Ordinary Shares issued over the fair value of Pegasus’ identifiable net assets at the date of the Business Combination, resulting in a €50,752 thousand, €50,289 thousand, and €49,646 thousand decrease to other reserves assuming minimum, interim, and maximum redemptions, respectively. The fair value of the TopCo Ordinary Shares issued was estimated based on a market price of Class A Common Stock, given the one-to-one conversion upon the Merger, of $11.10 (€10.22) per share (as of December 15, 2023). The value is preliminary and will change based on fluctuations in the share price of the Pegasus’s Class A Ordinary Shares through the closing date. A one percent change in the market price per share would result in a change of €747 thousand, €622 thousand, and €448 thousand in the estimated expense assuming minimum, interim, and maximum redemptions, respectively.

	Assuming Minimum Redemptions		Assuming Interim Redemptions		Assuming Maximum Redemptions
	Shares	EUR (thousands)	Shares	EUR (thousands)	Shares	EUR (thousands)
Estimated fair value of Schmid equity consideration issued (pro forma)
TopCo Ordinary Shares issued in replacement of Class A Common Stock	4,500,017	45,969	3,274,014	33,445	1,568,053	16,018
TopCo Ordinary Shares issued in replacement of Class B Common Stock(1)	2,812,500	28,731	2,812,500	28,731	2,812,500	28,731
		74,700		62,176		44,749
Estimated fair value of Pegasus net assets acquired (pro forma)
Total Assets Acquired		71,280		71,280		71,280
Total Liabilities Assumed		(16,280)		(16,280)		(16,280)

	Assuming Minimum Redemptions		Assuming Interim Redemptions		Assuming Maximum Redemptions
	Shares	EUR (thousands)	Shares	EUR (thousands)	Shares	EUR (thousands)
Adjustments for redemptions, transaction costs, waiver of deferred underwriting fee		(31,052)		(43,114)		(59,897)
		23,948		11,886		(4,897)
Excess of fair value of Schmid equity consideration over Pegasus net assets acquired (IFRS 2 Charge)		50,752		50,289		49,646

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

(K)
Reflects the repayment of the promissory note-related party in the amount of €5,034 thousand, given that the principal value of these promissory notes must be repaid upon the Business Combination.

(L)
Reflects the interim redemption of 1,226,003 shares of Pegasus Class A Ordinary Shares for an aggregate redemption payment of €12,062 thousand at a redemption price of approximately €9.84 ($10.69) per share based on the investments held in the Trust Account as of June 30, 2023 as well as the impact to subscribed capital and capital reserves for such a redemption. Additionally reflects the maximum redemption of 1,705,961 shares of Pegasus Class A Ordinary Shares for an aggregate redemption payment of €16,784 thousand at a redemption price of approximately €9.84 ($10.69) per share based on the investments held in the Trust Account as of June 30, 2023 as well as the impact to subscribed capital and capital reserves for such a redemption.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or loss
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 are as follows:

(AA)
Represents the elimination of interest and dividend income and unrealized and realized gains generated from the Trust Account for the year ended December 31, 2022.

(BB)
Reflects the elimination of an administrative expense recognized in accordance with an administrative and support agreement of Pegasus for the year ended December 31, 2022.

(CC)
Reflects the estimated transaction costs of €3,296 thousand, €3,324 thousand, and €3,364 thousand to be expensed as incurred by Schmid, assuming minimum, interim, and maximum redemptions, respectively, as part of the Business Combination as described in (F).

(DD)
Represents €50,752 thousand, €50,289 thousand, and €49,646 thousand of expense recognized assuming minimum, interim, and maximum redemptions, respectively, in accordance with IFRS 2, for the difference between the fair value of TopCo Ordinary Shares issued and the fair value of Pegasus’s identifiable net assets, as described in (J). These costs are a nonrecurring item.

(EE)
Represents the expected employee compensation related to the payment of a cash retention fee of €1,380 thousand to three (3) Pegasus employees upon closing of the Merger in connection with their agreement to remain available to the combined company for a period of six months following the Closing.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the six-month period ended June 30, 2023 are as follows:

(FF)
Represents the elimination of interest and dividend income and unrealized and realized gains generated from the Trust Account for the year ended June 30, 2023.

(GG)
Reflects the elimination of an administrative expense recognized in accordance with an administrative and support agreement of Pegasus for the year ended June 30, 2023.

Net Loss per Share
Represents the net loss per share calculated using the weighted average of TopCo Ordinary Shares outstanding, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. The basic and diluted loss per share for TopCo Ordinary Shares are the same for the year ended December 31, 2022 due to the pro forma net loss position, and for the six months ended June 30, 2023 due to the warrants being out-of-the-money.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Pegasus’s public shares:
	For the Year Ended December 31, 2022
	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Pro forma net loss	€(43,921)	€(43,487)	€(42,884)
Weighted average shares outstanding – basic and diluted	65,485,487	64,259,484	62,553,523
Net loss per share – basic and diluted	€(0.671)	€(0.677)	€(0.686)
Weighted average shares outstanding – basic and diluted:
Schmid shareholders	58,172,970	58,172,970	58,172,970
Pegasus public shareholders	4,500,017	3,274,014	1,568,053
Sponsor, managers and directors of Pegasus and certain IPO anchor investors(1)	2,812,500	2,812,500	2,812,500
Total	65,485,487	64,259,484	62,553,523

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

	For the Six Months Ended June 30, 2023
	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Pro forma net loss	€32,855	€32,855	€32,855
Weighted average shares outstanding – basic	65,485,487	64,259,484	62,553,523
Net loss per share – basic	€0.502	€0.511	€0.525
Weighted average shares outstanding – basic and diluted:
Schmid shareholders	58,172,970	58,172,970	58,172,970
Pegasus public shareholders	4,500,017	3,274,014	1,568,053
Sponsor, managers and directors of Pegasus and certain IPO anchor investors(1)	2,812,500	2,812,500	2,812,500
Total	65,485,487	64,259,484	62,553,523

(1)
Assumes 2,812,500 Pegasus Class B Ordinary Shares are cancelled and only an aggregate of 2,812,500 TopCo Ordinary Shares are issued to holders of Founder Shares as a result.

BUSINESS OF TOPCO BEFORE THE BUSINESS COMBINATION
The information provided below pertains to TopCo prior to the Business Combination. As of the date of this proxy statement/prospectus, TopCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Pegasus and Schmid will effect a transaction, as a result of which TopCo will become the ultimate parent of Schmid. For information about TopCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”
Incorporation
TopCo was incorporated as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) on February 7, 2023 with an issued, but not paid-up, share capital of €0.01. Prior to or simultaneously with the consummation of the Business Combination, the general meeting of the shareholder of TopCo will resolve to convert TopCo’s corporate form into a Dutch public company with limited liability (naamloze vennootschap).
Articles of Association
Prior to or simultaneously with the consummation of the Business Combination, TopCo’s current articles of association is intended to be amended and restated in their entirety to be in substantially the form of the TopCo Articles of Association contemplated by the Business Combination Agreement and attached as Annex I to this proxy statement/prospectus. TopCo’s current articles of association may be amended at any time prior to consummation of the Business Combination following a decision of the TopCo General Meeting by means of the execution of a deed by a Dutch civil law notary, and pursuant to the Business Combination Agreement with mutual agreement of Schmid, the Sponsor (being TopCo’s sole shareholder as at the date of this proxy statement/prospectus) and Pegasus or after the consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of TopCo Securities”.
Name
TopCo is registered with the Dutch commercial register (handelsregister) under number 89188276 and the legal name Pegasus TopCo B.V. Prior to or simultaneously with the consummation of the Business Combination, TopCo’s legal name will be changed to SCHMID Group N.V. in connection with the conversion of TopCo from a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public company with limited liability (naamloze vennootschap).
Seat
TopCo’s seat (statutaire zetel) is in Amsterdam, the Netherlands and its registered address is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. The mailing address of TopCo’s principal executive office after consummation of the Business Combination will be at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.
Financial Year
TopCo’s financial year is currently the calendar year. It is not anticipated that TopCo’s financial year shall change in connection with the Business Combination. However, the financial year may at any time be changed in the context of an amendment to the TopCo Articles of Association.
Subsidiaries
Merger Sub, a newly incorporated Cayman Islands limited liability company, is a wholly-owned subsidiary of TopCo. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.
Sole Shareholder
Pegasus Digital Mobility Sponsor LLC is currently the sole shareholder of TopCo. In connection with the Business Combination, TopCo will be initially sold to the Schmid equity holders for nominal value. Subsequently, as a result of various Merger steps, the Pegasus Shareholders will become shareholders of TopCo pursuant to the Merger, and Schmid equity holders will become shareholders of TopCo.
Management Board
TopCo’s sole management board member is Dr. Stefan Berger.
Legal Proceedings
As of the date of this proxy statement/prospectus, TopCo was not party to any material legal proceedings. In the future, TopCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which TopCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.
Employees
TopCo currently has no employees.

BUSINESS OF SCHMID AND CERTAIN INFORMATION ABOUT SCHMID
Unless the context indicates otherwise, the terms “Company”, “SCHMID,” “we,” “our” or “us” as used herein refers to Gebr. Schmid GmbH and its subsidiaries.
Introduction
We are a global supplier of equipment, software and services for various industries such as printed circuit board (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance. We are a long-established, fifth-generation family-controlled business that was founded in 1864 in Freudenstadt, Germany as an iron foundry and has a tradition of being at forefront of technology. Throughout the almost 160 years of our operations, we have maintained sustainable operations by developing our products following trends on the market. We have been developing machines for electronic industry since the 1960s, photovoltaic solutions since the early 2000s and energy storage for the last seven years. We focus on a modular product portfolio of machinery to use in the manufacturing of high-end PCB equipment and semiconductor packaging devices which includes common flexible circuit fabrication techniques such as subtractive, semi-additive processes (“SAP”) and modified semi additive processes (“mSAP”). We are a global supplier of capital equipment, software and services for the PCB and substrate manufacturing industry. We focus on the highest end of the market in terms of technology and performance. We do not only develop production techniques and build machines ourselves, we are also extensively working with our customers on joint research & development projects for the next generation of electronics and photovoltaics products. We produce our products in two manufacturing sites, one in Germany and one in China. In addition, we have built up an extensive service and sales network in five centers in the US, Europe, and Asia. In addition to our sale and service centers and two manufacturing sites, in South Korea we also work with our partners in the SCHMID Avaco Korea, Co. Ltd. which we account for using the equity method. We also provide customer service through which we assist our customers with machinery and software upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
We have developed and applied for patents for the embedded traces (“ET”), PCB and substrate production processes that allow a significant increase in manufacturing precision as well as enhanced design features while also achieving cost savings compared to traditional processes and reduce the CO2 emissions of the overall production processes. We believe that our ET technology will gain a significant share of the high-end PCB and substrate market as it has substantial advantages in technology capabilities, cost and to reduce emissions as well as water consumption for production processes (greener production processes). We believe these innovative production processes create a sustainable competitive advantage that helps us contract with new customers and allows us to continue to grow our market share and capitalize on the overall positive market growth trends.
Our customers include large, global original equipment manufacturer (OEMs) from the semi-conductor and consumer electronics industry and companies that are part of the supply chain of such global companies.
We have a research and development focused business model. We develop and build innovative machines and systems for wet- & vacuum processing in various industries spanning high-end electronics such as PCB and organic packaging, photovoltaics and special glass applications as well as other high-tech industries. We employ more than 150 scientists, engineers and development personnel to focus on new technologies and processes out of a total of approximately 800 employees (by headcount) globally. As a result, we consistently invest a significant amount in R&D. Our science, engineering and development staff work in close collaboration with our customers to jointly develop high-value solutions. Such collaboration may reduce commercial risk, given that solutions are specifically developed for customers. The remainder of our R&D investment is focused on developing next-generation technologies, often as part of a collaborative process with our customers. In addition, we work with universities and leading research institutes such as the Fraunhofer Institute for Solar Energy Systems.
We expect to continue to invest in the future focusing on three primary areas: (i) growth for ET projects, which have higher working capital needs compared to other technologies; (ii) strategic investments in automation solutions, such as the next generation of fully automatic factories; and (iii) software insourcing for semiconductor equipment communication standard (“SECS/GEM”), which can allow for more reliable data exchange and which will allow us to offer our own software as the interface to our customers’ software solutions.
In fiscal year 2022 we generated €95.1 million in revenues. Our Adjusted EBITDA amounted to €19.9 million in fiscal year 2022.
Our Business Operations
We operate our business by providing machines for industry markets, including, but not limited to, electronics and photovoltaics, and provide after-sale services to customers across all industries. For all relevant industries which we see as our customer markets, we offer our core products, i.e. our machines, as well as technology and customer service support to our customers. Although these industries each have varied end-markets and customers, our expertise, high-quality standards and global scale are essential in both areas. Our equipment covers a wide range of production steps.
We leverage our research and development investment and cooperate with our research and development partners (universities and institutes) and our clients as we seek to benefit from technologies, innovations, best practices, and other key learnings across our product portfolio. These efforts often result in innovative strength, allowing us to be at the forefront of technology, with high-quality standards for long-lasting and reliable products to meet customer needs, such as understanding the needs of global electronics OEMs for efficient continuous production of higher spec devices with a reduced environmental footprint. We believe we have a track record of delivering disruptive technology solutions and that our strong, long-lasting relationships with key technology OEMs and other customers in their supply chain will remain the key drivers of demand for both our electronics and photovoltaics products and services in the future.
The following table shows our revenue by country for the fiscal year 2022:
(in € thousand)	2022
China	39,424
Taiwan	12,846
United States of America	11,478
Germany	10,743
Malaysia	7,915
Austria	3,928
Other	8,724
Total	95,058
Electronics
We generate by far the largest part of our revenues and profits in the electronics market. In this market we sell our machines globally and have a wide regional presence that allows us to serve both large OEM as well as the global electronics supply chain, as demonstrated by our longstanding relationships with our key customers that are leaders in their industry.
The product portfolio of our electronics business is focused on what we have identified as attractive growth areas of the electronics market that involve technologically advanced production processes. Our modular equipment kit includes equipment for processes such as automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This modular approach to design and manufacturing means that we are using the building kit concept that creates flexibility by using proven components that guarantee high-quality and enable industrial-scale production. Our modular approach to design and manufacturing is also a key advantage in relation to lead times and being able to optimize our cost structure, while maintaining a high level of customization for our customers. Our modular approach supports an increase in the useful life of our equipment by creating a path to upgrades to meet any changes in the needs of our customers after a machine has already been installed and used for several years.

The following graphic provides an overview of our key product lines and the processes where our machines are used (our machines are used in the process steps marked dark blue):

Wetprocess
Infinity C+ Line
Infinity V+ Line
Infinity P+ Line
ALamination BF
Sputtering Cu Layer
Resist Lamination
Exposure
Developing
Etching Cu hole
Deep etch holes
Resist lamination
Exposure
Developing & flash etch
Deep etching (hole & tranche)
Seed layer sputtering
Traces & via filling
Planarization
CMP
CMP
Vacuum
PlasmaLine
Automation
InfinityLine A+

•
The Infinity C+ Line are vertical spin-process machines for developing, flash-etching and surface treatment.

•
The Infinity V+ Line are machines for a vertical inline process for developing, etching and stripping applications.

•
The Infinity P+ Line are machines for high-end single panel electroplating tools.

•
CMP is a full format chemical mechanical polishing equipment for leveling copper.

•
The PlasmaLine are vertical inline and cluster plasma etching and sputtering machines.

•
The InfinityLine A+ is used for automation of process equipment for fully automatic loading and unloading.

•
Other equipment includes various special equipment for horizontal inline processing and software solutions for such equipment.

Customers in Electronics
We work directly with many of the leading global technology companies and are able to satisfy their strict quality requirements. In the electronics market, our customers include well-known manufacturers of computers, mobile phones and tablets as well as their suppliers and manufacturers of PCB boards.
We partner with them during their product development processes and closely collaborate to have our products delivered to specifications as well as customer acceptance tests. We believe our quality commitment and technical competence have helped us establish a strong reputation in the industry, as well as our commitment to innovation and R&D. Through a combination of high-quality solutions and customized on-site management we have demonstrated a successful track record of consistently meeting the needs of our customers which has resulted in long-standing and trustful relationships. We serve some of the largest OEM and PCB/substrate manufacturers in the world and have historical or ongoing joint development projects for future technologies and products.
The ET Process
The ET process is a new way to produce substrates and HDI+ boards. We are currently the only company to offer a full solution, including key equipment and process to customers in the electronics market for the ET process. In contrast to the standard conventional method of production which uses laser drilling, the ET process uses parallel plasma processing. Traces in ET boards are first embedded in the isolator material and then filled with copper in the already etched embedded structure using a proprietary and highly protected process. This new technology is a fully additive process, allows for flexibility in designing completely new types of 3D structures and can upgrade existing mSAP and SAP deployments.
The ET technology we have developed allows us to meet customers’ demands that could not be met by traditional PCB manufacturing techniques. For example, ET technology allows us to further miniaturize, increase complexity and incorporate advanced properties by producing better performing PCBs and/or substrates, with narrower line widths, increasing numbers of input and output devices, higher aspect ratios or using new materials, while maintaining acceptable manufacturing efficiency, meeting our customers’ environmental, social and government (“ESG”) goals and maintaining a resilient supply chain.
We provide a specialized equipment portfolio that allows our customers to produce embedded traces. This specialized equipment allows our customers to produce high-end-boards with the best yields at a compelling production cost. ET technology portfolio includes: (i) next generation production equipment which can be used for traditional board concepts typically produced with mSAP and SAP process; (ii) new high-end PCB or substrate which gives the designer of an OEM a new level of flexibility to redesign their products to meet higher performance requirements and (iii) urban, green fabrication facilities concept that allows high flexibility for production of a wider range of boards with one base technology which allows the customers a higher investment security.
The use of ET technology can (i) increase production yields with reduced facility requirements, (ii) enable new 3D packaging solutions that cover ratification intelligence and photonic applications, and (iii) improve the return on customers’ investment by allowing the manufacture of boards from HDI+ to substrate on the same equipment. Unlike with conventional production, ET technology replaces round holes with square holes, allows for 3D connections, increases the amount of copper for better thermal management, has full 3D, coreless and core, and single- and double-sided build up for substrates, optimizes glass substrates and replaces laser drilling with parallel plasma etching processes. The optimized process reduces the roughness and increases the adhesion between layer stacks and is compatible with future high-performance materials. The embedding concepts allow for implementation of chips directly inside the substrates. These advantages allow higher performance final applications such as those being demanded in AI, high-end consumer electronics and certain autonomous driving applications.
We believe, based on publicly available information and expectations of our management, that the further penetration of the ET technology in the overall market will lead to a significant increase of the share of capital expenditure spending for a new factory from 30% of equipment spending for a traditional fabrication methods factory to 90% in an ET technology factory.
The following graphic shows the development of high-end PCB equipment serviceable addressable market in accordance with the Company’s best estimates using third-party data from Prismark Partners, the leading source for PCB market data, and industry expert information by a leading international consultancy firm for mSAP/SAP, subtractive and ET processes (in Euro millions). While the Company believes it is well positioned to capture a substantial part of the ET market segment, our estimate for the market growth and in particular the ET technology growth and our position to capture this growth is subject to substantial risks including from competitors (also see “Risk Factors — In the markets and industries in which we operate, we face intense competition and our failure to compete successfully in product development may have an adverse effect on our business, financial condition, and results of operations” and “Risk Factors — Most of our revenue is derived from our electronics business and while we believe that the business we operate in will grow significantly in the future, this may not materialize”).

€172
€198
€282
€327
€385
€649
€919
€1,196
2019A
2020A
2021A
2022A
2023E
2024E
2025E
2026E
mSAP/SAP
Subtractive
ET

In 2022, the ET technology only accounted for a small share of the €327 million high-end PCB equipment market. The PCB market is expected to significantly expand in the next three years with ET technology gaining a significant market share starting in 2024 as new factories are expected to switch to ET technology machinery.
In addition to the growth prospects of ET technology, the total addressable market for PCB and substrate equipment in 2022 amounted to approximately $5 billion with an expected industry growth of serviceable addressable high-end PCB market at CAGR 38.3% in the period from 2022 until 2026 in the estimate of the Company based on third-party data by Prismark Partners, the leading source for PCB market data, and industry expert information by a leading international consultancy firm. Within this overall industry there is a shift to the high-end production technologies which are our key target focus.
Photovoltaics
Our business in photovoltaics market is significantly smaller in terms of revenues compared to our business in the electronics market. However, we have been working on photovoltaics solutions for over 20 years and believe our machinery includes significant advantages for customers compared to processes and machines offered by our competitors. We have also developed solutions that allow photovoltaics to reach high volume at low cost. We are currently aiming to develop this business further and, subject to supportive market and economic conditions, anticipate significant growth in this area fueled by customer demand, a transition to renewable energy and regional drivers in US, Europe and China.
We are also currently working on developing the next generation of wet process systems for combined alkaline texturing and alkaline polishing equipment as well as an atmospheric pressure chemical vapor deposition (“APCVD”) that can enable low-cost tunnel oxide passivated contact (“TOPCon”) and integrated back contact (“IBC”) cell manufacturing, amongst others. In addition to silicon based solar cell manufacturing, we also focus on horizontal inline wet process equipment for thinfilm solar modules. Our glass know-how from our thinfilm business is also used in other glass treatment processes such as glass surface structuring.
Customers in Photovoltaics
We have a customer base consisting of the larger producers and developers of solar cells and thinfilm solar modules. For our existing customers we focus on building trusted, long-lasting relationships combined with an emphasis on our know-how. For new customers, we rely on our deep technological know-how as well as on our reliable availability of service personnel through our service hubs. That is coupled with our co-development approach and customer-supported R&D as part of our efforts to ensure the fit of SCHMID machines to an individual customer’s production requirements.
After Sales Services
Through our five service centers located around the world, we focus on offering worldwide customer-oriented services, including on-site management, remote maintenance and diagnosis, customer training and project management at our customers’ facilities.
We also provide customer support services through the provision of spare parts, upgrades, maintenance contracts and ancillary services allowing our customers to benefit from our service network in multiple jurisdictions globally and more than 100 service engineers capable of providing comprehensive on-site service.
Business Strategies
We aim to continue our technological leadership by investing in product development on an ongoing basis. Our key growth strategy is to drive our revenues in the electronic market as a result of ET adoption in the PCB market over the next years, thus displacing traditional technologies such as mSAP and SAP. In addition, we aim to grow organically by focusing on an expansion of our product portfolio and increasing the penetration of the high-end PCB and organic substrate market. As part of our customers service business, we aim to benefit from economies of scale as the installed base of machinery increases and we as a result can grow revenues for services for our machinery proportionally to the installed base.
We also plan to look at selected strategic acquisitions that are aligned with our technology focus, in particular in the area of software for advanced connectivity and high-end automation.
Overall, we believe our revenue growth will be supported by a number of key trends that should increase the demand for our products such as substrates with higher density, higher frequencies and introduction of new materials all of which will require new production technologies, including:
•
As the uses of artificial intelligence expand, it will become more sophisticated. We believe that the expected broad and rapid adoption of AI will accelerate growth in required computing power. The growth of artificial intelligence technology may lead to an increase in the demand for novel semiconductor packaging solutions that can keep pace with rapid AI growth such as Intel`s move to more advanced glass substrates that use next generation chiplet based CPU`s or so called CoWoS (chip on wafer on substrate concepts).

•
Greater connectivity and the internet of things (IoT) including personal devices and continuous miniaturization can increase the volume of data that needs to be transmitted, processed and stored and drive further demand for our customers’ products and thus for orders for our machines and services.

•
Additionally, as investors become more focused on ESG and environmental pressures, the interest in carbon neutrality, green products and processes will increase. Customers and producers will strive to reduce the eco footprint of manufacturing processes and reduce energy and water consumption. Our green production, urban fabrication facilities that meet international environmental standards and facilitate manufacturing in the US, Europe and South East Asia and our R&D efforts provide our customers with products which help them achieve their CO2 reduction targets. Our ET technology is important for this trend. Based on our estimates, the ET process uses 30% less energy, 70% less water and 40% less chemicals than current processes and reduces CO2 emissions by 30%. Not only does this process decrease the total costs of ownership, but it also lowers the carbon footprint of production which can help customers achieve their ESG goals.

•
We believe that the expansion in electric vehicles and autonomous driving technologies will lead to a greater demand for high power applications, as well as a greater need for highly reliable radar and sensor applications. As cars continue to include a larger number of semiconductors, new PCB technologies are critical to ensuring the comfort, durability and safety of autonomous driving. Additionally, as countries continue to incentivize drivers to switch to electric vehicles, we expect the market for PCBs to continue to grow as PCBs are used in the production of charging stations and audio and visuals display systems.
•
Market applications for end products produced by our machines include solar cells and modules for charging stations, Nano Silicon Anode material for electric vehicles batteries and through our joint venture Advanced Energy Storage Systems Investment Company, full battery know how for the Vanadium Redox Flow Batteries (“VRFBs”) in stationary energy storage. We produce other machines that enable production of high-quality parts for cars, such as radar systems for autonomous driving, metal etching for interior design, anti-glare display technology, packaging and HDI+ for 5G communication, packaging for processors and etching thick copper for LED lighting and High-Power solutions.

Geographically, we aim to further expand into new geographies and regions, in particular in Asia outside of China and in North America. We expect an increase of greenfield projects outside of China with the aim to reduce supply chain risks which have emerged as a concern of our customers after the COVID-19 pandemic. As part of this broader reach to supply customers, we may in the future also add an additional production location in Asia. We continuously review our geographic footprint to serve our customers and follow them to the locations they are operating in and aim to continue this dynamic approach in the future.
We have recently entered the glass substrate machining market and have offered specific machines in this sector to customers. We consider this technology to be suitable to be implemented at various original equipment manufacturers. Furthermore, it can be used in combination with ET layers.
Another growing market is equipment used for fuel cell production. Using our process know-how, we have been successful adapting our equipment for use in the production of bipolar plates.
Sales and Procurement
Through our sales, engineering, research & development and procurement teams, we combine deep product expertise of our engineering/R&D and procurement experts with our front-line customer-oriented sales staff. Our local presence in key markets ensures proximity to global customers. Our engineering team drives the technical specifications and can also decide on procurement deals with commercial terms. The procurement process is an important element in our overall sales strategy in which technical qualification and quotation are crucial factors for selection. We are present in all our key target markets when it comes to sales and services. While our global central organization for sales and services is located in Germany, our employees located in the countries in which we operate maintain their relationships with key customers.
We purchase local and imported parts, but also commodities. We have long-standing relationships with our most trusted suppliers and employ specified and diligent processes for qualifying new suppliers. Additionally, we have an in-house product development and strict quality control standards that are expected to be followed during production as part of our efforts to ensure our high-quality standards are maintained. Our purchasing and sourcing activities are located principally in Freudenstadt for our production location in Freudenstadt and in China for our production location there. While we centrally monitor our purchasing activities, both factories can also make decisions locally in terms of decision making for sourced materials and components.
Research and Development
Our research and development efforts are focused on expanding the market position in all our target markets and to provide high-tech technology solutions for our customers. As a technology-oriented business, we research and develop in our own product-related technology center with 32,000 square feet laboratory and prototyping facility in Freudenstadt.
As part of our activities in basic research, we work with customers and cooperation partners as well as leading research institutes worldwide. In our research projects we undertake and focus on new technologies and researched products in the fields of photovoltaics, electronics and energy storage:
•
The subject of research and development in the electronics market is developing applications for the new ET process, sampling for customers and finetuning their products. At the same time, we optimize the equipment for the next generation’s requirements of our OEMs with a focus on glass substrates. Our research focus is to meet newly emerging requirements in the high-tech sector to support the latest process and manufacturing technologies.
•
In the field of photovoltaics, we focus on various products including on the research and development in relation to the expansion of the new generation of systems of our InfinityLine for alkaline structuring and polishing. The actual APCVD tools are redesigned for the needs of TOPCon solar cells.

•
In energy storage we focus on the structuring of copper foil as current collector, production equipment for fuel cells and supporting our business partners in the field of VRFB for large energy storage.

We employ over 150 scientists, researchers and engineers worldwide and multiple laboratories equipped with state-of-the-art technology and research conditions. Of these 150 employees, our technology center in Freudenstadt alone employs over 30 scientists, researchers and process engineers who carry out research and development work such as testing equipment, developing processes and sampling for customers. We regularly register new patents and as of December 31, 2022 we had more than 100 patents and industrial property rights. Furthermore, we hold several global trade names and trademark registrations and applications for registration, which we consider to be of value in identifying our products.
We benefit from a network of cooperation partners from industry leading institutes such as the Institute of Photovoltaic, the Institute of Solar Energy Research, the Fraunhofer Institute for Solar Energy Systems (ISE) and the University of Konstanz. We also focus on an efficient transfer from R&D to industrial applications and high-volume manufacturing which is crucial in our industry. Our technology center includes full prototyping capabilities for electronics, photovoltaics and glass applications. In addition, we have lamination, LDI, developing, etching, stripping and other capabilities along with extensive physical and chemical laboratories for basic research and statistical data analyses.
We have created additional opportunity for revenue generation through paid R&D that we do for our customers. We expect our licensing revenue to increase due to growing installed base.
Competition
We believe we are well-positioned to compete in our target markets. In PCB high-end equipment, our market is generally consolidated with only a limited number of other major suppliers globally. Among our key competitors are several multinational competitors such as MKS Instruments, Inc., a NASDAQ listed company, but also more regionally operating companies. In the photovoltaics market, we also compete with multinational active companies such as Shenzhen SC New Energy Technology Corp, but depending on the specific applications also several other smaller companies. In other areas, such as machines for the energy sector and other specialty areas, we face a diverse set of competitors who specialize in the machining industry of such specific markets.
Employees
As of June 30, 2023, we had approximately 800 employees (by headcount). The biggest departments are production, engineering, sales and procurement. We consider our relations with our employees to be good and we have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.
Health, Safety and Environmental
We are subject to numerous laws and regulations relating to the environmental protection and the health and safety of our employees in multiple jurisdictions in which we operate. We are committed to maintaining compliance with all such applicable legal requirements. We have a strong record of safety and internal controls surrounding the manufacture and implementation of our products and systems and the health of our employees. While we are not subject to the German Supply Chain Due Diligence Act (Lieferkettensorgfaltspflichtengesetz), we have nevertheless implemented a Code of Conduct for our employees and suppliers that aims to ensure that working conditions in our supply chain are safe and suitable.

Facilities
Our headquarter is located in Freudenstadt, Germany and includes one of our two production facilities with our Freudenstadt location focused on the production of machines and equipment for both electronics and photovoltaic business and global customer supply. In addition, our core research and development activities are located in Freudenstadt including our technology center. We also have a production facility in Zhongshan in China in which we produce machines and equipment for both electronics and photovoltaic with a particular focus on the Chinese market. The production facilities have comparable capacity. We can also dynamically shift production between them based on requirements and capacity constraints.
We also maintain further facilities in the United States, Malaysia, Singapore, South Korea and Taiwan. These facilities are used primarily for customer service. Further facilities include those with our partners in South Korea which mainly serve as distribution centers and customer service centers. Furthermore, we have distribution partners located in Brazil, Italy, the Netherlands, Sweden, Austria, Israel, India and Japan.
Our partner in Advanced Energy Storage Systems Investment Company, Kingdom of Saudi Arabia, was SABIC Investment and Local Content Development Company, Kingdom of Saudi Arabia. The joint venture with SABIC (Saudi Arabia) has been terminated by mutual agreement in October 2023. The Company has made the strategic decision to relocate the manufacturing and technology development of machinery for vanadium redox flow-based energy storage systems back to Europe. Schmid has already started investigating suitable locations for the newly planned technology and production facility for its storage systems.
Legal Proceedings
In the general course of business, we sometimes face legal proceedings and claims against us.
Our subsidiary Schmid China Ltd. filed a claim against Beyond Force Company Limited for an outstanding payment due to our subsidiary of RMB 53 million (approximately $7.3 million as of September 2023) plus interests amounting to approximately RMB 21 million (approximately $2.9 million as of September 2023). Beyond Force Company Limited has filed a counterclaim valued at approximately RMB 123 million (approximately $16.9 million as of September 2023). Schmid has challenged the jurisdiction of the local Chinese court in this matter. After the relevant Chinese court dismissed our challenge in relation to whether the local Chinese court has jurisdiction, we filed an appeal, which is currently pending at the High People’s Court of Guangdong Province.
Except for legal actions in China, we are currently not subject to any material litigation or other legal proceedings.
In June 2023, we settled a dispute with a lender which is described in section entitled “Schmid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

SCHMID’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Schmid’s financial condition and results of operations together with its combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion is based on Schmid’s financial information prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Schmid’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Schmid’s historical results are not necessarily indicative of the results that may be expected for any period in the future.
For purposes of this section, “Schmid”, “we”, or “our” refer to Gebr. Schmid GmbH, together with its subsidiaries listed in the combined financial statements and related notes thereto prior to the consummation of the Business Combination; and “TopCo” refers to SCHMID Group N.V. and Schmid after completion of the Business Combination, in each case unless the context otherwise requires.
Overview
We are a global supplier of equipment, software and services for various industries such as PCB, substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance. We are a long-established, fifth-generation family-controlled business that was founded in 1864 in Freudenstadt, Germany as an iron foundry and has a tradition of being at forefront of technology. Throughout the almost 160 years of our operations, we have maintained sustainable operations by developing our products following trends on the market. We have been developing machines for electronic industry since the 1960s, photovoltaic solutions since the early 2000s and energy storage for the last seven years. We focus on a modular product portfolio of machinery to use in the manufacturing of high-end PCB equipment and semiconductor packaging devices which includes common flexible circuit fabrication techniques such as subtractive, SAP and mSAP. We are a global supplier of capital equipment, software and services for the PCB and substrate manufacturing industry. We focus on the highest end of the market in terms of technology and performance. We do not only develop production techniques and build machines ourselves, we are also extensively working with our customers on joint research & development projects for the next generation of electronics and photovoltaics products. We produce our products in two manufacturing sites, one in Germany and one in China. In addition, we have built up an extensive service and sales network in five centers in the US, Europe, and Asia. In addition to our sale and service centers and two manufacturing sites, we also work with partners in South Korea. We also provide customer service through which we assist our customers with machinery and software upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
Factors Affecting Our Performance
We believe that our performance and future success depend on several factors which have affected our previous performance in the periods for which financial information is presented in this proxy statement/prospectus and which will continue to affect our future performance. These factors present significant opportunities for us, but also pose risks and challenges, including those discussed in the section of this proxy statement/prospectus titled “Risk Factors.” These factors include:
Our revenues are impacted by the following key factors and trends:
Market Growth in our key PCB market and ET technology adoption
We believe, based on publicly available information and expectations of our management, that the further penetration of the ET technology in the overall market will lead to a significant increase of the share of capital expenditure spending for a new factory from 30% of equipment spending for a traditional fabrication methods factory to 80% to 90% in an ET technology factory. In 2022, ET technology only accounted for a small portion of the €327 million high-end PCB equipment market. The PCB market is expected to significantly expand in the next three years with ET technology gaining a significant market share starting in 2024 as new factories are expected to switch to ET technology machinery. ET technology is continuously showing a positive development with an increased customer base and new applications. The technology and its required equipment is showing the expected multi-usability approach to have a smooth transfer to ET or also a partial upgrade from mSAP & SAP. The customer base for these production lines could be increased, with the first packaging fabrication currently expected by us to be sold and delivered to the US high-end market in 2024. Due to positive feedback from our customers, we expect to receive orders for our ET technology in 2024. For more information see the section of this proxy statement/prospectus titled “Business of Schmid and Certain Information About Schmid — Business — Electronics.”
Developments in Orders from our Core Customers
In fiscal year 2022, 39% of our revenues were generated from sales to our two largest customers (€25.1 million from our top customer and €11.9 million from our second largest customer) and our ten largest customers represented approximately 76% of our revenues. If we fail to retain these key customers our results could be materially adversely impacted. Our core customers were also the key drivers of our revenues from the fiscal year 2021 to the fiscal year 2022. During the Covid-19 pandemic in fiscal years 2020 and 2021, our business was impacted by low order volumes, in particular the lockdowns in China imposed throughout the country had a negative impact on our customers’ ordering volume and on general business development. However, as a result of the lockdowns in Germany, several potential customers diversified their production plant footprint and started to build new production plants in other Asian countries, e.g. in Malaysia, Vietnam or Thailand. As part of this drive to other Asian countries, we won various orders from one customer which is setting up a new plant in Malaysia and which also significantly expanded its capacities in Europe. In 2022, a long-term order for technical developments from another large customer also had a positive impact on the developments of our sales.
Trends affecting the Demand for our Customers’ End Products
We sell our machines to large original equipment manufacturers and to companies in their global supply chain in various sectors such as the electronics and semiconductor industries but also the photovoltaics and energy systems industries. The demand for our products and our revenues are influenced by a number of larger trends impacting this diverse set of industries:
•
Our revenues are impacted by technological advancements in the electronics industry, including the rollout of 5G, digital infrastructure that includes increasing adoption and continued miniaturization of personal devices and Internet-of-Things connected devices, cloud computing and artificial intelligence. The strong digital infrastructure has resulted in increases in data volume that must be transmitted, stored and processed. All these changes drive demand for our customers’ products and in turn also the demand for our machines and equipment.

•
Our customers have an increasing preference for green manufacturing processes that result in fewer greenhouse gas emissions and are efficient in the use of other resources such as water. Our ET technology used, which is one of our key machine technologies, uses less energy and water compared to traditional manufacturing technologies.

•
The automotive industry is a significant consumer of electronics. Electric vehicles are expected to have a key role in transport in the coming years. Regulatory initiatives including those in the EU, the US and China have supported the adoption of electric vehicles. In recent years, the number of electric vehicles produced globally has been increasing steadily. In addition, vehicles are generally adding more computer power, sensors and electronics to their systems to for instance provide autonomous driving feature or support high power applications, highly reliable radar and sensor applications. Our machines support the production of many of these applications including the semiconductors and electronics required for these systems.

•
Market applications for our products also includes solar cells and modules for charging stations, Nano Silicon Anode material for electric vehicles batteries and full battery know how for the VRFBs in stationary energy storage. We also produce other high-quality parts for cars, such as solar cells and thin films for car roofs, metal etching for interior design, anti-glare display technology, packaging and HDI for 5G communication, packaging for processors and etching thick copper for LED lighting and High-Power solutions. This area of technology is also showing significant growth.
Macroeconomic and Geopolitical Factors
We operate across a wide range of countries. Not all of these countries are subject to the same economic and political forces at the same time, which usually provides us with a natural degree of macroeconomic and geopolitical diversification. There are, however, likely to be periods of time in which many or even most or all of the countries in which we operate will be subject to similar or identical forces that may impact our business negatively. An example of this is the geopolitical and macroeconomic headwinds that appear to have initially been set off by the Russian invasion of Ukraine launched on February 24, 2022, which resulted in increased volatility in the financial markets and disruptions to various industries that occurred simultaneously with the tightening of Covid-related monetary policy in the face of expectations of increasing consumer price inflation in many countries around the world. In addition, it is currently not clear how other conflicts, such as the 2023 war between Hamas and Israel, will affect regional and the global economies and financial markets.
Impact of the coronavirus pandemic for both our fiscal years 2021 and 2022
The COVID-19 measures imposed in Europe, USA and Asia led to travel restrictions and lockdowns, making travel and operations of our facilities almost impossible. In addition, the worldwide supply crisis disrupted the supply of parts to production and spare parts to customers. In the first half of 2022, COVID-19 measures were largely discontinued in most economic areas worldwide. But in China and Hong Kong, strict lockdowns were imposed to protect against infections until the end of the second half of 2022.
As a result of the COVID-19 crisis in 2020 and 2021, we recorded a sharp decline in order intake and sales in these two years, largely caused by the global economic downturn and the resulting reduction in customer orders for our machinery and equipment. The prevailing uncertainty about the future development of the global economy, especially in 2020, result in low orders in 2020 and a low backlog at the start of the 2021 fiscal year. The COVID-19 measures imposed in Europe, the USA and Asia led to restrictions on travel, which at times made customer visits and service calls difficult or impossible. In addition, the global supply crisis disrupted the supply of parts to production and spare parts to our customers.
Our Business and Prospects
We generated €95.1 million in revenue and €19.9 million in Adjusted EBITDA. The majority of this revenue (€78.8 million) was generated through the sale of technical equipment and processes, i.e. to the machines we develop and produce. Our order backlog amounted to €86.1 million as of December 31, 2022.
Based on current projections and our budget forecasts, we expect that our revenues in fiscal year 2023 will amount to approximately €95 million and our Adjusted EBITDA will amount to approximately €30 million to €31 million. Additionally, based on our current projections and our budget forecasts for fiscal year 2024, we expect that our revenues in fiscal year 2024 will amount to approximately €130 million to €150 million and that our Adjusted EBITDA will amount to approximately €35 million to €45 million.
We expect to use our available liquidity to support sustainable near-term growth which could include expanding our manufacturing capacities and investing in digitalization and software. Furthermore, we expect to prioritize investments into R&D to continue to develop and advance optimized tools in support of our different machining and processes technologies. We aim to continue to invest in research and development and to increase such investments in future years to continue to win business with our recurring customers and to attract new customers.
The Business Combination and Public Company Costs
On May 31, 2023, Pegasus, Schmid, TopCo, and Merger Sub entered into the Business Combination Agreement which was amended by that First Amendment to Business Combination Agreement dated as of

September 26, 2023. For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.”
The Business Combination will be accounted for as a capital reorganization (the IFRS-equivalent of a reverse recapitalization). Schmid will be deemed the accounting predecessor, meaning that its financial statements for periods prior to the Business Combination will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, the historical financial statements of TopCo for periods following the Business Combination are expected to reflect the issuance of common shares to Pegasus shareholders and the net monetary assets of Pegasus acquired by Schmid.
As a consequence of the Business Combination, TopCo will be an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Management Incentive Program
Historically, we did not have a Management Incentive Program. We aim to introduce a management incentive program after the closing of the Business Combination.
Key Components of Operating Results
The following discussion sets forth certain components of our statement of profit and loss and certain factors that impact those items:
Revenue
We generate revenues from contracts with customers from the sale of machines and spare parts across all major geographic areas as well as providing services to our customers in particular for the maintenance of our machines. We also earn ancillary revenues, principally from licenses.
Cost of sales
Our cost of sales includes personnel expenses, material expenses, depreciation and amortization and certain other expenses such as cost for outward freight, production related short-term leases and facility costs.
Selling and Distribution
Selling and distribution expenses principally consist of personnel expenses, legal and consulting fees, sales commission, distribution related external administration, advertisement and other expenses. Personnel expenses mainly include salary and salary-related expenses. Distribution related external administration comprises administration cost including utilities, insurances, travel expenses and expenses for short-term leases. Other expenses include mainly depreciation and amortization.
General Administrative Expenses
General and administrative expenses consist principally of expenditures incurred in connection with the personnel expenses, legal and consulting fees, external administrative expenses and other administrative expenses. External administrative expenses comprise cost like utilities, insurance, travel expenses and expenses for short-term leases. Other administrative expenses include mainly depreciation and amortization.
Research and development expenses
Research and development is an important factor for our sustainable and long-term success. Research and development expenses principally consist of personnel expenses, depreciation and amortization, legal and consulting fees, research and development related external administration and certain other research and development related expenses. R&D related external administration comprises administration cost such as utilities, insurance, travel expenses and expenses for short-term leases.
Other income
Other income principally consists of foreign currency gains and other miscellaneous income such as government grants.
Other expenses
Other expenses include foreign currency losses, other taxes, disposal of assets, and miscellaneous other items. Miscellaneous other items mainly include banking fees and other service charges.
Results of Operations
Comparison of the six months ended June 30, 2023 and 2022
The following table sets forth results of operations for the six months ended June 30, 2023 compared to the six months ended June 30, 2022.
	Six Months Ended June 30,
	2023	2022
	(in € thousands)
Statements of Profit or Loss Data
Revenue	40,461	46,075
Cost of sales	(27,880)	(30,556)
Gross profit	12,581	15,520
Selling	(5,829)	(5,042)
General administration	(6,472)	(3,244)
Research and development	(3,881)	(2,702)
Other income	11,111	2,144
Other expenses	(621)	(2,880)
Reversal of impairments of financial assets, net	22,599	1,655
Operating profit	29,488	5,451
Financial result	10,766	(2,366)
Income before income tax	40,254	3,085
Income tax (expense) benefit	(4,082)	3,561
Net income for the period	36,172	6,646
Revenue
Our revenues decreased by €5.6 million from €46.1 million in the six months ended June 30, 2022 to €40.5 million in the six months ended June 30, 2023. We generated the majority of our revenue from the sale of our technical equipment and processes with revenues of €34.8 million in the six months ending June 30, 2023 compared to €38.6 million in the six months ending June 30, 2022. The PCB and semiconductor market is subject to shifts in demand that are difficult to predict, and we cannot be certain when and to what extent future demand or future weakness in this industry will materialize. The first half of the year has seen weakened demand in our market, particularly in China and Taiwan, which has been accompanied by a decline in industry-wide spending on production equipment in this area. The main reason for the decline in sales is the weakened end market demand for electronics, such as personal computers and smartphones. The more long-term markets in Europe, the USA and the rest of Asia were unable to compensate for this weakness, especially as the relocation projects of Chinese customers to the rest of Asia have also been delayed and are not due for a decision until the end of 2023 at the earliest.

Our second largest revenue stream is the sale of our spare parts and providing services to our customers such as maintenance. In the six months ending June 30, 2023, we generated €5.7 million from the sale of spare parts and providing services compared to €7.5 million in the six months ending June 30, 2022. The Customer Service division was also negatively impacted by the economic situation in China. The lack of sales in this segment was mainly caused by the two countries China and Taiwan. Due to the lack of capacity utilisation at customer factories in this countries, fewer spare parts and service requirements were generated.
Geographically, our revenue distribution across jurisdictions shifted. The weakening of the Chinese market in particular has a significant impact on the picture for the first half of 2023. Although the strategic US, Europe and other Asian markets performed in line with expectations, they were unable to compensate for this. The following table shows the split in revenues across all our jurisdictions (we allocate revenues based on the country of the customer receiving the services or goods):
	Six Months Ended June 30,
in € thousand	2023	2022
China	7,265	22,575
Taiwan	1,013	7,994
USA	6,685	3,901
Germany	6,153	5,200
Malaysia	5,687	67
Austria	9,553	2,542
Other	4,106	3,796
Total	40,461	46,075
On June 30, 2023, our order backlog (the backlog for signed contracts as of the last day of the six months ending June 30, 2023) for the sales of technical equipment and processes amounted to €62 million. We expect to realize all order backlog within one year.
Cost of sales
Our cost of sales decreased by €2.7 million from €30.6 million in the six months ending June 30, 2022 to €27.9 million in the six months ending June 30, 2022. The decrease was generally due to the lower revenue and thus lower relates costs of our products.
Gross profit
Our gross profit decreased by €2.9 million from €15.5 million in the six months ending June 30, 2022 to €12.6 million in the six months ending June 30, 2023. As a result, our gross profit margin also decreased slightly from 33.7% in the six months ending June 30, 2022 to 31.1% in the six months ending June 30, 2023. The decrease in the gross profit margin was principally due to consistent fixed costs, while revenue declined.
Selling
Selling expenses increased by €0.8 million from €5.0 million in the six months ending June 30, 2022 to €5.8 million in the six months ending June 30, 2023. The increase was mainly attributable to increased personnel expenses and certain other expenses as we expanded our sales and marketing activities to support our growth.
General and Administrative
General and administrative expenses increased from €3.2 million during the six months ending June 30, 2022, to €6.5 million during the six months ending June 30, 2023. Main driver for that increase are additional costs triggered by the planned SPAC process as well as general cost increases in personnel expenses, administrative expenses and legal and consulting fees.

Research and Development
Research and development expenses increased significantly from €2.7 million for the six months ending June 30, 2022 to €3.9 million during the six months ending June 30, 2023. The change is attributable to a planned increase in expenses for R&D related administration and other research and development expenses.
Other income
Other income increased from €2.1 million for the six months ending June 30, 2022 to €11.1 million during the six months ending June 30, 2023. The increase was mainly due to an exit bonus agreements of €9.2 million. €4.7 million relate to the sale of a business group owned by Christian Schmid (the “Silicon Group”). Silicon has several loan agreements with SCHMID, Silicon being the borrower. In 2021, CS and SCHMID had entered into an agreement with respect to Silicon. Under this agreement, CS is obliged to pay to SCHMID in case of a sale of Silicon a bonus of 5% from the net inflow of the Silicon sale as an exit bonus. €4.5 million have been recognized in relation to a former subsidiary, sold in 2017, for which the conditions for an additional exit bonus have been fulfilled in 2023.
Other Expenses
Other expenses decreased from €2.9 million for the six months ending June 30, 2022 to €0.6 million during the six months ending June 30, 2023. The overall decrease in other expenses is mainly attributable to a significant decrease in foreign currency losses and a decrease in miscellaneous other expenses including mainly banking fees and other services charges.
Reversal of impairments of financial assets, net
For the six months to June 30, 2023, a reversal of impairment of financial assets in the amount of EUR 22.6 million was determined, while in the six months to June 30, 2022, a reversal of impairment of only EUR 1.7 million was necessary.
The reversal of the impairment in the first half of 2023 relates to receivables against several legal entities of a business group owned by the shareholders of the Schmid Group (the “Silicon Group”) with a book value of € 0 as the receivables have been fully impaired during 2014 due to the financial situation of the Silicon Group. In June 2023, the Silicon Group was sold to Group14 Technologies, USA. As part of the stock purchase agreement, Group14 Technologies, Inc. committed to the repayment of the receivables to Gebr. Schmid GmbH. Therefore, the impairment of the receivables to the Silicon Group has been fully reversed during the six months ended June 30, 2023.
Financial Result
Our financial result increased from a net expense of €2.4 million in the six months ending June 30, 2022 to a net gain of €10.8 million in the six months ending June 30, 2023. The change was mainly due to an extinguishment gain related to our borrowings from debt funds for which we reached a settlement with the creditors resulting in loan extinguishment in the amount of €15.8 million.
Income Tax (Expense) Benefit
We had an income tax benefit of €3.6 million in the six months ending June 30, 2022 compared to an income tax expense €4.1 million in six months ending June 30, 2023. The tax rate in 2022 is significantly driven by the fact that SCHMID was able to use tax loss carryforwards for which no DTA has been recognized in prior years. The tax rate in 2023 is below the German average tax rate due to the fact that part of the gains realised by the Company are not taxable and for the remaining part tax loss carryforwards can be used to reduce the tax impact.
Non-IFRS Financial Information
This proxy statement/prospectus includes Adjusted EBITDA, which is a non-IFRS company-specific performance measure that we use to supplement our results presented in accordance with IFRS. Adjusted EBITDA is defined as income (loss) before income tax plus amortization and depreciation plus finance income / expense.

The following table summarizes our Adjusted EBITDA reconciled to our profit /(loss), the closest IFRS measure for each period presented (in € thousands):
	Six Months Ended June 30,
	2023	2022
	(in € thousands)
Total Adjusted EBITDA	32,400(1)	8,646
Financial result	10,766	(2,366)
Amortization and depreciation	(2,912)	(3,195)
Net income for the period	40,254	3,085

(1)
Includes two exit bonus payments of €9.2 million and a reversal on the impairment of financial assets of €21.4 million.

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021
The following table summarizes our historical results of operations for the periods indicated (in € thousands, except percentage):
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(in € thousands)
Statements of Profit or Loss Data
Revenue	95,058	39,481
Cost of sales	(61,721)	(30,506)
Gross profit	33,337	8,975
Selling	(11,369)	(7,851)
General administration	(6,973)	(6,298)
Research and development	(4,818)	(2,733)
Other income	3,375	1,924
Other expenses	(2,988)	(4,779)
(Impairment) / Reversal on impairment on financial assets	3,091	3,333
Operating profit / (loss)	13,654	(7,427)
Financial result	(11,988)	(14,654)
Income (loss) before income tax	1,667	(22,082)
Income tax expense	1,924	(5,195)
Net income (loss) for the period	3,591	(27,277)
Revenue
Our revenues increased by €55.6 million from €39.5 million in the fiscal year ended December 31, 2021 to the €95.1 million in the fiscal year ended December 31, 2022. We generated the majority of our revenue from the sale of our technical equipment and processes with revenues of €78.8 million (stemming from the sale of technical equipment and processes in the fiscal year 2022 compared to €27.6 million in the fiscal year ended December 31, 2021. The increase in the revenues from the sales of technical equipment and processes was primarily due to a high order volume from one customer who sets up a new production plant in Malaysia and expanded its capacities in Europe as well as good order volume from certain other customers. In particular, the increase in revenues was also due to a change in business sentiment among our customers after customers had been reluctant to provide orders during the beginning and height of the COVID-19 pandemic in 2020 and 2021.
Our second largest revenue stream is the sale of our spare parts and providing services to our customers such as maintenance. In the fiscal year ended December 31, 2022, we generated €16.3 million from the sale of spare parts and providing services compared to €11.9 million in the fiscal year ended December 31, 2021.
Geographically, we grew our revenues across all jurisdictions. The following table shows the split in revenues across all our jurisdictions (we allocate revenues based on the country of the customer receiving the services or goods):
	Fiscal Year ended December 31,
in € thousand	2022	2021
China	39,424	17,652
Taiwan	12,846	3,814
USA	11,478	3,375
Germany	10,743	5,390
Malaysia	7,915	—
Austria	3,928	3,793
Other	8,724	5,457
Total	95,058	39,481
At the end of fiscal year 2022, our order backlog (the backlog for definitive orders as of the last day of the fiscal year) for the sales of category machines amounts to €79.6 million thousand compared to €61.0 million as of the end of fiscal year 2021. The order backlog for spare parts and service amounted to €6.5 million as of the end of fiscal year 2022 compared to 7.2 million as of the end of fiscal year 2021). We expect to realize all order backlog within one to three years.
Cost of sales
Our cost of sales increased by €31.2 million from €30.5 million in the fiscal year ended December 31, 2021 to €61.7 million in the fiscal year ended December 31, 2022. The increase was mainly due to increased material expenses and certain other expenses as a result of higher production volumes.
Gross profit
Our gross profit increased by €24.4 million from €9.0 million in the fiscal year ended December 31, 2021 to €33.3 million in the fiscal year ended December 31, 2022. As a result, our gross profit margin (defined as gross profit divided by revenue) also increase from 22.7% in the fiscal year ended December 31, 2021 to 35.1% in the fiscal year ended December 31, 2022. The gross profit margin principally increased due to the significantly higher sales changing the ratio of fixed costs to variable costs and a more profitable product and process portfolio in 2022 compared to the fiscal year ended December 31, 2021.
Selling
The selling expenses increased by €3.5 million from €7.9 million in the fiscal year ended December 31, 2021 to €11.4 million in the fiscal year ended December 31, 2022. The increase was mainly attributable to increased personnel expenses, higher sales commissions and certain other expenses as we expanded our sales and marketing activities to support our growth.
General and Administrative
General and administrative expenses increased from €6.3 million during the year ended December 31, 2021, to €7.0 million during the year ended December 31, 2022 principally as a result of general cost rises in personnel expenses, administrative expenses and legal and consulting fees.

Research and Development
Research and development expenses increased from €2.7 million for the fiscal year ended December 31, 2021 to €4.8 million during the year ended December 31, 2022. The increase was attributable to increase of the expenses for R&D related external administration and the increase of expenses related to other research and development expenses. In addition, personnel, depreciation and legal expenses also significantly increased.
Other income
Other income increased from €1.9 million for the fiscal year ended December 31, 2021 to €3.4 million during the year ended December 31, 2022. The increase was mainly due to increase in the foreign currency gains for the fiscal year ended December 31, 2022. Other miscellaneous income of €1.9 million for the fiscal year ended December 31, 2022 (€1.4 million in 2021) principally includes income from asset disposals.
Other Expenses
Other expenses decreased from €4.8 million for the fiscal year ended December 31, 2021 to €3.0 million during the year ended December 31, 2022. The decrease principally related to a lower amount of foreign currency losses, a reduction of expenses in relation to other taxes and lower other miscellaneous items such as banking fees and other service charges.
Financial Result
Our financial result amounted to a negative €14.7 million in the fiscal year ended December 31, 2021 and a negative €12.0 million in the fiscal year ended December 31, 2022. The change was due to an increase in financial income from €3.4 million in the fiscal year ended December 31, 2021 to €5.8 million as a result of higher interest income and fair value changes, while financial expenses decreased slightly from €18.0 million in the fiscal year ended December 31, 2021 to €17.7 million in the fiscal year ended December 31, 2022.
Income Tax Expense
We accounted for an income tax expense of €3.1 million in the fiscal year ended December 31, 2021 compared to an income tax expense of €1.2 million in fiscal year ended December 31, 2022. This change was due to a number of effects including the use of tax loss and interest carryforwards as well as temporary differences in deferred taxes.
Non-IFRS Financial Information
This proxy statement/prospectus includes Adjusted EBITDA, which is a non-IFRS company-specific performance measure that we use to supplement our results presented in accordance with IFRS. Adjusted EBITDA is defined as income (loss) before income tax plus amortization and depreciation plus finance income / expense.
The following table summarizes our Adjusted EBITDA reconciled to our profit /(loss), the closest IFRS measure for each period presented (in € thousands):
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(in € thousands)
Total Adjusted EBITDA	19,937	(2,534)
Financial result	(11,988)	(14,654)
Amortization and depreciation	(6,283)	(4,893)
Income tax benefit (expense)	1,924	(5,195)
Net income (loss) for the period	(3,591)	(27,277)

Liquidity and Capital Resources
Sources of Liquidity and Operational and Funding Requirements
We principally finance our operations from our operating cash flows, i.e. the cash we generate by selling our machines, spare parts and services to customers. However, during the Covid-19 pandemic, we also obtained significant financing from shareholders (including investments from minority shareholders) and third party lenders, but have since repaid these loans in June 2023. As of December 31, 2022 and 2021, we had cash and cash equivalents of €8.3 million and €18.4 million on our balance sheet, respectively.
Following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company, including expenses related to legal, accounting and financial reporting and regulatory matters, maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, and investor relations.
On a pro forma basis, assuming the consummation of the Business Combination (see “— The Business Combination and Public Company Costs” above and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/ prospectus), we estimate that even assuming maximum redemptions by Pegasus shareholders, the pro forma cash on hand at December 31, 2023 would be sufficient to meet our operational needs for at least 12 months from the date of this proxy statement/prospectus.
On a pro forma basis, we believe that our current cash and cash equivalents, together with the cash that we expect to receive from the Business Combination will provide sufficient funding to continue to finance our future cash requirements, though we cannot assure that this will actually be the case. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. Some of these risks and uncertainties are described in more detail in this proxy statement/prospectus under the heading “Risk Factors”.
Cash Flows
The following table summarizes our cash flows for each period presented (in € thousands):
	Six Months Ended June 30,
	2023	2022
Cash flow from:
Operating activities	11,589	(12,310)
Investing activities	67,278	(3,306)
Financing activities	(79,491)	4,641
Net increase (decrease) in cash and cash equivalents	(625)	(10,975)
Cash flow generated by operating activities for the six months ended June 30, 2023 was a €11.6 million, an increase compared with cash outflow of €12.3 million for the six months ending June 30, 2022. The change in cash flow from operating activities reflected changes in working capital changes but also related to more cash coming into the business operationally.
For the six months ending June 30, 2022, net cash used in investing activities amounted to €3.3 million compared to €67.3 million of net cash from investing activities in the six months ending June 30, 2023. The change was principally a result of the repayment of the shareholder loan by Christian Schmid as a result of the Silicon Business sale.
For the six months ending June 30, 2023, net cash used in financing activities amounted to approximately negative €79.5 million while there was a cash inflow from financing activities for the six months ending June 30, 2022 of €4.6 million. The main driver of the change was the payment of loans to debt funds as further set out under “Financial Liabilities — Loans from debt funds” below.

The following table summarizes our cash flows for each period presented (in € thousands):
	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash flow from:
Operating activities	280	(10,285)
Investing activities	(7,168)	(7,537)
Financing activities	(3,165)	35,674
Net increase (decrease) in cash and cash equivalents	(10,053)	17,852
Cash flow generated by operating activities for the fiscal year ended December 31, 2022, was €280 thousand, an increase compared with cash outflow of €10.3 million for the fiscal year ended December 31, 2021. The change in cash flow from operating activities reflected growth in our business and revenue for the reasons described above compensated for by changes in trade and other receivables.
For the fiscal year ended December 31, 2021, net cash used in investing activities amounted to €7.5 million compared to €7.2 million of net cash used in investing activities in the fiscal year ended December 31, 2022. Capital expenditures for purchases of intangible assets and property, plant and equipment and payments for a loan to shareholders remained relatively stable.
For the fiscal year ended December 31, 2022, net cash used in financing activities amounted to approximately negative €3.2 million while there was a cash inflow from financing activities for the fiscal year ended December 31, 2021 of €35.7 million. The main driver of the change was cash proceeds from equity contributions of minority shareholders, in particular for the minority investment in our subsidiary in China from an external investor.
Financial Liabilities
Our financial liabilities include trade payables and other liabilities, lease liabilities, and borrowing. Borrowings consist of loans from financial institutions and other third parties, debt funds and related parties.
The following table summarizes our financial liabilities for each period presented (in € thousands):
	As of June 30
	2023	2022
Non-current liabilities	40,513	38,968
Non-current financial liabilities	31,940	34,406
Provisions for pensions	887	887
Non-current provisions	150	330
Deferred tax liabilities	6,884	2,504
Non-current lease liability	653	841
Current liabilities	40,513	38,968
Current financial liabilities	49,356	128,454
Current contract liabilities	26,523	30,569
Trade payables and other liabilities	23,624	25,400
Other current liabilities	11,397	8,706
Current lease liability	485	491
Current provisions	295	360
Income tax liabilities	2,464	1,615

The following table summarizes our financial liabilities for each period presented (in € thousands):
	As of December 31,
	2022	2021
Non-current liabilities	38,968	51,027
Non-current financial liabilities	34,406	41,784
Provisions for pensions	887	1,173
Non-current provisions	330	366
Deferred tax liabilities	2,504	6,714
Non-current lease liability	841	990
Current liabilities	195,594	168,679
Current financial liabilities	128,454	109,087
Current contract liabilities	30,569	25,682
Trade payables and other liabilities	25,400	24,182
Other current liabilities	8,706	8,469
Current lease liability	491	537
Current provisions	360	451
Income tax liabilities	1,615	271
Loans from debt funds
The loans from debt funds consisted of five loans received from two private debt funds. The Group borrowed €40 million under three loan facilities from one private debt fund in 2019 with a repayment date of 2024, but early partial repayments are possible. The Group borrowed another €10 million in March of 2020 under a separate loan facility with the same private debt fund with a contractual term of two years. Each of the facilities was concluded with a floating interest rate with Euribor plus a facility-specific margin that depends on the leverage ratio of the Group, whereby Euribor is floored at 0.75% per annum.
The Group borrowed €15.3 million under the fifth loan with a separate private debt fund in March of 2019 with a term of five and a half years. This loan also carried floating interest rate at Euribor plus a certain margin with Euribor floored at 0.75%.
In March 2023, an agreement was concluded with one of the debt funds, according to which the interest rates were retroactively adjusted. We were able to reverse €6 million of the loan amount previously recognized as a liability in the income statement in the first half of 2023. In May 2023, we entered into a settlement agreement with one of the debt funds regarding a loan with a nominal amount of €50 million. We agreed on a repayment amount. The loan has been repaid in June 2023.
Loans from banks
Loans from banks consist of several loans from financial institutions. The loans had interest rates at Euribor with respective margins. In June 2023, one of the bank loans amounting to €1,875 thousand has been fully repaid by the Group. Several other loans remain outstanding.
Loans from other third parties
Loans from other third parties mainly consisted of loans from two individuals and one entity that are not related to the Group. One of these loans with individuals carried a fixed interest rate of 6 % and was due for payment as of June 30, 2023 and repaid. The other loan carries floating interest rate of Euribor plus 3% margin and remains outstanding.
Loans from shareholders
The shareholders provided loan facilities of €15 million and €11 million. At the end of 2016, both shareholders waived part of their claims (€5 million) which led to a derecognition of the liabilities. As the waivers are with debtor warrants, the claims will revive once a certain equity ratio is reached. As of December 31, 2022, the Group expects to reach the equity ratio within the next year and the liabilities were re-recognized again at their fair value. For the remaining €21 million the shareholders declared their claims as subordinated to all other liabilities of the Group to ensure that the satisfaction of their claims will not lead to an over-indebtedness. Interest is floating at EURIBOR plus 1% margin, whereby EURIBOR is floored at 0.25%.
Loans from other related parties
The loans from related parties are provided by key management personnel and Schmid Grundstücke GmbH & Co. KG, which is an entity controlled by a related party.
Share option
In 2021, we entered into an agreement with an investor to obtain a shareholding in our subsidiary SCHMID Technology (Guangdong) Co. Ltd. (“STG”) by performing a disproportional capital increase. The agreement includes provisions for further capital increases at a pre-determined price. The price includes an adjustment mechanism based on the revenue of STG in a pre-defined timeframe. The maximum shareholding of the investor will amount to 29.7% after the execution of all capital increases. As not all of the capital increases have been executed as of year-end 2021 and 2022 an embedded derivative has been recognized. Given the positive development of STG, we have recognized a liability in relation to this share option.
Critical Accounting Estimates
Our combined financial statements for the fiscal years ended December 31, 2022, and 2021 have been prepared in accordance with IFRS as issued by the IASB. The preparation of the combined financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the value of assets and liabilities — as well as contingent assets and liabilities — as reported on the balance sheet date, and revenues and expenses arising during the fiscal year. The preparation of our combined financial statements requires our management to make judgements, estimates and assumptions that affect the reported amounts in the combined financial statements. In preparing these combined financial statements, management exercises its best judgment based upon its experience and the circumstances prevailing at that time. The estimates and assumptions are based on available information and conditions at the end of the financial period presented and are reviewed on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.
For more information on critical account estimates, see the notes of Schmid’s combined financial statements.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from certain SEC disclosure requirements and standards. We intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. See “Risk Factors — We will be an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors”.
Quantitative and Qualitative Disclosures about selected Risks
Due to our international operational businesses, we are exposed to market risk (especially foreign currency risk) and credit risk. In the area of financing, liquidity risks and interest rate risks play a major role. Our senior management oversees the management of these risks.

Credit and Default Risks
Credit and default risk management refers to potential losses resulting from the inability of our business partners to meet their contractual obligations to us. The credit risk arises mainly from our receivables from our customers. In the opinion of management, our credit risk is mainly influenced by the individual characteristics of each customer.
Our credit risk management includes the ongoing review of receivables from contractual parties and the credit assessment of new and existing contractual partners. There are no significant market-related risk concentrations in the individual industries of our customers due to different geographical markets and customer groups that we contract with. However, we earn a significant part of our revenues from two customers. Despite this concentration risk from two large customers, our management believes that the credit risks from trade receivables are relatively low as the most of our customers are well-known, credit-worthy companies.
We, nevertheless, monitor our receivables on an ongoing basis. The monitoring of receivables is the responsibility of the managing directors of the individual subsidiaries. They are obliged to review the receivables regularly and draw up appropriate action plans. In the case of doubtful receivables, impairment losses are recognized in the amount of the default risk. If financial assets are uncollectible, they are written off in full.
Liquidity Risk
Liquidity risks arise for us from contractual liabilities to repay debts in full and when they are due. Our approach to liquidity management is to ensure as far as possible that it has sufficient liquidity to meet its liabilities as they fall due, both under normal and more difficult conditions, without incurring unacceptable losses or compromising our reputation. In order to minimize this risk, incoming and outgoing payments and maturities are continuously monitored and controlled. Liquidity management includes the determination of liquidity requirements and liquidity surpluses.
Market Risks
The market risk is a risk that changes in market prices could affect our results or the value of our holdings of financial instruments. The aim of market risk management is to manage and control market risk positions with acceptable parameters. The market risk we are exposed to mainly consists of exchange rate risks as well as interest rate risk from financial liabilities.
Foreign Currency Risk
We are exposed to currency risks to the extent that there is a mismatch between the currencies in which sales and purchases are denominated and the respective functional currencies of the companies of our Group. Our exposures primarily consist of the Euro, the US Dollar, the Chinese Yen, the Hong Kong Dollar, the Korean Won and the Canadian Dollar. Foreign exchange risk mainly arises from commercial transactions that resulted in recognized financial assets and liabilities denominated in a currency other than the local functional currency.
We continuously quantify the exchange rate risk but do currently not enter into exchange rate hedging agreements. Any existing foreign currency risk is constantly monitored. Our risk management strategy aims to minimize the impact of changes in foreign exchange rates on transactions. We already have a natural hedge by producing machines and equipment in China for the Chinese market.
Interest Rate Risk
Interest rate risks arise from fluctuations in interest rates on the capital market, which affect our net assets, financial position and results of operations. Due to the contractually agreed interest rates for financial liabilities, the interest we pay on the borrowed amounts is linked to 3-month Euribor rate.

BUSINESS OF PEGASUS
Overview
Pegasus is a special purchase acquisition company formed in March 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which it refers to as its initial business combination. To date, Pegasus’s efforts have been limited to its organizational activities and activities related to the Pegasus IPO and the identification and evaluation of prospective acquisition targets for its initial business combination, including negotiations with Schmid to agree and complete the Business Combination Agreement. Pegasus has generated no operating revenues to date and it does not expect to generate operating revenues until it consummates the Business Combination Agreement or an alternative business combination.
On October 26, 2021, Pegasus consummated the Pegasus IPO of 20,000,000 Pegasus Public Units, granting the underwriters a 45-day’ option to purchase up to an additional 3,000,000 Pegasus Public Units to cover over-allotments, with each Pegasus Public Unit consisting of one Pegasus Class A Ordinary Share, $0.0001 par value per share, and one-half of one redeemable warrant, each whole public warrant entitling the holder thereof to purchase one Pegasus Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The Pegasus Public Units were sold at a price of $10.00 per Unit, generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the Pegasus IPO and the issuance and sale of the Pegasus Public Units, Pegasus consummated the private placement of 9,000,000 private placement warrants at a price of $1.00 per private placement warrant (the “Private Placement Warrants”), generating total proceeds of $9,000,000. The Private Placement Warrants are substantially similar to the Pegasus Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the public warrants are called for redemption and a certain price per Pegasus Class A Ordinary Share threshold is met) and (iii) subject to certain limited exceptions including the Pegasus Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, will be subject to transfer restrictions until 30 days following the consummation of our initial business combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by holders on the same basis as the Pegasus Public Warrants. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Prior to the closing of the Pegasus IPO, the Sponsor paid $25,000 in consideration for 5,750,000 Pegasus Class B Ordinary Shares. The shares included an aggregate of up to 750,000 shares subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised so that the number of these shares would collectively represent approximately 20% of the Company’s issued and outstanding ordinary shares after the initial public offering. On November 8, 2021, the underwriters partially exercised the over-allotment option, and, as a result of such partial exercise and the expiration of the over-allotment option, 125,000 of the 5,750,000 Pegasus Class B Ordinary Shares were forfeited by the Sponsor, which means since this point in time 5,625,000 Pegasus Class B Ordinary Shares have existed.
Upon the closing of the initial public offering, the anchor investors purchased 1,375,000 Pegasus Class B Ordinary Shares from the Sponsor.
After the payment of underwriting discounts and commissions (excluding the deferred portion of the underwriting commissions payable upon consummation of Pegasus’s initial business combination) and $1,640,821 in offering costs including directors and officers insurance premiums of $891,167 relating to the initial public offering, a total of $227,250,000 of net proceeds from the initial public offering and the sales of the private placement warrants, was placed in a U.S.-based trust account (the “trust account”) at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its taxes, if any, the funds held in the trust account will not be released from the trust account until the earliest to occur of: (1) the completion of an initial business combination; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Pegasus

Memorandum and Articles of Association (A) to modify the substance or timing of Pegasus’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of Pegasus’s public shares if it does not complete its initial business combination within 18 months (which is extendable to up to 21 months) from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares; and (3) the redemption of Pegasus’s public shares if Pegasus has not completed an initial business combination within 18 months (which is extendable to up to 21 months) from the closing of the initial public offering, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of Pegasus’s creditors, if any, which could have priority over the claims of the Pegasus Public Shareholders.
As of December 11, 2023, there was approximately $50.0 million held in the Trust Account, consisting of the proceeds from the IPO, plus interest and deposits by the Sponsor in connection with the First, Second and Third Extensions, less taxes and distributions to redeeming shareholders in connection with the Extraordinary General Meeting and the Second Extension Date.
The Sponsor
The Sponsor is Pegasus Digital Mobility Sponsor LLC, a Cayman limited liability company founded by StratCap Investment Management, LLC, a Delaware limited liability company (“StratCap”). StratCap is an investment management organization focused on digital economy investments.
Since its inception in 2009, StratCap and its affiliates have successfully worked to build nine companies by assembling experienced management teams that function across a variety of sectors, including digital connectivity infrastructure, renewable energy, social impact, healthcare, credit and commercial real estate, as well as in capital raising for investment vehicles. These companies have benefited from the equity support of more than $4.5 billion in equity capital that has been raised and/or deployed by StratCap and its affiliated entities.
StratCap has a proven track record supporting the increased need for robust digital connectivity infrastructure given substantial data proliferation trends, which is a key factor supporting our business strategy and our selection of next-generation transportation as our target sector. StratCap has identified growing connectivity trends across people, vehicles, devices and applications to enable innovative technologies, such as vehicular autonomy, artificial intelligence, robotics, space exploration, quantum computing, virtual reality, machine learning, and blockchain.
The past performance by StratCap, members of Pegasus’s management team and its sponsor and their respective affiliates is not a guarantee of success with respect to any business combination Pegasus may consummate.
Fair Market Value of Target Business
The rules of the NYSE and Pegasus’s Cayman governing documents require that Pegasus’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Pegasus’s board of directors determined that this test was met in connection with the proposed Business Combination. In particular, officers of Pegasus, the members of the Pegasus Board and the other representatives of Pegasus made the necessary analyses and determinations regarding the Business Combination. The Pegasus Board also received a fairness opinion from Marshall & Stevens Transaction Advisory Services LLC on May 30, 2023 as to the fairness, from a financial point of view, to Pegasus of the valuation terms outlined in the Business Combination Agreement in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
Pegasus is seeking shareholder approval of the Business Combination at the Extraordinary General Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). Pegasus will consummate the Business Combination only if the Merger Proposal has been approved.
The Sponsor and each director and officer of Pegasus have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and, for no additional consideration, waive their redemption rights in connection with the consummation of the Business Combination with respect to any Pegasus Ordinary Shares held by them. As of the date of this proxy statement/prospectus, the Sponsor and Pegasus’s independent directors collectively own 4,250,000 of the issued and outstanding Pegasus Class B Ordinary Shares (of which 2,812,500 will be used for incentives for PIPE investors and/or non-redemption agreements, or, if not used this way, will be cancelled at the consummation of the Business Combination).
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders (or shareholders, as applicable) of Schmid or Pegasus’s or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Merger Proposal, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Merger Proposal or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Pegasus’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Schmid or Pegasus’ or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or two-thirds of the ordinary shares as required for the Merger Proposal), represented in person or by proxy and entitled to vote at a quorate Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal (if presented), (2) satisfaction of the minimum cash condition, (3) otherwise limiting the number of public shares electing to redeem and (4) Pegasus’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Pegasus has not completed the Business Combination with Schmid by April 30, 2024 and has not completed another business combination by such date, Pegasus will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 28,125,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Pegasus’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has entered into a letter agreement with Pegasus, dated as of May 31, 2023, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Pegasus Class B ordinary shares if Pegasus fails to complete its business combination within the required time period. However, if the Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if Pegasus fails to complete its business combination within the allotted time period.

The Sponsor and Pegasus’s directors, officers and advisors have agreed, pursuant to a written agreement with Pegasus, that they will not propose any amendment to the Pegasus Memorandum and Articles of Association (A) to modify the substance or timing of Pegasus’s obligation to allow for redemption in connection with Pegasus’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by April 30, 2024 or (B) with respect to any other provision relating to ‘the rights of holders of Pegasus Class A Ordinary Shares, unless Pegasus provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, Pegasus may not redeem its public shares in an amount that would cause Pegasus’s net tangible assets to be less than $5,000,001 following such redemptions.
Pegasus expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Pegasus’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, Pegasus may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of Pegasus’s creditors which would have higher priority than the claims of Pegasus Public Shareholders. Pegasus cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.10. See “Risk Factors — Risks Related to the Business Combination and Pegasus — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.10 per share” and other risk factors contained herein. While Pegasus intend to pay such amounts, if any, Pegasus cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Pegasus will seek to have all vendors, service providers (other than Pegasus’s independent auditors), prospective target businesses and other entities with which Pegasus does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Pegasus Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Pegasus’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Pegasus’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative. Examples of possible instances where Pegasus may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Pegasus is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with it and will not seek recourse against the trust account for any reason. Upon redemption of Pegasus’s public shares, if Pegasus has not completed Pegasus’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with Pegasus’s initial business combination, Pegasus will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to it if and to the extent any claims by a third party (other than Pegasus’s independent auditors) for services rendered or products sold to us, or a prospective target business with which Pegasus has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to ‘pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Pegasus’s indemnity of the underwriters of Pegasus’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. Pegasus has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Pegasus believes that the Sponsor’s only assets are securities of Pegasus and, therefore, the Sponsor may not be able to satisfy those obligations. None of Pegasus’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn ‘to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Pegasus’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Pegasus currently expects that Pegasus’s independent directors would take legal action on Pegasus’s behalf against the Sponsor to enforce its indemnification obligations to Pegasus, it is possible that Pegasus’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pegasus’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pegasus Public Shareholders may be reduced below $10.10 per share. See “Risk Factors — Risks Related to the Business Combination and Pegasus — Pegasus’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pegasus Public Shareholders” and other risk factors contained herein.
Pegasus will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Pegasus’s independent auditors), prospective target businesses and other entities with which Pegasus does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Pegasus’s indemnity of the underwriters of the Pegasus IPO against certain liabilities, including liabilities under the Securities Act.
If Pegasus files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law and may be included in Pegasus’s insolvency estate and subject to the claims of third parties with priority over the claims of Pegasus’s shareholders. To the extent any insolvency claims deplete the trust account, Pegasus cannot assure you Pegasus will be able to return $10.10 per share to Pegasus Public Shareholders.
Additionally, if Pegasus files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Pegasus that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Pegasus’s shareholders. Furthermore, Pegasus’s board of directors may be viewed as having breached its fiduciary duty to Pegasus’s creditors or may have acted in bad faith, and thereby exposing itself and Pegasus to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Pegasus cannot assure you that claims will not be brought against it for these reasons. See “Risk Factors — Risks Related to the Business Combination and Pegasus.”
Pegasus Public Shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) Pegasus’s completion of an initial business combination, and then only in connection with those Pegasus Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Pegasus Memorandum and Articles of Association (A) to modify the substance or timing of Pegasus’s obligation to allow redemption in connection with Pegasus’s initial business combination or to redeem 100% of the public shares if Pegasus does not complete Pegasus’s initial business combination by April 30, 2024 or (B) with respect to any other provision relating to ‘the rights of holders of Pegasus Class A Ordinary Shares; and (3) the redemption of the public shares if Pegasus has not completed an initial business combination by April 30, 2024, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of Pegasus warrants will not have any right to the proceeds held in the trust account with respect to the Pegasus warrants.
Facilities
Pegasus currently maintains its executive offices at 100 Field Point Rd., 1st Floor, Greenwich, CT 06830 (on September 1, 2023, Pegasus will relocate its executive offices to 660 Steamboat Road, Greenwich, CT 06830). The cost for Pegasus’s use of this space is included in the $14,000 per month fee (subject to adjustment) it pays to an affiliate of the Sponsor for office space and administrative and support services. Pegasus considers it current office space adequate for its current operations.
Upon consummation of the Business Combination, the principal executive offices of TopCo will be located at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.
Employees
Pegasus currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Pegasus matters, but they intend to devote as much of their time as they deem necessary to Pegasus affairs until it has completed the Business Combination. The amount of time they will devote in any time period will vary based on the stage of the Business Combination process.
Periodic Reporting and Financial Information
Pegasus registered its Pegasus Public Units, Pegasus Class A Ordinary Shares and Pegasus Public Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://sec.gov. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by Pegasus’s independent registered public accountants.
Pegasus is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, Pegasus applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to Pegasus or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to Pegasus’s shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
Pegasus is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Pegasus is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Pegasus’s securities less attractive as a result, there may be a less active trading market for Pegasus’s securities and the prices of Pegasus’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Pegasus intends to take advantage of the benefits of this extended transition period. Pegasus will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Pegasus’s IPO, (b) in which Pegasus has total annual gross revenue of at least $1.07 billion, or (c) in which Pegasus is deemed to be a large accelerated filer, which means the market value of Pegasus Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Pegasus has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, Pegasus is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pegasus will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Pegasus’s ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) Pegasus’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Pegasus or any members of its founding team in their capacity as such.
Directors and Executive Officers
Pegasus’s current directors and officers are as follows:
Name	Age	Position
Prof. Dr. Dr. h.c. Sir Ralf Speth FRS FrEng KBE	67	Chief Executive Officer and Chairman of the Board of Directors
F. Jeremey Mistry	51	Chief Financial Officer and Secretary
Dr. Stefan Berger	48	Chief Investment Officer
Patrick Miller	59	Director
James Condon	42	Director
Florian Wolf	41	Director
Steve Norris	78	Director
Jeff Foster	60	Director
John Doherty	58	Director
Prof. Dr. Sir Ralf Speth serves as the Chief Executive Officer of Pegasus and Chairman of its board of directors. Prof. Dr. Sir Ralf Speth has over 40 years of operating, M&A and financing experience in the automotive and transportation-related sector. Prof. Dr. Sir Ralf Speth is considered to be an industry thought leader on the global need for energy transition and the technologies which will transform our energy infrastructure, most notably as it relates to hydrogen power and autonomous driving technologies.
Since September 2020, Prof. Sir Ralf Speth has served as a non-executive director and the vice-chairman of the board of Jaguar Land Rover Automotive PLC, a British multinational automotive subsidiary of Tata Motors and a manufacturer of luxury vehicles and sport utility vehicles, and, as of October 2016, a member of the Board of Directors of Tata Sons, the principal holding company of more than 100 operating companies with a combined revenue of more than $100 billion. Prof. Dr. Sir Ralf Speth has also been a professor at the University of Warwick since 2014. As of March 2022, he serves as director of Swiss E, Mobility Group AG (SEMG). Prof. Dr. Sir Ralf Speth also serves as director of the Norton Motorcycle Company, a position he has held since March 2022. As of January 2021, Prof. Dr. Sir Ralf Speth serves as a strategic advisor to Bladon Micro Turbine Limited, a designer, developer and manufacturer of micro turbine gensets to serve the telecommunication market. In February 2021, he joined the strategic advisory board of FiveAI Limited, a developer of autonomous-vehicle technology. In October 2020, he joined the Board of Directors of TVS Motor Company, which is one of the top 5 global manufacturers of two- and three-wheelers. He became the company’s Chairman in January 2023. In March 2021, he joined the supervisory board of FEV Group, the internationally recognized vehicle development services provider with more than 6,000 employees globally who deliver solutions around innovative vehicle powertrains and electrification, intelligent & connected mobility, and vehicle software and connectivity solutions. In March 2021, he began serving as a strategic advisor to Haro, a manufacturer of hardwood and laminate flooring. He became a member of Haro’s board of directors in September 2021. In July 2021, he began serving as a strategic advisor for Luminar Technologies, Inc. (Nasdaq: LAZR), a developer of advanced sensor technologies for the autonomous-vehicle industry. In July 2021, Prof. Dr. Sir Ralf Speth became a strategic advisor for CT Charlton USA, a company that serves as sales liaison for manufacturers that supply products for some of the world’s largest automotive groups. In addition, as of January 2020, he serves as a strategic advisor to Continuum Life Sciences, a non-profit focused on cancer research. Prof. Dr. Sir Ralf Speth also served as the Chief Executive Officer of Jaguar Land Rover from February 2010 to September 2020, helping the company grow substantially over this period, including leading its push into new markets, and establishing factories in China, Slovakia, Brazil and India. Prof. Dr. Sir Ralf Speth also spearheaded Jaguar Land Rover’s car line-up expansion, introducing highly successful models like the Range Rover Evoque, Range Rover Velar, Defender, and the award winning, electric Jaguar I-Pace, the first luxury e-SUV and triple 2019 World Car of the Year. Prior to joining Jaguar Land Rover, Prof. Dr. Sir Ralf Speth held positions as Executive Director of the Material Handling Division and Global Head of Production, both at the Linde Group (NYSE: LIN), a global leader in both clean hydrogen and in H2 refueling stations for cars, trucks, trains, forklifts and buses and engineering company with 2020 sales of $27 billion, Director of Production, Quality and Product Planning at the Ford Motor Company’s PAG before the division’s sale to Tata Motors in 2010. Prior to joining Ford, Prof. Dr. Sir Ralf Speth spent over 20 years at BMW Group, a world leading premium manufacturer of automobiles and motorcycles with its four brands BMW, MINI, Rolls-Royce and BMW Motorrad, working across various executive and managerial positions. Prof. Dr. Sir Ralf Speth has been a member of the Royal Academy of Engineering since 2014. In 2015, Prof. Dr. Sir Ralf Speth was appointed an honorary Knight Commander of the Order of the British Empire for his services to the UK automotive industry. In August 2019, the award was made substantive following Prof. Dr. Sir Ralf Speth becoming a British citizen. In May 2020, Prof. Dr. Sir Ralf Speth was elected a Fellow of the Royal Society. Prof. Dr. Sir Ralf Speth was awarded a degree in Engineering from the University of Applied Sciences Rosenheim, Germany. Additionally, Prof. Dr. Sir Ralf Speth received a Doctorate of Engineering in Mechanical Engineering and Business Administration from the University of Warwick.
Over the course of his distinguished career in the transportation industry, Prof. Dr. Sir Ralf Speth has been the recipient of a number of recognitions and awards, including Auto Best 2014, Winner; Auto Express. Winner, 2014; Hall of Fame, 2014; Automotive News Europe. ALL STAR, 2014; Coventry Award of Merit, 2014; Future Manufacturing Award, 2013; Fellow of the Royal Academy of Engineering, 2014; Issigonis Trophy, 2017; MANBEST 2013, Warsaw; The Institution of Engineering and Technology, IET. Gold Medal, 2011; The Outstanding Industrialist, 2013; and Trophée d’Or, Logistique Européenne, Elancourt, France.
Pegasus believes Prof. Dr. Sir Ralf Speth’s long track-record of success and broad experience leading organizations both large and small around the world, in addition to his network of OEM, commercial vehicle and technology leaders provide us with a differentiated perspective in both sourcing targets and ultimately, creating value in the company Pegasus endeavors to acquire.
F. Jeremey Mistry serves as the Chief Financial Officer and Secretary of Pegasus. Mr. Mistry is a Co-Founder and Director of Pali Hill Capital Management, a Mauritian investment firm launched in July 2017 and the parent company of Pali Hill Capital Advisers, a UK based advisory and venture capital company launched in October 2017. Mr. Mistry has more than 20 years of experience in financial services, including private equity, growth and venture capital investing; corporate finance advisory, including mergers, acquisitions and restructurings; debt and equity capital market fund-raising; and portfolio management. From February 2022 to January 2023, Mr. Mistry served as director of Waterfield Advisors, one of India’s leading independent multi-family office and wealth advisory firms that oversees more than $4 billion of client assets. From September 2021 through December 2021, Mr. Mistry served as a Senior Advisor at Waterfield. Pali Hill was an early seed capital investor in, and advisor to, Chalo.com, India’s largest privately owned city bus operator and Mobility as a Service (MaaS) provider, managing a network of 12 cities and covering more than 45 million bus journeys per month. From December 2020, Mr. Mistry has acted as Senior Advisor to the board of, and Pali Hill is a venture capital investor in, Grip Invest, an India based asset-backed alternative investment platform focused on leasing electric mobility assets, including 2-, 3- and 4-wheeled vehicles, heavy duty electric trucks, electric charging stations and swappable batteries. Between August 2015 and the launch of Pali Hill Capital Management in July 2017, Mr. Mistry and his partners independently funded and advised companies on several mandates that afterwards transferred to the Pali Hill corporate entity. Mr. Mistry previously served as the head of Morgan Stanley’s Indian investment banking sector coverage of industrial companies, including automotive OEMs and supply chain businesses, in addition to leading coverage of consumer/ retail firms. During this time, he led the execution of numerous public and private market fund-raises, as well as M&A transactions and valuation Fairness Opinion mandates for public companies. Representative transactions include advising Tata Motors and Jaguar Land Rover on raising more than $3 billion of capital in the form of debentures, term loans and revolving credit facilities; advising Tata Steel on the issuance of $1.5 billion of debentures; and advising Mitsui/Sanyo Special Steel on its acquisition of a control stake in Mahindra Ugine Steel Co. Fairness Opinions delivered include those in relation to Tata Consultancy Services’ merger with TCS e-Serve, and Tech Mahindra’s approximately $3 billion merger with Mahindra Satyam. During his time at Morgan Stanley from February 2010 to July 2015, Mr. Mistry also led the firm’s client coverage of the Tata group of companies and in that capacity worked closely and extensively with Prof. Dr. Sir Ralf Speth and Dr. Berger at Jaguar Land Rover, a wholly owned subsidiary of Tata Motors. Prior to this, Mr. Mistry advised industrial clients and conglomerates in India for Nomura Securities and Lehman Brothers. Notable transactions include advising Tata Power on the issuance of $300 million in convertible debentures and advising Tata Sons/ Tata Teleservices on the approximately $3 billion merger of its passive infrastructure assets with Quippo Telecom, to create Viom Networks. Prior to this, Mr. Mistry advised conglomerates for Citi’s Indian corporate banking business on debt capacity and balance sheet optimization and was a member of Citi’s corporate M&A team based in New York. Earlier in his career, Mr. Mistry advised private clients and was a discretionary portfolio manager at Salomon Smith Barney. Mr. Mistry received an MBA in Finance from the London Business School and a BA in Psychology magna cum laude from the University of Michigan Honors Program.
Dr. Stefan Berger serves as the Chief Investment Officer of Pegasus. Dr. Berger has over 15 years of experience in global blue-chip and family-owned companies across multiple geographies and sectors, including Automotive OEMs and Suppliers, Commodities, Healthcare, Publishing, Telecommunications, Fashion and Consumer Goods. In August 2021, he began serving on the Strategic Board of Advisors of Skyworks Aeronautics Corp., a designer and developer of high-performance gyroplanes. From October 2017 to June 2021, Dr. Berger served as Director of Electrification at Jaguar Land Rover Limited, a British multinational automotive subsidiary of Tata Motors and a manufacturer of luxury vehicles and sport utility vehicles, where he was responsible for the company’s off-board electrification activities in the field of charging services for electric vehicles and battery second life. Dr. Berger laid the foundation for Jaguar Land Rover’s transformation to electrified vehicles by driving the electric product plan and overall strategy. In his role he also served as a trustee on the Board of The Faraday Institution from January 2018 to March 2020. The Faraday Institution is part of the UK government funded $350 million Faraday Challenge, an initiative to develop, design and manufacture world-leading batteries in the UK. Prior to Jaguar Land Rover, from May 2016 to September 2017 and June 2013 to February 2014, Dr. Berger served as Vice President to the Chairman’s Office at Tata Sons, the principal holding company of more than 100 operating companies with a combined revenue of more than $100 billion. In this role, Dr. Berger worked closely with Group companies including Tata Motors and Jaguar Land Rover on the development and implementation of strategic and operational plans on behalf of the Group Chairman. Prior to his role at Tata Sons, Dr. Berger Co-founded Visioning, the private investment and consulting office of Prof. Dr. Wolfgang Reitzle, where he served as a Managing Director from May 2014 to March 2016. From November 2010 to May 2013 Dr. Berger held the role of Director Corporate Strategy at Jaguar Land Rover where he helped the company to set up its JV in China and drove Jaguar Land Rover’s strategy. Before that he was Executive Assistant of the CEO of the Linde Group (NYSE: LIN), a global leader in both clean hydrogen and in H2 refueling stations for cars, trucks, trains, forklifts and buses and engineering company with 2020 sales of $27 billion, Prof. Dr. Wolfgang Reitzle. Dr. Berger earned a degree in Business Administration and Information Systems from the University of Passau and went on to complete a doctoral thesis in Information Systems from the University of Regensburg (Institute of Information Systems) & Bavarian Research Cooperation on Information Systems.
Patrick Miller is a member of the Pegasus board of directors and is a Managing Director and co-founder of StratCap. StratCap focuses on and creates investment opportunities with experienced management teams, emerging asset classes and distinct product structures that provide durable income, growth potential, reduced volatility and low correlation to traditional markets. Mr. Miller currently serves as President of StratCap Securities (f/k/a SC Distributors, LLC), StratCap, LLC’s (f/k/a Strategic Capital Management Holdings, LLC) managing broker-dealer. Mr. Miller is responsible for overall strategy, new business development and product marketing. In addition, Mr. Miller has served on the Board of Trustees for the Investment Program Association, the leading non-profit trade association for the direct investments industry.
Prior to co-founding StratCap, Mr. Miller served as President of KBS Capital Markets Group from the company’s inception in October 2005 through June 2009. During Mr. Miller’s tenure, KBS Capital Markets Group raised approximately $2.3 billion in investment capital for KBS Real Estate Investment Trust, Inc. and KBS Real Estate Investment Trust II, Inc. Prior to joining KBS Capital Markets Group, Mr. Miller served as President and Chief Executive Officer of Financial Campus from 2002 to 2004, an online education and training company serving the financial services industry. Mr. Miller was responsible for facilitating the successful acquisition of Financial Campus by the Thomson Corporation in 2004. Previously, Mr. Miller served as Chief Executive Officer of Equitable Distributors Inc., the wholesale distribution subsidiary of AXA Financial, Inc. Mr. Miller was elected Chief Executive Officer of Equitable Distributors in 2000 after having joined Equitable Distributors at its inception in 1996 as President of the Warehouse Division. Mr. Miller began his career as a Wholesaler with American Funds Distributors. Mr. Miller received a Bachelor of Arts from the University of California at Los Angeles.
Mr. Miller was selected for his long standing history of raising significant capital for target companies.
James Condon is a member of the Pegasus board of directors and is a Managing Partner of StratCap, as of February 2020, President of StratCap, LLC (f/k/a Strategic Capital Management Holdings, LLC), as of July 2018, President of Strategic Datasphere, LLC, as of 2021, President of StratCap Digital Infrastructure Advisors II, LLC, as of 2022, and serves as Chief Operating Officer of StratCap Securities (f/k/a SC Distributors, LLC), as of January 2014, having joined StratCap in 2010. He is also President of StratCap Investment Management LLC and President of MainStreet Digital Broadband, LLC. In these roles, Mr. Condon oversees the operations, investment activities, capital markets, and asset management of StratCap. Mr. Condon is also President and a member of the investment committees for each of StratCap’s sponsored private and public investment programs, including Strategic Data Center Fund, LLC, Strategic Wireless Infrastructure Fund, LLC, StratCap Data Center, LLC (f/k/a Strategic Data Center Institutional Manager, LLC), as well as President and Chairman of the Board for Strategic Wireless Infrastructure Fund II, Inc. From 2020 to December 2022, Mr. Condon served on the Advisory Board of Real Assets Adviser. Mr. Condon has over 18 years of experience in investment management within the financial services industry. In his previous position as Vice President for the Capital Group, American Funds, he was responsible for managing the internal distribution teams for each of the American Funds products. Prior to American Funds, Mr. Condon was Vice-President at Schroder Investment Management, a global investment management firm with over $785 billion of assets, based in New York City, where he was chartered with building the internal distribution desk from the ground up. He was instrumental in helping the firm raise over $4 billion in various separately managed accounts and alternative investment over a two and a half year period. Prior to Schroder Investment Management, Mr. Condon worked for Refco Alternative Investments, the hedge fund division of Refco, where he held an investment analyst position. While at Refco, he was responsible for helping raise/invest over $2.4 billion in assets. Throughout his career, Mr. Condon has extensive experience with REITs, managed futures, hedge funds, equity and fixed income funds and public and private investment vehicles. Mr. Condon holds an MBA., cum laude, from the University of Notre Dame, a BS in finance from Park School of Business at Ithaca College, and a CIMA from the Wharton School at The University of Pennsylvania.
Mr. Condon was selected because he manages a global asset management firm with access to institutional relationships as well as M&A expertise.

Steve (Steven John) Norris serves as an independent director of Pegasus. Mr. Norris is a former member of the UK parliament (1983-87 and 1988-97) who served as Parliamentary Under-Secretary of State and Minister of Transport in the government of Sir John Major from May 1992 to July 1996. He is a former Director General of the UK Road Haulage Association (August 1997 to January 2000) which represented the UK truck industry in UK and Brussels and a former Chairman of First Group plc’s London bus operations (1998-2003). From March 2014 to December 2022 he was Deputy Chairman of Optare plc, the UK’s second largest bus manufacturer specialising in all-electric vehicles including a world beating double decker. As of June 1997, he is President of ITS-UK, the UK branch of the global intelligent transport systems organisation and, as of March 2021, is chairman of Evtec Automotive Limited, a tier 1 supplier to Jaguar Land Rover, Ford and Aston Martin. Mr. Norris served as a board member of Cubic Corporation, a NYSE transportation and defence company (NYSE: CUB), from March 2013 until it was sold to an affiliate of Elliot Investment Management L.P. and Veritas Capital on May 25, 2021. He was Chairman of UK AIM listed Driver Group plc, a global advisor on major civil engineering projects and a specialist in dispute resolution, from March 2015 until he retired from the role May 2023. In March 2021, he joined the board of Empati Ltd in UK which specialises in the development of green hydrogen and the use of AI to assist in the development of sustainable renewable energy whose first US $1.1 billion project is in Colombia with support from the UK Department for International Trade. As of May 2011, he is Chairman of Soho Estates, a UK based commercial and residential property company. Mr. Norris is a Fellow of the Chartered Institute of Logistics and Transport, and a Fellow of the Chartered Institute of Highways and Transportation. He is also an Eminent Fellow of the Royal Institution of Chartered Surveyors. He holds a Masters in Jurisprudence from the University of Oxford and has an Honorary Doctorate of Laws from the University of East London
Mr. Norris was elected for his extensive experience and relationships throughout the electric vehicles and auto ecosystems as well as political relationships throughout Europe.
Jeff Foster serves as an independent director of Pegasus. Since October 2021, Mr. Foster has served as the Chief Financial Officer — US of Cloud Capital, a private equity fund that is focused on acquiring data centers in the US and Europe. Mr. Foster has served as an Adjunct Professor of Real Estate at Georgetown University since September 2018. Previously, from 2007 to September 2017, Mr. Foster held the roles of Chief Accounting Officer (2007 to 2014) and Executive Vice President, Chief Financial Officer and Treasurer (2013 to September 2017) of DuPont Fabros Technology (NYSE: DFT), a data center REIT that invested in carrier-neutral data centers and provided colocation and peering services. Mr. Foster guided DFT through the two highest profile events in the company’s history — the 2007 IPO and the 2017 sale to Digital Realty (NYSE: DLR), the sixth largest publicly traded U.S. REIT. As Chief Financial Officer, Mr. Foster was responsible for obtaining financing through common and preferred equity, bonds and bank debt. He was also responsible for strategic planning, investor relations, accounting and lobbying for a sales tax exemption. Prior to DFT, Mr. Foster served as the Chief Accounting Officer at Global Signal, the first cell tower REIT. In this role, Mr. Foster oversaw the accounting for a company that tripled in size during his tenure. Mr. Foster has also served as the Corporate Controller of Danka, a dual UK and US registered copier distributor, CFO of Progress Telecom, a fiber company, and has held various accounting and SEC reporting roles at an electric utility and telecom provider. Foster began his career at Arthur Andersen. Mr. Foster holds a bachelors of science in Accounting (High Honors) from the University of Florida and a Masters of Accountancy from the University of South Florida. He passed the CPA exam in 1985 with the highest grade in Florida and also received national honors. Mr. Foster currently serves on the boards of Broad Street Realty (OTC: BRST) as of December 2019, a publicly traded owner of shopping centers and Vault Digital Infrastructure as of April 2019, a private equity backed data center company. He also serves on the boards of the Alzheimer’s Association Florida Gulf Coast Chapter and the Child and Family Network Center which provides free pre-K education to underprivileged children in Alexandria, Virginia.
Mr. Foster was selected for his experience as public company CFO, as well as experience in the digital infrastructure sectors.
Florian Wolf serves as an independent director of Pegasus. Mr. Wolf has over 15 years of experience in investment banking, business development, and financial and operational management across a wide range of industries, with a leadership focus on the electric vehicle and next-generation transportation sectors over the past decade. As of June 2023, he serves as the Chief Financial Officer of Innolith Technology AG, a next-generation battery technology firm, headquartered in Switzerland. From November 2016 through

February 2018, Mr. Wolf served as a Vice President, and from April 2018 through February 2021, served as an Executive Director of J.P. Morgan in their London office. While with J.P. Morgan, Mr. Wolf assumed the role as the firm’s EMEA Head of Electric Vehicles. Under this role, Mr. Wolf’s industry coverage and focus included clients in Electric Vehicles, Electric Vehicle Infrastructure, Battery Cell, Power Electronics and Fuel Cell technology. Prior to joining J.P. Morgan, from 2011 to November 2016, Mr. Wolf spent five years with Barclays, EMEA as a Vice President in their Industrials group. Within this group, Mr. Wolf focused on the Transport & Infrastructure, Paper & Packaging, and Business Services industries. Prior to joining Barclays, from 2007 to 2011, Mr. Wolf was an Assistant Vice President at Dresdner Kleinwort focusing on M&A. Over the course of his professional career, Mr. Wolf has advised clients on more than €50 billion of transformative corporate finance deals. Mr. Wolf earned a degree in Business Administration from the University of Mannheim, Germany.
Pegasus sees Mr. Wolf as a complementary addition to the management team with significant industry knowledge, insights on potential target opportunities and experience in the Electric Vehicles ecosystem, as well as significant experience structuring, financing and executing complex merger and acquisition transactions at large financial institutions focused on target sectors. This board member was selected for his financial expertise that he offers for financial oversight.
John Doherty serves as an independent director of Pegasus. Mr. Doherty has 35 years of experience in corporate development, strategic planning, mergers & acquisitions, transaction execution & integration, venture capital investments and financial management in the technology, connectivity and digital infrastructure industries across the United States, Europe, Central America, South America and Asia. Since October 2020, Mr. Doherty has served as the Chief Financial Officer and Chief Operating Officer of Magic Leap, an augmented reality (AR) company pioneering a wearable platform to amplify enterprise productivity, where he is responsible for all strategic, financial and corporate development activity for the company including accounting and control, financial planning & analysis, treasury, fundraising and investor relations. Prior to Magic Leap, from October 2018 to April 2020, Mr. Doherty lived in Amsterdam where he served as the Chief Financial Officer of InterXion (NYSE: INXN), which was a leading provider of cloud and carrier-neutral colocation data center services in Europe. He also led the strategic transaction resulting in InterXion’s combination with Digital Realty Trust Inc. (NYSE: DLR), a real estate investment trust that invests in carrier-neutral data centers and provides colocation and peering services, in a transaction valued at approximately $8.4 billion of total enterprise value in March 2020. Prior to InterXion, Mr. Doherty spent over 30 years at Verizon Communications Inc. (NYSE: VZ), one of the largest communication technology companies in the world, where he held a variety of roles including SVP of Corporate Development, President & Chief Investment Officer of Version Ventures, SVP of Investor Relations and Chief Financial Officer of Verizon Shared Services and International, among others. Mr. Doherty was named #12 on the Global Corporate Venturing 2018 Powerlist and recognized as “The Most Admired Corporate Deal Maker in Telecommunications” by The Deal in 2016, 2014, and 2013. Mr. Doherty was also selected as Top Telecom IR Executive 2-years consecutively.
Mr. Doherty was selected for the financial expertise that he offers for financial oversight as well as public company experience.
Number and Terms of Office of Officers and Directors
The Pegasus board of directors consists of seven members. Prior to Pegasus’s initial business combination, holders of its founder shares will have the right to appoint all of its directors and remove members of the board of directors for any reason, and holders of its public shares will not have the right to vote on the appointment or removal of directors during such time. These provisions of the Pegasus Memorandum and Articles of Association may only be amended by a special resolution passed by holders of at least 90% of Pegasus’s issued and outstanding ordinary shares attending and voting at a quorate general meeting of Pegasus or a unanimous written resolution of all of its shareholders entitled to vote at a general meeting of the company. Each of Pegasus’s directors will hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the board of directors or by a majority of the holders of Pegasus’s ordinary shares (or, prior to the initial business combination, holders of founder shares).

Pegasus’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The board of directors is authorized to appoint persons to the offices set forth in the Pegasus Memorandum and Articles of Association as it deems appropriate. The Pegasus Memorandum and Articles of Association provide that its officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
As announced on October 23, 2023 all required steps to reappoint all board members of the Company were completed before the expiry of their initial two-year terms on October 20, 2023. All incumbent directors were re-elected by the board of the Company upon the recommendation of its Nomination and Corporate Governance Committee and shall continue serving as directors of the Company without a fixed term limit. All incumbent directors who were members of board committees were also reappointed to the applicable board committees.
Executive Officer and Director Compensation
None of the directors or officers of Pegasus have received any cash compensation for services rendered to Pegasus. Starting on October 26, 2021, Pegasus paid an affiliate of the Sponsor a total of $14,000 per month for office space, administrative and support services. Upon completion of the initial business combination or our liquidation, Pegasus will cease paying these monthly fees. The Sponsor, Pegasus’s directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pegasus’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Pegasus audit committee reviews on a quarterly basis all payments that were made by Pegasus to its directors or officers, the Sponsor or any of the respective affiliates of Pegasus and the Sponsor. On November 4, 2021, the Sponsor transferred an aggregate of 843,750 founder shares to Prof. Dr. Sir Ralf Speth, F. Jeremey Mistry and Dr. Stefan Berger and to Pegasus’s independent directors — Florian Wolf, Steve Norris, Jeff Foster and John Doherty. On November 4, 2021, the Sponsor transferred an aggregate of 975,000 private placement warrants to Prof. Dr. Sir Ralf Speth, F. Jeremey Mistry and Dr. Stefan Berger.
In connection with the signing of the Business Combination Agreement on May 31, 2023, the Sponsor and certain individuals agreed to forfeit a total of 2,812,500 shares for use in connection with any non-redemption or other investor agreements. As a result, the number of Founder Shares to be held by such parties at closing amounts to 975,000 (Sponsor), 185,000 (Prof. Dr. Sir Ralf Speth), 77,084 (F. Jeremey Mistry), 77,084 (Stefan Berger), 30,833 (Florian Wolf), 30,833 (Jeffrey H. Foster), 30,833 (Steven Norris) and 30,833 (John Doherty). The Sponsor further transferred an additional aggregate 1,775,000 private placement warrants to the foregoing individuals in connection with the signing of the Business Combination Agreement.
After the completion of the initial business combination, directors or members of the Pegasus management team who remain with the company may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the total amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to the officers of Pegasus will be determined by a compensation committee constituted solely by independent directors. The compensation committee of Pegasus has approved an individual retention fee of $500,000 each to be paid to Prof. Dr. Sir Ralf Speth, F. Jeremey Mistry and Stefan Berger within five business days of the completion of the Business Combination subject to, among other conditions, such individuals remaining available as an advisor to TopCo and expecting to remain so for the six months following the completion of the Business Combination.
Pegasus is not party to any agreements with its directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence its management’s motivation in identifying or selecting a target business, and Pegasus does not believe that the ability of its management to remain with Pegasus after the consummation of the initial business combination should be a determining factor in its decision to proceed with any potential business combination.

PEGASUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward looking statements that involve risks and uncertainties.
Overview
Pegasus is a blank check company incorporated as a Cayman Islands exempted company on March 30, 2021. Pegasus was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Pegasus is an emerging growth company and, as such, Pegasus is subject to all of the risks associated with emerging growth companies.
Pegasus’s sponsor is Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company. The registration statement for Pegasus’s Initial Public Offering was declared effective on October 21, 2021. On October 26, 2021, Pegasus consummated its Initial Public Offering of 20,000,000 Pegasus Public Units, generating gross proceeds to the Company of $200,000,000. The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,000,000 Pegasus Public Units to cover over-allotments, if any.
Simultaneously with the consummation of the IPO, the Company consummated the sale of 9,000,000 Private Placement Warrants, each exercisable to purchase one Pegasus Class A Ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds to the Company of $9,000,000. Depending on the extent to which the underwriters’ over-allotment option was exercised, the Sponsor agreed to purchase an additional 900,000 Private Placement Warrants.
On November 4, 2021, the underwriters partially exercised the over-allotment option and, on November 8, 2021, purchased 2,500,000 Pegasus Public Units, generating aggregate gross proceeds of $25,000,000. On November 8, 2021, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 750,000 Private Placement Warrants, generating gross proceeds to the Company of $750,000.
For the period March 30, 2021 (inception) through December 31, 2021, transaction costs amounted to $13,124,654, consisting of $4,500,000 of underwriting discounts, $7,875,000 of deferred underwriting commissions and $749,654 of other offering costs. Offering costs associated with the sale of the Private Placement Warrants was $520,432 and was expensed for the period March 30, 2021 (inception) through December 31, 2021.
Upon the closing of the Pegasus IPO on October 26, 2021, $202 million ($10.10 per unit) from the net proceeds of the Pegasus IPO and a portion of the sale of the Pegasus Private Placement Warrants was placed in the Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, to be invested only in United States government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Pegasus Memorandum and Articles of Association (a) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Pegasus does not complete its initial Business Combination by April 30, 2024 or (b) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) the redemption of its public shares if Pegasus is unable to complete the Business Combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association), subject to applicable law.

Following the closing of the over-allotment option, on November 8, 2021, $25,250,000 ($10.10 per Pegasus Public Unit) from the net proceeds of the sale of the over-allotment Pegasus Public Units and a portion of the sale of the Private Placement Warrants sold simultaneously with the over-allotment Pegasus Public Units was deposited into the Trust Account.
Pegasus’s management has broad discretion with respect to the specific application of the net proceeds of the Pegasus IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. If Pegasus is unable to complete a business combination by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association), Pegasus will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay the income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Pegasus Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Proposed Business Combination and Related Transaction
On May 31, 2023, Pegasus entered into a Business Combination Agreement which was amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 (as it may be further amended, supplemented or otherwise modified from time to time), by and among TopCo, Merger Sub and Schmid. The Business Combination Agreement provides for, among other things, the Business Combination, which is comprised of:
•
Pegasus shall sell TopCo to the shareholders of Schmid for nominal consideration;

•
The shareholders of Schmid shall contribute their shares of Company Common Stock (as defined in the Business Combination Agreement) to TopCo in return for a number of TopCo Ordinary Shares equal to the equity value of Schmid divided by $10.10 (the “Exchange”);

•
Pegasus will merge with Merger Sub, with Pegasus as the surviving company (the “Surviving Company”) in the Merger;

•
In connection with the Merger, each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined in the Business Combination Agreement) (together with the Merger, the “Business Combination”);

•
Each outstanding warrant to purchase a Pegasus Class A Ordinary Share will, by its terms, convert into a warrant to purchase one TopCo Ordinary Share, on the same contractual terms and conditions as were in effect with respect to such warrants immediately prior to the closing of the Merger; and

•
Immediately thereafter, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company.

Liquidity and Capital Resources
As of June 30, 2023, Pegasus had $444,059 in cash held outside of the Trust Account. To date, Pegasus’s liquidity needs have been satisfied through non-convertible unsecured promissory notes in the amounts of $2,250,000, $1,100,000, $719,907.30, $1,400,000, $750,482.70 and $1,000,000 issued to the Sponsor and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The promissory notes are non-interest bearing and repayable in full upon the consummation of the Business Combination. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor may, but is not obligated to, provide us working capital loans (the “Working Capital Loans”). As of June 30, 2023, there were no amounts outstanding under the Working Capital Loans.

Based on the foregoing, Pegasus management believes that Pegasus will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from the filing of its Annual Report on Form 10-K. Over this time period, Pegasus will be using these funds for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the business combination.
Results of Operations
Pegasus’s entire activity since inception through June 30, 2023 related to its formation, the preparation for the Pegasus IPO, and since the closing of the Pegasus IPO, the search for a prospective initial business combination. Pegasus has neither engaged in any operations nor generated any revenues to date. Pegasus will not generate any operating revenues until after completion of the business combination. Pegasus will generate non-operating income in the form of interest income on cash and cash equivalents. Pegasus expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2022, Pegasus had net income of $11,838,568 consisting of a gain in the change in fair value of the warrant liability of $10,549,627, unrealized gain on marketable securities held in the Trust Account of $738,465, realized gain on marketable securities held in the Trust Account of $964,584, and interest and dividend income on marketable securities held in the Trust Account of $1,630,191,offset by $997,828 of legal and accounting expenses, $712,934 insurance amortization expenses, $248,537 of administrative expenses (including the administrative services agreement fees), and $85,000 NYSE annual listing fee amortization expenses.
For the six months ended June 30, 2023, Pegasus had a loss of $3,471,887 consisting mostly of expenses for legal and accounting of $2,835,952 and administrative expenses of $453,552, compared to a loss of $859,678 in the six months ended June 30, 2022, consisting mostly of expenses for legal and accounting of $312,431 and insurance expenses of $356,467.
Contractual Obligations
Pegasus does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. Pegasus entered into an Administrative Services Agreement, effective October 21, 2021 with Strategic Capital Management Holdings, LLC (“StratCap”), an affiliate of the Sponsor, pursuant to which StratCap will provide certain administrative services to Pegasus and Pegasus will pay StratCap up to $14,000 a month, subject to adjustment in accordance with the terms of the agreement.
The underwriters of the Pegasus IPO were entitled to underwriting discounts and commissions of $0.55 per Pegasus Public Unit, of which $0.20 per Pegasus Public Unit ($4 million) was paid at the closing of Pegasus IPO and $0.35 per Pegasus Public Unit was deferred. An additional $500,000 was paid in connection with the exercise of the Over-Allotment Option and an additional $875,000 was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.
Critical Accounting Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on Pegasus’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of Pegasus’s financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in its financial statements. On an ongoing basis, Pegasus evaluates its estimates and judgments, including those related to fair value of financial instruments and accrued expenses. Pegasus bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Pegasus has identified the following as its critical accounting estimates:
Pegasus Class A Ordinary Shares Subject to Possible Redemption
Pegasus Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Pegasus Class A Ordinary Shares (including Pegasus Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Pegasus’s control) are classified as temporary equity. At all other times, Pegasus Class A Ordinary Shares are classified as shareholders’ equity. Pegasus Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022, an aggregate of 22,500,000 Pegasus Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of Pegasus’s balance sheet.
Net Income (Loss) Per Ordinary Share
The statement of operations includes a presentation of income (loss) per redeemable Pegasus Class A Ordinary Share and income (loss) per non-redeemable Founder Share following the two-class method of income per share. In order to determine the net income (loss) attributable to redeemable Pegasus Class A Ordinary Shares and non-redeemable Founder Shares, Pegasus first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Pegasus Class A Ordinary Shares subject to possible redemption was considered to be dividends paid to the public shareholders. Pegasus has not included the Pegasus Public Warrants and the Pegasus Private Placement Warrants in the calculation of diluted loss per share since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented. Subsequent to calculating the total income (loss) allocable to both sets of shares, Pegasus split the amount to be allocated using a ratio of 80% for the redeemable Pegasus Class A Ordinary Shares and 20% for the non-redeemable Founder Shares for the year ended December 31, 2022, reflective of the respective participation rights. Pegasus split the amount to be allocated using a ratio of 81% for the redeemable Pegasus Class A Ordinary Shares and 19% for the non-redeemable Founder Shares for the period from March 30, 2021 (inception) through December 31, 2021, reflective of the respective participation rights.
Recent Accounting Pronouncements
Pegasus’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
As of June 30, 2023, Pegasus did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Inflation
Pegasus does not believe that inflation had a material impact on our business, revenues or operating results during the period presented.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Pegasus qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Pegasus is electing to delay the adoption of new or revised accounting standards, and as a result, Pegasus may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for nonemerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, Pegasus is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Pegasus chooses to rely on such exemptions it may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Pegasus’s Initial Public Offering or until Pegasus is no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION
References in this section to “we”, “our”, “us” and the “Company” generally refer to Schmid and its subsidiaries, prior to the Business Combination, and TopCo and its subsidiaries after giving effect to the Business Combination.
The information about TopCo’s management is based on the provisions of TopCo’s Articles of Association, the form of which is included as an exhibit to this registration statement, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, TopCo’s Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Pegasus and Schmid or after consummation of the Business Combination by amendment in accordance with their terms. If TopCo’s Articles of Association are amended, the below summary may cease to accurately reflect them as so amended.
Executive Officers and Directors
The following table lists the names, ages and positions of those individuals whom we anticipate will become TopCo’s directors and executive officers. We expect that Schmid’s executive officers will continue as TopCo’s executive officers following the Business Combination. TopCo’s board is expected to be comprised of at least five and up to a total of nine directors. Pursuant to the Business Combination Agreement, Prof. Dr. Sir Ralf Speth, Christian Schmid, Anette Schmid and Stefan Berger will be nominated by Schmid to the TopCo Board; and we are in the process of identifying up to three additional individuals who will become members of the TopCo Board, details for whom will be provided prior to Closing.
Name	Age	Position
Executive Officers
Christian Schmid	54	Chief Executive Officer
Julia Natterer	48	Chief Financial Officer
TopCo Board
Prof. Dr. Sir Ralf Speth	67	Non-executive Director and Chairman of the TopCo Board (independent)
Christian Schmid	54	Executive Director
Anette Schmid	52	Non-executive Director
Dr. Stefan Berger	48	Non-executive Director (independent)
Executive Officers and TopCo Board
Christian Schmid is expected to serve as TopCo’s Chief Executive Officer and Executive Director of TopCo’s board. Mr. Schmid has been a member of Gebr. Schmid management since 1998, where he acted as an assistant to the management board before becoming managing director in 2001. As the CEO of Schmid, Mr. Schmid has extensive experience in the development of high-tech machines and systems designed for surface treatment processes to be used across various industries including electronics, photovoltaics, glass and energy storage. Since 1998, Mr. Schmid has acted as managing director of many of Schmid’s subsidiaries and affiliates, including, as of the date of this proxy statement/prospectus, SCHMID Asia Ltd. (1998-present), SCHMID China Ltd (2005-present), Schmid Verwaltungs GmbH (2009-present), Schmid Energy Systems GmbH (2011-2023), SCHMID Pekintas Günes Enerji Sistemleri San. Ve Tic. A.S. (2013-present), SCHMID Taiwan Ltd. (2016-present) and C. Schmid Beteiligungsverwaltung GmbH (2017-present). Mr. Schmid has also acted in the role of director for SCHMID Systems, Inc., SCHMID Automation (Zhuhai) Co. Ltd. (2017-present), SCHMID Avaco Korea Co. Ltd. (2018-present), Advanced Energy Storage Systems Investment Company (2020-present) and SCHMID Technology (Guangdong) Co. Ltd. (2021-present). Mr. Schmid began his career in the engineering space in 1984 as an engineering draftsman and received an advanced technical certificate in engineering following two years of military substitute service at Arbeiterwohlfahrt Freudenstadt. From 1996 until he joined the management team of Schmid, Mr. Schmid worked for Hahn & Kolb on the development and implementation of an internet-based c-parts supply system. Mr. Schmid has a business engineering degree from the Offenburg University of Applied Sciences and Arts (Fachhochschule).

Julia Natterer is expected to serve as TopCo’s Chief Financial Officer. Ms. Natterer holds a degree in Business Administration from the University of Regensburg and has over 20 years of experience. She acted across various managerial positions in finance, accounting and audit. Ms. Natterer has successfully passed the exams of a Certified Public Accountant in Germany (Wirtschaftsprüfer) and Tax Consultant in Germany (Steuerberater). Her main areas of expertise are the organization, management and advisory of industrial companies regarding the preparation and audit of financial statements, financing issues and tax matters. Ms. Natterer started her career in 2000 in the audit department of KPMG in Munich. In 2008, she became the Head of Finance of Convotherm Elektrogeräte GmbH where she held responsibilities for accounting, treasury, controlling, taxes as well as some IT responsibilities. When she joined SÜSS MicroTec in 2010 as Director of Finance & Controlling, she was additionally entrusted with M&A negotiations and post-merger integration and implementation. Ms. Natterer joined Schmid in 2021 as Chief Financial Officer.
Anette Schmid is expected to become a director of TopCo’s board. Ms. Schmid has over 25 years of experience working for Schmid. Her main areas of expertise are strategic IT alignment, project systems, production, logistics, controlling, integrated value flows, interfaces, accounting conversion, selection consulting and audit support. From 2013 on, Anette Schmid was involved in the project management of selected projects with focus on IT, SAP (system analysis program development (Systemanalyse Programmentwicklung)) and controlling at Gebr. Schmid GmbH. Since 2011, she has been a co-owner of Gebr. Schmid GmbH and owner of Schmid Aequitas GmbH & Co. KG and Schmid Aequitas Verwaltung GmbH. From 1999 to 2012, Anette Schmid was SAP project manager and co-owner of untersee GmbH where she was involved in the implementation of integrated SAP systems in various companies in the machinery and plant engineering industry, such as Mannesmann-Rexroth AG, Putzmeister AG, Winkler+Dünnebier GmbH, Krones AG, Herrenknecht AG, Schmidt Technology GmbH, KACO new energy GmbH, TQ-Systems GmbH and others. Further, she worked at Gebr. Schmid GmbH in SAP activities in controlling and sub-project management in SAP system implementation, controlling and logistics from 1996 to 1998. In addition to her share in Gebr. Schmid GmbH, Anette Schmid is co-owner of Schmid Grundstücke GmbH & Co. KG and Schmid Grundstücksverwaltung GmbH since 2015. Anette Schmid has a bachelor’s degree in business administration.
For details about Prof. Dr. Sir Ralf Speth and Dr. Stefan Berger, see “Business of Pegasus — Directors and Executive Officers.”
Director and Officer Qualifications
TopCo is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, TopCo expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of TopCo’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of TopCo’s shareholders.
The Nominating Committee of the TopCo Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by TopCo’s board.
Committees of TopCo’s Board of Directors
Upon the completion of the Business Combination, TopCo’s board will establish three standing committees comprised of independent, non-executive directors: the Audit Committee, the Compensation Committee, and the Nominating Committee. Each committee will operate under a charter approved by TopCo’s board that will be effective upon completion of the Business Combination. Following the consummation of the Business Combination, copies of each charter will be posted on TopCo’s website.
Audit Committee
The Audit Committee’s responsibilities will include, among other things, oversight of:
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TopCo’s accounting and financial reporting and related processes and disclosures;

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the adequacy and effectiveness of TopCo’s internal control over financial reporting;

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audits of the financial statements of TopCo and its subsidiaries;

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the public accounting firm engaged as TopCo’s independent auditor, including with respect to its appointment, qualifications, independence, performance, compensation, and retention, and related matters;

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TopCo’s internal audit function, including with respect to its performance, resources, and retention; and

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the assessment and management of risks, including financial risks and risks related to information security.

The charter will also provide that the Audit Committee will be responsible for pre-approving all audit services, internal control-related services and non-audit services (other than de miminis non audit services), and establishing and maintaining the necessary approval procedures.
Pursuant to the terms of the charter, each member of the Audit Committee will be financially literate and at least one member of the audit committee will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Compensation Committee
The Compensation Committee’s responsibilities will include, among other things:
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reviewing and making recommendations to TopCo’s board regarding the compensation of TopCo’s non-executive directors;

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reviewing and making recommendations to TopCo’s non-executive directors regarding the compensation of executive officers serving on TopCo’s board;

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approving the compensation of TopCo’s senior management;

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recommending changes to TopCo’s compensation policy, which will govern the compensation of TopCo’s non-executive directors, executive officers and senior management;

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reviewing and reporting to TopCo’s board, development and succession plans for TopCo’s executive directors; and

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overseeing TopCo’s equity incentive and benefit plans and human capital management function.

The charter will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including in accordance with applicable regulations and NYSE listing standards.
Nominating Committee
The Nominating Committee’s responsibilities will include, among other things:
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identifying and recommending nominees for election by TopCo’s board;

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evaluating TopCo’s board on its performance;

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recommend changes to TopCo’s corporate governance framework and guidelines to TopCo’s board; and

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overseeing TopCo’s environmental, social and governance policies and practices.

Code of Business Conduct
TopCo intends to adopt a code of business conduct that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. TopCo’s code of business conduct will be available on its website. TopCo intends to disclose any amendment to the code, or any waivers of its requirements, on its website.
Compensation
Historical compensation of Schmid’s executive officers who will become TopCo executive officers
The amount of compensation, including benefits in kind, accrued or paid to Schmid executive officers who are intended to become TopCo’s executive officers (Christian Schmid and Julia Natterer) with respect to the year ended December 31, 2022 is described in the table below:
(Euros in thousands)(*)	All executives
Periodically-paid remuneration	€760,694
Bonuses	—
Additional benefit payments	—
Total cash compensation	€760,694

(*)
These amounts do not include accounting reserves for bonuses to be paid in the future, which amounted to €274,844 in the year ended December 31, 2022.

Compensation of Schmid’s non-executive directors who will become TopCo non-executive directors
Prof. Dr. Sir Ralf Speth and Stefan Berger who are intended to serve as non-employee directors of TopCo immediately following the Business Combination, did not receive any compensation from Schmid with respect to the year ended December 31, 2022. Note, however, that the compensation committee of Pegasus has approved an individual retention fee of $500,000 each to be paid to Prof. Dr. Sir Ralf Speth, F. Jeremey Mistry and Stefan Berger within five business days of the completion of the Business Combination subject to, among other conditions, such individuals remaining available as an advisor to TopCo and expecting to remain so for the six months following the completion of the Business Combination.
TopCo Management Incentive Stock Plan
TopCo intends to ask its TopCo Board of Directors to resolve on a management incentive stock plan (the “Incentive Plan”) following the completion of the Business Combination. It is intended to use up to 5.0% of the total share capital of TopCo (outstanding as of the date of the Business Combination) from authorized capital of TopCo to grant restricted stock to the top management employees of TopCo and the wider Schmid Group. All top management employees of the Schmid Group, as further defined by the TopCo Board of Directors will be eligible to participate in the incentive plan. It is intended that the restricted stock granted under the Incentive Plan vests within two years from the date of when the stock is granted. It is envisioned that the Incentive Plan will run from shortly after the completion of the Business Combination for a period of 5 years until 2029 and that shares will be issued to employees throughout the term as decided by the TopCo Board of Directors. It is further expected that the Incentive Plan will include standard provisions for the termination of the Incentive Plan, in relation to insider trading and in relation to the termination of the employment of any participant in the plan (Good Leaver / Bad Leaver provisions).

DESCRIPTION OF TOPCO SECURITIES
This section of the registration statement includes a description of the material terms of TopCo’s articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of TopCo’s articles of association, which are included elsewhere in this registration statement. We urge you to read the full text of TopCo’s articles of association.
Overview
TopCo was incorporated as Pegasus TopCo B.V. on February 7, 2023 as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). TopCo is registered with the Dutch commercial register (handelsregister) under number 89188276.
Set forth below is a summary of relevant information concerning the material provisions of the TopCo Articles of Association and applicable Dutch law.
As of the date of this document, TopCo is a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). Prior to or simultaneously with consummation of the Business Combination, TopCo will be converted into a Dutch public company with limited liability (naamloze vennootschap) and will change its name to SCHMID Group N.V. Unless otherwise indicated, the descriptions set forth below assumes TopCo has already been converted from a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public company with limited liability (naamloze vennootschap). TopCo will have a one-tier board structure which, upon the consummation of the Business Combination, will consist of seven members, as discussed under “Management of TopCo After the Business Combination — TopCo’s Executive Officers and Directors”.
Share Capital
Authorized Share Capital
TopCo’s share capital currently consists of ordinary shares with a nominal value of €0.01 each.
Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that TopCo may issue without amending the TopCo Articles of Association and may be a maximum of five times the issued capital.
Issued Share Capital
TopCo’s issued share capital currently consists of a single TopCo Ordinary Shares (ordinary shares) with a nominal value of €0.01 each. TopCo’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of TopCo Ordinary Shares to be received by the Pegasus and Schmid shareholders pursuant to the terms of the Business Combination Agreement.
Issuance of TopCo Ordinary Shares
Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The TopCo Articles of Association provide that TopCo Ordinary Shares may be issued pursuant to (i) a resolution proposed by the TopCo Board and adopted by the General Meeting or (ii) a resolution of the TopCo Board if, pursuant to a resolution of the TopCo General Meeting, the TopCo Board has been authorized for a specific period not exceeding five years to issue TopCo Ordinary Shares. Pursuant to the TopCo Articles of Association, the TopCo General Meeting may authorize the TopCo Board to issue new TopCo Ordinary Shares or grant rights to subscribe for TopCo Ordinary Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the TopCo Extraordinary General Meeting will not have the power to issue TopCo Ordinary Shares or grant rights to subscribe for TopCo Ordinary Shares. Pursuant to the TopCo Articles of Association, TopCo Ordinary Shares shall be issued up to the amount of the authorized share capital (from time to time). It is envisaged that the TopCo Board is irrevocably authorized to issue TopCo Ordinary Shares and to grant rights to subscribe for TopCo Ordinary Shares for a period of 18 months from the date of the Business Combination.
Pre-emptive Rights
Under the TopCo Articles of Association, each holder of TopCo Ordinary Shares shall have a pre-emptive right in proportion to the aggregate nominal amount of its existing TopCo Ordinary Shares on the date of the resolution to issue the TopCo Ordinary Shares, it being understood that this pre-emption right shall not apply to an issuance of TopCo Ordinary Shares:
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to employees of TopCo or employees of a TopCo group company; and

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to a person exercising a previously obtained right to acquire TopCo Ordinary Shares in accordance with the provisions of the TopCo Articles of Association.

Transfer of TopCo Ordinary Shares
Under Dutch law, transfers of TopCo Ordinary Shares (other than in book-entry form) require a written instrument of transfer and, unless TopCo is a party to the deed of transfer, an acknowledgement by or proper service upon TopCo to be effective.
Under the TopCo Articles of Association, if one or more TopCo Ordinary Shares are admitted to trading on the NYSE Stock Market, the Nasdaq Stock Market, or another regulated market or multilateral trading facility operating in the United States of America, TopCo may, by board resolution, determine that instead, the laws of the State of New York, United States of America or the laws of the State where such other regulated market or multilateral trading facility is operating in the United States of America, shall apply to the property law aspects of such TopCo Ordinary Shares, including to the transfer of such TopCo Ordinary Shares as well as to the withdrawal of such TopCo Ordinary Shares from the relevant book-entry system, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of the Dutch Civil Code. Such resolution, as well as the revocation thereof, should be made available for inspection at the Company’s offices and the Dutch commercial register (handelsregister). TopCo’s board will adopt such resolution effective as of the closing of the Business Combination.
All TopCo Ordinary Shares and TopCo Public Warrants received by Pegasus Public Shareholders in the Business Combination are expected to be freely tradable, except that TopCo Ordinary Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders. For additional detail on the use of Rule 144, see “— Rule 144” below.
Form of TopCo Ordinary Shares
Pursuant to the TopCo Articles of Association, TopCo Ordinary Shares are registered shares.
Purchase and Repurchase of TopCo Ordinary Shares
Under Dutch law, TopCo may not subscribe for newly issued TopCo Ordinary Shares. TopCo may acquire TopCo Ordinary Shares, subject to applicable provisions and restrictions of Dutch law and the TopCo Articles of Association, to the extent that:
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such TopCo Ordinary Shares are fully paid-up;

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TopCo’s shareholders equity less the purchase price for such TopCo Ordinary Shares is not less than the aggregate amount of the paid up and called up capital and the reserves which must be maintained pursuant to the law;

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following the transaction contemplated, at least one TopCo Ordinary Share remains outstanding and is not held by TopCo; and

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if TopCo is admitted to trading on a Regulated Market, the nominal value of the TopCo Ordinary Shares to be acquired, already held by TopCo or already held by TopCo as pledgee or which are held by TopCo subsidiaries, does not exceed 50% of TopCo’s issued capital.

Other than TopCo Ordinary Shares acquired for gratuitously or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, TopCo may acquire TopCo Ordinary Shares pursuant to the restrictions set out above only if the TopCo General Meeting has authorized the TopCo Board to do so. An authorization by the TopCo General Meeting for the acquisition of TopCo Ordinary Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of TopCo Ordinary Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the TopCo General Meeting is required if TopCo Ordinary Shares are acquired by TopCo on the NYSE Stock Market with the intention of transferring such TopCo Ordinary Shares to its employees or employees of a group company pursuant to an arrangement applicable to them. The TopCo General Meeting intends to adopt a resolution, with effect at the closing of the Business Combination, to authorize the TopCo Board to repurchase TopCo Ordinary Shares for a period of 18 months permitted under Dutch law and the TopCo Articles of Association from time to time. For each annual TopCo General Meeting, TopCo expects that the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Board to repurchase TopCo Ordinary Shares for a period of 18 months from the date of the resolution. TopCo cannot derive any right to any distribution from TopCo Ordinary Shares or voting rights attached to TopCo Ordinary Shares acquired by it.
Capital Reduction
The TopCo General Meeting may, at the proposal of the TopCo Board, resolve to reduce TopCo’s issued share capital by (i) cancelling TopCo Ordinary Shares or (ii) reducing the nominal value of the TopCo Ordinary Shares by amending the TopCo Articles of Association (provided that the nominal value of a TopCo Ordinary Shares cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel TopCo Ordinary Shares may only relate to TopCo Ordinary Shares held by TopCo itself or in respect of which TopCo holds the depository receipts. A resolution of the TopCo General Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the TopCo Extraordinary General Meeting. During the Nomination Period, a resolution of the TopCo General Meeting to reduce the issued share capital requires a majority of at least seventy-five percent of the votes validly cast.
A reduction of the nominal value of TopCo Ordinary Shares without repayment and without release from the obligation to pay up the TopCo Ordinary Shares must be effectuated proportionally on shares of the same class (if any), unless all affected shareholders agree to a disproportional reduction.
A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.
TopCo General Meeting and Voting Rights
TopCo General Meeting
The TopCo General Meetings shall be held in the place where the Company has its seat (statutaire zetel) is or in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle. All of TopCo’s shareholders and others entitled to attend the TopCo General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.
TopCo shall hold at least one TopCo General Meeting each year, to be held within six months after the end of its financial year. A TopCo General Meeting shall also be held within three (3) months after the TopCo Board has considered it plausible that the shareholders’ equity of TopCo has decreased to an amount equal to or less than one half of the issued and paid-up part of the capital, in order to discuss any requisite measures, if necessary. If the TopCo Board fails to hold such TopCo General Meeting in a timely manner, each shareholder and other person entitled to attend the TopCo General Meeting may be authorized by the Dutch court to convene the TopCo General Meeting.
The TopCo Board may convene additional TopCo General Meetings as often as the TopCo Board deems, or the Chairperson and the Vice-Chairperson deem, necessary, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend TopCo General Meetings, alone or jointly representing at least 10% of TopCo’s issued share capital, may on their application be authorized by the Dutch court to convene a TopCo General Meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that the TopCo Board convenes a TopCo General Meeting, (ii) the TopCo Board convenes a TopCo General Meeting or (iii) the TopCo Board has not taken the necessary steps so that the TopCo General Meeting could be held within six weeks after such request.
The TopCo General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the TopCo General Meeting. For the annual TopCo General Meeting the agenda will include such business as prescribed by law and as may be placed thereon by the person(s) entitled to convene a TopCo General Meeting. Substantiated requests to put items on the agenda for a TopCo General Meeting, made by one or more shareholders acting jointly representing at least the statutory threshold represent, shall be effected by the TopCo Board, if such a request has been made to the TopCo Board in writing or by means of electronic communication at least sixty (60) days prior to the date of the TopCo General Meeting. The agenda of the TopCo General Meeting shall list which items are for discussion and which items are to be voted upon. No resolution shall be passed at the TopCo General Meeting in respect of matters not on the agenda.
TopCo will give notice of each TopCo General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.
Pursuant to the TopCo Articles of Association and Dutch law, the TopCo Board may determine a record date (registratiedatum) of 28 calendar days prior to a TopCo General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the TopCo General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the TopCo General Meeting.
Pursuant to the TopCo Articles of Association, the TopCo General Meeting shall be presided over by one of the following individuals, taking into account the following order of priority: (i) the Chairperson, if he is present at the TopCo General Meeting; (ii) the Vice-Chairperson, if he is present at the TopCo General Meeting; (iii) a Non-Executive Director elected by the directors present. The Company Secretary will act as secretary of the TopCo General Meeting. In case of absence of the Company Secretary, the chairperson of the TopCo General Meeting shall appoint the secretary of that TopCo General Meeting.
Voting Rights and Quorum
In accordance with Dutch law and the TopCo Articles of Association each TopCo Ordinary Share carries the right to cast one vote in a TopCo General Meeting. TopCo Ordinary Shares held by TopCo are not counted in for voting and quorum purposes.
Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy to be shown for admittance to a TopCo General Meeting) of a shareholder, which proxy holder does not need to be a shareholder. Only the holder of a usufruct or pledge on TopCo Ordinary Shares shall have the voting rights attached thereto if so transferred and provided for when the usufruct or pledge was created.
Under the TopCo Articles of Association, blank votes (votes where no choice has been made), invalid votes and abstentions shall be regarded as not having been cast.

At the TopCo General Meeting, all resolutions are adopted by an absolute majority of the votes validly cast, except where Dutch law or the TopCo Articles of Association provide for more stringent requirements. The following resolutions of the TopCo General Meeting can only be adopted at the proposal of the TopCo Board and, during the nomination period, by a majority of seventy-five percent (75%) of the votes validly cast: (a) the issuance of TopCo Ordinary Shares or the granting of rights to subscribe for TopCo Ordinary Shares; (b) the limitation or exclusion of pre-emptive rights; (c) the designation of another corporate body of TopCo to issue TopCo Ordinary Shares or grant rights to subscribe for TopCo Ordinary Shares; (d) the reduction of the issued share capital of TopCo; (e) the amendment of the TopCo Articles of Association; (f) the legal merger or legal demerger of TopCo; (g) the dissolution of TopCo; and (h) the instruction of the TopCo Board to apply for TopCo’s bankruptcy.
The TopCo Articles of Association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.
The TopCo Board shall keep records of the adopted resolutions. If the TopCo Board is not represented at a meeting, the chairperson of the TopCo General Meeting shall ensure that a transcript of the adopted resolutions is provided to the TopCo Board as soon as possible after the meeting. The records shall be available at the offices of TopCo for inspection by the shareholders. Copies or extracts of these records shall be provided to the shareholders at their request free of charge or at cost price.
Amendment of Articles of Association
At a TopCo General Meeting, at the proposal of the TopCo Board, the TopCo General Meeting may resolve to amend the articles of association.
Merger, Demerger and Dissolution
At a TopCo General Meeting, at the proposal of the TopCo Board, the TopCo General Meeting may resolve to legally merge, legally demerge, or dissolve TopCo.
In the event of dissolution of TopCo and unless Dutch law provides otherwise, the liquidation shall be effected by the TopCo Board unless the TopCo General Meeting appoints one or more other persons for that purpose.
Squeeze Out
A shareholder who for its own account (or together with its group companies) holds at least 95% of TopCo’s issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.
A shareholder that holds a majority of TopCo’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of TopCo’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving TopCo, a contribution of cash and/or assets against issuance of TopCo Ordinary Shares, the issue of new TopCo Ordinary Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.
Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.
Any sale or transfer of all of TopCo’s assets (see “— Certain Other Major Transactions” below) is subject to approval by a majority of the votes cast in its TopCo General Meeting.
Certain Other Major Transactions
The TopCo Articles of Association and Dutch law provide that resolutions of the TopCo Board regarding a significant change in the identity or nature of the Company or the business, including in any event:
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transferring the business or practically the entire business of TopCo to a third party;

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entering into or terminating any long-term cooperation by TopCo or a subsidiary (dochtermaatschappij) with any other legal entity or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of material significance to TopCo; and

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acquiring or disposing of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets of TopCo according to the balance sheet including the explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet including the explanatory notes according to the last adopted annual accounts of TopCo, by TopCo or a subsidiary (dochtermaatschappij).

Dividends and Other Distributions
The TopCo Board may decide that profits realized during a financial year will fully or partially be appropriated to increase and/or form reserves. Any profit remaining shall then be put at the disposal of the TopCo General Meeting.
TopCo may only make distributions to its shareholders up to the amount of the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law. The holders of TopCo Ordinary Shares shall be entitled pari passu to any distributions of TopCo.
The TopCo Board is permitted to make interim distributions without the approval of the TopCo General Meeting. Interim distributions may be declared as provided in the TopCo Articles of Association and may be distributed to the extent that its shareholders’ equity, based on interim financial statements, exceeds the issued share capital plus the reserves which must be maintained by law.
The TopCo Board may decide that a distribution on TopCo Ordinary Shares shall not take place as a cash payment but as a payment in TopCo Ordinary Shares, or decide that holders of TopCo Ordinary Shares shall have the option to receive a distribution as a cash payment and/or as a payment in TopCo Ordinary Shares, out of the profit and/or at the expense of reserves.
TopCo may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the TopCo Articles of Association from its shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then TopCo’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.
The TopCo General Meeting may determine that distributions shall be made in a currency other than the Euro. The TopCo Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became due for payment will lapse, and any such amounts will be considered to have been forfeited to TopCo (verjaring). Unless the TopCo Board sets another date for payment, dividends and other distributions will be made payable pursuant to a resolution of the TopCo Board within four (4) weeks after adoption.
In calculating the amount of any distribution on TopCo Ordinary Shares, TopCo Ordinary Shares held by TopCo shall be disregarded.
Warrants
Immediately following completion of the Business Combination, there will be 11,250,000 TopCo Public Warrants outstanding. The TopCo Public Warrants, which entitle the holder to purchase one TopCo Ordinary Share at an exercise price of $11.50 per TopCo Ordinary Share, will become exercisable thirty days after the completion of the Business Combination. The TopCo Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.
Certain Disclosure Obligations of TopCo
As of consummation of the Business Combination, TopCo will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of the NYSE Stock Market. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of the NYSE Stock Market as such laws and rules exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
Financial Reporting under Dutch Law
The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to TopCo’s financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As TopCo has its seat (statutaire zetel) is in the Netherlands and most of TopCo’s shares will be listed on the NYSE Stock Market, the FRSA will supervise TopCo’s financial reporting standards.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from TopCo regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt TopCo’s financial reporting meets such standards and (ii) recommend to TopCo that it makes available further explanations and file these with the AFM. If TopCo does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders TopCo to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (iii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.
Periodic Reporting under U.S. Securities Law
After the consummation of this transaction, TopCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE Stock Market. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. TopCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards. Under the NYSE Stock Market rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NYSE Stock Market rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the NYSE Stock Market.

NYSE Rules
For so long as its shares will be listed on the NYSE Stock Market, TopCo will be required to meet certain requirements relating to ongoing communication and disclosure to TopCo Ordinary Shareholders, including a requirement to make any annual report filed with the SEC available on or through TopCo’s website and to comply with the “prompt disclosure” requirement of the NYSE Stock Market with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of TopCo Ordinary Shareholders of certain transactions.
Certain Insider Trading and Market Manipulation Laws
Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
In connection with its listing on the NYSE Stock Market, TopCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the TopCo Board and TopCo employees in TopCo Ordinary Shares or in financial instruments the value of which is determined by the value of the shares.
The Netherlands
On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to TopCo or to TopCo Ordinary Shares as the TopCo Ordinary Shares are solely listed on NYSE, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to TopCo relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.
United States
The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the TopCo Board, officers and other employees of TopCo may not purchase or sell shares or other securities of TopCo when he or she is in possession of material, non-public information about TopCo (including TopCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about TopCo.
TopCo has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.
Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of TopCo
As of consummation of the Business Combination, TopCo’s directors, (non-)executive officers and shareholders will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC
As TopCo has its seat (statutaire zetel) is in the Netherlands and will have its TopCo Ordinary Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., NYSE), TopCo is subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the TopCo Board, shareholders and the TopCo General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.
The DCGC is based on a “comply or explain” principle. Accordingly, TopCo is required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If TopCo does not comply with one or more of those provisions (e.g., because of a conflicting NYSE requirement or U.S. market practice), TopCo is required to explain the reasons for such non-compliance.
Dutch Civil Code
The Dutch Civil Code provides for certain disclosure obligations in TopCo’s annual accounts. Information on directors’ remuneration and rights to acquire TopCo Ordinary Shares must be disclosed in TopCo’s annual accounts.
Transfer Agent and Warrant Agent
Under the TopCo Articles of Association, if one or more TopCo Ordinary Shares are admitted to trading on the NYSE Stock Market, the Nasdaq Stock Market, or another regulated market or multilateral trading facility operating in the United States of America, TopCo may, by board resolution, determine that, the laws of the State of New York, United States of America or the laws of the State where such other regulated market or multilateral trading facility is operating in the United States of America, shall apply to the property law aspects of such TopCo Ordinary Shares, including to the transfer of such TopCo Ordinary Shares as well as to the withdrawal of such TopCo Ordinary Shares from the relevant book-entry system, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of the Dutch Civil Code. Such resolution, as well as the revocation thereof, should be made available for inspection at the Company’s offices and the Dutch commercial register (handelsregister). TopCo’s board will adopt such resolution effective as of the closing of the Business Combination.
TopCo will list the TopCo Ordinary Shares in book-entry form and such TopCo Ordinary Shares, through the transfer agent, will not be certificated. TopCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain TopCo’s shareholders’ and warrant holders’ register on behalf of the TopCo Board and to act as transfer agent and registrar for the TopCo Ordinary Shares. The TopCo Ordinary Shares and the TopCo Public Warrants will trade on NYSE in book-entry form.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted TopCo Ordinary Shares or TopCo Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) TopCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted TopCo Ordinary Shares or TopCo Public Warrants for at least six months but who are TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of common shares then outstanding; or

•
the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by TopCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As a result, TopCo’s initial shareholders will be able to sell their TopCo Ordinary Shares pursuant to Rule 144 without registration one year after the closing of the business combination.

Registration Rights
Certain persons who will be holders of the TopCo Ordinary Shares immediately after consummation of the Business Combination, including the Sponsor, will be entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement”.
Listing of TopCo Securities
TopCo intends to apply to list the TopCo Ordinary Shares and the TopCo Public Warrants on the NYSE, upon the closing of the Business Combination.

COMPARISON OF SHAREHOLDER RIGHTS
This section describes the material differences between the rights of Pegasus shareholders before the consummation of the Business Combination, and the rights of TopCo Ordinary Shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands law and Dutch law and the respective governing documents of Pegasus and TopCo.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Pegasus shareholders are urged to carefully read the relevant provisions of the Cayman Companies Act, the Dutch Civil Code, the Dutch Financial Supervision Act, the Pegasus Memorandum and Articles of Association and the form of TopCo’s Articles of Association that will be in effect as of consummation of the Business Combination (a copy of which is attached to the accompanying proxy statement/prospectus as Annex C). References in this section to TopCo’s Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, TopCo’s Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Pegasus and Schmid or after the consummation of the Business Combination by amendment, in each case in accordance with their terms. If TopCo’s Articles of Association are amended, the below summary may cease to accurately reflect them as so amended.
Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
Authorized Capital
Pegasus is authorized to issue up to 200,000,000 Pegasus Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 Pegasus Class B Ordinary Shares of a par value of $0.0001 each and (iii) 2,000,000 preference shares of a par value of $0.0001 each.	It is anticipated that, as of the consummation of the Business Combination, the TopCo Articles of Association will provide for an authorized share capital in the amount required to corresponding to a total of all TopCo Ordinary Shares in accordance with the provisions of the TopCo Articles of Association.
Voting Rights

The Pegasus Memorandum and Articles of Association provide that the holders of shares of Pegasus shall have one vote for every share of which he / she is the holder at a general meeting of shareholders.
Unless specified in the Pegasus Memorandum and Articles of Association or as required by the Cayman Companies Act, an ordinary resolution, which requires the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of Pegasus or a unanimous written resolution of all of the Pegasus shareholders entitled to vote at a general meeting, is generally required to approve any matter voted on by Pegasus shareholders. Approval of certain actions require a special resolution under Cayman Islands law and the Pegasus Memorandum and Articles of Association, which generally requires the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by

The TopCo Articles of Association provide that each TopCo Ordinary Share carries the right to cast one vote in a TopCo General Meeting.
At the TopCo General Meeting, all resolutions are adopted by an absolute majority of the votes validly cast, except where Dutch law or the TopCo Articles of Association provide for more stringent requirements. The following resolutions of the TopCo General Meeting can only be adopted at the proposal of the TopCo Board and, during the nomination period, by a majority of seventy-five percent (75%) of the votes validly cast: (a) the issuance of TopCo Ordinary Shares or the granting of rights to subscribe for TopCo Ordinary Shares; (b) the limitation or exclusion of pre-emptive rights; (c) the designation of another corporate body of TopCo to issue TopCo Ordinary Shares or grant rights to subscribe for TopCo Ordinary Shares; (d) the reduction of the issued share capital of TopCo; (e) the amendment of the TopCo Articles of Association; (f) the legal merger or legal demerger of TopCo; (g) the dissolution of TopCo; and (h) the

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
proxy at a quorate general meeting of Pegasus or by a unanimous written resolution of all Pegasus shareholders entitled to vote at a general meeting of Pegasus, such actions include amending the Pegasus Memorandum and Articles of Association and approving a statutory merger or consolidation with another company.	instruction of the TopCo Board to apply for TopCo’s bankruptcy The TopCo Articles of Association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.
Appraisal / Dissenters’ Rights
Under certain circumstances, shareholders may dissent to a merger or consolidation of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Act. Where dissenter rights apply, dissenters to a merger or consolidation are entitled to receive fair value for their shares.	The concept of appraisal rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) holds at least 95% of the company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.
Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, such in accordance with Dutch law.
Dividends
The directors of Pegasus may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.	TopCo’s Articles of Association provide that the TopCo Board may decide that profits realised during a financial year will fully or partially be appropriated to increase and/or form reserves. Any profit remaining shall then be put at the disposal of the TopCo General Meeting.
Dutch law provides that distributions to shareholders may only be made up to the amount of the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law and/or the TopCo Articles of Association. The holders of TopCo Ordinary Shares shall be entitled pari passu to any distributions of TopCo.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
TopCo’s Articles of Association provide that the TopCo Board is permitted to make interim distributions without the approval of the TopCo General Meeting. Interim distributions may be distributed to the extent that its shareholders’ equity, based on interim financial statements, exceeds the issued share capital plus the reserves which must be maintained by law and/or the TopCo Articles of Association.
TopCo may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the TopCo Articles of Association from its shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then TopCo’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.
Purchase and Repurchase of Shares
Subject to the Cayman Islands Companies Act or applicable rules of the national securities exchange upon which the Pegasus Class A Ordinary Shares are listed, Pegasus may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine and agree with the relevant shareholder at the time of such purchase.
Under Dutch law, TopCo may not subscribe for newly issued TopCo Ordinary Shares. TopCo may acquire TopCo Ordinary Shares, subject to applicable provisions and restrictions of Dutch law and the TopCo Articles of Association, to the extent that:
•
such TopCo Ordinary Shares are fully paid-up;

•
TopCo’s equity capital, reduced by the TopCo’s shareholders equity less the purchase price for such TopCo Ordinary Shares is not less than the aggregate amount of the paid up and called up capital and the reserves which must be maintained pursuant to the law and/or the TopCo Articles of Association;

•
following the transaction contemplated, at least one TopCo Ordinary Share remains outstanding and is not held by TopCo; and

•
in case the Company is admitted to trading on a Regulated Market, the nominal value of the TopCo Ordinary Shares to be acquired, already held by TopCo or already held by TopCo as pledgee or which are held by TopCo subsidiaries, does not exceed 50% of the issued capital of TopCo.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize the TopCo Board to repurchase TopCo Ordinary Shares for a period of 18 months permitted under Dutch law and the TopCo Articles of Association from time to time. For each annual TopCo General Meeting, TopCo expects that the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Board to repurchase TopCo Ordinary Shares for a period of 18 months from the date of the resolution.
Redemption Rights
Upon consummation of the Business Combination, the Pegasus Memorandum and Articles of Association provide holders of the Pegasus Class A Ordinary Shares with the opportunity to redeem their Pegasus Class A Ordinary Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Pegasus to pay its taxes, if any, divided by the number of then-outstanding Pegasus Class A Ordinary Shares, provided that Pegasus shall not redeem Pegasus Class A Ordinary Shares in an amount that would cause Pegasus’s net tangible assets to be less than $5,000,001 immediately prior to or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.	Holders of TopCo Ordinary Shares will have no redemption rights.
If Pegasus seeks to amend any provision of the Pegasus Memorandum and Articles of Association (i) that would affect the substance or timing of Pegasus’s obligation to redeem 100% of the public shareholders’ Pegasus Class A Ordinary Shares if Pegasus has not consummated an initial business combination by April 30, 2024 or (ii) any other provision of the Pegasus Memorandum and Articles of Association relating to the rights of holders of Pegasus Class A Ordinary Shares, Pegasus must provide public shareholders with the opportunity to redeem their Pegasus Class A Ordinary Shares in connection with such vote, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Pegasus to pay its taxes, if any, divided by the number of then-outstanding

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

Pegasus Class A Ordinary Shares, provided that Pegasus shall not redeem Pegasus Class A Ordinary Shares in an amount that would cause Pegasus’s net tangible assets to be less than $5,000,001 following such redemption. Pegasus will redeem the public shareholders’ Pegasus Class A Ordinary Shares and liquidate if it does not complete a business combination by April 30, 2024.
After consummation of the initial business combination, holders of Pegasus Class A Ordinary Shares are not entitled to redemption rights with respect to their Pegasus Class A Ordinary Shares.
Pegasus Class B Ordinary Shares have no redemption rights.

Preemptive Rights
None.	Under the TopCo Articles of Association, each holder of TopCo Ordinary Shares shall have a pre-emptive right in proportion to the aggregate nominal amount of its existing TopCo Ordinary Shares on the date of the resolution to issue the TopCo Ordinary Shares, it being understood that this pre-emption right shall not apply to an issuance of TopCo Ordinary Shares to (i) employees of TopCo or employees of a TopCo group company and (ii) to a person exercising a previously obtained right to acquire
Under the TopCo Articles of Association, the pre-emptive rights in respect of newly issued TopCo Ordinary Shares may be restricted or excluded by a resolution of the TopCo General Meeting proposed by the TopCo Board. Pursuant to the TopCo Articles of Association, the TopCo General Meeting may authorize the TopCo Board to limit or exclude the preemptive rights in respect of newly issued TopCo Ordinary Shares. Such authorization for the TopCo Board can be granted and extended, in each case for a period not exceeding five years.
Amendments to Governing Documents
Amendment of any provision of the Pegasus Memorandum and Articles of Association requires a special resolution, being a resolution passed by the affirmative vote of shareholders holding a majority of not less than two-thirds (or in the case of amendments to the article 31.3, at least 90 per cent) of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of Pegasus or by a unanimous written resolution of all Pegasus shareholders entitled to vote at a general meeting of Pegasus. The Sponsor	At a TopCo General Meeting, at the proposal of the TopCo Board, the TopCo General Meeting may resolve to amend the articles of association.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
and Pegasus’s executive officers and directors have agreed that they will not propose any amendment to the Pegasus Memorandum and Articles of Association that would affect the substance or timing of Pegasus’s obligation to redeem 100% of the Pegasus Class A Ordinary Shares if Pegasus does not complete its initial business combination by April 30, 2024, unless Pegasus provides public shareholders with the opportunity to redeem their Pegasus Class A Ordinary Shares upon approval of any such amendment.
Number of Directors
The Pegasus Memorandum and Articles of Association provide that, unless otherwise determined by an ordinary resolution of Pegasus shareholders, the minimum number of directors shall be one and the maximum shall be unlimited.
Dutch law provides that a one-tier board must consist of one or more executive directors and one or more non-executive directors.
Under the TopCo Articles of Association, the total number of Directors, as well as the number of Executive Directors and Non-Executive Directors shall be determined by the TopCo Board.

Classes of Directors
The Pegasus Memorandum and Articles of Association provide that the initial board of directors shall consist of seven members elected as a single class with concurrent two year terms. At the expiry of such two year term one or more directors shall be elected or re-elected to succeed the directors whose terms expire at such date. Notwithstanding the foregoing, each director shall hold office until the expiration of his term or until his earlier death, resignation or removal.	Under the TopCo Articles of Association, the TopCo Board shall consist of Executive Directors and Non-Executive Directors (one-tier board) appointed as such by the TopCo General Meeting.
Nomination and Appointment of Directors
The Pegasus Memorandum and Articles of Association provide that shareholders seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of Pegasus not less than 120 calendar days before the date of Pegasus’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Pegasus did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the bord of directors of Pegasus with such deadline being a reasonable time before Pegasus begins to print and send its related proxy materials.
Under the TopCo Articles of Association, the General Meeting shall appoint the Directors on a binding nomination either as an Executive Director or as a Non-Executive Director.
For each Director, his term of office shall be specified and a Director who ceases this term of office is immediately eligible for reappointment.
On Closing, Prof. Dr. Sir Ralf Speth shall be a Non-Executive Director, serving a two-year term. All other Directors serving at the closing of the Business Combination will also serve two-year terms as well.
Under the TopCo Articles of Association, the General Meeting may at all times cancel the binding nature of a nomination for the appointment of a Director by means of a resolution adopted with a

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
majority of at least two thirds of the votes validly cast representing more than half of the issued share capital of TopCo. If the TopCo General Meeting overruled the binding nomination, a new nomination shall be made and a new TopCo General Meeting shall be called.
Election of Directors

The Pegasus Memorandum and Articles of Association provide that Pegasus shareholders may by ordinary resolution appoint any person to be a director. However, prior to the initial business combination, only holders of the Pegasus Class B Ordinary Shares outstanding will be entitled to vote on such ordinary resolution to appoint any person as director of Pegasus. Prior to the initial business combination holders of Pegasus Class A Ordinary Shares shall have no right to vote on the appointment of any director, even if such director will be appointed in connection with the closing of a business combination.
The directors of Pegasus may appoint any person to fill a vacancy or be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.
None.
Suspension and Removal of Directors

The Pegasus Memorandum and Articles of Association provide that the office of a director shall be vacated if:
(a)
the director gives notice in writing to Pegasus that he resigns the office of director; or

(b)
the director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the director is found to be or becomes of unsound mind; or

(e)
all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution

Under the TopCo Articles of Association, a Director may at any time be suspended or removed from the office by the TopCo General Meeting. An Executive Director may also be suspended, but not dismissed, by the TopCo Board at any time. A suspension may be extended one or more times but may not last longer than three (3) months in aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end. A suspension can be ended by the TopCo General Meeting at any time.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Pegasus Memorandum and Articles of Association or by a resolution in writing signed by all of the other directors; or
(f)
the director is removed from office pursuant to any other provision of the Pegasus Memorandum and Articles of Association, including by ordinary resolution of the Pegasus shareholders.

The Pegasus Memorandum and Articles of Association provides that prior to the initial business combination, only holders of the Pegasus Class B Ordinary Shares outstanding will be entitled to vote on such ordinary resolution to remove any person as director of Pegasus. Prior to the initial business combination holders of Pegasus Class A Ordinary Shares shall have no right to vote on the removal of any director.	A resolution of the TopCo General Meeting to suspend or dismiss a Director shall require a resolution adopted with a majority of at least two thirds of the votes validly cast representing more than half of the issued share capital of TopCo, unless the resolution is adopted (i) at the proposal of the TopCo Board, or (ii) during the nomination period with respect to a nominee, at the proposal of the Schmid shareholders.
Filling of Board Vacancies

The Pegasus Memorandum and Articles of Association provide that the directors may appoint any person as director of Pegasus to fill a vacancy. Please also see “Election of Directors” above.
The Pegasus Memorandum and Articles of Association further provide that the continuing directors (or a sole continuing director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Pegasus Memorandum and Articles of Association as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to be equal to such fixed number, or of summoning a general meeting of shareholders, but for no other purpose.

The TopCo Articles of Association provide that, in the event a Director is absent or unable to act, such Director may be temporarily replaced by a person whom the TopCo Board has designated for that purpose (a ‘stand-in’) and, until then, the other Director(s) shall be charged with the management of TopCo.
The TopCo Articles of Association furthermore provide that, in the event all Directors are absent or unable to act, the following person and/or persons shall be temporarily charged with the management of TopCo:
•
the person who most recently ceased to hold office as the Chairperson, provided that he is willing and able to accept the position; or

•
if such former Chairperson is unwilling or unable to accept that position, the person who most recently ceased to hold office as the CEO, provided that he is willing and able to accept the position.

Compensation of Directors
The Pegasus Memorandum and Articles of Association provide that the directors shall determine any compensation of the directors. The board of directors of Pegasus has appointed a compensation committee to oversee Pegasus’s compensation and employee benefit plans and	Under Dutch law, the general meeting of shareholders shall adopt a compensation policy for the board. The TopCo Articles of Association provide that the TopCo General Meeting shall determine the compensation policy for the Executive Directors and the Non-Executive

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
practices, including its executive compensation plans, and its incentive-compensation and equity-based plans.	Directors pursuant to a proposal of the TopCo Board. This policy is adopted or amended by the TopCo General Meeting with an absolute majority of the votes validly cast.
The TopCo Articles of Association provide that the authority to establish compensation and other terms of service for Executive Directors is vested in the TopCo Board, with due observance of the compensation policy for the TopCo Board.
The TopCo Articles of Association furthermore provide that the authority to establish compensation for Non-Executive Directors is vested in the TopCo General Meeting, with due observance of the compensation policy for the TopCo Board.
Under Dutch law, Executive Directors are not authorized to participate in the discussion and the decision-making process regarding the determination of the remuneration of the Executive Directors.
Manner of Acting by Board
The Pegasus Memorandum and Articles of Association provide that the affirmative vote by a majority of votes at a meeting of the directors is an act by the Pegasus Board. In the case of an equality of votes, the chairman of the meeting has a second or casting vote.
Dutch law provides that the board of directors of a company with a one-tier board is entrusted with the management of the company and the board shall for such purpose have all the powers within the limits of the law that are not granted to others by Dutch law and/or the articles of association. While performing their duties, directors shall act in accordance with the best interest of the company and the business connected thereto.
The TopCo Articles of Association provide that the Executive Directors shall carry out the day-to-day business of TopCo, while the Non-Executive Directors shall supervise the management and the performance of the duties of the Executive Directors as well as the day-to-day business of the Company. Each Director is responsible for the general course of affairs.
The TopCo Board may adopt board rules governing its internal proceedings and the allocation of responsibility for one or more specific matters of the TopCo Board to a certain Director or certain Directors as the TopCo Board deems necessary or appropriate, including but not limited to the authority to resolve on such matters. Unless these board rules determine otherwise, in the meetings of the TopCo Board each Director shall have the right to cast one vote.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

The TopCo Articles of Association provide that unless the TopCo Articles of Association or the board rules prescribe more stringent requirements, decisions of the TopCo Board shall be adopted by an absolute majority of the votes validly cast. At a meeting, the TopCo Board may only pass resolutions if the majority of the Directors – who are then in office, who are not suspended and who do not have a conflict of interest – is present or represented. A “conflict of interest” in this respect means: a direct or indirect personal interest which conflicts with the interest of TopCo and its business within the meaning of section 2:129 paragraph 6 of the Dutch Civil Code.
It is anticipated that, as of the consummation of the Business Combination, the TopCo board rules will provide for the following resolutions to be adopted by the TopCo Board as a whole:
(a)
the determination of the operational and financial aims of TopCo, the strategy designed to achieve the aims, and the parameters to be applied in relation to the strategy;

(b)
the division of tasks within the TopCo Board and allocation of duties of the TopCo Board to individual Directors;

(c)
such resolutions as the TopCo Board may determine;

(d)
transactions:

i.
that are not already covered by the adopted annual budget; and

ii.
that:

a.
lead to an amendment or deviation from the adopted annual budget and/or an expense overrun of the adopted annual budget by more than 5% but less than 15% in total relating to EBITDA (decrease), revenues (decrease) or capital expenditures (increase);

b.
involve capital expenditure investments or divestments representing an amount in excess of EUR 5,000,000 but less than EUR 50,000,000 per financial year; or

c.
involve M&A transactions representing an enterprise value in excess of EUR 5,000,000 but less than EUR 100,000,000

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of “transactions” shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments. encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments; unless the full TopCo Board has determined that such transactions may be approved by two or more Non-Executive Directors;
(e)
transactions:

i.
that are not already covered by the adopted annual budget; and

ii.
that:

a.
lead to a substantial amendment or deviation from the adopted annual budget and/or an expense overrun of the adopted annual budget by more than 15% in total relating to EBIDTA (decrease), revenues (decrease) or capital expenditures (increase);

b.
require the approval of the General Meeting;

c.
involve capital expenditure investments or divestments representing an amount in excess of EUR 50,000,000 per financial year; or

d.
involve M&A transactions representing an enterprise value in excess of EUR 100,000,000,

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of “transactions” shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

guarantees, and the making of private offerings of shares, bonds or other financial instruments;
(f)
public offerings and/or the admission to listing and trading of shares, bonds or other financial instruments on any stock exchange (except to the extent it concerns the admission to listing and trading of shares, bonds or other financial instruments of the class and type already admitted to listing and trading on the stock exchange concerned), or the termination of any such listing; and

(g)
determining a Director’s independence and qualifications for purposes of applicable NYSE and SEC requirements and for purposes of the DCGC.

It is furthermore anticipated that, as of the consummation of the Business Combination, the TopCo board rules will provide for the following resolutions to be adopted by the TopCo Board with the consent of the majority of the Non-Executive Directors:
(a)
the determination of corporate social responsibilities relevant to the activities of TopCo;

(b)
the adoption or amendment of the annual budget;

(c)
the appointment, replacement or removal of TopCo’s company secretary;

(d)
the appointment and dismissal of TopCo’s senior internal auditor;

(e)
the approval of TopCo’s internal audit plan;

(f)
the appointment of TopCo’s external auditor if the TopCo General Meeting does not proceed with this appointment;

(g)
the remuneration of TopCo’s external auditor and instructions to the external auditor to provide non-audit services;

(h)
to establish TopCo’s whistleblowers’ policy;

(i)
to enter into transactions in which there are conflicts of interest with Directors that are of material significance to the Company and/or to the relevant Director;

(j)
to enter into transactions with legal or natural persons who hold at least ten percent (10%) of the shares in TopCo that are of material significance to TopCo and/or to such persons;

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

(k)
the granting of personal loans, guarantees or the like to Directors as part of TopCo’s usual business operations;

(l)
the amendment of TopCo’s board rules;

(m)
to replace provisions of TopCo’s board rules that are or became invalid by provisions which are valid and the effect of which, given the contents and purpose of TopCo’s board rules is, to the greatest extent possible, similar to that of the invalid provisions;

(n)
approving, on behalf of TopCo as a shareholder or member of any subsidiary of TopCo, any matter which, under applicable law, the articles of association or other organizational documents of such subsidiary, requires such approval, unless the full TopCo Board has determined that such transactions may be approved by two or more Non-Executive Directors;

If there is a tie of votes, the Chairperson shall have a casting vote, provided that (i) there are at least three (3) Directors in office, (ii) the Chairperson is not suspended and (iii) during the nomination period, at least one person nominated by Anette and Christian Schmid votes in favour of the resolution concerned. Otherwise, the proposal shall be rejected.
A Director, who thinks that he has or might have a conflict of interest, shall notify his fellow Directors thereof as soon as possible. If TopCo has a sole Director, he shall be authorised to adopt the board resolution, despite such conflict of interest. If the TopCo Board consists of more than one Director, the fellow Directors shall, upon receipt of the aforementioned notification, decide whether the respective Director has a conflict of interest. In case it is decided that the respective Director has a conflict of interest, he may not participate in the consultation and decision-making of the TopCo Board regarding such resolution. If as a consequence none of the Directors may participate in the consultation and decision-making, all the Directors shall be authorised to adopt the board resolution, despite the conflict of interest.

Special Meetings of the Board
The Pegasus Memorandum and Articles of Association provide that a director or alternate director may, and the secretary or other officer of Pegasus on the direction of a director or alternate director shall, call a meeting of the directors by at	The TopCo Board shall meet at least four (4) times each financial year. Save in urgent cases (to be determined by the Chairperson), the agenda for a meeting shall be sent to all Directors at least seven (7) calendar days before the meeting. To the

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
least two days’ written notice to every director and alternate director. The notice shall set forth the general nature of the business to be considered. Notice may be waived by all the directors (or their alternates) either at, before or after the meeting is held.	extent possible, for each item on the agenda an explanation in writing shall be provided and/or other related documentation will be attached to the agenda.
Director Action by Written Consent
The Pegasus Memorandum and Articles of Association provide that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.	Under the TopCo Articles of Association, meetings of the TopCo Board may be held by means of an assembly of the Directors in person in a formal meeting, or by telephone, video conference or other means of communication (whether or not electronic), that enable those present to communicate with each other simultaneously. A Director may be represented by one of his fellow Directors at meetings of the TopCo Board pursuant to a written power of attorney. Such power of attorney may only relate to the one designated meeting specified therein.
Under the TopCo Articles of Association, resolutions of the TopCo Board can be adopted without holding a meeting, provided that (i) all Directors then in office without a conflict of interest have been given the opportunity to express their opinion on the proposed resolution, (ii) such majority of the Directors as required pursuant to these articles of association or the board rules has expressed themselves in favour of the relevant proposal in writing and (iii) none of the Directors then in office without a conflict of interest have objected, on reasonable grounds, to this manner of decision making process.
Annual Shareholders’ Meetings
The Pegasus Memorandum and Articles of Association provide that to the extent required by the rules and regulations of the national securities exchange upon which the Pegasus Class A Ordinary Shares are listed, an annual general meeting of Pegasus shall be held in each year at such time and place as determined by the directors.	Each year, within six (6) months after the end of the financial year, an annual TopCo General Meeting shall be held.
Special Shareholders’ Meetings
The Pegasus Memorandum and Articles of Association provides that an extraordinary general meeting may be called by the directors at any time and shall be called on the proper requisition of shareholders’ of Pegasus.	Extraordinary TopCo General Meetings (other than the annual TopCo General Meeting) will be held when required by law and otherwise as often as the TopCo Board deems, or the Chairperson and the Vice-Chairperson deem, necessary.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

TopCo Ordinary Shareholders will be permitted to request the TopCo Board to convene a TopCo General Meeting to the extent provided by Dutch law.
Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital of a Dutch public company may request the Dutch courts to order that a General Meeting should be held and may, on their application, be authorized by the court to convene a General Meeting. The court shall refuse the application if it does not appear that the applicants have previously requested the company’s management board to convene a General Meeting and the management board has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. Certain additional requirements apply to such request to the management board. Furthermore, the applicant should have a reasonable interest that the meeting is to be held.

Advance Notice Requirements for Shareholder Proposals (Other than Director Nominations)

The Pegasus Memorandum and Articles of Association provide that shareholders holding at least 30% in par value of the issued Pegasus shares carrying the rights to vote at a general meeting may provide a requisition to hold an extraordinary general meeting. Such shareholders’ requisition must:
(i)
specify the purpose of the meeting;

(ii)
be signed by or on behalf of each requisitioner; and

(iii)
be deposited at Pegasus’s registered office in the Cayman Islands.

The Pegasus Memorandum and Articles of Association provide that shareholders seeking to bring business before the annual general meeting must deliver notice to the principal executive offices of Pegasus not less than 120 calendar days before the date of Pegasus’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Pegasus did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the bord of directors of Pegasus with such deadline being a reasonable time before Pegasus begins to print and send its related proxy materials.

The agenda for a TopCo General Meeting shall contain such business as prescribed by law and as may be placed thereon by the person(s) entitled to convene the General Meeting. Substantiated requests to put items on the agenda for the TopCo General Meeting, made by one or more shareholders acting jointly representing at least the statutory threshold represent of 3%, shall be effected by the TopCo Board, if such a request has been made to the Board in writing or by means of electronic communication at least sixty (60) days prior to the date of the TopCo General Meeting.
The agenda of the TopCo General Meeting shall list which items are for discussion and which items are to be voted upon. No resolution shall be passed at the TopCo General Meeting in respect of matters not on the agenda.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
Notice and Record Date of Shareholder / Shareholders’ Meetings
The Pegasus Memorandum and Articles of Association requires that at least five clear days’ notice shall be given of any general meeting of Pegasus. The term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect. The meeting notice must specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and must be given in accordance with the notice provisions contained in the Pegasus Memorandum and Articles of Association or in such other manner if any as may be approved by ordinary resolution of the shareholders. Notice may be waived: (a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.	A notice convening a TopCo General Meeting will made with due observance of the relevant statutory minimum convening period. The record date for the TopCo General Meeting will be 28 days prior to the date of such TopCo General Meeting. The record date and the manner in which persons holding meeting rights can register and exercise their rights will be set out in the notice convening the meeting.
Quorum and Actions
The Pegasus Memorandum and Articles of Association provide that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders who together hold at least a majority of the shares entitled to vote as of the record date at such meeting.
Under the TopCo Articles of Association, no quorum requirement applies to the TopCo General Meeting (subject to any provisions of mandatory Dutch law). Certain resolutions can only be adopted by a majority of the votes cast which represent a certain part of the issued share capital.
Certain resolutions require an enhanced majority if less than half of the issued share capital is present or represented at the TopCo General Meeting.
The following resolutions of the TopCo General Meeting can only be adopted at the proposal of the TopCo Board and, during the nomination period, by a majority of seventy-five percent (75%) of the votes validly cast:
(a)
the issuance of shares or the granting of rights to subscribe for shares;

(b)
the limitation or exclusion of pre-emptive rights;

(c)
the designation of another corporate body of TopCo to issue shares or grant rights to subscribe for shares;

(d)
the reduction of the issued share capital of TopCo;

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

(e)
the amendment of these articles of association;

(f)
the legal merger or legal demerger of TopCo;

(g)
the dissolution of TopCo; and

(h)
the instruction of the TopCo Board to apply for TopCo’s bankruptcy.

If there is a tie in voting, the proposal shall be rejected.

Shareholder Action Without Meeting
The Pegasus Memorandum and Articles of Association provide that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.
Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (i) the articles of association expressly so allow, (ii) no bearer shares or depository receipts are issued, (iii) there are no persons entitled to the same rights as holders of depository receipts issued with the company’s cooperation, (iv) the Directors have been given the opportunity to give their advice on the resolution, and (v) the resolution is adopted unanimously by all shareholders that are entitled to vote.
The requirement of unanimity renders the adoption of resolutions of ordinary shareholders without a meeting practically infeasible for publicly traded companies like TopCo.

Indemnification of Directors and Officers
The Pegasus Memorandum and Articles of Association provide that each current and former director and officer of Pegasus shall be indemnified out of Pegasus’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful default or wilful neglect. No person shall be found to have committed actual fraud, wilful default or wilful neglect unless or until a court of competent jurisdiction shall have made a finding to that effect.
Pursuant to the TopCo Articles of Association and unless Dutch law provides otherwise, TopCo shall indemnify and hold harmless each Director, both former Directors and Directors currently in office (each of them, for the purpose hereof, an “indemnified person”), against any liabilities, claims, judgments, fines and penalties (“claims”) incurred by the indemnified person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each: a “legal action”), brought by any party other than TopCo or a group company (groepsmaatschappij) thereof, in relation to acts or omissions in or related to his capacity as an indemnified person.
Claims will include derivative actions brought on behalf of TopCo or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors against the indemnified person and claims by TopCo or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors for reimbursement for claims by third parties on the ground that any such

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder

indemnified person was jointly liable to that third party in addition to TopCo or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors.
The indemnified person will not be indemnified with respect to claims in so far as such claims relate to fraud (bedrog) committed by such indemnified person, or if the indemnified person shall have been adjudged to be liable for wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), provided that such fraud (bedrog), wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), as the case may be, had been adjudicated to have been the direct and primary cause for the claim for which indemnification hereunder is sought by a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree.

Limitation on Liability of Directors
The Pegasus Memorandum and Articles of Association provide that no current or former director and officer of Pegasus shall be liable to Pegasus for any loss or damage incurred by Pegasus as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful default or wilful neglect of such Indemnified Person. No person shall be found to have committed actual fraud, wilful default or wilful neglect unless or until a court of competent jurisdiction shall have made a finding to that effect.	Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to all TopCo Directors.
Dissolution/Liquidation
The Pegasus Memorandum and Articles of Association provide that in the event that either (a) Pegasus does not consummate a business combination by April 30, 2024, or (b) a resolution is passed pursuant to the Cayman Companies Act to commence Pegasus’s voluntary liquidation prior to the consummation of a business combination for any reason, Pegasus shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Pegasus Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then
Pursuant to the TopCo Articles of Association, the TopCo General Meeting may resolve to dissolve TopCo at the proposal of the TopCo Board and during the nomination period, by a majority of seventy-five percent (75%) of the votes validly cast. The Directors shall be in charge of the liquidation of the affairs of TopCo, unless the TopCo General Meeting appoints one or more other persons for that purpose or Dutch law provides otherwise.
Upon the liquidation of TopCo, the balance remaining after payment of debts shall be transferred to the TopCo Ordinary Shareholders in proportion to the aggregate nominal amount of their TopCo Ordinary Shares.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
outstanding Pegasus Class A Ordinary Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pegasus’s remaining shareholders and the Pegasus Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Rights of Inspection
The Pegasus Memorandum and Articles of Association provide that the directors shall determine whether and to what extent and at what times and places and under what conditions or regulations Pegasus’s accounts and books or any of them shall be open to the inspection of shareholders not being directors and no shareholder (not being a director) shall have any right of inspecting any account or book or document of Pegasus except as conferred by the Cayman Companies Act or authorized by the directors or by the shareholders in general meeting.	Shareholders will be provided, at the TopCo General Meeting, with all information that the shareholders reasonably require for the exercise of their powers, unless doing so would be contrary to an overriding interest of TopCo or its stakeholders. TopCo must give reason to shareholders for electing not to provide such information on the basis of overriding interest. In principle, shareholders have no such right to obtain specific information they would like to receive outside a TopCo General Meeting.
Derivative Shareholder Suits

Pegasus’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Pegasus’s officers or directors usually may not be brought by a shareholder.
However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders in principle do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such shareholder actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach – often on the basis of such declaratory judgment – a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
A shareholder may have a direct right of action against Pegasus where the individual rights of that shareholder have been infringed or are about to be infringed.	may also itself, outside the collective action, institute a civil claim for damages.
Conflict of Interest Transactions
The Pegasus Memorandum and Articles of Association provide that no person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with Pegasus, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of Pegasus in which any director or alternate director shall be in any way interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to t Pegasus for any profit realised by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. Additionally, a director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction (including in respect of any business combination) in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him to his fellow directors at or prior to its consideration and any vote thereon.
Under Dutch law, a director with a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it must abstain from participating in the decision-making process (i.e., the consultation and the decision-making) with respect to the relevant matter. A director with such a conflict of interest is expected to promptly notify the other directors of his or her conflict. If it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified (subject to certain restrictions).
The TopCo Articles of Association provide that a Director, who thinks that he has or might have a conflict of interest, shall notify his fellow Directors thereof as soon as possible. The TopCo Articles of Association provide that if TopCo has a sole Director, he shall be authorised to adopt the board resolution, despite such conflict of interest. If the TopCo Board consists of more than one Director, the fellow Directors shall, upon receipt of the aforementioned notification, decide whether the respective Director has a conflict of interest. In case it is decided that the respective Director has a conflict of interest, he may not participate in the consultation and decision-making of the TopCo Board regarding such resolution. If as a consequence none of the Directors may participate in the consultation and decision-making, all the Directors shall be authorised to adopt the board resolution, despite the conflict of interest.
TopCo Directors with a conflict of interest remain authorized to represent TopCo. However, the relevant TopCo Director may under certain circumstances be held personally liable for any damage suffered by TopCo as a consequence of the transaction.

Listing
Pegasus’s Class A Ordinary Shares trade on NYSE.	The TopCo Ordinary Shares to be received by the Pegasus and Schmid shareholders pursuant to the terms of the Business Combination Agreement will trade on NYSE.

Rights of Pegasus Shareholders	Rights of TopCo Ordinary Shareholder
Anti-Takeover Provisions

Subject to the provisions of the Cayman Companies Act, the Pegasus Memorandum and Articles of Association and the rules of NYSE, the SEC or any other competent regulatory authority, the directors have general and unconditional authority to allot, issue, grant options over or otherwise deal with any unissued Pegasus Ordinary Shares or preference shares to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Pegasus shares to the extent that it may affect the ability of Pegasus to carry out a Class B Share Conversion as described in the Pegasus Memorandum and Articles of Association.
The directors may so deal with the unissued Pegasus shares:
(a)
either at a premium or at par; or

(b)
with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise. Pegasus may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Pegasus Ordinary Shares or other securities in Pegasus at such times and on such terms and conditions as the directors may decide.

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. TopCo has adopted several procedural and other requirements that may have the effect of making a takeover of TopCo more difficult or less attractive, including:
•
The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize the TopCo Board to issue TopCo Ordinary Shares and to limit or exclude preemptive rights on those TopCo Ordinary Shares, which could enable the TopCo Board to dilute the holding of an acquirer by issuing TopCo Ordinary Shares to other parties. Issuances of TopCo Ordinary Shares may therefore make it more difficult for a shareholder or potential acquirer to obtain control over TopCo.

•
A requirement that certain matters, including an amendment of the TopCo Articles of Association, a legal merger, legal demerger or a resolution to dissolve TopCo, may only be brought to the shareholders for a vote upon a proposal by the TopCo Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pegasus Relationships and Related Party Transactions
Founder Shares
On April 16, 2021, the Sponsor purchased 5,750,000 Pegasus Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Subsequently, 125,000 Pegasus B Ordinary Shares were cancelled. The Sponsor subsequently transferred 1,375,000 Pegasus Class B Ordinary Shares to certain IPO anchor investors and in addition transferred Pegasus Class B Ordinary Shares to the directors and officers of Pegasus. The Founder Shares are subject to transfer restrictions.
In connection with the Business Combination Agreement, the Sponsor and the directors and officers of Pegasus agreed to forfeit a total of 2,812,500 Founder Shares to be used in connection with non-redemption or other investor agreements or otherwise be cancelled at closing. Holders of Founder Shares have agreed, for no additional consideration, to waive any redemption rights with respect to the Founder Shares. As a result, at Closing the Sponsor will receive 975,000 TopCo Ordinary Shares for its remaining Founder Shares and the directors and officers will receive 462,500 TopCo Ordinary Shares. The IPO anchor investors will receive 1,375,000 TopCo Ordinary Shares for their Pegasus Class B Ordinary Shares. The Sponsor and the officers and directors of Pegasus have agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby.
Private Placement Warrants
The Sponsor paid an aggregate of $9,750,000 for its 9,750,000 Private Placement Warrants and such Private Placement Warrants will expire worthless if a business combination is not consummated by April 30, 2024 (or a later date approved by Pegasus Shareholders through an amendment to the Pegasus Memorandum and Articles of Association). Each Private Placement Warrant entitles the holder to purchase one Pegasus Class A Ordinary Share for $11.50 per share. The Private Placement Warrants are substantially similar to the Pegasus Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the public warrants are called for redemption and a certain price per Pegasus Class A Ordinary Share threshold is met) and (iii) subject to certain limited exceptions including the Pegasus Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, will be subject to transfer restrictions until 30 days following the consummation of an initial business combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Pegasus in all redemption scenarios and exercisable by holders on the same basis as the Pegasus Public Warrants.
Registration Rights
Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pegasus register the Private Placement Warrants, Pegasus Class A Ordinary Shares underlying the Private Placement Warrants and Pegasus Class B Ordinary Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Pegasus subsequent to its completion of an initial business combination and rights to require Pegasus to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pegasus will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. Pegasus will bear the expenses incurred in connection with the filing of any such registration statements. At the closing of the Business Combination, TopCo will enter into the Registration Rights Agreement, which will amend and restate the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Sponsor will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

Administrative Services Agreement
On October 26, 2021, Pegasus entered into an Administrative Services Agreement pursuant to which it agreed to pay the Sponsor a total of $14,000 per month for office space, utilities and administrative support.
Schmid Relationships and Related Party Transactions
For information on transactions which Schmid has been a party to and in which any members of Schmid’s board or senior management who will become a member of the TopCo Board or senior management upon completion of the Business Combination had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Management of TopCo After the Business Combination” and the share ownership described under “Beneficial Ownership of TopCo Securities”, see note 33 of Schmid’s combined financial statements.
In addition, note that the compensation committee of Pegasus has approved an individual retention fee of $500,000 each to be paid to Prof. Dr. Sir Ralf Speth, F. Jeremey Mistry and Stefan Berger within five business days of the completion of the Business Combination subject to, among other conditions, such individuals remaining available as an advisor to TopCo and expecting to remain so for the six months following the completion of the Business Combination.
TopCo Relationships and Related Party Transactions
Remuneration Agreements with TopCo Board Members and Senior Management
For a description of our remuneration agreements with members of the TopCo Board and senior management, see “Management of TopCo After the Business Combination — Compensation”.
Indemnification Agreements
Effective upon the completion of the Business Combination, TopCo’s Articles of Association will provide for certain indemnification rights for TopCo’s directors and executive officers, and TopCo will enter into an indemnification agreement with each of TopCo’s directors and executive officers providing for procedures for indemnification and advancements by TopCo of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to TopCo or, at TopCo’s request, service to other entities, as directors or officers to the maximum extent permitted by Dutch law.
Review, Approval or Ratification of Transactions with Related Persons
While TopCo does not yet have a formal written policy or procedure for the review, approval or ratification of related party transactions, the TopCo Board intends to review and consider the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and intends to have the non-interested directors pass any resolution when it determines that such transaction is appropriate under the circumstances.
Upon the completion of the Business Combination, TopCo will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in the decision-making process relating to transactions in which such director or officer has a conflict of interest. Consistent with Dutch law, if the TopCo Board must approve a transaction in which a director has a conflict of interest, such transaction can only be effected if it has been approved by a majority of the TopCo Board (including a majority of independent directors) not otherwise interested in the transaction and such transaction must be fair and reasonable to TopCo and on terms not less favorable to TopCo than those available from unaffiliated third parties. In addition, TopCo will adopt a policy requiring that TopCo’s Audit Committee review and approve any transaction that would require disclosure under Item 7.B. of Form 20-F.

BENEFICIAL OWNERSHIP OF TOPCO SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Pegasus ordinary shares as of June 30, 2023, and (ii) expected beneficial ownership of TopCo Ordinary Shares immediately following the Business Combination, assuming that no Pegasus Shares are redeemed, and alternatively the maximum number of Pegasus Shares are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding TopCo Ordinary Shares post-Business Combination;

•
each of Pegasus’s current executive officers and directors;

•
each person who will become an executive officer or director of TopCo post — Business Combination; and

•
all current executive officers and directors of Pegasus, as a group, and all executive officers and directors of TopCo post — Business Combination, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The following table illustrate varying ownership levels in TopCo immediately following the consummation of the Business Combination based on three scenarios, (i) no additional redemptions by Pegasus Public Shareholders (subsequent to the redemptions on April 19, 2023 and July 26, 2023 and December 7, 2023), (ii) assuming redemptions of not more than is required to reach the minimum cash condition in the Business Combination Agreement of $35,000,000 (i.e. 3,274,014 of Pegasus Class A Ordinary Shares are not redeemed for their pro rata share of the cash in the Trust Account in connection with the Pegasus Share Redemptions representing approximately $35,000,000 in the Trust Account as of June 30, 2023, under the assumption that no PIPE agreements are concluded which would lower the requirement of proceeds from the Trust Account to satisfy the minimum cash condition under the Business Combination Agreement) and (iii) assuming the minimum cash condition is waived by the parties to the Business Combination Agreement, a further 1,705,961 Pegasus Class A Ordinary Shares are redeemed, so that TopCo shall have at least $5,000,001 of net tangible assets. The tables further assumes the following: (i) 2,812,500 Pegasus Class B Ordinary Shares are not used for incentives to PIPE investors and/or non-redemption agreements and are cancelled, (ii) there are no Dissenting Pegasus Shareholders, (iii) no PIPE investments or other additional investors in TopCo at the consummation of the Business Combination who will receive TopCo Ordinary Shares, and (iv) that none of the Pegasus Private Placement Warrants or the Pegasus Public Warrants have been exercised or are exercised at the time of the completion of the Business Combination.
Unless otherwise indicated, TopCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To TopCo’s knowledge, no TopCo Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
The business address for all executive officers and directors of TopCo will be Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. The business address of Christian Schmid and Anette Schmid currently is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.

	Post-Business Combination
	Assuming Minimum Redemption		Assuming Redemption so that approximately $35,000,000 will remain in the Trust Account		Assuming Maximum Redemption
Beneficial Owner	Number	%	Number	%	Number	%
Current Executive Officers and Directors of Pegasus(1)(2)
Sponsor(3)	975,000(4)	1.49%	975,000(4)	1.52%	975,000(4)	1.56%
Prof. Sir Ralf Speth	185,000	0.28%	185,000	0.29%	185,000	0.30%
Florian Wolf	30,833	0.05%	30,833	0.05%	30,833	0.05%
Jeffrey H. Foster	30,833	0.05%	30,833	0.05%	30,833	0.05%
Steven Norris	30,833	0.05%	30,833	0.05%	30,833	0.05%
John Doherty	30,833	0.05%	30,833	0.05%	30,833	0.05%
F. Jeremey Mistry	77,084	0.12%	77,084	0.12%	77,084	0.12%
Dr. Stefan Berger	77,084	0.12%	77,084	0.12%	77,084	0.12%
Executive Officers and Directors of TopCo Post-Business Combination(5)
Christian Schmid(6)	13,961,513	21.32%	13,961,513	21.73%	13,961,513	22.32%
Anette Schmid(6)	13,961,513	21.32%	13,961,513	21.73%	13,961,513	22.32%
Prof. Sir Ralf Speth	185,000	0.28%	185,000	0.29%	185,000	0.30%
Dr. Stefan Berger	77,084	0.12%	77,084	0.12%	77,084	0.12%
5% and Greater Shareholders
Christian Schmid(6)	13,961,513	21.32%	13,961,513	21.73%	13,961,513	22.32%
Anette Schmid(6)	13,961,513	21.32%	13,961,513	21.73%	13,961,513	22.32%
Community of Heirs(7)	30,249,944	46.19%	30,249,944	47.07%	30,249,944	48.36%

(1)
The business address of each of these entities and individuals is 100 Field Point Rd., 1st Floor, Greenwich, CT 06830 (from September 1, 2023, Pegasus will relocate its executive offices to 660 Steamboat Road, Greenwich, CT 06830 and as a result the business address of each of these entities and individuals will change to the new address).

(2)
Does not include 9,750,000 Pegasus Class A Ordinary Shares underlying the Private Placement Warrants which are held by the Sponsor (7,000,000 Private Placement Warrants) and by the officers and directors of Pegasus (2,750,000 Private Placement Warrants).

(3)
The shares reported herein are held in the name of the Sponsor. James Condon and Patrick Miller, who are directors of Pegasus, share voting and investment control over shares held by the Sponsor by virtue of their shared control of the board of managers of the Sponsor and may be deemed to have shared beneficial ownership of the Pegasus Class B Ordinary Shares held directly by the Sponsor. James Condon and Patrick Miller will not directly hold any TopCo shares at the consummation of the Business Combination

(4)
Does not include any shares indirectly owned by this individual as a result of an ownership interest in the Sponsor.

(5)
Julia Natterer, who is expected to take the role of Chief Financial Officer, will not hold any TopCo shares at the consummation of the Business Combination. The three remaining directors of TopCo are expected to be designed before the consummation of the Business Combination.

(6)
Does not include the shares indirectly held by Christian Schmid and Anette Schmid as a result of being beneficiaries of the Community of Heirs after Dieter C. Schmidt (Erbengemeinschaft).

(7)
Christian Schmid and Anette Schmid are the sole beneficiaries of the Community of Heirs after Dieter C. Schmidt (Erbengemeinschaft).

PRICE RANGE OF SECURITIES AND DIVIDENDS
Pegasus
Price Range of Pegasus’s Securities
The Pegasus Public Units, each of which consists of one Pegasus Class A Ordinary Share and one-third of one Pegasus warrant to acquire one Pegasus Class A Ordinary Share, began trading on NYSE under the symbol “PGSS.U” on October 22, 2021. On December 10, 2021, Pegasus announced that holders of its Pegasus Public Units could elect to separately trade the Pegasus Class A Ordinary Shares and Pegasus Public Warrants commencing on December 13, 2021. Thereafter, the Pegasus Class A Ordinary Shares and Pegasus Public Warrants began trading on NYSE under the symbols “PGSS” and “PGSS.W,” respectively.
On May 30, 2023, the trading date before the public announcement of the Business Combination, the Pegasus Public Units, Pegasus Class A Ordinary Shares and Pegasus Public Warrants closed at $10.59, $10.60 and $0.07, respectively. As of           , 2024, the Record Date, the closing price for each Pegasus Public Unit, Pegasus Class A Ordinary Share, and Pegasus Public Warrant was $      , $      , $      and $      , respectively.
Holders of the Pegasus Public Units, Pegasus Class A Ordinary Shares and Pegasus Public Warrants should obtain current market quotations for their securities. The market price of Pegasus’s securities could vary at any time before the Business Combination.
Holders
There is one holder of record of the Pegasus Public Units, one holder of record of the separately traded Pegasus Class A Ordinary Shares, and one holder of record of the separately traded Pegasus Public Warrants.
Dividend Policy
Pegasus has not paid any cash dividends on its Pegasus Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Schmid
Price Range of Schmid Securities
Historical market price information regarding Schmid’s ordinary shares is not provided because they do not have a public market.
Dividend Policy
Schmid has never declared or paid any cash dividends on its ordinary shares.
TopCo
Price Range of TopCo’s Securities
Historical market price information regarding TopCo is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the TopCo Ordinary Shares.
Dividend Policy
TopCo has not paid any cash dividends on the TopCo Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon TopCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board, it being noted that any proposal for dividend by the TopCo Board after the adoption of the annual accounts of TopCo shall be at the disposal of the Extraordinary General Meeting of TopCo. However, TopCo does not anticipate paying any dividends on the TopCo Ordinary Shares for the foreseeable future.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
Pegasus is asking its shareholders to authorize the adoption of, and approve, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.
Pegasus shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement) to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Pegasus shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Vote Required for Approval
The Business Combination is conditioned on the approval of the Business Combination Proposal at the Extraordinary General Meeting. Additionally, each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by Pegasus shareholders, the Business Combination will not be consummated.
This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the Pegasus shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns    % of the issued Pegasus Ordinary Shares and have not purchased any Pegasus Class A Ordinary Shares, but may do so at any time.
Resolution to be Voted Upon
“RESOLVED, as an ordinary resolution, that the Business Combination Agreement dated as of May 31, 2023 (as amended by that First Amendment to Business Combination Agreement dated as of September 26, 2023 and as it may be further amended from time to time, the “Business Combination Agreement”), by and among Pegasus Digital Mobility Acquisition Corp. (“Pegasus”), Gebr. Schmid GmbH, a German limited liability company (“Schmid”), Pegasus Topco B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SCHMID Group N.V. prior to closing of the Business Combination) (“TopCo”), and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”) pursuant to which several transactions will occur, and in connection therewith, TopCo will become the ultimate parent company of Schmid and Pegasus (the “Business Combination”), and the consummation of the transactions contemplated thereby each be confirmed, ratified, authorized and approved in all respects.”
Recommendation of the Pegasus Board
THE PEGASUS BOARD RECOMMENDS
THAT PEGASUS SHAREHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL
Overview
Pegasus is asking its shareholders to authorize and approve the Plan of Merger and the consummation of the Merger.
Pegasus shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Documents, including the Plan of Merger between Pegasus, Merger Sub and TopCo, which will be substantially in the form attached as Annex A-1 (Original Business Combination Agreement) and Annex A-2 (First Amendment to Business Combination Agreement) to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Merger. Pegasus shareholders are urged to read carefully the Plan of Merger in its entirety before voting on this proposal.
Vote Required for Approval
The Business Combination is conditioned on the approval of the Merger Proposal at the Extraordinary General Meeting. Additionally, each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by Pegasus shareholders, the Business Combination will not be consummated.
This Merger Proposal (and consequently, the Plan of Merger and the Merger) will be adopted and approved only if the Pegasus shareholders approve a special resolution which requires the affirmative vote of the holders of at least two thirds of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on Merger Proposal. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Merger Proposal.
As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Merger Proposal. As of the date hereof, the Sponsor owns    % of the issued Pegasus Ordinary Shares and have not purchased any Pegasus Class A Ordinary Shares, but may do so at any time.
Resolution to be Voted Upon
“RESOLVED, as a special resolution, that:
(a)
the Plan of Merger, by and among, Pegasus, Merger Sub and TopCo in the form tabled to the Extraordinary General Meeting (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of Merger”) pursuant to which Pegasus will merge with Merger Sub (the “Merger”) so that Pegasus will be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in Pegasus by virtue of such Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)
Pegasus be authorized to enter into the Plan of Merger;

(c)
the Plan of Merger be executed by any one director on behalf of Pegasus and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands;

(d)
as at the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of Pegasus as the surviving company will be in the form of the memorandum and articles of association of Pegasus in effect immediately before the Effective Time.”

Recommendation of the Pegasus Board
THE PEGASUS BOARD RECOMMENDS
THAT PEGASUS SHAREHOLDERS VOTE “FOR”
THE MERGER PROPOSAL.
Appraisal Rights under the Cayman Companies Act
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Pegasus Public Shareholders are still entitled to exercise the rights of redemption in respect to their Pegasus Class A Ordinary Shares as set out herein, and Pegasus’s Board of Directors has determined that the redemption proceeds payable to Pegasus Public Shareholders who exercise such redemption rights represent the fair value of those shares. Excerpts of relevant sections of the Cayman Companies Act follow:
Section 238 — Rights of dissenters
238(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
238(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
238(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.
238(4) Within twenty (20) days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.
238(5) A member who elects to dissent shall, within twenty (20) days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating (a) that person’s name and address; (b) the number and classes of shares in respect of which that person dissents; and (c) a demand for payment of the fair value of that person’s shares.
238(6) A member who dissents shall do so in respect of all shares that that person holds in the constituent company.
238(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).
238(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty (30) days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.
238(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty (20) days immediately following the date on which the period expires (a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and (b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

238(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
238(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.
238(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
238(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
238(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
38(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
238(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.
Section 239 — Limitation on rights of dissenters
239(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —
(a) shares of a surviving or consolidated company, or depository receipts in respect thereof;
(b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders;
(c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or
(d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).
239(2) Repealed by section 11 of the Companies (Amendment) (No. 2) Act, 2018 [Law 46 of 2018].
Pegasus shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.
Holders of Pegasus Public Warrants and Pegasus Public Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL
Overview
Pegasus is proposing the Adjournment Proposal to allow the Pegasus Board to adjourn the Extraordinary General Meeting to a later date or dates (A) in order to solicit additional proxies from Pegasus shareholders in favor of the Business Combination Proposal or the Merger Proposal, (B) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Pegasus has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Pegasus shareholders prior to the Extraordinary General Meeting, or (C) if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets. In either such case the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting. In either such case the Adjournment Proposal will be the only proposal presented at the Extraordinary General Meeting.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Pegasus shareholders, the Pegasus Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal or any other proposal, or if Pegasus Public Shareholders have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets.
Vote Required for Approval
The Adjournment Proposal is not conditioned on the approval of any other proposal.
The Adjournment Proposal will be adopted and approved only if the Pegasus shareholders approve an ordinary resolution which requires the affirmative vote of the holders of at least a majority of the Pegasus Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting at which a quorum is present. Abstentions, while considered present for the purpose of establishing a quorum, will have no effect on the outcome of the vote on Adjournment Proposal. Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder and, consequently, while considered present for the purpose of establishing a quorum, broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal
As of the date of this proxy statement/prospectus, the Sponsor and the directors of the Company as well as the management of the Company has agreed to vote any Pegasus Ordinary Shares owned by them in favor of the Adjournment Proposal, if presented. As of the date hereof, such Pegasus shareholders have not purchased any Pegasus Class A Ordinary Shares, but may do so at any time.
Resolution to be Voted Upon
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary or appropriate, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Merger Proposal or (ii) if holders of Class A ordinary shares, par value US$0.0001 each, of Pegasus (the “Pegasus Class A Ordinary Shares”) have elected to redeem an amount of Pegasus Class A Ordinary Shares such that Pegasus would have less than $5,000,001 of net tangible assets, be approved.”
Recommendation of the Pegasus Board
THE PEGASUS BOARD RECOMMENDS
THAT PEGASUS SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

EXPERTS
The financial statements of Pegasus Digital Mobility Acquisition Corp. as of December 31, 2022 and 2021, and for the year-ended December 31, 2022 and for the period from March 30, 2021 (inception) through December 31, 2021, appearing in this Registration Statement/Proxy Statement have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing. The report on the financial statements contains an explanatory paragraph regarding Pegasus Digital Mobility Acquisition Corp.’s ability to continue as a going concern.
The combined financial statements of Gebr. Schmid GmbH as of December 31, 2022, December 31, 2021, and January 1, 2021, and for each of the years in the two-year period ended December 31, 2022, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
TopCo is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of TopCo, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of TopCo may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or TopCo, or to enforce against such individuals or TopCo in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. TopCo has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.
HOUSEHOLDING INFORMATION
Unless Pegasus has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Pegasus believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Pegasus shareholders will be “householding” this proxy statement/prospectus. Pegasus shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:
•
If the shares are registered in the name of the shareholder, the shareholder should contact Pegasus at its offices at 660 Steamboat Road, Greenwich, CT 06830 or by telephone at +1 (475) 282-0866, to inform Pegasus of his or her request; or

•
If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR
The transfer agent for Pegasus securities is Continental Stock Transfer & Trust Company.
FUTURE SHAREHOLDER PROPOSALS
Pursuant to the TopCo Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if TopCo has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the Extraordinary General Meeting.

WHERE YOU CAN FIND MORE INFORMATION
Pegasus files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Pegasus’s public filings are also available to the public from the SEC’s website at www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or Pegasus’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Pegasus at the following address and telephone number:
Pegasus Digital Mobility Acquisition Corp.
660 Steamboat Road,
Greenwich, CT 06830
United States
Attention: Investor Relations
Email: investor-relations@pegasusdm.com
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Pegasus’s proxy solicitation agent at the following address and telephone number:
Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Pegasus shareholder and would like to request documents, please do so by           , 2024, or five business days prior to the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. If you request any documents from Pegasus, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of TopCo in addition to being a proxy statement of Pegasus for the Extraordinary General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Pegasus has been supplied by Pegasus, and all such information relating to Schmid has been supplied by Schmid. Information provided by either Pegasus or Schmid does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Pegasus for the Extraordinary General Meeting. Pegasus has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Pegasus, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page No.
Interim Financial Statements of Pegasus Digital Mobility Acquisition Corp. (unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-2
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022	F-3
Condensed Consolidated Statements of Changes in Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-5
Audited Financial Statements of Pegasus Digital Mobility Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-25
Balance Sheet as of December 31, 2022 and 2021	F-26
Statement of Operations for the year ended December 31, 2022 and the period from March 30, 2021 (inception) through December 31, 2021	F-27
Statement of Changes in Shareholders’ Equity for the year ended December 31, 2022 and the period from March 30, 2021 (inception) through December 31, 2021	F-28
Statement of Cash Flows for the year ended December 31, 2022 and the period from March 30, 2021 (inception) through December 31, 2021	F-29
Notes to Financial Statements	F-30
Interim Condensed Combined Financial Statements of SCHMID Group (Unaudited)
Interim Condensed Combined Statements of Profit and Loss and Other Comprehensive Income (Loss) for the six months periods ended June 30, 2023 and 2022	F-48
Interim Condensed Combined Statements of Financial Position as of June 30, 2023 and December 31, 2022	F-49
Interim Condensed Combined Statements of Changes in Equity for the six-months periods ended June 30, 2023 and 2022	F-50
Interim Condensed Combined Statement of Cash Flows for the six-months periods ended June 30, 2023 and 2022	F-51
Notes to the Interim Condensed Combined Financial Statements	F-52
Audited Combined Financial Statements of SCHMID Group
Report of Independent Registered Public Accounting Firm	F-64
Combined Statements of Operations and Other Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021	F-65
Combined Statements of Financial Position as of December 31, 2022, 2021 and January 1, 2021	F-66
Combined Statement of Changes in Equity for the years ended December 31, 2022 and 2021	F-67
Combined Statement of Cash Flows for the years ended December 31, 2022 and 2021	F-68
Notes to the Combined Financial Statements	F-69

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$444,059	$428,967
Prepaid expenses	48,851	61,381
Total current assets	492,910	490,348
Non-current assets
Marketable securities held in Trust Account	76,959,827	230,595,291
Total non-current assets	76,959,827	230,595,291
Total Assets	$77,452,737	$231,085,639
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$650,023	$297,739
Accrued expenses	1,037,564	469,749
Due to related party	284,532	200,530
Promissory note- related party	5,469,907	—
Total current liabilities	7,442,026	968,018
Non-current liabilities
Warrant liabilities	2,372,500	498,623
Deferred underwriting commissions	7,875,000	7,875,000
Total non-current liabilities	10,247,500	8,373,623
Total Liabilities	17,689,526	9,341,641
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 7,199,073 and 22,500,000 shares issued and outstanding at redemption value as of June 30, 2023 and December 31, 2022, respectively	76,959,827	230,595,291
Shareholders’ Deficit
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 7,199,073 and 22,500,000 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively)	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized; 5,625,000 shares issued and outstanding	563	563
Additional paid-in capital	—	—
Accumulated deficit	(17,197,179)	(8,851,856)
Total Shareholders’ Deficit	(17,196,616)	(8,851,293)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$77,452,737	$231,085,639
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Listing fee amortization expense	$24,426	$21,250	$48,852	$42,500
Administrative expenses – related party	42,000	42,000	84,000	84,000
Administrative expenses – other	393,761	52,387	453,552	64,280
Legal and accounting expenses	703,849	65,473	2,835,952	312,431
Insurance expense	—	178,233	49,531	356,467
Operating expenses	1,164,036	359,343	3,471,887	859,678
Loss from operations	(1,164,036)	(359,343)	(3,471,887)	(859,678)
Other income (loss):
Change in fair value of warrant liability	(159,928)	1,602,000	(2,264,555)	2,637,750
Interest and dividend income on marketable securities held in Trust Account	1,264,132	238,315	3,732,003	279,836
Loss on foreign exchange conversion	(29,652)	—	(29,652)	—
Total other income, net	1,074,552	1,840,315	1,437,796	2,917,586
Net (loss) income	$(89,484)	$1,480,972	$(2,034,091)	$2,057,908
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	10,561,914	22,500,000	16,497,979	22,500,000
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$0.06	$0.05	$0.01	$0.08
Weighted average shares outstanding, Class B ordinary shares	5,625,000	5,625,000	5,625,000	5,625,000
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.13)	$0.04	$(0.39)	$0.06
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN ORDINARY SHARES
SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Ordinary Shares Subject to Possible Redemption		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	22,500,000	$230,595,291	5,625,000	$563	$—	$(8,851,856)	$(8,851,293)
Accretion of Class A ordinary shares to redemption value	—	4,717,871	—	—	—	(4,717,871)	(4,717,871)
Net loss	—	—	—	—	—	(1,944,607)	(1,944,607)
Balance – March 31, 2023	22,500,000	235,313,162	5,625,000	563	—	(15,514,334)	(15,513,771)
Equity award grant of Private Placement Warrants	—	—	—	—	390,678	—	390,678
Redemption of Class A ordinary shares	(15,300,927)	(160,337,374)	—	—	—	—	—
Accretion of Class A ordinary shares to redemption value	—	1,984,039	—	—	(390,678)	(1,593,361)	(1,984,039)
Net loss	—	—	—	—	—	(89,484)	(89,484)
Balance – June 30, 2023	7,199,073	$76,959,827	5,625,000	$563	$—	$(17,197,179)	$(17,196,616)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class A Ordinary Shares Subject to Possible Redemption		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	22,500,000	$227,262,051	5,625,000	$563	$—	$(17,357,184)	$(17,356,621)
Accretion of Class A ordinary shares to redemption value	—	41,520	—	—	—	(41,520)	(41,520)
Net income	—	—	—	—	—	576,936	576,936
Balance – March 31, 2022	22,500,000	227,303,571	5,625,000	563	—	(16,821,768)	(16,821,205)
Accretion of Class A ordinary shares to redemption value	—	238,316	—	—	—	(238,316)	(238,316)
Net income	—	—	—	—	—	1,480,972	1,480,972
Balance – June 30, 2022	22,500,000	$227,541,887	5,625,000	$563	$—	$(15,579,112)	$(15,578,549)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,034,091)	$2,057,908
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Accrued interest and dividends on marketable securities held in Trust Account	(314,117)	(80,201)
Realized gain on marketable securities held in Trust Account	—	(199,635)
Fair value changes of warrants	2,264,555	(2,637,750)
Changes in operating assets and liabilities:
Prepaid expenses	12,530	324,929
Accounts payable	352,284	199,668
Accrued expenses	567,815	(183,219)
Due to related party	84,002	73,363
Net cash provided by (used in) operating activities	932,978	(444,937)
Cash flow from investing activities:
Proceeds from redemption of marketable securities	160,337,374	114,682,000
Payment for purchase of marketable securities	(6,387,793)	(114,682,000)
Net cash provided by investing activities	153,949,581	—
Cash flow from financing activities:
Proceeds from promissory note – related party	5,469,907	—
Payment of Class A ordinary shareholder redemptions	(160,337,374)	—
Net cash used in financing activities	(154,867,467)	—
Net Change in Cash	15,092	(444,937)
Cash – Beginning	428,967	1,031,397
Cash – Ending	$444,059	$586,460
Non-Cash Investing and Financing Activities:
Accretion of Class A ordinary shares subject to possible redemption	$6,701,910	$279,836
Fair value of equity award grant of Private Placement Warrants	$390,678	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Organization and General
Pegasus Digital Mobility Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on March 30, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”).
As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation and the initial public offering (the “IPO”), and, since the completion of the IPO, a search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income and dividends on cash, cash equivalents, and marketable securities from the proceeds derived from the IPO.
The Company’s sponsor is Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Pegasus Topco B.V. is a Dutch private limited liability company and wholly-owned subsidiary of the Company (“TopCo”). The Company and TopCo’s financial statements are presented on a condensed consolidated basis.
Financing
The registration statement for the Company’s IPO was declared effective on October 21, 2021. On October 26, 2021, the Company consummated the IPO of 20,000,000 units at $10.00 per unit (the “Units”), generating gross proceeds to the Company of $200,000,000. Each Unit consists of one Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and one-half of one redeemable warrant (each whole warrant, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment. The Company granted the underwriters a 45-day option from the date of the underwriting agreement to purchase up to an additional 3,000,000 Units to cover over-allotments, if any.
Simultaneously with the consummation of the IPO, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds to the Company of $9,000,000. Depending on the extent to which the underwriters’ over-allotment option was exercised, the Sponsor agreed to purchase an additional 900,000 Private Placement Warrants.
On November 4, 2021, the underwriters partially exercised the over-allotment option and, on November 8, 2021, purchased 2,500,000 Units, generating aggregate gross proceeds of $25,000,000. On November 8, 2021, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 750,000 Private Placement Warrants, generating gross proceeds to the Company of $750,000.
Transaction costs related to the consummation of the IPO on October 26, 2021, amounted to $13,124,654 consisting of $4,500,000 of underwriting discounts, $7,875,000 of deferred underwriting commissions, and $749,654 of other offering costs.
Prior to the IPO, qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) expressed to the Company an interest in purchasing Units in the IPO in exchange for the Sponsor agreeing to sell the Anchor Investors Class B ordinary shares, par value $0.0001 (“Founder Shares”). Upon the closing of the IPO, the Anchor Investors received 1,375,000 Founder Shares (“Anchor Shares”) from the Sponsor. The fair value of the Anchor Shares was treated as an issuance cost of the offering which was allocated to the Class A ordinary shares and Public Warrants.

On November 4, 2021, the Sponsor transferred an aggregate of 843,750 Founder Shares to the Company’s officers and independent directors. On December 6, 2021, 125,000 of the Founder Shares were forfeited by the Sponsor as a result of the underwriters’ partial exercise of the over-allotment option and the expiration of the over-allotment option. All shares and per-share amounts have been retroactively restated to reflect the forfeiture of the 125,000 Founder Shares.
In April 2023, shareholders holding 15,300,927 shares of Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account (as defined below). As a result, $160,337,374 was withdrawn from the Trust and paid to such shareholders. As of June 30, 2023, $76,959,827 remains in the Company’s Trust Account. Following the redemption, 7,199,073 of the Company’s Class A ordinary shares remained outstanding.
Trust Account
Following the closing of the IPO on October 26, 2021, and the underwriters’ partial exercise of the over-allotment option on November 8, 2021, $227,250,000 ($10.10 per Unit) of the net proceeds from the sale of the Units in the IPO and a portion of the net proceeds from the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) and were invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released to the Company from the Trust Account until the earliest to occur of: (a) the completion of its initial Business Combination, (b) the redemption of any Class A ordinary shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of its obligation to redeem 100% of its Class A ordinary shares if the Company does not complete its initial Business Combination within 15 months from the closing of the IPO, which is extendable at the Sponsor’s option up to 21 months as described below (the “Combination Period”) or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity; and (c) the redemption of its Class A ordinary shares if the Company is unable to complete its Business Combination within the Combination Period, subject to applicable law.
Initial Business Combination
The initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions held in the Trust Account). However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
On January 23, 2023, the Company issued a non-convertible unsecured promissory note (the “Extension Note”) in the principal amount of $2,250,000 to the Sponsor (see Note 4). The Sponsor deposited the funds into the Trust Account. The Extension Note was issued in connection with the decision by the Company’s board of directors to exercise the first extension option in accordance with the Company’s amended and restated memorandum and articles of association and to extend the date by which the Company must consummate a Business Combination transaction from January 26, 2023 to April 26, 2023 (i.e., for a period of time ending 18 months after the consummation of the IPO) (the “First Extension Option”). The Extension Note bears no interest and is repayable in full upon the consummation of a Business Combination by the Company. If the Company does not consummate a Business Combination, the Extension Note will not be repaid and all amounts owed under the Extension Note will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. On March 15, 2023, the Company amended and restated certain provisions of the Extension Note to align the terms of the Extension Note with the March 2023 Promissory Note (as defined below).

On April 19, 2023, the Company’s shareholders approved of the adoption of the second amended and restated articles of association in the form proposed, to among other things (i) make certain updates to reflect the decision by the board of directors to exercise the First Extension Option pursuant to which the date by which the Company had to consummate an initial Business Combination was extended from January 26, 2023 to April 26, 2023 (i.e., for a period of time ending 18 months after the consummation of the Company’s IPO), (ii) amend the amount which the Sponsor is required to deposit in the Trust Account in order to exercise the second extension option to extend the date by which the Company has to consummate a Business Combination from April 26, 2023 to July 26, 2023 (the “Second Extension Option”) to $0.10 per Class A ordinary share then in issue (after giving effect to any redemptions of such shares which are tendered for redemption in connection with the results of the Company’s extraordinary general meeting held on April 19, 2023), (iii) insert a third extension option to enable the board of directors to extend the date by which the Company has to consummate a Business Combination from July 26, 2023 to December 31, 2023 (the “Third Extension Option”), and (iv) insert a voluntary redemption right in favor of the holders of the Company’s Class A ordinary shares then in issue enabling public shareholders to redeem such shares on July 26, 2023 for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its taxes, divided by the number of Class A ordinary shares then in issue, if the board of directors elects to exercise the Third Extension Option.
On April 24, 2023, the Company issued a non-convertible unsecured promissory note (the “April 2023 Extension Note”) in the principal amount of $719,907 to the Sponsor (see Note 4). The Sponsor deposited the funds into the Trust Account on April 28, 2023. The April 2023 Extension Note was issued in connection with the board of director’s exercise of the Second Extension Option under the second amended and restated articles of association to extend the date by which the Company must consummate a Business Combination transaction from April 26, 2023 to July 26, 2023 (i.e., for a period of time ending 21 months after the consummation of the IPO). The April 2023 Extension Note bears no interest and is repayable in full upon the consummation of a Business Combination by the Company. If the Company does not consummate a Business Combination, the April 2023 Extension Note will not be repaid and all amounts owed under the April 2023 Extension Note will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account.
With the exercise of the First Extension Option and Second Extension Option, the Company would have had until 21 months from the closing of the IPO, or July 26, 2023, to consummate the initial Business Combination. On July 14, 2023, the board of directors elected to exercise the Third Extension Option to extend the date by which the Company must consummate a Business Combination transaction from July 26, 2023 to December 31, 2023 (See Note 8).
On May 31, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Gebr. SCHMID GmbH, a German limited liability company (“Schmid”), TopCo and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (the “Transactions”) were approved by the boards of directors of each of the Company, TopCo and Merger Sub as well as by Anette Schmid and Christian Schmid, the shareholders of Schmid (each a “Schmid Shareholder” and, collectively, the “Schmid Shareholders”).
Pursuant to the Business Combination Agreement, the Company would merge with and into Merger Sub pursuant to Part XVI of the Cayman Companies Act (the “Merger”), with Merger Sub as the surviving company in the Merger, and each issued and outstanding Eligible Pegasus Share (as defined in the Business Combination Agreement) will be automatically cancelled and extinguished in exchange for the Merger Consideration as defined and detailed in the Business Combination Agreement (such issuance, together with the Merger, the “Schmid Business Combination”) and each warrant issued by the Company (the “Pegasus Warrant”) that is outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will, immediately following the completion of the Schmid Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Pegasus Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of ordinary shares in the share capital of TopCo (“TopCo Ordinary

Shares”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement. Immediately after giving effect to the Schmid Business Combination, the Schmid Shareholders shall contribute their shares of common stock of the Company to Topco in return for such number of TopCo Ordinary Shares equal to the number of shares defined in the Schmid Business Combination (the “Exchange”). Immediately after giving effect to the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company to a public limited liability company and TopCo is currently intended to be renamed to “Schmid Group N.V.”.
The obligations of the Company, TopCo, Schmid, and Merger Sub (each a “Party” and, collectively, the “Parties”) to consummate the Transactions are subject to the satisfaction or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists of various conditions, including: (a) no legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; (b) the Registration Statement/Proxy Statement shall have become effective; (c) the Transaction Proposals (as defined in the Business Combination Agreement) shall have been approved by the Company’s shareholders; (d) the Company’s shareholders shall have approved the execution of the Business Combination Agreement and execution of the transactions contemplated hereby and certain other matters related to the implementation of the Transactions and such approval shall continue to be in full force and effect; (e) after giving effect to the Transactions, TopCo shall have at least U.S.$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the closing of the Transactions (the “Closing”); and (f) TopCo shall receive a minimum of U.S.$35,000,000 in cash from the Transactions (from cash held in trust or private investments in public equity (PIPE)).
Concurrently with the execution of the Business Combination Agreement and the fulfilment of the conditions precedent set forth in the Business Combination Agreement, each of the Schmid Shareholders irrevocably and unconditionally undertook (the “Schmid Shareholders Undertakings”) and agreed in each case to the extent legally possible and permissible (a) to fully support and implement the Transactions in relation to which such Schmid Shareholders’ support or participation is required or appropriate, (b) to omit any actions that could be of detriment to the implementation of the Transactions, (c) to vote or cause to be voted all of such Schmid Shareholder’s Company Shares (as defined in the Schmid Shareholders’ Undertakings) against any resolution that would reasonably be expected to impede or adversely affect the Transactions in any way, or result in a breach of any undertaking, representation or warranty of such Shareholder contained in the Schmid Shareholders’ Undertakings, and (d) to contribute its respective shares of the Company to TopCo in exchange for shares of TopCo substantially in accordance with the exchange table and the exchange ratio as set forth therein, in each case, on the terms and subject to the conditions set forth in the Schmid Shareholders’ Undertakings.
Concurrently with the execution of the Business Combination Agreement, each Schmid Shareholder entered into a Lock-Up Agreement (the “Lock-Up Agreement”), pursuant to which they agreed not to, without the prior written consent of the board of directors of TopCo, effect any transaction or enter into any arrangement that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of any ordinary shares in the share capital of TopCo held by them immediately after the Closing, nor to publicly announce any intention to effect or enter the same, during the period beginning on the Closing and ending on the date that is one year after the Closing (the “Lock-Up Period”) on the terms and subject to the conditions set forth in the Lock-Up Agreement.
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, Schmid and certain individuals party thereto (comprising the officers and directors of the Company) (each, an “Insider”) entered into a Sponsor Agreement, pursuant to which, among other things, the Sponsor and the Insiders agreed to (i) vote in favor of all of the transaction proposals to be voted upon at the meeting of the Company’s shareholders, including approval of the Agreement and the Transactions, (ii) waive certain adjustments to the conversion ratio and other anti-dilution protections set forth in the governing documents of the Company with respect to the Founders Shares owned by such Sponsor and Insider, (iii) be bound by certain transfer restrictions with respect to their Company shares prior to the Closing, (iv) to use 2,812,500 of the existing Founders Shares (half of the existing Founders Shares) to negotiate non-redemption agreements with certain holders of the Company’s Class A ordinary shares or to enter into PIPE subscription agreements with investors, and (v) be bound by certain lock-up provisions during the Lock-Up Period with respect to any shares or warrants of TopCo received in exchange for holdings in the Company in connection with the Transactions, in each case on the terms and subject to the conditions set forth therein.

The Company and TopCo are in ongoing discussions with investors as part of potential PIPE transactions. In case PIPE investors are committing to subscribe shares or instruments convertible into shares, the issuance of subscribed shares or such other instruments by such PIPE investors are intended to be completed substantially concurrent to the Transactions.
At the Closing, the Company, the Sponsor, TopCo, and the Schmid Shareholders would enter into an amended restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and the Schmid Shareholders would be granted certain customary registration rights with respect to their TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement.
TopCo, the Company and Continental Stock Transfer & Trust Company, the Company’s warrant agent, would enter into a warrant assumption agreement (the “Warrant Assumption Agreement”) immediately following the completion of the Transactions, pursuant to which, among other things, the Company would assign all of its right, title and interest in and to, and TopCo would assume all of the Company’s liabilities and obligations under, the Warrant Agreement. As a result of such assumption, following the execution of the Warrant Assumption Agreement, each Pegasus Warrant would be exchanged for a warrant to purchase TopCo Ordinary Shares on the terms and conditions of the Warrant Assumption Agreement.
Concurrently with the execution of the Business Combination Agreement, the Sponsor and certain directors and officers of the Company entered into a warrant grant agreement transferring 1,775,000 private warrants held by the Sponsor to such directors and officers, subject to certain conditions.
On May 31, 2023, the Company issued a non-convertible unsecured promissory note (the “May 2023 Promissory Note”) in the principal amount of $1,400,000 to the Sponsor. The May 2023 Promissory Note was issued in connection with the decision by the Company’s board of directors to approve the Business Combination Agreement and to provide additional working capital to the Company.
The Company would provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (1) in connection with a general meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company would seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the board of directors of the Company, in its sole discretion. The Company will proceed with the Business Combination if the Company would have net tangible assets of at least $5,000,001 upon such consummation of the Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company would also provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then deposited in the Trust Account calculated as of two business days prior to the completion of its initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding Class A ordinary shares that were sold as part of the Units in the IPO, which the Company refers to collectively as its Class A ordinary shares, subject to the limitations described herein. If the Company has not completed its initial Business Combination within the Combination Period, the Company would redeem 100% of the Class A ordinary shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then-issued and outstanding Class A ordinary shares, subject to applicable law and as further described herein.
The Class A ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”, and subsequently accreted to redemption value. In such case, the Company is expected to proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of the Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The initial shareholders, directors, officers and advisors agreed to waive: (i) their redemption rights with respect to any Founder Shares and Class A ordinary shares held by them, as applicable, in connection with the completion of the Company’s initial Business Combination; (ii) their redemption rights with respect to any Founder Shares and Class A ordinary shares held by them in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Class A ordinary shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating the rights of holders of the Class A ordinary shares; (iii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period or during any extended time that the Company has to consummate a Business Combination beyond the Combination Period as a result of a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (an “Extension Period”) (although they will be entitled to liquidating distributions from the Trust Account with respect to any Class A ordinary shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame); and (iv) vote their Founder Shares and any Class A ordinary shares purchased during or after the IPO in favor of the Company’s initial Business Combination. Each of the Anchor Investor entered into an investment agreement with the Company pursuant to which they agreed that any Founder Shares held by them are (i) not entitled to redemption rights in connection with the completion of the Company’s initial Business Combination or in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association and (ii) not entitled to liquidating distributions from the Trust Account with respect to any Founder Shares the Anchor Investor holds in the event the Company fails to complete its initial Business Combination within the Combination Period or during any Extension Period.
The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Class A ordinary share or (2) such lesser amount per Class A ordinary share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company, and, therefore, the Sponsor may not be able to satisfy its obligations. The Company has not asked the Sponsor to reserve for such obligations.
Liquidity and Going Concern
As of June 30, 2023, the Company had $444,059 in cash and a working capital deficit of $6,949,116.
The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of these financial statements. Although no formal agreement exists, the Sponsor is committed to extend Working Capital Loans (as defined below) as needed. The Company cannot assure that its plans to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the Russia-Ukraine war and other macroeconomic conditions and their effect on the Company’s financial position, results of its operations and/or the completion of the Business Combination.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these financial statements are issued. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and uncertainties
Management continues to evaluate the impact of the ongoing conflict between Russia and Ukraine and resulting market volatility and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or ability to consummate an initial Business Combination, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Although our financial results have not yet been adversely affected by the war in Ukraine, and we do not conduct business in Russia or Ukraine, our financial results, our ability to raise capital or raise capital on favorable terms, and a potential target business’s financial condition, results of operations, or prospects, may be adversely affected by Russia’s invasion of Ukraine. In addition, the United States and other nations have raised the possibility of sanctions on China, Chinese banks, and companies with operations in China that do business with Russia or its allies, including Belarus. Although we do not conduct business in Russia or Belarus, or with Russian or Belarusian counterparties, we may be impacted by sanctions imposed on third parties. Our operations may also be adversely impacted by any actions taken by China in response to the war or any related sanctions or threatened sanctions. Such actual or threatened sanctions and other geopolitical factors arising in connection with the way, such as continued political or economic instability or increased economic or political tensions between the United States and China, could also adversely affect our business and financial results, including our ability to raise capital or raise capital on favorable terms and the market price of our ordinary shares and/or a potential target business’s financial condition, results of operations, or prospects.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair statement of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Use of Estimates
The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2023 and December 31, 2022, the Company had no cash equivalents.
Investments held in Trust Account
Trading securities in the Trust Account were invested in U.S. Treasury Securities and marketable securities, which are reported at fair value. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. Gains and losses resulting from the change in fair value of these securities are recorded to net income each period. The estimated fair values of the investments held in the Trust Account are determined using quoted market prices in active markets.
Share Based Compensation
The Company accounted for the transfer of Founder Shares to the Company’s officers and independent directors in accordance with ASC Topic 718, “Compensation-Stock Compensation”. The awards have a performance condition that requires the consummation of an initial Business Combination to fully vest. As the performance condition is not probable and will likely not become probable until the consummation of an initial Business Combination, the Company will defer recognition of the compensation costs until the consummation of an initial Business Combination.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage. The Company has not experienced losses on these accounts as of the date of this Quarterly Report.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC Topic 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity (deficit). The Company’s Class A ordinary shares contain certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, 7,199,073 and 22,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, at redemption value, respectively, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. During the three and six months ended June 30, 2023, the Company recorded accretion of $1,984,039 and $6,701,910, respectively, which were recorded within accumulated deficit. During the three and six months ended June 30, 2022, the Company recorded accretion of $238,316 and $279,836, respectively, which were recorded within accumulated deficit.
Offering Costs associated with the Initial Public Offering
Offering costs consist principally of professional and registration fees that are related to the IPO. Upon the completion of the IPO, the offering costs were allocated between the Company’s Class A ordinary shares and the public warrants. The costs allocated to the public warrants amounting to $520,432 were recognized in other expenses and those related to the Company’s Class A ordinary shares amounting to $12,604,222 were charged against the carrying value of the Class A ordinary shares.
Fair Value Measurements
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.
Warrants
The Company accounts for the Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in ASC Topic 480 and ASC Topic 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC Topic 480, meet the definition of a liability pursuant to ASC Topic 480, and whether the warrants meet all of the requirements for equity classification under ASC Topic 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period while the warrants are outstanding. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the shareholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as a derivative liability.
For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s balance sheets.
Net Income (Loss) per Ordinary Share
The statements of operations include a presentation of income (loss) per Class A redeemable ordinary share and income (loss) per Class B non-redeemable ordinary share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the Class A redeemable ordinary shares and founder non-redeemable ordinary shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Class A redeemable ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 65% and 75% for the Class A redeemable ordinary shares and 35% and 25% for the Class B non-redeemable ordinary shares for the three months and six ended June 30, 2023, respectively, reflective of the weighted average shares outstanding for each period. The Company split the amount to be allocated using a ratio of 80% for the Class A redeemable ordinary shares and 20% for the Class B non-redeemable ordinary shares for the three months and six ended June 30, 2022, reflective of the respective participation rights.
The earnings per share presented in the statements of operations for the three and six months ended June 30, 2023 is based on the following:
Three Months Ended June 30, 2023
Net loss	$(89,484)
Accretion of temporary equity to redemption value	(1,984,039)
Net loss including accretion of temporary equity to redemption value	$(2,073,523)
	Three Months Ended June 30, 2023
	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(1,352,968)	$(720,555)
Allocation of accretion of temporary equity to redeemable shares	1,984,039	—
Allocation of net income (loss)	$631,071	$(720,555)
Denominator:
Weighted average shares outstanding	10,561,914	5,625,000
Basic and diluted net income (loss) per share	$0.06	$(0.13)

Six Months Ended June 30, 2023
Net loss	$(2,034,091)
Accretion of temporary equity to redemption value	(6,701,910)
Net loss including accretion of temporary equity to redemption value	$(8,736,001)
	Six Months Ended June 30, 2023
	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(6,514,781)	$(2,221,220)
Allocation of accretion of temporary equity to redeemable shares	6,701,910	—
Allocation of net income (loss)	$187,129	$(2,221,220)
Denominator:
Weighted average shares outstanding	16,497,919	5,625,000
Basic and diluted net income (loss) per share	$0.01	$(0.39)
The earnings per share presented in the statements of operations for the three and six months ended June 30, 2022 is based on the following:
Three Months Ended June 30, 2022
Net income	$1,480,972
Accretion of temporary equity to redemption value	(238,316)
Net income including accretion of temporary equity to redemption value	$1,242,656
	Three Months Ended June 30, 2022
	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income including accretion of temporary equity	$994,124	$248,532
Allocation of accretion of temporary equity to redeemable shares	238,316	—
Allocation of net income	$1,232,440	$248,532
Denominator:
Weighted average shares outstanding	22,500,000	5,625,000
Basic and diluted net income per share	$0.05	$0.04
Six Months Ended June 30, 2022
Net income	$2,057,908
Accretion of temporary equity to redemption value	(279,836)
Net income including accretion of temporary equity to redemption value	$1,778,072

	Six Months Ended June 30, 2022
	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income including accretion of temporary equity	$1,422,457	$355,615
Allocation of accretion of temporary equity to redeemable shares	279,836	—
Allocation of net income	$1,702,293	$355,615
Denominator:
Weighted average shares outstanding	22,500,000	5,625,000
Basic and diluted net income per share	$0.08	$0.06
Recent Accounting Pronouncements
In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024, for smaller reporting companies as defined in Item 10(f)(1) of Regulation S-K, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on inception date. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Derivative Financial Instruments
Warrants
On June 30, 2023 and December 31, 2022, 21,000,000 warrants were outstanding (11,250,000 Public Warrants and 9,750,000 Private Placement Warrants). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price (as described below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial Business Combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to have maintained an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but will use the Company’s commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined above);

•
if, and only if, the Reference Value (as defined above under “— Redemption of Public Warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A ordinary shares and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding Class A ordinary shares, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant had been exercised, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.
The Company accounts for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance contained in ASC Topic 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity.” Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the shareholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as a derivative liability.
Additionally, certain adjustments to the settlement amount of the Private Placement Warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40, and thus the Private Placement Warrants are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.
Note 4 — Related Party Transactions
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds from the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Company’s Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. The Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Company’s Trust Account. As of June 30, 2023 and December 31, 2022, the Company had no Working Capital Loans.

Administrative Services Agreement
The Company entered into an Administrative Services Agreement pursuant to which it will pay an affiliate of the Sponsor a total of $14,000 per month for office space and administrative and support services. The agreement was effective upon the date that securities of the Company were first listed on the New York Stock Exchange, or October 22, 2021. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months and six months ended June 30, 2023 and 2022, the Company incurred and accrued $42,000 and $84,000, respectively, under the Administrative Services Agreement as due to related party on the balance sheets and as administrative expenses — related party in the statements of operations.
Payables to Related Parties
The due to related party balance consists of administrative fees incurred, but not yet paid, through June 30, 2023 and December 31, 2022 and payable to the Sponsor for amounts paid on the Company’s behalf. As of June 30, 2023 and December 31, 2022, the Company had a due to related party payable of $284,532 and $200,530, respectively.
Promissory Notes — Related Party
On January 23, 2023, the Company issued the Extension Note in the principal amount of $2,250,000 to the Sponsor.
On March 15, 2023, the Company issued a non-convertible unsecured promissory note in the principal amount of $1,100,000 to the Sponsor (the “March 2023 Promissory Note” and together with the Extension Note, the April 2023 Extension Note, and the May 2023 Promissory Note, the “Promissory Notes”).
On April 24, 2023, the Company issued the April 2023 Extension Note in the principal amount of $719,907 to the Sponsor.
On May 31, 2023, the Company issued the May 2023 Promissory Note in the principal amount of $1,400,000 to the Sponsor.
The Promissory Notes are non-interest bearing and due on the earlier of (i) December 31, 2023, (ii) the date the Company consummates an initial Business Combination, or (iii) within three days of the receipt of any funds received from a break-fee, termination fee or similar arrangement with a target company related to a potential Business Combination. If a Business Combination is not consummated, amounts outstanding under the Promissory Notes will not be repaid and all amounts owed will be forgiven, except to the extent that cash is available outside of the Trust Account to satisfy the obligation. As of June 30, 2023, an aggregate of $5,469,907, which is the aggregate amount available under the Promissory Notes, was outstanding.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,000,000 Units to cover over-allotments.
On October 26, 2021, the Company paid a cash underwriting discount of 2.0% per Unit, or $4,000,000.
On November 4, 2021, the underwriters partially exercised the over-allotment option and, on November 8, 2021, purchased 2,500,000 Units, generating aggregate gross proceeds of $25,000,000, and the Company incurred $500,000 in cash underwriting discounts and $875,000 in deferred underwriting commissions.
Additionally, the underwriters are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO totaling $7,000,000 upon the completion of the Company’s initial Business Combination.
Note 6 — Shareholders’ Deficit
Preference shares — The Company is authorized to issue 2,000,000 preference shares, par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. In connection with the April 2023 Extension, the Company redeemed 15,300,927 Class A ordinary shares from holders of Class A ordinary shares. As of June 30, 2023 and December 31, 2022, there were 7,199,073 and 22,500,000 Class A ordinary shares issued and outstanding, respectively, including 7,199,073 and 22,500,000 Class A ordinary shares subject to possible redemption that are classified as temporary equity in the accompanying balance sheets, respectively.
Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. Upon the closing of the IPO on October 26, 2021, there were 5,750,000 Class B ordinary shares issued and outstanding. Of the 5,750,000 Class B ordinary shares, an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the IPO. Simultaneously with the closing of the IPO, the Sponsor transferred 1,375,000 Class B ordinary shares to the Anchor Investors. On November 4, 2021, the Sponsor sold an aggregate of 843,750 Class B ordinary shares at a price of $0.004 per share and transferred 975,000 Private Placement Warrants to the Company’s officers and independent directors. On May 31, 2023, the Company’s Sponsor transferred an additional 1,775,000 Private Placement Warrants to the Company’s officers and independent directors.
On December 6, 2021, 125,000 of the Class B ordinary shares were forfeited by the Sponsor as a result of the underwriters’ partial exercise of the over-allotment option and the expiration of the over-allotment option.
As of June 30, 2023 and December 31, 2022, there were 5,625,000 Class B ordinary shares issued and outstanding.
The sales or transfers of the Class B ordinary shares and Private Placement Warrants to the Company’s officers and independent directors, as described above, are within the scope of ASC Topic 718, “Compensation-Stock Compensation.” Under ASC 718, share-based compensation associated with equity classified awards is measured at fair value upon the grant date. The Private Placement Warrants transferred on November 4, 2021 and May 31, 2023, which were recorded as a derivative liability, were settled on the grant date, November 4, 2021 and May 31, 2023, respectively. The settlement of the $711,750 derivative liability related to the Private Placement Warrants transferred on November 4, 2021 was recorded in accumulated deficit in the accompanying balance sheet as of December 31, 2021. The settlement of the $390,678 derivative liability related to the Private Placement Warrants transferred on May 31, 2023 was recorded in accumulated deficit in the accompanying balance sheet as of June 30, 2023.
The Class B ordinary shares and Private Placement Warrants were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to those is recognized only when the performance condition is probable of occurrence under the applicable accounting literature. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Class B ordinary shares granted times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of those shares. As of June 30, 2023, the Company determined that a Business Combination is not probable and therefore, no stock-based compensation expense has been recognized. The unrecognized stock-based compensation expense as of June 30, 2023 and December 31, 2022 was $7,109,928 and $6,719,250, respectively.
The Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of the Class B ordinary shares will have the right to appoint all of the Company’s directors and remove directors for any reason, and holders of the Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the IPO plus all Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A ordinary shares issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.
Note 7 — Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liability in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active;

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy described above. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	June 30, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable Securities held in Trust Account	$76,959,827	$76,959,827	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$1,462,500	$1,462,500	$—	$—
Warrant liabilities – Private Placement Warrants	910,000	—	910,000	—
Total Liabilities	$2,372,500	$1,462,500	$910,000	$—
	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable Securities held in Trust Account	$230,595,291	$230,595,291	—	—
Liabilities:
Warrant liabilities – Public Warrants	$280,125	$280,125	$—	$—
Warrant liabilities – Private Placement Warrants	218,498	—	218,498	—
Total Liabilities	$498,623	$280,125	$218,498	$—
Transfers between Levels 1, 2 and 3 are recognized at the end of the reporting period.
The Public Warrants are publicly traded and as such are classified as Level 1 and no longer require a valuation. Inherent in a binomial model are assumptions related to expected stock-price volatility, expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its Class A ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining term of the Private Placement Warrants. The expected term of the Private Placement Warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero. The Company transferred the Private Placement Warrants from Level 3 to Level 2 during the year ended December 31, 2022, as the inputs significant to the valuation became observable as they are benchmarked to those used for the Public Warrants.

The following table presents the changes in the fair value of our liabilities classified as Level 3 as of June 30, 2023 and December 31, 2022:
Warrant Liability
Level 3 Derivative warrant liabilities as of December 31, 2021	$4,748,250
Transfer of Private Placement Warrant liability to Level 2	(4,387,500)
Change in fair value	(360,750)
Level 3 Derivative warrant liabilities as of December 31, 2022	$—
Change in fair value	—
Level 3 Derivative warrant liabilities as of June 30, 2023	$—
Note 8 — Subsequent Events
On July 14, 2023, the board of directors elected to exercise the Third Extension Option, extending the initial Business Combination deadline from July 26, 2023 to December 31, 2023. The Company expects to utilize the further time available to it until December 31, 2023, to consummate the Business Combination.
The Company further announced that its Sponsor voluntarily committed to make a monthly contribution to the Trust Account commencing on August 1, 2023 and paid on the first day of each month thereafter until the earliest of (i) the date on which the Company consummates a Business Combination or (ii) December 31, 2023. Each monthly contribution shall be $150,097, representing $0.03 per Public Share then outstanding. As of the date of this Quarterly Report, the Sponsor had made one monthly contribution.
Pursuant to the Company’s second amended and restated memorandum and articles of association, holders of the Company’s Class A ordinary shares, par value $0.0001 per share, issued in the Company’s initial public offering (the “Public Shares”) had opportunity to redeem their Class A ordinary shares for cash for a pro-rata share of the funds held in the Trust Account in connection with the Company’s announcement of the exercise of the Third Extension Option. On July 26, 2023, holders of 2,195,855 of the Company’s Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Company’s Trust Account, in the aggregate of $23,555,234. Following the redemption, the Company’s remaining number of issued and outstanding Class A ordinary shares was 5,003,218.
On July 31, 2023, the Company issued a non-convertible unsecured promissory note (the “July 2023 Promissory Note”) in the principal amount of up to $750,482.70 to the Sponsor. The July 2023 Promissory Note was issued in connection with the expected monthly payments by the Sponsor into the Company’s Trust Account. The July 2023 Promissory Note bears no interest and is repayable in full upon the earliest of December 31, 2023, the date on which the Company consummates a Business Combination, or within three (3) business days of the receipt by the Company of a break-free, termination fee or similar arrangement in connection with a potential Business Combination. If the Company does not consummate a Business Combination, the July 2023 Promissory Note will not be repaid, and all amounts owed under the July 2023 Promissory Note will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
Pegasus Digital Mobility Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Pegasus Digital Mobility Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, statements of changes in class A ordinary shares subject to possible redemption and shareholders’ deficit, and statements of cash flows for the year ended December 31, 2022 and for the period from March 30, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 30, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements. We believe that our audits provides a reasonable basis for our opinion.
/S/ BDO USA, LLP
We have served as the Company’s auditor since 2021.
New York, New York
March 28, 2023

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
BALANCE SHEETS
	December 31,
	2022	2021
Assets:
Current assets:
Cash	$428,967	$1,031,397
Prepaid expenses – current	61,381	722,726
Total current assets	490,348	1,754,123
Non-current assets:
Prepaid expenses -non-current	—	50,701
Marketable Securities held in Trust Account	230,595,291	227,262,051
Total non-current assets	230,595,291	227,312,752
Total Assets	$231,085,639	$229,066,875
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$297,739	$2,119
Accrued expenses	469,749	193,300
Due to related party	200,530	42,776
Total current liabilities	968,018	238,195
Non-current liabilities:
Warrant liabilities	498,623	11,048,250
Deferred underwriting commissions	7,875,000	7,875,000
Total non-current liabilities	8,373,623	18,923,250
Total Liabilities	9,341,641	19,161,445
Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 22,500,000 shares at redemption value of $10.25 and $10.10 per share as of December 31, 2022 and 2021, respectively	230,595,291	227,262,051
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,625,000 shares issued and outstanding	563	563
Additional paid-in capital	—	—
Accumulated deficit	(8,851,856)	(17,357,184)
Total Shareholders’ Deficit	(8,851,293)	(17,356,621)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$231,085,639	$229,066,875
The accompanying notes are an integral part of these financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Period From March 30, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$—	$36,530
Administrative expenses – related party	168,000	32,139
Administrative expenses – other	80,537	10,951
Listing fee amortization expense	85,000	16,495
Legal and accounting expenses	997,828	483,900
Insurance expense	712,934	128,702
Operating expenses	2,044,299	708,717
Loss from operations	(2,044,299)	(708,717)
Other income (expense):
Realized gain on marketable securities held in Trust Account	964,584	12,051
Interest and dividend income on marketable securities held in Trust Account	1,630,191	—
Unrealized gain on marketable securities held in Trust Account	738,465	—
Offering costs allocated to warrants	—	(520,432)
Change in fair value of warrant liability	10,549,627	3,570,000
Total other income, net	13,882,867	3,061,619
Net income	$11,838,568	$2,352,902
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	22,500,000	5,324,910
Basic and diluted net income per share, Class A ordinary shares stock subject to redemption	$0.45	$1.59
Weighted average shares outstanding, Class B ordinary shares	5,625,000	5,279,783
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.30	$(1.16)
The accompanying notes are an integral part of these financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
STATEMENTS OF CHANGES IN CLASS A ORDINARY SHARES
SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Class A Temporary Equity		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	22,500,000	$227,262,051	5,625,000	$563	$—	$(17,357,184)	$(17,356,621)
Accretion of Class A ordinary shares to redemption amount	—	3,333,240	—	—	—	(3,333,240)	(3,333,240)
Net income	—	—	—	—	—	11,838,568	11,838,568
Balance as of December 31, 2022	22,500,000	$230,595,291	5,625,000	$563	$—	$(8,851,856)	$(8,851,293)
FOR THE PERIOD FROM MARCH 30, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Temporary Equity		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 30, 2021 (Inception)	$—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	5,625,000	563	24,437	—	25,000
Sale of Units through public offering net of issuance costs	22,500,000	194,399,258	—	—	—	—	—
Excess of cash received over the fair value of the Private Placement Warrants	—	—	—	—	2,632,500	—	2,632,500
Excess of fair value of Anchor Shares sold over the purchase price	—	—	—	—	9,784,020	—	9,784,020
Settlement of Private Placement Warrant liabilities due to the transfer of these warrants to directors and officers (Note 8)	—	—	—	—	—	711,750	711,750
Accretion of Class A ordinary shares to redemption amount	—	32,862,793	—	—	(12,440,957)	(20,421,836)	(32,862,793)
Net income	—	—	—	—	—	2,352,902	2,352,902
Balance as of December 31, 2021	22,500,000	$227,262,051	5,625,000	$563	$—	$(17,357,184)	$(17,356,621)
The accompanying notes are an integral part of these financial statements.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the Period From March 30, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income	$11,838,568	$2,352,902
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gain on marketable securities held in Trust Account	(738,465)	—
Realized gain on marketable securities held in Trust Account	(964,584)	(12,051)
Offering costs allocated to warrants	—	520,432
Unrealized gain on fair value changes of warrants	(10,549,627)	(3,570,000)
Changes in current assets and current liabilities:
Prepaid expenses	712,046	(773,427)
Due to related party	157,754	42,776
Accounts payable and accrued expenses	572,069	78,419
Net cash used in operating activities	1,027,761	(1,360,949)
Cash Flows from Investing Activities:
Proceeds from redemption and sale of marketable securities held in Trust Account	516,492,651	—
Purchase and reinvestment of marketable securities held in Trust Account	(518,122,842)	(227,250,000)
Net cash used in investing activities	(1,630,191)	(227,250,000)
Cash Flows from Financing Activities:
Proceeds from initial public offering	—	220,500,000
Proceeds from private placement warrants	—	9,750,000
Proceeds from issuance of founder shares	—	25,000
Proceeds from promissory note	—	212,710
Payment on promissory note	—	(212,710)
Payment of offering costs	—	(632,654)
Net cash provided by financing activities	—	229,642,346
Net Change in Cash	(602,430)	1,031,397
Cash – Beginning	1,031,397	—
Cash – Ending	$428,967	$1,031,397
Supplemental Disclosure of Non-cash Financing Activities:
Accretion of Class A ordinary shares subject to possible redemption	$3,333,240	$—
Accrued offering costs	$—	$117,000
Deferred underwriting commissions	$—	$7,875,000
Settlement of Private Placement Warrants liability	$—	$711,750
The accompanying notes are an integral part of these financial statements.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Note 1 — Organization and Business Operations
Pegasus Digital Mobility Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 30, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or assets (the “Business Combination”). The Company has not selected any Business Combination target.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 30, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of gains/losses on marketable securities (net), dividends and interest on cash held in Trust Account from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s IPO was declared effective by the SEC on October 21, 2021 (the “Effective Date”). On October 26, 2021, the Company consummated the IPO of 20,000,000 units at $10.00 per unit (a “Unit”), generating gross proceeds to the Company of $200,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each whole warrant, a “Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share, subject to adjustment. The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,000,000 units to cover over-allotments, if any.
Simultaneously with the consummation of the IPO, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds to the Company of $9,000,000. Depending on the extent to which the underwriters’ over-allotment option was exercised, the Sponsor agreed to purchase an additional 900,000 Private Placement Warrants.
On November 4, 2021, the underwriters partially exercised the over-allotment option and, on November 8, 2021, purchased 2,500,000 Units, generating aggregate gross proceeds of $25,000,000. On November 8, 2021, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 750,000 Private Placement Warrants, generating gross proceeds to the Company of $750,000.
For the period March 30, 2021 (inception) through December 31, 2021, transaction costs amounted to $13,124,654 consisting of $4,500,000 of underwriting discounts, $7,875,000 of deferred underwriting commissions and $749,654 of other offering costs. Offering costs associated with the sale of the warrants was $520,432 and was expensed for the period March 30, 2021 (inception) through December 31, 2021.
Prior to the IPO, qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) expressed to the Company an interest in purchasing Units in the IPO in exchange for the Sponsor agreeing to sell the Anchor Investors Class B ordinary shares, par value $0.0001 (“Founder Shares”). Upon close of the IPO, the Anchor Investors received 1,375,000 Founder Shares (“Anchor Shares”) from the Sponsor. The fair value of the Anchor Shares was treated as an issuance cost of the offering which was allocated to the Class A ordinary shares and Public Warrants.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
On November 4, 2021, the Sponsor transferred an aggregate of 843,750 Class B ordinary shares to the Company’s officers and independent directors (see Note 6). On December 6, 2021, 125,000 of the Class B ordinary shares were forfeited by the Sponsor as a result of the underwriters’ partial exercise of the over-allotment option and the expiration of the over-allotment option. All shares and per-share amounts have been retroactively restated to reflect the forfeiture of the 125,000 Class B ordinary shares.
Trust Account
Following the closing of the IPO on October 26, 2021, $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and portion of the sale of the Private Placement Warrants was deposited into a trust account (“Trust Account”) and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (a) the completion of its initial Business Combination, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO, which is extendable at the Sponsor’s option up to 21 months as describe above (the “Combination Period”) or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity; and (c) the redemption of its public shares if the Company is unable to complete its Business Combination within the Combination Period, subject to applicable law.
Initial Business Combination
The initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions held in the Trust Account). However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
On January 23, 2023, the Company issued a non-convertible unsecured promissory note (the “Extension Note”) in the principal amount of $2,250,000 to the Sponsor (see Note 10). The Sponsor deposited the funds into the Trust Account. The Extension Note was issued in connection with the decision by the Company’s board of directors to exercise the first extension option in accordance with the Company’s amended and restated memorandum and articles of association and to extend the date by which the Company must consummate a business combination transaction from January 26, 2023 to April 26, 2023 (i.e., for a period of time ending 18 months after the consummation of the IPO). The Extension Note bears no interest and is repayable in full upon the consummation of a business combination by the Company. If the Company does not consummate a business combination, the Extension Note will not be repaid and all amounts owed under the Extension Note will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account.
The Company will have until 18 months from the closing of the IPO to consummate the initial Business Combination. If the Company anticipates that it may not be able to consummate the initial Business Combination within 18 months, the Company may, by resolution of its board of directors at the option of the Sponsor, extend the period of time the Company will have to consummate an initial Business

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Combination one more time by an additional three months, subject to the Sponsor contributing $0.10 per unit to the Trust Account (as defined below). The Company’s shareholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. Pursuant to the terms of the amended and restated memorandum and articles of association, in order to extend the period of time to consummate an initial Business Combination in such a manner, the Sponsor must deposit $2,250,000 into the Trust Account on or prior to the date of the applicable deadline, for such three-month extension. The Sponsor has the option to accelerate its deposit at any time following the closing of the IPO and prior to the consummation of the initial Business Combination with the same effect of extending the time the Company will have to consummate an initial Business Combination by three months.
Following the closing of the over-allotment option, on November 8, 2021, $25,250,000 ($10.10 per Unit) from the net proceeds of the sale of the over-allotment Units and a portion of the sale of the Private Placement Warrants sold simultaneously with the over-allotment Units was deposited into the Trust Account.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (1) in connection with a general meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Company will also provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of its initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding Class A ordinary shares that were sold as part of the units in the IPO, which the Company refers to collectively as its public shares, subject to the limitations described herein. If the Company has not completed its initial Business Combination within the Combination Period(subject to any extension period, as discussed above), the Company will redeem 100% of the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares, subject to applicable law and as further described herein.
The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”, and subsequently accreted to redemption value. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The initial shareholders, directors, officers and advisors have agreed to waive: (i) their redemption rights with respect to any Founder Shares and public shares held by them, as applicable, in connection with the completion of the Company’s initial Business Combination; (ii) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating the rights of holders of the Class A ordinary shares; and (iii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period or during any extended time that the Company has to consummate a Business Combination beyond the Combination Period as a result of a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (an “Extension

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Period”) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame) and (4) vote their Founder Shares and any public shares purchased during or after the IPO in favor of the Company’s initial Business Combination. Each of the Anchor Investors has entered into an investment agreement with the Company pursuant to which they have agreed that any Founder Shares held by them are (i) not entitled to redemption rights in connection with the completion of our initial Business Combination or in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association and (ii) not entitled to liquidating distributions from the Trust Account with respect to any Founder Shares the Anchor Investor holds in the event the Company fails to complete its initial Business Combination within the Combination Period or during any Extension Period.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations
Liquidity and Going Concern
As of December 31, 2022, the Company had $428,967 of cash and a working capital deficit of $477,670.
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the current liquidity conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date that the financial statements were issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on market conditions, along with the ongoing conflict between Russia and Ukraine, and resulting market volatility and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
The ongoing conflict in Ukraine — along with the responses of the governments of the United States, European Union (“EU”) member states, the United Kingdom, and other nations — have the potential to materially adversely affect a potential target business’s operations or assets in — or (direct or indirect) dealings with parties organized or located within — Ukraine, Russia, and Belarus. Due to recent geopolitical developments, the United States, EU, United Kingdom, and other nations have announced or threatened new sanctions and export restrictions targeting Russian and Belarusian individuals and entities, as well as disputed territories within Ukraine. Russia and its allies may respond with countermeasures, which could further restrict the target business’s operations in or related to the foregoing countries. It is unclear how long existing restrictions (and countermeasures) will remain in place or whether new restrictions (or countermeasures) may be imposed. Any of the foregoing could have a material adverse impact on a potential target business’s financial condition, results of operations, or prospects.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.
Use of Estimates
The preparation of financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Critical accounting estimates and assumptions are utilized in determining the values of the warrant liability, Class A ordinary shares subject to possible redemption, and net income (loss) per ordinary share.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. As of December 31, 2022 and 2021, the Company had no cash equivalents.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Investments held in Trust Account
Trading securities in the Trust Account were invested in U.S. Treasury Securities and marketable securities which are reported at fair value. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in marketable securities held in the Trust Account and recorded to net income each period. The estimated fair values of the investments held in the Trust Account are determined using available market information.
Share Based Compensation
The Company accounts for the transfer of Founder Shares to the Company’s officers and independent directors in accordance with ASC Topic 718, “Compensation-Stock Compensation”. The awards have a performance condition that requires the consummation of an initial business combination to fully vest. As the performance condition is not probable, and will likely not become probable until the consummation of an initial business combination, the Company will defer recognition of the compensation costs until the consummation of an initial business combination.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage. The Company has not experienced losses on these accounts.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC Topic 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity (deficit). The Company’s Class A ordinary shares contain certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 22,500,000 Class A ordinary shares subject to possible redemption are presented as, at redemption value, as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. For the twelve months ended December 31, 2022, the Company recorded accretion of $3,333,240, which was recorded within accumulated deficit. For the period March 30, 2021 (inception) through December 31, 2021, the Company recorded accretion of $32,862,793, $12,440,957 of which was recorded as a reduction to additional paid-in capital and $20,421,836 of which was included as additional accumulated deficit.
Offering Costs associated with the Initial Public Offering
Offering costs consist principally of professional and registration fees that are related to the IPO. Upon the completion of the IPO, the offering costs were allocated between the Company’s Class A ordinary shares and the public warrants. The costs allocated to the public warrants amounting to $520,432 were recognized

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
in other expenses and those related to the Company’s Class A ordinary shares amounting to $12,604,222 were charged against the carrying value of the Class A ordinary shares.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, other than the warrant liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.
Warrants
The Company accounts for the Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480 and ASC Topic 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC Topic 480, meet the definition of a liability pursuant to ASC Topic 480, and whether the warrants meet all of the requirements for equity classification under ASC Topic 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period while the warrants are outstanding. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the shareholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as derivative liability.
For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s balance sheet.
Net Income (Loss) per Ordinary Share
The statement of operations includes a presentation of income (loss) per Class A redeemable public share and income (loss) per founder non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the public Class A redeemable shares and founder non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Class A ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. The Company has not included the Public Warrants and the Private Placement Warrants in the calculation of diluted loss per share since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 80% for the Class A redeemable public shares and 20% for the founder non-redeemable shares for the year ended December 31, 2022, reflective of the respective participation rights. The Company split the amount to be allocated using a ratio of 81% for the Class A redeemable public shares and 19% for the founder non-redeemable shares for the period from March 30, 2021 (inception) through December 31, 2021, reflective of the respective participation rights.
The earnings per share presented in the statements of operations for the year ended December 31, 2022 is based on the following:
Twelve Months Ended December 31, 2022
Net income	$11,838,568
Accretion of temporary equity to redemption value	(3,333,240)
Net income including accretion of temporary equity to redemption value	$8,505,328
	Twelve Months Ended December 31, 2022
	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income including accretion of temporary equity	$6,804,262	$1,701,066
Allocation of accretion of temporary equity to redemption value	3,333,240	—
Allocation of net income	$10,137,502	$1,701,066
Denominator:
Weighted-average shares outstanding	22,500,000	5,625,000
Basic and diluted net income per share	$0.45	$0.30

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
The earnings per share presented in the statement of operations for the period from March 30, 2021 (inception) through December 31, 2021 is based on the following:
For the period from March 30, 2021 (Inception) through December 31, 2021
Net income	$2,352,902
Accretion of temporary equity to redemption value	(32,862,793)
Net loss including accretion of temporary equity to redemption value	$(30,509,891)
	For the period from March 30, 2021 (Inception) through December 31, 2021
	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(24,390,991)	$(6,118,900)
Allocation of accretion of temporary equity to redemption value	32,862,793	—
Allocation of net income (loss)	$8,471,802	$(6,118,900)
Denominator:
Weighted-average shares outstanding	5,324,910	5,279,783
Basic and diluted net income (loss) per share	$1.59	$(1.16)
In connection with the underwriters’ partial exercise of their over-allotment option on November 8, 2021, 625,000 Founder Shares were no longer subject to forfeiture and the Founder Shares were retroactively adjusted.
Recent Accounting Pronouncements
In August 2020, FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On October 26, 2021, the Company sold 20,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole Public Warrant

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share, subject to adjustment.
On November 4, 2021, the underwriters partially exercised the over-allotment option, and, on November 8, 2021, purchased 2,500,000 Units, generating aggregate gross proceeds of $25,000,000.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 9,000,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $9,000,000 in the aggregate, in a private placement. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The Sponsor, as well as its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis.
On November 8, 2021, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 750,000 Private Placement Warrants, generating gross proceeds to the Company of $750,000 for the period from March 30, 2021 (inception) through December 31, 2021.
Offering costs associated with the sale of the Private Placement Warrants was $520,432 and was expensed for the period March 30, 2021 (inception) through December 31, 2021.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
A portion of the proceeds from the Private Placement Warrants in the amount of $2,250,000 was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)); (2) they (including the Class A ordinary shares issuable upon exercise of Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Company’s initial Business Combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.
Note 5 — Derivative Financial instruments
Warrants
On December 31, 2022 and 2021, 21,000,000 warrants were outstanding (11,250,000 Public Warrants and 9,750,000 Private Placement Warrants). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial Business Combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to have maintained an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but will use the Company’s commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined above);

•
if, and only if, the Reference Value (as defined above under “— Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A ordinary shares and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding Class A ordinary shares, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant had been exercised, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.
The Company accounts for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance contained in ASC Topic 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the shareholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as derivative liability.
Additionally, certain adjustments to the settlement amount of the Private Placement Warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40, and thus the Private Placement Warrants are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
Note 6 — Related Party Transactions
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Company’s Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. The Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Company’s Trust Account. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an Administrative Services Agreement pursuant to which it will pay an affiliate of the Sponsor a total of $14,000 per month for office space and administrative and support services. The agreement was effective upon the Company’s IPO and terminates upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. As of December 31, 2022 and 2021, the Company incurred and accrued for $168,000 and $32,139, respectively, under the Administrative Services Agreement as due to related party on the balance sheet and as administrative expenses — related party in the statements of operations.
Payables to Related Parties
The due to related party balance in 2022 consists of administrative fees incurred, but not yet paid, through December 31, 2022 and a payable to the Sponsor for amounts paid on its behalf. The due to related party balance in 2021 consisted of administrative fees incurred, but not yet paid, through December 31, 2021 and a legal fee payment made by an affiliate on behalf of the Company. As of December 31, 2022 and 2021, the Company had a due to related party payable of $200,530 and $42,776, respectively.
Founder Shares
On April 16, 2021, the Sponsor paid $25,000 in consideration for 5,750,000 Founder Shares. Up to 750,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised.
Upon close of the IPO, the Anchor Investors received 1,375,000 Founder Shares from the Sponsor.
On November 4, 2021, the Sponsor transferred an aggregate of 843,750 Class B ordinary shares to the Company’s officers and independent directors.
On December 6, 2021, 125,000 of the Class B ordinary shares were forfeited by the Sponsor as a result of the underwriters’ partial exercise of the over-allotment option and the expiration of the over-allotment option.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
All shares and per-share amounts have been retroactively restated to reflect the forfeiture of the 125,000 Class B ordinary shares.
Promissory Note-Related Party
On April 16, 2021, the Sponsor agreed to loan the Company up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. The Company borrowed $212,710 under the $300,000 promissory note with its Sponsor. The loan was non-interest bearing, unsecured, and due at the earlier of April 30, 2022 or the closing of the IPO. The loan was fully repaid on October 26, 2021 and the Company is not able to borrow additional amounts under the promissory note since the date of repayment.
Note 7 — Commitments & Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statement filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,000,000 units to cover over-allotments, if any.
On October 26, 2021, the Company paid a cash underwriting discount of 2.0% per Unit, or $4,000,000. Additionally, the underwriters will be entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO totaling $7,000,000 upon the completion of the Company’s initial Business Combination.
On November 4, 2021, the underwriters partially exercised the over-allotment option and, on November 8, 2021, purchased 2,500,000 Units, generating aggregate gross proceeds of $25,000,000, and the Company incurred $500,000 in cash underwriting discounts and $875,000 in deferred underwriting commissions.
Note 8 — Shareholders’ Equity (Deficit)
Preference shares — The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 22,500,000 Class A

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
ordinary shares issued and outstanding, including 22,500,000 Class A ordinary shares subject to possible conversion that are classified as temporary equity in the accompanying balance sheet.
Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. Upon the closing of the IPO on October 26, 2021, there were 5,750,000 Class B ordinary shares issued and outstanding. Of the 5,750,000 Class B ordinary shares, an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the IPO. Simultaneously with the closing of the IPO, the Sponsor transferred 1,375,000 Class B ordinary shares to the Anchor Investors. On November 4, 2021, the Sponsor sold an aggregate of 843,750 Class B ordinary shares at a price of $0.004 per share and transferred 975,000 Private Placement Warrants to the Company’s officers and independent directors.
On December 6, 2021, 125,000 of the Class B ordinary shares were forfeited by the Sponsor as a result of the underwriters’ partial exercise of the over-allotment option and the expiration of the over-allotment option.
As of December 31, 2022 and 2021, there were 5,625,000 Class B ordinary shares issued and outstanding.
The sales or transfers of the Class B ordinary shares and Private Placement Warrants to the Company’s officers and independent directors, as described above, is within the scope of ASC Topic 718, “Compensation — Stock Compensation”. Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the grant date. These Private Placement Warrants, which have originally been recorded as a derivative liability, have been settled on the November 4, 2021 grant date. The settlement of the $711,750 derivative liability was recorded in accumulated deficit in the accompanying balance sheet.
The Class B ordinary shares and Private Placement Warrants were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to those is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Class B ordinary shares granted times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of those shares. As of December 31, 2022 and 2021, the Company determined that a Business Combination is not probable and therefore, no stock-based compensation expense has been recognized. The unrecognized stock-based compensation expense as of December 31, 2022 was $6,719,250.
The Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of the Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the IPO plus all Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A ordinary shares issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.
Note 9 — Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active;

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy described above. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable Securities held in Trust Account	$230,595,291	$230,595,291
Liabilities:
Warrant liabilities – Public Warrants	$280,125	$280,125	$—	$—
Warrant liabilities – Private Placement Warrants	218,498	—	218,498	—
Total Liabilities	$498,623	$280,125	$218,498	$—
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable Securities held in Trust Account
– Money Market Funds	$112,628,152	$112,628,152
– US Treasuries	114,633,899	114,633,899	—	—
Total Assets	$227,262,051	$227,262,051	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$6,300,000	$6,300,000	$—	$—
Warrant liabilities – Private Placement Warrants	4,748,250	—	—	4,748,250
Total Liabilities	$11,048,250	$6,300,000	$—	$4,748,250
Transfers between Levels 1, 2 and 3 are recognized at the end of the reporting period.
The Public Warrants are publicly traded and as such are classified as Level 1. The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a binomial model are assumptions related to expected stock-price volatility, expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its Class A ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining term of the Private Placement Warrants. The expected term of the Private Placement Warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero. The Company transferred the Private Placement Warrants from Level 3 to Level 2 during the year ended December 31, 2022, as the inputs significant to the valuation became observable as they are benchmarked to those used for the Public Warrants.

Pegasus Digital Mobility Acquisition Corp.
Notes to Financial Statements
December 31, 2022
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our liabilities classified as Level 3:
Warrant Liability
Fair value at March 30, 2021 (inception)	$—
Initial classification of Public Warrant and Private Placement Warrant liability at October 26, 2021	15,330,000
Transfer of Public Warrant liability to Level 1	(6,300,000)
Settlement of Private Placement Warrant liabilities due to the transfer of these warrants to directors and officers (Note 8)	(711,750)
Change in fair value	(3,570,000)
Derivative warrant liabilities as of December 31, 2021	4,748,250
Change in fair value	(360,750)
Transfer of Private Placement warrant liability to Level 2	(4,387,500)
Derivative warrant liabilities as of December 31, 2022	$—
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021:
Inputs	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.28	$9.81
Volatility	0.0%	11.0%
Expected term of the warrants	5 years	5 years
Risk-free rate	4.35%	1.23%
Dividend yield	0.0%	0.0%
Note 10 — Subsequent Events
On January 23, 2023, the Company issued the Extension Note in the principal amount of $2,250,000 to the Sponsor. The Sponsor deposited the funds into the Trust Account. The Extension Note was issued in connection with the decision by the Company’s board of directors to exercise the first extension option in accordance with the Company’s amended and restated memorandum and articles of association and to extend the date by which the Company must consummate a business combination transaction from January 26, 2023 to April 26, 2023 (i.e., for a period of time ending 18 months after the consummation of the IPO). The Extension Note bears no interest and is repayable in full upon the consummation of a business combination by the Company. If the Company does not consummate a business combination, the Extension Note will not be repaid and all amounts owed under the Extension Note will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account.
On March 15, 2023, the Company issued a non-convertible unsecured promissory note in the principal amount of $1,100,000 to the Sponsor to provide the Company additional working capital. The promissory note is non-interest bearing and repayable in full upon the consummation of a business combination by the Company.
On March 15, 2023, the Company agreed to amend and restate certain provisions of the Extension Note to align the terms with the $1,100,000 promissory note issued on March 15, 2023.

SCHMID — Interim Condensed Combined Statements of Profit and Loss and Other Comprehensive Income (Loss) for the six- months periods ended June 30, 2023 and 2022
in € thousand	Note	6/30/2023	6/30/2022
		Unaudited	Unaudited
Revenue		40,461	46,075
Cost of sales		(27,880)	(30,556)
Gross profit		12,581	15,520
Selling		(5,829)	(5,042)
General administration		(6,472)	(3,244)
Research and development		(3,881)	(2,702)
Other income	5	11,111	2,144
Other expenses	6	(621)	(2,880)
Reversal of impairments of financial assets, net	7	22,599	1,655
Operating profit		29,488	5,451
Finance income	8	19,637	4,197
Finance expenses	8	(7,815)	(6,563)
Share of profit (loss) in joint ventures	8	(1,057)	—
Financial result		10,766	(2,366)
Income before income tax		40,254	3,085
Income tax (expense) / benefit	9	(4,082)	3,561
Net income for the period		36,172	6,646
Other comprehensive income (loss) that may be reclassified to profit or loss		(1,032)	558
Exchange differences on translation of foreign business units		(1,032)	558
Items that will not be subsequently reclassified to profit or loss		—	—
Remeasurement of defined pension benefit obligation		—	—
Income tax on remeasurement of defined pension benefit obligation		—	—
Other comprehensive income (loss)		(1,032)	558
Total combined comprehensive income for the reporting period		35,140	7,204
Net income (loss) attributable to
Owners of SCHMID Group		35,345	6,142
Non-controlling interests		826	504
Total combined comprehensive income (loss) attributable to
Owners of SCHMID Group		34,748	6,540
Non-controlling interests		392	664
The accompanying notes are an integral part of these interim condensed combined financial statements (IFRS).

SCHMID — Interim Condensed Combined Statements of Financial Position as of June 30, 2023 and December 31, 2022
in € thousand	Note	6/30/2023	12/31/2022
		Unaudited
ASSETS
Intangible assets		15,180	15,828
Property, plant and equipment, net		15,223	14,695
Financial assets		111	115
Deferred tax assets		2,594	2,594
Non-current assets		33,108	33,232
Inventories		23,275	25,029
Trade receivables and other receivables	10	51,448	108,838
Other current assets	11	22,229	4,815
Cash and cash equivalents		7,707	8,332
Current assets		104,659	147,014
Total assets		137,767	180,247
EQUITY AND LIABILITIES
Owners’ net investment		70,660	70,479
Other reserves		(96,725)	(131,474)
Equity attributable to owners of the group		(26,065)	(60,996)
Non-controlling interest		7,073	6,681
Equity		(18,992)	(54,315)
Non-current borrowings	12, 13	22,066	34,406
Provisions for pensions		887	887
Non-current provisions		150	330
Deferred tax liabilities		5,779	2,504
Non-current lease liability		653	841
Non-current liabilities		29,534	38,968
Current borrowings	12, 13	59,937	128,454
Current contract liabilities		26,523	30,569
Trade payables and other financial liabilities		23,624	25,400
Other current liabilities	12, 13	13,897	8,706
Current lease liability		485	491
Current provisions		295	360
Income tax liabilities		2,464	1,615
Current liabilities		127,225	195,594
Total equity and liabilities		137,767	180,247
The accompanying notes are an integral part of these interim condensed combined financial statements (IFRS).

SCHMID — Interim Condensed Combined Statements of Changes in Equity for the six-months periods ended June 30, 2023 and 2022
			Other reserves
in € thousand	Note	Owners’ net investment	Accumulated loss	Accumulated other comprehensive income	Equity attributable to owners of the group	Non-controlling interest	Total Equity
1/1/2022		69,080	(132,785)	(145)	(63,851)	4,836	(59,015)
Income (loss) for the period		—	6,142	—	6,142	504	6,646
Other comprehensive income (loss)		—	—	398	398	160	558
Total comprehensive income (loss)		—	6,142	398	6,540	664	7,204
6/30/2022 (unaudited)		69,080	(126,644)	253	(57,311)	5,500	(51,811)
1/1/2023		70,479	(131,235)	(239)	(60,996)	6,681	(54,315)
Income (loss) for the period		—	35,345	—	35,345	826	36,172
Other comprehensive income (loss)		—	—	(597)	(597)	(434)	(1,032)
Total comprehensive income (loss)		—	35,345	(597)	34,748	392	35,140
Transactions with shareholder		182			182	—	182
6/30/2023 (unaudited)		70,660	(95,889)	(836)	(26,065)	7,073	(18,992)
The accompanying notes are an integral part of these interim condensed combined financial statements (IFRS).

SCHMID — Interim Condensed Combined Statement of Cash Flows for the six-months periods ended June 30, 2023 and 2022
in € thousand	6/30/2023	6/30/2022
	Unaudited	Unaudited
Net income from continued operations	36,172	6,646
Adjustments to reconcile condensed net income to net cash
Income tax (benefit) expense	4,082	(3,561)
Financial result	(10,766)	2,366
Depreciation and amortization	2,912	3,195
Net gain from the disposal of intangibles and PP&E	(129)	—
Reversal of impairments of financial assets, net	(22,599)	(1,655)
Other non-cash expenses	1,756	(423)
Working capital adjustments:
Changes in trade and other receivables	8,214	(17,315)
Changes in other assets	(17,414)
Changes in inventories	1,754	723
Change in trade and other payables	1,876	(1,489)
Change in other liabilities	(1,054)
Change in provisions	281	(796)
Cash provided by (used in) operating activities	5,085	(12,310)
Purchases of intangible assets and property, plant and equipment	(2,950)	(2,240)
Increase in shareholder loan	—	(1,066)
Repayment of loan from shareholder	70,000	—
Cash provided by (used in) investing activities	67,050	(3,306)
Proceeds from debt financing	—	9,948
Repayment of debt financing	(71,875)	(4,657)
Proceeds from shareholder loans	—	26
Payment of lease liabilities	(285)	(332)
Interest paid	(600)	(482)
Decrease in restricted cash	—	139
Cash provided by (used in) financing activities	(72,760)	4,641
Net increase (decrease) in cash and cash equivalents	(625)	(10,975)
Cash and cash equivalents at the beginning of the period	8,332	18,384
Cash and cash equivalents at the end of the period	7,707	7,409
The accompanying notes are an integral part of these interim condensed combined financial statements (IFRS).

1. BUSINESS DESCRIPTION
Gebr. SCHMID GmbH (“the Company” or “SCHMID”) is a global supplier of equipment and services for various industries such as printed circuit board (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance such as automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This includes the development of production techniques and building machines as well as extensive work with customers on development projects. SCHMID is also providing customer service through which customers are assisted with upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
SCHMID located in Freudenstadt, Germany, was founded in 1864. SCHMID employs more than 700 employees worldwide. Manufacturing sites are located in Germany and China. SCHMID products are distributed worldwide by the SCHMID companies directly and by external trading partners. The customers of SCHMID include well-known companies from the hardware and software sector, the electronics industry and the solar and photovoltaic industry, which are located worldwide.
An important success factor for the business of SCHMID is the area of research and development. SCHMID carries out the majority of research work in Freudenstadt and drives the necessary new and further developments of SCHMID technologies.
On May 31, 2023, Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“Pegasus”), entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Pegasus, Gebr. SCHMID GmbH, Pegasus Topco B.V., a Dutch private limited liability company and wholly-owned entity of Pegasus (“TopCo”) and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned entity of TopCo (“Merger Sub”). TopCo will be converted into a Dutch public limited liability company and renamed SCHMID Group N.V. concurrent with the closing of the Business Combination. The Company is presenting combined financial statements including certain entities under common control by SCHMID subject to the Business Combination Agreement. Historically, these legal entities have not been preparing consolidated financial information. The combined financial statements do not contain any other entities described in this paragraph. The Ultimate Controlling Shareholders (“Ultimate Controlling Shareholders”) include Anette Schmid, Christian Schmid as well as a community of heirs for which Anette Schmid and Christian Schmid are the sole beneficiaries.
2. BASIS OF PRESENTATION
The interim financial statements for the six month periods ended June 30, 2023 and 2022 have been prepared on a combined basis and in accordance with IAS 34, Interim Financial Reporting.
The interim combined financial statements do not contain all explanations and disclosures required for annual financial statements and should be read in conjunction with the combined financial statements as of and for the year ended December 31, 2022. Selected information has been included to explain significant changes in the reporting period since the last annual financial statements and disclosures explicitly required by IAS 34.
The accounting policies applied in the interim combined financial statements correspond to those applied in the combined financial statements for the years ended December 31, 2022 and 2021, and as of January 1, 2021.
The legal entities which comprise the combined financial statements and certain investments in joint ventures accounted for using the equity method are unchanged compared to the annual combined financial statements as of December 31, 2022.
SCHMID presents its combined financial statements in Euros which is the Company’s presentation currency. All amounts are presented in thousands of Euros (“€ thousand”), unless otherwise stated. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

The interim combined financial statements of SCHMID as of June 30, 2023 and for the six month periods ended June 30, 2023 and 2022 were authorized for issuance by the management board on December 22, 2023.
New Standards and Interpretations
The accounting policies adopted in the preparation of the interim combined financial statements are consistent with those followed in the preparation of SCHMID’s annual combined financial statements for the year ended December 31, 2022, except for the adoption of new standards effective as of January 1, 2023. SCHMID has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.
Several amendments apply for the first time in 2023, but do not have an impact on the interim condensed combined financial statements of SCHMID.
Standard	Effective Date
Amendments to IFRS 17: Initial Application of IFRS17 and IFRS 9 – Comparative Information	1/1/2023
Amendments to IAS 12:
Deferred Taxes related to Assets and Liabilities arising from a Single Transaction	1/1/2023
Amendments to IAS 1: Disclosure of accounting policies	1/1/2023
Amendments to IAS 8: Definition of accounting estimates	1/1/2023
IFRS 17 Insurance contracts	1/1/2023
Amendments to IFRS 16: Lease Liability in a Sale and Leaseback	1/1/2024
Amendments to IAS 1:
– Classification of liabilities as current or non-current	1/1/2024
– Non-current liabilities with covenants
3. SEGMENT AND GEOGRAPHIC INFORMATION
SCHMID’s key financial metrics by segment before intercompany eliminations are as follows:
	6/30/2023
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	34,800	5,661	—	40,461
Segment adjusted EBITDA	5,958	2,384	24,058	32,400
	6/30/2022
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	38,573	7,502	—	46,075
Segment adjusted EBITDA	13,786	328	(5,468)	8,646
The column “Other” includes costs related to head office and group services. In the six months ended June 30, 2023 the increase is mainly due to the reversal of the impairment of the Silicon receivables (see notes 4. Significant Events in the Period ended June 30, 2023 and 7. Reversal of impairments of financial assets, net) and the gain resulting from bonus payments relating to disposals of several entities (see note 4. Significant Events in the Period ended June 30, 2023).

Reconciliation from total segment adjusted EBITDA to loss before income tax according to IFRS:
in € thousand	6/30/2023	6/30/2022
Total segment adjusted EBITDA and Other	32,400	8,646
Finance income / (expense)	10,766	(2,366)
Amortization and depreciation	(2,912)	(3,195)
Income before income tax	40,254	3,085
Revenue can be split into the following geographical areas:
in € thousand	6/30/2023	6/30/2022
China	7,265	22,575
USA	6,685	3,901
Taiwan	1,013	7,994
Germany	6,153	5,200
Malaysia	5,687	67
Austria	9,553	2,542
Other	4,106	3,796
Total	40,461	46,075
The revenues are allocated based on the country of the customer receiving the service or goods.
4. SIGNIFICANT EVENTS IN THE PERIOD ENDED JUNE 30, 2023
Transactions related to the sale of Schmid Silicon Technology Group
In March 2023, a Stock Purchase Agreement (hereinafter referred to as “SPA”) was entered into to sell Schmid Silicon Technology Holding GmbH and subsidiaries (hereinafter referred to as “the Silicon Group”) to the Group 14 Technologies Group (hereinafter referred to as “G14”). Prior to the closing of the SPA on June 29, 2023, the Silicon Group was a related party of SCHMID and controlled by Christian Schmid (hereinafter referred to as “CS”), one of the owners of SCHMID. The proceeds from the sale of the Silicon Group were, among other things, used to repay the shareholder loan between CS and SCHMID. The proceeds from the shareholder loan were used to repay certain borrowings of SCHMID. Additionally, receivables from the Silicon Group which had been impaired in 2017 by SCHMID became recoverable as a result of the SPA resulting in an impairment reversal of € 21,375 thousand. Also, as part of the SPA, certain liabilities of the Silicon Group due to SCHMID were settled with the transfer of shares of G14 to Schmid valued at € 17,664 thousand. For further information on the valuation of the G14 shares refer to note 13. Financial instruments.
Based on an agreement reached between CS, the Silicon Group and SCHMID in 2021, SCHMID was granted a bonus payment (hereinafter referred to as “Silicon exit bonus”) to be paid upon a successful sale of the Silicon Group to a third party. The Silicon exit bonus of € 4,700 thousand was determined based on 5% of the net proceeds (after repayment of third party debt) received from a sale.
In June 2023, CS repaid the shareholder loan to SCHMID with a total cash amount of € 70,000 thousand. The expected credit loss of € 1,418 thousand was therefore reversed. As of January 1, 2021 the shareholder receivable was classified as long-term and therefore discounted as the expected repayment date was estimated for 2023. The reversal of the discounting effect has been recognized in finance income as well as the interest to be paid by CS.
Debt funds
During the six month period ended June 30, 2023, SCHMID signed agreements with both of the debt funds to repay the loans during 2023. The parties have agreed to modify certain terms of the loan, including amount and nature of repayments and interest rates resulting in loan extinguishment gains of

€ 15,582 thousand. The extinguishment gains have been recorded in finance income. In addition, both parties have agreed upon an additional payment of € 2,800 thousand to be paid by the Company, which resulted in finance expense at the same amount.
Part of the loan has been repaid in cash before June 30, 2023. The remaining part of the loan will be repaid before December 31, 2023 by transferring G14 shares to the debt fund by SCHMID as well as by an additional transfer of G14 shares from Schmid Verwaltungs GmbH, an entity controlled by one shareholder of SCHMID, in return for the settlement of a loan receivable from SCHMID towards Schmid Verwaltungs GmbH.
The following table shows the significant impacts of the transactions described above on the financial statements as of and for the six months ended June 30, 2023:
in € thousand	Silicon receivables	Shareholder receivable CS	Receivable Silicon exit bonus	Group14 shares	Debt funds
Book value at January 1, 2023	—	65,589	—	—	(104,166)
Other income			4,700
Reversal of impairment	21,375	1,418
Finance income		3,173			15,852
Finance expense					(3,644)
Cash payments		(70,000)			70,000
Non-cash settlement of receivables	(17,664)			17,664
Other movements	737	500
Book value at June 30, 2023	4,448	680	4,700	17,664	(21,958)
5. OTHER INCOME
Other income consists of the following:
in € thousand	6/30/2023	6/30/2022
Foreign currency gains	1,420	1,344
Bonus payments	9,200	—
Other miscellaneous income	491	800
Total other income	11,111	2,144
The bonus payments are comprised of the Silicon exit bonus of € 4,700 thousand (see note 4.) as well as an exit bonus related to Montratec. In 2018, the Company sold one of its subsidiaries, Montratec GmbH, to Montratec Sarl. The underlying stock purchase agreement included a clause on potential exit events, which requires Montratec Sarl to pay SCHMID up to € 4,500 thousand (hereinafter referred to as “Montratec exit bonus”) upon a future exit from Montratec. Additionally, SCHMID entered into a guarantee agreement with Schmid Grundstücke GmbH & Co. KG (referred to as “SGG”), an entity jointly controlled by shareholders of SCHMID, wherein SGG would reimburse the difference between the exit sale consideration received from Montratec Sarl and € 4,500 thousand (hereinafter referred to as “Montratec guarantee”). As a renumeration for this guarantee, SCHMID was required to pay an amount equal to 1.5% p.a. of the € 4,500  thousand per year until an exit event would occur. SCHMID was informed in April 2023 that Montratec GmbH was sold by Montratec Sarl which resulted in an exit bonus of € 4,500 thousand being owed to SCHMID.
During the six month period ended June 30, 2023 and 2022, SCHMID recognized government grants of € 226 thousand and € 315 thousand, respectively, within other miscellaneous income. The grants are received in cash to compensate for expenses incurred in relation to research projects.

6. OTHER EXPENSES
Other expenses consist of the following:
in € thousand	6/30/2023	6/30/2022
Foreign currency losses	(531)	(2,710)
Other taxes	(63)	(60)
Miscellaneous other items	(26)	(110)
Total other expenses	(621)	(2,880)
For the six month period ended June 30, 2022, miscellaneous other items mainly include banking fees and other service charges.
7. REVERSAL OF IMPAIRMENTS OF FINANCIAL ASSETS, NET
The reversal of impairments of financial assets includes the following amounts:
In € thousand	6/30/2023	6/30/2022
Reversal of receivables from the Silicon Group	21,375	—
Shareholder loan (included in trade and other receivables)	1,418	1,655
Impairment of trade receivables	(215)	—
Other	21	—
Total	22,599	1,655
For additional information on the Silicon Group reversal refer to note 4.
The shareholder loan was repaid during the six months ended June 30, 2023. Therefore, the expected credit loss that was previously recognized on the shareholder loan was reversed during the six month period ended June 30, 2023.
As of 1 January 2023, SCHMID cancelled the credit risk insurance for trade receivables. Therefore, the Company included an increase of the expected credit loss (“ECL”) on trade receivables amounting to € 215 thousand during the six month period ended June 30, 2023.
8. FINANCIAL RESULT
Financial result is comprised of the following for the six-months:
in € thousand	6/30/2023	6/30/2022
Finance income	19,637	4,197
thereof fair value changes	—	2,342
thereof interest income and similar proceeds	3,836	1,855
thereof gain from loan extinguishment	15,802	—
Finance expenses	(7,815)	(6,563)
thereof interest portion of lease payments	(38)	(30)
thereof interest expense	(7,776)	(6,533)
Share of profit (loss) in joint ventures	(1,057)	—
Financial result	10,766	(2,366)
Interest income and similar proceeds includes in 2023 the interest received on loans, mainly the shareholder loan. For further information on the extinguishment, see note 12. Financial Liabilities. Fair value changes in 2022 result from the embedded derivatives and the share option. As in 2023 all derivatives are either economically or contractually not existing anymore, the fair value changes of the derivatives are € 0 thousand in 2023.

Interest expenses are mainly resulting from changes in the book value of the loans by using the effective interest method and the additional payment for the debt fund during 2023, see note 4.
The share of profit (loss) in joint ventures is relating to a capital injection in the Saudi Arabian joint venture in 2023 that is immediately expensed due to the book value of € 0 thousand.
9. INCOME TAX
Income tax expense is recognised based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six month period ended June 30, 2023 is 10.14%, compared to (115.46)% for the six month period ended June 30, 2022. The tax rate for the six month period ended June 30, 2022 was significantly driven by the fact that SCHMID was able to utilize tax loss carryforwards for which no deferred tax assets were recognized in prior years. The tax rate for the six month period ended June 30, 2023 is below the German average tax rate due to the fact that a portion of the gains realised by the Company are not taxable and additional tax loss carryforwards can be utilized to reduce the expected annual income tax expense.
10. TRADE RECEIVABLES AND OTHER RECEIVABLES
in € thousand	6/30/2023	12/31/2022
Trade receivables	34,775	40,593
Receivables from joint ventures	1,599	2,656
Receivables from the Silicon Group	4,448	—
Other receivables	10,625	65,589
Total trade and other receivables	51,448	108,838
For further explanations on the receivables from the Silicon Group refer to note 4.
The main driver for the decrease in the other receivables is the repayment of a shareholder loan receivable (Remaining balance as of June 30, 2023 € 640 thousand; December 31, 2022: € 65,589 thousand).
11. OTHER CURRENT ASSETS
Other current assets increased significantly in 2023 due to the recognition of shares in Group14 totaling € 17,664 thousand. The Group14 shares are classified as short-term as they were used to repay loans from debt funds during the third quarter of 2023. For further information see note 4.
12. FINANCIAL LIABILITIES
The following table shows an overview of the financial liabilities of the Group.
in € thousand	6/30/2023	12/31/2022
Non-current borrowings	22,066	34,406
Loans from debt funds (see note 4.)	—	24,393
Loans from other third parties	2,292	—
Loans from shareholders	19,774	10,013
Current borrowings	59,937	128,454
Loans from banks	10,156	12,003
Loans from debt funds (see note 4.)	21,958	79,773
Loans from other third parties	1,234	3,540
Loans from shareholders	8,404	16,493
Loans from other related parties	18,184	16,646
Total borrowings	82,003	162,860

Loans from banks
In June 2023, one of the bank loans amounting to € 1,875 thousand has been fully repaid by the Company. Two other bank loans are overdue per June 2023. The Company is in ongoing discussions about the repayment of those loans on short notice.
Loans from third parties
One of the third party loans is overdue as of June 30, 2023. The third party has agreed in writing to only reclaim repayment up to the extent that the Company is still able to repay all other liabilities within a period of 12 months.
Loans from other related parties
Two of the related party loans are overdue as of June 30, 2023. The parties have concluded a written agreement that the related parties only reclaim repayment up to the extent that the Company is still able to repay all other liabilities within a period of 12 months.
13. FINANCIAL INSTRUMENTS
Carrying Amounts and Fair Values
The following tables disclose the carrying amounts of each class of financial instruments together with its corresponding fair value and the aggregated carrying amount per category.
There were no transfers between levels 1, 2 and 3 for recurring fair value measurements during the year.
				6/30/2023
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Receivables from shareholder	AC	—	—	n/a
Other loans and other investments	AC	—	—	n/a
Other non-current financial assets	AC	111	n/a	n/a
Current assets
Trade receivables and other receivables			n/a	n/a
Trade receivables	AC	34,775	n/a	n/a
Receivables from joint ventures	AC	1,599	n/a	n/a
Other receivables
Exit bonus	FVTPL	9,200	9,200	Level 3
Miscellaneous receivables	AC	5,874	n/a	n/a
Other current assets
Group14 Shares	FVTPL	17,664	17,664	Level 3
Restricted cash	AC	267	n/a	n/a
Other	AC	4,297	n/a	n/a
Cash and cash equivalents	AC	7,707	n/a	n/a
Non-current liabilities
Non-current borrowings
Loans from banks	FLAC	—	—	n/a
Loans from debt funds
Loans – host contract	FLAC	—	—	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a

				6/30/2023
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Loans from other third parties	FLAC	2,292	2,240	n/a
Loans from shareholders
Loans – host contract	FLAC	19,774	19,431	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other related parties
Loans – host contract	FLAC	—	—	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Current liabilities
Current borrowings
Loans from banks	FLAC	10,156	n/a	n/a
Loans from debt funds
Loans – host contract	FLAC	21,958	n/a	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	1,234	n/a	n/a
Loans from shareholders	FLAC	8,404	n/a	n/a
Loans from other related parties
Loans – host contract	FLAC	18,184	n/a	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Trade payables and other financial liabilities	FLAC	23,624	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	54,631
Financial liabilities measured at fair value	FVTPL	26,864
Financial liabilities measured at amortized cost	FLAC	105,627
				12/31/2022
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Receivables from shareholder	AC	—	—	n/a
Other loans and other investments	AC	—	—	n/a
Other non-current financial assets	AC	115	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	40,593	n/a	n/a
Receivables from joint ventures	AC	2,656	n/a	n/a
Other receivables
Receivables from shareholder	AC	65,158	64,028	Level 3
Miscellaneous receivables	AC	431	n/a	n/a
Other current assets
Group14 Shares	FVTPL	—	n/a	n/a
Restricted cash	AC	1,049	n/a	n/a
Other	AC	3,766	n/a	n/a
Cash and cash equivalents	AC	8,332	n/a	n/a

				12/31/2022
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current liabilities
Non-current borrowings
Loans from banks	FLAC	—	—	n/a
Loans from debt funds
Loans – host contract	FLAC	24,393	23,072	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	—	—	n/a
Loans from shareholders
Loans – host contract	FLAC	10,013	9,307	Level 3
Loans – embedded derivatives	FVTPL	—	—	Level 3
Current liabilities
Current borrowings
Loans from banks	FLAC	12,003	11,508	Level 3
Loans from debt funds
Loans – host contract	FLAC	79,773	51,678	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	3,540	3,483	Level 3
Loans from shareholders	FLAC	16,493	n/a	n/a
Loans from other related parties
Loans – host contract	FLAC	16,646	14,688	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Trade payables and other financial liabilities	FLAC	25,400	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	122,101
Financial liabilities measured at fair value	FVTPL	—
Financial liabilities measured at amortized cost	FLAC	188,260
The carrying amounts of cash and cash equivalents, trade and other receivables, loans from banks and of trade payables, are considered reasonable estimates of their fair values because of the short maturities of these items.
The fair value of the loan granted to a shareholder was calculated by discounting future cash flows with a risk-adjusted interest rate curve. As the credit risk of the shareholder is unobservable and assumed to be equivalent to the Standard&Poor’s rating class of CCC, the credit risk is considered to have a material impact on the fair value. Therefore, the fair values of the shareholder loan are categorized in level 3 of the fair value hierarchy.
The following table presents the changes in level 3 instruments for the half-year ended 30 June 2023:
In € thousands	Group14 shares
Opening balance 31 December 2022	—
Disposals	—
Acquisitions	17,664
Gains recognised in other income	—
Closing balance 30 June 2023	17,664

The Group14 shares have been received on June 29, 2023 as repayment for the receivables in the Silicon group entities, see also note 4. Significant Events in the Period ended June 30, 2023. The Group14 shares are ordinary shares classified as investment in equity instrument and measured at fair value through profit and loss. No fair value movements have been recorded in the profit and loss accounts, as the recognition date of the Group14 shares is at the reporting date.
Valuation technique and sensitivity Group14 shares
Group14 Technologies do not have quoted equity instruments that are readily observable in an active market. For this reason, other observable inputs were used in deriving the fair value of the Group14 shares. In December 2022, the company initiated a private equity offering program, which involved 23 third-party participants agreeing upon a fair value per share based on an actualized equity valuation of Group14 Technologies. Subsequent to the private equity offering program, no substantial changes have occurred warranting a re-evaluation of the equity valuation. Consequently, the fair value of Group14 shares has been aligned with the fair value determined during the private equity offering program.
14. COMMITMENTS AND CONTINGENCIES
The Company has commitments of € 1,327 thousand to acquire items of property, plant & equipment as of June 30, 2023 (December 31, 2022: € 1,086 thousand).
15. RELATED PARTY DISCLOSURES
SCHMID is jointly controlled by Christian Schmid and Anette Schmid as shareholders via direct shareholding and a community of heirs. Christian Schmid is also the CEO of the group.
Transactions with Key Management
Key management personnel are defined as those persons who are responsible for the Group´s worldwide operating business, based on their function within the Group or the interests of the Group.
The annual remuneration and related compensation costs recognized as expense during the reporting period only includes short-term employee benefits and amounts to € 631 thousand as of June 30, 2023 (as of June 30, 2022: € 742 thousand). Short-term benefits include salaries, bonus, and other benefits such as medical, death and disability coverage, Company car and other usual facilities as applicable.
Transactions with related parties
In addition to the entities included in the combined financial statements, the Group maintains relationships with other related parties. Related parties as of June 30, 2023 are unchanged compared to year end except for some Silicon entities due to the Silicon Group sale transaction (refer to note 4.). The following entities are no longer related parties as result of the sale: Schmid Silicon Technology Holding GmbH, Freudenstadt, Schmid Silicon Technology GmbH, Freudenstadt, SILIQN GmbH, Freudenstadt and Schmid Polysilicon Production GmbH, Spreetal.

The following related party transactions and balances exist with related parties:
in € thousand	6/30/2023	6/30/2022
Interest income on loans granted to
Shareholder	1,068	82
Interest expense on loans received from
Key management personnel	43	43
Other related parties	272	177
Shareholder	414	114
Purchases of goods or services
Joint ventures	3	2,455
Other related parties	211	116
Sale of goods or services
Joint ventures	251	203
Other related parties	237	396
Salary and Bonus
Shareholder	494	403
in € thousand	6/30/2023	12/31/2022
Outstanding balances – Liabilities
Shareholder	24,404	24,064
Key management personnel	1,707	1,641
Joint ventures	358	358
Other related parties	17,396	15,345
in € thousand	6/30/2023	12/31/2022
Outstanding balances – Receivables
Shareholder	667	67,926
Joint ventures	1,599	951
Other related parties	4,448	23,062
16. EVENTS AFTER THE REPORTING PERIOD
In September 2022, the Company entered into a sale and leaseback agreement with an unrelated third party to sell the production facility and office buildings in Freudenstadt. The third party was required to make certain milestone payments as a closing condition. As a result of the third-party failing to make the contractually-agreed milestone payment in July 2023, the first payment of € 1,875 thousand made in June 2023 was forfeited. The sale and leaseback contract was cancelled in favor of SCHMID, resulting in a gain recognized in the third quarter 2023.
In December 2023, SCHMID signed a sale and leaseback contract with Schmid Grundstücke GmbH Co. KG, an entity jointly controlled by shareholders of SCHMID, for the above mentioned production facility and office buildings in Freudenstadt. The purchase price is € 11,400 thousand. Part of the purchase price will be used to repay bank loans.
In August 2023, one of the third party loans amounting to € 1,234 thousand has been repaid.
In October 2023, the shareholders, Nusaned Investment (an investment company owned by SABIC) and SCHMID, mutually agreed to terminate the joint venture Advanced Energy Storage Systems Investment Company via share exchange. Closing of the transaction is expected to take place in January 2024. After closing of the transaction, SCHMID will own 100% of the shares of Schmid Energy Systems GmbH (SES), the only subsidiary owned by the joint venture entity.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the management board
Gebr. Schmid GmbH:
Opinion on the Combined Financial Statements
We have audited the accompanying combined statements of financial position of Gebr. Schmid GmbH (the Company) as of December 31, 2022, December 31, 2021 and January 1, 2021, the related combined statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, December 31, 2021 and January 1, 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
We have served as the Company’s auditor since 2023.
Munich, Germany
December 22, 2023

SCHMID — Combined Statements of Profit or Loss and Other Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021
in € thousand	Note	2022	2021
Revenue	6.	95,058	39,481
Cost of sales	6.	(61,721)	(30,506)
Gross profit		33,337	8,975
Selling	7.	(11,369)	(7,851)
General administration	8.	(6,973)	(6,298)
Research and development	9.	(4,818)	(2,733)
Other income	10.	3,375	1,924
Other expenses	11.	(2,988)	(4,779)
Reversal of impairments of financial assets	29.	3,091	3,333
Operating profit (loss)		13,654	(7,427)
Finance income	12.	5,758	3,360
Finance expenses	12.	(17,746)	(18,014)
Financial result		(11,988)	(14,654)
Income (loss) before income tax		1,667	(22,082)
Income tax benefit (expense)	13.	1,924	(5,195)
Net income (loss) for the period		3,591	(27,277)
Other comprehensive income (loss) that may be reclassified to profit or loss		(503)	130
Exchange differences on translation of foreign business units	23.	(503)	130
Items that will not be subsequently reclassified to profit or loss		213	20
Remeasurement of defined pension benefit obligation	27.	300	28
Income tax on remeasurement of defined pension benefit obligation		(88)	(8)
Other comprehensive income (loss)		(290)	150
Total combined comprehensive loss for the reporting period		3,301	(27,127)
Net income (loss) attributable to
Owners of SCHMID		1,550	(24,452)
Non-controlling interests		2,041	(2,825)
Total combined comprehensive income (loss) attributable to
Owners of SCHMID		1,456	(24,597)
Non-controlling interests		1,845	(2,530)
The accompanying notes are an integral part of these combined financial statements (IFRS).

SCHMID — Combined Statements of Financial Position as of December 31, 2022, 2021 and January 1, 2021
in € thousand	Note	12/31/2022	12/31/2021	1/1/2021
ASSETS
Intangible assets	15.	15,828	15,976	15,049
Property, plant and equipment	16.	14,695	15,413	15,673
Financial assets	18.	115	56,224	47,308
Deferred tax assets	13.	2,594	2,665	49
Non-current assets		33,232	90,278	78,078
Inventories	19.	25,029	19,208	12,530
Trade receivables and other receivables	20.	108,838	28,591	36,415
Other current assets	21.	4,815	4,230	3,764
Cash and cash equivalents	22.	8,332	18,384	533
Current assets		147,014	70,414	53,243
Total assets		180,247	160,692	131,321
EQUITY AND LIABILITIES
Owner’s net investment	23.	70,479	69,080	33,204
Other reserves	23.	(131,474)	(132,931)	(108,333)
Equity attributable to owners of SCHMID		(60,996)	(63,851)	(75,129)
Non-controlling interest	24.	6,681	4,836	(287)
Equity		(54,315)	(59,015)	(75,417)
Non-current borrowings and derivative instruments	25.	34,406	41,784	111,051
Provisions for pensions	27.	887	1,173	1,189
Non-current provisions	26.	330	366	322
Deferred tax liabilities	13.	2,504	6,714	884
Non-current lease liability	17.	841	990	179
Non-current liabilities		38,968	51,027	113,625
Current borrowings and derivative instruments	25.	128,454	109,087	21,149
Current contract liabilities	6.	30,569	25,682	17,378
Trade payables and other liabilities		25,400	24,182	40,828
Other current liabilities	28.	8,706	8,469	11,890
Current lease liability	17.	491	537	254
Current provisions	26.	360	451	456
Income tax liabilities	13.	1,615	271	1,157
Current liabilities		195,594	168,679	93,113
Total equity and liabilities		180,247	160,692	131,321
The accompanying notes are an integral part of these combined financial statements (IFRS).

SCHMID — Combined Statements of Changes in Equity for the years ended December 31, 2022 and 2021
in € thousand	Note	Owners’ net investment	Other reserves		Equity attributable to owners of SCHMID	Non-controlling interest	Total Equity
			Accumulated loss	Accumulated other comprehensive income
1/1/2021		33,204	(108,333)	—	(75,129)	(287)	(75,417)
Loss for the period		—	(24,452)	—	(24,452)	(2,825)	(27,277)
Other comprehensive income (loss)	23.	—	—	(145)	(145)	295	150
Total comprehensive income (loss)		—	(24,452)	(145)	(24,597)	(2,530)	(27,127)
Capital increase minority shareholder	24.	22,776	—	—	22,776	7,653	30,429
Transactions with shareholder	23.	13,100	—	—	13,100	—	13,100
12/31/2021		69,080	(132,785)	(145)	(63,851)	4,836	(59,015)
Loss for the period		—	1,550	—	1,550	2,041	3,591
Other comprehensive income (loss)	23.	—	—	(94)	(94)	(196)	(290)
Total comprehensive income (loss)		—	1,550	(94)	1,456	1,845	3,301
Reclass share option	25	1,974			1,974		1,974
12/31/2022		70,479	(131,235)	(239)	(60,996)	6,681	(54,315)
The accompanying notes are an integral part of these combined financial statements (IFRS).

SCHMID — Combined Statements of Cash Flows for the years ended December 31, 2022, and 2021
in € thousand	2022	2021
Net income (loss) from continued operations	3,591	(27,277)
Adjustments to reconcile condensed net profit (loss) to net cash
Income tax expense (benefit)	(1,924)	5,195
Financial result	11,988	14,654
Depreciation and amortization	6,283	4,893
Net losses from the disposal of intangibles and PP&E	228	785
Impairment on financial assets	(3,091)	(3,333)
Other non-cash expenses	370	(2,541)
Working capital adjustments:
Changes in trade and other receivables	(16,610)	7,698
Changes in inventories	(5,821)	(6,678)
Change in working capital liabilities	5,674	(3,706)
Change in provisions	(408)	23
Cash provided by (used in) operating activities	280	(10,285)
Purchases of intangible assets and property, plant and equipment	(4,616)	(5,040)
Investments in financial assets	—	(89)
Payment for loan to shareholder	(2,552)	(2,408)
Cash used in investing activities	(7,168)	(7,537)
Proceeds from debt financing	4,100	55
Payments for debt financing	(5,880)	(1,911)
Proceeds from equity contributions by minority shareholders	—	30,429
Proceeds from shareholder loans	795	2,782
Payment of lease liabilities	(609)	(451)
Interest paid	(1,708)	(799)
Transaction with shareholder	—	5,298
Decrease in restricted cash	137	270
Cash (used in) provided by financing activities	(3,165)	35,674
Net increase (decrease) in cash and cash equivalents	(10,053)	17,852
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	18,384	533
Cash and cash equivalents at the end of the period	8,332	18,384
The accompanying notes are an integral part of these combined financial statements (IFRS).

1. BUSINESS DESCRIPTION
Gebr. SCHMID GmbH (“the Company” or “SCHMID”) is a global supplier of equipment and services for various industries such as printed circuit board (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance such as automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This includes the development of production techniques and building machines as well as extensive work with customers on development projects. SCHMID is also providing customer service through which customers are assisted with upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
SCHMID located in Freudenstadt, Germany, was founded in 1864. SCHMID employs more than 700 employees worldwide. Manufacturing sites are located in Germany and China. SCHMID products are distributed worldwide by the SCHMID companies directly and by external trading partners. The customers of SCHMID include well-known companies from the hardware and software sector, the electronics industry and the solar and photovoltaic industry, which are located worldwide.
An important success factor for the business of SCHMID is the area of research and development. SCHMID carries out the majority of research work in Freudenstadt and drives the necessary new and further developments of SCHMID technologies.
On May 31, 2023, Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“Pegasus”), entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Pegasus, Gebr. SCHMID GmbH, Pegasus Topco B.V., a Dutch private limited liability company and wholly-owned entity of Pegasus (“TopCo”) and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned entity of TopCo (“Merger Sub”). TopCo will be converted into a Dutch public limited liability company and renamed SCHMID Group N.V. concurrent with the closing of the Business Combination). The Company is presenting combined financial statements including Gebr. SCHMID GmbH and certain entities subject to the Business Combination Agreement. Historically, the reporting entity including the legal entities, which are disclosed in Note 2, has not prepared consolidated financial information. All such entities were under common control of Gebr. SCHMID GmbH for all periods presented, except for two joint ventures which are accounted for using the equity method. As described in footnote 32, Related Party Disclosures, Gebr. Schmid GmbH is jointly controlled by Christian Schmid and Anette Schmid.
2. BASIS OF PRESENTATION
The financial statements as of and for the years ended December 31, 2022 and 2021, and as of January 1, 2021 have been prepared on a combined basis.
These combined financial statements have been prepared on a going concern basis in conformity with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).
The basis of preparation and presentation is aimed at providing users with the most relevant and useful financial information about the reporting entity and by considering the objectives of financial reporting as defined and contemplated by the IASB’s Conceptual Framework and IAS 1, Financial Statements Presentation.
SCHMID represents a reporting entity as defined and contemplated in the IASB’s Conceptual Framework for Financial Reporting, and it has not previously prepared financial statements. Therefore, these are the first financial statements prepared by SCHMID for which IFRS 1, First-time Adoption of International Financial Reporting Standards, applies. Given these are the first financial statements of SCHMID, no reconciliations from prior GAAP to IFRS as issued by the IASB have been disclosed. In accordance with the mandatory exception under IFRS 1, management did not revise estimates about past conditions after the outcome of a particular transaction.
The legal entities which comprise the combined financial statements and certain investments in joint ventures accounted for using the equity method are as follows:

Name	Country of incorporation	Ownership Interest
		12/31/2022	12/31/2021	1/1/2021
Gebr. Schmid GmbH	Germany	100%	100%	100%
SCHMID Systems, Inc.	USA	100%	100%	100%
SCHMID Technology Systems GmbH	Germany	—%	—%	100%
SCHMID Singapore Pte. Ltd.	Singapore	90%	90%	90%
SCHMID Korea Co., Ltd	South Korea	100%	100%	100%
SCHMID Asia Ltd.	Hong Kong	100%	100%	100%
SCHMID Technology Guangdong Co., Ltd.	China	76%	76%	100%
SCHMID China Ltd.	Hong Kong	100%	100%	100%
SCHMID Shenzhen Ltd.	China	100%	100%	100%
SCHMID (Kunshan) Co., Ltd.	China	100%	100%	100%
SCHMID Taiwan Ltd.	Taiwan	86%	86%	86%
SCHMID Automation (Zhuhai) Co., Ltd.	China	100%	100%	100%
SCHMID Solar (Shenzhen) Ltd.	China	100%	100%	100%
Joint ventures
Advanced Energy Storage Systems Investment Company	Saudi Arabia	51%	57%	57%
SCHMID Avaco Korea, Co. Ltd.	South Korea	50%	50%	50%
SCHMID presents its combined financial statements in Euros which is the Company’s presentation currency.
All amounts are presented in thousands of Euros (“€ thousand”), unless otherwise stated. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
The combined financial statements of SCHMID as of January 1, 2021 and December 31, 2021 as well as for the year ended December 31, 2021 and for the year ended December 31, 2022 were authorized for issuance by the management board on December 22, 2023.
First-time Adoption of IFRS
IFRS 1 has been applied in preparing these combined financial statements and the date of transition to IFRS is January 1, 2021. Therefore a combined statement of financial position as of this date is presented.
Exemptions applied
IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS.
SCHMID has applied the following exemptions:
•
The cumulative currency translation differences for all foreign operations are deemed to be zero at the date of transition to IFRS.

•
SCHMID applies IFRS 3 prospectively from the date of transition.

•
SCHMID did not restate revenue contracts that were completed before January 1, 2021. A completed contract is a contract for which the entity has transferred all of the goods or services identified in accordance with previous GAAP.

•
ECL was calculated at all balance sheet dates. As of transition date the resulting effect was recognized against equity.

•
For the first-time adoption of IFRS it is impracticable to apply retrospectively the EIR method, the fair value of the shareholder loan receivable at the date of transition to IFRSs is the new gross carrying amount of that financial asset at the date of transition to IFRSs.

•
As a lessee, SCHMID applied exemptions on a lease-by-lease basis at the date of transition to IFRS as follows:

•
SCHMID assessed all contracts existing at January 1, 2021 to determine whether a contract contains a lease based upon the conditions in place at the date of transition;

•
Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate (“IBR”) and the right-of-use assets were measured at the amount equal to the lease liabilities;

•
A single discount rate was applied to a portfolio of leases with reasonably similar characteristics;

•
Leases with a lease term ending within 12 months of the date of transition were accounted for as if they were short-term leases;

•
SCHMID has recognized lease payments as an expense for low value assets on a straight-line basis over the lease term;

•
Initial direct costs were excluded from the measurement of the right of use asset at the date of transition to IFRS; and

•
SCHMID applied hindsight in determining the lease term if the underlying lease contract contains options to extend or terminate the lease.

Going Concern
SCHMID has suffered recurring losses and negative cash flows from operations especially during fiscal year 2021 due to the spread of coronavirus (“COVID-19”). The Company has been historically financed through shareholder loans, third-party bank loans and debt funds. As of December 31, 2022, the outstanding borrowings totaled to €162,860 thousand.
Subsequent to December 31, 2022, with the proceeds from the repayment of the receivable from a shareholder, SCHMID has repaid €89,347 thousand of the borrowings as of September 1, 2023. The majority of the remaining outstanding borrowings are liabilities due to shareholders and are not due within the next two years. As such, financing costs are expected to be significantly reduced in the future.
Based on the approved budget for fiscal year 2023, the current two-year liquidity forecast, and a corresponding “Order Backlog”, which represents the goods or services ordered by customers but not delivered or provided as of balance sheet date. In the Equipment and Processes segment of €58,834 thousand as of September 1, 2023, management expects the further improvement of the economic key figures.
Accordingly, the combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and obligations in the normal course of business.
Intra-reporting entity transactions and balances
Intra-SCHMID balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-SCHMID transactions, are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of SCHMID’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
The legal entities comprising the reporting entity historically have been recognizing overhead costs in their books and records. There have not been any other corporate functions outside of these group of legal entities providing central services. As such no additional allocations of expenses were necessary during the preparation of these combined financial statements.
Foreign Currency
The combined financial statements are presented in Euro. The Company’s foreign entities identified that the local currency is their functional currency and therefore the financial statements of these entities are translated to Euro using year-end exchange rates for assets and liabilities, and average exchange rates for income and expenses. Adjustments resulting from translating foreign functional currency financial statements into Euro are recorded as a separate component in the combined statements of comprehensive income.
Monetary assets and liabilities that are denominated in currencies other than the respective functional currencies are remeasured at the foreign currency rates as of the reporting date. Foreign currency transaction gains and losses from the remeasurement are included in other income and other expenses, as appropriate, in the combined statements of profit and loss for the period.
Impact of the coronavirus pandemic, war in Ukraine
The first three quarters of 2021 were characterized by a low number of order intakes and a decrease in sales, low production utilization, disrupted supply chains and massive travel restrictions due to COVID-19. The COVID-19 measures imposed in Europe, USA and Asia led to travel restrictions, making visits almost impossible. In addition, the worldwide supply crisis massively disrupted the supply of parts for production and the delivery of spare parts to customers. Starting in the fourth quarter of 2021, significantly more customer orders were recorded. In the first half of 2022, COVID-19 measures were largely discontinued in most economic areas worldwide. But in China and Hong Kong, strict lockdowns were imposed to protect against infections until the end of the second half of 2022, which led to massive hindrances and limited economic development in these two countries on a day-to-day basis. Since January 2023, the strict COVID-19 measures have also ended in China and Hong Kong and both countries are once again fully participating in the global economy. SCHMID expects that there will be no material impact from the COVID-19 pandemic in the foreseeable future.
The energy crisis caused by the war in Ukraine led to a temporary increase in the cost of electricity and especially gas in Europe. However, SCHMID does not operate an energy-intensive production as its electricity consumption is limited to the operation of individual machines and normal building operation, while gas is only needed to heat the buildings. SCHMID continues reducing the consumption through conservation measures.
3. SIGNIFICANT ACCOUNTING POLICIES
Intangible assets
General
Intangible assets are measured at cost upon initial recognition. In subsequent periods, intangible assets are recognized at cost less any accumulated amortization and impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis. The estimated (remaining) useful lives as well as the amortization method are subject to annual reviews. If necessary, adjustments due to changes of the expected useful life or of the amortization method are accounted for prospectively as changes in accounting estimates. Amortization expenses for intangible assets are included in cost of sales.
Research and development (R&D) costs
In accordance with IAS 38 (Intangible Assets), expenses incurred during the R&D phase must be accounted for separately. Research is defined as original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Such costs are expensed in the period incurred. Development is defined as the technical and commercial implementation of research findings.
In accordance with IAS 38, development costs must be capitalized if the criteria set out in IAS 38.57 are fulfilled. The Company starts to capitalize costs when management board approval is obtained. The approval is only provided when it is ensured that adequate technical, financial and other resources are available to complete the project and that the Company intends to complete and use the intangible asset. Furthermore, prior to approval, the development project leader provides the management board with an overview of the future economic benefits based on external market studies and internal analysis, as well as the documentation of technical feasibility. The Company has an R&D controlling system in place which enables management to determine expenditures attributable to specific technologies during their development.
The Company capitalizes costs for the development of a technology until the time that development of such technology is completed. The capitalized development costs are amortized on a straight-line basis over the economic useful life of 4 – 10 years based on the expected useful life of such technology. Amortization of capitalized development costs commences upon completion of the development project (technology).
Intangible assets with indefinite useful lives or intangible assets not yet available for use are not amortized; however, they are tested for impairment annually and whenever there is an indication that the intangible asset may be impaired based on the individual asset or on the level of the related cash-generating unit.
Patents and licenses
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated straight-line amortization and accumulated impairment losses. The useful life for patents and licenses is 5 – 8 years.
Borrowing costs
General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time (> 12 months) to get ready for their intended use or sale. Other borrowing costs are expensed in the period in which they are incurred.
Impairment tests
At the end of each reporting period, SCHMID assesses whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, SCHMID estimates the asset’s recoverable amount. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. An asset’s recoverable amount is the higher of an asset’s or cash generating unit (“CGU”)’s fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.
In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.
Property, Plant and Equipment
Property, plant and equipment are measured at cost, net of accumulated depreciation and any accumulated impairment losses. Costs of construction capitalized include all attributable direct costs including material and production overheads, and, where applicable, an initial estimate of the cost of dismantling and removing the item and restoring the site on which it is located.
Subsequent expenditures on assets are capitalized only when it is probable that future economic benefits associated with the expenditure will flow to SCHMID. Repairs and maintenance are expensed in profit or loss in the period the costs are incurred.

If items of property, plant and equipment are sold or disposed of, the gain or loss arising from the disposal is recognized as other operating income or expense in the combined statement of profit or loss and other comprehensive income (loss).
Depreciation is calculated on a straight-line basis based on the following useful lives:
Useful life
Buildings and building improvements	10 – 50 years
Technical equipment and machinery	2 – 21 years
Office and other equipment	3 – 13 years
The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.
Leases
SCHMID’s lease obligations primarily relate to rights to buildings mainly for its office, R&D and production premises as well as to leased vehicles. As lease contracts are negotiated on an individual basis, lease terms contain a range of different terms and conditions. Lease contracts are typically entered for a period of 1 – 5 years.
As a lessee, at the inception of a contract, SCHMID assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration.
SCHMID recognizes right of use assets which represent a right to use the underlying leased assets and corresponding lease liabilities which represent the present value of future lease payments, excluding short-term leases (lease term of 12 months or less from commencement date and do not contain a purchase options) and leases of low value assets acquisition costs less than €6 thousand), in the combined statement of financial position at the date at which the leased asset is available for use.
Liabilities arising from a lease are initially measured at present value of lease payments discounted using interest rate implicit in the lease or incremental borrowing rate in case interest rate implicit in the lease is not readily determinable.

Main components of the lease payments included in the measurement of the lease liability comprise the following:
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fixed lease payments;

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variable lease payments that are linked to an index (consumer price index);

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lease payments in an optional renewal period if SCHMID is reasonably certain to exercise an extension option;

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non-lease components are not separated from lease components but accounted for as a single lease components.

Lease payments contain principal elements and interest. Interest is presented as part of finance costs in the combined statements of profit and loss and other comprehensive income using the effective interest method. Principal and interest portion of lease payments have been presented within financing activities in the statement of cash flow. The carrying amount of lease liabilities is remeasured if there is change in the future lease payments due to change in index or rate.
Right of use assets at the lease commencement date are measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities recognized. Cost of right of use assets includes lease liabilities, initial direct costs, prepayments made on or before the commencement date and less any lease incentives received. The right of use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to SCHMID by the end of the lease term or the cost of the right of use asset reflects that SCHMID will exercise a purchase option. In that case the right of use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. The right of use asset is assessed for impairment in case of a triggering event.
Assets related to retirement obligations for leased buildings are included in the cost of right of use assets for the respective underlying building lease.
If SCHMID acts as a lessor and the contract is classified as a finance lease, it is accounted for as a financing transaction. A receivable is valued at the amount of the net investment in the lease and the resulting interest income is recognized as income. The classification of a contract as an operating lease with SCHMID acting as the lessor means that the asset remains on SCHMID’s balance sheet. The income from it is recognized in the income statement over the term of the lease. The asset is amortized in accordance with the applicable IFRS standard, if necessary.
Cash and Cash Equivalents
Cash and cash equivalents in the statement of financial position and statement of cash flows comprise cash at banks and short-term highly liquid deposits with original maturities of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.
Financial Instruments
Financial instruments are contracts that give rise to a financial asset for one entity and to a financial liability or equity instrument for another entity. SCHMID recognizes a financial instrument when it becomes a party to its contractual provisions. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.
Financial assets and financial liabilities are offset, and the net amount is reported in the combined statement of financial position if there is a currently enforceable legal right to set off the recognized amounts and there is an intention to settle on a net basis or to realize the assets and settle the liabilities simultaneously. SCHMID currently has no such assets and liabilities.
Financial assets
SCHMID’s financial assets include cash and cash equivalents, trade and other receivables as well as other financial assets. Other financial assets consist of a loan to one shareholder and other loans.

Financial assets are initially measured at fair value plus, in the case of a financial asset not measured at fair value through profit or loss, transaction costs. As an exception of this general rule, trade receivables are measured at their transaction price.
Financial assets are classified at initial recognition as either measured at amortized cost (“AC”), fair value through other comprehensive income (“FVOCI”), or fair value through profit or loss (“FVTPL”) depending on the contractual cash flows and SCHMID’s business model for managing them. For all financial assets SCHMID has the objective to hold financial assets in order to collect the contractual cash flows. If the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, SCHMID will measure these financial assets at amortized cost under consideration of impairment (see following section). If the contractually agreed cash flows of a financial asset are not solely payments of principal and interest on principal amount outstanding, the respective financial asset has to be classified as measured at FVTPL. Currently all financial assets are measured at amortized cost that are determined by applying the effective interest rate (EIR) method. Effects resulting from impairment of financial assets that are not classified as FVTPL (including reversals of impairment losses on financial assets) are presented in a separate line item in profit or loss in accordance with IAS 1.82(ba), while changes in amortized cost due to the application of the EIR method are presented in finance income / expense. The difference between the fair value and the nominal value of the shareholder loans at the transition date of January 1, 2021 is being recognized over the expected maturity of the loans.
A financial asset is derecognized (i.e., removed from SCHMID’s combined statement of financial position) when the rights to receive cash flows from the financial asset have expired or have been transferred and SCHMID has transferred substantially all risks and rewards of ownership.
Impairment of financial assets — expected credit losses (“ECLs”)
All financial assets subsequently measured at amortized cost are required to be impaired at initial recognition in the amount of their expected credit loss (“ECL”). ECLs are based on the difference between the cash flows due in accordance with the contract and all the cash flows that SCHMID expects to receive. ECLs are a probability-weighted estimate of credit losses.
SCHMID determines an allowance for ECLs for cash and cash equivalents and other financial assets according to the “general approach”. This means that ECLs are recognized in three stages. For credit exposures at initial recognition, ECLs are provided for credit losses that result from default events which may be possible within the next 12-months (stage 1: a 12-month ECL). For credit exposures for which there has been a significant increase in credit risk since initial recognition (which is deemed to have occurred if a payment is more than 30 days past due), a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (stage 2: a lifetime ECL). The same applies if objective indications exist that a default event will occur (stage 3: an incurred loss). In this case, any interest income is measured on the basis of the net carrying amount, while for stage 1 and 2 the basis is the gross carrying amount. Examples of objective evidence are significant financial difficulties experienced by the debtor, payment default or delays, a lowering of the credit rating, insolvency or, respectively, where measures are taken to secure a debtor’s financial situation, or if other observable data indicates that expected cash flows deriving from financial assets may be appreciably reduced.
For trade receivables with no significant financing component SCHMID applies the simplified approach as required by IFRS 9, which requires lifetime ECLs to be recognized from initial recognition of the receivables instead of monitoring the development of the customers’ credit risk. As a result, trade receivables are clustered into stage 2. In case of objective evidence of impairment, trade receivables have to be clustered into stage 3. SCHMID has taken out trade credit insurance, whereby all its trade receivables are insured, apart from a small deductible. Therefore, SCHMID calculates the ECL on the insured proportion of the trade receivables by applying the credit default swaps spread of the insurer. The ECL for the uninsured proportion of the trade receivables is based on the probability of default of its customers provided by an external source.
For cash and cash equivalents advantage is taken of the simplification available for financial instruments with a low credit risk (“low credit risk exemption”) as of the reporting date. Factors that can contribute to a low credit risk assessment are debtor-specific rating information and related outlooks. The requirement for classification with a low credit risk is regarded to be fulfilled for counterparties that have at least an investment grade rating; in this case there is no need to monitor credit risks for financial instruments with a low credit risk. The default probabilities applied to determine the expected credit losses for cash and cash equivalents are based on credit default swap spreads that are quoted on markets, which take future-oriented macroeconomic data into account.
For the other financial assets, primarily the loan granted to one of SCHMID’s shareholder, the low credit risk exemption is not applied. Instead, it is considered credit-impaired as there was no repayment. For the determination of the ECL allowance the term-specific rating-based probability of default rates and historical recovery rates were applied.
In general, SCHMID defines a default event as a situation in which the debt is no longer recoverable. If the financial instrument is perceived to be unrecoverable, then the expectation is that future contractual cash flows will not occur. At this point in time, the balance is written off after giving consideration to any possible security that is available. For trade receivables, this is assumed to be in general the case of overdue payment of more than 90 days.
Financial liabilities
SCHMID’s financial liabilities include trade payables and other liabilities, lease liabilities (see note 17. Leases), a share option and borrowings. Borrowings consist of loans from financial institutions and other third parties, debt funds and related parties (including bifurcated embedded derivatives).
Financial liabilities are classified as measured at amortized cost (“FLAC”) or fair value through profit or loss (“FVTPL”). All financial liabilities are recognized initially at fair value less, in the case of a financial liability not measured at FVTPL, directly attributable transaction costs.
Financial liabilities at FVTPL are measured at fair value and gains and losses are recognized in finance income / expense. Currently, SCHMID only accounts for a share option as well as separated embedded derivatives of loans as a financial liability at FVTPL. All other financial liabilities are subsequently measured at amortized cost using the EIR method. When applying the EIR method, SCHMID generally amortizes any fees, points paid or received, transaction costs and other premiums or discounts that are included in the calculation of the effective interest rate over the expected life of the financial instrument. Gains and losses are recognized in interest expense when the liabilities are derecognized as well as through the EIR amortization process. If SCHMID revises its estimates of the cash flows used for the initial EIR method of a financial liability, the carrying amount of the financial liability is being adjusted to reflect that fact.
An embedded derivative in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. The assessment whether to separate an embedded derivative is done only once at initial recognition of the hybrid contract. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows. If there are multiple embedded derivatives in a single hybrid contract that share the same risk exposure and are interdependent, they have to be treated as a combined embedded derivative. The (combined) embedded derivative is measured at fair value with changes in fair value recognized in profit or loss. The remaining host contract is measured at amortized cost.
As for first-time adoption of IFRS, an assessment is applied whether an embedded derivative is required to be separated from the host contract and accounted for as a derivative on the basis of the conditions that existed at the later of the date the entity became a party to the contract and the date a reassessment is required by IFRS 9.
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The resulting gain or loss is recognized in the Combined Statements of Profit or Loss and Other Comprehensive Income (Loss).
Income Taxes
Current income taxes
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. This includes liabilities and/or receivables for the current period as well as for prior periods. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the reporting entity SCHMID operates and generates taxable income.
Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes
SCHMID uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities represent temporary differences between the carrying amounts of assets and liabilities in the combined financial statements and their corresponding tax basis used in the computation of taxable income. Deferred tax however is not recognized on the initial recognition of goodwill, or the initial recognition of an asset or liability (other than in a business combination) in a transaction that affects neither tax nor accounting income.
Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and any unused tax losses to the extent it is probable that taxable profit will be available against which the deductible temporary differences, the carry forward of unused tax credits and the unused tax losses can be utilized.
Deferred tax liabilities are recognized for all taxable temporary differences associated with investments in entities and associates, except where SCHMID is able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year in which the asset is realized, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Deferred tax liabilities and assets are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and SCHMID intends to settle its current tax assets and liabilities on a net basis.
Current and deferred tax items are recognized similar to the underlying transaction either in profit or loss, other comprehensive income or directly in equity. Changes in deferred tax assets or liabilities are recognized as a component of tax expense (income) in the combined statement of profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.
Deferred tax assets and deferred tax liabilities are not discounted and are always classified as non-current asset or liabilities in the balance-sheet.
SCHMID’s business activities are complex, and the related domestic and foreign tax interpretations, regulations, laws and case law are constantly changing. These issues can lead to uncertain tax positions. In accordance with IFRIC 23, uncertain tax positions are accounted for if it is probable that the tax authorities will not accept the income tax treatment applied. The better forecast of the “most likely amount” and the “expected value” has to be recognized.

Provisions
Provisions are recognized when SCHMID has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
Fair Values of Assets and Liabilities
Fair value is a market-based measurement. For some assets and liabilities, observable market transactions or market information is available. For other assets and liabilities, observable market transactions or market information might not be available. When a price for an identical asset or liability is not observable, another valuation technique is used. To increase consistency and comparability in fair value measurements, there are three levels of the fair value hierarchy:
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Level 1:   contains the use of unadjusted quoted prices in active markets for identical assets or liabilities

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Level 2:   inputs are other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly

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Level 3:   inputs are based on unobservable market data

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
SCHMID recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
Pension benefits
SCHMID operates one defined benefit pension plan relating to one person. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. The defined benefit obligation is recognized within non-current provisions for pensions.
Remeasurements, comprising of actuarial gains and losses, are recognized immediately in the statement of financial position with a corresponding debit or credit in Other comprehensive income (“OCI”) in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods.
Net interest is calculated by applying the discount rate to the net defined benefit liability. SCHMID recognizes the changes in the net defined benefit obligation under OCI.
Revenue Recognition
The Company records revenue in accordance with IFRS 15 “Revenue from Contracts with Customers”. The core principle of the guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. This guidance defines a five-step process to achieve this core principle and, in doing so, judgment and estimates are required within the revenue recognition process including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Revenue amounts are presented net of discounts.
Revenue from sales of machines and spare parts is recognized when the customer obtains control over the products sold upon delivery. Sales of machines sometimes include installation services and extended warranty services which, when requested, are priced as a bundle. However, when sold together, these promises qualify as separate performance obligations as they are capable of being distinct and distinct within the context of the contract. The Company allocates transaction prices to these performance obligations based on their relative standalone selling price using a cost-plus margin approach. The respective revenue is recognized after the installation is complete, which is usually after a period of two to three weeks. When selling machines, customers payments are typically divided into an advanced payment on receipt of order confirmation, an advance payment upon delivery and, when installation services are requested, a final payment after installation and customer acceptance of the services. Invoices are according to contractual terms typically payable within 30 – 90 days. Revenue from the sale of extended warranties is recognized overtime on a straight-line basis over the extended warranty period as there is no certain pattern of warranty cases over time and therefore, the benefit to the customer transfers ratably throughout the extension period.
The Company offers repair services, inspections and installations of modifications (“Services”), which are optional for customers and priced separately. When these promises are included in a contract with others, the Company considers these to be distinct performance obligations and allocates transaction prices based on their relative standalone selling price. Service revenue is recognized after the Company has satisfied the performance obligation by transferring the promised service to the customer which is usually not more than a period of two to three weeks. Services are invoiced after the service has been rendered and according to contractual terms and are typically payable within 30 days.
Certain of the Company’s contracts include the provision of development services over an extended period of up to three years (long-term development contracts). The Company develops machinery according to specific requirements provided by the Customer in exchange for nonrefundable consideration provided at fixed points throughout the contract and additional consideration based on the achievement of milestones.
In case of these long-term development contracts, revenue is recognized over time as these contracts meet the criteria of IFRS 15.35. Revenue resulting from fixed payments that the Company receives — which is not connected to certainly defined results — is recognized on a straight-line basis over the term of the contract as the Company efforts and inputs needed are expected to be relatively consistent overtime. Moreover, the Company receives variable consideration at the completion of certain milestones. Due to the high degree of uncertainty with respect to such payments, these are not included in the transaction price recognized overtime and instead are recorded as revenue upon completion of the relevant milestone. If the advance payments invoiced/received exceed the services already provided, the overpayment will be recognized and disclosed under contract liabilities. A contract asset is recognized if the services rendered exceed the advance payments invoiced/received. If the right to consideration is unconditional, a contract asset becomes a trade receivable. This is the case if the due date of the consideration is only dependent on the passage of time. Impairment of contract assets is measured, recognized and disclosed on the same basis as for financial assets within the scope of IFRS 9. SCHMID applies industry-standard payment terms when invoicing.
Inventories
SCHMID capitalizes and measures existing inventory at the lower of cost or net realizable value. The average cost method is used as the measurement standard for acquisition and production costs. The production costs include not only the direct unit costs but also an appropriate share of material and production overheads. Where necessary, impairments to reflect lower net realizable values as well as other inventory risks are recorded. An impairment loss is reversed, if the reasons for the write-down in the past no longer exist.
Government Grants
The Company has received various government grants related to innovation projects encouraged by governmental authorities which generally reimburse a specified amount or proportion of the costs related to such projects. As these grants are not received in the course of the normal trading transactions, these grants are treated as government grants in accordance with IAS 20. Government grants related to assets are recognized on the date on which the conditions for receipt of the grant are met and are deducted from the carrying amount of the asset; they are recognized in profit or loss over the life of a depreciable asset as a reduced depreciation expense.
Government grants related to costs incurred by SCHMID are recognized in profit or loss as other operating income in the period in which the Company recognizes as expenses the related costs to be compensated by the grants.

Joint Arrangements
Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. SCHMID only has investments in joint ventures. These are accounted for using the equity method, after initially being recognized at cost in the combined balance sheet.
Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize SCHMID’s share of the post-acquisition profits or losses of the investee in profit or loss, and SCHMID’s share of movements in other comprehensive income of the investee in other comprehensive income. Where SCHMID’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, SCHMID does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity. Unrealized gains on transactions between SCHMID and its associates and joint ventures are eliminated to the extent of SCHMID’s interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by SCHMID.
The carrying amount of equity-accounted investments are tested for impairment in accordance with the policy described above.
New Standards and Interpretations not yet adopted by SCHMID
A number of new standards and amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2023 and have not been applied in preparing these combined financial statements. None of these standards are expected to have a significant effect on the combined financial statements of SCHMID.
Standard	Effective Date
Amendments to IFRS 16: Lease Liability in a Sale and Leaseback	1/1/2024
Amendments to IAS 1:
– Classification of liabilities as current or non-current	1/1/2024
– Non-current liabilities with covenants
Amendments to IFRS 17:
Initial Application of IFRS17 and IFRS 9 – Comparative Information	1/1/2023
Amendments to IAS 12: Deferred Taxes related to Assets and Liabilities arising from a Single Transaction	1/1/2023
Amendments to IAS 1:
Disclosure of accounting policies	1/1/2023
Amendments to IAS 8: Definition of accounting estimates	1/1/2023
IFRS 17 Insurance contracts	1/1/2023
4. SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS
The preparation of SCHMID’s combined financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts. Management exercises its best judgment based upon its experience and the circumstances prevailing at that time. The estimates and assumptions are based on available information and conditions at the end of the financial period presented and are reviewed on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.

Accounting Judgments
R&D Costs
The area of R&D is of crucial importance for the sustainable and long-term success of SCHMID. For each project, management assesses whether the capitalization criteria for an internally generated intangible asset is fulfilled. Especially the distinction between research and development phase includes accounting judgement by the management.
Accounting Estimates
Financial Assets & Liabilities
SCHMID has granted and received several loans that require fair value measurement upon the initial adoption of IFRS and on an ongoing basis due to bifurcated embedded derivatives. The fair value for each loan is determined as the present value of future cash flows discounted with term specific and credit-risk adjusted interest rates (discounted cash flow valuation model). The interest rates were adjusted for credit risk by assuming the credit risk of SCHMID’s shareholder. Additionally, SCHMID assumed the final repayment will occur in the middle of 2023 in the event the loan does not have a contractual maturity date or the maturity date was already reached.
For further information on Financial Liabilities please refer to note 29. Financial Instruments and financial risk management.
Impairment test
An impairment test on R&D costs incurred on assets that are not yet ready for use is performed at each reporting date. For detailed information on key assumptions underlying recoverable amounts please refer to note 15. Intangible Assets.
Deferred tax assets
Deferred tax assets are recognized if sufficient future taxable profit is available, including income from forecasted operating earnings and the reversal of existing taxable temporary differences. At each period-end, management evaluates the recoverability of deferred tax assets. As future developments are uncertain and partly beyond management’s control, assumptions are necessary to estimate future taxable profits as well as the period in which deferred tax assets will be recovered. Estimates are revised in the period in which there is sufficient evidence to revise assumptions.
5. SEGMENT AND GEOGRAPHIC INFORMATION
In accordance with IFRS 8, Operating Segments, the Company’s operating segments are based on the management approach. Accordingly, segments must be classified and disclosed based on the criteria used internally by the chief operating decision maker (CODM) for the allocation of resources and the evaluation of performance of the components of SCHMID. The Chief Executive Officer, who allocates resources and evaluates segment performance based on the reports regularly submitted to him is the CODM.
During the first half of 2023, in connection with the planned Business Combination transaction, management established a new management reporting and governance structure. The segment reporting of the historical combined financial statements as of and for the years ended December 31, 2022 and 2021 reflects the new management reporting structure. SCHMID has prepared neither IFRS financial statements nor segment reporting under IFRS 8.
As the CODM examines the entities performance from a product perspective and has therefore identified two operating segments:
(1)   Technical equipment and processes includes mainly the sale of machines including installation and extended warranties.

(2)   Spare parts and services includes the sale of spare parts as well as services like repairs and modifications to machines and inspections.
The operating segments are also the reporting segments of the entity.
The performance of the operating segments is measured on the basis of revenue and segment adjusted EBITDA, as measured for management reporting purposes. The measure is defined as net profit (loss) calculated in accordance with IFRS before financial result, taxes, depreciation and amortization.
Assets are neither allocated to the operating segments nor regularly provided to the CODM.
SCHMID’s key financial metrics by segment are as follows:
	2022
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	78,778	16,280	—	95,058
Segment adjusted EBITDA	14,155	9,329	(3,546)	19,937
	2021
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	27,587	11,894	—	39,481
Segment adjusted EBITDA	1,868	6,873	(11,276)	(2,534)
The column “Other” includes costs related to head office and group services as well as combination adjustments.
Reconciliation from total segment adjusted EBITDA to loss before income tax according to IFRS:
in € thousand	2022	2021
Total segment adjusted EBITDA	19,937	(2,534)
Finance income / (expense)	(11,988)	(14,654)
Amortization and depreciation	(6,283)	(4,893)
Income (loss) before income tax	1,667	(22,082)
Revenue can be split into the following geographical areas:
in € thousand	2022	2021
China	39,424	17,652
Taiwan	12,846	3,814
USA	11,478	3,375
Germany	10,743	5,390
Malaysia	7,915	—
Austria	3,928	3,793
Other	8,724	5,457
Total	95,058	39,481
The revenues are allocated based on the country of the customer receiving the service or goods.
There are two customers with a revenue share of more than 10% individually of the total revenues. The revenue with the first customer amounts to €25,092 thousand (2021: €9,931 thousand) and €11,876 thousand for the second customer (2021: €— thousand).

Non-current assets are distributed among geographical areas as follows:
in € thousand	12/31/2022	12/31/2021	1/1/2021
Germany	28,334	29,003	29,303
China	1,922	2,165	1,084
Other	266	220	335
Total	30,523	31,388	30,721
The non-current assets include property, plant and equipment as well as intangible assets.
6. REVENUE FROM CONTRACTS WITH CUSTOMERS AND COST OF SALES
The split of SCHMID revenues according to types of sales categories is as follows:
Sales Categories (in € thousand)	2022	2021
Machines	73,151	25,626
Spare Parts	14,302	8,081
Service	1,978	3,802
Other	5,627	1,971
Total	95,058	39,481
Revenue recognized at a point in time was €89,316 thousand and €36,832 thousand for the fiscal years ended December 31, 2022 and 2021, respectively. Revenue recognized overtime was €5,742 thousand and €2,649 thousand for the fiscal years ended December 31, 2022 and 2021, respectively.
At the end of fiscal year 2022, SCHMID had contract liabilities in connection with the sale of machines, spare parts and installations resulting from prepayments made by customers of €30,569 (December 31, 2021: €25,682 thousand; January 1, 2021: €17,378 thousand). The increase in 2022 mainly results from a long-term development contract for which revenue is recognized over time. The services provided by SCHMID and the timing of payments made by the customer during the contract term may differ. In those cases, the contract is recognized in the Combined Statements of Financial Position as either a contract asset or a contract liability. Apart from contract liabilities in connection with customer prepayments, SCHMID recognizes long-term development contracts over time, which leads to a recognition of contract liabilities. In 2022 revenue in the amount of €3,941 thousand (2021: €248 thousand) was recognized over time.
Changes to contract liabilities for years ended December 31, 2022 and 2021 are as follows:
in € thousand	2022	2021
Balance at January 1	25,682	17,378
Sales revenues included in contractual liabilities at the beginning of the period	(25,682)	(17,378)
Increase due to customer payments received	30,569	25,682
Balance at December 31	30,569	25,682
At the end of fiscal year 2022 the transaction price allocated to remaining performance obligations was €116,674 thousand. Of the remaining transaction price, 88% will be recognized within one year. The timing of the satisfaction of the Company’s performance obligations does not significantly vary from the typical timing of payment; however, for certain contracts, the Company is entitled to advance payments.
SCHMID’s cost of sales include the following cost types:
in € thousand	2022	2021
Personnel expenses	(16,221)	(14,094)
Material expenses	(34,274)	(9,519)
Depreciation/amortization	(4,147)	(2,746)
Other expenses	(7,079)	(4,147)
Total cost of sales	(61,721)	(30,506)

Other expenses include a variety of positions such as cost for outward freight, production related short-term leases and facility costs.
7. SELLING
Selling expenses consist of the following:
in € thousand	2022	2021
Personnel expenses	(8,017)	(5,535)
Legal and consulting fees	(873)	(581)
Sales Commission	(475)	(95)
Distribution related external administration	(582)	(801)
Advertisement	(428)	(294)
Other expenses	(995)	(545)
Total selling expenses	(11,369)	(7,851)
Distribution-related external administration comprises allocated costs including utilities, insurance, travel expenses or expenses for short-term leases. Other expenses include mainly depreciation.
8. GENERAL ADMINISTRATION
General administrative expenses consist of the following:
in € thousand	2022	2021
Personnel expenses	(3,992)	(3,692)
Legal and consulting fees	(1,681)	(1,584)
External administrative expenses	(692)	(529)
Other administrative expenses	(607)	(493)
Total administrative expenses	(6,973)	(6,298)
External administrative expenses comprises allocated cost such as utilities, insurances, travel expenses or expenses for short-term leases. Other administrative expenses include mainly depreciation.
9. RESEARCH AND DEVELOPMENT EXPENSES
R&D expenses that do not fulfill the recognition criteria according to IAS 38 consist of the following:
in € thousand	2022	2021
Personnel expenses	(1,888)	(1,319)
Depreciation/amortization	(910)	(627)
Legal and consulting fees	(614)	(422)
R&D related external administration	(856)	(282)
Other research and development expenses	(549)	(83)
Total research and development expenses	(4,818)	(2,733)
R&D related administration comprises allocated cost such as utilities, insurance, travel expenses or expenses for short-term leases.
10. OTHER INCOME
Other income consists of the following:
in € thousand	2022	2021
Foreign currency gains	1,503	538
Other miscellaneous income	1,871	1,387
Total other income	3,375	1,924

Other miscellaneous income includes government grants related to income in an amount of €519 thousand (2021: €123 thousand). The grants are received in cash to compensate for expenses incurred in relation to research projects. In addition, other miscellaneous income includes income from asset disposals.
11. OTHER EXPENSES
Other expenses consist of the following:
in € thousand	2022	2021
Foreign currency losses	(2,399)	(2,942)
Other taxes	(122)	(776)
Disposal of assets	(231)	(154)
Miscellaneous other items	(236)	(908)
Total other expenses	(2,988)	(4,779)
Miscellaneous other items mainly include banking fees and other service charges.
12. FINANCIAL RESULT
Financial result includes the following:
in € thousand	2022	2021
Finance income	5,758	3,360
thereof fair value changes	1,669	124
thereof interest income and similar proceeds	4,089	3,236
Finance expenses	(17,746)	(18,014)
thereof interest portion of lease payments	(68)	(49)
thereof interest expense	(17,678)	(17,965)
Financial result	(11,988)	(14,654)
Fair value changes result from the fair value measurement of the share option and the embedded derivatives that were bifurcated from certain borrowings. Interest income and similar proceeds includes the interest received on loans (mainly the shareholder loan) as well as similar proceeds. For further information on the interest portion of lease payments please see note 17. Leases. Interest expenses are mainly resulting from changes in the book value of the loans by using the effective interest method.
13. INCOME TAXES
Income Tax Benefit (Expense)
Income taxes recognized in the Combined Statement of Profit or Loss and Other Comprehensive Income are as follows:
in € thousand	2022	2021
Current income tax (expense) / income	(2,908)	(1,839)
thereof prior years	(6)	(35)
Deferred tax (expense) / income	4,832	(3,357)
thereof temporary differences	12,693	(12,367)
thereof tax loss/interest carryforwards	(7,861)	9,010
Income tax as per statement of profit or loss	1,924	(5,195)
For entities domiciled within Germany a corporation tax rate of 15% was used for the calculation of deferred taxes. In addition, a solidarity surcharge of 5.5% on corporation tax and a trade tax rate of 13.3% were taken into account. This resulted in an overall tax rate of 29.125% for German companies, which is also SCHMID’s tax rate. At international SCHMID companies, the respective country-specific tax rates were used for the calculation of current and deferred taxes.

Tax Rate Reconciliation
The following table presents the reconciliation of expected tax expense and reported tax expense. Expected tax expense is determined by multiplying combined profit before tax from continuing operations by the total SCHMID tax rate of 29.125%:
in € thousand	2022	2021
Profit (Loss) before income tax	1,667	(22,082)
Income tax rate	29.125%	29.125%
Expected income taxes on this	(485)	6,431
Tax rate differences	911	(2,270)
Non-deductible expenses	(573)	(1,204)
Tax -free income	495	2,755
Trade tax modifications	(269)	(417)
Tax effects from withholding tax	(370)	(1,485)
Aperiodic effects	642	634
Permanent differences resulting from the statement of financial position	456	(2,486)
Loss utilization of previously not capitalized loss carryforwards	1,152	556
Valuation allowance from temporary differences and loss carryforwards	953	(4,904)
Valuation allowance from interest carryforwards	(957)	(2,827)
Other	(30)	21
Income tax benefit (expense)	1,924	(5,195)
Effective tax rate in %	(115.46)%	(23.53)%
Deferred Taxes
The deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) recognition on the financial statement line items in the Statement of Financial Position are summarized below:
	DTA	DTL	Deferred taxes in statement of profit or loss	Deferred taxes in other comprehensive income	Currency translation adjustments	DTA	DTL
in € thousand	2020	2020				2021	2021
Non-current assets	3,077	(4,566)	2,104	—	116	5,748	(5,017)
Intangible assets	107	(4,447)	1,825	—	126	2,312	(4,702)
Property, plant and equipment	21	(119)	(45)	—	(9)	148	(300)
Financial assets	2,949	—	325	—	(1)	3,288	(15)
Current assets	2,704	(1,951)	(1,958)	—	13	696	(1,888)
Inventories	531	—	(469)	—	5	198	(131)
Receivables and other assets	1,825	(1,901)	(1,224)	—	8	465	(1,757)
Other current assets	348	(50)	(265)	—	—	33	—
Non-current liabilities	1,862	(474)	(17,077)	(8)	(1)	398	(16,095)
Non-current borrowings	1,689	(10)	(17,300)	—	(1)	—	(15,622)
Provisions for pensions	111	—	74	(8)	—	177	—
Non-current provisions	34	(464)	140	—	(1)	55	(346)
Non-current lease liability	29	—	8	—	1	165	(127)
Current liabilities	1,955	(5,343)	4,564	—	(24)	4,048	(2,895)
Current borrowings	—	(3,226)	6,083	—	—	2,856	—
Current contract liabilities	586	—	(468)	—	—	120	(3)

	DTA	DTL	Deferred taxes in statement of profit or loss	Deferred taxes in other comprehensive income	Currency translation adjustments	DTA	DTL
in € thousand	2020	2020				2021	2021
Trade payables and other liabilities	89	(679)	(61)	—	17	421	(1,054)
Other current liabilities	499	(4)	(750)	—	48	399	(605)
Current lease liability	45	—	17	—	4	67	—
Current provisions	735	(1,434)	(257)	—	(93)	184	(1,233)
Tax loss/interest carryforward	1,901	—	9,010	—	46	10,957	—
Tax Loss Carryforward (CIT)	1,181	—	5,012	—	46	6,240	—
Tax Loss Carryforward (Trade Tax)	719	—	3,998	—	—	4,717	—
Gross value	11,499	(12,334)	(3,357)	(8)	151	21,846	(25,894)
Netting	(11,450)	11,450				(19,181)	19,181
Recognition in the statement of financial position	49	(884)				2,665	(6,714)

	Deferred taxes in statement of profit or loss	Deferred taxes in other comprehensive income	Currency translation adjustments	DTA	DTL
in € thousand				2022	2022
Non-current assets	9,460	—	(44)	15,085	(4,937)
Intangible assets	(28)	—	(45)	2,084	(4,547)
Property, plant and equipment	(78)	—	1	153	(381)
Financial assets	9,566	—	—	12,848	(9)
Current assets	(18,238)	—	70	1,801	(21,161)
Inventories	51	—	(3)	246	(131)
Receivables and other assets	(18,193)	—	70	1,554	(20,969)
Other current assets	(96)	—	2	—	(60)
Non-current liabilities	8,138	(88)	(577)	348	(8,571)
Non-current borrowings	7,334	—	—	—	(8,287)
Provisions for pensions	513	(88)	(575)	93	(65)
Non-current provisions	256	—	(1)	120	(155)
Non-current lease liability	35	—	(1)	136	(64)
Current liabilities	13,333	—	(67)	15,871	(1,453)
Current borrowings	8,367	—	—	11,223	—
Current contract liabilities	2,351	—	(4)	2,464	—
Trade payables and other liabilities	1,209	—	(51)	1,281	(757)
Other current liabilities	676	—	(5)	545	(80)
Current lease liability	27	—	(1)	93	—
Current provisions	704	—	(5)	266	(616)
Tax loss/interest carryforward	(7,861)	—	12	3,108	—
Tax Loss Carryforward (CIT)	(4,535)	—	12	1,717	—
Tax Loss Carryforward (Trade Tax)	(3,326)	—	—	1,392	—
Gross value	4,832	(88)	(606)	36,213	(36,122)
Netting				(33,619)	33,619
Recognition in the statement of financial position				2,594	(2,504)

No deferred tax assets were recognized for the following tax attributes (gross):
	2022		2021
in € thousand	Tax base	DTA	Tax base	DTA
Deductible temporary differences	34,149	8,984	65,199	18,070
Tax loss carryforward (CIT)	102,958	17,117	75,903	12,641
Tax loss carryforward (trade tax)	65,308	8,686	45,834	6,096
Interest carryforward	36,956	9,535	33,209	8,568
	2020
in € thousand	Tax base	DTA
Deductible temporary differences	20,582	4,945
Tax loss carryforward (CIT)	103,368	16,868
Tax loss carryforward (trade tax)	77,930	10,365
Interest carryforward	22,251	5,741
The maturities of the tax loss carryforwards for which no deferred tax assets were recognized are as follows:
in € thousand	2022	2021	2020
Up to 5 years	5,107	3,310	2,740
Up to 10 years	1,064	927	906
Up to 15 years	4,849	3,943	3,103
Up to 20 years	—	340	789
unlimited	157,245	113,216	173,761
The reported tax loss and interest carryforwards mainly relate to the German SCHMID entities and can be carried forward indefinitely (German minimum taxation rules and interest stripping rules apply), however, they may be subject to restrictions of the German change in ownership rules (Sec. 8c Körperschaftsteuergesetz) going forward.
The tax loss and interest carryforwards mainly relate to entities that have a history of losses which have been accumulated in the previous years. The respective entities neither have any taxable temporary difference exceeding the deductible temporary differences nor any tax planning opportunities and documentation available that could partly support the recognition of these tax attributes as deferred tax assets. On this basis, SCHMID has determined that it cannot recognize deferred tax assets on the majority of tax attributes carried forward.
Taxable temporary differences associated with investments in entities, branches and associates and interests in joint arrangements in the amount of €937 thousand as of December 31, 2022 (December 31, 2021: €763 thousand; January 1, 2021: €394 thousand) have not been recognized.
Deferred tax assets exceeding deferred tax liabilities in the amount of €2,594 thousand as of December 31, 2022 (December 31, 2021: €2,613 thousand; January 1, 2021: €—) for companies that generated a loss in the current or previous period were recognized as these are considered to be recoverable.
14. EARNINGS PER SHARE
The information on earnings per share pursuant to IAS 33 has not been presented, as the combined entities have not formed a statutory group and, as such, SCHMID has no historical capital structure.

15. INTANGIBLE ASSETS
Intangible assets comprise the following:
in € thousand	Development Costs	Patents and licenses	Total
Costs of acquisition
1/1/2022	22,968	6,461	29,429
Additions	3,219	389	3,607
Disposals/Retirements	(3,355)	(5,807)	(9,162)
Foreign exchange differences	—	(1)	(1)
12/31/2022	22,832	1,042	23,874
Accumulated amortization/write downs
1/1/2022	7,174	6,280	13,454
Amortization	3,529	80	3,609
Disposals/Retirements	(3,208)	(5,807)	(9,015)
Foreign exchange differences	—	(1)	(1)
12/31/2022	7,495	552	8,047
Carrying amount:
1/1/2022	15,794	181	15,976
12/31/2022	15,337	490	15,827
in € thousand	Development Costs	Patents and licenses	Total
Costs of acquisition
1/1/2021	18,931	6,720	25,652
Additions	4,037	5	4,042
Disposals/Retirements	—	(306)	(306)
Foreign exchange differences	—	42	42
12/31/2021	22,968	6,461	29,429
Accumulated amortization/write downs
1/1/2021	4,131	6,472	10,603
Amortization	3,042	72	3,114
Disposals/Retirements	—	(306)	(306)
Foreign exchange differences	—	42	42
12/31/2021	7,174	6,280	13,454
Carrying amount:
1/1/2021	14,800	248	15,048
12/31/2021	15,794	181	15,976
Retirements relate to intangibles assets with a net book value of zero that are no longer in use by SCHMID and have therefore been eliminated from the asset register.
Development costs represent internally generated intangible assets related to process and manufacturing technologies for various industries such as printed circuit board (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage, wet processes (horizontal, vertical and single panel) and vacuum processes. Patents and licenses include software licenses, licenses for the use of know-how and acquired patents.
SCHMID receives government grants that are related to self-developed technology and processes recognized as intangible assets. The grants are received to compensate for incurred expenses that are capitalized as intangible assets and therefore SCHMID reduces the asset value by the amount of the grant. An amount of €268 thousand was deducted from the capitalized book value during 2022 and €723 thousand during 2021.
Impairment test on development cost
At each balance sheet date SCHMID performs an impairment test on development costs that are capitalized but not yet ready for use. The impairment test is performed on a CGU level. The recoverable amount of the CGU that includes these development costs (the entity using those technologies) was estimated based on the present value of the future cashflows expected to be derived from the CGU (fair value less cost to sell), using a pre-tax discount rate of 11.17% (December 31, 2021: 9.24%; January 1, 2021: 9.32%). The recoverable amount of the CGU was estimated to be higher than its carrying amount and no impairment was required.
16. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is comprised of the following:
in € thousand	Land, buildings and leasehold improvements	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
1/1/2022	21,143	18,692	15,139	345	55,318
Additions	161	940	323	—	1,423
Disposals/Retirements	—	(1,638)	(858)	(12)	(2,507)
Transfers	—	333	—	(333)	—
Foreign exchange differences	—	(64)	(43)	—	(107)
12/31/2022	21,303	18,263	14,561	—	54,127
Accumulated depreciation:
1/1/2022	11,097	16,566	13,756	—	41,419
Depreciation	484	964	417	—	1,865
Disposals/Retirements	—	(1,585)	(842)	—	(2,426)
Foreign exchange differences	—	(53)	(38)	—	(92)
12/31/2022	11,581	15,892	13,293	—	40,766
Carrying amount:
1/1/2022	10,046	2,126	1,383	345	13,899
12/31/2022	9,722	2,371	1,268	—	13,361
in € thousand	Land, buildings and leasehold improvements	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
1/1/2021	21,204	18,747	15,914	679	56,544
Additions		567	389	10	967
Disposals/Retirements	(66)	(1,361)	(1,465)	—	(2,892)
Transfers	—	384	—	(384)	—
Foreign exchange differences	5	355	300	40	699
12/31/2021	21,143	18,692	15,139	345	55,318

in € thousand	Land, buildings and leasehold improvements	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Accumulated depreciation:
1/1/2021	10,658	16,475	14,172	—	41,305
Depreciation	501	707	434	—	1,642
Disposals/Retirements	(66)	(920)	(1,121)	—	(2,107)
Foreign exchange differences	5	303	271	—	579
12/31/2021	11,097	16,566	13,756	—	41,419
Carrying amount:
1/1/2021	10,547	2,272	1,742	679	15,239
12/31/2021	10,046	2,126	1,383	345	13,899
In addition, property, plant and equipment includes right-of-use assets amounting to €1,334 thousand as of December 31, 2022 (December 31, 2021: €1,513 thousand; January 1, 2021: €433 thousand). For further information refer to note 17. Leases. There are security pledges concerning the office building at the headquarter. For two of the loans collaterals are registered.
17. LEASES
Lessee accounting
SCHMID’s lease obligations primarily relate to rights to buildings mainly for its office, R&D and production premises as well as to leased vehicles. The carrying amounts of right-of-use assets recognized and the movements during the period were as follows:
in € thousand	Real Estate	Vehicles	Total
1/1/2021	179	254	433
Additions to right-of-use assets	1,237	252	1,489
Depreciation	(280)	(207)	(487)
Foreign exchange differences	70	8	78
12/31/2021	1,207	306	1,513
Additions to right-of-use assets	144	336	480
Depreciation	(430)	(211)	(642)
Foreign exchange differences	(15)	(2)	(17)
12/31/2022	906	428	1,334
SCHMID cannot readily determine the interest rate implicit in the leases, therefore, it uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that SCHMID would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBRs used by SCHMID are calculated based on the risk-free rate, individual country risk premiums of underlying country and credit spread. The weighted average IBR on January 1, 2021 is 6.3%.
There are no variable lease payments resulting from indexed rental payments or other variable rental components. The carrying amounts of lease liabilities and the movements during the period were as follows:

in € thousand	Lease Liability
1/1/2021	433
Additions	1,465
Interest	49
Payments	(499)
Foreign exchange difference	79
12/31/2021	1,528
Additions	433
Interest	68
Payments	(676)
Foreign exchange difference	(19)
12/31/2022	1,333
The combined statement of profit or loss and other comprehensive income (loss) included the following amounts of lease related expense:
in € thousand	2022	2021
Depreciation of right of-use-assets	(642)	(487)
Interest expense on lease liabilities	(68)	(49)
Short-term lease expenses	(523)	(341)
Lease expenses for low-value assets	(28)	(68)
Total amount recognized in expense	(1,260)	(945)
The below table provides information on the total cash outflow from all leases during the year:
in € thousand	2022	2021
Principal paid	(609)	(451)
Interest paid	(68)	(49)
Short term and low value leases	(551)	(409)
Total amount paid	(1,227)	(908)
The below table shows a maturity analysis of undiscounted lease payments for which a right-of-use asset and lease liability were recognized:
in € thousand	12/31/2022	12/31/2021	1/1/2021
≤ 1 year	564	561	275
> 1 ≤ 2 years	465	377	152
> 2 ≤ 5 years	446	617	35
> 5 years	—	—	—
Gross lease liabilities – minimum lease payments	1,476	1,555	462
Discount and foreign currency effects	143	27	29
Present value of the lease liabilities	1,333	1,528	433
Lessor accounting
A part of the office and laboratories buildings located at the headquarter are leased to a related party under an operating lease with rent payable on a monthly basis. Lease income from the operating lease where SCHMID is a lessor is recognized in other income on a straight-line basis over the lease term. The lease income per month amounts to €10 thousand and does not include variable lease payments that depend on an index or rate. The lease contract was fixed until March 31, 2022 and is automatically renewed each year for another 12 months if none of the parties terminates the agreement. As a result, the minimum lease payments to be received are €115 thousand in 2022 (2021: €115 thousand). The asset underlying the lease contract is included in property, plant and equipment.
In addition, SCHMID is party to a sublease contract for an office building. SCHMID leases the office from a third party and subleases it to a related party. The lease-out is categorized as operating lease and has an indefinite lease term with a termination option for both parties of six months. The lease income per month amounts to €3 thousand and does not include variable lease payments that depend on an index or rate. The office is leased to a related party.
18. FINANCIAL ASSETS
Financials assets (non-current) are as follows:
in € thousand	12/31/2022	12/31/2021	1/1/2021
Receivables from shareholder	—	56,077	47,268
Other non-current financial assets	115	147	40
Total non-current financial assets	115	56,224	47,308
The shareholder loan does not have a fix termination date but can be terminated with a notice period of 4 weeks to the calendar quarter by both parties. The loan is subject to interest at the 3-month Euribor rate, but at least 0.25% p.a. on the respective settlement date. The receivable from shareholder was repaid in June 2023 and therefore the balance was reclassified to current financial assets as of December 31, 2022.
Other non-current financial assets comprise deposits for leased buildings.
19. INVENTORIES
in € thousand	12/31/2022	12/31/2021	1/1/2021
Raw materials and supplies	5,513	4,353	3,812
Work in progress	11,098	11,435	5,380
Finished goods	8,419	3,420	3,338
Inventories	25,029	19,208	12,530
In fiscal year 2022, write-downs of €833 thousand (2021: €69 thousand) were recognized. Total reversals of impairment losses amounted to €23 thousand in the reporting year (2021: €1 thousand).
20. TRADE RECEIVABLES AND OTHER RECEIVABLES
in € thousand	12/31/2022	12/31/2021	1/1/2021
Trade receivables	40,593	21,294	22,939
Receivables from joint ventures	2,656	4,756	11,595
Other receivables	65,589	2,542	1,881
Total trade and other receivables	108,838	28,591	36,415
Trade receivables have a residual term of less than one year. Receivables from joint ventures refer to SCHMID Avaco Korea, Co. Ltd and Schmid Energy Systems GmbH, an entity of the Arabian joint venture. Other receivables as of 31 December, 2022 includes the receivable from shareholder.

21. OTHER CURRENT ASSETS
Other current non-financial assets are as follows:
in € thousand	12/31/2022	12/31/2021	1/1/2021
Advance payments on inventories	2,635	3,549	3,194
Restricted cash	1,049	137	416
Prepaid expenses	730	545	154
Contract assets	401	—	—
Total other current non-financial assets	4,815	4,230	3,764
Restricted cash refers to bank accounts that are used as securities for customer prepayments, mainly in China.
22. CASH & CASH EQUIVALENTS
Cash and cash equivalents include cash as well as deposits on bank accounts amounting of €8,332 thousand as of December 31, 2022 (December 31, 2021: €18,384 thousand; January 1, 2021: €533 thousand).
23. EQUITY
Owners net investment as of January 1, 2021 represents the aggregation of the net assets of all entities that form the reporting entity of SCHMID. An entity previously under common control was sold in November 2021 which was engaged in the production of of furnaces for the photovoltaic, semiconductors and microelectronics industries. The net proceeds from the sale of €13.1 million was reinvested in the Company and presented within Owners’ Net Investment in the Combined Statements of Changes in Equity.
Other reserves comprise loss carried forward, net profit/loss for the year, remeasurement of defined benefit obligation and currency translation differences.
Non-controlling interest contains the equity, profit/loss carried forward and currency translation differences relating to the minority shareholders of SCHMID.
For details on the share option please refer to section 25. Financial Liabilities.
24. NON-CONTROLLING INTEREST
Non-controlling interests relate to SCHMID Singapore Pte. Ltd. (10%), SCHMID Technology Guangdong Co., Ltd. (STG) (20.9%) and SCHMID Taiwan Ltd. (STL) (14%).
STG was founded by Schmid in 2020 and is a leading manufacturer of printed circuit boards (“PCB”) and photovoltaics (“PV”) production equipment in China. In June 2021 Schmid concluded an investor agreement with XJ Harbour HK Limited (“XJ”). By way of a unilateral capital increase XJ obtained 20.9% of the registered capital of STG. In 2021 a further capital increase was executed. For further information on potential capital increases please refer to note 25 on financial liabilities.
The following tables summarizes the information relating to each entity that has material NCI, before any intra-SCHMID eliminations.
12/31/22	SCHMID Singapore Pte. Ltd.	SCHMID Technology Guangdong Co., Ltd	SCHMID Taiwan Ltd.
NCI percentage	10.0%	24.1%	14.0%
Non-current assets	—	4,575	71
Current assets	1,651	46,040	12,704
Non-current liabilities	—	568	694
Current liabilities	7,104	26,244	5,203

12/31/22	SCHMID Singapore Pte. Ltd.	SCHMID Technology Guangdong Co., Ltd	SCHMID Taiwan Ltd.
Net assets	(5,453)	23,804	6,879
Net assets attributable to NCI	(545)	5,737	960
Revenue	—	38,753	12,873
Profit	(7)	6,068	4,152
OCI	—	(639)	(303)
Total comprehensive income	(7)	5,429	3,849
Total comprehensive income allocated to NCI	(1)	1,308	537
Accumulated NCI end of period	(543)	6,335	889
12/31/21	SCHMID Singapore Pte. Ltd.	SCHMID Technology Guangdong Co., Ltd	SCHMID Taiwan Ltd.
NCI percentage	10.0%	24.1%*	14.0%
Non-current assets	—	4,876	197
Current assets	1,698	23,857	4,993
Non-current liabilities	—	841	66
Current liabilities	7,144	9,518	2,095
Net assets	(5,445)	18,374	3,030
Net assets attributable to NCI	(545)	4,428	423
Revenue	—	9,762	3,954
Profit	(33)	(13,359)	424
OCI	—	753	297
Total comprehensive income	(33)	(12,606)	721
Total comprehensive income allocated to NCI	(3)	(2,627)	101
Accumulated NCI end of period	(542)	5,026	352

*
20.9% as of 31.08.2021 and 24.1% as of 31.12.2021.

Cash flow statement SCHMID Technology Guangdong Co., Ltd in € thousand	2022	2021
Cash flow from operating activities	(1,688)	(11,650)
Cash flow from investing activities	(502)	(16,449)
Cash flow from financing activities	(452)	32,313
Effect of foreign exchange rate changes on cash and cash equivalents	116	93
Net increase (decrease) in cash and cash equivalents	(2,525)	4,307
25. FINANCIAL LIABILITIES
The following table shows an overview of the financial liabilities of SCHMID:
in € thousand	12/31/2022	12/31/2021	1/1/2021
Non-current financial liabilities	34,406	41,784	111,051
Non-current borrowings	34,406	41,784	111,051
Current financial liabilities	128,454	109,087	21,149
Current borrowings	128,454	107,481	21,149
Share option	—	1,606	—
Total financial liabilities	162,860	150,871	132,199
The following table presents details on SCHMID’s borrowings.

in € thousand	12/31/2022	12/31/2021	1/1/2021
Non-current borrowings	34,406	41,784	111,051
Loans from banks	—	10,000	17,286
Loans from debt funds	24,393	21,646	83,112
Loans – host contract	24,393	21,108	80,028
Loans – embedded derivatives	0	538	3,084
Loans from other third parties	—	1,091	2,241
Loans from shareholders	10,013	9,047	8,412
Loans – host contract	10,013	8,789	7,759
Loans – embedded derivatives	—	258	653
Current borrowings	128,454	107,481	21,149
Loans from banks	12,003	6,603	225
Loans from debt funds	79,773	73,669	—
Loans – host contract	79,773	72,445	—
Loans – embedded derivatives	0	1,225	—
Loans from other third parties	3,540	3,466	2,061
Loans from shareholders	16,493	11,914	9,132
Loans from other related parties	16,646	11,829	9,731
Loans – host contract	16,646	11,813	9,702
Loans – embedded derivatives	0	16	30
Total borrowings	162,860	149,265	132,199
Loans from debt funds
The loans from debt funds line item consists of five loans received from two private debt funds. SCHMID borrowed €40 million under three loan facilities from one private debt fund in 2019 with a repayment date of 2024, but early partial repayments are possible. In 2021 SCHMID failed to pay the contractual interest when due. As a consequence, the lender terminated the contract. SCHMID has taken legal action against that termination. As of December 31, 2022, the legal dispute was still ongoing. For events after the balance sheet date please refer to note 33. Events after the Reporting Period. Due to the legal dispute no payments have been made since mid of 2021. SCHMID borrowed another €10 million in March 2020 under a separate loan facility with the same private debt fund with a contractual term of two years. Each of the facilities bears a floating interest rate with Euribor plus a facility-specific margin that depends on the leverage ratio of SCHMID, whereby Euribor is floored at 0.75% p.a. For each of the facilities SCHMID can elect to capitalize a certain portion of the margin depending on the leverage ratio. SCHMID will incur penalties if the nominal amount or accrued interest is not paid on time. The overdue interest balance will accrue additional interest at a rate equal to loan interest for successive three-month interest periods. As the host loans are overdue as of December 31, 2022 the fair value of the embedded derivative (prepayment option) is zero.
SCHMID borrowed €15.3 million under the fifth loan with a separate private debt fund in March 2019 with a term of five and a half years. This loan also carries floating interest rate at Euribor plus margin with Euribor floored at 0.75%. For the first 36 months after the completion date of the loan agreement the interest has to be capitalized in full. In addition, SCHMID can elect to capitalize a portion of the margin that has to be paid for the remaining interest periods until termination.
The difference between the nominal amounts for the aforementioned loans from debt-funds and the carrying amounts relates primarily due to unpaid interest added to the principal and accrued interest and interest penalties which amount to €38.9 million as of December 31, 2022.
The difference between the nominal amounts for the aforementioned loans from debt-funds and the carrying amounts relates primarily due to unpaid interest added to the principal and accrued interest which amounted to €28.2 million as of December 31, 2021.

Loans from banks
Loans from banks consist of five loans from five financial institutions. The loans have interest rates that depend on the EURIBOR. €2.0 million has been repaid during 2023. As agreed with the respective financial institutions, €8.8 million will be repaid beginning of 2024.
Loans from other third parties
Loans from other third parties mainly consist of loans from two individuals and one entity that are not related to SCHMID. One of these loans with individuals carries a fixed interest rate of 6% and is due for payment as of June 30, 2023. The other loan carries floating interest rate of Euribor plus 3% margin and had initial term of two years.
Loans from shareholders
The shareholders provided loan facilities of €15 million and €11 million. At the end of 2016, both shareholders waived part of their claims (€5 million). As the waivers are with debtor warrants, the claims will revive once a certain equity ratio is reached. As of December 31, 2022, SCHMID expects to reach the equity ratio within the next year which led to a change in the estimated cash flows of the waived parts. As a result, for both events the carrying amount was adjusted by recording the change in carrying amount in interest expense. The new carrying amount reflects the new estimated cash flows discounted with the original effective interest rate. For the remaining €21 million the shareholders declared their claims as subordinated to all other liabilities of SCHMID to ensure that the satisfaction of their claims will not lead to an over-indebtedness. Interest is floating at EURIBOR plus 1% margin, whereby EURIBOR is floored at 0.25%.
Loans from other related parties
The loans from related parties are provided by key management personnel and Schmid Grundstücke GmbH & Co. KG, which is an entity controlled by a related party. For further details please refer to note 32. Related Party Disclosures.
Some of the above mentioned financial liabilities contain embedded interest floor agreements. SCHMID assessed that these contractual stipulations had to be bifurcated from the respective debt host contract and accounted for separately as derivatives. As a result, the bifurcated interest floors are measured at their fair value as of the reporting date and changes in these fair values are recorded in profit or loss. As the remaining debt host contracts are measured at amortized cost, any difference between the initial carrying amount as of the date the respective borrowings were concluded or the date of transition to IFRSs and the repayment amount is being amortized over the term of the contracts by applying the effective interest rate method and recorded in interest expense.
For further information on the measurement and effects to profit or loss of the above mentioned borrowings and bifurcated embedded derivatives please refer to note 29. Financial Instruments and financial risk management.
Share option
In June 2021 SCHMID entered into an agreement with an Investor to obtain a shareholding in the entity SCHMID Technology (Guangdong) Co. Ltd. (STG). In the investment agreement, it was agreed that the investor acquire 20.9% of the ownership in STG for €25.0 million in a first step and at the same time SCHMID grants the investor the right to acquire further shares at two occasions. In December 2021 the investor acquired a further 3.2% of the shares in STG for a predetermined price of €5.0 million. In addition, the investor had the right to increase its ownership in STG by a further 5.6% after June 30, 2022. The price of those shares is dependent on the achievement of a certain revenue target and will be adjusted if the target is not met.
As not all capital increases had been executed as of the year-ended 2021 an embedded derivative was recognized under IFRS 9. Given the positive development of the entity a derivative liability was recognized as of year-end 2021 and during 2022. At year-end 2022 the pre-defined time frame for the revenue target ended at which time the price for the shares was fixed. As the fixed-for-fixed criteria for classification as equity was fulfilled at this time, the derivative liability was reclassified to Owners Net Investment at its fair value. Despite the fact that the price became fixed at the end of 2022 the Investor has not transferred the additional required investment.
For the years ended 2021 and 2022 the minority investment was treated as non-controlling interest under IFRS 10.
26. OTHER PROVISIONS
Movement in provisions during the year is as follows:
In € thousand	12/31/2021	Additions	Utilization	Reversal of unused amounts	12/31/2022
Warranty provision	203	99	(91)	—	211
Jubilee provision	163	(30)	(14)	—	119
Total non-current provisions	366	70	(106)	—	330
Warranty provision	228	25	(114)	—	139
Provision for legal claims	32	123	(88)	—	67
Other provisions	191	7	(45)	—	153
Total current provisions	451	155	(247)	—	360
In € thousand	1/1/2021	Additions	Utilization	Reversal of unused amounts	12/31/2021
Warranty provision	141	176	(114)	—	203
Jubilee provision	180	(3)	(14)	—	163
Total non-current provisions	322	173	(129)	—	366
Warranty provision	164	179	(114)	—	228
Provision for legal claims	120	2	—	(90)	32
Other provisions	172	19	—	—	191
Total current provisions	456	200	(114)	(90)	451
27. POST-EMPLOYMENT BENEFITS
Defined contribution plans
SCHMID’s expenses for defined contribution plans were €1,552 thousand (2021: €1,528 thousand). No assets or liabilities are recognized in SCHMID’s balance sheet in respect of such plans, apart from regular prepayments and accruals of the contributions withheld from employees’ wages and salaries and of SCHMID’s contributions.
Defined benefit plan
Corporate post-retirement benefits are provided by SCHMID in Germany through a defined benefit plan with one beneficiary who is also a related party (please refer to 32. Related Party Disclosures). The beneficiary was granted a fixed pension commitment in 2012 as part of a deferred compensation agreement in form of a lump-sum payment in the event of invalidity or reaching the age of 67. The Company has no plan assets in connection with the pension obligation.
The present value of the defined benefit obligation at the end of the fiscal year 2022 amounted to €887 thousand (December 31, 2021: €1,173 thousand; January 1, 2021: €1,189 thousand)
Reconciliation of the net defined benefit liability:

In € thousand	2022	2021
Net defined liability at January 1	1,173	1,189
Defined benefit income recognized in combined statement of profit or loss	14	12
Defined benefit cost recognized in other comprehensive income	300	28
Net defined liability at December 31	887	1,173
Reconciliation of the amount recognized in the combined statement of financial position:
In € thousand	2022	2021
Employee benefit obligation recognized as of January, 1	1,173	1,189
Actuarial adjustments	(300)	(28)
thereof: experience adjustments	2	2
thereof: adjustments for financial assumptions	(302)	(30)
Interest expense	14	12
Employee benefit obligation recognized as of December, 31	887	1,173
The expense recognized in the combined statements of profit and loss and other comprehensive income is as follows:
In € thousand	2022	2021
Actuarial gains (-) / losses (+) deriving from changes in financial assumptions	(302)	(30)
Actuarial gains (-) / losses (+) deriving from experience adjustments	2	2
Included in other comprehensive income	(300)	(28)
Interest income	14	12
Included in the combined statements of profit or loss	14	12
Total included in the combined statements of profit or loss and other comprehensive income (loss)	(286)	(16)
The interest cost relating to the obligation is a component of the result from financing activities.
The following were the principal actuarial assumptions as of:
	12/31/2022	12/31/2021	1/1/2021
Discount rate	3.75%	1.20%	1.00%
Sensitivity Analysis
The main actuarial assumptions that are used to calculate the provisions for post-employment benefits are the discount rate and the trend for future increases in post-employment benefit obligations. A reasonably possible increase, or respectively decrease, in the significant actuarial assumptions would have had the following impact on the present value of the post-employment benefit obligation as of the respective reporting dates:
	12/31/2022	12/31/2021	1/1/2021
Discount rate (+0.25%)	4.00%	1.45%	1.25%
Present value of the post-employment benefit obligation (in € thousand)	862	1,137	1,149
Discount rate (-0.25%)	3.50%	0.95%	0.75%
Present value of the post-employment benefit obligation (in € thousand)	912	1,211	1,230
Duration
The duration of the obligation is 13 years (December 31, 2021: 14 years).

28. OTHER CURRENT LIABILITIES
Other non-financial liabilities are as followed:
in € thousand	12/31/2022	12/31/2021	01/01/2021
Personnel related accruals	2,700	2,167	6,394
Tax related accruals	1,481	993	1,602
Audit related accruals	286	324	291
Miscellaneous other current liabilities	4,239	4,985	3,602
Total other current liabilities	8,706	8,469	11,890
Miscellaneous other non-financial liabilities include various smaller items.
29.
FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Carrying Amounts and Fair Values
The following tables disclose the carrying amounts of each class of financial instruments together with its corresponding fair value and the aggregated carrying amount per category.

				12/31/2022
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Receivables from shareholder	AC	0	0	n/a
Other loans and other investments	AC	—	—	n/a
Other non-current financial assets	AC	115	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	40,593	n/a	n/a
Receivables from joint ventures	AC	2,656	n/a	n/a
Other receivables
Receivables from shareholder	AC	65,158	64,028	Level 3
Miscellaneous receivables	AC	431	n/a	n/a
Cash and cash equivalents	AC	8,332	n/a	n/a
Non-current liabilities
Non-current borrowings
Loans from banks	FLAC	—	—	n/a
Loans from debt funds
Loans – host contract	FLAC	24,393	23,072	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	—	—	n/a
Loans from shareholders
Loans – host contract	FLAC	10,013	9,307	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Current liabilities
Current borrowings
Loans from banks	FLAC	12,003	11,508	Level 3
Loans from debt funds
Loans – host contract	FLAC	79,773	51,678	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	3,540	3,483	Level 3
Loans from shareholders	FLAC	16,493	n/a	n/a
Loans from other related parties
Loans – host contract	FLAC	16,646	14,688	Level 3
Loans – embedded derivatives	FVTPL	—	—	n/a
Share option	FVTPL	—	—	n/a
Trade payables and other liabilities	FLAC	25,400	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	117,285
Financial liabilities measured at fair value	FVTPL	—
Financial liabilities measured at amortized cost	FLAC	188,260

				12/31/2021
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Receivables from shareholder	AC	56,077	59,480	Level 3
Other loans and other investments	AC	—	—	n/a
Other non-current financial assets	AC	147	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	21,294	n/a	n/a
Receivables from joint ventures	AC	4,756	n/a	n/a
Other receivables
Receivables from shareholder	AC	—	—	n/a
Miscellaneous receivables	AC	2,542	n/a	n/a
Cash and cash equivalents	AC	18,384	n/a	n/a
Non-current liabilities
Non-current borrowings
Loans from banks	FLAC	10,000	9,389	Level 3
Loans from debt funds
Loans – host contract	FLAC	21,108	24,201	Level 3
Loans – embedded derivatives	FVTPL	538	538	Level 3
Loans from other third parties	FLAC	1,091	3,271	Level 3
Loans from shareholders
Loans – host contract	FLAC	8,789	8,335	Level 3
Loans – embedded derivatives	FVTPL	258	258	Level 3
Current liabilities
Current borrowings
Loans from banks	FLAC	6,603	6,518	Level 3
Loans from debt funds
Loans – host contract	FLAC	72,445	65,196	Level 3
Loans – embedded derivatives	FVTPL	1,225	1,225	Level 3
Loans from other third parties	FLAC	3,466	1,231	Level 3
Loans from shareholders	FLAC	11,914	n/a	n/a
Loans from other related parties
Loans – host contract	FLAC	11,813	11,661	Level 3
Loans – embedded derivatives	FVTPL	16	16	Level 3
Share option	FVTPL	1.606	1.606	Level 3
Trade payables and other liabilities	FLAC	24.182	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	103,200
Financial liabilities measured at fair value	FVTPL	3,642
Financial liabilities measured at amortized cost	FLAC	171,411

				1/1/2021
Financial instruments, analyzed by classes and categories In € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Receivables from shareholder	AC	47,268	52,218	Level 3
Other loans and other investments	AC	—	—	n/a
Other non-current financial assets	AC	40	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	22,939	n/a	n/a
Receivables from joint ventures	AC	11,595	n/a	n/a
Other receivables
Receivables from shareholder	AC	—	—	n/a
Miscellaneous receivables	AC	1,881	n/a	n/a
Cash and cash equivalents	AC	533	n/a	n/a
Non-current liabilities
Non-current borrowings
Loans from banks	FLAC	17,286	16,424	Level 3
Loans from debt funds
Loans – host contract	FLAC	80,028	89,285	Level 3
Loans – embedded derivatives	FVTPL	3,084	3,084	n/a
Loans from other third parties	FLAC	2,241	2,241	Level 3
Loans from shareholders
Loans – host contract	FLAC	7,759	7,759	Level 3
Loans – embedded derivatives	FVTPL	653	653	n/a
Current liabilities
Current borrowings
Loans from banks	FLAC	225	n/a	n/a
Loans from debt funds
Loans – host contract	FLAC	—	—	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	2,061	n/a	n/a
Loans from shareholders	FLAC	9,132	n/a	n/a
Loans from other related parties
Loans – host contract	FLAC	9,702	n/a	n/a
Loans – embedded derivatives	FVTPL	30	30	n/a
Share option	FVTPL	—	—	n/a
Trade payables and other liabilities	FLAC	40,828	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	84,256
Financial liabilities measured at fair value	FVTPL	3,766
Financial liabilities measured at amortized cost	FLAC	169,261

The carrying amounts of cash and cash equivalents, trade and other receivables, loans from banks and of trade payables, are considered reasonable estimates of their fair values because of the short maturities of these items.
The fair value of the loan granted to a shareholder was calculated by discounting future cash flows with a risk-adjusted interest rate curve. As the credit risk of the shareholder is unobservable and assumed to be equivalent to the Standard&Poor’s rating class of CCC, the credit risk is considered to have a material impact on the fair value. Therefore, the fair values of the shareholder loan are categorized in level 3 of the fair value hierarchy.
Sensitivity share option
The fair value of the share option was determined as of December 31, 2021, using a binomial model. Besides the risk-free interest rate, relevant unobservable parameters for the valuation are volatility and forecasted revenue. The volatility was derived from observable stock price volatilizes of public peer group companies.
The tables below show the effect that an increase in historical volatility would have on the fair values of the embedded derivative as of December 31, 2021.
12/31/2021	Shift in unobservable input factor	Effect on financial result in € thousand
Volatility
Up	10	(380)
Down	(10)%	400
Underlying equity value
Up	10	(610)
Down	(10)%	530
Sensitivity embedded derivatives loans
The fair values of each loans’ host contract at inception of the respective contract or at the IFRS transition date as well as the reporting dates were calculated by discounting future cash flows with a risk-adjusted interest rate curve. As the credit risk of SCHMID is unobservable and assumed to be equivalent to the Standard&Poor’s rating class of CCC, the credit risk is considered to have a material impact on the fair value. Therefore, the fair values of the loans’ host contracts are categorized in level 3 of the fair value hierarchy.
The fair values of the embedded derivatives that were bifurcated from the loans are determined by using a simplified Black-76 model. As observable market input data, the EURIBOR risk-free rate is used for the determination of forward rates and discount factors. Unobservable input data include historical volatility assessed based on the historical EURIBOR risk-free rate. Therefore, the fair values of the embedded derivatives are categorized in level 3 of the fair value hierarchy.
The unobservable input in the embedded derivatives valuation is the historical volatility curve. Then, each option floor let is assigned the relevant volatility based on the settlement date. The assigned volatility therefore ranges between 11 – 26% in the valuation as of December 31, 2022 (As of December 31, 2021 the volatility ranges between 4 – 20%). The below tables show the effect that an increase in historical volatility of the interest rates would have on the fair values of the embedded derivatives as of December 31, 2022 and 2021.
12/31/2022	Shift in historical interest rate volatility	Effect on financial result in € thousand
Up	+5%	0
Down	-5%	0

12/31/2021	Shift in historical interest rate volatility	Effect on financial result in € thousand
Up	+5%	23
Down	-5%	-21
The movements in level 3 fair values are as follows:
In € thousand	Loans — embedded derivatives	Share option
1/1/2021	3,766	—
Additions recognized in finance income	—	1,606
Changes from fair value remeasurement recognized in finance income	(1,730)	—
12/31/2021	2,036	1,606
Changes from fair value remeasurement recognized in finance income	(2,036)	368
Reclassification to equity	—	(1,974)
12/31/2022	—	—
There were no transfers between levels 1, 2 and 3 for recurring fair value measurements during the year.
For the valuation of the share option as well as the embedded derivatives SCHMID uses an external expert who provides fair value calculations for each reporting dates. SCHMID reviews the calculations based on which the company makes appropriate postings on each balance sheet date.
Items of income, expenses, gains or losses resulting from financial instruments
The net gains or losses for each of the financial instrument measurement categories differentiated by the respective sources were as follows:
2022 In € thousand	Subsequent measurement
	Interest	Fair value	Total
Financial assets – AC	4,089	n/a	4,089
Financial liabilities – FLAC	(17,650)	n/a	(17,650)
Financial assets and liabilities – FVTPL	n/a	(1,669)	(1,669)
Total	(13,561)	(1,669)	(15,230)
2021 In € thousand	Subsequent measurement
	Interest	Fair value	Total
Financial assets – AC	3,224	n/a	3,224
Financial liabilities – FLAC	(17,898)	n/a	(17,898)
Financial assets and liabilities – FVTPL	n/a	124	124
Total	(14,674)	124	(14,550)
The total interest income for financial assets that are not measured at FVTPL is €4,089 thousand (2021: €3,224 thousand). The total interest expense for financial liabilities that are not measured at FVTPL is €17,650 thousand (2021: €17,898 thousand).
Financial Instrument Risk Management Objectives and Policies
Due to its international operational businesses, SCHMID is exposed to market risk (especially foreign currency risk) and credit risk. In the area of financing, liquidity risks and interest rate risks play a major role. SCHMID’s senior management oversees the management of these risks. In prior years no formalized risk management system existed, but financial risks as far as identified were handled case-by-case. In connection with the US DE-SPAC SCHMID is currently implementing a standardized risk management process. Equity price risk is considered insignificant for SCHMID.
Credit Risk
Credit risk is the risk that SCHMID might incur a financial loss as a consequence of the non-payment or partial payment of outstanding receivables by counterparties and from replacement risks for open transactions. SCHMID is exposed to credit risks associated with its operating activities, the loan granted to one of its shareholders, trade receivables as well as cash and cash equivalents.
SCHMID applies appropriate measures to manage credit risks inherent to its trade receivables. SCHMID requests customer ratings from well-known rating agencies and responds to higher probabilities of default with modified payment terms. To limit the credit risk resulting from its trade receivables, SCHMID entered into a credit risk insurance that covers all trade receivables besides a small deductible. For the resulting credit risk of the insurance company SCHMID applied the credit default swap spread to the insured trade receivables amount. For the remaining credit risk of the uninsured part of the trade receivables a probability of default for the industry is applied to the exposure and multiplied with the loss given default.
The allowances for ECL determined for the different classes of financial assets developed as follows:
in € thousand	Trade receivables — not credit impaired	Trade receivables — credit impaired	Shareholder and other loans — credit impaired
Opening Balance 01/01/2021	(13)	(2,132)	(7,678)
Utilization	—	135	—
Reversal	5	45	3,284
Closing Balance 31/12/2021	(8)	(1,952)	(4,394)
Additions	(11)	—	—
Utilization	—	1,148	—
Reversal	—	153	2,949
Closing Balance 31/12/2022	(19)	(652)	(1,445)
With regards to cash and cash equivalents SCHMID allocates the credit risk by using several banks. Furthermore, it is SCHMID policy to hold cash and cash equivalents only with financial institutions that have at least an investment grade rating. SCHMID regularly monitors its cash and cash equivalents and takes corrective actions should it identify any possible changes in creditworthiness of these financial institutions. Therefore and due to its short-term character, no significant credit risk arises from cash and cash equivalents, and therefore no ECL allowance has been recorded for 2022 and 2021 respectively.
The most significant exposure to credit risk arises from the loan receivable against its shareholder.
The following tables provide information about the gross carrying amounts by credit-risk rating classes for the several types of financial assets that are not measured at FVTPL and therefore generally subject to the impairment regulations of IFRS 9.

Gross Carrying Amounts by Rating Class In € thousand	12/31/2022
	Stage 1	Stage 2	Stage 3
General approach
Cash and cash equivalents
AAA to BBB (Investment grade)	8,332	—	—
Receivables from shareholders
BBB- to CCC (Below investment grade)	—	65,158	—
Simplified approach
Trade receivables and other receivables
insured receivables (90%)	—	39,312	—
non-insured receivables (10%)	—	4,368	—
Total	8,332	108,838	—
Gross Carrying Amounts by Rating Class In € thousand	12/31/2021
	Stage 1	Stage 2	Stage 3
General approach
Cash and cash equivalents
AAA to BBB (Investment grade)	18,384	—	—
Receivables from shareholders
BBB- to CCC (Below investment grade)	—	56,077	—
Simplified approach
Trade receivables and other receivables
insured receivables (90%)	—	25,732	—
non-insured receivables (10%)	—	2,859	—
Total	18,384	84,669	—
Liquidity Risk
Liquidity risk is the risk that a company will encounter difficulty in meeting its obligations associated with its financial liabilities as they fall due. SCHMID is constantly working to ensure that the supply of liquidity is mainly sufficient to settle financial liabilities that are due for payment. Liquidity is evaluated and maintained using forecasts based on fixed planning horizons covering several months and through the cash and cash equivalent balances that are available.
As a result of the non-payment of the contractually agreed interest and the subsequent litigation, no payments have been made since mid of 2021 (also refer to note 25. Financial Liabilities) on the affected four loan facilities. As the loan with the other debt fund can only be paid if the first one is repaid, interest is outstanding for this loan as well. As several loans are subordinated to other ones, payments of principal and interest were made only to a small extent. For more detail on the financial situation, please refer to the explanation on Going Concern (included in note 2. Basis of Presentation).
The following table provides details of the (undiscounted) cash outflows of financial liabilities (including interest payments).

	Cash outflows within				12/31/2022
In € thousand	≤ 1 year	> 1 ≤ 2 years	> 2 ≤ 5 years	> 5 years	Total cash flows
Lease liabilities	564	465	446	—	1,476
Borrowings (including embedded derivatives)	111,517	49,914	—	—	161,432
Loans from banks	12,221	—	—	—	12,221
Loans from debt funds	73,262	26,521	—	—	99,783
Loans from other third parties	3,702	—	—	—	3,702
Loans from shareholders	5,000	23,394	—	—	28,394
Loans from other related parties	17,332	—	—	—	17,332
Trade payables and other liabilities	25,400	—	—	—	25,400
	Cash outflows within				12/31/2021
In € thousand	≤ 1 year	> 1 ≤ 2 years	> 2 ≤ 5 years	> 5 years	Total cash flows
Lease liabilities	561	377	617	—	1,555
Borrowings (including embedded derivatives)	27,225	30,925	104,344	—	162,493
Loans from banks	7,028	10,143	—	—	17,171
Loans from debt funds	17,157	5,958	82,295	—	105,409
Loans from other third parties	1,278	3,641	—	—	4,919
Loans from shareholders	—	—	22,049	—	22,049
Loans from other related parties	1,762	11,184	—	—	12,945
Trade payables and other liabilities	24,182	—	—	—	24,182
	Cash outflows within				1/1/2021
In € thousand	≤ 1 year	> 1 ≤ 2 years	> 2 ≤ 5 years	> 5 years	Total cash flows
Lease liabilities	275	152	35	—	462
Borrowings (including embedded derivatives)	5,475	26,216	135,290	—	166,981
Loans from banks	876	7,737	10,143	—	18,756
Loans from debt funds	4,531	17,156	88,284	—	109,971
Loans from other third parties	—	1,254	3,637	—	4,891
Loans from shareholders	—	—	22,049	—	22,049
Loans from other related parties	68	69	11,177	—	11,314
Trade payables and other liabilities	40,828	—	—	—	40,828
Foreign Currency Risk
SCHMID operates globally and is exposed to foreign exchange risk arising from exposure to various currencies in the ordinary course of business. SCHMID’s exposures primarily consist of the Euro (“EUR”), US Dollar (“USD”), Chinese Yen (“CNY”), Hong Kong Dollar (“HKD”), Korean Won (“KRW”) and Canadian Dollar (“CAD”). Foreign exchange risk mainly arises from commercial transactions that resulted in recognized financial assets and liabilities denominated in a currency other than the local functional currency.
The following table demonstrates the material net exposures SCHMID entities have due to trade receivables and payables, cash and cash equivalents as well as other financial assets in a currency different their local functional currency. Due to consolidation these exposures would also have an impact to SCHMID’s profit or loss.

functional currency entity	currency of exposure (“+” = asset / “-” = liability) — in € thousand
	12/31/2022			12/31/2021
	EUR	CNY	USD	EUR	CNY	USD
EUR		5,500	4,669		3,809	3,722
CNY	25,519		(1,139)	21,029		2,739
USD	(5,030)	—		1,660	—
TWD	1,378	—	—	2,132	—	—
KRW	(1,838)	—	—	(1,498)	—	—
Total	20,029	5,500	3,530	23,324	3,809	6,461
The following table demonstrates the impact that a reasonably possible change in each material currency pair would have on SCHMID’s profit or loss before tax. Therefore for each currency exchange rate the foreign currency is shifted against the respective local entity’s functional currency. The resulting impact in local currency is then translated into EUR.
in € thousand	12/31/2022		12/31/2021
	+10%	-10%	+10%	-10%
CNY/EUR	1,820	(2,224)	1,565	(1,913)
USD/EUR	(882)	1,078	(187)	229
TWD/EUR	130	(159)	199	(243)
KRW/EUR	(167)	204	(136)	166
USD/CNY	104	(127)	(249)	304
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risks from financial instruments can in general arise in connection with financial liabilities including borrowings under SCHMID existing working capital and equipment financing facilities. Profit or loss is sensitive to higher/ lower interest income/ expense from loans granted and borrowed as a result of changes in interest rates. Considering existing thresholds, a hypothetical reasonable increase or decrease of 100 basis points in interest rates would have the following effect shown in the table on SCHMID financial statements.
In € thousand	Impact to P/L (income (+)/ expense (-))
12/31/2022
Change in interest rate +1%	(1,164)
Change in interest rate -1%	1,162
12/31/2021
Change in interest rate +0.5%	557
Change in interest rate -0.25%	(343)
Capital Management
For the purpose of SCHMID’s capital management, capital includes all share capital and other equity reserves attributable to the equity holders. The primary objectives of capital management are to support operating activities and maximize the shareholder value through investment in the development activities of SCHMID.
SCHMID’s finance department reviews the total amount of cash of SCHMID on a monthly basis. As part of this review, management considers the total cash and cash equivalents, the cash outflow, currency translation differences and funding activities.

The Company is subject to externally imposed capital requirements, refer to note 25. Financial Liabilities for further details. No changes were made in the objectives, policies or processes for managing cash during the years ended December 31, 2022 and 2021.
Reconciliation of changes in liabilities arising from financing activities
In € thousand	Loans	Lease liabilities	Total
Balance at January 1, 2021	134,383	433	134,817
Cash flow from financing activities	177	(499)	(323)
Proceeds from loans	2,837	—	2,837
Repayments of loans	(1,911)	—	(1,911)
Principal elements of lease payment	—	(451)	(451)
Interest paid	(750)	(49)	(799)
Changes in the cash flow from financing activities	18,530	1,594	20,124
Foreign currency effects	—	79	79
New leases	—	1,465	1,465
Accrued interest	16,800	49	16,849
Fair value measurement	1,730	—	1,730
Balance at December 31, 2021	153,090	1,528	154,618
In € thousand	Loans	Lease liabilities	Total
Balance at January 1, 2022	153,090	1,528	154,618
Cash flow from financing activities	(2,625)	(676)	(3,301)
Proceeds from loans	4,895	—	4,895
Repayments of loans	(5,880)	—	(5,880)
Principal elements of lease payment	—	(609)	(609)
Interest paid	(1,640)	(68)	(1,708)
Changes in the cash flow from financing activities	16,645	482	17,127
Foreign currency effects	—	(19)	(19)
New leases	—	433	433
Accrued interest	14,609	68	14,677
Fair value measurement	2,036	—	2,036
Balance at December 31, 2022	167,111	1,333	168,444
30. EQUITY-ACCOUNTED INVESTEES
Set out below are the investments of SCHMID classified as joint ventures as at December 31, 2022, 2021 and January 1, 2021. The entities listed below have share capital consisting solely of ordinary shares, which are held directly by SCHMID. The proportion of ownership interest is the same as the proportion of voting rights held. All the entities are private, no quoted prices are available.
Name of the entity	Country of incorporation	% of ownership interest			Carrying amount (in € thousand)
		12/31/2022	12/31/2021	1/1/2021	12/31/2022	12/31/2021	1/1/2021
Advanced Energy Storage Systems Investment Company (AES)	Kingdom of Saudi Arabia	51%	57%	57%	—	—	—
SCHMID AVACO Korea Co. Ltd. (SAK)	South Korea	50%	50%	50%	—	—	—
Total equity-accounted investments					—	—	—

The two entities are joint ventures and both are accounted for applying the equity method.
(1)
Advanced Energy Storage Systems Investment Company (AES), Saudi Arabia is a joint venture of Nusaned Investment (an investment company owned by SABIC) and SCHMID manufacturing and focuses on technology development in the field of vanadium redox flow batteries (VRFB). The strategic goal of the JV is to achieve cost leadership by value chain integrated production. The JV plans to have a market-ready product in 2024 and will then start its commercial operations to generate revenues. According to the Articles of Association, decisions about the relevant activities require the unanimous consent of the parties sharing control. The decrease in shareholding in 2022 didn’t affect joint control relations. The business was initially developed by SCHMID in the Schmid Energy Systems GmbH (SES). The SES was transferred to the jointly controlled AES in 2019 by way of contribution in-kind while the other joint venture partner contributed cash equivalents. The contribution in-kind was recorded at previously recorded book values of the assets and liabilities of SES.

(2)
SCHMID AVACO Korea Co. Ltd. (SAK), South Korea is a company that specializes in the manufacture of electrical and electronic components. The company produces a wide range of products such as printed circuit boards, connectors, and wiring harness systems for various industries including automotive, electronics, telecommunications, and medical technology.

The following tables provide financial information on the joint venture Advanced Energy Storage Systems Investment Company (AES) which is material to SCHMID. The information disclosed reflects the amounts presented in the financial statements of the joint venture and not SCHMID’s share of those amounts.
in € thousand	12/31/2022	12/31/2021	1/1/2021
% ownership interest	51.3%	57.0%	57.0%
Current Assets
Cash and cash equivalents	1,144	3,670	1,905
Other current assets	342	113	160
Total current assets	1,486	3,784	2,065
Non-current assets	6,134	6,086	3,275
Current liabilities
Current financial liabilities	2,015	—	—
Other current liabilities	4,214	5,761	9,635
Total current liabilities	6,229	5,761	9,635
Non-current liabilities
Non-current financial liabilities	9,177	10,141	—
Other non-current liabilities	957	874	846
Total non-current liabilities	10,134	11,014	846
Net assets (100%)	(8,742)	(6,905)	(5,141)
Book value	—	—	—
in € thousand	2022	2021
% ownership interest	51.3%	57.0%
Revenue	—	183
Interest income	—	—
Depreciation and amortization	(1,106)	(1,082)
Interest expense	(292)	(95)
Tax income	236	295
Loss from continuing operations	(3,750)	(3,190)
Other comprehensive income	181	32
Total comprehensive loss	(3,932)	(3,222)
Dividends received	—	—

31. COMMITMENTS AND CONTINGENCIES
The Company has commitments of €1,086 thousand to acquire items of property, plant & equipment as of December 31, 2022.
32. RELATED PARTY DISCLOSURES
SCHMID is jointly controlled by Christian Schmid and Anette Schmid as shareholders via direct shareholding and a community of heirs. Christian Schmid is also the CEO of the group.
Transactions with Key Management
Key management personnel are defined as those persons who are responsible for SCHMID´s worldwide operating business, based on their function within SCHMID or the interests of SCHMID. The following individuals belong or belonged to SCHMID´s key management:
Name	Function	Member of key management since/until
Markus Fröhlich	CRO	since summer 2021
Julia Natterer	CFO	since December 2021
Laurent Nicolet	Executive Asia Region	since May 2006
Helmut Rauch	COO	since August 1994
Ulrich Wein	Vice president Finance	until January 2022
The annual remuneration and related compensation costs recognized as expense during the reporting period only includes short-term employee benefits and amounts to €1,262 thousand in 2022 (2021: €1,332 thousand). Short-term benefits include salaries, bonus, and other benefits such as medical, death and disability coverage, Company car and other usual facilities as applicable. The outstanding balances also include the liability in connection with the defined benefit obligation.
Transactions with related parties
In addition to the entities included in the combined financial statements (see note 2. Basis of Presentation), SCHMID maintains relationships with other related parties. Related parties comprise the following entities (not individuals):
Company	Relationship
Schmid Grundstücksverwaltung GmbH, Freudenstadt	Jointly controlled by shareholders
Schmid Grundstücke GmbH & Co. KG	Jointly controlled by shareholders
Schmid Aequitas Verwaltung GmbH, Freudenstadt	Controlled by one shareholder
Schmid Aequitas GmbH & Co. KG, Freudenstadt	Controlled by one shareholder
C. Schmid Beteiligungsverwaltung GmbH, Freudenstadt	Controlled by one shareholder
C. Schmid Beteiligung GmbH & Co. KG, Freudenstadt	Controlled by one shareholder
Schmid Verwaltungs GmbH, Freudenstadt	Controlled by one shareholder
Schmid Silicon Technology Holding GmbH , Freudenstadt	Controlled by one shareholder
Schmid Silicon Technology GmbH, Freudenstadt	Controlled by one shareholder
SILIQN GmbH, Freudenstadt	Controlled by one shareholder
Schmid Polysilicon Production GmbH, Spreetal	Controlled by one shareholder
Schmid Thermal Systems, Inc. (until Nov 2021)	Jointly controlled by shareholders
Schmid Energy Systems GmbH, Freudenstadt	Entity of Joint venture
Advanced Energy Storage Systems Investment Company, Saudi Arabia	Joint venture
SCHMID Avaco Korea, Co. Ltd., Korea	Joint venture
As of the first financial statements of SCHMID, the following transactions are proceeded with related parties.

in € thousand	2022	2021
Interest income on loans granted to
Shareholder	526	159
Interest expense on loans received from
Key management personnel	88	88
Other related parties	409	400
Shareholder	165	53
Purchases of goods or services
Joint ventures	2,511	20
Other related parties	663	618
Sale of goods or services
Joint ventures	505	817
Other related parties	592	797
Salary and Bonus
Shareholder	988	910
in € thousand	12/31/2022	12/31/2021	12/31/2020
Outstanding balances – Liabilities
Shareholder	24,064	23,914	21,132
Key management personnel	2,528	2,726	2,654
Joint ventures	358	20	23
Other related parties	15,345	10,874	12,105
in € thousand	12/31/2022	12/31/2021	12/31/2020
Outstanding balances – Receivables
Shareholder	67,926	65,542	63,248
Joint ventures	951	3,152	4,724
Other related parties	23,062	22,550	22,730
33. EVENTS AFTER THE REPORTING PERIOD
As of January 1, 2023, SCHMID has cancelled the credit risk insurance for trade receivables as there has been no financial benefit with respect to that insurance. As a result, the ECL on trade receivables may increase in 2023. As a result, starting in 2023 for our ECL calculation, the trade receivables are aggregated based on common credit risk characteristics and days past due. The expected loss rates are based on the customers’ historical payment behavior over a period of three years and the corresponding historical defaults. They will be reviewed and adjusted once a year to reflect current and forward-looking information pertaining to macroeconomic factors if it is possible that these additional forward-looking factors could affect customers’ ability to pay.
In March 2023, an agreement was concluded with one of the debt funds, according to which the interest rates were retroactively adjusted. The Company was thus able to reverse €6,000 thousand of the loan amount previously recognized as a liability in the income statement in the first half of 2023. In May 2023, SCHMID entered into a settlement agreement with one of the debt funds regarding a loan with a nominal amount of €50 million. The parties agreed on a repayment amount of €70 million. The loan was repaid in June 2023. In recognition of the extinguishment, a gain will be recognized during the six months ended June 30, 2023 in the amount of €9.8 million. The remaining difference is related to accrued interest.
In May 2023, the shareholders of SCHMID entered into a business combination agreement (“BCA”) with Pegasus Digital Mobility Acquisition Corp. (“Pegasus”). Pursuant to the BCA, the Shareholders shall transfer all shares in the Company to Pegasus or a company designated by Pegasus, which will be a newly established Dutch company which will be converted into a Dutch N.V. (“TopCo”). Pegasus shall merge into a newly formed and wholly owned entity of TopCo, incorporated as a Cayman Islands exempted company (“Merger Sub”), with the Merger Sub surviving the merger and the shareholders of Pegasus receiving Class A ordinary shares in Merger Sub through an exchange agent who shall contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub. It is planned that on or about the closing date of the Business Combination (the “Closing Date”), the TopCo Shares will be listed on the NYSE.
In June 2023, one of the bank loans amounting to €1,875 thousand has been fully repaid by SCHMID.
In the financial statements, receivables against Schmid Silicon Group are included with a book value of €0 thousand as the receivables have been fully impaired already as of 1 January 2021. In June 2023, there was an agreement to settle those receivables. As a result, SCHMID received shares in Group14 Technologies, USA, which has acquired Schmid Silicon Group in July 2023.
Subsequent to December 31, 2022, with the proceeds from the repayment of the receivable from a shareholder, SCHMID has repaid €89,347 thousand of the borrowings as of September 1, 2023.
In September 2022, the Company entered into a sale and leaseback agreement with an unrelated third party to sell the production facility and office buildings in Freudenstadt. The third party was required to make certain milestone payments as a closing condition. As a result of the third-party failing to make the contractually-agreed milestone payment in July 2023, the first payment of € 1,875 thousand made in June 2023 was forfeited. The sale and leaseback contract was cancelled in favor of SCHMID, resulting in a gain recognized in the third quarter 2023.
In December 2023, SCHMID signed a sale and leaseback contract with Schmid Grundstücke GmbH Co. KG, an entity jointly controlled by shareholders of SCHMID, for the above mentioned production facility and office buildings in Freudenstadt. The purchase price is € 11,400 thousand. Part of the purchase price will be used to repay bank loans.
In August 2023, one of the third party loans amounting to € 1,234 thousand has been repaid.
In October 2023, the shareholders, Nusaned Investment (an investment company owned by SABIC) and SCHMID, mutually agreed to terminate the joint venture Advanced Energy Storage Systems Investment Company via share exchange. Closing of the transaction is expected to take place in January 2024. After closing of the transaction, SCHMID will own 100% of the shares of Schmid Energy Systems GmbH (SES), the only subsidiary owned by the joint venture entity.

ANNEX A — BUSINESS COMBINATION AGREEMENT
CLIFFORD CHANCE
PARTNERSCHAFT MIT
BESCHRÄNKTER BERUFSHAFTUNG
EXECUTION VERSION
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.,
GEBR. SCHMID GMBH,
PEGASUS TOPCO B.V.,
AND
PEGASUS MERGERSUB CORP.

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2023,
BY AND AMONG
(1)
PEGASUS DIGITAL MOBILITY ACQUISITION CORP., a Cayman Islands exempted company (“Pegasus”),

(2)
GEBR. SCHMID GMBH, a German limited liability company (the “Company”),

(3)
PEGASUS TOPCO B.V., a Dutch private limited liability company (“TopCo”), and

(4)
PEGASUS MERGERSUB CORP., a Cayman Islands exempted company (“Merger Sub”, together with Pegasus, the Company and TopCo, the “Parties” and each individually a “Party”).

RECITALS
WHEREAS,
(A)
Pegasus is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets,

(B)
TopCo is a newly incorporated, wholly-owned Subsidiary of Pegasus, and

(C)
Merger Sub is a newly incorporated, wholly-owned Subsidiary of TopCo;

(D)
Concurrently with the execution of this Agreement, all of the shareholders of the Company as of the date hereof (the “Company Shareholders”) have entered into one of the forms of irrevocable shareholder undertaking (collectively, the “Shareholder Undertaking”) attached hereto as Exhibit A, respectively by and among Pegasus, the Company, and the Company Shareholders, pursuant to which, among other things, each Company Shareholder (a) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (b) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock held by such Company Shareholder), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking;

(E)
Pursuant to the Pegasus Memorandum and Articles of Association, Pegasus is required to provide an opportunity for its shareholders to have their outstanding Pegasus Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Pegasus Shareholder Approval at the Special Meeting;

(F)
Concurrently with the execution of this Agreement, all Company Shareholders are entering into a lock-up agreement, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (the “Company Lock-Up Agreement”), in the form attached hereto as Exhibit B, in each case, on the terms and subject to the conditions set forth therein;

(G)
Concurrently with the execution of this Agreement, Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Pegasus, the Company and certain individuals party thereto have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the other individuals party to the Sponsor Letter Agreement have agreed, among other things, to (a) vote all of its Pegasus Shares in favor of all of the Transaction Proposals, (b) be bound by certain transfer restrictions with respect to their Pegasus Shares prior to Closing, (c) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement or the PIPE Subscription Agreements, in each case on the terms and subject to the conditions set forth therein;

(H)
Certain investors (collectively, the “PIPE Investors”), Pegasus and TopCo may enter into subscription agreements (the “PIPE Subscription Agreements”), substantially in the form attached hereto as Exhibit D-1, pursuant to which, among other things, the PIPE Investors are expected to agree to subscribe for and accept on the Closing Date, and TopCo is expected to agree to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate the “PIPE Investment”);

(I)
At the Effective Time, Pegasus will merge with and into Merger Sub pursuant to Part XVI of the Cayman Companies Act (the “Merger”), with Merger Sub as the surviving company in the Merger (the “Surviving Company”), and each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and each Pegasus Warrant that is outstanding immediately prior to the Effective Time will, immediately following the completion of the Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Pegasus Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;

(J)
On or about the Closing Date, in accordance with this Agreement and the Shareholder Undertaking, the Company Shareholders and TopCo shall effect the Exchange;

(K)
Upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) (“Change of Legal Form”);

(L)
At the Closing, TopCo, Sponsor and the Company Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, Sponsor and each Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

(M)
The board of directors of Pegasus (the “Pegasus Board”) has unanimously (a) determined that this Agreement and the other Transaction Documents to which Pegasus is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Business Combination) are in the best interests of Pegasus; (b) approved this Agreement, the other Transaction Documents to which Pegasus is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Business Combination) and (c) recommended, upon the terms and subject to the conditions set forth in this Agreement, the approval of the Transaction Proposals by the Pegasus Shareholders entitled to vote thereon;

(N)
The Company Shareholders have approved the execution of this Agreement and execution of the transactions contemplated hereby and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”);

(O)
The board of directors of TopCo and the sole shareholder of Merger Sub has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

(P)
Pegasus, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

(Q)
The board of directors of Merger Sub has unanimously: (a) determined that this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of Merger Sub; and (b) approved this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

(R)
TopCo, as the sole shareholder of Merger Sub, has approved this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Merger Sub Shareholder Approval”); and

(S)
Each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
1.
CERTAIN DEFINITIONS

1.1
Definitions

For purposes of this Agreement, the following capitalized terms have the following meanings:
“Action” means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).
“Additional Pegasus SEC Reports” has the meaning specified in Clause 6.8.
“Affiliate” means, with respect to any specified Person, any Person within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz).
“Agreement” has the meaning specified in the preamble hereto.
“Allocation Schedule” has the meaning specified in Clause 3.2(a).
“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.
“Available Closing Pegasus Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the exercise of Pegasus Shareholder Redemption Rights).
“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.
“Business Combination” has the meaning specified in Clause 2.2(a)(vi)(B).
“Business Combination Proposal” has the meaning specified in Clause 9.3(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Frankfurt, Germany (Hesse), (c) Freudenstadt, Germany (Baden Württemberg), or (d) Grand Cayman, the Cayman Islands or (e) Amsterdam, the Netherlands are authorized or required by Law to close.
“Cayman Companies Act” means the Companies Act (As Revised), as amended, of the Cayman Islands.
“Cayman Registrar” has the meaning specified in Clause 2.2(a)(i).

“Certificates” means any and all certificates representing Pegasus Shares.
“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).
“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50 per cent.) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of paragraphs (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.
“Change of Legal Form” has the meaning specified in the Recitals.
“Clifford Chance” means Clifford Chance Partnerschaft mit beschränkter Berufshaftung.
“Closing” has the meaning specified in Clause 3.1.
“Closing Company Financial Statements” has the meaning specified in Clause 7.5(a).
“Closing Date” has the meaning specified in Clause 3.1.
“Closing Filing” has the meaning specified in Clause 9.6(e).
“Closing Press Release” has the meaning specified in Clause 9.6(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of paragraphs (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Assets” has the meaning specified in Clause 4.17(d).
“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.
“Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Exchange.
“Company Closing Statement” has the meaning specified in Clause 3.3.

“Company Common Stock” means all paid up shares (Geschäftsanteile) of the Company as of the date of this Agreement.
“Company Counsel” means Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater.
“Company Counsel Privileged Communications” has the meaning specified in Clause 12.18(b).
“Company D&O Persons” has the meaning specified in Clause 7.4(a).
“Company Designee” has the meaning specified in Clause 9.1(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pegasus by the Company on the date of this Agreement.
“Company Fundamental Representations” means the representations and warranties set forth in Clause 4.1 (Corporate Organization), Clause 4.3 (Due Authorization), Clause 4.5 (Capitalization), Clause 4.21 (Brokers), Clause 5.1 (Corporate Organization), Clause 5.2 (Due Authorization) and Clause 5.6 (Brokers).
“Company Lock-Up Agreement” has the meaning specified in the Recitals.
“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that, in the case of paragraph (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of this Agreement, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this paragraph (v) shall not apply to the representations and warranties set forth in Clause 4.4(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Clause 10.3 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, Pegasus; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing paragraphs (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.
“Company Per Share Consideration” means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.
“Company Related Party” has the meaning specified in Clause 4.22.
“Company Related Party Transactions” has the meaning specified in Clause 4.22.
“Company Shareholders” means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing.
“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Pegasus pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, consultants, or other agents or service providers of the Company or any of its Subsidiaries with which the Company has a direct contractual relationship.
“Confidentiality Agreement” has the meaning specified in Clause 12.9.
“Contracts” means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Converted Warrant” has the meaning specified in Clause 2.2(d).
“Dissenting Pegasus Shares” means Pegasus Shares that are issued and outstanding immediately prior to the Effective Time and held by a Pegasus Shareholder who has validly exercised their dissenters’ rights for such Pegasus Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).
“Dissenting Pegasus Shareholders” means holders of Dissenting Pegasus Shares.
“DTC” means the Depository Trust Company.
“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to Pegasus and the Company, pursuant to which TopCo will issue, as applicable, (i) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time, (ii) TopCo Ordinary Shares to the Company Shareholders, or (iii) TopCo Ordinary Shares to the PIPE Investors, if any, pursuant to the PIPE Subscription Agreement.
“Effective Time” has the meaning specified in Clause 2.2(a)(i).
“Eligible Pegasus Shares” has the meaning specified in Clause 2.2(a)(vi)(B).
“Eligible Pre-Closing Pegasus Holders” has the meaning specified in Clause 2.2(a)(vi)(B).
“Enforceability Exceptions” has the meaning specified in Clause 4.3.
“Environmental Laws” means any and all Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in paragraph (a), including stock appreciation, phantom stock, profit participation or other similar rights).
“Equity Value of the Company” means $587,547,000 which shall be adjusted, in good faith, by mutual consent between Pegasus and the Company should the PCAOB audit of the IFRS financial statements of the Company for the financial year 2022 result in a material deviation of the EBITDA that has been calculated based on unaudited figures at the time of this Agreement.
“Equity Value Per Share” means the Equity Value of the Company divided by the Company Capitalization.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange” has the meaning specified in Clause 2.2(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall preliminary mean Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by Pegasus that is reasonably acceptable to TopCo.
“Exchange Agent Agreement” has the meaning specified in Clause 2.3(a).
“Exchange Consideration” means a number of newly issued TopCo Ordinary Shares equal to the result of (a) the Equity Value of the Company divided by (b) $10.10.
“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) $10.10.
“Excluded Pegasus Shares” has the meaning specified in Clause 2.2(a)(vi)(D).
“Extension” has the meaning specific in Clause 2.1(b).
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning specified in Clause 4.7(a).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“German Transfer Deed” has the meaning specified in Clause 2.2(e).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a German limited liability company are its articles of association (Gesellschaftsvertrag), the “Governing Documents” of a Dutch company are its articles of association (statuten) and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.
“IFRS” means international financial reporting standards, consistently applied.
“Illustrative Allocation Schedule” has the meaning specified in Clause 3.2(b).
“Incentive Equity Plan” has the meaning specified in the Recitals.
“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).
“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (e) all obligations of the type referred to in paragraphs (a) through (d) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
“Intended Tax Treatment” has the meaning specified in the Recitals.
“Interim Period” has the meaning specified in Clause 7.1(a).
“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.
“JOBS Act” means the U.S. Jumpstart Our Business Start-ups Act of 2012.
“Privileged Communications” has the meaning specified in Clause 12.18(a).
“Labor Agreement” has the meaning specified in Clause 4.11(a)(xvii).
“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.
“Leases” has the meaning specified in Clause 4.17(b).
“Letter of Transmittal” has the meaning specified in Clause 2.3(b).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, charge, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.
“Material Leased Real Property” has the meaning specified in Clause 4.17(b).
“Material Permits” has the meaning specified in Clause 4.16.
“Measurement Time” means 12:01 a.m. (New York Time) on the Closing Date.
“Merger” has the meaning specified in the Recitals.
“Merger Claim” has the meaning specified in Clause 2.2(a)(vi)(B).
“Merger Consideration” has the meaning specified in Clause 2.2(a)(vi)(B).
“Merger Documents” has the meaning specified in Clause 2.2(a)(i).
“Merger Proposal” has the meaning specified in Clause 9.3(b).
“Merger Sub” has the meaning specified in the preamble hereto.
“Merger Sub Share” means the ordinary shares, par value $0.0001 per share, of Merger Sub.
“Merger Sub Shareholder Approval” has the meaning specified in the Recitals.
“Most Recent Balance Sheet” has the meaning specified in Clause 4.7(a).
“Parties” has the meaning specified in the preamble hereto.
“Party” has the meaning specified in the preamble hereto.
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“Pegasus” has the meaning specified in the preamble hereto.
“Pegasus Acquisition Proposal” means (a) any transaction or series of related transactions under which Pegasus or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of paragraph (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Pegasus or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or any promissory note issued by Pegasus to Sponsor (or its Affiliate or permitted designee) pursuant to Clause 2.1 or in relation to any working capital loan shall constitute a Pegasus Acquisition Proposal.
“Pegasus Board” has the meaning specified in the Recital.
“Pegasus Board Recommendation” has the meaning specified in Clause 9.3(b).

“Pegasus Class A Shares” means the Class A ordinary shares, par value of $0.0001 per share, of Pegasus.
“Pegasus Class B Shares” means the Class B ordinary shares, par value of $0.0001 per share, of Pegasus.
“Pegasus Closing Statement” has the meaning specified in Clause 3.3.
“Pegasus D&O Persons” has the meaning specified in Clause 7.3(a).
“Pegasus Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by Pegasus on the date of this Agreement in connection with the execution of this Agreement.
“Pegasus Exchange Fund” has the meaning specified in Clause 2.3(f).
“Pegasus Financial Statements” has the meaning specified in Clause 6.9(a).
“Pegasus Fundamental Representations” means the representations and warranties set forth in Clause 6.1 (Corporate Organization), Clause 6.2 (Due Authorization), Clause 6.12(b) (Capitalization) and Clause 6.7 (Brokers).
“Pegasus Group” has the meaning specified in Clause 12.18(a).
“Pegasus Memorandum and Articles of Association” means Pegasus’ Second Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on April 19, 2023 and effective on April 19, 2023 (as further amended and/or restated from time to time).
“Pegasus Prospectus” means the prospectus relating to the initial public offering of Pegasus dated October 21, 2021 and filed with the SEC.
“Pegasus Redemption Amount” means the aggregate amount payable with respect to all Redeeming Pegasus Shares.
“Pegasus SEC Reports” has the meaning specified in Clause 6.8.
“Pegasus Securities” means, collectively, the Pegasus Shares and the Pegasus Warrants.
“Pegasus Shareholder” means a holder of Pegasus Shares.
“Pegasus Shareholder Redemption Right” means the right of the holders of Pegasus Class A Shares to redeem all or a portion of their Pegasus Class A Shares in connection with a Permitted Amendment, an Extention or the transactions contemplated by this Agreement as set forth in the Pegasus Memorandum and Articles of Association.
“Pegasus Shares” means, collectively, the Pegasus Class A Shares and the Pegasus Class B Shares.
“Pegasus Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by Pegasus in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of Pegasus and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pegasus pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Pegasus Transaction Expenses shall not include any Company Transaction Expenses.
“Pegasus Units” means the units sold to the public by Pegasus as part of Pegasus’ initial public offering (whether purchased in such offering or thereafter in the public market) consisting of (a) one Pegasus Class A Share and (b) one-half (1/2) of one Public Warrant.

“Pegasus Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.
“Permits” has the meaning specified in Clause 4.10(b).
“Permitted Amendment” has the meaning specified in Clause 8.4(a).
“Permitted Amendment Proxy Statement” has the meaning specified in Clause 8.4(b).
“Permitted Amendment Special Meeting” has the meaning specified in Clause 8.4(b).
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, and (g) non-disclosure agreements and non-exclusive licenses of Intellectual Property, in each case, entered into in the ordinary course of business.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.
“PIPE Investment” has the meaning specified in the Recitals.
“PIPE Investors” has the meaning specified in the Recitals.
“PIPE Subscription Agreements” has the meaning specified in the Recitals.
“Plan of Merger” has the meaning specified in Clause 2.2(a)(i)
“Privacy Laws” means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic

Communications (EC Directive) Regulations 2003, the e-Privacy Directive (2002/58/EC), and the Data Protection Act (As Revised) of the Cayman Islands, including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.
“Private Placement Warrants” means the Private Placement Warrants (as defined in the Warrant Agreement).
“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.
“Public Warrants” means the Public Warrants (as defined in the Warrant Agreement).
“Redeeming Pegasus Shares” means each Pegasus Class A Share in respect of which the applicable holder thereof has validly exercised its Pegasus Shareholder Redemption Right in connection with the transactions contemplated by this Agreement (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the Pegasus Memorandum and Articles of Association and applicable Law).
“Registered Intellectual Property” has the meaning specified in Clause 4.18(a).
“Registration Rights Agreement” has the meaning specified in the Recitals.
“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a proxy statement of Pegasus.
“Relevant Provider” has the meaning specified in Clause 9.5(b).
“Relevant Recipient” has the meaning specified in Clause 9.5(b).
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.
“Required Company Shareholders’ Consent” has the meaning specified in the Recitals.
“Required Pegasus Shareholder Approval” has the meaning specified in Clause 10.1(c).
“Sanctions and Export Control Laws” means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU’s Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, provided that the provision of any such Laws does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung — AWV) and/or any other applicable anti-boycott laws or regulations.
“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Pegasus, as the context requires.
“Schmid Group” has the meaning specified in Clause 12.18(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.
“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).
“Shareholder Undertaking” has the meaning specified in the Recitals.
“Signing Filing” has the meaning specified in Clause 9.6(e).
“Signing Press Release” has the meaning specified in Clause 9.6(e).
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” has the meaning specified in Clause 9.3(b).
“Sponsor” has the meaning specified in the Recitals.
“Sponsor Letter Agreement” has the meaning specified in the Recitals.
“Stock Exchange” means the New York Stock Exchange.
“Subsidiary” means each entity that is fully consolidated by the Company under IFRS.
“Surviving Company” has the meaning specified in the Recitals.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Termination Date” has the meaning specified in Clause 11.1(d).
“TopCo” has the meaning specified in the preamble hereto.
“TopCo Amended and Restated Articles of Association” has the meaning specified in Clause 2.2(f).
“TopCo Board of Directors” has the meaning specified in Clause 9.1(a).
“TopCo Officers” has the meaning specified in Clause 9.1(a).
“TopCo Ordinary Shares” means an ordinary share in the share capital of TopCo.
“Transaction Conditions” shall mean the conditions set forth in Clause 10 of this Agreement.
“Transaction Documents” shall mean this Agreement, the Plan of Merger, the Shareholder Undertaking, the Company Lock-Up Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements,

the Registration Rights Agreement, the Warrant Assumption Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Litigation” has the meaning specified in Clause 8.2.
“Transaction Proposals” has the meaning specified in Clause 9.3(b).
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the Business Combination and the Exchange.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Clause 6.6.
“Trust Agreement” has the meaning specified in Clause 6.6.
“Trustee” has the meaning specified in Clause 6.6.
“Unit Separation” has the meaning set forth in Clause 2.2(a)(vi)(A).
“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.
“Warrant Agreement” that certain Warrant Agreement, dated as of October 21, 2021, by and between Pegasus and the Exchange Agent, as the warrant agent.
“Warrant Assumption Agreement” has the meaning specified in Clause 2.2(d).
“Withholding Party” has the meaning specified in Clause 2.5.
1.2
Construction

(a)
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Clause”, “Clause,” “Schedule,” “Exhibit” and “Annex” refer to the specified Clause, Clause, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)
When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c)
Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)
Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)
The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)
References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i)
The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

1.3
Knowledge

As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Christian Schmid and Anette Schmid and (ii) in the case of the Pegasus, Jeremey Mistry and Stefan Berger.
1.4
Equitable Adjustments

If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Pegasus Shares or TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Pegasus with respect to its Pegasus Shares or rights to acquire Pegasus Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Pegasus Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Pegasus Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Clause 1.4 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.
2.
TRANSACTIONS

2.1
Pegasus Extension

(a)
Sponsor has deposited by January 26, 2023 in the Trust Account the aggregate amount required to cause an Extension of three months, and has before April 26, 2023 deposited in the Trust Account the aggregate amount required to cause a second Extension, in each case in accordance with the Pegasus Memorandum and Articles of Association (which may be amended and/or restated) and the prospectus relating to the initial public offering of Pegasus dated October 21, 2021 and filed with the US Securities and Exchange Commission (the “Pegasus Prospectus”).

(b)
Notwithstanding anything to the contrary in this Agreement (including Clause 8.1), nothing in this Agreement shall prohibit or restrict Pegasus from extending one or more times, in accordance with the Pegasus Memorandum and Articles of Association and the Pegasus Prospectus, or by amendment to the Pegasus Memorandum and Articles of Association, the deadline by which it must complete its initial “Business Combination” (as such term is defined in the Pegasus Memorandum and Articles of Association) (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

2.2
Closing Transactions

On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Clause 2.2:
(a)
Merger

(i)
Effective Time.   On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Companies Act, on the Closing Date and immediately prior to giving effect to the Exchange, Pegasus, Merger Sub and TopCo shall cause a plan of merger between Pegasus, Merger Sub and TopCo (the “Plan of Merger”), substantially in the form attached hereto as Exhibit H, along with all other documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act (together, the “Merger Documents”). The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with Section 233(13) of the Cayman Companies Act or on a subsequent date as is agreed by Pegasus and the Company and specified in the Merger Documents in accordance with the Cayman Companies Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(ii)
Merger.   On the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Cayman Companies Act, Pegasus shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Pegasus shall cease and Merger Sub shall continue as the surviving company of the Merger and shall succeed to and assume all the rights and obligations of Merger Sub and Pegasus in accordance with the Cayman Companies Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Clause 2.2(a)(vi), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo.

(iii)
Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pegasus and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Pegasus and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(iv)
Governing Documents of Surviving Company.   At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time, until thereafter amended or restated as provided therein or by applicable Law.

(v)
Directors and Officers of Surviving Company.   At the Effective Time, the directors and officers of the Surviving Company shall be those persons agreed between the Company and Pegasus and specified in the Plan of Merger, shall to hold office in accordance with the Governing Documents of the Surviving Company until their resignation or removal in accordance with the Governing Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Effective Time, the board of directors and officers of Pegasus shall automatically cease to hold office.

(vi)
Effect of Merger on Pegasus Securities and Merger Sub Shares.

(A)
Immediately prior to the Effective Time, each Pegasus Unit that is issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Pegasus Class A Share and one-half (1/2) of one

Public Warrant in accordance with the terms of the applicable Pegasus Unit (the “Unit Separation”); provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of Pegasus Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants. The detached Pegasus Securities shall be converted in accordance with the applicable terms of this Clause 2.2(a)(vi).
(B)
At the Effective Time (after giving effect to the Unit Separation), by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Pegasus Share (other than the Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) issued and outstanding as of immediately prior to the Effective Time (collectively, the “Eligible Pegasus Shares” and the holders of such Eligible Pegasus Shares being the “Eligible Pre-Closing Pegasus Shareholders”) shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of an Eligible Pegasus Share will be entitled to a claim for a corresponding Equity Security in Merger Sub (each, a “Merger Claim” and collectively, the “Merger Claims”); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Eligible Pegasus Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Eligible Pegasus Share, other than the Pegasus Class B Shares held by Sponsor and certain other holder of Pegasus Class B Shares referred to in paragraph (C) of this paragraph 2.2(a)(vi)(B), being exchanged for one TopCo Ordinary Share), and in fulfillment of each such Eligible Pre-Closing Pegasus Shareholder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding paragraphs (A) and (B) of this paragraph 2.2(a)(vi)(B), the 5,625,000 Pegasus Class B Shares held by Sponsor and certain other holders of Pegasus Class B Shares will entitle Sponsor and such other holders of Pegasus Class B Shares to claims for 2,812,500 Merger Claims, such Merger Claims to be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and such other holders of Pegasus Class B Shares and in consideration for such contribution in kind TopCo shall issue 2,812,500 TopCo Ordinary Shares, and in fulfillment of Sponsor’s and the other holders of Pegasus Class B Shares’ obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “Business Combination”).

(C)
The Sponsor is agreeing in the Sponsor Letter Agreement (which is signed concurrently with this Agreement) to use 2,812,500 Pegasus Class B Shares as an incentive to negotiate non-redemption agreements with certain holders of Pegasus Class A Shares or to use as an incentive to enter into PIPE subscription agreements or other PIPE investment agreements (such as PIPE convertible bonds) with investors. The specific use of such Pegasus Class B Shares shall be agreed among the Sponsor, Pegasus and the Company in consultation with the financial advisor. In case Pegasus Class B Shares are used for such incentives, they shall be transferred to such investors pre-Closing and shall provide a maximum of 2,812,500 Merger Claims to be exchanged against TopCo Ordinary Shares, i.e. one Pegasus Class B Share shall provide such holder one Merger Claim which shall be used similarly as described in paragraph 2.2(a)(vi)(B). Any of such Pegasus Class B Shares which will not be used for this purpose, shall be cancelled on the Closing Date.

(D)
At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Pegasus Share that is issued and outstanding and held immediately prior to the Effective Time by Pegasus as treasury shares (each an

“Excluded Pegasus Share”) shall be automatically cancelled and extinguished without any conversion thereof and no consideration shall be paid or payable with respect thereto.
(E)
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Pegasus Shares, each Redeeming Pegasus Share that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and shall thereafter represent only the right to be paid a pro rata share of the Pegasus Redemption Amount in accordance with the Pegasus Memorandum and Articles of Association.

(F)
At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Dissenting Pegasus Share that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and shall thereafter represent only such rights as are granted by the Cayman Companies Act to a holder of Dissenting Pegasus Shares, subject to Clause 2.6.

(G)
At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and held by TopCo and constitute the only issued and outstanding shares in the capital of the Surviving Company.

(b)
At the Effective Time, the register of members of Pegasus shall be closed and no transfer of Pegasus Shares shall be made thereafter.

(c)
With effect from completion of the Business Combination, all TopCo Ordinary Shares owned by the Surviving Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the Business Combination.

(d)
Assumption by TopCo of Pegasus Warrants.

In connection with and contingent upon the Business Combination, each Pegasus Warrant that is outstanding immediately prior to the Effective Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire Pegasus Class A Shares and shall represent, immediately following the completion of the Business Combination, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to Pegasus Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant: (i) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Pegasus Class A Shares subject to each such Pegasus Warrant immediately prior to the Effective Time; (ii) shall have an exercise price of $11.50 per whole TopCo Ordinary Share; and (iii) shall expire on the fifth anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement in substantially the form attached hereto as Exhibit F (the “Warrant Assumption Agreement”) immediately following the completion of the Business Combination.
(e)
Exchange.

At the Closing, immediately after giving effect to the Business Combination, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), the Company Shareholders, as of immediately prior to the Closing, shall contribute their shares of Company Common Stock to TopCo, in return for the Exchange Consideration by, among other things, entering with TopCo into (i) a notarized contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to Pegasus (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders and (ii) a Dutch Deed of Issue, under which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Clause 2.2(e), the “Exchange”).
(f)
Change in Legal Form of TopCo.

At the Closing, immediately after giving effect to the Exchange, a notarial deed of change of legal form shall be executed by a Dutch notary and TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in the form attached hereto as Exhibit G (the “TopCo Amended and Restated Articles of Association”).
(g)
PIPE Investment.

At the Closing, immediately after giving effect to the Exchange, TopCo and the PIPE Investors shall consummate, in so far as PIPE Subscription Agreements have been signed, the PIPE Investment pursuant to the PIPE Subscription Agreements and the applicable Dutch Deed of Issue.
(h)
DTC.

Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the “DTC”) with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Clause 2.2.
2.3
Exchange Agent

(a)
Prior to the Closing, TopCo and Pegasus shall appoint the Exchange Agent to act on behalf of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time, and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo, Pegasus and the Company for the purpose of (i) effecting the contribution of the Merger Claims that were deposited with the Exchange Agent and contributed to TopCo against the issuance of TopCo Ordinary Shares, each as contemplated by Clause 2.2(a)(vi)(B); and (ii) exchanging Certificates (if any) or uncertificated Pegasus Shares of the Eligible Pre-Closing Pegasus Holders as of immediately prior to the Effective Time (other than Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Eligible Pre-Closing Pegasus Holders pursuant to Clause 2.2(a)(vi)(B). Immediately following the Effective Time, TopCo shall deposit with the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of TopCo Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable TopCo Ordinary Shares to be issued to the holders of the Merger Claims pursuant to the applicable Dutch Deed of Issue and this Agreement.

(b)
As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Pegasus Shares who received TopCo Ordinary Shares pursuant to Clause 2.2(a)(vi)(B) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and Pegasus (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated Pegasus Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and Pegasus may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates (if any) held by any such holder of Pegasus Shares represented by Certificates (if any). In the event any such holder of Pegasus Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Eligible Pegasus Shares receiving any portion of the Merger Consideration.
(c)
Upon receipt of a Letter of Transmittal (accompanied with all Certificates (if any) representing Eligible Pegasus Shares of the holder of such Eligible Pegasus Shares, to the extent such Eligible Pegasus Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such Eligible Pegasus Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Clause 2.3(b) and this Clause 2.3(c), each Eligible Pegasus Share shall be deemed at any time from and after the consummation of the Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of Eligible Pegasus Shares were entitled to receive in respect of such Eligible Pegasus Shares pursuant to Clause 2.2(a)(vi)(B) and Clause 2.3(b).

(d)
All TopCo Ordinary Shares delivered upon the surrender of Eligible Pegasus Shares in accordance with the terms of this Clause 2 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Eligible Pegasus Shares and there shall be no further registration of transfers on the register of members of Pegasus of the Pegasus Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Pegasus Shares shall cease to have any rights as shareholders of Pegasus, except as provided in this Agreement or by applicable Law.

(e)
In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Clause 2.

(f)
Any portion of the Pegasus Exchange Fund that remains unclaimed by Eligible Pre-Closing Pegasus Holders who were entitled to receive a portion of the Pegasus Exchange Fund in accordance with Clause 2.2(a)(vi)(B) and this Clause 2.3 12 months after the Effective Time shall be returned to TopCo for no consideration and any such Eligible Pre-Closing Pegasus Holder who has not received its portion of the Pegasus Exchange Fund in accordance with Clause 2.2(a)(vi)(B) and this Clause 2.3 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates (if any) representing Eligible Pegasus Shares of the holder of such Eligible Pegasus Shares, to the extent such Eligible Pegasus Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of Pegasus Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by Eligible Pre-Closing Pegasus Holders 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Ordinary Shares deposited with the Exchange Agent pursuant to Clause 2.2(a)(vi)(B) and this Clause 2.3 shall be referred to as the “Pegasus Exchange Fund”.

2.4
Further Assurances

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of Pegasus and Merger Sub, the Parties will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
2.5
Withholding Rights

Notwithstanding anything in this Agreement to the contrary, Pegasus, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a “Withholding Party”), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts or amounts paid to a public shareholder of any of the Parties), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.
2.6
Dissenters’ Rights

Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Dissenting Pegasus Shares shall not be converted into, and such Dissenting Pegasus Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting Pegasus Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The Pegasus Shares owned by any Pegasus Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights under Section 238 of the Cayman Companies Act shall cease to be Dissenting Pegasus Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with Clause 2.2(a)(vi)(B), without any interest thereon.
3.
CLOSING

3.1
Closing

On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Clause 2.1. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
3.2
Company Allocation Schedule

(a)
At least ten Business Days prior to the Closing Date, the Company shall deliver to Pegasus an allocation schedule (the “Allocation Schedule”) setting forth the number of shares of Company Common Stock held by each Company Shareholder and the Exchange Consideration specifying the number of TopCo Ordinary Shares each Company Shareholder shall receive.

(b)
Section 3.2(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of Pegasus or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Pegasus pursuant to Clause 3.2(a). The Company will review any comments to the Allocation Schedule provided by Pegasus or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Pegasus or any of its Representatives.

3.3
Closing Statements

At least three Business Days prior to the Closing Date, the Company shall deliver to Pegasus a statement (the “Company Closing Statement”) setting forth the Company Transaction Expenses.
One Business Day prior to the Special Meeting and, in any event, not earlier than the time that the holders of Pegasus Class A Shares may no longer elect to redeem their Pegasus Class A Shares in accordance with the Pegasus Shareholder Redemption Right, Pegasus shall deliver to the Company and the Company Shareholders a statement (the “Pegasus Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Pegasus Shareholder Redemption Right), (b) the aggregate amount of all payments required to be made in connection with the Pegasus Shareholder Redemption Right, (c) the Available Closing Pegasus Cash resulting therefrom, (d) the Pegasus Transaction Expenses, (e) the number of Pegasus Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Pegasus Shareholder Redemption Right, and (f) the number of Pegasus Class A Shares that may be issued upon the exercise of all Pegasus Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the Company Closing Statement or the Pegasus Closing Statement, as the case may be, until the Closing Date, each of Company and Pegasus shall provide the other Parties and their Representatives with reasonable access to information reasonably requested by Pegasus or the Company or any of their respective Representatives in connection with the review of the Company Closing Statement or the Pegasus Closing Statement, as the case may be, (ii) consider in good faith any comments to the Company Closing Statement or the Pegasus Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the Company Closing Statement or Pegasus Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Company Closing Statement or Pegasus Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.
4.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed in the negotiations of this Agreement in writing (including through any virtual dataroom) or set forth on Section 4 in the Company Disclosure Schedules (but subject to the terms of Clause 12.8), the Company hereby represents and warrants to Pegasus as follows:
4.1
Corporate Organization

The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents as in effect on the date hereof previously made available by the Company to Pegasus are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The

Company is not in breach or violation of any provision set forth in its Governing Documents, except where such breach would not reasonably be expected to be individually or in the aggregate, material to the Company.
4.2
Subsidiaries

The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.
4.3
Due Authorization

The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Clause 7.6, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
4.4
Consents and Requisite Governmental Approvals; No Violations

(a)
No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands, (iv) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Clause 5.4 or (v) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)
Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of paragraphs (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.5
Capitalization

All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any pre-emptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.
4.6
Capitalization of Subsidiaries

There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except for shareholders’/joint venture agreements with shareholders of subsidiaries, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.
4.7
Financial Statements

(a)
The Company made available to Pegasus true, correct and complete copies of (i) the audited consolidated statement of financial position of the Company as of December 31, 2021 and December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive income and cash flows of the Company for the years then ended, and the related notes, prepared in compliance in all material respects, with German GAAP (HGB), and (ii) certain select items of the draft of the unaudited consolidated German GAAP balance sheet of the Company as of December 31, 2022 (the “Most Recent Balance Sheet”), and certain select items of the draft related unaudited consolidated German GAAP (HGB) statements of income and cash flows of the Company for the year ended December 31, 2022 (paragraphs (i) and (ii), collectively, the “Financial Statements,” and, in the case of paragraph (i), contains an unqualified report of the Company’s auditors). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with German GAAP (HGB) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted

therein. For the avoidance of doubt: None of the statements in this Section 4.7 shall be construed or interpreted to refer to as an objective guarantee (objektive Bilanzgarantie) with respect to the respective Financial Statements and where reference is made to a specific accounting standard in connection with a Financial Statement only such accounting standard shall be relevant to determine whether or not, and how, any circumstances objectively existing as of the relevant reference date of the Financial Statements are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefor; provided that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard referenced in the relevant Financial Statements.
(b)
The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and for the financial year 2022, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(c)
Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

4.8
Undisclosed Liabilities

Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by paragraphs (c) or (d) of this Clause 4.8), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.
4.9
Litigation

There is (and since December 31, 2021 there has been) no Action pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of paragraphs (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action, except as disclosed in writing by the Company (including in the virtual dataroom). Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since December 31, 2021 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person, except as disclosed in writing by the Company (including in the virtual dataroom).

4.10
Compliance with Laws

(a)
To the Company’s knowledge, the Company and each of its Subsidiaries (i) conducts (and since December 31, 2021 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of paragraphs (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)
Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the Company’s knowledge, employees, other Representatives or agents (A) is or at any time within the past three years has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the “Donetsk People’s Republic”, the “Luhansk People’s Republic”, Cuba, Iran, North Korea and Syria); (3) an entity 50 per cent. or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws within the last three years. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.11
Material Contracts

(a)
True, complete and correct copies of the following material contracts have been made available to Pegasus as part of the virtual dataroom process or otherwise:

(i)
any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii)
any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €15,000,000 (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(iii)
any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €500,000;

(iv)
any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €500,000;

(v)
any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €500,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi)
any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €500,000 annually or (B) €4,000,000 over the term of the agreement;

(vii)
any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions in favor of the Company’s or such Subsidiary’s counterparty to such Contract, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

(viii)
any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €300,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix)
any Contract that is a hosting agreement or a co-location agreement with an aggregate fee for hosting services in excess of €500,000;

(x)
any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €200,000;

(xi)
any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €1,500,000 or made any capital contribution to, or other investment in, any Person;
(xii)
any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €500,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xiii)
any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €500,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €500,000;

(xiv)
any Lease involving annual lease payments in excess of €500,000;

(xv)
any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi)
any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €700,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €2,500,000 over the term of the agreement; and

(xvii)
any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b)
Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Company’s knowledge each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

4.12
Company Benefit Plans

The Company does not maintain any material Company Benefit Plan.

4.13
Labor Matters

(a)
Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three years, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. In the past three years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b)
Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, within the past three years, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c)
The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries other than any such allegations which have been investigated and with respect to which the Company and its Subsidiaries (i) concluded there was no unlawful action or (ii) took prompt corrective action.

(d)
No facility closure or shutdown, reduction-in-force, furlough, short-time work, temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since March 31, 2020 or is currently contemplated, planned or announced, except for short-time work as a result of COVID-19 between April 1, 2020 and September 30, 2021. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

(e)
To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €150,000, has provided notice of his or her intent to terminate his or her employment in calendar years 2022 or 2023.

4.14
Taxes

(a)
All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)
All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with IFRS.

(c)
Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)
Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)
There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(f)
Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(g)
Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established, provided that TopCo will be created in the Netherlands but will be a Tax resident in Germany.

(h)
Neither the Company nor any Subsidiary has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

4.15
Insurance

The Company has taken out and maintains insurances relating to its business and assets with reputable underwriters or insurance companies to the extent that such insurances are usually taken out and maintained for companies carrying on the same or substantially similar business. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.16
Permits

Each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. To the Company’s knowledge, the Company is, and since December 31, 2021 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both)

would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.
4.17
Property

(a)
Owned Real Property.

Except for the items indicated in Section 4.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns any real property or interest therein.
(b)
Leased Real Property.

The Company has made available to Pegasus true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the “Material Leased Real Property”) or is otherwise a party with respect to the Material Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company or any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.
(c)
Personal Property.

The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.
(d)
Assets; Sufficiency.

The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company, the Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).
4.18
Intellectual Property and IT Security

(a)
To the knowledge of the Company, all of the material patents, registered trademarks, registered service marks or domain names owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the “Registered Intellectual Property”) are subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Registered Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Clause 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b)
To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any Registered Intellectual Property rights of any Person, and have not in the six years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any Registered Intellectual Property rights of any Person. In the six years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any Registered Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any Registered Intellectual Property of the Company or any of its Subsidiaries nor has any third party, in the six years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any Registered Intellectual Property of the Company or any of its Subsidiaries.

(c)
To the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business, except where the failure to be in compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(d)
The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Registered Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all Registered Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has or is in breach of any such agreement.

(e)
To the knowledge of the Company, the Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. To the knowledge of the Company, neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any material Software owned by the Company or any Subsidiary to any person.

(f)
To the knowledge of the Company, none of the material Software of the Company or any Subsidiary is distributed with open source software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (ii) impose any present economic limitations on the Company’s or any Subsidiaries’ commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such Software.

(g)
The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company’s management team, in accordance with standard industry practice. Since December 31, 2021, the Company and its Subsidiaries have not experienced any Security Incident that has had a Company Material Adverse Effect.

(h)
The IT Systems (i) are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries.

(i)
Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since December 31, 2021 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

4.19
Environmental Matters

(a)
To the knowledge of the Company, the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Environmental Laws.

(b)
To the knowledge of the Company, each of the Company and its Subsidiaries holds and is in compliance with, and has since December 31, 2019 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c)
To the knowledge of the Company, since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d)
There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.
(e)
Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f)
The Company and its Subsidiaries have made available to Pegasus copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property in each case that are in their possession or under their reasonable control.

4.20
Absence of Changes

During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects.
4.21
Brokers

Other than as described in Section 6.07 of the Pegasus Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.
4.22
Transactions with Affiliates

Except for the Contracts and transactions disclosed to Pegasus in the dataroom, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this paragraph (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Clause 7.1(b) or entered into in accordance with Clause 7.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Clause 7.1 or entered into in accordance with Clause 7.1). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Clause 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Clause 4.22) are referred to herein as “Company Related Party Transactions”.
4.23
Information Supplied

None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pegasus Shareholders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.24
Shareholder Undertaking

The Shareholder Undertaking is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company’s knowledge, the Company Shareholders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders relating to the matters addressed by the Shareholder Undertaking (other than the Transaction Documents or the agreements set forth in the Shareholder Undertaking). To the Company’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders under any material term or condition of the Shareholder Undertaking.
4.25
Investigation; No Other Representations

(a)
The Company its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Pegasus and TopCo and (ii) it has been furnished with or given access to such documents and information about Pegasus and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)
In entering into this Agreement and the other Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party and no other representations or warranties of Pegasus or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party, neither Pegasus nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

4.26
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PEGASUS, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CLAUSE 4, CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PEGASUS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN CLAUSE 4, CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE

SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
5.
REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

Except as set forth in the Pegasus Disclosure Schedules (but subject to the terms of Clause 12.8), each of TopCo and Merger Sub hereby represents and warrants to the Company as follows:
5.1
Corporate Organization

Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).
5.2
Due Authorization

Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.
5.3
Capitalization

(a)
On the Closing Date, immediately prior to Closing, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of EUR €0.01 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any pre-emptive rights or Contract. Except as set forth in the second sentence of this Clause 5.3(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

(b)
Immediately prior to the Effective Time, the issued share capital of Merger Sub shall consist of one Merger Sub Share held by TopCo, which shall be duly authorized, validly issued and fully paid.

(c)
As of the date hereof, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub, and after giving effect to the Exchange TopCo will have no Subsidiaries other than the Surviving Company and the Company and its Subsidiaries.
(d)
Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

5.4
Consents and Requisite Governmental Approvals; No Violations

(a)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands or (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)
Neither the execution, delivery or performance by TopCo and Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of TopCo or Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of paragraphs (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

5.5
Business Activities

Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
5.6
Brokers

No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have any obligation.
5.7
Investment Company Act

TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.
5.8
Investigation; No Other Representations

(a)
Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Pegasus and (ii) it has been furnished with or given access to such documents and information about Pegasus and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)
In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party and no other representations or warranties of Pegasus or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 6 and in the Transaction Documents to which it is a party, neither Pegasus nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

5.9
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PEGASUS OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN CLAUSE 4, THIS CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER TOPCO, MERGER SUB NOR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO PEGASUS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN CLAUSE 4, THIS CLAUSE 5, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS,

AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PEGASUS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
6.
REPRESENTATIONS AND WARRANTIES RELATING TO PEGASUS

Except as set forth in (a) Pegasus Disclosure Schedules (but subject to the terms of Clause 12.8) or (b) any Pegasus SEC Reports (excluding any disclosures in any “risk factors” clause that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Pegasus hereby represents and warrants to the Company, TopCo and Merger Sub as follows:
6.1
Corporate Organization

Pegasus is an exempted company duly incorporated, validly existing and in good standing under the applicable law of the Cayman Islands. The copy of the Pegasus Memorandum and Articles of Association as in effect on the date hereof previously made available by Pegasus to the Company are true, correct and complete, are in full force and effect and have not been amended.
6.2
Due Authorization

Pegasus has the requisite exempted company power and authority to: (i) execute and deliver this Agreement and each Transaction Document (other than the Plan of Merger) to which Pegasus is or will be a party, (ii) subject to obtaining the Required Pegasus Shareholder Approval, to execute and deliver the Plan of Merger, and (iii) subject to obtaining the Required Pegasus Shareholder Approval, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Pegasus Shareholder Approval, the execution and delivery of this Agreement, the Transaction Documents to which Pegasus is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Pegasus. This Agreement has been, and each Transaction Document to which Pegasus is or will be upon execution thereof, duly and validly executed and delivered by Pegasus and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the other Persons party hereto or thereto, a valid, legal and binding agreement of Pegasus (assuming this Agreement has been and the Transaction Documents to which Pegasus is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Pegasus in accordance with their terms, subject to the Enforceability Exceptions.
6.3
Litigation

There is (and since its incorporation there has been) no Proceeding pending or, to Pegasus’s knowledge, threatened against or involving Pegasus that, if adversely decided or resolved, would be material to Pegasus. Neither Pegasus nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by Pegasus pending against any other Person.
6.4
Compliance with Applicable Law

Pegasus is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.
6.5
Consents and Requisite Government Approvals; No Violations

(a)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Pegasus with respect to Pegasus’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/

Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing and registration of the Merger Documents under the applicable law of the Cayman Islands, (iv) the Required Pegasus Shareholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.
(b)
Neither the execution, delivery or performance by Pegasus of this Agreement nor the Transaction Documents to which Pegasus is or will be a party nor the consummation by Pegasus of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of the Pegasus Memorandum and Articles of Association, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Pegasus is a party or by which Pegasus or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Pegasus or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Pegasus, except in the case of paragraphs (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Pegasus.

6.6
Trust Account

As of the date of this Agreement, Pegasus has an amount in cash equal to at least $275,000,000 in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement signed in connection with the initial public offering of Pegasus (the “Trust Agreement”), between Pegasus and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pegasus SEC Reports to be inaccurate in any material respect or, to Pegasus’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pegasus Shareholders who shall have elected to redeem their Pegasus Class A Shares pursuant to the Pegasus Memorandum and Articles of Association or (iii) if Pegasus fails to complete a business combination within the allotted time period set forth in the Pegasus Memorandum and Articles of Association and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pegasus (in limited amounts to permit Pegasus to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pegasus) and then the holders of Pegasus Class A Shares). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Pegasus Memorandum and Articles of Association and the Trust Agreement. As of the date of this Agreement, Pegasus has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Pegasus, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 21, 2021, Pegasus has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement or in connection with the exercise of Pegasus Shareholder Redemption Rights). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pegasus Shareholders who have elected to redeem their Pegasus Class A Shares pursuant to the Pegasus Memorandum and Articles of Association and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), Pegasus shall have no further obligation under either the Trust Agreement or the Pegasus Memorandum and Articles of Association to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
6.7
Brokers

Except for the fees and commissions described in Section 6.07 of the Pegasus Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pegasus for which Pegasus has any obligation.
6.8
SEC Filings

Pegasus has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the “Pegasus SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Pegasus SEC Reports”). Each of the Pegasus SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pegasus SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pegasus SEC Reports or the Additional Pegasus SEC Reports (for purposes of the Additional Pegasus SEC Reports, assuming that the representation and warranty set forth in Clause 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Pegasus SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pegasus SEC Reports, assuming that the representation and warranty set forth in Clause 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pegasus SEC Reports.
6.9
Internal Controls; Listing; Financial Statements

(a)
Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pegasus’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pegasus has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pegasus’s financial reporting and the preparation of Pegasus’s financial statements included in the Pegasus SEC Reports (collectively, the “Pegasus Financial Statements”) for external purposes in accordance with GAAP and (ii) Pegasus has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pegasus is made known to Pegasus’s principal executive officer and principal financial officer by others within Pegasus.

(b)
Pegasus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)
Since its initial public offering, except as set forth in Section 6.09(c) of Pegasus Disclosure Schedules, Pegasus has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The Pegasus Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the Pegasus’s knowledge, threatened against Pegasus by the Stock Exchange or the SEC with respect to any intention by such entity to deregister Pegasus Class A Shares or prohibit or terminate the listing of Pegasus Class A Shares on the Stock Exchange. Pegasus has not taken any action that is designed to terminate the registration of Pegasus Class A Shares under the Exchange Act.

(d)
The Pegasus SEC Reports contain true and complete copies of the applicable Pegasus Financial Statements. The Pegasus Financial Statements (i) fairly present in all material respects the financial position of Pegasus as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Pegasus Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)
Pegasus has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pegasus’s and its Subsidiaries’ assets. Pegasus maintains and, for all periods covered by the Pegasus Financial Statements, has maintained books and records of Pegasus in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Pegasus in all material respects.

(f)
Since its incorporation, other than disclosed to the Company, Pegasus has not received any written complaint, allegation, assertion or claim that there is of any (i) a “significant deficiency” in the internal controls over financial reporting of Pegasus, (ii) a “material weakness” in the internal controls over financial reporting of Pegasus or (iii) fraud, whether or not material, that involves management or other employees of Pegasus who have a significant role in the internal controls over financial reporting of Pegasus.

(g)
Section 6.09(g) of the Pegasus Disclosure Schedules sets forth a list of all Indebtedness of Pegasus as of the date of this Agreement.

6.10
No Undisclosed Liabilities

Except for the Liabilities (a) set forth in Section 6.10 of the Pegasus Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the Pegasus Financial Statements included in the Pegasus SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Pegasus SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by paragraphs (b) or (c) of this Clause 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Pegasus, Pegasus has no Liabilities.

6.11
Taxes

(a)
All material Tax Returns required by Law to be filed by Pegasus have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)
All material amounts of Taxes due and owing by Pegasus have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c)
Pegasus has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)
Pegasus is not engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Pegasus has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where Pegasus does not file a Tax Return that Pegasus is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Pegasus and no written request for any such waiver or extension is currently pending.

(e)
There are no Liens with respect to material Taxes on any of the assets of Pegasus, other than Permitted Liens.

(f)
Pegasus is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(g)
Pegasus is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(h)
Pegasus has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

6.12
Capitalization

(a)
Section 6.12(a) of the Pegasus Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Pegasus Shares and the Pegasus Warrants. All outstanding Equity Securities of Pegasus (except to the extent such concepts are not applicable under the applicable Law of Pegasus’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Pegasus Memorandum and Articles of Association and (ii) are not subject to any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Pegasus Memorandum and Articles of Association or transfer restrictions under applicable Securities Laws) and were not issued in violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Pegasus Memorandum and Articles of Association and (iv) as set forth on Section 6.12(a) of Pegasus Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require Pegasus, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Pegasus, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pegasus.
(b)
As of the date of this Agreement, (i) the authorized share capital of Pegasus consists of $22,200.00 divided into 200,000,000 Pegasus Class A Shares, 20,000,000 Pegasus Class B Shares and 2,000,000 preference shares of a par value of US$0.0001 per share and (ii) all of the issued and outstanding Pegasus Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any pre-emptive rights or Contract to which Pegasus is a party or bound.

(c)
As of the date of this Agreement, Pegasus has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person, except for TopCo and Merger Sub.

6.13
Information Supplied

None of the information supplied or to be supplied by, or on behalf of, Pegasus expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pegasus Shareholders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
6.14
Investigation; No Other Representations

(a)
Pegasus, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b)
In entering into this Agreement and the other Transaction Documents to which it is a party, Pegasus has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Clause 4, Clause 5, in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Pegasus, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Clause 4, Clause 5, in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

6.15
Absence of Changes

During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Pegasus to enter into and perform its obligations under this Agreement; and (b) Pegasus has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Clause 8.1(b), (c), (f), (g) or (j).
6.16
Business Activities

(a)
Since formation, Pegasus has not conducted any business activities other than (i) activities related to Pegasus’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b)
Except for the Transactions, Pegasus does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)
Section 6.16 of Pegasus’s Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which Pegasus is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by Pegasus in excess of $500,000 in the aggregate; (ii) provide for material obligations of Pegasus that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of Pegasus will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to Pegasus.

(d)
Pegasus does not own or lease any real or personal property.

6.17
Employees; Benefit Plans

As of the date of this Agreement, (a) other than any officers as described in the Pegasus SEC Reports, Pegasus does not have and has never had any employees and (b) Pegasus does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.
6.18
Investment Company Act

Pegasus is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.
6.19
Transactions with Affiliates

Except for the Contracts and transactions set forth on the Pegasus Disclosure Schedules, there are no Contracts or transactions between (a) Pegasus, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of Pegasus or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each a “Pegasus Related Party”).
6.20
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO OR MERGER SUB OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CLAUSE 6 AND THE TRANSACTION DOCUMENTS, NEITHER PEGASUS NOR ANY OTHER PERSON MAKES, AND PEGASUS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PEGASUS THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO OR MERGER SUB, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PEGASUS BY THE MANAGEMENT OF PEGASUS OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR

MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 6 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PEGASUS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PEGASUS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
7.
COVENANTS OF THE COMPANY

7.1
Conduct of Business of the Company

(a)
From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, or (iii) as consented to in writing by Pegasus (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course in all material respects in line with its current business plan and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b)
Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, or (iii) as consented to in writing by Pegasus (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Clause 7.1(b)(i) and Clause 7.1(b)(viii), in which case, such consent shall be subject to Pegasus’s sole discretion), not do any of the following:

(i)
declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii)
(A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv)
adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(v)
(A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi)
transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;
(vii)
incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) any additional Indebtedness provided that an additional amount of €20,000,000 may be incurred between the date of this Agreement and Closing;

(viii)
make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(ix)
make a cash bonus or equivalent pay-out to employees of the Company in an amount, in aggregate, as a special bonus relating to the Transaction;

(x)
make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Taxes, settle or compromise any material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material Tax sharing or material Tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to Taxes);

(xi)
enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €1,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company, provided that the Company can enter in any settlement or similar Contract the performance of which would involve the payment in excess of the above stated amount, if such settlement or similar Contract relates to its existing third-party Indebtedness (other than Indebtedness that is outstanding against the shareholders of the Company);

(xii)
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xiii)
change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv)
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xv)
enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Transaction Document;

(xvi)
fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xvii)
enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xviii)
make any Change of Control Payment; or

(xix)
enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Clause 7.1(b); for purposes of this Clause 7.1(b), references to the “Company” include the Company and each of its Subsidiaries.

(c)
Notwithstanding anything in this Clause 7.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Pegasus, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period. For the avoidance of doubt, the Company shall be free to make all operating decisions and conduct its business (subject to Clause 7.1(b)) and in particular the Company is free to open international sales offices and expand its business internationally and enter into related contracts.

7.2
Trust Account Waiver

Each of the Company, TopCo and Merger Sub acknowledges that Pegasus is a blank check company with the power and privileges to effect a business combination, and understands that Pegasus has established the Trust Account described therein for the benefit of Pegasus’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, TopCo and Merger Sub further acknowledges that, if the transactions contemplated by this Agreement, or, in the event this Agreement is terminated pursuant to its terms, another business combination, is not consummated by Pegasus before the relevant deadline for it to consummate its initial business combination set out in the Pegasus Memorandum and Articles of Association (as the same may be amended and/or restated from time to time), Pegasus will be obligated to return to its holders of Pegasus Class A Shares the amounts being held in the Trust Account in accordance with the Pegasus Memorandum and Articles of Association and the Trust Agreement. Accordingly, for and in consideration of Pegasus entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the Company, TopCo and Merger Sub (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Pegasus or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or to any monies in the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s, TopCo’s or Merger Sub’s right to pursue a claim against Pegasus or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Clause 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Pegasus’s ability to fulfill its redemption obligations). This Clause 7.2 shall survive the termination of this Agreement for any reason.
7.3
Pegasus D&O Indemnification and Insurance

(a)
Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of Pegasus, as provided in the Pegasus Memorandum and Articles of Association or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in the Pegasus Memorandum and Articles of Association or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Pegasus Memorandum and Articles of Association or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of Pegasus (the “Pegasus D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Pegasus D&O Person was a director, officer, member, manager or employee of Pegasus prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(b)
TopCo shall not have any obligation under this Clause 7.3 to any Pegasus D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pegasus D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)
TopCo or Pegasus shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Pegasus as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Pegasus’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall purchase the maximum coverage reasonably available on the market.

(d)
If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Clause 7.3.

(e)
The Pegasus D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Clause 7.3 are intended to be third-party beneficiaries of this Clause 7.3. This Clause 7.3 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

7.4
Company D&O Indemnification and Insurance

(a)
Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company’s or any of its Subsidiaries’ Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company’s or any of its Subsidiaries’ Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)
TopCo shall not have any obligation under this Clause 7.4 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)
The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, “tail” insurance policy(ies) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy as of the Closing; provided that TopCo shall purchase the maximum coverage reasonably available on the market.

(d)
If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Clause 7.4.

(e)
The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Clause 7.4 are intended to be third-party beneficiaries of this Clause 7.4. This Clause 7.4 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

7.5
Financial Information

(a)
Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2021 and December 31, 2022 and, should it be required, any applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Clause 7.5, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)
As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to August 31, 2023), the Company shall deliver to TopCo and Pegasus the Closing Company Financial Statements. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments

(none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iv) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)
The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and Pegasus in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Pegasus with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

7.6
Shareholder Undertaking

The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company, as applicable, in the Shareholder Undertaking and otherwise comply with its obligations and enforce its rights thereunder. Without limiting the generality of the foregoing, the Company shall give Pegasus prompt (and, in any event, within one Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders of the Shareholder Undertaking, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders under the Shareholder Undertaking. The Company and the parties to the Shareholder Undertaking may not amend, modify, waive or terminate the Shareholder Undertaking (in whole or in part) without the prior written consent of Pegasus (such consent not to be unreasonably withheld, conditioned or delayed).
7.7
Company Related Party Transactions

The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (except for certain shareholder loans which may remain outstanding) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Pegasus and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand.
7.8
Management Equity Incentive Plan

Prior to the Closing Date, the board of directors of TopCo and Pegasus as the sole shareholder of TopCo may approve and adopt a management equity incentive plan which is agreed with the Company. Such management equity incentive plan, if approved and adopted, shall specify which members of the future TopCo management shall be beneficiaries of the plan. The details of this management equity incentive plan shall be further discussed and agreed between the Company and Pegasus before the Closing Date.

7.9
Labor Consultation

Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.
8.
COVENANTS OF PEGASUS

8.1
Conduct of Pegasus During the Interim Period

During the Interim Period, Pegasus shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Pegasus Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)
adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Pegasus Memorandum and Articles of Association, other than, for the avoidance of doubt, as contemplated by Clause 8.4;

(b)
declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pegasus or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pegasus or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Pegasus Shareholder Redemption Right;

(c)
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d)
incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $7,500,000 individually or in the aggregate (“Permitted Pegasus Indebtedness”), which does not include any promissory notes issued to the Sponsor by Pegasus for cash;

(e)
enter into any material new insurance policy except that Pegasus (or as the case may be TopCo) may take out tail-end insurance applicable after the Closing as specified in Clause 7.3(c) and as set out in the Pegasus Disclosure Schedules;

(f)
make any loans or advances to, or capital contributions in, any other Person;

(g)
issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(h)
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Pegasus;

(i)
enter into any Contract (other than Contracts contemplated by this Agreement) which (i) requires or will reasonably be expected to require payments by Pegasus in excess of $500,000 in the aggregate, (ii) provide for material obligations of Pegasus that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Pegasus will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to Pegasus other than, for the avoidance of doubt, in each case of (i)  – (iii), any Contract relating to Pegasus Transaction Expenses and any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness.

(j)
engage in any activities or business, other than activities or business (i) currently conducted by Pegasus as of the date of this Agreement (ii) in connection with or incident or related to Pegasus’s organization, incorporation or formation, as applicable, or continuing corporate (or similar)

existence or as contemplated by Pegasus’s SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are administrative or ministerial and (B) immaterial in nature;
(k)
(i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(l)
enter into, or modify or amend in any material respect any Contract between Pegasus and any Pegasus Related Party other than any Contracts between Pegasus and the Sponsor and/or any of its Affiliates pursuant to which Pegasus incurs, creates or assumes any Permitted Pegasus Indebtedness; or

(m)
enter into any Contract to take, or cause to be taken, any of the actions set forth in this Clause 8.1.

8.2
Shareholder Litigation

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pegasus, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of Pegasus and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.
8.3
Pegasus Public Filings

From the date hereof through the Effective Time, Pegasus will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
8.4
Amendment to the Pegasus Memorandum and Articles of Association to extend the end date

(a)
Notwithstanding anything to the contrary in this Agreement (including Clause 8.1), nothing in this Agreement shall prohibit or restrict Pegasus from amending one or more times the Pegasus Memorandum and Articles of Association and the Trust Agreement to extend the deadline by which it must complete its initial “Business Combination” (as such term is defined in the Pegasus Memorandum and Articles of Association) or modify the terms and conditions for exercising such extensions (including, without limitation, the amount required to be deposited by the Sponsor into the Trust Account) (a “Permitted Amendment”), and no consent of any other Party shall be required in connection therewith.

(b)
In connection with any Permitted Amendment, Pegasus shall file with the SEC a proxy statement of Pegasus (as amended or supplemented, a “Permitted Amendment Proxy Statement”) for the purpose of soliciting proxies or votes from Pegasus Shareholders for the matters to be acted upon at the Permitted Amendment Special Meeting and providing Pegasus Shareholders an opportunity in accordance with the Pegasus Memorandum and Articles of Association and the Pegasus Prospectus to exercise their Pegasus Shareholder Redemption Right in connection with such Permitted Amendment. The Permitted Amendment Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Pegasus Shareholders to vote, at an extraordinary general meeting of Pegasus Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Permitted Amendment Special Meeting”), in favor of resolutions approving (i) the adoption and approval of the amendment and/or restatement of the Pegasus Memorandum and Articles of Association to reflect such Permitted Amendment in accordance with the Pegasus Memorandum and Articles of Association, the Cayman Companies Act and the rules and regulations of the SEC and the Stock Exchange, (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Permitted Amendment Proxy Statement or correspondence related thereto, (iii) such other matters in the reasonable determination of Pegasus necessary or appropriate in order to effect such Permitted Amendment and (iv) the adjournment of the Permitted Amendment Special Meeting, if necessary or desirable in the reasonable determination of Pegasus. In particular, the resolutions may include the possibility to extend the deadline by which Pegasus must complete its initial “Business Combination” (as such term is defined in the Pegasus Memorandum and Articles of Association) until December 31, 2023.
(c)
Pegasus shall comply with all applicable Laws, any applicable rules and regulations of the Stock Exchange and the Pegasus Memorandum and Articles of Association in the preparation, filing and distribution of any Permitted Amendment Proxy Statement, any solicitation of proxies thereunder, the calling and holding of any Permitted Amendment Special Shareholder Meeting and any exercise of the Pegasus Shareholder Redemption Right in connection with such Permitted Amendment.

8.5
Trust Account Proceeds and Redemptions

Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice Pegasus shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Pegasus (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of Pegasus Class A Shares who exercise the Pegasus Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to the Surviving Company for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
8.6
De-Listing

Prior to the Closing, Pegasus shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list Pegasus’s Units, Pegasus Class A Shares and Public Warrants from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.
8.7
Stock Exchange Listing of TopCo Ordinary Shares

Pegasus shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Pegasus, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.
9.
JOINT COVENANTS

9.1
Post-Closing TopCo Board of Directors and Officers

(a)
The Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo Board of Directors”) shall be a “one-tier” board of directors, with a total of seven members of which four members shall be independent board members, (ii) the members of the TopCo

Board of Directors are the individuals determined in accordance with Clause 9.1(b) and Clause 9.1(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Clause 9.1(d) and (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Clause 9.1(f).
(b)
The two individuals identified on Section 9.01(b) of the Pegasus Disclosure Schedules as independent directors, shall become independent directors on the TopCo Board of Directors immediately after the Change of Legal Form with such individuals each serving an initial two-year term.

(c)
The individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be directors on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving Pegasus and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced or (ii) the Company may, with the prior written consent of Pegasus and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either Pegasus or the Sponsor), replace any Company Designee with any other individual and, if Pegasus and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this paragraph (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(d)
Pegasus and the Company shall in addition jointly agree on the remaining two board members, which shall be independent, before the Closing.

(e)
Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company and Pegasus shall jointly designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(f)
The individuals that are agreed between Pegasus and the Company before the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, shall be named the TopCo Officers immediately after the Change of Legal Form.

(g)
The obligation of TopCo and the Company pursuant to Clause 9.1(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

9.2
Efforts to Consummate

(a)
Subject to the terms and conditions herein provided, each of Pegasus, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Pegasus, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, Pegasus, Merger Sub, the

Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Clause 10 or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Clause 9.2 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Clause 10 without Pegasus’s consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent.
(b)
From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

(c)
In so far as any PIPE Subscription Agreements are signed and without limiting the foregoing, Pegasus, TopCo and the Company shall use reasonable best efforts to (i) consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the PIPE Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the PIPE Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the Schedule Closing Date (as defined in the PIPE Subscription Agreements); (v) deliver notices to counterparties to the PIPE Subscription Agreements at least five Business Days prior to the Closing to cause them to fund their obligations at least two Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce their rights under the PIPE Subscription Agreements in the event that all conditions in the PIPE Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement in accordance with its terms.

9.3
Registration Statement/Proxy Statement; Pegasus Special Meeting

(a)
Registration Statement/Proxy Statement.

(i)
As promptly as practicable (and, in any event, within 30 days following the delivery of the Closing Company Financial Statements) following the date of this Agreement, Pegasus, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of Pegasus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the Pegasus Memorandum and Articles of Association, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of Pegasus, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and Pegasus shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii)
Pegasus, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Clause 9.3(a) or for including in any other statement, filing, notice or application made by or on behalf of Pegasus or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC or to be submitted in connection therewith as described in Clause 9.5(c). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Pegasus, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Pegasus, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Pegasus, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Pegasus (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pegasus Shareholders in accordance with the Pegasus Memorandum and Articles of Association with all applicable Laws, applicable Law and any applicable rules and regulations the Stock Exchange. TopCo shall promptly advise Pegasus of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Pegasus and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii)
Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)
Pegasus Special Meeting.

As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Pegasus shall (i) duly call and give notice of an extraordinary general meeting of the Pegasus Shareholders (including any adjournment or postponement thereof, the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the Pegasus Shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Pegasus Memorandum and Articles of Association, applicable Law and any applicable rules and regulations of the Stock Exchange, for the purposes of obtaining the Required Pegasus Shareholder Approval and providing holders of Pegasus Class A Shares with the opportunity to elect to exercise their Pegasus Shareholder Redemption Right. Subject to compliance with their fiduciary and other director duties under Cayman Islands law, the Pegasus Board shall recommend to the Pegasus Shareholders that they vote in favor of the (i) adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Pegasus, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) adoption and approval of the Merger and the Plan of Merger (the “Merger Proposal”); and (iv) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (iv) together, the “Transaction Proposals” and such recommendation by the Pegasus Board, the “Pegasus Board Recommendation”) and shall include such Pegasus Board Recommendation in the Registration Statement/Proxy Statement; provided that Pegasus may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Required Pegasus Shareholder Approval, (B) for the absence of a quorum, (C) to seek withdrawals from Pegasus Shareholders exercising their Pegasus Shareholder Redemption Right, (D) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Pegasus has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pegasus Shareholders prior to the Special Meeting or (E) to comply with applicable Law; provided, further, that, excluding any adjournments required by applicable Law, Pegasus shall use commercially reasonable efforts to adjourn the Special Meeting to a date that is no more than 15 Business Days following the most recently adjourned meeting or 30 Business Days after the original date of the Special Meeting and shall not, without the consent of the Company, adjourn the Special Meeting to a date that is beyond the Termination Date.
9.4
Exclusive Dealing

(a)
From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition

Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Pegasus) to do or seek to do any of the foregoing or seek to circumvent this Clause 9.4(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify Pegasus promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Pegasus fully informed on a current basis (within 24 hours) of any modifications to such offer or information.
(b)
From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pegasus shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Pegasus Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Pegasus Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Pegasus Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Clause 9.4(b) or further a Pegasus Acquisition Proposal. Pegasus agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any Pegasus Acquisition Proposal, and to describe the material terms and conditions of any such Pegasus Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pegasus Acquisition Proposal) and keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

9.5
Tax Matters

(a)
Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, or other similar Taxes (other than VAT which is solely governed by Clause 9.5(b)) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, TopCo, Pegasus or the Company will join in the execution of any such Tax Returns.

(b)
None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz — UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Clause 9.5(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à-vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c)
If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pegasus and TopCo shall use their reasonable best efforts to deliver to Clifford Chance customary Tax representation letters reasonably satisfactory to Clifford Chance, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Clifford Chance, in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required,

Clifford Chance shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.
9.6
Confidentiality; Access to Information; Publicity

(a)
The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b)
From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pegasus and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Pegasus or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of paragraphs (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Pegasus or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of paragraph (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)
From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pegasus shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Pegasus (in a manner so as to not interfere with the normal business operations of Pegasus). Notwithstanding the foregoing, Pegasus shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Pegasus is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Pegasus with respect to confidentiality, non-disclosure or privacy or jeopardize protections afforded to Pegasus under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of paragraphs (A) through (D), Pegasus shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Pegasus, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pegasus shall, in the case of paragraph (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)
None of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Pegasus or, after the Closing, TopCo and the

Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Pegasus or a Representative of Pegasus, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Pegasus in connection therewith and provide Pegasus with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Clause 9.6(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Pegasus, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, (including the PIPE Investors), whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Clause 9.6(d) and in documents filed with the SEC by TopCo.
(e)
The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pegasus prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Pegasus shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and Pegasus prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable). The Company, on the one hand, and Pegasus, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pegasus and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pegasus prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pegasus, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

9.7
Interim Period Cooperation; Consultation

From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Clause 9.6), until the Closing Date, Pegasus shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to any PIPE Investment, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Pegasus and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to any PIPE Investment unless otherwise mutually agreed by each of Pegasus and the Company in writing.
9.8
Post-Closing Cooperation; Further Assurances

Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.
10.
CONDITIONS TO OBLIGATIONS

10.1
Conditions to Obligations of the Parties

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)
no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b)
the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)
the Transaction Proposals shall have been submitted to the vote of Pegasus Shareholders at the Special Meeting in accordance with the Registration Statement/Proxy Statement and each of the Transaction Proposals (other than the Adjournment Proposal) shall have been approved and adopted by the requisite vote of Pegasus Shareholders at the Special Meeting in accordance with the Pegasus Memorandum and Articles of Association and the applicable provisions of the Cayman Companies Act (the “Required Pegasus Shareholder Approval”);

(d)
the Required Company Shareholders’ Consent shall continue to be in full force and effect;

(e)
the aggregate amount of cash     (i) held in the Trust Account (after giving effect to redemptions after the final redemption option before Closing Date) and (ii) received from PIPE investors or other investors in connection with the consummation of the Business Combination for investments in TopCo shares (i.e. cash received from entering into convertible loans or other loans shall not count towards the aggregate amount of cash) shall be no less than an amount equal to $35,000,000 (for the avoidance of doubt, both the waiver from Pegasus and the Company are required to waive this condition);

(f)
after giving effect to the transactions contemplated hereby (including any PIPE Investment and the exercise of Pegasus Shareholder Redemption Rights), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

10.2
Additional Conditions to the Obligations of TopCo, the Company and Merger Sub

The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)
(i) the Pegasus Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 6.12(a) shall be true and correct in all respects (except forde minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of Pegasus in Clause 6 (other than the Pegasus Fundamental Representations and the representations and warranties set forth in Clause 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Pegasus to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b)
the covenants and agreements of Pegasus contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c)
TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

10.3
Additional Conditions to Obligations of Pegasus

The obligations of Pegasus to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Pegasus of the following further conditions:
(a)
(i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Clause 4.6 and Clause 5.3 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Clause 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Clause 4 and Clause 5 (other than the Company Fundamental

Representations and the representations and warranties set forth in Clause 4.6, Clause 4.20(a) and Clause 5.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)
the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Shareholder Undertaking at or prior to the Closing;

(c)
since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)
the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents; and

(e)
the Company Shareholders have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated.

10.4
Frustration of Conditions

The Parties agree that (a) none of the Company, TopCo, Merger Sub or Pegasus may rely on the failure of the conditions set forth in Clause 10 to be satisfied if all of the Transaction Conditions have been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefits thereof) and (b) none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Clause 10 to be satisfied if such failure was proximately caused by the Company’s, TopCo’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Clause 9.2, or a breach of this Agreement. Pegasus may not rely on the failure of any condition set forth in this Clause 10 to be satisfied if such failure was proximately caused by Pegasus’s failure to use reasonable best efforts to cause the Closing to occur, as required by Clause 9.2, or a breach of this Agreement.
11.
TERMINATION/EFFECTIVENESS

11.1
Termination

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)
by mutual written consent of the Company, TopCo and Pegasus;

(b)
by written notice to the Company from Pegasus and TopCo, if any of the representations or warranties set forth in Clause 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Clause 10.3(a) or Clause 10.3(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Pegasus, and (ii) the Termination Date; provided, however, that Pegasus is not then in material breach of this Agreement;

(c)
by written notice to Pegasus and TopCo from the Company, if any of the representations or warranties set forth in Clause 5 or Clause 6 shall not be true and correct or if Pegasus, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of Pegasus, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either in Clause 10.2(a) or Clause 10.2(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Pegasus and (ii) the Termination Date; provided, however, that the Company, TopCo or Merger Sub is not then in material breach of this Agreement;

(d)
by written notice from either Pegasus or the Company to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the earlier of (i) the date by which Pegasus must have consummated a business combination in accordance with the Pegasus Memorandum and Articles of Association, which at the time of this Agreement is July 26, 2023, or (ii) December 31, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Clause 11.1(d) shall not be available to Pegasus if Pegasus’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Clause 11.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)
by written notice from either Pegasus or the Company to the other Parties, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and non-appealable;

(f)
by written notice from either Pegasus or the Company to the other Parties, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded and the Required Pegasus Shareholder Approval was not obtained;

(g)
by written notice to Pegasus and TopCo from the Company, if (i) the Pegasus Board does not make the Pegasus Board Recommendation or (ii) makes any other Transaction Proposal that is not in favour of, or does not support, the Transactions;

(h)
by written notice to Pegasus and TopCo from the Company, if Pegasus and/or TopCo do not take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form Anette Schmid, Christian Schmid, Ralf Speth and another person proposed by the Company will become members of the TopCo Board of Directors, which is a “one-tier” board of directors and consists of not more than seven members; or

(i)
by written notice to the Company and TopCo from Pegasus, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

11.2
Effect of Termination

Except as otherwise set forth in this Clause 11.2 or Clause 12.14, in the event of the termination of this Agreement pursuant to Clause 11.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Clause 7.2 (Trust Account Waiver), Clause 9.6 (Confidentiality; Access to Information; Publicity), this Clause 11.2 (Effect of Termination), Clause 12 (Miscellaneous) and Clause 1.1 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this

Agreement pursuant to Clause 11.1 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Clause 4, Clause 5 and Clause 6.
11.3
Termination Fee in case of a Termination by the Company outside of the termination provisions set out in Clause 11.1

In the event of a termination of this Agreement prior to Closing by the Company not in accordance with the rights for termination by the Company as set out in Clause 11.1, the Company shall be required to reimburse Pegasus (i) an amount of USD 7,000,000 plus any funds paid into the Pegasus Trust Account on or about April 26, 2023 to effect the second three-month extension if the termination by the Company is notified to Pegasus on or after April 23, 2023, and (ii) in addition to the sum payable according to (i) an additional amount of EUR 600,000 per each full month lapsed after July 23, 2023, i.e. a total amount of up to USD 10,000,000 (plus any funds paid into the Pegasus Trust Account on or about April 26, 2023), if the termination by the Company is notified to Pegasus on or after July 23, 2023 until December 31, 2023. Such reimbursement shall allow Pegasus to repay its incurred indebtedness including any promissory notes outstanding with the Sponsor at the time of the termination. In such case, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Clause 7.2 (Trust Account Waiver), Clause 9.6 (Confidentiality; Access to Information; Publicity), this Clause 11.2 (Effect of Termination), Clause 12 (Miscellaneous) and Clause 1.1 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to this Clause 11.3 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Clause 4, Clause 5 and Clause 6.
12.
MISCELLANEOUS

12.1
Waiver

No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
12.2
Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)
If to Pegasus, TopCo, Merger Sub or the Surviving Company:

Pegasus Digital Mobility Acquisition Corp.
Attn:
Jeremey Mistry and Stefan Berger

Email:
jmistry@pegasusdm.com; sberger@pegasusdm.com

with a copy (which shall not constitute notice) to: Clifford Chance
Junghofstrasse 14,
60311 Frankfurt am Main,
Germany
Attn:
George Hacket, Axel Wittmann

Email:
george.hacket@cliffordchance.com,
axel.wittmann@cliffordchance.com

(b)
If to the Company:

Attn:
Christian Schmid, Anette Schmid and Julia Natterer

Email:
natterer.ju@schmid-group.com; Schmid.Ch@schmid-group.com;
Schmid.An@schmid-group.com

with a copy (which shall not constitute notice) to: Gleiss Lutz
Taunusanlage 11,
60329 Frankfurt am Main,
Germany
Attn:
Jochen Tyrolt, Stephan Aubel

Email:
jochen.tyrolt@gleisslutz.com
stephan.aubel@gleisslutz.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
12.3
Assignment

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
12.4
Rights of Third Parties

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Clause 7.3 and Clause 7.4, the last two sentences of this Clause 12.4, Clause 12.15 and Clause 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Clause 9.1, Clause 9.6 and Clause 12.10. Legal counsel identified in Clause 12.18 shall be express third-party beneficiaries of Clause 12.18.
12.5
Expenses

Except as otherwise set forth in this Agreement, including as specified in Clause 11.3, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Pegasus shall pay, or cause to be paid, all unpaid Pegasus Transaction Expenses, except in case of a termination in accordance with Clause 11.3 in which case the Company shall also pay Pegasus Transaction Expenses as set out in Clause 11.3 and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company

Transaction Expenses and all unpaid Pegasus Transaction Expenses (including all promissory notes issued to Sponsor by Pegasus, which in accordance with their terms will become due at Closing).
12.6
Governing Law

This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided, however that the Cayman Companies Act shall apply to the Merger and German law shall apply for the transfer of shares in the Company to TopCo and the definitions of (i) Affiliates, and (ii) Subsidiary.
12.7
Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.8
Exhibits and Schedules

All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Clauses and subclauses corresponding to the numbered and lettered Clauses and subclauses set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pegasus Disclosure Schedules corresponding to any Clause or subclause of Clause 4 or Clause 5 (in the case of the Company Disclosure Schedules) or Clause 6 (in the case of the Pegasus Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Clause or subclause of Clause 4 or Clause 5 (in the case of the Company Disclosure Schedules) or Clause 6 (in the case of the Pegasus Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Clause or subclause is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Clause or subclause of Clause 4, Clause 5 or Clause 6 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
12.9
Entire Agreement

This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
12.10
Amendments

This Agreement may be amended or modified only by a written agreement executed and delivered by Pegasus and the Company; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third-party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Clause 12.10 shall be void, ab initio.
12.11
Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
12.12
Jurisdiction

Any proceeding or Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court therefrom) and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Clause 12.12.
12.13
Waiver of Jury Trial

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 12.13.
12.14
Enforcement

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Clause 11.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Clause 12.14 shall not be required to provide any bond or other security in connection with any such injunction.
12.15
Non-Recourse

Subject in all respects to the last sentence of this Clause 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Pegasus, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Clause 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.
12.16
Non survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Clause 12.
12.17
Acknowledgements

(a)
Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of Pegasus in Clause 6 constitute the sole and exclusive representations and warranties of Pegasus; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 and the representations and warranties of Pegasus in Clause 6, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 and the representations and warranties of Pegasus in Clause 6. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third-party beneficiary. Except as otherwise expressly set forth in this Agreement, Pegasus understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Clause 4 and Clause 5 or as provided in any certificate delivered in accordance with Clause 2.3 with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Clause 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.
(b)
Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Clause 12.17. Notwithstanding anything herein to the contrary, nothing in this Clause 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Clause 4, Clause 5 or Clause 6 (as applicable). Each Party shall have the right to enforce this Clause 12.17 on behalf of any Person that would be benefitted or protected by this Clause 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Clause 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

12.18
Conflicts and Privilege

(a)
Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of Pegasus and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Pegasus Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Schmid Group (as defined below), on the other hand, any legal counsel, including

Clifford Chance and Appleby, that represented Pegasus and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Pegasus Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the Pegasus Group, on the one hand, and Clifford Chance and/or Appleby, on the other hand (the “Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Pegasus Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with Pegasus and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Transactions.
(b)
Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Schmid Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Pegasus Group, on the other hand, any legal counsel that represented TopCo or the Company prior to the Closing may represent any member of the Schmid Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. Pegasus, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the Schmid Group, on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Schmid Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Pegasus prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
By: /s/ Dr. Sir Ralf Speth Name: Dr. Sir Ralf Speth Title: Chief Executive Officer and Chairman
GEBR. SCHMID GMBH
By: /s/ Christian Schmid Name: Christian Schmid Title: Geschäftsführer / CEO
By: /s/ Anette Schmid Name: Anette Schmid Title:
PEGASUS MERGERSUB CORP.
By: /s/ Stefan Berger Name: Stefan Berger Title: Director
PEGASUS TOPCO B.V.
By: /s/ Stefan Berger Name: Stefan Berger Title: Director

EXHIBIT A
[Shareholders’ Undertaking]

EXHIBIT B
[Company Lock-Up Agreement]

EXHIBIT C
[Sponsor Letter Agreement]

EXHIBIT D
[PIPE Subscription Agreement]

EXHIBIT E
[Registration Rights Agreement]

EXHIBIT F
[Warrant Assumption Agreement]

EXHIBIT G
[TopCo Amended and Restated Articles of Association]

EXHIBIT H
[Plan of merger]

COMPANY DISCLOSURE SCHEDULES

PEGASUS DISCLOSURE SCHEDULES

ANNEX B — FIRST AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
CLIFFORD CHANCE
PARTNERSCHAFT MIT
BESCHRÄNKTER BERUFSHAFTUNG
EXECUTION VERSION
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.,
GEBR. SCHMID GMBH,
PEGASUS TOPCO B.V.,
AND
PEGASUS MERGERSUB CORP.

FIRST AMENDMENT TO BUSINESS
COMBINATION AGREEMENT

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT
THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of September 26, 2023 (the “Effective Date”), is by and among (i) Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“Pegasus”), (ii) Gebr. Schmid GmbH, a German limited liability company (the “Company”), (iii) Pegasus TopCo B.V., a Dutch private limited liability company (“TopCo”) and (iv) Pegasus MergerSub Corp., a Cayman Islands exempted company, (“Merger Sub”) (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of May 31, 2023 (the “Business Combination Agreement”).
WHEREAS, the Parties desire to amend certain provisions and references within the Business Combination Agreement (pursuant to and in accordance with Clause 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.
WHEREAS, the Parties desire that, prior to the Effective Time (as defined in the Business Combination Agreement), the Company Shareholders will purchase the sole share in the capital of TopCo from Pegasus against payment of the nominal value of the sole share, being an amount of EUR 0.01 (the “Purchase”).
WHEREAS, the Parties desire that the Exchange (as defined in the Business Combination Agreement) and the change in legal form of TopCo be effective after the Purchase and prior to the Effective Time (rather than after the Effective Time).
WHEREAS, each of the Parties hereto intends that, for U.S. federal income tax purposes, (A) the transfer of property by the Company Shareholders to TopCo in consideration for the issuance of TopCo Ordinary Shares, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code and the Treasury Regulations, and (B) TopCo will generally be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions.
WHEREAS, the Parties further desire that Pegasus will be designated the Surviving Company (as defined in the Business Combination Agreement) rather than Merger Sub. As such, the Parties agree to amend the Plan of Merger (Exhibit H) to the Business Combination Agreement as described herein.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:
1.
Amendments to the Business Combination Agreement.   Effective as of the Effective Date:

(a)
Recital (I) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“At the Effective Time, Merger Sub will merge with and into Pegasus pursuant to Part XVI of the Cayman Companies Act (the “Merger”), with Pegasus as the surviving company in the Merger (the “Surviving Company”), and each issued and outstanding Eligible Pegasus Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and each Pegasus Warrant that is outstanding immediately prior to the Effective Time will, immediately following the completion of the Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Pegasus Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;”

(b)
Clause 2.1 is hereby renamed “Pre-Closing Transactions”, Clauses 2.1(a) and 2.1(b) are renumbered as 2.1(a)(i) and 2.1(a)(ii) (and the cross-references to those clauses in definitions contained in Clause 1.1, or elsewhere in the Business Combination Agreement, are revised accordingly), new Clause 2.1(a) is hereby revised to include “Pegasus Extension” as a new heading (prior to Clauses 2.1(a)(i) and 2.1(a)(ii)). In addition to the provisions contained in the subclauses under Clause 2.1 (which are described in this Amendment), new Clause 2.1 shall read as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“On the terms and subject to the conditions set forth in this Agreement, (1) the Transactions set forth in Clause 2.1(a)(i) have occurred, (2) the Transactions set forth in 2.1(a)(ii) shall occur as appropriate or desirable, and (3) the Transactions described in Clauses 2.1(b), 2.1(c), and 2.1(d) shall occur in the order set forth in this Clause 2.1, prior to any of the Transactions set forth in Clause 2.2:”
(c)
Clause 2.1 is hereby further amended and restated to add new Clause 2.1(b), which shall read as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“(b) Transfer of TopCo.
Prior to the Effective Time, the Parties shall cooperate to effect the sale and transfer of the sole share in the capital of TopCo to the Company Shareholders against payment of a purchase price of EUR 0.01 (the “Purchase”), such that (i) the Company Shareholders shall become the shareholders of TopCo and (ii) TopCo will become a sister entity of the Company immediately after giving effect to the Purchase.”
(d)
Clause 2.2(e) is hereby deleted in its entirety (and is replaced with “[reserved]”), and Clause 2.1 is hereby further amended and restated to add new Clause 2.1(c), which corresponds to what was previously Clause 2.2(e) (and the cross-references to Clause 2.2(e)in definitions contained in Clause 1.1, or elsewhere in the Business Combination Agreement, are revised to refer to Clause 2.1(c)), which shall read as follows (specific language that differs from what was in Clause 2.2(e) is included in underlined and bolded text below solely for presentation purposes):

“(c)
Exchange.

Immediately after giving effect to the Purchase, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), the Company Shareholders shall contribute their shares of Company Common Stock to TopCo, in return for the Exchange Consideration by, among other things, (i) the execution of a notarial deed of issue of shares in the capital of TopCo before a Dutch civil-law notary, pursuant to which TopCo shall issue the Exchange Consideration to the Company Shareholders and (ii) entering with TopCo into a notarized contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to Pegasus (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders (the transactions contemplated by this Clause 2.1(c), the “Exchange”). Immediately after giving effect to the Exchange, TopCo will be the parent entity of both the Company (together with any subsidiaries) and Merger Sub.”
(e)
Clause 2.2(f) is hereby deleted in its entirety (and is replaced with “[reserved]”, and Clause 2.1 is hereby further amended and restated to add new Clause 2.1(d), which corresponds to what was previously Clause 2.2(f) (and the cross-references to Clause 2.2(f) in definitions contained in Clause 1.1, or elsewhere in the Business Combination Agreement, are revised to refer to Clause 2.1(d)), which shall read as follows (specific language that differs from what was in Clause 2.2(f) is included in underlined and bolded text below solely for presentation purposes):

“(d)
Change in Legal Form of TopCo.

Immediately after giving effect to the Exchange, a notarial deed of conversion and amendment to the articles of association of TopCo shall be executed before a Dutch civil-law notary, pursuant to which TopCo shall (i) be converted into a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed substantially in the form attached hereto as Exhibit G (the “TopCo Amended and Restated Articles of Association”).”
(f)
Clause 2.2 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur, after the Transactions described in Clauses 2.1(b), 2.1(c), and 2.1(d), on the Closing Date in the order set forth in this Clause 2.2:”
(g)
Clause 2.2(a)(i) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“Effective Time.   On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Companies Act, on the Closing Date and immediately after giving effect to the Exchange and the Change of Legal Form (unless the parties agree on a different sequence of the Change of Legal Form), Pegasus, Merger Sub and TopCo shall cause a plan of merger between Pegasus, Merger Sub and TopCo (the “Plan of Merger”), substantially in the form attached hereto as Exhibit H, along with all other documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act (together, the “Merger Documents”). The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with Section 233(13) of the Cayman Companies Act or on a subsequent date as is agreed by Pegasus and the Company and specified in the Merger Documents in accordance with the Cayman Companies Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).”
(h)
Clause 2.2(a)(ii) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“Merger.   On the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall merge with and into Pegasus at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and Pegasus shall continue as the surviving company of the Merger and shall succeed to and assume all the rights and obligations of Merger Sub and Pegasus in accordance with the Cayman Companies Act, and Pegasus shall, upon the consummation of the transactions contemplated by Clause 2.2(a)(vi), continue as the Surviving Company.”
(i)
Clause 2.2(a)(iv) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“Governing Documents of Surviving Company. At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Pegasus Memorandum and Articles of Association in effect immediately prior to the Effective Time, until thereafter amended or restated as provided therein or by applicable Law.”
(j)
Clauses 2.2(a)(vi)(B) and (G) are hereby amended and restated in their entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“(B)
At the Effective Time (after giving effect to the Unit Separation), by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Pegasus Share (other than the Excluded Pegasus Shares, Redeeming Pegasus Shares and Dissenting Pegasus Shares) issued and outstanding as of immediately prior to the Effective Time (collectively, the “Eligible Pegasus Shares” and the holders of such Eligible Pegasus Shares being the “Eligible Pre-Closing Pegasus Shareholders”) shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration (as defined below), which Merger Consideration will be settled as follows: (A) each Eligible Pegasus Share will entitle the holder thereof to a claim for a corresponding equity security in TopCo as outlined in the next two limbs (each, a “Merger Claim” and collectively, the “Merger Claims”), with such Merger Claims being granted by TopCo to, and constituting liabilities of TopCo towards, the holders of Eligible Pegasus Shares; (B) part of the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Eligible Pegasus Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Eligible Pegasus Share, other than the Pegasus Class B Shares held by Sponsor and certain other holders of Pegasus Class B Shares referred to in paragraph (C) of this paragraph 2.2(a)(vi)(B), being exchanged for one TopCo Ordinary Share), and in fulfilment of each such Eligible Pre-Closing Pegasus Shareholder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding paragraphs (A) and (B) of this paragraph 2.2(a)(vi)(B), the 5,625,000 Pegasus Class B Shares held by Sponsor and certain other holders of Pegasus Class B Shares will entitle Sponsor and such other holders of Pegasus Class B Shares to claims for 2,812,500 Merger Claims, such Merger Claims being the remainder of all Merger Claims and to be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and such other holders of Pegasus Class B Shares and in consideration for such contribution in kind TopCo shall issue 2,812,500 TopCo Ordinary Shares, and in fulfilment of Sponsor’s and the other holders of Pegasus Class B Shares obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “Business Combination”).”; and
“(G)
At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Pegasus Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished in exchange for one validly issued, fully paid and non-assessable Class A ordinary share, par value $0.0001 of the Surviving Company, with such Class A ordinary share(s) being received by TopCo in consideration for the Merger Claims issued to the holders of Eligible Pegasus Shares (and the falling away of TopCo’s shareholding in Merger Sub as a result of the Merger). Such Class A ordinary share(s) of the Surviving Company shall constitute the only issued and outstanding shares in the capital of the Surviving Company upon the Effective Time.”

(k)
Clause 2.2(b) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“At the Effective Time, there shall be no further registration of transfers on the register of members of Pegasus of the Pegasus Shares that were issued and outstanding immediately prior to the Effective Time.”
(l)
Clause 2.2(c) is hereby deleted in its entirety and replaced with as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“[Reserved]”
(m)
Clause 3.1 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions described in Clause 2.2 (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Clause 2.1. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
(n)
New Clause 13 is added to the end of the Business Combination Agreement as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

“13. INTENDED TAX TREATMENT
The Parties intend that for U.S. federal income tax purposes, (a) the Exchange, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code, and (b) TopCo will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions (other than a transfer by a shareholder that is a “United States person” that owns directly or by attribution five percent or more of TopCo, by vote or by value as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i) and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). Each Party shall report the transactions hereunder consistently with the foregoing intended tax treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties further acknowledge that the Merger may also independently qualify as a “reorganization” under Section 368(a) of the Code, and in such event, this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).”
(o)
Exhibit H to the Business Combination Agreement (the Plan of Merger), shall be replaced in its entirety by the amended Plan of Merger attached as Exhibit 1 hereto.

(p)
For the avoidance of doubt, as the context may require, for purposes of descriptions of the Surviving Company in the Business Combination Agreement and exhibits thereto, relevant references to Merger Sub shall be replaced with references to Pegasus, in accordance with the intentions outlined in this Amendment. Additionally, any further descriptions relating to steps to effect the Merger, Business Combination and Closing shall be construed in accordance with this Amendment and Exhibit 1 hereto.

2.
Miscellaneous.   The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement.

The Parties further agree that should the risk of a material adverse tax consequence develop or become known as a result of the currently envisioned transaction structure to one or more of the Parties, they will in good faith negotiate any further amendments to the Business Combination Agreement that may be needed in order to mitigate such consequence.
This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. For the avoidance of doubt, any proceeding or Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court therefrom) and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Amendment or the transactions contemplated hereby in any other court.
This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
By: /s/ F. Jeremey Mistry Name: F. Jeremey Mistry Title: Chief Financial Officer and Secretary
[Signature Page of the Business Combination Agreement — First Amendment]

GEBR. SCHMID GMBH
By: /s/ Christian Schmid Name: Christian Schmid Title: Chief Executive Officer
By: /s/ Anette Schmid Name: Anette Schmid Title:
[Signature Page of the Business Combination Agreement — First Amendment]

PEGASUS MERGERSUB CORP.
By: /s/ Stefan Berger Name: Stefan Berger Title: Director
PEGASUS TOPCO B.V.
By: /s/ Stefan Berger Name: Stefan Berger Title: Director
[Signature Page of the Business Combination Agreement — First Amendment]

Exhibit 1
Amended Plan of Merger

ANNEX C — AMENDED PLAN OF MERGER
FINAL DRAFT
Exhibit H
Dated            , 2023
(1)
PEGASUS MERGERSUB CORP.

(2)
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.

(3)
PEGASUS TOPCO N.V.

PLAN OF MERGER

THIS PLAN OF MERGER (this Plan of Merger) is dated            , 2023
PARTIES
(1)
PEGASUS MERGERSUB CORP., an exempted company incorporated under the laws of the Cayman Islands with registered number 397983 having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Merging Company);

(2)
PEGASUS DIGITAL MOBILITY ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands with registered number 373730 having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Surviving Company); and

(3)
PEGASUS TOPCO N.V. (formerly known as Pegasus TopCo B.V.), a Dutch public limited liability company with RSIN number 864904885 having its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Federal Republic of Germany (TopCo).

RECITALS
(A)
The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in a Business Combination Agreement dated as of May 31, 2023 (as amended by the First Amendment to Business Combination Agreement dated as of September 26, 2023 and as such agreement may be further amended and modified from time to time, the Business Combination Agreement) between, among others, the Merging Company, the Surviving Company and TopCo in the form annexed in the Schedule to this Plan of Merger.

(B)
The sole director of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).

(C)
The Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)
The sole shareholder of the Merging Company and the shareholders of the Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(E)
Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS
1.
DEFINITIONS AND INTERPRETATION

1.1
Definitions

Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement. In this Plan of Merger:
Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;
Constituent Company	means each of the Merging Company and the Surviving Company;
Effective Time	means the date on which this Plan of Merger is registered by the Registrar in accordance with Section 233(13) of the Companies Act unless, with the agreement of TopCo, the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date in accordance with Section 234 of the Companies Act, in which case the Effective Time shall be such later date specified in such notice to the Registrar;
Existing M&A	means the second amended and restated memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time;
Registrar	means the Registrar of Companies in the Cayman Islands; and
TopCo Ordinary Shares	means ordinary shares in the share capital of TopCo.

1.2
Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)
Headings are for convenience only and do not affect interpretation.

(b)
The singular includes the plural and the converse.

(c)
A gender includes all genders.

(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3
Schedule

The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.
2.
PLAN OF MERGER

2.1
Company Details

(a)
The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named “Pegasus Digital Mobility Acquisition Corp.”.

(c)
The registered office of the Merging Company is at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

(d)
The registered office of the Surviving Company is at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

(e)
Following the Effective Time, the registered office of the Surviving Company will be at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

(f)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, of which 1 ordinary share is issued, fully paid and outstanding.

(g)
Immediately prior to the Effective Time, the authorised share capital of the Surviving

Company is US$22,200 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (Class A Ordinary Shares), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class B Ordinary Shares) and 2,000,000 preference shares of a par value of US$0.0001 each (Preference Shares), of which [5,003,218] Class A Ordinary Shares are issued, fully paid and outstanding, [5,625,000] Class B Ordinary Shares are issued, fully paid and outstanding, and no Preference Shares are issued and outstanding.
(h)
At the Effective Time, the authorised share capital of the Surviving Company shall be US$22,200 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each, and 2,000,000 preference shares of a par value of US$0.0001 each.

2.2
Effective Time

It is intended that the Merger shall be effective at the Effective Time.
2.3
Terms and Conditions of the Merger

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, including into TopCo Ordinary Shares, are set out in the Business Combination Agreement.

(b)
TopCo undertakes and agrees (it being acknowledged that TopCo will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Merger Claims (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

(c)
At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.

2.4
Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A.
2.5
Directors’ Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.
2.6
Secured Creditors

(a)
The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.7
Directors of the Surviving Company

At the Effective Time, the name and address of the directors and officers of the Surviving Company shall be as follows:
(a)
[Name] of [Address];

(b)
[Name] of [Address].

2.8
Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
3.
APPROVAL AND AUTHORISATION

3.1
This Plan of Merger has been approved by the sole director of the Merging Company and by the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.

3.2
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to Section 233(6) of the Companies Act by way of written shareholder resolution.

3.3
This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to Section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Merging Company.

4.
AMENDMENT AND TERMINATION

4.1
At any time prior to the Effective Time, this Plan of Merger may be amended by the directors of the Constituent Companies with the prior written consent of TopCo, to:

(a)
change the Effective Time provided that the new Effective Time complies with Section 234 of the Companies Act; or

(b)
effect any other changes to this Plan of Merger which the directors of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.

4.2
At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with clause 11 of the Business Combination Agreement.

4.3
If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.
NOTICES

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with clause 12.2 of the Business Combination Agreement.
6.
COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.
7.
GOVERNING LAW

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.
The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

SCHEDULE 1
Business Combination Agreement
First Amendment to Business Combination Agreement

SIGNATORIES
SIGNED for and on behalf of PEGASUS MERGERSUB CORP.	)
)
	)	By:
Name:
		Position:	Director
SIGNED for and on behalf of PEGASUS DIGITAL MOBILITY ACQUISITION CORP.	)
)
	)	By:
Name:
		Position:	Director
SIGNED for and on behalf of PEGASUS TOPCO N.V.	)
)
	)	By:
Name:
		Position:	Director
[Signature Page to Plan of Merger]

ANNEX D — FORM OF SUBSCRIPTION AGREEMENT
SUBSCRIPTION AGREEMENT
Pegasus Digital Mobility Acquisition Corp.
71 Fort Street
George Town
Grand Cayman KY1-1106
Cayman Islands
Pegasus TopCo B.V.
[Address]
Ladies and Gentlemen:
This subscription agreement (the “Subscription Agreement”) is being entered into by and among Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Pegasus TopCo B.V., a Dutch private limited liability company (“TopCo”) and the undersigned subscriber (the “Investor”), in connection with the business combination agreement, dated [as of the date hereof] (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, Gebr. Schmid GmbH, a German limited liability company (the “Company”), TopCo and Pegasus MergerSub Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of TopCo (“Merger Sub”), pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger (the “Surviving Company”), and (ii) the Business Combination, the Exchange and the Change of Legal Form (each as defined in the Business Combination Agreement and together with the Merger, the “Transaction”) will occur. In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction, ordinary shares in the share capital of TopCo (the “Shares”), in a private placement for a purchase price of $[10.10] per share (the “Per Share Purchase Price”). As soon as reasonably practicable following the consummation of the Transaction, the Shares will be listed on the New York Stock Exchange (“NYSE”). [On or about the date of this Subscription Agreement, SPAC and TopCo are entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on or prior to the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of [•] Shares, at the Per Share Purchase Price.]
The aggregate purchase price to be paid by the Investor for the Shares subscribed by the Investor (or its nominee) (the “Subscribed Shares”) is set forth on the signature page hereto and is referred to herein as the “Subscription Amount.”
At the closing of the Transaction (and as more fully described in the Business Combination Agreement), each outstanding SPAC Class A ordinary share and SPAC Class B ordinary share, each with a par value of $0.0001 per share, will be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”) and, immediately thereafter, each resulting share of Surviving Company Common Stock will be exchanged for one Share and each SPAC warrant that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will represent a warrant on the same contractual terms and conditions as were in effect with respect to such SPAC warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent, as applicable, that is exercisable for an equivalent number of Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement. Upon completion of the Business Combination, in accordance with the Business Combination Agreement and the Shareholder Undertaking (as defined in the Business Combination Agreement), the Company Shareholders (as defined in the Business Combination Agreement) and TopCo shall effect the Exchange, and upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap). For the avoidance of doubt and notwithstanding the above, the SPAC Class B ordinary shares held by the Sponsor shall be utilized and exchanged in accordance with the provisions outlined in Section 2.2(a)(vi) (Effect of Merger on Pegasus Securities and Merger Sub Shares) of the Business Combination Agreement.
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, SPAC and TopCo hereby agrees as follows:
1.
SUBSCRIPTION

The Investor hereby irrevocably subscribes for and agrees to purchase from TopCo, and TopCo hereby agrees to issue and sell to the Investor, the Subscribed Shares on the terms and subject to the conditions provided for herein. The Investor and Topco acknowledge and agree that, as a result of the Change of Legal Form, the Shares that will be purchased by the Investor and issued by TopCo pursuant hereto shall be ordinary shares in the share capital of a Dutch public limited liability company (naamloze vennootschap) (and not, for the avoidance of doubt, ordinary shares in a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).
[Additional Shares to be received by Investor]
2.
CLOSING

The closing of the issuance of the Subscribed Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and the satisfaction or waiver of the conditions set forth in Section 3 below. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Subject to (a) the satisfaction or waiver of the conditions set forth in Section 3 below (other than those conditions which by their nature are to be fulfilled at the Closing) and (b) delivery of written notice from (or on behalf of) TopCo to the Investor (the “Closing Notice”) that TopCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, specifying the date on which the Closing is expected to occur (the “Closing Date”), the Investor shall deliver, at least two (2) business days prior to the Closing Date, (x) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the escrow account for the benefit of the Investor specified by TopCo in the Closing Notice (the “Escrow Account”), to be held by the escrow agent for the account and benefit of TopCo until immediately prior to Closing (at which time such funds shall be disbursed to TopCo) and (y) to TopCo, any other information that is reasonably requested in the Closing Notice in order for TopCo to issue the Subscribed Shares, including, without limitation, the legal name of the person in whose name such Subscribed Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing, TopCo shall (A) issue to the Investor (or its nominee) the Subscribed Shares and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) on TopCo’s share register, free and clear of all liens, encumbrances or other restrictions (other than those arising under applicable securities laws), and (B) upon the request of the Investor, provide evidence to the Investor of such issuance and registration on and as of the Closing Date; provided, however, that TopCo’s obligation to issue the Subscribed Shares to the Investor is contingent upon the Investor having paid the Subscription Amount in full to the escrow agent in accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, TopCo shall promptly (but not later than one (1) business day thereafter) cause the escrow agent to return the Subscription Amount in full to the Investor, in immediately available funds to the account specified by the Investor in writing, and any book entries for the Subscribed Shares shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 hereof, the Investor shall remain obligated to (i) redeliver funds to TopCo following TopCo’s delivery to the Investor of a new Closing Notice and (ii) consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. Notwithstanding anything to the contrary herein, if this Subscription Agreement terminates, TopCo shall promptly (but no later than two (2) business days thereafter) return the Subscription Amount (if delivered) without any deduction for or on account of any tax, withholding, charges, costs, fees, expenses or set-off to the Investor, by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Subscribed Shares will be deemed repurchased and cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.
CLOSING CONDITIONS

(a)
The obligation of the parties hereto to consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)
no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise enjoining, restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii)
all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than (A) those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction (but subject to the satisfaction or waiver of those conditions), including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and (B) the condition pursuant to Section 10.2(c) of the Business Combination Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

(b)
The obligation of TopCo to consummate the issuance and sale of the Subscribed Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be so true and correct as of such specific date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

(c)
The obligation of the Investor to consummate the purchase of the Subscribed Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC and TopCo contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to “materiality” or “SPAC/TopCo Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be so true and correct as of such specific date), and consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the representations and warranties of SPAC and TopCo contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC and TopCo required by the Subscription Agreement to be performed by them at or prior to the Closing Date shall have been performed in all material respects; (iii) the Shares shall have been approved for listing on the NYSE, and (iv) the Business Combination Agreement shall not have been modified or amended and no provision, obligation or condition thereunder shall have been waived (other than a modification, amendment or waiver of the condition set forth in Section 10.2(c) thereto), in each case, in a manner that materially and adversely affects the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under or in connection with this Subscription Agreement.

4.
FURTHER ASSURANCES

At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.
SPAC AND TOPCO REPRESENTATIONS AND WARRANTIES

Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and TopCo, with respect only to the representations and warranties set forth below relating to TopCo, represents and warrants to the Investor that:
(a)
SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all the power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Change of Legal Form, TopCo will be validly existing as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands with all the power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as currently contemplated to be conducted and to perform its obligations under this Subscription Agreement, and will be duly incorporated and in good standing under the laws of the Netherlands (to the extent such concept exists in such jurisdiction).

(b)
As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Shares will be validly issued, fully paid and non-assessable (which, under Dutch law, is interpreted to mean that a holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such Share) free and clear of any liens or restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s articles of association (statuten) as in effect at such time of issuance and as they will read following the Change of Legal Form, or other constituent documents of TopCo, by contract or under the laws of the Netherlands.

(c)
This Subscription Agreement has been duly authorized, executed and delivered by SPAC and TopCo and, assuming that this Subscription Agreement constitutes the legal, valid and binding agreement of the Investor, this Subscription Agreement constitutes the legal, valid and binding agreement of SPAC and TopCo and is enforceable against each of SPAC and TopCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)
The execution and delivery of, and the performance of the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and the compliance by each of SPAC and TopCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is a party or by which SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is bound or to which any of the property or assets of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, is subject that would reasonably be expected to have, individually or in the aggregate, material adverse effect on the business, properties, assets, financial condition or results of operations of SPAC, TopCo or their subsidiaries, taken as a whole, or on the ability of TopCo to consummate the issuance of the Subscribed Shares (a “SPAC/TopCo Material Adverse Effect”), or to materially affect the validity of the Subscribed Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational or constituent documents of SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC, TopCo, the Company or the Company’s subsidiaries, as applicable, or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of SPAC or TopCo to comply in all material respects with the terms of this Subscription Agreement.
(e)
Neither SPAC nor TopCo is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of SPAC or TopCo, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, SPAC or TopCo is a party or by which SPAC’s or TopCo’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over SPAC or any of its properties or over TopCo or any of its properties, as applicable, except for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

(f)
As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents, if any (the “SEC Reports”) filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the Closing Date complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no material outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(g)
Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither SPAC nor TopCo is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC or TopCo of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares) and the consummation of the transactions contemplated herein other than (i) filings with the SEC, (ii) filings required by applicable securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the NYSE, including with respect to obtaining approval of SPAC’s shareholders, if applicable, (v) those filings required to consummate the Transaction as provided under the Business Combination Agreement and (vi) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

(h)
Except for such matters as have not had or would not be reasonably likely to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority or self-regulatory organization pending, or, to the knowledge of SPAC or TopCo, as applicable, threatened against SPAC, TopCo or the Company, as applicable or (ii) judgment, decree, injunction, ruling or order of any court or other federal, state, local or other governmental authority, self-regulatory organization or arbitrator outstanding against SPAC, TopCo or the Company. Each of SPAC and TopCo have not received any written communication from any governmental authority or self-regulatory organization that alleges that SPAC or TopCo is not in compliance with any applicable law, rule, regulation or order, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a SPAC/TopCo Material Adverse Effect.

(i)
As of the date hereof and as of immediately prior to the consummation of the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Business Combination Agreement, the authorized capital stock of SPAC consists of (i) 200,000,000 Class A ordinary shares, (ii) 20,000,000 Class B ordinary shares and (iii) 2,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) [•] Class A ordinary shares of SPAC are issued and outstanding, (B) 5,625,000 Class B ordinary shares of SPAC are issued and outstanding (of which up to 2,812,500 Class B ordinary shares may be cancelled), (C) 9,000,000 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one whole Class A ordinary share at a price of $11.50 per share, are issued and outstanding and (D) no preference shares or shares of preferred stock are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of SPAC have been duly authorized and validly issued, are fully paid and are non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and are not subject to preemptive or other similar rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive or similar rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries other than TopCo and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.

(j)
As of the date hereof, the issued and outstanding Class A ordinary shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PGSS” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, claim, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC, respectively, to prohibit or terminate the listing of SPAC’s Class A ordinary shares on NYSE or to deregister the Class A ordinary shares under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the Class A ordinary shares under the Exchange Act. As soon as reasonably practicable following the consummation of the Transaction, the Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on NYSE, and the Subscribed Shares will be approved for listing on the NYSE, subject to official notice of issuance.

(k)
Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares hereunder. The Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws or in a manner that would otherwise adversely affect reliance by SPAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Subscribed Shares under the Securities Act.
(l)
Neither SPAC, TopCo nor any of their subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SPAC, TopCo or any of their subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(m)
There has been no action taken by SPAC, TopCo or, to the knowledge of SPAC or TopCo, as applicable, any officer, director, equityholder, manager, employee, agent or representative of SPAC or TopCo, in each case, acting on behalf of the SPAC or TopCo (as applicable), in violation of any applicable Anti-Corruption Laws (as herein defined), (i) neither SPAC nor TopCo has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) neither SPAC nor TopCo has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) neither SPAC nor TopCo has received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

(n)
None of SPAC, TopCo nor any of their directors is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”) or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the “Donetsk People’s Republic”, the “Luhansk People’s Republic” or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Each of SPAC and TopCo agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that SPAC or TopCo, as applicable, is permitted to do so under applicable law. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

(o)
Other than the Other Subscription Agreements and the Business Combination Agreement, and any other agreement expressly contemplated by the Business Combination Agreement or described in the SEC Reports, SPAC and TopCo have not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC or TopCo (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms and conditions with respect to the purchase of Shares that are no more favorable to such investor thereunder than the terms of this Subscription Agreement are to the Investor (other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares).
(p)
TopCo is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)
Neither SPAC nor TopCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned Investor could become liable. Other than the Placement Agent (as defined below), neither SPAC nor TopCo is aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Subscribed Shares.

(r)
If the Investor is an individual, SPAC and TopCo hereby understand and acknowledge that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Subscribed Shares to the Investor.

6.
INVESTOR REPRESENTATIONS AND WARRANTIES

The Investor represents and warrants to TopCo and SPAC that:
(a)
The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Subscribed Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owned of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Subscribed Shares. The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

(b)
The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Subscribed Shares, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Shares and participation in the Subscription are fully consistent with its financial needs, objectives and condition, and comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it (if any). The Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(c)
The Investor acknowledges that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Subscribed Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges that the Subscribed Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Shares.
(d)
Assuming the accuracy of SPAC’s and TopCo’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect.

(e)
The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Shares from TopCo. The Investor further acknowledges that there have been no representations or warranties made to the Investor by or on behalf of SPAC, TopCo, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations or warranties, of SPAC and TopCo expressly set forth in Section 5 of this Subscription Agreement. The Investor understands that certain financial information (whether historical or in the form of financial forecasts or projections) of the SPAC and TopCo have been prepared and reviewed solely by the SPAC, TopCo and their respective officers, directors and employees, as applicable, and have not been reviewed by any outside party or, except for the financial statements as expressly set forth in the Registration Statement (as defined below), certified or audited by an independent third-party auditor or audit firm.

(f)
The Investor does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Investor has not, and during the period beginning as of the date hereof until and including the date that is two trading days following the Closing such Investor will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the SPAC.

(g)
The Investor’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(h)
The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Shares, including, with respect to SPAC, TopCo, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the

Investor acknowledges that he, she or it has reviewed, the SEC Reports and other information as the Investor have deemed necessary to make an investment decision with respect to the Subscribed Shares. However, neither any such inquiries, nor any due diligence investigation conducted by the Investor or any of the Investor’s professional advisors nor anything else contained herein, shall modify, limit, or otherwise affect the Investor’s right to rely on each of SPAC’s and TopCo’s representations and warranties contained in this Subscription Agreement. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from SPAC and TopCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.
(i)
The Investor became aware of this offering of the Subscribed Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Subscribed Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscribed Shares (i) were not offered to it by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, TopCo, the Company, [•] (“[•]” or the “Placement Agent”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and TopCo contained in Section 5 of this Subscription Agreement, in making its investment decision to invest in TopCo. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agent and that the Placement Agent does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(j)
The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Reports and the investor presentation provided by TopCo. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that, except for the SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription Agreement, neither SPAC nor the Company has provided any tax or financial advice or any other representation or guarantee regarding the tax or financial consequences of the transactions contemplated by the Subscription Agreement or the Transaction. The Investor: will not look to the Placement Agent, any of its respective affiliates or any of them or their control persons, officers, directors or employees for all or part of any such loss or losses the Investor may suffer absent the Placement Agent’s or any of its respective affiliates or any of them or their control persons, officers, directors or employees gross negligence, fraud or intentional misconduct; is able to sustain a complete loss on its investment in the Subscribed Shares; has no need for liquidity with respect to its investment in the Subscribed Shares; and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares.

(k)
Alone, or together with any professional advisor(s), the Investor has adequately analyzed and considered the risks of an investment in the Subscribed Shares and, assuming the accuracy of SPAC’s and TopCo’s representations and warranties set forth in Section 5 of this Subscription

Agreement, determined that the Subscribed Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in TopCo. The Investor acknowledges specifically that a possibility of total loss exists.
(l)
In making its decision to purchase the Subscribed Shares, the Investor has relied solely upon independent investigation made by the Investor and SPAC’s and TopCo’s representations and warranties expressly set forth in Section 5 of this Subscription Agreement. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, TopCo, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscribed Shares or the offer and sale of the Subscribed Shares. The Investor further acknowledges it has (i) had access to, and an adequate opportunity to review and understand the materials and information made available to it in connection with the Transaction, including financial and other information as it deems necessary to make its decision to purchase the Subscribed Shares, (ii) been offered the opportunity to ask questions of SPAC and received answers thereto, including on the financial information, as we deemed necessary in connection with its decision to purchase the Subscribed Shares and (ii) made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares. The Investor represents and warrants it is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, its acquisition of the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the SPAC and TopCo, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(m)
The Investor acknowledges that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Subscribed Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Neither the Placement Agent, nor any of its respective affiliates or any of them or their control persons, officers, directors or employees will have any liability to it or any account for which it is acquiring the Subscribed Shares, in connection with any purchase of the Subscribed Shares absent the Placement Agent’s or any of their respective affiliates or any of them or their control persons, officers, directors or employees gross negligence, fraud or intentional misconduct.

(n)
The Investor acknowledges that the Placement Agent: (i) has not provided the Investor with any information or advice with respect to the Subscribed Shares, (ii) has not made and does not make any representation, express or implied as to SPAC, TopCo, the Company, the Company’s credit quality, the Subscribed Shares or the Investor’s purchase of the Subscribed Shares, (iii) has not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Subscribed Shares nor is making any recommendation to the Investor in respect of the purchase of the Subscribed Shares, (iv) may have acquired, or during the term of the Subscribed Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SPAC, TopCo and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Subscribed Shares, and that certain of these actions may have material and adverse consequences for a holder of Subscribed Shares, and (vi) served as underwriter for the SPAC’s initial public offering and is entitled to receive a deferred underwriting commission therefrom in connection with the consummation of the Transaction and is entitled to receive a placement fee upon the consummation of the Transaction. The Investor further understands and acknowledges that the foregoing businesses and interests may give rise to actual or potential conflicts of interest or the appearance thereof and that such conflicts may potentially conflict with, or be adverse to, the Investor’s interests. The Investor hereby unconditionally waives, to the fullest extent permitted by law, any claims it may have (whether against the Placement Agent or any of its affiliates or otherwise) based on any actual or potential conflict of interest or similar claim, whether known or unknown, contingent or otherwise and wherever and whenever arising, in connection with, relating to, or arising from, the Placement Agent acting in the abovementioned capacities.
(o)
The Investor acknowledges that it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agent, any of its affiliates or any person acting on their behalf have conducted with respect to the Subscribed Shares, SPAC, TopCo or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agent or any of their respective affiliates.

(p)
The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(q)
The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(r)
The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its articles of incorporation, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the legal, valid and binding obligation of SPAC and TopCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(s)
The Investor is not (i) a person or entity named on the OFAC List or on any EU or United Nations sanctions list, or a person or entity subject to sanctions under any OFAC sanctions program, (ii) organized, resident or located in a country or region subject to comprehensive sanctions administered by OFAC, (iii) 50% or greater owned directly or indirectly or controlled by, or acting on behalf of, one or more persons that are described in clauses (i) or (ii) of this paragraph; (iv) a Designated national as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a foreign shell bank (as defined at 31 CFR § 1010.605) or providing banking or correspondent account services directly or indirectly to a foreign shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against lists of sanctioned parties maintained by OFAC, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(t)
The Investor is acquiring and will hold the Subscribed Shares “solely for the purpose of passive investment” (as such term is defined at 31 CFR § 800.243).

(u)
No disclosure or offering document has been prepared by the Placement Agent or any of its affiliates in connection with the offer and sale of the Subscribed Shares.

(v)
The Investor acknowledges that neither the Placement Agent, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, TopCo, the Company or its subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC or TopCo. The Placement Agent has not made and does not make any representations as to SPAC, TopCo, the Company or the quality or value of the Subscribed Shares.

(w)
The Investor acknowledges that the Placement Agent has not provided any recommendation or investment advice nor has the Placement Agent solicited any action from it with respect to the offer and sale of the Subscribed Shares and it has consulted with its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The Investor further acknowledges that, although the Placement Agent may choose to provide certain Regulation Best Interest and Form CRS disclosures or other documentation to it in connection with the offer and sale of the Subscribed Shares, the Placement Agent is not making a recommendation to participate in the offer and sale of the Subscribed Shares, or to enter into any purchase agreement or similar document, and nothing set forth in any such disclosure or documents that may be provided to it from time to time is intended to suggest that the Placement Agent is making such a recommendation.

(x)
The Investor has or has commitments to have and, when required to deliver payment to TopCo pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Subscribed Shares.

(y)
The Investor acknowledges that Placement Agent may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to SPAC, TopCo, the Company or their respective affiliates, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.

(z)
The Investor also acknowledges that (a) the Placement Agent is not acting as an underwriter and is not and shall not be construed as a fiduciary for it, SPAC, TopCo, their respective affiliates or any other person or entity in connection with the Transaction; provided, however, that the Placement Agent is acting as a financial advisor to the Company, (b) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) the Placement Agent will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, financial condition or results of operations of SPAC, TopCo, the Company, any of their respective affiliates or the Transaction, and (d) the Placement Agent shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by it, SPAC, TopCo, their respective affiliates or any other person or entity), whether in contract, tort or otherwise, to it, or to any person claiming through it, in respect of the Transaction.

Nothing herein is intended to limit the Investor’s ability, subject to compliance with applicable securities laws, to trade in securities of issuers who may be in the same, or a similar, sector as the Company or the SPAC.

7.
REGISTRATION RIGHTS

(a)
In the event that the Subscribed Shares are not registered in connection with the consummation of the Transaction, TopCo agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), it shall file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) business days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). In connection with the foregoing, the Investor shall not be required to execute any lock up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. TopCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Subscribed Shares, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Subscribed Shares, or (iii) on the first date on which the Investor is able to sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without limitation as to the amount or manner of sale of such securities that may be sold and without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 or pursuant to any other exemption from registration (the earliest of (i)-(iii), the “End Date”). Prior to the End Date, TopCo shall use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to TopCo upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. TopCo may amend the Registration Statement so as to convert the Registration Statement to a registration statement on Form F-3 at such time after TopCo becomes eligible to use such Form F-3. The Investor acknowledges and agrees that TopCo may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided that, (I) TopCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case, in any three hundred sixty (360) day period and (II) TopCo shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. TopCo’s obligations to include the Subscribed Shares (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to TopCo such information regarding the Investor, the securities of TopCo held by the Investor and the intended method of disposition of such Subscribed Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by TopCo to effect the registration of such Subscribed Shares, and shall execute such documents in connection with such registration as TopCo may reasonably request that are customary of a selling shareholder in similar situations; provided, however, that the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. Upon the request of the Investor, TopCo will provide a substantially complete draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Notwithstanding the foregoing, if the SEC prevents TopCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, TopCo shall file a new

Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. Unless otherwise agreed in writing by the Investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless requested from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by TopCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve TopCo of its obligations to file or effect the Registration Statement set forth in this Section 7.
(b)
Prior to the End Date, TopCo shall advise the Investor within three (3) business days (at TopCo’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by TopCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, TopCo shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding TopCo other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding TopCo. TopCo shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as TopCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, TopCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by TopCo that it may resume such offers and sales. If so directed by TopCo, the Investor will deliver to TopCo or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(c)
TopCo shall use commercially reasonable efforts to file all reports necessary to enable the Investor to resell the Subscribed Shares pursuant to the Registration Statement. For as long as the Investor holds Subscribed Shares, TopCo shall use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Subscribed Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Subscribed Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, within three (3) trading days, TopCo shall have provided all documentation and instruction required for the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Subscribed Shares, including without limitation, any volume and manner of sale restrictions, and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends, provided that TopCo and the Transfer Agent have received from the Investor customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith. Subject to receipt from the Investor by TopCo and the Transfer Agent of customary representations and other documentation reasonably requested by (and in form reasonably acceptable to) TopCo and the Transfer Agent in connection therewith, if required by the Transfer Agent, TopCo shall cause its counsel to deliver an opinion, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that TopCo remove any legend from the book entry position evidencing its Subscribed Shares following the earliest of such time as such Subscribed Shares have been or are about to be sold or transferred (i) pursuant to an effective registration statement, (ii) pursuant to Rule 144, or (iii) under Rule 144(b)(1) or any successor provision without the requirement for TopCo to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subscribed Shares. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, TopCo shall, in accordance with the provisions of this section and within five (5) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Subscribed Shares. TopCo shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
(d)
Indemnification

(i)
TopCo agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, stockholders, partners, employees, agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) that are caused by or arise out of any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information regarding the Investor furnished in writing to TopCo by or on behalf of the Investor expressly for use therein.

(ii)
The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, TopCo, its directors, officers, stockholders, partners, employees, agents and each person who controls TopCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information regarding the Investor so furnished in writing to TopCo by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Subscribed Shares giving rise to such indemnification obligation.
(iii)
Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to (or is not entitled to) assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)
The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, stockholder, partner employee, agent, representative, advisor, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares.

(v)
If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, costs and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7(d), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Subscribed Shares giving rise to such contribution obligation.
8.
TERMINATION

This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) SPAC’s and TopCo’s notification to the Investor in writing that it has, with the prior written consent of the Company, abandoned its plans to move forward with the Transaction and terminated the Investor’s obligations with respect to the subscription without the delivery of the Subscribed Shares having occurred, (d) 15 business days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (y) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived on or prior to the Closing and (ii) not capable of being satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (x) and (y) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such intentional breach. SPAC shall notify the Investor and the Placement Agent in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the escrow agent in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.
TRUST ACCOUNT WAIVER

The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated October 21, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Subscribed Shares (x) acquired by any means other than pursuant to this Subscription Agreement or (y) currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Subscribed Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.
10.
MISCELLANEOUS

(a)
Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Subscribed Shares, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that, upon written notice to SPAC and

TopCo, (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to an affiliate or any fund or account advised or managed by the Investor or the same investment manager or investment advisor as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager or investment advisor without the prior consent of the other parties hereto and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Subscribed Shares; provided, further, that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to perform such obligations.
(b)
SPAC and TopCo may request from the Investor such additional information as SPAC or TopCo may reasonably deem necessary to register the resale of the Subscribed Shares and evaluate the eligibility of the Investor to acquire the Subscribed Shares, and the Investor shall as promptly as reasonably practicable provide such information as may reasonably be requested to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that, each of SPAC and TopCo agree to keep any such information provided by the Investor confidential except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide TopCo with such requested information, TopCo may not be able to register the Subscribed Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC and TopCo may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of SPAC or TopCo.

(c)
The Investor acknowledges that SPAC, TopCo, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agent if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties hereto and the Placement Agent if they are no longer accurate in any respect). Each party hereto acknowledges and agrees that each purchase by the Investor of Subscribed Shares from TopCo will constitute a reaffirmation of the Investor’s acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d)
SPAC, TopCo, the Company and the Placement Agent (each of the Company and the Placement Agent as a third-party beneficiary with right of enforcement) are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC and TopCo set forth in this Subscription Agreement.

(e)
The Investor hereby acknowledges and agrees that from the date of this Subscription Agreement until the Closing (or the earlier termination of this Subscription Agreement in accordance with its terms), it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any Short Sales with respect to, any Subscribed Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers.The Investor acknowledges its obligations under the U.S. federal securities laws, including with respect to any applicable restrictions on trading in the Subscribed Shares or any securities of SPAC. For the avoidance of doubt, this Section 10(e) shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (x) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (y) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates or affiliates) from entering into any Short Sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares.
(f)
All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

(g)
This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC or TopCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(h)
This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 8(b), Section 10(c), Section 10(d), Section 10(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, and Section 6 with respect to the Placement Agent, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third-party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third-party beneficiary of each of the provisions of this Subscription Agreement.

(i)
Except as otherwise expressly provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors,

legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(j)
If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k)
This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l)
The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. For the avoidance of doubt, the Placement Agent is a third-party beneficiary with rights to enforce Section 4, Section 5, Section 6, Section 10 and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of SPAC or TopCo. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third-party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(m)
If any change in the number, type or classes of authorized shares of TopCo (including the Subscribed Shares), other than as expressly contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares and the Per Share Purchase Price issued to the Investor shall be appropriately adjusted to reflect such change.

(n)
This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

(o)
Each party hereto hereby, and any person asserting rights as a third-party beneficiary may do so only if it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in the City of New York, New York, or the United States District Court for the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third-party beneficiary may do so only if it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(p)
Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, or (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email.

11.
NON-RELIANCE AND EXCULPATION

The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and TopCo expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in TopCo. The Investor acknowledges and agrees, other than the statements, representations and warranties of SPAC and TopCo, as applicable, expressly contained in Section 5 of this Subscription Agreement, that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim

(whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, TopCo, the Company, the Placement Agent or any Non-Party Affiliate concerning SPAC, TopCo, the Company, the Placement Agent, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, TopCo, the Company, the Placement Agent or any of SPAC’s, TopCo’s, the Company’s or the Placement Agent’s respective controlled affiliates or any family member of the foregoing.
12.
DISCLOSURE

SPAC shall, by 9:00 a.m., New York City time, or as soon as reasonably possible thereafter, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither TopCo nor SPAC shall publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, in each case, without the prior written consent of the Investor, except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by applicable law, at the request of the staff of the SEC or regulatory agency or under the applicable regulations of any national securities exchange on which SPAC’s and/or TopCo’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12.
13.
CERTAIN TAX MATTERS

The parties acknowledge and agree that for U.S. federal income tax purposes, Investor shall be deemed to be the owner of the funds transferred by Investor to any escrow account unless and until such funds are disbursed to TopCo in accordance with the terms of this Subscription Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Subscribed Shares are to be registered (if different):
Date: , 2023
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, Zip:	City, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Subscribed Shares:
Aggregate Subscription Amount: $	Price Per Share: $[10.10]
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by TopCo in the Closing Notice.

IN WITNESS WHEREOF, SPAC and TopCo have accepted this Subscription Agreement as of the date set forth below.
PEGASUS DIGITAL MOBILITY ACQUISITION CORP.
By:

Name:
Title:
Date:                  , 2023
[•]
By:

Name:
Title:
Date:                  , 2023

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):
☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.
ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐
We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialled the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

☐
We are not a natural person.

Rule 501(a), under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking the appropriate box below, the provision(s) which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
(Please check the applicable subparagraphs):
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any “family office,” as defined in rule202(a)(11)(g)-1 under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

These pages should be completed by the Investor and constitutes a part of the Subscription Agreement.

ANNEX E — SPONSOR SUPPORT AGREEMENT
SPONSOR AGREEMENT
This SPONSOR AGREEMENT (this “Agreement”), dated as of May 31, 2023, is made by and among Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Pegasus Digital Mobility Acquisition Corp, a Cayman Islands exempted company (“Pegasus”), Gebr. Schmid GmbH, a German limited liability company (the “Company”), Pegasus TopCo B.V., a Dutch private limited liability company, (“TopCo”) to be converted into a public limited liability company and to be renamed promptly following the share exchange contemplated by the Business Combination Agreement (as defined below), and each of the undersigned individuals (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Pegasus, the Company, TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Pegasus, the Company, TopCo, and Pegasus MergerSub Corp., a Cayman Islands exempted company (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Pegasus’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its Pegasus Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Insider Letter Agreement dated as of October 21, 2021 by and among Sponsor, Pegasus and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the Equity Securities of TopCo to be issued pursuant to the Business Combination Agreement or the Subscription Agreements (the “TopCo Covered Shares”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
Clause:
1.
AGREEMENT TO VOTE

Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Pegasus, irrevocably and unconditionally agrees that at the meeting of Pegasus’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Pegasus’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:
(a)
if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)
vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Pegasus for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals; and

(c)
vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s Covered Shares against any other Pegasus Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Pegasus (the “Pegasus Board”) or the Pegasus Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all Pegasus Class A Shares and Pegasus Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any Pegasus Class B Shares and Pegasus Class A Shares acquired by such Sponsor and Insider Party after the date hereof.
2.
WAIVER OF ANTI-DILUTION PROTECTION

With respect to its Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Pegasus, any rights to adjustment of the conversion ratio with respect to the Pegasus Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Pegasus.
Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.
3.
TRANSFER OF SHARES; LOCK-UP.

(a)
Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Pegasus and the Company (which consent may be given or withheld by Pegasus and the Company in their sole discretion):

(i)
offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise (including by any other Transfer (as defined in the Letter Agreement)) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Covered Shares;

(ii)
grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Pegasus as contemplated in Section 1); or

(iii)
permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall also not prohibit a Transfer of its Covered Shares by it to any of its Affiliates, (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.
(b)
Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is one year thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares by it to any of its Affiliates; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(c)
Any Transfer in violation of this Section 3 shall be null and void ab initio.

4.
REDEMPTION; EXTENSION OF SPAC LIFE; OTHER COVENANTS.

(a)
Unless this Agreement shall have been terminated in accordance with Section 7, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a Pegasus Shareholder Redemption.

(b)
As set out in the Business Combination Agreement, Sponsor shall take all actions to extend the date of the latest business combination date to December 31, 2023 including voting for any resolution to change the articles of Pegasus to provide further extensions after July 26, 2023.

(c)
Each of the Insiders, Pegasus and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

5.
POST CLOSING LOCK-UP PERIOD

Each of the Insiders, Pegasus and Sponsor hereby agrees that effective as of the consummation of the Closing the terms of the Letter Agreement with regard to Lock-up Periods (as defined therein) shall continue to apply to any shares or warrants of TopCo received in exchange for holdings in Pegasus in connection with the transactions contemplated by the Business Combination Agreement. Such provisions shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.
6.
USAGE OF B SHARES FOR NON-REDEMPTION INCENTIVES

(a)
As set out in the table below, a total of 2,812,500 Pegasus Class B Shares shall be used to negotiate non-redemption agreements with certain holders of Pegasus Class A Shares or to enter into additional PIPE subscription agreements with investors. The specific use of such Pegasus Class B Shares shall be agreed among the Sponsor, Pegasus and the Company in consultation with the financial advisor. If, after a good faith discussion between the Sponsor, Pegasus and the Company, no agreement on the specific use of such Pegasus Class B Shares can be reached, the Sponsor has the right to decide on the specific use of any Pegasus Class B Shares on which no agreement can be reached. Any of such Pegasus Class B Shares which will not be used for this purpose, shall be cancelled at the time of Closing.

(b)
The Pegasus Class B Shares to be transferred for this purpose are intended to be provided as non-taxable capital contributions. The following table shows the number of Pegasus Class B Shares each of the Sponsor and the Insiders hold at the time of this Agreement and the number of Pegasus Class B Shares which each of the Sponsor and the Insiders, in each case individually, commit to transfer to holders of Pegasus Class A Shares or for additional PIPE investments or which shall be cancelled at the time of Closing if they are not subject to an agreement:
Pegasus Class B shareholders	Number of Class B shares held	Number of Class B shares to be used or cancelled at closing	Number of remaining Class B shares at Closing
Pegasus Digital Mobility Sponsor LLC (Sponsor)	3,406,250	2,431,250	975,000
Sir Ralf Speth	337,500	152,500	185,000
F. Jeremey Mistry	140,625	63,541	77,084
Stefan Berger	140,625	63,541	77,084
Florian Wolf	56,250	25,417	30,833
Jeffrey H Foster	56,250	25,417	30,833
Steven Norris	56,250	25,417	30,833
John Doherty	56,250	25,417	30,833
Total	4,250,000	2,812,500	1,437,500

7.
CLOSING DATE DELIVERABLES

At or prior to the Closing, Sponsor shall deliver to Topco and the Company a duly executed copy of the Registration Rights Agreement by Sponsor.
8.
TERMINATION

This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms or (c) the mutual written agreement of the Parties hereto; provided that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Pegasus shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Sections 12 through 16) shall survive the termination of this Agreement pursuant to this Section 8.
9.
NO RECOURSE

Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.
10.
FIDUCIARY DUTIES

Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Pegasus Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Pegasus, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Pegasus or as an officer, employee or fiduciary of Pegasus, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Pegasus.
11.
REPRESENTATIONS AND WARRANTIES

(a)
Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)
Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Pegasus, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i)
The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not:

(A)
if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or

(B)
require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Merger Documents under the applicable law of the Cayman Islands, (4) the Pegasus Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably by expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii)
Such Person is the record and beneficial owner (within the meaning of Rule13d-3 under the Exchange Act) of, and has good title to, all of the Pegasus Class B Shares and the Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Pegasus’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Pegasus owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

(iii)
There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

(iv)
No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Pegasus Disclosure Schedules, based upon arrangements made by such Person, for which Pegasus or any of its Affiliates may become liable.

(v)
Such Person understands and acknowledges that each of Pegasus, the Company and Topco is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

12.
NO THIRD PARTY BENEFICIARIES

This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
13.
FURTHER ASSURANCES

Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
14.
NOTICES

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received:
(a)
when so delivered personally,

(b)
when sent, with no mail undeliverable or other rejection notice, if sent by email or

(c)
three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:
Pegasus Digital Mobility Sponsor LLC
Attention: Jim Condon
E-mail:
jcondon@stratcap.com

with a required copy (which copy shall not constitute notice) to:
Troutman Pepper
Attn:
Heath D. Linsky

Email:
heath.linsky@troutman.com

If to Pegasus:
Pegasus Digital Mobility Acquisition Corp.
Attn:
Jeremey Mistry and Stefan Berger

Email:
jmistry@pegasusdm.com; sberger@pegasusdm.com

with a required copy (which copy shall not constitute notice) to:
Clifford Chance
Junghofstrasse 14,
60311 Frankfurt am Main,
Germany
Attn:
George Hacket and Axel Wittmann

Email:
george.hacket@cliffordchance.com;
axel.wittmann@cliffordchance.com

If to the Company:
Gebr. Schmid GmbH
Robert-Bosch-Str. 32-36
72250 Freudenstadt
Germany
Attn:
Christian Schmid, Anette Schmid and Julia Natterer

Email:
natterer.ju@schmid-group.com; Schmid.Ch@schmid-group.com;
Schmid.An@schmid-group.com

with a required copy (which copy shall not constitute notice) to:
Gleiss Lutz
Taunusanlage 11,
60329 Frankfurt am Main,
Germany
Attn:
Jochen Tyrolt and Stephan Aubel

Email:
jochen.tyrolt@gleisslutz.com;
stephan.aubel@gleisslutz.com

15.
NO WAIVER OF RIGHTS, POWERS AND REMEDIES

No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
16.
INCORPORATION BY REFERENCE

Sections 1.2 (Construction); 12.3 (Assignment); 12.6 (Governing Law); 12.7 (Captions; Counterparts); 12.9 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Non survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PEGASUS DIGITAL MOBILITY ACQUISITION CORP
By: Name: Title:
PEGASUS DIGITAL MOBILITY SPONSOR LLC
By: Name: Title:
GEBR. SCHMID GMBH
By: Name: Title:
By: Name: Title:
PEGASUS TOPCO B.V.
By: Name: Title:

INSIDERS:
By: Name: Sir Ralf Speth
By: Name: F. Jeremy Mistry
By: Name: Stefan Berger
By: Name: James Condon
By: Name: Florian Wolf
By: Name: Steven J. Norris
By: Name: Jeffrey H. Foster
By: Name: John Doherty

ANNEX F — SHAREHOLDERS’ UNDERTAKING
ANETTE SCHMID,
CHRISTIAN SCHMID
AND
PEGASUS DIGITAL MOBILITY ACQUISITION CORP

SHAREHOLDERS’ UNDERTAKING
(NOTARIZED)

F-1

THIS SHAREHOLDERS’ UNDERTAKING AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2023,
BY AND AMONG
(1)
PEGASUS DIGITAL MOBILITY ACQUISITION CORP., a Cayman Islands exempted company (“Pegasus”),

(2)
Anette Schmid, with her business address at Robert-Bosch-Straße 32-36, 72250 Freudenstadt,

(3)
Christian Schmid, with his business address at Robert-Bosch-Straße 32-36, 72250 Freudenstadt (together with Anette Schmid, the “Shareholders”, and together with Pegasus and the Company, the “Parties” and each individually a “Party”).

WHEREAS,
(A)
The Shareholders, personally or in the form of the community of heirs after Dieter C. Schmidt (Erbengemeinschaft), are the sole shareholders of Gebr. Schmid GmbH, a German limited liability company (the “Company”) as of the date of this Agreement.

(B)
The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Pegasus, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a business combination.

(C)
On May 31, 2023, the Company entered into a business combination agreement (the “BCA”) with Pegasus and other entities without notarial form. Pursuant to the BCA, the Shareholders shall transfer all shares in the Company to Pegasus or a company designated by Pegasus, which will be a newly established Dutch company. The assumption of an obligation to transfer shares in a German limited liability company (GmbH) requires, in accordance with German law, which is compulsorily applicable in this respect, notarisation, which is effected in this deed. Therefore the Shareholders hereby undertake, in pursuance of the agreements made in the BCA, the obligation to transfer the shares in the Company as set out below in the required legal form.

(D)
Insofar as, in the Agreement, contents of the BCA or intentions with respect to the implementation of the Business Combination and Transaction are referred to, reference is made to the contents of the BCA and the intentions expressed therein. After being instructed by the notary public about the meaning of a reference, each of the Parties declare that they have full knowledge of the contents of the referenced BCA, waiving a repeated reading of the referenced BCA. However, a copy of the BCA is attached for evidence and information purposes as Exhibit 1.

(E)
Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows: (i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective shares held in the Company in accordance with the current list of shareholders recorded in the commercial register of 22 December 2015, irrespective of whether the shares are held personally or in the form of the community of heirs after Dieter C. Schmidt (“Company Shares”), and (ii) will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the Company Shares to TopCo Shares ratio as set forth in Exhibit 2 to this Agreement (the “Share Exchange” and together with the other transactions contemplated in the BCA as part of the Business Combination, the “Transaction”).

(F)
Pegasus will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company (“Merger Sub”), with the Merger Sub surviving the merger and the shareholders of Pegasus receiving Class A ordinary shares in Merger Sub through an

F-2

exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub.
On or about the closing date of the Business Combination (the “Closing Date”), the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of the Company, on the basis of which the Transaction is to be consummated, is USD 587,547,000 (the “Equity Value”) (as also set forth in the exchange table exhibit to this Agreement (the “Exchange Table” and in the BCA).
(G)
It is in the Shareholders’ interest that the Transaction is implemented substantially as described above and in the BCA.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
1.
UNDERTAKINGS OF THE SHAREHOLDERS

1.1
Each of the Shareholders which is a Party hereby irrevocably and unconditionally undertakes and agrees, subject to the condition precedent (aufschiebende Bedingung) set forth in Section 1.2 below, vis-à-vis (the future emerging) TopCo (as a contract for benefit of a third party — Vertrag zugunsten Dritter) and Pegasus, and in each case to the extent legally possible and permissible

(a)
to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA in relation to which such Shareholders” support or participation is required or appropriate, and in particular, without limitation, to (i) enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context; (ii) make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context; (iii) participate in shareholders” meetings of the Company as well as TopCo and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context; and (iv) do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company, Pegasus or TopCo;

(b)
to omit any actions which could be of detriment to the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by such Shareholder and (ii) not to withdraw (or request withdrawal) from this Agreement;

(c)
to vote or cause to be voted all of such Shareholder”s Company Shares against any resolution that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction in any way, or result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

(d)
to, in particular, contribute its respective Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Exchange Table and the exchange ratio as set forth therein.

1.2
The undertakings and agreements pursuant to Section 1.1 and the representations and warranties pursuant to Section 5 shall be subject to the conditions precedent (aufschiebende Bedingung) that (i) the BCA is entered into by and among inter alios the Company, Pegasus, TopCo and Merger Sub, and (ii) that the conditions precedent set forth in Section 4 of the Company Disclosure Schedule to the BCA are fully met.

2.
COSTS AND EXPENSES

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation,

F-3

negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by Pegasus.
3.
NO ASSIGNMENT OF RIGHTS AND OBLIGATIONS

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of all of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.
4.
TERM OF THIS AGREEMENT; TERMINATION OF PRIOR AGREEMENTS

4.1
This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of December 31, 2023 (unless all Parties agree to extend this deadline), (ii) the termination of the BCA in accordance with its terms, or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

4.2
The termination of this Agreement shall be without prejudice to any claims against a Shareholder that is in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Pegasus shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination.

4.3
Subject to the other terms and conditions hereof (including the undertakings and agreements set forth in Section 1), if one Party other than Pegasus terminates this Agreement, this Agreement shall be continued by the remaining Parties. If Pegasus terminates this Agreement this Agreement shall be terminated between all Parties.

5.
REPRESENTATIONS AND WARRANTIES; LIABILITY

5.1
Each Shareholder which is a Party hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à-vis (the future emerging) TopCo (as a contract for benefit of a third party — Vertrag zugunsten Dritter) and Pegasus by way of an independent warranty that, upon execution of this Agreement on the date of its notarization by such Shareholder and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to him, her or it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by him, her or it:

(a)
Ownership.   Each Shareholder has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Exchange Table. Each of its Company Shares have been fully paid in and not been repaid. There are (a) no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating the Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Company Shares, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Shares, and (e) the Shareholder’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) Mr. Christian Schmid and Mrs. Anette Schmid are the sole members of the community of heirs of Dieter C. Schmid (the “Community of Heirs”).

F-4

(b)
Enforceability.   This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against the Shareholder in accordance with its terms.

(c)
No Violation.   The execution, delivery and performance of this Agreement by each Shareholder will not (i) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Shareholder or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or conflict with, or result in a breach or default under, any agreement or instrument to which a Shareholder is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iii), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Shares or a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

(d)
Consents and Approvals.   The execution and delivery by each Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

(e)
Litigation.   There is no proceeding pending or threatened against such Shareholder or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Shares or (ii) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

5.2
Any and all obligations of each Shareholder under this Agreement shall be undertaken by such Shareholder solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the respective Company Shares held by such Shareholder. A Shareholder shall in no event be liable for any damages to the extent arising out of another Shareholder not complying with the obligations under this Agreement. No Shareholder guarantees compliance by any other Shareholder with the undertakings and agreements under this Agreement.

6.
MISCELLANEOUS

6.1
This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof.

6.2
All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

6.3
The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

6.4
Amendments, additions or modifications to this Agreement (including this Section 6.4) shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Pegasus.

6.5
If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this

F-5

Agreement shall be maintained and that this section shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.
6.6
This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

6.7
English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

6.8
Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Frankfurt am Main.

[Signature page follow.]

F-6

EXHIBIT 1: BUSINESS COMBINATION AGREEMENT

EXHIBIT 2: EXCHANGE TABLE
Equity Value:
USD 587,547,000
Consideration to the Shareholders:
58,172,970 TopCo shares (at USD 10.10 per TopCo share)
thereof Anette Schmid:
24% of the Company Shares transferable into 13,961,513 TopCo Shares thereof Christian Schmid:
24% of the Company Shares transferable into 13,961,513 TopCo Shares thereof Community of Heirs (Erbengemeinschaft):
52% of the Company Shares transferable into 30,249,944 TopCo Shares

ANNEX G — COMPANY LOCK-UP AGREEMENT

LOCK-UP LETTER
OF
CHRISTIAN SCHMID AND ANETTE SCHMID

This letter agreement (this “Letter Agreement”) is being delivered to Pegasus TopCo B.V., a Netherlands private limited liability company (“TopCo”), in connection with the transactions contemplated by (i) Gebr. Schmid GmbH, a German limited liability company (the “Company”), (ii) Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company, (iii) Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company and (iv) Christian Schmid and Anette Schmid in the business combination agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).
Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.
In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Shareholders”) hereby agree with TopCo as follows.
Subject to the exceptions set forth herein, the Shareholders agree not to, without the prior written consent of the board of directors of TopCo, which shall not be unreasonably withheld, conditioned or delayed,
(i)
sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any ordinary shares in the share capital of TopCo (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”),

(ii)
enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise, or

(iii)
publicly announce any intention to effect any transaction specified in clause (i) or (ii) during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, a “Transfer”), in each case, during the period beginning on the Closing and ending on the date that is one year after the Closing (the “Lock-Up Period”); provided, for the avoidance of doubt, that nothing in this Letter Agreement shall restrict any Shareholder’s right pursuant to any registration rights agreement with the Company to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Shareholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph shall not apply to:
(i)
in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member, other equity owner or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)
in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

(iii)
in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)
in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)
in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)
the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)
transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s shareholders having the right to exchange their Shares for cash, securities or other property;

(viii)
in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Shareholder’s Shares in connection with a bona fide loan transaction; provided that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in substantially the form of this Letter Agreement to take effect in the event that the pledgee takes possession of the Shareholder’s Shares as a result of a foreclosure, margin call or similar disposition;

(ix)
any Transfer made to provide a Shareholder with funds to settle any taxation arising pursuant to the transactions taking place under the Business Combination Agreement, provided, that in the case of a transfer pursuant to this clause (ix), if the Shareholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Shareholder shall include a statement in such report to the effect that such transfer is being made to provide the Shareholder with funds to settle any taxation arising pursuant to the transactions taking place under the Business Combination Agreement; and

(x)
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares; provided, that such plan does not provide for the transfer of Shares during the Lock-Up Period.

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
For the avoidance of doubt, each Shareholder shall retain all of its rights as a shareholder of Topco with respect to the Shares during the Lock-Up Period, including without limitation the right to vote any Shares that are entitled to vote.
Each of the Shareholders hereby represent and warrant that it is not a U.S. person (as defined in Regulation S under the Securities) and is acquiring the Shares for its own account in a transaction outside the United States pursuant to Regulation S under the Securities Act. The Shareholder will not offer, sell or otherwise transfer the Shares except in compliance with applicable U.S. securities laws including pursuant to (i) an effective registration statement covering the Shares, (ii) a transaction exempt from the registration requirements of the Securities Act, including pursuant to Rule 903 or Rule 904 of Regulation S (as applicable), or (iii) a transaction not subject to the registration requirements of the Securities Act. TopCo hereby represents, warrants and agrees that: (i) TopCo is a “foreign issuer” (as defined in Rule 902 of Regulation S); and (ii) TopCo has not, nor has any of its affiliates or any person acting on its or their behalf, engaged in any “directed selling efforts” (as defined in Rule 902 of Regulation S) with respect to the TopCo Shares to be issued to each of the Shareholders in the Transactions.
The Shareholder hereby represents and warrants that such Shareholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms. Upon request, the Shareholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Shareholder shall be binding upon the permitted successors and assigns of the Shareholder from and after the date hereof.
This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Shareholder and each of its respective successors, heirs and assigns and permitted transferees.
This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any New York Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
This Letter Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.
[remainder of page intentionally left blank]

Very truly yours,
CHRISTIAN SCHMID

ANETTE SCHMID

[Signature Page to Lock-Up Letter]

ANNEX H — FORM OF REGISTRATION RIGHTS AGREEMENT
PEGASUS TOPCO B.V.
PEGASUS DIGITAL MOBILITY ACQUISITION CORP
PEGASUS DIGITAL MOBILITY SPONSOR LLC
CHRISTIAN SCHMID
ANETTE SCHMID

FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of [•], 2023, is made and entered into by and among Pegasus Topco B.V., a Dutch private limited liability company (the “Company”), Pegasus Digital Mobility Acquisition Corp, a Cayman Islands exempted company (“Pegasus”), Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Anette Schmid and Christian Schmid, which are the shareholders of Gebr. Schmid GmbH, a German limited liability company (“Schmid GmbH”, such stockholders, the “Schmid Holders” and collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Clause 5.2 or Clause 5.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
(1)
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Pegasus, Schmid GmbH, the Company and Pegasus MergerSub Corp., a Cayman Islands exempted company limited by shares and a direct, wholly owned subsidiary of Pegasus (“Merger Sub”), pursuant to which, among other things, Pegasus intends to merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to such merger, will become a subsidiary of the Company, on the terms and subject to the conditions therein (the “Merger”);

(2)
WHEREAS, the Parties desire and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.
DEFINITIONS

1.1
Definitions

The terms defined in this Clause 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Clause 5.10.
“Additional Holder Ordinary Shares” shall have the meaning given in Clause 5.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, any other principal executive officer, or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“BCA” shall have the meaning given in the Recitals hereto.
“Block Trade” shall have the meaning given in Clause 2.3.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the BCA.

“Closing Date” shall have the meaning given in the BCA.
“Commission” shall mean the Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Clause 2.1.4.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.
“Form F-1 Shelf” shall have the meaning given in Clause 2.1.1.
“Form F-3 Shelf” shall have the meaning given in Clause 2.1.1.
“Holder Information” shall have the meaning given in Clause 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Clause 5.10.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Clause 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Clause 2.3.1.
“Pegasus” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean (i) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities or (ii) any other person or entity with the prior written consent of the Company, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of Pegasus’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the BCA); (b) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company; (C) such securities shall have ceased to be outstanding; (D) such securities shall have been sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)
printing, messenger, telephone and delivery expenses;

(d)
reasonable fees and disbursements of counsel for the Company;

(e)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)
reasonable fees and expenses of one (1) legal counsel (not to exceed $75,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Schmid GmbH” shall have the meaning given in the Preamble hereto.
“Schmid Holders” shall have the meaning given in the Preamble hereto.
“SEC Statement” shall mean the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies promulgated by the Commission on April 12, 2021 and any subsequent guidance, statements or interpretations issued by the Commission, the Staff or otherwise relating thereto.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Clause 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Clause 2.1.4.
“Withdrawal Notice” shall have the meaning given in Clause 2.1.5.
2.
REGISTRATIONS AND OFFERINGS

2.1
Shelf Registration

2.1.1
Filing

As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Clause 2.1.1, shall, for the avoidance of doubt, be subject to Clause 3.4.
2.1.2
Subsequent Shelf Registration

If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Clause 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Clause 2.1.2, shall, for the avoidance of doubt, be subject to Clause 3.4.
2.1.3
Additional Registrable Securities

Subject to Clause 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) the Sponsor or (ii) a Holder of at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor and the Schmid Holders for an aggregate of not more than four (4) additional registrations per calendar year pursuant to this Agreement.
2.1.4
Requests for Underwritten Shelf Takedowns

Subject to Clause 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Schmid Holder (any of the Sponsor or a Schmid Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall (i) include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million or (ii) cover all of the remaining Registrable Securities held by the Demanding Holder (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Clause 2.3.3, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Schmid Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Clause 2.1.4 in any twelve (12) month period, for an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Clause 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.
2.1.5
Withdrawal

Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Schmid Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Schmid Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Clause 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Schmid Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Schmid Holder, as applicable, for purposes of Clause 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Clause 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Clause 2.1.5.
2.2
Market Stand-off

In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the

Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) days prior (to the extent notice of an Underwritten Offering has been provided) to and the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Clause 2.2 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 5% of the issued and outstanding Ordinary Shares and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Clause 2.2 shall only apply for so long as such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Ordinary Shares.
2.3
Block Trades; Other Coordinated Offerings.

2.3.1
Notwithstanding any other provision of this Clause 2, but subject to Clause 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $20 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three (3) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2
Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Clause 2.3.2.

2.3.3
The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.4
A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Clause 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Clause 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Clause 2.1.4 hereof.

3.
COMPANY PROCEDURES

3.1
General Procedures

In connection with any Shelf and/or Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1
prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2
prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (i) as may be reasonably requested by (x) the Sponsor or (y) any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or (z) any Underwriter of Registrable Securities or (ii) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3
prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4
prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5
cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6
provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7
advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8
at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Clause 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9
notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Clause 3.4;

3.1.10
in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11
obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12
in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter, as applicable, is being given as the participating Holders, broker, placement agent, sales agent or

Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;
3.1.13
in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14
make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15
with respect to an Underwritten Offering pursuant to Clause 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16
otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2
Registration Expenses

The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses”, all fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings

Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Clause 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights

3.4.1
Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2
Subject to Clause 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Statement or other accounting matters, or any related disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Clause 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3
Subject to Clause 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Clause 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Clause 2.1.4 or 2.3.

3.4.4
The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Clause 3.4.2 or a registered offering pursuant to Clause 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5
Reporting Obligations

As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Clause 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a). Following such time as Rule 144 is available, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
4.
INDEMNIFICATION AND CONTRIBUTION

4.1
Indemnification.

4.1.1
The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3
Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4
The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5
If the indemnification provided under Clause 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Clause 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Clauses 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Clause 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Clause 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
5.
MISCELLANEOUS

5.1
Notices

Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Pegasus Digital Mobility Acquisition Corp. Attention: Jeremy Mistry; Stefan Berger, or by email: jmistry@pegasusdm.com; sberger@pegasusdm.com, with a copy (which shall not constitute notice) to Clifford Chance, Junghofstrasse 14, 60311 Frankfurt am Main, Germany, Attn: George Hacket; Axel Wittmann, or by email: george.hacket@cliffordchance.com; axel.wittmann@cliffordchance.com, and if to any Holder, at such Holder’s address or electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Clause 5.1.
5.2
Assignment; No Third Party Beneficiaries

5.2.1
This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2
Subject to Clause 5.2.4 and Clause 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Schmid Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Schmid Holders shall be permitted to transfer its rights hereunder as the Schmid Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Schmid Holder (it being understood that no such transfer shall reduce or multiply any rights of such Schmid Holder or such transferees), and (ii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

5.2.3
This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4
This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Clause 5.2.

5.2.5
No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Clause 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of

Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Clause 5.2 shall be null and void.
5.3
Counterparts

This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue

NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5
TRIAL BY JURY

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6
Amendments and Modifications

Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Schmid Holder so long as such Schmid Holder and its respective affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7
Other Registration Rights

Other than as provided in the Warrant Agreement, dated as of [•], 2023 between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares, and (ii) a Schmid Holder, for so long as such Target Stockholder and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding Ordinary Shares; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term

This Agreement shall terminate on the earlier of (a) the 5th anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Clause 3.5 and Clause 4 shall survive any termination.
5.9
Holder Information

Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10
Additional Holders; Joinder

In addition to persons or entities who may become Holders pursuant to Clause 5.2 hereof, subject to the prior written consent of each of the Sponsor and each Schmid Holder (in each case, so long as such Holder and its affiliates hold at least two percent (2%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.
5.11
Severability

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12
Entire Agreement; Restatement

This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

5.13
Further Assurances

From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
PEGASUS TOPCO B.V. a Dutch private limited liability company
By: Name: Title:
PEGASUS DIGITAL MOBILITY ACQUISITION CORP a Cayman Islands exempted company
By: Name: Title:
PEGASUS DIGITAL MOBILITY SPONSOR LLC a Cayman Islands limited liability company
By: Name: Title:
CHRISTIAN SCHMID

ANETTE SCHMID

[EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [NEWCO] (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [•].
Accordingly, the undersigned has executed and delivered this Joinder as of the                        day of                  , 20   .
Signature of Stockholder:
Print Name of Stockholder:
Address:
Agreed and Accepted as of                  , 20
[NEWCO]

By:
Name:
                ]

ANNEX I — FORM OF ARTICLES OF ASSOCIATION OF SCHMID GROUP N.V.
ARTICLES OF ASSOCIATION
OF
SCHMID GROUP N.V.
Informal translation in the English language of the substance of the original articles of association of Schmid Group N.V. in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardising the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

ARTICLES OF ASSOCIATION
CHAPTER I
DEFINITIONS
1.
DEFINITIONS

1.1
In these articles of association, the following expressions shall have the following meanings:

1.1.1
an “Accountant”: a register-accountant or other accountant referred to in section 2:393 paragraph 1 of the Dutch Civil Code, or an organisation within which such accountants cooperate;

1.1.2
the “Annual Accounts”: the Company’s annual accounts as referred to in section 2:361 of the Dutch Civil Code;

1.1.3
the “Board”: the Company’s board of Directors;

1.1.4
the “Company”: the company governed by these articles of association;

1.1.5
a “Conflict of Interest”: a direct or indirect personal interest which conflicts with the interest of the Company and its business within the meaning of section 2:129 paragraph 6 of the Dutch Civil Code;

1.1.6
a “Director”: an Executive Director or a Non-Executive Director;

1.1.7
the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law;

1.1.8
an “Executive Director”: a member of the Board appointed as an executive director;

1.1.9
the “General Meeting”: the corporate body of the Company consisting of those in whom as shareholder or otherwise the voting rights on Shares are vested, or a meeting of such persons (or their representatives) and other persons entitled to attend the such meeting;

1.1.10
“Nomination Period” means the period from the [     ] day of [     ] two thousand and twenty-[     ] until the [     ] day of [     ] two thousand and twenty-[     ];

1.1.11
a “Non-Executive Director”: a member of the Board appointed as a non- executive director;

1.1.12
“Pegasus Sponsor” means Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company registered with the Cayman Islands General Registry under number [     ];

1.1.13
“[     ] Nominee” means a [Non-Executive Director] appointed upon nomination by [     ] pursuant to Clauses 13.2 and 13.3;

1.1.14
“Persons entitled to attend General Meetings”: all shareholders, holders of a right of usufruct on Shares entitled to vote, holders of a right of pledge entitled to vote and holders of depository receipts for Shares issued with the cooperation of the Company;

1.1.15
“Shares”: ordinary shares in the capital of the Company;

1.1.16
“Schmid Shareholders” means Ms. Anette Schmid, born in [Germany] on the 10th day of December nineteen hundred and seventy and Mr. Christian Schmid, born in [Germany] on the 10th day of September nineteen hundred and sixty- eight, together; and

1.1.17
“Schmid Shareholders Nominee” means an [Executive Director] appointed upon nomination by the Schmid Shareholders pursuant to Clauses 13.2 and 13.3.

1.2
These articles of association may also contain other definitions in addition to these defined in Clause 1.1.

1.3
The expression “written” or “in writing” shall include any message transmitted via any electronic means of communication, which message is readable and reproducible.

1.4
References to Clauses refer to clauses which are part of these articles of association.

1.5
Unless the context requires otherwise, words and expressions contained and not otherwise defined in these articles of association bear the same meaning as in the Dutch Civil Code. Also, unless otherwise indicated, references in these articles of association to the law are referecens to provisions of Dutch law as it reads from to time.

1.6
Any reference to a gender includes all genders.

CHAPTER II
NAME, SEAT, OBJECTS
2.
NAME, SEAT

2.1
The name of the Company is: Schmid Group N.V.

2.2
The seat (statutaire zetel) of the Company is in Amsterdam, The Netherlands.

3.
OBJECTS

The objects of the Company are:
(a)
to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, legal entities and companies as well as to enter into joint ventures;

(b)
to finance businesses, legal entities and companies;

(c)
to borrow, to lend and to raise funds, to participate in all sorts of financial transactions, including the issue of bonds, promissory notes or other securities, to invest in securities in the widest sense of the word, and to enter into agreements in connection with the foregoing;

(d)
to grant guarantees, to bind the Company and to grant security over the assets of the Company for the benefit of legal entities and companies with which the Company forms a group and for the benefit of third parties;

(e)
to advise and to render services to legal entities and companies with which the Company forms a group and to third parties;

(f)
to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein; and

(g)
to carry out all sorts of industrial, financial and commercial activities, including the import, export, purchase, sale, distribution and marketing of products and raw materials;

and all matters related or conducive to the above, with the objects to be given their most expansive possible interpretation. In pursuing its objects, the Company shall also take into account the interests of the legal entities and companies with which it forms a group.
CHAPTER III
CAPITAL AND SHARES, SHAREHOLDERS’ REGISTER
4.
AUTHORISED CAPITAL

4.1
The authorised capital of the Company amounts to [     ] euro (EUR [     ]).

4.2
The authorised capital is divided into [     ] ([     ]) ordinary shares of [one eurocent] (EUR [0.01]) each.

4.3
Shares are numbered. The Board decides on the manner in which the Shares are numbered and may change the numbering of the Shares.

4.4
All Shares are registered shares. No share certificates shall be issued.

5.
SHAREHOLDERS’ REGISTER

5.1
Notwithstanding the provisions of the law, a shareholders’ register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in several copies and in several places.

5.2
The form and the contents of the shareholders’ register shall be determined by the Board with due regard to the provisions of Clauses 5.1 and 5.3.

5.3
Upon request, a person shall be given free of charge a declaration of what is recorded in the register with regard to Shares or limited rights to Shares registered in his name, which declaration may be signed by one of the specially authorised persons to be appointed by the Board for this purpose.

5.4
The provisions of Clauses 5.1 up to and including 5.3 shall equally apply to those who hold a right of usufruct or a right of pledge on one or more Shares, with the proviso that the other data required by law must be entered in the register.

CHAPTER IV
ISSUE OF SHARES, OWN SHARES
6.
ISSUE OF SHARES, CONDITIONS OF ISSUANCE

6.1
Shares can only be issued pursuant to a resolution of the General Meeting and with due observance of Clause 25.3 if the General Meeting has not designated this authority to another corporate body of the Company for a period not exceeding five (5) years.

6.2
The designation as referred to in Clause 6.1 (i) may be extended, from time to time, for periods not exceeding five (5) years, (ii) must set out how many Shares may be issued and (iii) shall state whether the designation may be withdrawn during the applicable period.

6.3
The foregoing provisions of this Clause 6 apply by analogy to the granting of rights to subscribe for Shares.

6.4
The resolution to issue Shares shall stipulate the price and further conditions of the issue of the relevant Shares.

6.5
[To the extent permitted by applicable law, the Company shall comply with New York Stock Exchange Rule 312.03 (b)(i) and (ii) for as long as the Shares are admitted to trading on the New York Stock Exchange, irrespective of whether that rule is binding upon the Company.]

7.
PRE-EMPTIVE RIGHTS

7.1
Upon the issuance of Shares, each holder of Shares will have pre-emptive rights in proportion to the aggregate nominal amount of his existing Shares, unless such right is withheld by mandatory provisions of the law.

7.2
Prior to each individual issuance of Shares, pre-emptive rights can be limited or excluded by the General Meeting, subject to the formalities prescribed by law and with due observance of Clause 25.3, or by the corporate body of the Company authorised to issue Shares if it has been given this authority. The provisions of Clause 6.1 and 6.2 apply by analogy.

7.3
The foregoing provisions of this Clause 7 apply by analogy to the granting of rights to subscribe for Shares. The existing shareholders will have no pre-emptive rights in respect of Shares issued to a person exercising a right to subscribe for Shares previously granted.

8.
PAYMENTS ON SHARES

8.1
Upon the issue of each Share, at least the nominal value thereof must be paid up in full, as well as the difference between the two amounts if the Share is subscribed for at a higher price, without prejudice to the provisions of section 2:80 paragraph 2 of the Dutch Civil Code.

8.2
Payments on Shares must be made in cash unless an alternative contribution has been agreed upon. Payments in another currency than in which the nominal value of the Shares is denominated can only be made upon approval of the Company.

8.3
If so decided by the corporate body authorised to issue Shares, Shares can be issued at the expense of any reserve.

9.
SHARES IN THE COMPANY’S OWN CAPITAL

9.1
The Company may acquire fully paid-up Shares in its own share capital for no consideration. The Company may also acquire Shares in its own share capital for valuable consideration if and in so far as:

9.1.1
its shareholders equity less the purchase price for these Shares is not less than the aggregate amount of the paid up and called up capital and the reserves which must be maintained pursuant to the law;

9.1.2
the aggregate nominal value of the Shares in its capital which the Company acquires, already holds or on which it holds a right of pledge, or which are held by a subsidiary of the Company, does not exceed the applicable statutory threshold of the issued share capital; and

9.1.3
the General Meeting has authorised the Board to acquire such Shares, which authorisation may be given for no more than eighteen (18) months on each occasion,

notwithstanding the further provisions of the law. The acquisition of Shares in the Company’s own capital which are not fully paid up, is void.
9.2
The Company may, without being authorised thereto by the General Meeting and notwithstanding what is provided in Clauses 9.1.1 and 9.1.2, acquire Shares in its own share capital in order to transfer those Shares to the employees of the Company or to the employees of a group company under a scheme applicable to such employees.

9.3
Shares acquired by the Company may again be disposed of. If depositary receipts for Shares (certificaten van aandelen) in the Company have been issued, such depositary receipts shall for the application of the provisions of this paragraph and the preceding paragraphs be treated as Shares.

9.4
In the General Meeting no votes may be cast in respect of Shares held by the Company or a subsidiary of the Company; no votes may be cast in respect of a Share the depositary receipt for which is held by the Company or a subsidiary of the Company. However, the holders of a right of usufruct (recht van vruchtgebruik) and the holders of a right of pledge (pandrecht) on Shares held by the Company and a subsidiary of the Company, are nonetheless not excluded from the right to vote such Shares, if the right of usufruct or the right of pledge was granted prior to the time such Share was held by the Company or a subsidiary of the Company. Neither the Company nor a subsidiary of the Company may cast votes in respect of a Share on which it holds a right of usufruct or a right of pledge.

9.5
Shares in respect of which voting rights may not be exercised by law or by these articles of association shall not be taken into account, when determining to what extent the shareholders cast votes, to what extent they are present or represented or to what extent the share capital is provided or represented.

10.
CAPITAL REDUCTION

10.1
The General Meeting may, with due observance of Clause 25.3, resolve to reduce the issued share capital of the Company:

10.1.1
by cancellation of Shares held by the Company itself or of which it holds the depositary receipts; or

10.1.2
by reducing the nominal value of Shares by an amendment of these articles of association.

Such resolution will indicate the Shares to which the resolution relates, as well as the provisions for the implementation of such resolution.
10.2
The notice of the General Meeting at which any resolution referred to in this Clause 10 will be proposed, shall mention the purpose of the capital reduction and the manner in which it is to be achieved.

10.3
A reduction of the issued capital of the Company is furthermore subject to the provisions of sections 2:99 and 2:100 of the Dutch Civil Code.

CHAPTER V
TRANSFER OF SHARES, RIGHTS IN REM ON SHARES, DEPOSITORY RECEIPTS
11.
TRANSFER, RIGHTS IN REM, DEPOSITORY RECEIPTS

11.1
The transfer of Shares shall be effected by a written instrument of transfer and in accordance with the provisions of section 2:86 of the Dutch Civil Code. If, however, Shares are admitted to trading on a regulated market or a multilateral trading facility or a system comparable to a regulated market or multilateral trading facility from a state which is not a member state of the European Union, or if Shares at the time of the transfer may reasonably be expected to be shortly admitted thereto, the transfer of such Shares shall be effected in accordance with the provisions of section 2:86c of the Dutch Civil Code.

11.2
The provisions of Clause 11.1 shall equally apply to (i) the allotment of Shares in the event of a judicial partition of any community of property, (ii) the transfer of a Share as a consequence of a foreclosure of a right of pledge and (iii) the creation of limited rights in rem on a Share.

11.3
The Board may resolve that Clause 11.1 and Clause 11.2 shall not apply to the Shares, if and as long as one or more Shares are admitted to trading on the New York Stock Exchange, the Nasdaq Stock Market, or another regulated market or multilateral trading facility operating in the United States of America, and that instead, the laws of the State of New York, United States of America or the laws of the State where such other regulated market or multilateral trading facility is operating in the United States of America, shall apply to the property law aspects of such Shares, including to the transfer of such Shares as well as to the withdrawal of such Shares from the relevant book-entry system, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of the Dutch Civil Code. Such resolution, as well as the revocation thereof, shall be made available for inspection at the Company’s offices and the Dutch commercial register (handelsregister).

11.4
The holders of a right of usufruct on Shares, who in conformity with the provisions of section 2:88 of the Dutch Civil Code have no right to vote, and the holders of a right of pledge on Shares, who in conformity with the provisions of section 2:89 of the Dutch Civil Code have no right to vote, shall not be entitled to the rights which by law have been conferred on holders of depositary receipts for Shares issued with the cooperation of the Company.

11.5
The Company shall not render its cooperation to the issue of depository receipts relating to its Shares.

CHAPTER VI
ONE-TIER BOARD
12.
BOARD

12.1
The Company shall be managed by a Board consisting of one or more Executive Directors and one or more Non-Executive Directors, who shall be individuals.

12.2
[The total number of Directors, as well as the number of Executive Directors and Non- Executive Directors shall be determined by the Board, subject to the nomination rights pursuant to Clauses 13.2 and 13.3. The majority of the Directors need to be Non- Executive Directors].

12.3
The Board may elect an Executive Director as the chief executive officer. The Executive Director so elected shall be granted the title ‘CEO’ by the Board.

12.4
The Board shall be chaired by the chairperson, to be elected by the Board from among the Non-Executive Directors. The Non-Executive Director so elected shall serve as the chairperson of the Board as referred to under Dutch law and shall be granted the title ‘Chairperson’ by the Board.

12.5
The Board may also elect a Non-Executive Director as the vice-chairperson. The Non- Executive Director so elected shall be granted the title ‘Vice-Chairperson’ by the Board.

12.6
The Board may dismiss the CEO, the Chairperson and/or the Vice-Chairperson, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director and the Chairperson or the Vice-Chairperson so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of CEO, Chairperson or Vice-Chairperson, respectively.

12.7
The Board may grant any such (additional) titles to Directors as the Board deems appropriate and the Board may revoke titles granted to Directors at any time.

13.
APPOINTMENT, SUSPENSION AND REMOVAL FROM OFFICE, COMPENSATION BOARD

13.1
The General Meeting shall appoint the Directors on a binding nomination pursuant to Clause 13.2 and either as an Executive Director or as a Non-Executive Director. For each Director, his term of office shall be specified and a Director who ceases this term of office is immediately eligible for reappointment.

13.2
A binding nomination is made (i) by the Board or (ii) during the Nomination Period, by the Schmid Shareholders and [     ] in accordance with Clause 13.3.

13.3
Pursuant to Clause 13.2, during the Nomination Period:

(a)
the Schmid Shareholders may nominate [two (2) Executive Directors]; and

(b)
[     ] may nominate [one (1) Non-Executive Director].

[In respect of other Directors, during the Nomination Period, the binding nomination right remains attributed to the Board.] The Executive Directors shall, however, not participate in any consultation and decision-making that concerns a nomination.
13.4
A nomination for appointment of a Director shall state the candidate’s age and the positions the person holds or has held, in so far as these are relevant for the performance of the duties of a Director. A nomination for appointment must be accounted for by giving reasons for it. A nomination for appointment should also state the candidate’s term of office.

13.5
The General Meeting may cancel the binding nature of a nomination for the appointment of a Director by means of a resolution adopted with [a majority of at least two thirds of the votes validly cast representing more than half of the issued share capital of the Company // an absolute majority of the votes validly cast representing more than one third of the issued capital of the Company]. A second General Meeting as referred to in section 2:120 paragraph 3 of the Dutch Civil Code cannot be convened.
13.6
The General Meeting may only vote on a resolution to appoint a Director who is listed as a candidate on the agenda of the meeting or its explanatory notes.

13.7
Each Director may at any time be suspended or removed from the office by the General Meeting. An Executive Director may also be suspended, but not dismissed, by the Board at any time. A suspension may be extended one or more times but may not last longer than three (3) months in aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end. A suspension can be ended by the General Meeting at any time.

13.8
A resolution of the General Meeting to suspend or dismiss a Director shall require a resolution adopted with [a majority of at least two thirds of the votes validly cast representing more than half of the issued share capital of the Company // an absolute majority of the votes validly cast representing more than one third of the issued capital of the Company], unless the resolution is adoped (i) at the proposal of the Board, or (ii) during the Nomination Period with respect to a nominee, at the proposal of the Schmid Shareholders or [•], respectively. A second General Meeting as referred to in section 2:120 paragraph 3 of the Dutch Civil Code cannot be convened. A Director shall not participate in any consultation and decision-making that concerns his suspension.

13.9
The General Meeting shall determine the compensation policy for the Executive Directors and the Non-Executive Directors pursuant to a proposal of the Board. This policy is adopted or amended by the General Meeting with an absolute majority of the votes validly cast.

13.10
The authority to establish compensation and other terms of service for Executive Directors is vested in the Board, with due observance of the compensation policy for the Board referred to in Clause 13.9. The Executive Directors shall not participate in the consultation and decision-making process of the Board on this.

13.11
The authority to establish compensation for Non-Executive Directors is vested in the General Meeting, with due observance of the compensation policy for the Board referred to in Clause 13.9.

14.
DUTIES OF THE BOARD AND COMPANY SECRETARY

14.1
Subject to the restrictions imposed by these articles of association, the Board is charged with the management of the Company.

14.2
While performing their duties, the Directors shall act in accordance with the best interest of the Company and the business connected thereto.

14.3
The Executive Directors shall carry out the day-to-day business of the Company. The Non-Executive Directors shall supervise the management and the performance of the duties of the Executive Directors as well as the day-to-day business of the Company. Each Director is responsible for the general course of affairs.

14.4
With due observance of these articles of association, the Board may adopt board rules governing its internal proceedings and the allocation of responsibility for one or more specific matters of the Board to a certain Director or certain Directors as the Board deems necessary or appropriate, including but not limited to the authority to resolve on such matters.

14.5
The Board may appoint a person to act as secretary of the Company and is authorised to replace or remove such person at any time. The secretary so appointed shall be granted the title ‘Company Secretary’ by the Board. The Company Secretary does not have to be a Director. The Company Secretary holds the duties and powers vested in such role pursuant to these articles of association, the Company’s board rules and/or a resolution of the Board. In absence of the Company Secretary, his duties and powers shall be exercised by a deputy.

14.6
To the extent permitted by applicable law, if and when the Schmid Shareholders or [     ], respectively, nominates a Director pursuant to Clauses 13.2 and 13.3, the Board shall invite such nominee for its meetings and the meetings of any committee of the Board as an observer without voting rights until such individual has been appointed as a Schmid Shareholders Nominee or a [     ] Nominee, provided that such nominee agrees with the Company to be bound by customary confidentiality with respect to any information received by that individual as an observer.

14.7
The Board may set up committees, such as an audit committee, a nominating committee, a compensation committee, as well as such other committees as it may deem fit. For each such committee, the Board shall adopt committee rules indicating the role and responsibility of the committee concerned, its composition and the manner in which it performs its duties. The members of each committee shall be appointed from among the Non-Executive Directors, provided that the Chairperson may not be appointed as the chairperson of the audit committee, nor as the chairperson of the compensation committee.

15.
DECISION MAKING PROCESS AND ASSIGNMENT OF TASKS

15.1
The Board shall meet as often as the Chairperson deems, or two Directors together deem, necessary. Meetings of the Board are called by the Company Secretary. The meeting is chaired by the Chairperson, or, in the absence of the Chairperson, by the Vice-Chairperson, or, in the absence of the Vice-Chairperson, by any Director elected by the Directors present.

15.2
Unless the board rules determine otherwise, in the meetings of the Board each Director has the right to cast one vote.

15.3
Decisions of the Board shall — unless these articles of association or the board rules prescribe more stringent requirements — be adopted by an absolute majority of the votes validly cast.

15.4
If there is a tie of votes, the Chairperson shall have a casting vote, provided that (i) there are at least three (3) Directors in office, (ii) the Chairperson is not suspended and (iii) during the Nomination Period, at least one of the Schmid Shareholders Nominee and the [•] Nominee votes in favour of the resolution concerned. Otherwise, the proposal shall be rejected.

15.5
At a meeting, the Board may only pass resolutions if the majority of the Directors — who are then in office, who are not suspended and who do not have a Conflict of Interest — is present or represented.

15.6
To the extent permitted by law, the Board may assign and delegate duties and powers to individual Directors, the Executive Directors, the Non-Executive Directors and/or committees. This may also include a delegation of resolution-making power, provided this is laid down in writing in accordance with section 2:129a paragraph 3 of the Dutch Civil Code. A Director, the Executive Directors and the Non-Executive Directors to whom and a committee to which powers of the Board are delegated, must comply with the rules set in relation thereto by the Board.

15.7
A Director, who thinks that he has or might have a Conflict of Interest, shall notify his fellow Directors thereof as soon as possible. If the Company has a sole Director, he shall be authorised to adopt the board resolution, despite such Conflict of Interest.

15.8
If the Board consists of more than one Director, the fellow Directors shall, upon receipt of the notification meant in Clause 15.8, decide whether the respective Director has a Conflict of Interest. In case it is decided that the respective Director has a Conflict of Interest, he may not participate in the consultation and decision-making of the Board regarding such resolution. A Director who in connection with a Conflict of Interest does not exercise certain duties and powers will insofar be regarded as a Director who is unable to act (belet). If as a consequence none of the Directors may participate in the consultation and decision-making, all the Directors shall be authorised to adopt the board resolution, despite the Conflict of Interest.

15.9
A Conflict of Interest does not affect the authority concerning representation of the Company set forth in Clause 16.

15.10
Meetings of the Board may be held by means of an assembly of the Directors in person in a formal meeting, or by telephone, video conference or other means of communication (whether or not electronic), that enable those present to communicate with each other simultaneously.

15.11
A Director may be represented by one of his fellow Directors at meetings of the Board pursuant to a written power of attorney. Such power of attorney may only relate to the one designated meeting specified therein.

15.12
Resolutions of the Board can be adopted without holding a meeting, provided that (i) all Directors then in office without a Conflict of Interest have been given the opportunity to express their opinion on the proposed resolution, (ii) such majority of the Directors as required pursuant to these articles of association or the board rules has expressed themselves in favour of the relevant proposal in writing and (iii) none of the Directors then in office without a Conflict of Interest have objected, on reasonable grounds, to this manner of decision making process. The provisions with respect to Conflict of Interest laid down in Clauses 15.8 and 15.9 shall also apply.

15.13
The minutes of the meetings of the Board shall in evidence of their adoption be signed by the chairperson of the meeting of the Board and at least one other Director or the Company Secretary.

16.
REPRESENTATION

16.1
[The Board (meaning all Directors acting jointly) is authorised to represent the Company. The CEO acting jointly with any other Director are also authorised to represent the Company].

16.2
The Board may, on behalf of the Company, grant one or more officers (procuratiehouders) a proxy or other form of continuing authority, with full or limited authority, acting either individually or jointly with one or more other persons, to represent the Company. Each of those officers shall represent the Company within the limits of the specific delegated powers provided to them in such proxy. The Board may grant titles to such officers as it sees fit.

17.
APPROVAL OF RESOLUTIONS OF THE BOARD

17.1
Without prejudice to any other appropriate provision of these articles of association or the law, the Board shall obtain the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the business, including in any event:

17.1.1
transferring the business or practically the entire business of the Company to a third party;

17.1.2
entering into or terminating any long-term cooperation by the Company or a subsidiary (dochtermaatschappij) with any other legal entity or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of material significance to the Company; and

17.1.3
acquiring or disposing of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets of the Company according to the balance sheet including the explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet including the explanatory notes according to the last adopted annual accounts of the Company, by the Company or a subsidiary (dochtermaatschappij).

17.2
The absence of an approval as referred to in this Clause 17 does not affect the authority of the Board or the Directors to represent the Company.

18.
ABSENCE OR INABILITY TO ACT

18.1
In the event that a Director is absent or unable to act, such Director may be temporarily replaced by a person whom the Board has designated for that purpose (a ‘stand-in’) and, until then, the other Director(s) shall be charged with the management of the Company, provided that in case any of the Schmid Shareholders Nominee and the [     ] Nominee are asbent or unable to act during the

Nomination Period, each such nominee may only be temporarily replaced by a stand-in who is nominated by the Schmid Shareholders and [     ], respectively.
18.2
In the event that all Directors are absent or unable to act, the following person and/or persons shall be temporarily charged with the management of the Company:

18.2.1
the person who most recently ceased to hold office as the Chairperson, provided that he is willing and able to accept the position; or

18.2.2
if such former Chairperson is unwilling or unable to accept that position, the person who most recently ceased to hold office as the CEO, provided that he is willing and able to accept the position,

in each case, during the Nomination Period, together with a stand-in who is designated by the Schmid Shareholders and [     ] for that purpose if the former Chairperson or CEO, as applicable, was not the [     ] Nominee or a Schmid Shareholders Nominee, respectively, immediately before he ceased to hold office.
In the event the former CEO is unwilling or unable to accept the position, a stand-in/the stand-ins designated by the Schmid Shareholders and [     ] with unanimous vote shall be temporarily charged with the management of the Company.
18.3
In the event where a person was designated by either the Schmid Shareholders or [     ] as stand-in of the respective nominee in accordance with this Clause 18, such stand-in shall be automatically dismissed as stand-in from the moment when the respective nominee is appointed pursuant to Clauses 13.2 and 13.3.

18.4
When determining to which extent Directors are present or represented, consent to a manner of adopting resolutions, or vote, stand-ins will be counted-in and no account will be taken of vacant seats for which no stand-in has been designated.

18.5
Inability to act in this Clause 18 shall mean:

18.5.1
suspension;

18.5.2
illness; and

18.5.3
inaccessibility,

in the cases as meant under Clauses 18.5.2 and 18.5.3 without the possibility of contact between the Director and the Company during a period of five (5) days, unless the General Meeting has settled on a different period.
19.
INDEMNIFICATION

19.1
To the extent permissible by law, the Company will indemnify and agrees to defend and hold harmless each (former) Director (each: an “Indemnified Person”), against any liabilities, claims, judgments, fines and penalties (“Claims”) incurred by the Indemnified Person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each: a “Legal Action”), brought by any party other than the Company or a group company (groepsmaatschappij) thereof, in relation to acts or omissions in or related to his capacity as an Indemnified Person. Claims will include derivative actions brought on behalf of the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors against the Indemnified Person and Claims by the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors for reimbursement for Claims by third parties on the ground that any such Indemnified Person was jointly liable to that third party in addition to the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors.

19.2
The Indemnified Person will not be indemnified with respect to Claims in so far as such Claims relate to fraud (bedrog) committed by such Indemnified Person, or if the Indemnified Person shall have been adjudged to be liable for wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), provided that such fraud (bedrog), wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), as the case may be, had been adjudicated to have been the direct and primary cause for the Claim for which indemnification hereunder is sought by a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree.
19.3
Any expenses (including reasonable attorneys’ fees and litigation costs) (together the “Expenses”) incurred by the Indemnified Person in connection with any Legal Action, shall be reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such advanced Expenses if a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree, should determine that such Indemnified Person is not entitled to be indemnified hereunder in respect of such Legal Action. Expenses shall be deemed to include any tax liability that the Indemnified Person may incur as a result of his indemnification or reimbursement hereunder.

19.4
If a Legal Action against any Indemnified Person by the Company or a group company (groepsmaatschappij) thereof occurs, the Company will advance to the Indemnified Person his reasonable Expenses, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such Expenses in the event a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree, should resolve the Legal Action in favour of the Company rather than the Indemnified Person.

19.5
The Indemnified Person shall not admit any personal financial liability vis-à-vis third parties, or enter into any settlement agreement, with respect to any Legal Action for which he seeks indemnification hereunder, without the prior written authorisation of the Company (not to be unreasonably withheld or delayed). The Company and the Indemnified Person shall use all reasonable endeavours to cooperate with a view to agreeing on the defence of any Claims, but in the event that the Company and the Indemnified Person shall fail to reach such an agreement, the Indemnified Person shall comply with all directions given by the Company in his reasonable discretion.

19.6
The indemnity contemplated by this Clause 19 shall not apply to the extent Claims and Expenses are recoverable by an Indemnified Person under any insurance policy, unless the rights to such recovery are assignable and assigned to the Company, and unless a claim under such policy shall have been made by the Indemnified Person and diligently pursued but the insurance carrier has given written notification of his denial of the relevant claim or any portion thereof. In the event a claim is partially paid by the insurance carrier, any unadjusted portion of such claim (including, without limitation, any applicable deductibles or exclusions) shall not be subject to the foregoing restriction and shall be subject to indemnification by the Company hereunder.

19.7
The Company will provide for and bear the costs of adequate insurance covering Claims against current and former Directors.

19.8
This Clause 19 can be amended without the consent of the Indemnified Persons as such. However, the provisions set forth herein nevertheless continue to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Indemnified Person during the periods in which this Clause 19 was in effect.

19.9
Whenever in this Clause 19 reference is made to the Company, this shall include, in addition to the resulting or surviving Company also any constituent Company (including any constituent Company of a constituent Company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its Directors, so that any person who is or was a Director of such constituent Company, or is or was serving at the request of such constituent Company as a Director, shall stand in the same position under the provisions of this Clause 19 with respect to the resulting or surviving Company as he would have with respect to such constituent Company if its separate existence had continued.

CHAPTER VII
ANNUAL ACCOUNTS, PROFITS
20.
FINANCIAL YEAR, PREPARATION ANNUAL ACCOUNTS, ACCOUNTANT

20.1
The financial year of the Company shall be equal to the calender year.

20.2
Each year, within the term set by law, the Board shall prepare the Annual Accounts.

20.3
The Annual Accounts shall be signed by the Directors. If the signature of one or more of the Directors is missing, this fact and the reason therefore shall be stated.

20.4
The Company shall cause the Annual Accounts to be examined by one or more Accountant(s) and shall report to the General Meeting on the Annual Accounts, notwithstanding the provisions of the law.

20.5
The language of the Annual Accounts shall be English.

21.
ADOPTION ANNUAL ACCOUNTS, PUBLICATION

21.1
The General Meeting shall be adoped the Annual Accounts.

21.2
Adoption of the Annual Accounts shall not constitute a release from liability of the Directors for their management activities. In the General Meeting where adoption of the Annual Accounts is discussed, a proposal to grant discharge to the Directors for the performance of their duties shall be put on the agenda as a separate item.

21.3
The Company is required to publish the Annual Accounts taking into account the statutory provisions.

22.
PROFITS AND RESERVES

22.1
The Board may decide that the profits realised during a financial year will fully or partially be appropriated to increase and/or form reserves.

22.2
The profits remaining after application of Clause 22.1 shall be put at the disposal of the General Meeting. The Board shall make a proposal for that purpose. A proposal to pay a dividend shall be dealt with as a separate agenda item at the General Meeting.

22.3
Distributions from the Company’s distributable reserves shall be made pursuant to a resolution of the General Meeting at the proposal of the Board.

22.4
Provided it appears from an interim statement of assets signed by the Board that the requirement mentioned in Clause 22.7 concerning the position of the Company’s assets has been fulfilled, the Board may make one or more interim distributions to the holders of Shares.

22.5
The Board may decide that a distribution on Shares shall not take place as a cash payment but as a payment in Shares, or decide that holders of Shares shall have the option to receive a distribution as a cash payment and/or as a payment in Shares, out of the profit and/or at the expense of reserves, provided that the Board is designated by the General Meeting pursuant to Clause 6.1. The Board shall determine the conditions applicable to the aforementioned choices.

22.6
The Company’s policy on reserves and dividends shall be determined and can be amended by the Board. The adoption and thereafter each amendment of the policy on reserves and dividends shall be discussed and accounted for at the General Meeting under a separate agenda item.

22.7
Distributions can only be made up to the amount of the Distributable Part of the Shareholders’ Equity.

22.8
Dividends and other distributions will be made payable pursuant to a resolution of the Board within four (4) weeks after adoption, unless the Board sets another date for payment.

22.9
The claim of a shareholder to receive any distributions shall lapse five (5) years after it has become due for payment.

22.10
In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

22.11
All distributions may be made in euro and in another currency than euro.

CHAPTER VIII
GENERAL MEETINGS
23.
ANNUAL MEETING, EXTRAORDINARY MEETINGS, CONVOCATION

23.1
Each year, within six (6) months after the end of the financial year, an annual General Meeting shall be held.

23.2
Extraordinary General Meetings will be held as often as the Board deems, or the Chairperson and the Vice-Chairperson deem, necessary, but in any event within three (3) months after the Board has considered it plausible that the shareholders’ equity of the Company has decreased to an amount equal to or less than one half of the issued and paid-up part of the capital, in order to discuss any requisite measures, if necessary.

23.3
General Meetings shall be held in the place where the Company has its statutory seat (statutaire zetel) or in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s- Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle. The notice convening the meeting shall inform the Persons entitled to attend General Meetings accordingly.

23.4
The notice convening a General Meeting shall be publicly announced on the website of the Company.

23.5
The notice convening the General Meeting shall be issued by the Chairperson, or, when the Chairperson is absent or is not able to issue such notice, by the CEO, or by those who are legally entitled thereto with due observance of the provisions of section 2:110 of the Dutch Civil Code.

23.6
The notice convening the General Meeting shall be issued with due observance of the statutory notice period. If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted.

23.7
The agenda shall contain such business as prescribed by law and as may be placed thereon by the person(s) entitled to convene the General Meeting. Substantiated requests to put items on the agenda for the General Meeting, made by one or more shareholders acting jointly representing at least the statutory threshold represent, shall be effected by the Board, if such a request has been made to the Board in writing or by means of electronic communication at least sixty (60) days prior to the date of the General Meeting. The agenda of the General Meeting shall list which items are for discussion and which items are to be voted upon. No resolution shall be passed at the General Meeting in respect of matters not on the agenda.

23.8
The notice convening the General Meeting shall at least mention the business on the agenda as mentioned under section 2:114 paragraph 1 of the Dutch Civil Code and the information pursuant to section 2:119 paragraph 3 of the Dutch Civil Code.

23.9
General Meetings shall be presided over by one of the following individuals, taking into account the following order of priority:

23.9.1
the Chairperson, if he is present at the General Meeting;

23.9.2
the Vice-Chairperson, if he is present at the General Meeting;

23.9.3
a Non-Executive Director elected by the Directors present.

The Company Secretary will act as secretary of that General Meeting. In case of absence of the Company Secretary, the chairperson of the General Meeting shall appoint the secretary of that General Meeting.
23.10
Unless the chairperson of the General Meeting has requested a civil law notary (notaris) to include the minutes of the General Meeting in a notarial report (notarieel proces- verbaal), the secretary of the General Meeting shall keep the minutes of the business transacted at the General Meeting, which shall be made available, on request, to shareholders no later than three (3) months after the end of the

General Meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted by the chairperson of the General Meeting and the secretary of the General Meeting.
23.11
For each General Meeting a statutory record date will be applied, in order to determine in which persons voting rights and meeting rights are vested. The record date and the manner in which persons holding meeting rights can register and exercise their rights will be set out in the notice convening the meeting.

23.12
A Person entitled to attend General Meetings or his proxy will only be admitted to the meeting if he has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting. The proxy is also required to produce written evidence of his mandate.

23.13
The Board is authorised to determine that the rights to attend General Meetings and voting rights can be exercised by using an electronic means of communication. If so decided, it will be required that each Person entitled to attend General Meetings, or his proxy holder, can be identified through the electronic means of communication, follow the discussions in the meeting and, to the extent applicable, exercise the voting right. The Board may also determine that the electronic means of communication used must allow each Person entitled to attend General Meetings or his proxy holder to participate in the discussions.

23.14
The Directors shall, in that capacity, have an advisory vote during the General Meeting.

23.15
The Accountant, who has been appointed to audit the Annual Accounts, is authorised to attend the General Meeting relating to the adoption of the Annual Accounts and to take part in the discussions.

23.16
The General Meeting will be conducted in the English language. The General Meeting may be conducted in a language other than the English language if so determined by the chairperson of the General Meeting.

24.
RECORDS

The Board shall keep records of the adopted resolutions. If the Board is not represented at a meeting, the chairperson of the General Meeting shall ensure that a transcript of the adopted resolutions is provided to the Board as soon as possible after the meeting. The records shall be available at the offices of the Company for inspection by the shareholders. Copies or extracts of these records shall be provided to the shareholders at their request free of charge or at cost price.
25.
VOTING RIGHTS

25.1
Each Share carries the right to cast one vote.

25.2
At the General Meeting, all resolutions shall — unless these articles of association prescribe more stringent requirements — be adopted by an absolute majority of the votes validly cast.

25.3
Notwithstanding the provisions of Clause 25.2, the following resolutions of the General Meeting can only be adopted at the proposal of the Board and, during the Nomination Period, by a majority of seventy-five percent (75%) of the votes validly cast:

(a)
the issuance of Shares or the granting of rights to subscribe for Shares;

(b)
the limitation or exclusion of pre-emptive rights;

(c)
the designation of another corporate body of the Company to issue Shares or grant rights to subscribe for Shares;

(d)
the reduction of the issued share capital of the Company;

(e)
the amendment of these articles of association;

(f)
the legal merger or legal demerger of the Company;

(g)
the dissolution of the Company; and

(h)
the instruction of the Board to apply for the Company’s bankruptcy.

25.4
If there is a tie in voting, the proposal shall be rejected.

25.5
The Board may determine that votes validly cast prior to the General Meeting by electronic means of communication or by mail, are equated with votes cast at the time of the General Meeting. Such votes may not be cast before the record date referred to in Clause 23.13. Without prejudice to the provisions of Clause 23 the notice convening the General Meeting must state how shareholders may exercise their rights prior to the meeting.

25.6
Blank votes, invalid votes and abstentions will be regarded as not having been cast.

25.7
The chairperson of the General Meeting will decide whether and to what extent votes are taken orally, in writing, electronically or by acclamation.

25.8
When determining how many votes are cast by shareholders, how many shareholders are present or represented, or what portion of the Company’s issued capital is represented, no account will be taken of Shares for which no votes can be cast by law.

25.9
Persons entitled to attend General Meetings may be represented by proxies with written authority to be shown for admittance to a General Meeting. Any shareholder shall have the possibility to electronically submit such proxy to the Company, under the method and conditions as defined by the Board.

25.10
A matter that has been included in the convening notice, or that has been announced in the same manner by, or at the request of, one or more persons pursuant to Clause 23.7, shall not be considered to have been proposed by the Board for the purposes of Clause 25.3, unless the Board has expressly indicated that it supports such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

CHAPTER IX
MISCELLANEOUS
26.
AMENDMENT TO ARTICLES OF ASSOCIATION, LEGAL MERGER, LEGAL DEMERGER AND DISSOLUTION

26.1
The General Meeting may resolve on an amendment to these articles of association, a legal merger, a legal demerger or a dissolution of the Company with due observance of Clause 25.3.

26.2
When a proposal to amend these articles of association, to merge, to demerge or to wind up the Company is made to the General Meeting, the intention to propose such resolution must be stated in the relevant notice convening the General Meeting. If it concerns an amendment to the articles of association, a copy of the proposal in which the proposed amendment is quoted verbatim must at the same time be deposited at the Company’s offices and this copy shall be made available for inspection by the shareholders until the end of the General Meeting.

27.
LIQUIDATION

27.1
In the event of the dissolution of the Company pursuant to a resolution of the General Meeting, the Directors shall be charged with the liquidation of the affairs of the Company, unless the General Meeting appoints one or more other persons for that purpose.

27.2
During the liquidation the provisions of these articles of association shall remain in force to the extent possible.

27.3
The balance remaining after payment of debts shall be transferred to the shareholders in proportion to the aggregate nominal amount of their Shares.

27.4
The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 of the Dutch Civil Code.

28.
FEDERAL FORUM PROVISION

Except as otherwise determined by the Board, the sole and exclusive forum for any complaint asserting as cause of action arising under the United States Securities Act of 1933, as amended, to the extent permitted by applicable law, shall be the federal district courts of the United States of America.
* * *

ANNEX K
May 30, 2023 File Reference: 34-36-63628
Board of Directors of
Pegasus Digital Mobility Acquisition Corp.
71 Fort Street, George Town
Grand Cayman KY 1-1106
To the Board of Directors:
Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Pegasus Digital Mobility Acquisition Corp. (“PGSS” or the “SPAC”) for the benefit of and to advise the board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition (“Transaction”) of Gebr. Schmid GmbH (“Schmid” or the “Acquired Business”) in accordance with the terms of the draft business combination agreement and schedules thereto by and among PGSS and certain other parties and dated May 30, 2023 (the “Business Combination Agreement”). We have been engaged to perform an analysis of the reasonable range of values for the Acquired Business immediately prior to the Transaction and, to issue our opinion (the “Opinion”) as to (I) the fairness to PGSS, from a financial point of view, of the valuation being placed on the Acquired Business in the Transaction (as such term is defined herein) and (II) for purposes of the NYSE: Section 102.06 NYSE Listed Company Manual, whether such value represents at least 80% of the value of the cash assets held in its Trust Account (excluding taxes payable on the interest earned on such account and assuming the SPAC has no liabilities (including contingent liabilities) that could result in claims against such assets) at the time of such advice all as set forth in our Engagement Letter dated March 2, 2023 and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Agreement”). This letter shall serve as our opinion as to the fairness, from a financial point of view, to PGSS of the purchase price to be paid for the Acquired Business (the “Purchase Price”) as referenced in and governed by that Agreement.
We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Business Combination Agreement. We understand that the Transaction is expected to close (the “Closing”) in the second half of 2023, pursuant to and in accordance with the terms of the Business Combination Agreement (the “Transaction Date”). We are further advised that the Transaction consists of a business combination between the SPAC and Schmid in which the Purchase Price to be paid for the Acquired Business will be valued at (a) an enterprise value of Six-Hundred and Forty Million Dollars ($640,000,000), less certain adjustments for net debt, producing an “Equity Value of the Company” defined in the Business Combination Agreement to be $579,410,627, such amount being referred to herein (the “Transaction Consideration”) and is subject to certain adjustments as stated in the Business Combination Agreement as of the date of this letter. The Transaction Consideration to the shareholders of the Acquired Business will be paid by the issuance the shares of a new entity, initially formed as a wholly owned subsidiary of PGSS (“Topco” and the “Topco Shares”, respectively) valued at $10.10 per share. The estimated price at which the public stockholders of PGSS will be entitled to redeem their PGSS shares in connection with the Transaction will be higher than $10.10 (the “Redemption Price”). The Acquired Business was valued on a pre-money, enterprise value basis (i.e., cash-free, debt free). We understand that the Acquired Business will also include certain Schmid non-controlling interests, joint venture stakes, and future proceeds in a sale-and-lease-back transaction which we are advised have economic value. However, as to the fairness, from a financial point of view, we have assumed the value of these items to be a net zero contribution to the value of the Acquired Business.

Based on the fact that the SPAC is only recently formed, has no operating history, has no assets other than cash and that its securities are thinly traded, and that the assets of Topco immediately following the closing will consist entirely of the assets of the SPAC and the Acquired Business (which is being acquired on the basis of a $10.10 per Topco Share agreed value), we have assumed, with your approval, that the fair value of each of the Topco Shares being issued in Transaction is equivalent to $10.10, which is the approximate redemption price that public shareholders would receive in connection with a redemption of their PGSS shares. We have not performed any separate analysis regarding the fair value of the Topco Shares upon consummation of the Transaction. Accordingly, this Opinion is based with your approval, on the assumption that the fair market value of the Topco Shares to be issued in the Transaction for the Acquired Business in the context of the Transaction is $10.10 per share. We have done no evaluation of and express no option as to the fair market value of such shares.
We understand that, in connection with the Transaction, certain equity of the surviving company may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion does not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that, in connection with the Transaction, the SPAC may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion assigns no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates the issuance to the public common stockholders of the SPAC of Topco Shares on a one for one basis, and that these shares have different rights, privileges, and preferences that the outstanding SPAC common stock and that the management of board of directors of Topco will be different from the management and board of directors of the SPAC. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the SPAC’s management and board of directors.
We have been asked to advise the Board as to the fairness, from a financial point of view, to PGSS of the Purchase Price to be paid for the Acquired Business. We have not been asked to render any opinion to any other person or entity besides the Board with respect to the fairness of the Purchase Price, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the Business Combination Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the SPAC and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the SPAC; we have not performed any brokerage or underwriting services.
With your consent, in establishing fair value, we have solely considered the enterprise value of Schmid as of a valuation date of May 26, 2023 and prior to the Transaction, and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the SPAC. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the SPAC, the shareholders of the SPAC, the shareholders of Schmid, or any other person or entity.
In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•
Information obtained through management interviews we have conducted with Schmid’s management. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

•
Schmid’s adjusted historical financial statements for the years ended December 31, 2020, December 31, 2021, and December 31, 2022;

•
Projections for Schmid for the fiscal year ending December 31, 2023;

•
The Business Combination Agreement;

•
A Schmid Investor presentation titled “Project Silver Strategic Investor Presentation”, dated January 2023;

•
Financial and commercial due diligence reports;

•
Third-party industry and economic research, including analyst reports for the guideline public companies; and

•
Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the SPAC and/or Schmid or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the SPAC or Schmid or any appraisal or estimate of any specific liabilities of the SPAC or Schmid. We have assumed, with your consent, that the projections supplied have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of Schmid as to the future financial performance of that company and that management of the surviving company will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the SPAC or Schmid.
Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.
Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of SPAC, the shareholders of Schmid or any other person or entity as to any action the Board, the shareholders of SPAC, the shareholders of Schmid or any other person or entity should take in connection with the Transaction or any aspect thereof. Our Opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the SPAC. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund-raising commitments, or any changes in the rights, privileges and preferences of the holders of the SPAC’s shares or in the composition of the SPAC’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.
Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, based upon an analysis of the reasonable range of value for the Acquired Business immediately prior to the Transaction and, for purposes of NYSE: Section 102.06 NYSE Listed Company Manual, such values represent at least 80% of the value of the cash assets held in its trust account, excluding taxes payable on the interest earned on such account and assuming the company has no liabilities (including contingent liabilities that could result in claims against such assets) at the time of such advice.1 It is further our opinion that the Purchase Price to be paid for the Acquired Business in the Transaction as provided in the Business Combination Agreement is fair from a financial point of view to PGSS.
Very truly yours,
Marshall & Stevens Transaction Advisory Services, LLC
File No. 34-36-63628

1
It is our understanding that the cash in trust as of the date hereof is approximately that which has been indicated in the most recent public filings of PGSS, which indicated a balance of $75,438,596.90 following the Extraordinary General Meeting held on April 19, 2023 in addition to a deposit of $719,907.30 into the PGSS trust account by Pegasus Digital Mobility Sponsor LLC in connection with the second extension announced on April 24, 2023. Therefore, the 80% threshold is approximately Sixty Million and Nine Hundred Twenty Six Thousand Eight Hundred and Three Dollars and Thirty Six Cents ($76,158,504.20 x 80% = $60,926,803.36). Our estimates of fair market value of equity, ranged from approximately Four Hundred and Ninety-Seven Million Dollars ($497,000,000) to approximately Six Hundred and Twenty-Nine Million Dollars ($629,000,000), with a midpoint of approximately Five Hundred and Fifty-Nine Million Dollars ($559,000,000).

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The Registrant is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to SCHMID Group N.V.
Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our board of directors. No indemnification under our articles of association shall be given to an indemnified person:
•
if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

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to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

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in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our board of directors or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

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for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under our articles of association, our board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits

EXHIBIT INDEX
Item 9.01   Financial Statements and Exhibits
Exhibit Number
2.1*	Business Combination Agreement, dated as of May 31, 2023, by and among Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, Pegasus TopCo B.V. and Pegasus MergerSub Corp. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
2.2*	First Amendment to the Business Combination Agreement, dated as of September 26, 2023, by and among Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, Pegasus TopCo B.V. and Pegasus MergerSub Corp. (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
2.3*	Amended Plan of Merger (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).
3.1*	Deed of Incorporation of Pegasus TopCo B.V.
3.2*	Form of Bylaws of Schmid Group N.V.
3.3*	Form of Articles of Association of Schmid Group N.V. (included as Annex I to the proxy statement/ prospectus forming a part of this Registration Statement).
4.1	Form of Warrant Assignment, Assumption and Amendment Agreement, between Continental Stock Transfer & Trust Company, Pegasus TopCo B.V. and Pegasus Digital Mobility Acquisition Corp.
10.1*	Form of Subscription Agreement (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
10.2*	Sponsor Support Agreement, dated as of May 31, 2023, by and among Pegasus Digital Mobility Sponsor LLC, Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, Pegasus TopCo B.V. and certain insider parties (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).
10.3*	Shareholders’ Undertaking, dated as of May 31, 2023, by and among Pegasus Digital Mobility Acquisition Corp. and the Shareholders party thereto (included as Annex F to the proxy statement/ prospectus forming a part of this Registration Statement).
10.4*	Company Lock-Up Agreement, dated as of May 31, 2023, by and among Pegasus TopCo B.V., Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, and Christian and Anette Schmid (included as Annex G to the proxy statement/ prospectus forming a part of this Registration Statement).
10.5*	Form of Registration Rights Agreement (included as Annex H to the proxy statement/ prospectus forming a part of this Registration Statement).
10.6*	Cash Retention Letter dated as of May 31, 2023.
10.7*	Deferred Underwriters’ Discount Forfeiture Agreement
21.1*	Subsidiaries of Pegasus TopCo B.V.
23.1	Consent of BDO USA, P.C., independent registered accounting firm of Pegasus Digital Mobility Acquisition Corp.

Exhibit Number
23.2	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft independent registered public accounting firm of Gebr. Schmid GmbH.
99.1*	Form of Proxy Card for the Extraordinary General Meeting of Pegasus Digital Mobility Acquisition Corp. Shareholders.
99.2*	Consent of Christian Schmid, as a designee to Pegasus TopCo B.V. board of directors.
99.3*	Consent of Anette Schmid, as a designee to Pegasus TopCo B.V. board of directors.
99.4*	Consent of Prof. Dr. Sir Ralf Speth, as a designee to Pegasus TopCo B.V. board of directors.
99.5*	Consent of Stefan Berger, as a designee to Pegasus TopCo B.V. board of directors.
107*	Filing Fee Table

*
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, Germany, on December 22, 2023.
Pegasus TopCo B.V.
By:
/s/ Stefan Berger

Name:  Stefan Berger
Title:   Director

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Pegasus TopCo B.V., has signed this registration statement in the City of New York, State of New York, on December 22, 2023.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President on behalf of Cogency Global Inc.